UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Rule 14a-101)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TERRAFORM POWER, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Class A common stock, par value $0.01 per share Class B common stock, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies:

As of the date hereof, the Company estimates that, immediately prior to the effective time of the merger, there will be issued and outstanding: (A) 148,498,892 shares of Class A common stock and shares of Class A common stock underlying restricted stock units and (B) 0 shares of Class B common stock.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of: (A) 65,284,435 shares of Class A common stock(i), multiplied by $11.46 and (B) 83,214,457 shares of Class A common stock(ii), multiplied by $1.94.

	(4)	Proposed maximum aggregate value of transaction:
$909,595,671.68
	(5)	Total fee paid:

$105,422.14, determined, in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001159 by the proposed maximum aggregate value of the transaction of $909,595,671.68.

(i): Represents an estimate of the number of shares of Class A common stock that will be converted into the right to receive the per share cash consideration of $9.52 per share and the special dividend of $1.94 per share.

(ii): Represents an estimate of the number of shares of Class A common stock that will be retained by stockholders and will be entitled to receive the special dividend of $1.94 per share.
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

[•], 2017

Dear Stockholder,

We cordially invite you to attend a special meeting of the holders of our Class A common stock, par value $0.01 per share, which we refer to as Class A common stock, and the holders of our Class B common stock, par value $0.01 per share, which we refer to as Class B common stock, of TerraForm Power, Inc., a Delaware corporation, which we refer to as the Company, we, us or our, to be held on [•], 2017 at [•], Eastern Time, at [•].

On March 6, 2017, the Company entered into a merger and sponsorship transaction agreement, which we refer to as the transaction agreement, providing for the merger of BRE TERP Holdings Inc., a Delaware corporation which we refer to as Merger Sub, with and into the Company, with the Company as the surviving corporation in the merger. We refer to such transaction as the merger. Merger Sub is a wholly-owned subsidiary of Orion US Holdings 1 L.P., a Delaware limited partnership which we refer to as Brookfield Holdco. Merger Sub and Brookfield Holdco are both entities formed by affiliates of Brookfield Asset Management Inc., which we refer to as Brookfield. Immediately following the merger, Brookfield Holdco will hold a 51% interest in the Company, subject to a potential adjustment pursuant to the transaction agreement following resolution of certain litigation involving the Company, and Brookfield and certain of its affiliates will enter into certain sponsorship arrangements with the Company.

Brookfield’s sponsorship is expected to position the Company as a premier wind and solar energy company focused on North America and Western Europe. Brookfield has approximately $250 billion in assets under management, an established track record of sponsorship across its business groups and a history of delivering strong total shareholder returns for its other public vehicles. Brookfield has strong operational capabilities in renewable power, in which it owns, operates and has developed over 10,000 megawatts of assets, representing $30 billion in power assets across eight countries, with over 2,000 operating employees with expertise in asset-level operations and maintenance, power marketing, sales and development, health, safety, security and the environment, stakeholder relations and regulatory oversight. Brookfield possesses the unique ability to provide the strategic management, operating, investing, funding and related services required of a long-term sponsor, and also has substantial financial resources and relationships with global institutions that are expected to increase the Company’s financial flexibility, and provide improved access to capital. As the Company’s new sponsor, Brookfield expects to deleverage the Company with the goal of achieving investment grade credit ratings in the long term. With the support of Brookfield, the Company expects to be well positioned for growth with access to a significant pipeline of developed wind and solar assets in the sector.

At the special meeting you will be asked to consider and vote upon a proposal to adopt and approve the transaction agreement, a proposal to approve an amendment of the Company’s certificate of incorporation, which we refer to as the charter, a proposal to approve, by non-binding advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and the other transactions contemplated by the transaction agreement, which we refer to collectively as the transactions, and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

As contemplated by the transaction agreement and in satisfaction of its obligations under a settlement agreement, which we refer to as the settlement agreement, among SunEdison, Inc., which we refer to as SunEdison, the Company and certain of their respective affiliates, SunEdison will exchange, effective immediately prior to the effective time of the merger, all of the Class B units held by SunEdison or any of its controlled affiliates in TerraForm, Power LLC for an equal number of shares of Class A common stock, which we refer to as the SunEdison exchange, and, as a result of such exchange, all shares of Class B common stock held by SunEdison or any of its controlled affiliates in the Company will be automatically redeemed and retired. Immediately following such exchange, the Company will issue to SunEdison additional shares of Class A common stock, which we refer to as the SunEdison additional shares, such that, immediately prior to the effective time of the merger, SunEdison will hold an aggregate number of shares of Class A common stock equal to 36.9% of the issued and outstanding shares of Class A common stock, on a fully-diluted, as converted basis (including Company restricted stock awards and Company restricted stock units). Further, pursuant to the transaction agreement, each holder of Class A common stock (including SunEdison and Brookfield) and each holder of Company restricted stock awards and Company restricted stock units outstanding immediately prior to the effective time of the merger will receive a special cash dividend in the amount of $1.94 per share of Class A common stock or Company restricted stock award held or share of Class A common stock into which such restricted stock units are exchangeable, which we refer to as the special dividend. In addition, upon the closing of the merger, depending on the form of consideration you elect for your shares of Class A common stock, you will be entitled to either (i) receive $9.52 in cash, which we refer to as the per share cash consideration, or (ii) retain one share of Class A common stock, par value $0.01 per share, of the surviving corporation in the merger, which shall be the Company, for each share of our Class A common stock owned by you immediately prior to the merger. The election is subject to proration based on the number of shares electing each type of consideration, as described more fully in the accompanying proxy statement, meaning that stockholders that elect to receive the per share cash consideration in respect of all their shares may still retain a portion of their shares in the Company post-closing, and, conversely, stockholders that elect to retain all their shares may still receive the per share cash consideration in respect of a portion of their shares.

The board of directors of the Company, which we refer to as the board of directors or the board, has determined that the transaction agreement and the transactions (including the merger) are fair to, and in the best interests of, the Company and its stockholders, has adopted, approved and declared advisable the transaction agreement and the transactions (including the merger), and has submitted the transaction agreement to the stockholders for their consideration and recommended that the stockholders adopt and approve the transaction agreement and that the stockholders approve the charter amendment to reflect certain governance rights of Brookfield Holdco following the consummation of the merger and the other transactions, as described below and in the accompanying proxy statement. The board of directors made its determination upon the recommendation of its corporate governance and conflicts committee and after consultation with its legal and financial advisors and consideration of a number of factors.

Adoption and approval of the transaction agreement requires both (i) the affirmative vote of holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon, excluding Brookfield Holdco, SunEdison and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Securities Exchange Act of 1934, as amended), and (ii) the affirmative vote of holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon. Approval of the charter amendment requires the affirmative vote of holders of 66 2/3% of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon. Approval, by non-binding advisory vote, of certain compensation arrangements for the Company’s named executive officers in connection with the merger and the other transactions requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon.

Pursuant to the charter, each share of Class A common stock is entitled to one (1) vote and each share of Class B common stock is entitled to ten (10) votes. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of each of the proposals to be voted upon at the special meeting is necessary to secure stockholder adoption and approval of such proposal. SunEdison, certain affiliates of SunEdison, Brookfield Holdco, Merger Sub and the Company have entered into a voting and support agreement pursuant to which SunEdison and certain of its controlled affiliates have agreed to vote or cause to be voted all equity securities of the Company which any of them beneficially owns, from time to time, in favor of the adoption and approval of the transaction agreement, the approval of the charter amendment and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement. Accordingly, as long as the voting and support agreement remains in effect and SunEdison remains obligated under the terms thereof to vote in favor of each of the foregoing matters, the adoption and approval of the transaction agreement by the holders of a majority of the combined total voting power of our Class A common stock and Class B common stock, as well as the approval of the charter amendment and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, are assured. However, the adoption and approval of the transaction agreement by the holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon, excluding SunEdison, Brookfield Holdco and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Securities Exchange Act of 1934, as amended), as well as the approval by non-binding, advisory vote of certain compensation arrangements for the Company’s named executive officers in connection with the merger and the transactions, are not assured.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to return your proxy or vote at the special meeting in person will have the same effect as a vote “AGAINST” the proposal to adopt and approve the transaction agreement and “AGAINST” the proposal to approve the charter amendment.

If your shares of our Class A common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our Class A common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our Class A common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Class A common stock “FOR” the proposal to adopt and approve the transaction agreement and “FOR” the proposal to approve the charter amendment will have the same effect as voting “AGAINST” the proposal to adopt the transaction agreement and “AGAINST” the proposal to approve the charter amendment.

The accompanying proxy statement provides you with detailed information about the special meeting, the transaction agreement, the voting and support agreement, the merger and the charter amendment. A copy of the transaction agreement is attached as Annex A to the proxy statement, a copy of the voting and support agreement is attached as Annex B-2 to the proxy statement, a copy of the settlement agreement is attached as Annex B-1 to the proxy statement and a copy of the proposed amended and restated charter is attached as Annex C-3 to the proxy statement, and each is incorporated by reference therein. We encourage you to read the entire proxy statement and its annexes, including the transaction agreement, the voting and support agreement, the settlement agreement and the amended and restated charter, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our Class A common stock or Class B common stock, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at 1-800-322-2885 or collect at 212-929-5500.

The board of directors has approved and declared advisable the transaction agreement and recommends that you vote “FOR” the adoption and approval of the transaction agreement, “FOR” the approval of the charter amendment, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

Thank you in advance for your cooperation and continued support.

Sincerely,

Peter Blackmore
Chairman and Interim Chief Executive Officer

The proxy statement is dated [•], 2017, and is first being mailed to our stockholders on or about [•], 2017.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE CHARTER AMENDMENT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

NOTICE OF SPECIAL MEETING OF CLASS A AND CLASS B STOCKHOLDERS
To Be Held on [•], 2017

To the Stockholders of TerraForm Power, Inc.:

Notice is hereby given that a special meeting of the holders of our Class A common stock, par value $0.01 per share, which we refer to as Class A common stock, and the holders of our Class B common stock, par value $0.01 per share, which we refer to as Class B common stock, of TerraForm Power, Inc., a Delaware corporation, which we refer to as the Company, will be held at [•], Eastern Time, on [•], 2017, at [•], for the following purposes:

1.	To consider and vote on a proposal to adopt and approve the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017 as it may be amended from time to time, which we refer to as the transaction agreement, by and among the Company, Orion US Holdings 1 L.P., a Delaware limited partnership, which we refer to as Brookfield Holdco, and BRE TERP Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Brookfield Holdco, which we refer to as Merger Sub, providing for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger. We refer to such transaction as the merger. A copy of the transaction agreement is attached as Annex A to the accompanying proxy statement.
2.	To consider and vote on a proposal to approve the amendment of the Company’s certificate of incorporation, which we refer to as the charter, as set forth on Annex C-3 to the accompanying proxy statement.
3.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and other transactions contemplated by the transaction agreement, which we refer to collectively as the transactions.
4.	To consider and vote on any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

The transaction agreement, the voting and support agreement executed concurrently with the transaction agreement, the merger, the charter amendment and the settlement agreement with SunEdison, along with the other transactions that would be effected pursuant to or contemplated by the transaction agreement, are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

Adoption and approval of the transaction agreement requires both (i) the affirmative vote of holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon, excluding Brookfield Holdco, SunEdison, Inc. and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act), and (ii) the affirmative vote of holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon. Approval of the charter amendment requires the affirmative vote of holders of 66 2/3% of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon. Approval, by non-binding advisory vote, of certain compensation arrangements for the Company’s named executive officers in connection with the merger and the other transactions contemplated by the transaction agreement requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon.

Pursuant to the charter, each share of Class A common stock is entitled to one (1) vote and each share of Class B common stock is entitled to ten (10) votes. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of each of the proposals to be voted upon at the special meeting is necessary to secure stockholder adoption and approval of such proposal. SunEdison, certain affiliates of SunEdison, Brookfield Holdco, Merger Sub and the Company have entered into a voting and support agreement, which we refer to as the voting and support agreement, pursuant to which SunEdison and certain of its controlled affiliates have agreed to vote or cause to be voted all equity securities of the Company which any of them beneficially owns, from time to time, in favor of the adoption and approval of the transaction agreement, the approval of the charter amendment and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement. Accordingly, as long as the voting and support agreement remains in effect and SunEdison remains obligated under the terms thereof to vote in favor of each of the foregoing matters, the adoption and approval of the transaction agreement by the holders of a majority of the combined total voting power of our Class A common stock and Class B common stock, as well as the approval of the charter amendment and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, are assured. However, the adoption and approval of the transaction agreement by the holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon, excluding SunEdison, Brookfield Holdco and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Exchange Act), as well as the approval by non-binding, advisory vote of certain compensation arrangements for the Company’s named executive officers in connection with the merger and the transactions, are not assured.

The Company’s board of directors, which we refer to as the board of directors or the board, has determined that the transaction agreement and the transactions, including the merger, are fair to, and in the best interests of, the Company and its stockholders and has adopted, approved and declared advisable the transaction agreement and the transactions, including the merger. The board of directors made its determination upon the recommendation of its corporate governance and conflicts committee and after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors recommends that you vote “FOR” the proposal to adopt and approve the transaction agreement, “FOR” the proposal to approve the charter amendment, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

Your vote is very important, regardless of the number of shares of common stock of the Company you own. We urge you to have your voice heard in this important matter related to your investment. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Class A common stock or Class B common stock of the Company will be represented at the special meeting if you are unable to attend. The failure to return your proxy or vote at the special meeting in person will have the same effect as a vote “AGAINST” the proposal to adopt and approve the transaction agreement and “AGAINST” the proposal to approve the charter amendment. If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted.

If your shares of our Class A common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our Class A common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our Class A common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Class A common stock “FOR” the proposal to adopt and approve the transaction agreement and “FOR” the proposal to approve the charter amendment will have the same effect as voting “AGAINST” the proposal to adopt the transaction agreement and “AGAINST” the proposal to approve the charter amendment.

The board of directors has fixed the close of business on [•], 2017 as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at (in person or represented by proxy), the special meeting and at any adjournment or postponement thereof. You will be entitled to one (1) vote for each share of our Class A common stock that you owned at the close of business on the record date and ten (10) votes for each share of our Class B common stock that you owned at the close of business on the record date. A complete list of our stockholders as of the record date (and therefore entitled to vote at the special meeting) will be available for inspection at our principal executive offices beginning two (2) business days after notice is given until the date of the special meeting and continuing through the special meeting for any purpose germane to the special meeting. The list will also be available at the special meeting for inspection by any stockholder present at the special meeting.

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. If you are a stockholder of record, please bring valid photo identification to the special meeting. If your shares of our Class A common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting valid photo identification and proof of your beneficial ownership of our Class A common stock. Acceptable proof could include an account statement showing that you owned shares of our Class A common stock on the record date, [•], 2017. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. SIMILARLY, IF YOU HOLD YOUR SHARES OF OUR CLASS A COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU SHOULD FOLLOW THE PROCEDURES PROVIDED BY YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE IN ORDER TO VOTE.

By Order of the Board of Directors,

Sebastian Deschler
Senior Vice President, General Counsel and Secretary

Bethesda, Maryland
Dated: [•], 2017

i

Annex A	Merger and Sponsorship Transaction Agreement
Annex B-1	Settlement Agreement
Annex B-2	Voting and Support Agreement
Annex B-3	Creditor Support Agreement
Annex C-1	Master Services Agreement
Annex C-2	Relationship Agreement
Annex C-3	Second Amended and Restated Certificate of Incorporation
Annex C-4	Second Amended and Restated Bylaws
Annex C-5	Governance Agreement
Annex C-6	Amended and Restated Charter of the Conflicts Committee of the Board of Directors of TerraForm Power, Inc.
Annex C-7	Charter of the Corporate Governance and Nominations Committee of the Board of Directors of TerraForm Power, Inc.
Annex C-8	Second Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC
Annex C-9	Brookfield Registration Rights Agreement
Annex D	Opinion of Centerview Partners LLC
Annex E	Opinion of Morgan Stanley & Co. LLC
Annex F	Delaware General Corporation Law, Section 262
Annex G	SunEdison Registration Rights Agreement

ii

This proxy statement and a proxy card are first being mailed on or about [•], 2017 to stockholders who owned shares of the Company’s Class A common stock as of the close of business on [•], 2017 and to SunEdison as an indirect holder of all of the Company’s shares of Class B common stock as of the close of business on [•], 2017.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Additional Information and Where You Can Find It” beginning on page [•].

Parties to the Transactions (Page [•])

TerraForm Power, Inc., which we refer to as the Company, we, us or our, is a renewable energy company that is changing how energy is generated, distributed and owned. The Company creates value for its investors by owning and operating clean energy power plants. For more information about the Company, please visit: www.terraformpower.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission, which we refer to as the SEC. See also “Additional Information and Where You Can Find It” beginning on page [•]. The Company’s Class A common stock is listed on the Nasdaq under the symbol “TERP.”

Brookfield Asset Management Inc., which we refer to as Brookfield, is a leading global alternative asset manager with approximately $250 billion in assets under management. Brookfield has a more than 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity. Brookfield has strong operational capabilities in renewable power, in which it owns and operates over 10,000 megawatts of assets, representing $30 billion in power assets across eight countries, with over 2,000 operating employees with expertise in asset-level operations and maintenance, power marketing and sales and development, health, safety, security and the environment, stakeholder relations and regulatory oversight. Brookfield is co-listed on the New York, Toronto and Euronext stock exchanges under the symbol BAM, BAM.A and BAMA, respectively.

Orion US Holdings 1 L.P., which we refer to as Brookfield Holdco, is a Delaware limited partnership that is an affiliate of Brookfield. Upon completion of the merger (as defined below), and subject to the Brookfield Holdco equity adjustment (as defined on page [•]), Brookfield Holdco will hold 51% of the Class A common stock of the Company.

BRE TERP Holdings Inc., which we refer to as Merger Sub, is a Delaware corporation. Merger Sub is a wholly-owned subsidiary of Brookfield Holdco and was formed solely for the purpose of engaging in the merger and the other transactions contemplated by the transaction agreement. Merger Sub has not engaged in any business other than in connection with the merger and other transactions contemplated by the transaction agreement, which we refer to collectively as the transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

The Special Meeting (Page [•])

Date, Time and Place of the Special Meeting (Page [•])

The special meeting will be held on [•], 2017, at [•], Eastern Time, at [•].

Purpose of the Special Meeting (Page [•])

At the special meeting, holders of our Class A common stock, par value $0.01 per share, which we refer to as Class A common stock, and holders of our Class B common stock, par value $0.01 per share, which we refer to as Class B common stock, will be asked to consider and vote on the proposal to adopt and approve the transaction agreement, to consider and vote on the proposal to approve the amendment of the Company’s certificate of incorporation, which we refer to as the charter and which amendment thereof we refer to as the charter amendment, and to consider and vote on the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger. If there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement, the special meeting may be adjourned for the purpose of soliciting additional proxies if holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon vote in favor of such proposal to adjourn for such purpose. Pursuant to the charter, each share of Class A common stock is entitled to one (1) vote and each share of Class B common stock is entitled to ten (10) votes.

Record Date and Quorum (Page [•])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our Class A common stock or Class B common stock, which we refer to collectively as our common stock or our shares, at the close of business on [•], 2017, which the board of directors has set as the record date for the special meeting and which we refer to as the record date. You will be entitled to one (1) vote for each share of our Class A common stock that you owned at the close of business on the record date and to ten (10) votes for each share of our Class B common stock that you owned at the close of business on the record date. As of the close of business on the record date, there were [•] shares of our Class A common stock outstanding and entitled to vote at the special meeting, held by [•] holders of record, as well as 48,202,310 shares of our Class B common stock outstanding and entitled to vote at the special meeting, held by SunEdison Holdings Corporation and SUNE ML1, LLC, each a wholly-owned subsidiary of SunEdison, Inc., which we refer to as SunEdison.

For purposes of the proposal to adopt and approve the transaction agreement, the proposal to approve the charter amendment, the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment, the holders of a majority of the total voting power of our Class A common stock and Class B common stock, collectively, outstanding at the close of business on the record date, entitled to vote and present in person or represented by proxy at the special meeting, constitute a quorum. Abstentions are counted as present for the purpose of determining whether a quorum is present. Shares of our Class A common stock held in “street name” through a bank, brokerage firm or other nominee are not counted as present for the purpose of determining whether a quorum is present unless instructions have been provided by the beneficial owner to the applicable bank, brokerage firm or other nominee with respect to at least one proposal to be voted upon at the special meeting.

Vote Required (Page [•])

Adoption and approval of the transaction agreement, as described in detail in the section titled “The Transaction Agreement” beginning on page [•], requires both (i) the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of our Class A common stock entitled to vote thereon, excluding Brookfield Holdco, SunEdison and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act), and (ii) the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon. We refer to these required votes collectively as the requisite Company vote. Approval of the charter amendment, as described in detail in the section titled “Charter Amendment” beginning on page [•], requires the affirmative vote of holders of 66 2/3% of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon. We refer to this required vote as the charter amendment vote. Pursuant to the charter, each share of Class A common stock is entitled to one (1) vote and each share of Class B common stock is entitled to ten (10) votes. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of adoption and approval of the transaction agreement and its vote in favor of approval of the charter amendment would be necessary to secure, respectively, stockholder adoption and approval of the transaction agreement and stockholder approval of the charter amendment. Pursuant to the voting and support agreement, SunEdison and certain of its controlled affiliates have agreed to vote or cause to be voted all equity securities of the Company which any of them beneficially owns, from time to time, in favor of the adoption and approval of the transaction agreement and the approval of the charter amendment. Accordingly, as long as the voting and support agreement remains in effect and SunEdison remains obligated under the terms thereof to vote in favor of the adoption and approval of the transaction agreement and the approval of the charter amendment, the adoption and approval of the transaction agreement by the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon and the approval of the charter amendment are assured. However, the adoption and approval of the transaction agreement by the holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon, excluding SunEdison, Brookfield Holdco and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Exchange Act), are not assured. Abstentions, broker non-votes and shares not in attendance at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt and approve the transaction agreement and “AGAINST” the proposal to approve the charter amendment.

Approval, by non-binding, advisory vote, of certain compensation arrangements for the Company’s named executive officers in connection with the merger and the other transactions contemplated by the transaction agreement, as described in the section titled “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page [•], requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of approval of the merger-related compensation would be necessary to secure stockholder approval thereof. Shares not in attendance at the special meeting and broker non-votes will not be counted in respect of any vote to approve the merger-related compensation. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related compensation.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies would be necessary to secure stockholder approval of any such adjournment for such purpose. Pursuant to the voting and support agreement SunEdison and certain of its controlled affiliates have agreed to vote or cause to be voted all equity securities of the Company which any of them beneficially owns, from time to time, in favor of, among other things, any such proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Accordingly, as long as the voting and support agreement remains in effect and SunEdison remains obligated under the terms thereof to vote in favor of the approval of any such proposal to adjourn for such purpose, such approval is assured. Shares not in attendance at the special meeting and broker non-votes will not be counted in respect of any vote to adjourn the special meeting for such purpose. Abstentions will have the same effect as a vote “AGAINST” such adjournment for such purpose.

Proxies and Revocation (Page [•])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our Class A common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt and approve the transaction agreement or the proposal to approve the charter amendment, which will have the same effect as a vote “AGAINST” both such proposals, and your shares of our common stock will not be counted in respect of the proposal to approve the merger-related compensation or any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, Attention: Secretary.

The Merger (Page [•])

The transaction agreement provides that Merger Sub will merge with and into the Company. We refer to this transaction as the merger. The Company will be the surviving corporation in the merger and will continue to do business following the consummation of the merger. The Company will continue to be a publicly traded company following the consummation of the merger.

Merger Consideration (Page [•])

If the transactions are completed, each holder of Class A common stock, each holder of restricted stock awards, which we refer to as Company restricted stock awards, under the Company’s 2014 Second Amended and Restated Long-Term Incentive Plan, which we refer to as the Company stock plan, and each holder of Company restricted stock units, which we refer to as Company RSUs, under the Company stock plan outstanding immediately prior to the effective time of the merger will receive a special cash dividend in the amount of $1.94 per share of Class A common stock, Company restricted stock award held or share of Class A common stock into which such Company RSUs are exchangeable, which we refer to as the special dividend. In addition, upon completion of the transactions, holders of shares of our Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than (A) shares of Class A common stock owned by Brookfield Holdco, Merger Sub or any other direct or indirect wholly-owned subsidiary of Brookfield Holdco, shares of Class A common stock owned by the Company, Company restricted stock awards and hook shares (as defined on page [•]), and in each case not held on behalf of third parties, and (B) shares of Class A common stock that are owned by stockholders who have properly demanded appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (and who do not fail to perfect or otherwise effectively withdraw their demand or waive or lose their right to appraisal), which we refer to, collectively, as excluded shares) will be entitled, depending on each holder’s election, to either (i) receive $9.52 in cash, which we refer to as the per share cash consideration, or (ii) retain one share of Class A common stock of the surviving corporation in the merger, which shall be the Company, which retained share we refer to as the per share stock consideration, and together with the per share cash consideration, as the per share merger consideration, for each share of Class A common stock owned by such holder prior to the merger. Additionally, each Company restricted stock award outstanding immediately prior to the effective time of the merger will be converted into the right to receive the per share merger consideration, and each Company RSU outstanding immediately prior to the effective time of the merger will be converted into the right to receive the per share merger consideration in respect of each share of Class A common stock into which such Company RSU is exchangeable.

The election is subject to proration based on the total number of shares electing each type of consideration to ensure that, immediately following the merger and subject to the Brookfield Holdco equity adjustment (as defined on page [•]), stockholders other than Brookfield Holdco or any direct or indirect subsidiary of Brookfield Holdco will retain an aggregate number of shares of Class A common stock equal to 49% of the total shares of Class A common stock outstanding immediately prior to the effective time of the merger (which total number of shares outstanding is calculated as the sum of the number of shares of Class A common stock then issued and outstanding (which, for the avoidance of doubt, will include the SunEdison additional shares (as defined below)), the number of Company restricted stock awards then outstanding and the aggregate number of shares of Class A common stock subject to Company RSUs then outstanding, which total number of shares we refer to as fully-diluted, as converted), meaning that stockholders that elect to receive the per share cash consideration in respect of all their shares may still retain a portion of their shares in the Company post-closing, and conversely, stockholders that elect to retain all their shares may still receive the per share cash consideration in respect of a portion of their shares. If a holder does not make an election, such holder will be deemed to have made an election for the per share stock consideration if the total number of shares for which holders have elected to receive the per share cash consideration exceeds the maximum set forth in the transaction agreement or an election for the per share cash consideration if the total number of shares for which holders have elected to receive the per share stock consideration exceeds the maximum set forth in the transaction agreement.

Reasons for the Transactions; Recommendation of the Company’s Board of Directors (Page [•])

After careful consideration of various factors described in the section titled “The Merger—Reasons for the Transactions; Recommendation of the Company’s Board of Directors” beginning on page [•], the Company’s board of directors, which we refer to as the board of directors or the board, acting upon the recommendation of the board’s corporate governance and conflicts committee, which we refer to as the conflicts committee, determined that the transaction agreement and the transactions (including the merger, the charter amendment, the special dividend, the SunEdison exchange (as defined below), the issuance of the SunEdison additional shares (as defined below) and the sponsorship arrangements (as defined below)), are fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the transaction agreement and the transactions, and resolved that the transaction agreement and charter amendment be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and recommended that the stockholders of the Company vote to adopt and approve the transaction agreement and to approve the charter amendment.

In considering the recommendation of the board of directors with respect to the proposal to adopt and approve the transaction agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The conflicts committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the transaction agreement and the transactions (including the merger and the charter amendment), and in recommending that the transaction agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [•].

The board of directors recommends that you vote “FOR” the proposal to adopt and approve the transaction agreement, “FOR” the proposal to approve the charter amendment, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

Opinion of Centerview (Page [•])

The Company retained Centerview Partners LLC, which we refer to as Centerview, as financial advisor to the board of directors of the Company and the conflicts committee in connection with the transactions. In connection with this engagement, the board of directors of the Company and the conflicts committee requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares of Class A common stock (other than excluded shares, which for purposes of this section and the summary of Centerview’s opinion below under the caption “Opinion of Centerview Partners LLC,” also include any other shares of Class A common stock held by any affiliate of the Company (including, without limitation, SunEdison) or Brookfield) of the aggregate special dividend, per share cash consideration and per share stock consideration to be paid to the holders of the shares of Class A common stock (other than excluded shares) in the merger, taken together (and not separately), which we refer to as the aggregate consideration throughout this section and the summary of Centerview’s opinion below under the caption “Opinion of Centerview Partners LLC,” pursuant to the transaction agreement. On March 6, 2017, Centerview rendered to the board of directors of the Company its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 6, 2017 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion as set forth in such opinion, the aggregate consideration proposed to be paid to the holders of shares of Class A common stock (other than excluded shares) pursuant to the transaction agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated March 6, 2017, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by

Centerview in preparing its opinion as set forth in such opinion, is attached as Annex D and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the board of directors of the Company and the conflicts committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transactions and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Class A common stock (other than excluded shares) of the aggregate consideration to be paid to such holders pursuant to the transaction agreement. Centerview’s opinion did not address any other term or aspect of the transaction agreement or the transactions and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transactions or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion as set forth in such opinion.

Opinion of Morgan Stanley (Page [•])

Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, was retained by the Company to act as its financial advisor in connection with the proposed merger. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and knowledge of the industry, business and affairs of the Company. On March 6, 2017, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the conflicts committee and the board of directors that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the per share merger consideration together with the special dividend to be received by the holders of shares of Class A common stock pursuant to the transaction agreement was fair from a financial point of view to the holders of shares of Class A common stock (other than the holders of Excluded Shares, SunEdison and its affiliates). For the purposes of this section and the section on the “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Morgan Stanley” beginning on page [•], “Excluded Shares” means (i) shares of Class A common stock held by Brookfield Holdco, Merger Sub or any other direct or indirect wholly-owned subsidiary of Brookfield Holdco, (ii) shares of Class A common stock held by the Company, (iii) Company restricted stock awards (which are treated in accordance with the terms of the transaction agreement), (iv) shares of Class A common stock held immediately prior to the effective time of the merger by any direct or indirect wholly-owned subsidiary of the Company that is taxable as a corporation and (v) shares of Class A common stock as to which dissenters’ rights have been perfected and not withdrawn.

The full text of Morgan Stanley’s written opinion to the conflicts committee and the board of directors of the Company, dated March 6, 2017, is attached to this proxy statement as Annex E. Our stockholders should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. The summary of Morgan Stanley’s written opinion set forth in the section titled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Morgan Stanley” beginning on page [•] is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was addressed to, and rendered for the benefit of, the conflicts committee and the board of directors, in their capacity as such, and addressed only the fairness, from a financial point of view, of the per share merger consideration together with the special dividend to be received by the holders of shares of Class A common stock pursuant to the transaction agreement (other than the holders of Excluded Shares, SunEdison and its affiliates) as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the transactions contemplated by the transaction agreement as compared to other business or financial strategies that might be, or, at the time the opinion was rendered, might have been, available to the Company, nor does it address the underlying business decision of the Company to enter into the transaction agreement or the transaction documents (as defined below) or proceed with any other transaction contemplated by the transaction agreement or the other transaction documents. Morgan Stanley’s opinion was not intended to, and does not, express an opinion or a recommendation as to how the stockholders of the Company should vote at the special meeting or any adjournment thereof or as to any other action that a stockholder should take in relation to the merger. In addition, Morgan Stanley expressed no opinion as to the terms of the Brookfield Holdco equity adjustment (as defined on page [•]) or as to whether any issuance of shares with respect to the Brookfield Holdco equity adjustment will actually take place. In addition, Morgan Stanley expressed no opinion in respect of the SunEdison exchange (as defined below) (discussed in further detail in “The Transaction Agreement—Actions Immediately Prior to the Effective Time of the Merger—SunEdison Exchange; Issuance to SunEdison; and Payment of Special Dividend” beginning on page [•]), the issuance of the SunEdison additional shares (discussed in further detail in “The Transaction Agreement—Actions Immediately Prior to the Effective Time of the Merger—SunEdison Exchange; Issuance to SunEdison; and Payment of Special Dividend” beginning on page [•]) or the transfer of the outstanding incentive distribution rights in TerraForm Power, LLC, which we refer to as IDRs, from SunEdison and certain of its affiliates pursuant to an IDR transfer agreement entered into among TerraForm Power, LLC, the Company, SunEdison, SunEdison Holdings Corporation and SUNE ML1, LLC and BRE Delaware Inc., which we refer to as the IDR transfer agreement.

Financing of the Transactions (Page [•])

The obligations of Brookfield Holdco and Merger Sub to complete the merger and the other transactions contemplated by the transaction agreement are not contingent upon the receipt by them of any debt financing and are not subject to other financing conditions. The obligations of Brookfield Holdco and Merger Sub under the transaction agreement are guaranteed by certain affiliates of Brookfield. See “The Transaction Agreement—Financing of the Transactions” beginning on page [•].

Interests of Certain Persons in the Merger (Page [•])

In considering the recommendation of the board of directors with respect to the proposal to adopt the transaction agreement, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The conflicts committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the transaction agreement and the merger, and in recommending that the transaction agreement be adopted by the stockholders of the Company. These interests include, but are not limited to, the following:

•	the transaction agreement provides for the accelerated vesting of any Company restricted stock awards and Company RSUs (which we refer to collectively as Company equity awards), consistent with the terms of the applicable award agreements, and entitles the holders of such Company equity awards to receive the per share merger consideration, including the election of the per share stock or cash consideration, in respect of each share of Class A common stock subject to such Company equity award;
•	certain of the Company’s executive officers are parties to letter agreements with the Company which entitle the executive officers to severance payments and benefits upon qualifying terminations of employment;
•	certain of the Company’s executive officers are parties to acceleration agreements which entitle them to accelerated vesting of equity awards of TerraForm Global, Inc., which we refer to as Global, upon the consummation of the merger;
•	under the transaction agreement, the Company is permitted to make payments, or enter into agreements to make payments, to Company employees (including our executive officers) to induce retention or as bonuses to be paid upon the closing of the merger, and the Company has issued retention letters to certain of the Company’s executive officers;
•	the directors and officers of the Company are entitled to indemnification benefits under the transaction agreement; and
•	the transaction agreement requires that the Company keep in place a directors and officers insurance policy for at least six (6) years after the effective time of the merger.

In addition to the interests of our directors and executive officers described above, our organizational and ownership structure involves a number of relationships that may give rise to certain conflicts of interest between the Company and holders of Class A common stock, on the one hand, and SunEdison or Global, on the other hand.

For further information with respect to the arrangements between the Company and its directors and executive officers, see “The Merger—Interests of Certain Persons in the Merger” beginning on page [•] and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page [•]. For further information with respect to actual and potential conflicts of interest between the Company and holders of our Class A common stock, on the one hand, and SunEdison or Global, on the other hand, see “The Merger—Interests of Certain Persons in the Merger” beginning on page [•].

Material U.S. Federal Income Tax Consequences of the Transaction (Page [•])

The U.S. tax treatments of the special dividend and the merger are not free from doubt, and they could also be affected by unanticipated future events. Holders are therefore urged to consult their tax advisors.

If (as is currently anticipated) the Company has no current or accumulated earnings and profits for the taxable year of the special dividend, then the special dividend should not be taxable as a dividend for U.S. federal income tax purposes, but rather should reduce the tax basis of each share of Class A common stock. Any excess of the former over the latter should give rise to capital gain.

To the extent that a holder exchanges shares of Class A common stock for cash pursuant to the merger, the holder should recognize gain or loss equal to the difference between the amount of cash received and the basis of the shares of Class A common stock (reduced as described above) exchanged therefor. There should not be any immediate tax consequences to continuing to hold shares of Class A common stock. You should read the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Special Dividend and the Merger” beginning on page [•] for a more detailed discussion of the U.S. Federal income tax consequences of the special dividend and the merger. You should also consult your tax advisor for a complete analysis of the effect of the special dividend and the merger on your federal, state and local and/or foreign taxes.

Bankruptcy Court and Regulatory Approvals (Page [•])

The Company, Brookfield Holdco and Merger Sub have made certain filings and taken other actions, and will continue to make filings and take other actions, necessary to obtain approvals from all appropriate government and regulatory authorities in connection with the transaction, including approval from the United States Bankruptcy Court for the Southern District of New York, which we refer to as the bankruptcy court, in the Chapter 11 bankruptcy cases of SunEdison and certain of its debtor affiliates, which we refer to as the SunEdison bankruptcy cases, authorizing and approving the entry by SunEdison and certain of its affiliates into a settlement agreement with the Company and certain of its affiliates, which, as amended, we refer to as the settlement agreement, the voting and support agreement and the IDR transfer agreement in connection with the SunEdison bankruptcy cases. On June 7, 2017, the bankruptcy court entered orders approving entry into the settlement agreement, the voting and support agreement and the IDR transfer agreement by SunEdison and certain of its affiliates. The bankruptcy court orders were entered by the bankruptcy court on June 7, 2017 and no appeals were filed with respect to such orders during the applicable appeals period.

Regulatory approvals from certain regulatory agencies are required to complete the merger, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Federal Energy Regulatory Commission Section 203 approval and approvals pursuant to certain state and foreign regulatory agencies. The Company has notified all of the relevant agencies and begun obtaining approvals and is continuing to take actions to obtain the required regulatory approvals prior to closing or, as appropriate, to confirm that approvals will not be required prior to closing. On May 8, 2017, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On July 28, 2017, the Public Utility Commission of Texas granted final approval of the merger.

The Transaction Agreement (Page [•])

Actions Immediately Prior to the Effective Time of the Merger—SunEdison Exchange; Issuance to SunEdison; and Payment of Special Dividend (Page [•])

•	Exchange of Class B Units for Class A Common Stock by SunEdison and Redemption and Retirement of Class B Common Stock. As contemplated by the transaction agreement and in satisfaction of its obligations under the settlement agreement, SunEdison will exchange, effective immediately prior to the effective time of the merger, all of the Class B units held by SunEdison or any of its controlled affiliates in TerraForm, Power LLC for an equal number of shares of Class A common stock, which we refer to as the SunEdison exchange, and, as a result of such exchange, all shares of Class B common stock held by SunEdison or any of its controlled affiliates will be automatically redeemed and retired.
•	Issuance of SunEdison Additional Shares. Immediately following the exchange by SunEdison of its Class B units in TerraForm Power, LLC for Class A common stock of the Company and in accordance with the settlement agreement, the Company will issue to SunEdison additional shares of Class A common stock, which we refer to as the SunEdison additional shares, such that, immediately prior to the effective time of the merger, SunEdison will hold an aggregate number of shares of Class A common stock equal to 36.9% of the issued and outstanding shares of Class A common stock on a fully-diluted, as converted basis.
•	Special Dividend. Immediately following the issuance of additional shares of Class A common stock to SunEdison and immediately prior to the effective time of the merger, the Company will declare the payment of the special dividend in the amount of $1.94 per share, in respect of each share of Class A common stock issued and outstanding immediately prior to the effective time of the merger, each Company restricted stock award outstanding immediately prior to the effective time of the merger and each Company RSU outstanding immediately prior to the effective time of the merger.

Effect of the Merger (Page [•])

•	Class A Common Stock. At the effective time of the merger, each share of our Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will, at the election of the holder and subject to proration as described more fully in “The Transaction Agreement—Effect of the Merger, Election and Proration—Proration” beginning on page [•], either:
•	be converted into the right to receive $9.52 per share of Class A common stock, in cash, without interest; or
•	remain outstanding as one share of Class A common stock in the Company, as the surviving corporation in the merger, following the effective time of the merger.
•	Company Restricted Stock Awards. At the effective time of the merger, any vesting conditions applicable to any Company restricted stock award outstanding immediately prior to the effective time of the merger under the Company stock plan will, automatically and without any required action on the part of the holder, be deemed satisfied in full, and each Company restricted stock award will be canceled and converted into the right to receive the per share merger consideration, including the election of the per share stock or cash consideration, less any tax withholdings.
•	Company RSUs. At the effective time of the merger, any vesting conditions applicable to each Company RSU outstanding immediately prior to the effective time of the merger under the Company stock plan will, automatically and without any required action on the part of the holder, be deemed satisfied in full, and each Company RSU will, automatically and without any required action on the part of the holder, be canceled and will only entitle the holder of such Company RSU to receive the per share merger consideration, including the election of the per share stock or cash consideration in respect of each share of Class A common stock subject to such Company RSU (in the case of Company RSUs subject to performance conditions, with such conditions deemed satisfied at “target” levels), in each case subject to relevant tax withholdings. To the extent that a holder of Company RSUs is entitled to receive the per share stock consideration in respect of any Company RSU, such holder will receive one Class A share of common stock of the surviving corporation in respect of each share of Class A common stock subject to a Company RSU that entitles such holder to receive such per share stock consideration.

Acquisition Proposals (Page [•])

The transaction agreement provides that from the date of the transaction agreement until the earlier of the effective time of the merger and the termination of the transaction agreement in accordance with its terms, neither the Company nor any of its subsidiaries nor any of their respective officers, directors and employees will, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any indication of interest, proposal or offer, (ii) engage in, continue or otherwise participate in any discussions (other than to request clarification of an acquisition proposal that has already been made for purposes of assessing whether such acquisition proposal is or would be reasonably likely to result in a Superior Proposal (as defined on page [•])) or negotiations regarding, or provide any non-public information or data to any person relating to, any inquiry, indication of interest, proposal or offer, or (iii) knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer, in each case, that constitutes, or could reasonably be expected to lead to, an acquisition proposal or a SunEdison Stand-Alone Acquisition Proposal (as defined on page [•])) other than a Permitted SunEdison Proposal (as defined on page [•])). Further, the Company and its subsidiaries may not waive, terminate, modify or release any person (other than Brookfield Holdco and its affiliates) from any provision of, or fail to enforce or grant any permission, waiver or request under, any confidentiality or “standstill” or similar agreement or obligation, other than a confidentiality or similar agreement with a creditor of SunEdison that does not contain a “standstill” or similar obligation, unless the board of directors or the conflicts committee determines in good faith, after consultation with outside legal counsel, that such action or inaction would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable law. The Company and its subsidiaries also may not execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement (other than a confidentiality agreement on terms that are not less restrictive than those in the confidentiality agreement entered into between the Company and Brookfield) relating to an acquisition proposal or a SunEdison Stand-Alone Acquisition Proposal other than a Permitted SunEdison Proposal, which we refer to as an alternative acquisition agreement.

Notwithstanding these restrictions, prior to obtaining the requisite Company vote at the special meeting, the Company and its representatives may provide information in response to a request from a person who has made a bona fide written acquisition proposal if the Company has received or receives from such person an executed confidentiality agreement on terms that are not less restrictive than those in the confidentiality agreement entered into between the Company and Brookfield and promptly discloses (and provides copies of) such information to Brookfield Holdco (to the extent not previously disclosed or provided), and engage or participate in any discussions or negotiations with any such person who has made a bona fide written acquisition proposal. The Company may only provide such information and engage or participate in such discussions after the conflicts committee and the board of directors determine in good faith (and after consultation with outside legal counsel) that failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable law and that such acquisition proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

The board of directors and each of its committees will not make a change of recommendation or cause or permit the Company to enter into any alternative acquisition agreement, except that the conflicts committee and the board of directors may make a change of recommendation prior to the requisite Company vote being obtained following receipt of an acquisition proposal that did not result from a breach of the transaction agreement and that the board of directors or the conflicts committee determines in good faith (after consultation with financial advisors and outside legal counsel) constitutes a Superior Proposal, or solely in response to an Intervening Event (as defined on page [•]), if the board of directors or the conflicts committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties, subject to complying with certain obligations under the transaction agreement, including engaging in good-faith negotiations with Brookfield Holdco (if requested) regarding any proposed changes to the transaction agreement for a period of three business days prior to taking such action and paying a termination fee.

See “The Transaction Agreement—Covenants—Acquisition Proposals” beginning on page [•] and “The Transaction Agreement—Termination and Effect of Termination—Termination Fees and Expenses” beginning on page [•].

Conditions to Closing (Page [•])

The respective obligations of the Company, Brookfield Holdco and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including: (i) obtaining the requisite Company vote (which is a non-waivable condition to closing); (ii) obtaining certain federal and state regulatory consents without any burdensome conditions; (iii) obtaining the charter amendment vote; (iv) the absence of any orders restraining, enjoining or otherwise prohibiting consummation of the merger; (v) obtaining the orders of the bankruptcy court which remain in full force and effect at the time of the closing of the merger authorizing and approving the entry by SunEdison and any other debtor party thereto into the settlement agreement, the voting and support agreement, the IDR transfer agreement and any other agreement entered into in connection with the merger or the other transactions contemplated by the transaction agreement, each of the foregoing to which SunEdison or any other debtor will be a party, which orders we refer to as the bankruptcy court orders (the bankruptcy court orders were entered by the bankruptcy court on June 7, 2017 and no appeals were filed with respect to such orders during the applicable appeals period); and (vi) the occurrence of the SunEdison exchange. The obligation of Brookfield Holdco and Merger Sub to effect the merger is also subject to the closing of the transaction contemplated by the Sale and Purchase Agreement, dated as of January 5, 2017, between SunEdison Yieldco UK Holdco 2, LLC, TerraForm Power Operating, LLC and Vortex Solar UK Limited, which closing occurred on May 11, 2017.

See “The Transaction Agreement—Conditions to Closing” beginning on page [•].

Termination and Effect of Termination (Page [•])

We and Brookfield Holdco may, by mutual written consent, terminate the transaction agreement and abandon the merger at any time prior to the effective time of the merger, notwithstanding any approval or adoption of the transaction agreement by our stockholders.

The transaction agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Brookfield Holdco or the Company, if:
•	the merger has not been consummated by December 6, 2017, which we refer to as the termination date; provided that if all conditions to closing other than the condition relating to regulatory consents have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the merger), the termination date may be extended by either the Company or Brookfield Holdco to a date not beyond March 6, 2018;
•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable;
•	the requisite Company vote (which is a non-waivable condition to closing) or the charter amendment vote has not been obtained at the special meeting or at any permitted adjournment or postponement thereof; or
•	the settlement agreement is terminated in accordance with its terms;
•	by Brookfield Holdco if the board of directors or any of its committees has made and not withdrawn a change of recommendation or the Company has breached any representation, warranty, covenant or agreement under the transaction agreement, which breach would give rise to the failure of certain closing conditions and is incapable of being cured prior to the termination date or, if curable prior to the termination date, has not been cured within the earlier of 30 days after delivery of written notice of such breach by Brookfield Holdco and the termination date; or
•	by the Company if Brookfield Holdco or Merger Sub has breached any representation, warranty, covenant or agreement under the transaction agreement, which breach would give rise to the failure of certain closing conditions.

The Company must pay Brookfield Holdco all of the reasonable and documented out-of-pocket expenses incurred by Brookfield Holdco and its affiliates in connection with the transaction agreement, the merger and the other transactions contemplated by the transaction agreement, in an amount not to exceed $17,000,000, if the transaction agreement is terminated by either the Company or Brookfield Holdco due to (i) failure of the merger to have been consummated by the termination date (and at the time of such termination, the requisite Company vote or the charter amendment vote has not been obtained or the bankruptcy court has not entered the bankruptcy court orders (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017 and no appeals were filed with respect to such orders during the applicable appeals period)), (ii) failure to obtain the requisite Company vote or the charter amendment vote or (iii) termination of the settlement agreement, and, at the time of such termination of the transaction agreement, the board of directors or any of its committees has not made and not withdrawn a change of recommendation.

The Company must pay Brookfield Holdco an amount equal to the excess of a termination fee of $50,000,000, which we refer to as the termination fee, over any Brookfield Holdco expense reimbursement previously paid if:

•	the transaction agreement is terminated by either the Company or Brookfield Holdco due to:
•	failure of the merger to have been consummated by the termination date (and at the time of such termination the conditions to closing the merger in respect of receipt of the requisite Company vote or charter amendment vote or obtaining the final agreed bankruptcy court orders have not been met (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017 and no appeals were filed with respect to such orders during the applicable appeals period));
•	failure to obtain the requisite Company vote or the charter amendment vote; or
•	termination of the settlement agreement;

provided that, at the time of such termination, the board of directors or any of its committees has not made and not withdrawn a change of recommendation, and either of the following has occurred:

•	a bona fide acquisition proposal has been made to the Company or any of its subsidiaries or SunEdison (or a substantial portion of its creditors), or any person has publicly announced a bona fide acquisition proposal which has not been publicly withdrawn prior to the date of the event giving rise to the applicable right of termination, and within 12 months of such termination, the Company, any of its subsidiaries or SunEdison enters into a definitive agreement for or consummates an acquisition proposal (other than an Excluded Distribution as defined on page [•]) and, in each case, either the other party to such acquisition proposal or any of its affiliates has obtained or will obtain the right to appoint a member of the board of directors (or any other indicia of control) or such acquisition proposal would qualify as an acquisition proposal if all references to “15% or more” were replaced with “30% or more”; or
•	a bona fide acquisition proposal has been made to the Company, any of its subsidiaries or SunEdison (or a substantial portion of its creditors) by any person or any person has publicly announced such a bona fide acquisition proposal (regardless of whether such acquisition proposal may have been withdrawn prior to the date of any such termination or the event giving rise to the applicable right of termination), and within 12 months of such termination, the Company or SunEdison enters into a definitive agreement for or consummates an acquisition proposal (other than an Excluded Distribution) with such person and or any affiliate thereof and, in each case, either such person or any of its affiliates has obtained or will obtain the right to appoint a member of the board of directors (or any other indicia of control) or such acquisition proposal would qualify as an acquisition proposal if all references to “15% or more” were replaced with “30% or more,”
•	the transaction agreement is terminated by either the Company or Brookfield Holdco due to:
•	failure of the merger to have been consummated by the termination date;
•	failure to obtain the requisite Company vote or the charter amendment vote; or
•	termination of the settlement agreement;

and, at the time of such termination, the board of directors or any of its committees has made and not withdrawn a change of recommendation; or

•	the transaction agreement is terminated by Brookfield Holdco, due to the board of directors or any of its committees having made and not withdrawn a change of recommendation, and at the time of such termination the requisite Company vote, the charter amendment vote or any bankruptcy court order has not been obtained (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017 and no appeals were filed with respect to such orders during the applicable appeals period).

In no event will the Company be required to pay any combination of the termination fee and the Brookfield Holdco expense reimbursement aggregating to more than $50,000,000 or be required to pay any of such fees on more than one occasion. See “The Transaction Agreement—Termination and Effect of Termination” beginning on page [•].

Remedies (Page [•])

If the transaction agreement is terminated in accordance with its terms, no party thereto (nor any of its representatives or affiliates) will have any liability to any person, except with respect to liability or damages to the other party resulting from fraud or any willful and material breach of the transaction agreement.

Except in the case of fraud or willful material breach of the transaction agreement by the Company, Brookfield Holdco’s receipt of the termination fee and/or expense reimbursement, as the case may be, will be the sole and exclusive remedy of Brookfield Holdco, Merger Sub and their respective affiliates for any loss suffered as a result of any breach of any covenant or agreement in the transaction agreement or the failure of the merger or the other transactions to be consummated. See “The Transaction Agreement—Remedies” beginning on page [•].

The parties are entitled to injunctions to prevent breaches of the transaction agreement and to enforce specifically the terms of the transaction agreement, in addition to any other remedy to which they are entitled at law or in equity.

The Sponsorship (Page [•])

Concurrently with the closing of the merger, Brookfield and certain of its affiliates, including Brookfield Holdco, will enter into various sponsorship arrangements with the Company that are expected to provide a number of compelling and strategic benefits to the Company, including, among others, the following:

•	Pursuant to the terms of a master services agreement, Brookfield, along with certain affiliates, will provide leadership to the Company (including by providing the Company’s chief executive officer, chief financial officer and general counsel), recommend and oversee the implementation of funding strategies and provide strategic advice, long-term investment advisory services and transaction origination capabilities, all of which will help support the growth of the Company’s business;
•	Pursuant to the terms of a relationship agreement, the Company will serve as Brookfield’s primary vehicle through which it will acquire operating solar and/or wind assets in North America and Western Europe;
•	Also pursuant to the terms of a relationship agreement, the Company will have access, through a right of first offer, to a portfolio of approximately 1,200 MW of operating wind plants and approximately 2,300 MW of development stage wind and solar projects in North America and Western Europe; and
•	The Company will have access to a $500 million revolving line of credit offered by Brookfield, which will be available to support future growth for the Company.

In connection with these arrangements, an affiliate of Brookfield will receive incentive distribution rights in TerraForm Power, LLC. In addition, certain registration rights and governance rights will be reflected in amendments to the Company’s governing documents, including the charter and the TerraForm Power, LLC operating agreement, a governance agreement and a registration rights agreement. We refer to these various arrangements, as discussed in more detail in “The Sponsorship” beginning on page [•], as the sponsorship arrangements. See also “Charter Amendment” beginning on page [•].

Master Services Agreement (Page [•])

As a condition to the closing of the merger, the Company, TerraForm Power, LLC and TerraForm Power Operating, LLC, which we refer to as TERP Operating, will execute and deliver a master services agreement, which we refer to as the master services agreement, with Brookfield and certain of its affiliates that will act as service providers to the Company and its subsidiaries with respect to certain management and administrative services following the merger. Among other things, the master services agreement provides that:

•	Services Rendered. Certain Brookfield affiliates will provide or arrange for the provision of certain strategic and investment management services (including any personnel and support staff as required to provide the services), as discussed in more detail in “The Sponsorship—Master Services Agreement” on page [•]. The Brookfield affiliates providing services under the master services agreement will have the exclusive power and authority to provide or arrange for the provision of these services.
•	Management and Employees. The Brookfield affiliates providing services will arrange for such qualified personnel and support staff to be available to carry out such services (including by providing the Company’s chief executive officer, chief financial officer and general counsel). The chief executive officer, chief financial officer and general counsel of the Company will be dedicated on a full time basis and have as their primary responsibility the provision of services to the Company and its subsidiaries.
•	Management Fee. As consideration for the services provided or arranged for by Brookfield and its affiliates, the Company will pay a base management fee on a quarterly basis that is calculated as follows:
•	for each of the first four quarters following the closing date of the merger, a fixed component of $2.5 million per quarter (subject to proration for the quarter including the closing date of the merger) plus 0.3125% of the market capitalization value increase for such quarter;
•	for each of the next four quarters, a fixed component of $3 million per quarter plus 0.3125% of the market capitalization value increase for such quarter; and
•	thereafter, a fixed component of $3.75 million per quarter plus 0.3125% of the market capitalization value increase for such quarter.
•	Reimbursement of Expenses and Certain Taxes. The Company and its subsidiaries will reimburse Brookfield’s affiliates for all documented, out-of-pocket fees, costs and expenses incurred in connection with the provision of the services, not including the salaries and other remuneration of the management, personnel or support staff who provide the services or overhead for such persons.
•	Termination. The master services agreement will not have a fixed term. However, the Company or Brookfield affiliates providing services may terminate the master services agreement, without the payment of any termination fee, upon the occurrence of certain events, as discussed in more detail in “The Sponsorship—Master Services Agreement” on page [•].
•	Indemnification and Limitations on Liability. The maximum amount of the aggregate liability of the Brookfield affiliates providing services under the master services agreement, their respective affiliates and any representative thereof will be equal to the aggregate of all amounts paid by the Company and its subsidiaries to any Brookfield affiliate for services pursuant to the master services agreement or any agreement or arrangement contemplated by the master services agreement in the two most recent calendar years.

Relationship Agreement (Page [•])

As a condition to the closing of the merger, the Company, TerraForm Power, LLC and TERP Operating will enter into a relationship agreement, which we refer to as the relationship agreement, with Brookfield. The relationship agreement governs certain aspects of the relationship between Brookfield and the Company and its subsidiaries following the merger. Among other things, the relationship agreement provides that:

•	Acquisition Opportunities. Brookfield will agree that, during the term of the relationship agreement, the Company and its subsidiaries will serve as the primary vehicle through which Brookfield and its affiliates will acquire operating solar and wind assets in Canada, the United States, Mexico, Germany, France, England, Scotland, Wales and Northern Ireland, Ireland, Spain, Portugal, Andorra and Gibraltar, Italy, Denmark, Norway and Sweden, which we refer to collectively as the territory.

•	Outside Activities. Brookfield and its affiliates will not be restricted from carrying on their respective businesses except with respect to operating solar and wind assets as provided in the relationship agreement.
•	Right of First Offer. Brookfield will grant the Company a right of first offer on any proposed transfer of certain specified, existing projects and all future operating solar and wind projects located in the territory developed by persons sponsored by or under the control of Brookfield.
•	Termination. The relationship agreement will not have a fixed term, and will terminate concurrently with the termination of the master services agreement in accordance with its terms. See “The Sponsorship—Master Services Agreement” beginning on page [•] for a description of the termination provisions of the master services agreement.

Sponsor Line Agreement (Page [•])

As a condition to the closing of the merger, the Company will enter into a sponsor line agreement with Brookfield pursuant to which Brookfield will provide the Company with a $500 million revolving senior facility secured by a pledge of all of the assets of the Company, which we refer to as the sponsor line agreement. The final terms of the sponsor line agreement and definitive documentation thereof will be agreed prior to closing. Among other things, the sponsor line agreement is expected to provide that:

•	Use of Proceeds. Proceeds from the facility may be used to fund cash consideration for any permitted acquisition, including any transfer under the relationship agreement described above, and profit improving capital expenditures, which shall not include any maintenance capital expenditures.
•	Availability and Maturity. (a) The Company will have the ability to draw funds under the facility from the closing date of the merger up to the third anniversary thereof; (b) the facility will mature on the fifth anniversary of the closing date of the merger, provided that if Brookfield and its affiliates cease to hold, directly or indirectly, at least 25% of the voting equity of the Company or the master services agreement is terminated under certain circumstances, all outstanding borrowings will mature six months from such date; and (c) each individual borrowing will mature on the earlier of the second anniversary thereof or the facility maturity date.
•	Mandatory Prepayments. Prepayment will be required with respect to net cash proceeds received from any (a) assets sales not in the ordinary course, subject to certain exceptions to be agreed; (b) debt issued or incurred (with the exception of debt in connection with the refinancing of TERP Operating’s currently outstanding senior secured revolving credit facility and any debt incurred under such replacement facility and debt incurred in connection with other refinancing or replacement of currently outstanding debt); and (c) equity issued by the Company (with the exception of equity issued in connection with contingent value rights under the transaction agreement and the satisfaction of fees under the master services agreement).
•	Mandatory Offering Rights. The lender may cause any outstanding borrowing to be repaid in full at the maturity date thereof (including the maturity date of the facility) from the proceeds of a public rights offering of the Company’s equity securities. The lender will have the obligation to back-stop any such offering and the opportunity to participate in the offering on a pro rata basis.
•	Representations and Warranties; Covenants. Representations and warranties and covenants customary for facilities of this type will be included which remain subject to future agreement by the parties.
•	Events of Default. Termination will occur upon the occurrence of specified events of default. Upon the occurrence of certain bankruptcy events or termination of the master service agreement for certain reasons, any amounts outstanding under the facility shall immediately become due and payable.

Company Charter (Page [•])

If the merger is completed, the Company’s charter will be amended and restated in the form set forth on Annex C-3.

See “Charter Amendment” beginning on page [•] for a detailed description of the provisions of the amended and restated charter. For a detailed comparison of the rights of stockholders and governance practices of the Company before and after the merger, see the section entitled “Comparison of Stockholders’ Rights and Governance Practices Before and After the Merger” beginning on page [•] of this proxy statement.

Company Bylaws (Page [•])

If the merger is completed, the Company’s bylaws will be amended and restated in the form set forth on Annex C-4.

See “The Sponsorship—Company Bylaws” beginning on page [•] for a detailed description of the provisions of the amended and restated bylaws. For a more detailed comparison of the rights of stockholders and governance practices of the Company before and after the merger, see the section entitled “Comparison of Stockholders’ Rights and Governance Practices Before and After the Merger” beginning on page [•] of this proxy statement.

Governance Agreement (Page [•])

Pursuant to the transaction agreement, at the closing of the merger, the Company and Brookfield Holdco will enter into a governance agreement. If Brookfield or any of its controlled affiliates other than the Company and its controlled affiliates, which we refer to as the sponsor group, subsequently acquires legal and beneficial ownership of voting securities of the Company, it will be required to become a party to the governance agreement. The governance agreement establishes certain rights and obligations of the Company and members of the sponsor group that own voting securities of the Company relating to the governance of the Company and the relationship between such members of the sponsor group and the Company and its controlled affiliates, in each case, following the merger.

See “The Sponsorship—Governance Agreement” beginning on page [•] for a detailed description of the provisions of the governance agreement.

TerraForm Power, LLC Operating Agreement (Page [•])

Immediately following the transfer of the outstanding IDRs in TerraForm Power, LLC, from SunEdison and certain of its affiliates to BRE Delaware Inc., which we refer to as Brookfield IDR Holder, and the effective time of the merger pursuant to the IDR transfer agreement, the Company and Brookfield IDR Holder will enter into a Second Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC, which we refer to as the New LLC Agreement. The New LLC Agreement will amend and restate the existing Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC. Among other things, the New LLC Operating Agreement provides that:

•	TerraForm Power, LLC is and will continue to be a Delaware limited liability company formed to own and operate through its subsidiaries a portfolio of contracted clean power generation assets.
•	The Company is and will continue to be the managing member of TerraForm Power, LLC.
•	TerraForm Power, LLC is and will continue to be a holding company that has no material assets other than its interest in TERP Operating whose sole material assets are the renewable energy facilities that have long-term contractual arrangements to sell the electricity generated by these facilities to third parties.
•	Capitalization. The capital of TerraForm Power, LLC will consist of Class A units, which may only be held by the Company, and non-voting membership interests, the IDRs, which will be held by Brookfield IDR Holder.
•	Distributions. Distributions of cash to the members of TerraForm Power, LLC, for any fiscal quarter will be made in the following manner:
•	first, to the Company in an amount equal to the Company’s outlays and expenses for such quarter;
•	second, to holders of Class A units, until an amount has been distributed to such holders of Class A units that would result—after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution—in a distribution to holders of shares of Class A common stock of $0.93 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock;

•	third, 15% to the holders of the IDRs and 85% to the holders of Class A units until a further amount has been distributed to holders of Class A units in such quarter that would result—after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution—in a distribution to holders of shares of Class A common stock of an additional $0.12 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock; and
•	thereafter, 75% to holders of Class A units and 25% to holders of the IDRs.
•	Non-transferability of Membership Interests. Class A units, IDRs or other interests in TerraForm Power, LLC may not be transferred except in certain circumstances.
•	Matters Requiring Consent of IDR Holders. Certain matters will require the consent of the holders of a majority in interest of the IDRs, including but not limited to, the issuance of additional classes of units or other equity securities of TerraForm Power, LLC and the admission of new members in TerraForm Power, LLC. Further, any amendment to the New LLC Agreement that adversely affects the rights of any holder of IDRs, in its capacity as a holder of IDRs, will require the consent of such holder.

Governance of the Company Following the Merger (Page [•])

Board of Directors (Page [•])

Pursuant to the transaction agreement, following the consummation of the merger, the Company’s board of directors will consist of seven members, of whom four directors will be appointed by Brookfield Holdco and three will be appointed from the current independent directors of the Company as agreed between Brookfield Holdco and the Company’s existing conflicts committee. The three independent directors will be independent under applicable Nasdaq rules. Brookfield has asked the Company to consider including as one of the three independent directors an individual who is not a current independent director. The Company is considering this request but has not yet made a determination.

Management (Page [•])

As described more fully in “The Sponsorship—Master Services Agreement” beginning on page [•], pursuant to the master services agreement that will be in effect following the closing, Brookfield Holdco will have the obligation to designate individuals to carry out the functions of chief executive officer, chief financial officer and general counsel of the Company. As of the date hereof, Brookfield intends to designate John Stinebaugh, a Managing Partner of Brookfield, as the chief executive officer of the Company.

Brookfield Registration Rights Agreement (Page [•])

As a condition to the closing of the merger, the Company and Brookfield Holdco will enter into a registration rights agreement governing Brookfield Holdco and the Company’s rights and obligations with respect to the registration for resale of all or a part of the shares of Class A common stock held by Brookfield Holdco following the merger, which we refer to as the Brookfield registration rights agreement. Among other things, the Brookfield Registration Rights Agreement provides that:

•	Brookfield Holdco (and its permitted assignees) will have demand registration rights upon written request by the holders of at least a majority of the shares of Class A common stock held by Brookfield Holdco (and its permitted assignees).
•	Brookfield Holdco is entitled to up to two demand registrations in any 12-month period and no demand registration may be within 90 days of a previous demand registration.
•	Each demand registration must be for a number of shares of Class A common stock with a market value of at least $50,000,000 as of the date of the demand request. In addition, Brookfield Holdco will have piggyback registration rights with respect to any offerings initiated by the Company. These piggyback registration rights will be subject to cutback procedures in the event the underwriters advise the Company that the inclusion of additional securities in the piggyback offering would adversely affect the offering.

•	In connection with a demand registration, the holders of at least a majority of the shares of Class A common stock held by Brookfield Holdco (and its permitted assignees) may request that the Company effect a shelf registration.
•	Brookfield Holdco has agreed not to dispose of any of the shares of Class A common stock held by Brookfield Holdco following the merger in connection with any underwritten offering by the Company during the seven days prior to, and during the 90-day period beginning on, the effective date of the registration statement for such offering or, in the case of an offering pursuant to a shelf registration statement, the pricing date for such underwritten offering. The Company has also agreed not to effect a public sale or distribution of its equity securities (subject to customary exceptions) during the seven days prior to, and during the 90-day period beginning on, the effective date or, in the case of an offering pursuant to a shelf registration statement, the pricing date, of an underwritten offering pursuant to a demand registration or piggyback registration.
•	Brookfield Holdco’s registration rights will terminate when all the shares of Class A common stock held by Brookfield Holdco following the merger:
•	have been disposed of in a registered offering or pursuant to an exemption from registration;
•	have been transferred such that subsequent public distribution thereof does not require registration;
•	cease to be outstanding;
•	are eligible for sale pursuant to Rule 144(b)(1) under the Securities Act; or
•	have been transferred without the registration rights in respect thereto having been assigned to the transferee.

The Guaranty (Page [•])

Brookfield Infrastructure Fund III-A (CR), L.P., Brookfield Infrastructure Fund III-A, L.P., Brookfield Infrastructure Fund III-B, L.P., Brookfield Infrastructure Fund III-D, L.P. and Brookfield Infrastructure Fund III-D(CR), L.P., which together form Brookfield Infrastructure Fund III, an affiliated investment fund managed by Brookfield, and which we refer to as the guarantors, entered into an irrevocable, absolute and unconditional joint and several guaranty in favor of the Company, which we refer to as the guaranty, in respect of the prompt and complete payment of the aggregate per share cash consideration by Brookfield Holdco at the effective time of the merger (which payment Brookfield Holdco is required to deposit or cause to be deposited with the paying agent at such time, pursuant to the transaction agreement) and the due, prompt and faithful payment, performance and discharge by Brookfield Holdco and Merger Sub of, and the compliance by Brookfield Holdco and Merger Sub with, all of the covenants, agreements, and obligations and undertakings of Brookfield Holdco and Merger Sub arising at or prior to the effective time of the merger under the transaction agreement in accordance with the terms thereof including, without limitation, all reasonable collection costs and reasonably documented out-of-pocket legal and other fees and expenses incurred by the Company in enforcing the obligations under the guaranty.

The guarantors’ obligations under the guaranty are subject to an aggregate cap equal to the amount of the aggregate per share cash consideration plus the enforcement costs discussed above.

The guaranty will remain in full force and effect until the earlier to occur of the valid termination of the transaction agreement and the payment of the aggregate per share cash consideration in accordance with the transaction agreement.

The Settlement Agreement (Page [•])

Concurrently with the execution and delivery of the transaction agreement, SunEdison and the Company, along with certain of their respective subsidiaries, executed and delivered the settlement agreement, which resolves claims, disputes and other issues arising from the historical sponsor relationship between the Company and SunEdison. On June 7, 2017, the bankruptcy court entered an order approving the settlement agreement and no appeals were filed with respect to such order during the applicable appeals period. Among other things, pursuant to the settlement agreement, if the transactions (or any alternative transaction that SunEdison and the Company have each agreed is a jointly supported transaction) are completed:

•	SunEdison will exchange, effective immediately prior to the effective time of the merger, all of the shares of Class B common stock and all of the Class B units of TerraForm Power, LLC held by SunEdison (through certain of its subsidiaries) for 36.9% of the total consideration paid to all Company stockholders in the merger, as adjusted for any excluded shares and on a fully-diluted, as converted basis, or in such jointly supported transaction, as applicable;
•	SunEdison’s affiliates’ IDRs in TerraForm Power, LLC will be terminated and cancelled, delivered or transferred to TerraForm Power, LLC or its designee;
•	SunEdison and its subsidiaries that join the settlement agreement, which we refer to collectively as the SunEdison Parties, will release all claims against the Company and its direct and indirect subsidiaries, which we refer to as the Company Entities, subject to certain exceptions; and
•	The Company and its subsidiaries that join the settlement agreement, which we refer to collectively as the Company Parties, will release all claims against SunEdison and its direct and indirect subsidiaries, which we refer to as the SunEdison Entities, subject to certain exceptions.

In addition, pursuant to the settlement agreement, SunEdison will have the option, in certain circumstances following a termination of the transaction agreement or an alternative jointly supported transaction, to convert its equity interests in the Company and TerraForm Power, LLC into a number of shares of Class A common stock representing 36.9% of the total number of shares of Class A common stock on a fully-diluted, as converted basis. We refer to this as the “stand-alone conversion” option. If SunEdison exercises its stand-alone conversion option, the mutual releases of claims and the cancellation and termination or delivery of the incentive distribution rights described in the preceding paragraphs will become effective upon the consummation of the stand-alone conversion.

The Voting and Support Agreement (Page [•])

Concurrently with the execution and delivery of the transaction agreement, the Company, Brookfield Holdco and Merger Sub entered into a voting and support agreement with SunEdison, SunEdison Holdings Corporation and SUNE ML1, LLC, which we refer to as the voting and support agreement. We refer to SunEdison Holdings Corporation and SUNE ML1, LLC as the SunEdison stockholders. On June 7, 2017, the bankruptcy court entered an order approving the voting and support agreement and no appeals were filed with respect to such order during the applicable appeals period.

As of the close of business on [•], 2017, the record date for the special meeting, SunEdison Holdings Corporation and SUNE ML1, LLC owned 33.2% and 66.8% of the shares of Class B common stock outstanding, respectively, which shares of Class B common stock represented, in the aggregate, 83.9% of the voting power of the Company common stock outstanding.

Among other things, the voting and support agreement provides that:

•	Agreement to Vote. Each SunEdison stockholder agreed to vote all of its shares of Class B common stock and other equity securities of the Company, which we together refer to as the covered shares, in favor of the adoption and approval of the transaction agreement and the charter amendment and in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the adoption and approval of the transaction agreement, provided that there has not been made a change of recommendation in respect of an acquisition proposal. Additionally, each SunEdison stockholder agreed to vote against, provided there has not been made a change of recommendation in respect of an acquisition proposal:
•	any acquisition proposal; and
•	any action, contract or transaction that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purpose of or adversely affect the consummation of the merger or the performance by the Company of its obligations under the transaction agreement or the voting and support agreement.

•	Restrictions on Transfers. Each SunEdison stockholder also agreed not to transfer its covered shares, subject to certain exceptions, prior to the termination of the voting and support agreement.
•	No Solicitation. Each of SunEdison and the SunEdison stockholders agreed not to:
•	initiate, solicit or knowingly encourage or facilitate any attempts to make any inquiry, indication of interest or proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal or a SunEdison Stand-Alone Acquisition Proposal (as defined on page [•]); or
•	engage in discussions or negotiations regarding, or provide any non-public information relating to any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal or a SunEdison Stand-Alone Acquisition Proposal.
•	Support Obligations. Each of SunEdison and the SunEdison stockholders agreed
•	not to commence, join in, facilitate, assist or encourage any claim against Brookfield Holdco, Merger Sub, the Company or any of their respective directors or officers related to the transaction agreement or the merger;
•	to use commercially reasonable efforts to seek entry by the bankruptcy court of an order approving the voting and support agreement (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the voting and support agreement, and no appeals were filed with respect to such orders during the applicable appeals period); and
•	to support and not object to, litigate against or otherwise impair, hinder or delay the merger and the other transactions contemplated by the transaction agreement, except in the event of a SunEdison Stand-Alone Superior Proposal (as described in further detail in “The Settlement Agreement, the Voting and Support Agreement and the Creditor Support Agreement—Summary of the Voting and Support Agreement” on page [•]).

The Company agreed to exercise its right to extend the termination date under the transaction agreement to obtain certain regulatory consents if it receives a written request to extend the termination date from SunEdison and not to, without the prior written consent of SunEdison, take certain actions regarding the merger and transaction agreement, as described in further detail in “The Settlement Agreement, the Voting and Support Agreement and the Creditor Support Agreement—Summary of the Voting and Support Agreement” on page [•].

•	SunEdison Registration Rights. On or prior to the closing date of the merger, the Company, SunEdison and the SunEdison stockholders will enter into a SunEdison registration rights agreement, which we refer to as the SunEdison registration rights agreement, that will govern the rights of SunEdison and the SunEdison stockholders with respect to the registration for resale of shares of Class A common stock held by them following the merger, as described in further detail in “SunEdison Registration Rights Agreement” on page [•].
•	Termination. The voting and support agreement will automatically terminate upon the earliest to occur of:
•	the closing of the merger;
•	the termination of the transaction agreement;
•	the termination of the settlement agreement prior to the approval of the merger by the Company’s stockholders;
•	the Company’s breach of the prohibition on waiver, amendment or modification of a closing condition under the transaction agreement without SunEdison’s consent, subject to the Company’s right to cure such breach;
•	prior to the approval of the voting and support agreement by the bankruptcy court, the board of directors of SunEdison determines that a SunEdison Stand-Alone Acquisition Proposal constitutes a SunEdison Stand-Alone Superior Proposal (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the voting and support agreement and no appeals were filed with respect to such orders during the applicable appeals period); and

•	mutual written consent of SunEdison, Brookfield Holdco and the Company.

The Creditor Support Agreement (Page [•])

Concurrently with the execution of the transaction agreement, the Company, Brookfield Holdco and Merger Sub entered into a creditor support agreement with certain second lien creditors of SunEdison holding claims in SunEdison’s bankruptcy cases, which we refer to as the supporting 2L holders. We refer to such agreement as the creditor support agreement. Under the creditor support agreement, each supporting 2L holder agreed to support, and not object to, any relief requested by the Debtors (as defined on page [•]) in connection with the merger, including SunEdison’s motion seeking the bankruptcy court’s approval of the settlement agreement, voting and support agreement and IDR transfer agreement pursuant to the bankruptcy court orders (as defined on page [•]). Each supporting 2L holder also agreed not to file or support any motion or pleading that is inconsistent with the creditor support agreement or undermines its support for the creditor support agreement or the bankruptcy court orders (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017 and no appeals were filed with respect to such orders during the applicable appeals period).

The creditor support agreement also provides that each supporting 2L holder will not, and will instruct and use its reasonable best efforts to cause its representatives not to:

•	initiate, solicit or knowingly encourage or facilitate any attempts to make any inquiry, indication of interest or proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal or a SunEdison Stand-Alone Acquisition Proposal; or
•	engage or participate in discussions or negotiations regarding, or provide any non-public information relating to any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal or a SunEdison Stand-Alone Acquisition Proposal.

Additionally, each supporting 2L holder agreed not to transfer any of its claims in the Chapter 11 cases during the term of the creditor support agreement unless the transferee thereof delivers a joinder to the creditor support agreement.

The creditor support agreement will terminate upon the earliest to occur of:

•	the effective time of the merger;
•	the termination of the transaction agreement;
•	the termination of the settlement agreement;
•	entry by the supporting 2L holders into a restructuring support agreement with SunEdison on terms that are reasonably satisfactory to Brookfield Holdco and the Company; and
•	the termination of the voting and support agreement.

Charter Amendment (Page [•])

If the merger is completed, the Company’s charter will be amended and restated in the form set forth on Annex C-3.

See “Charter Amendment” beginning on page [•] for a detailed description of the provisions of the amended and restated charter. For a detailed comparison of the rights of stockholders and governance practices of the Company before and after the merger, see the section entitled “Comparison of Stockholders’ Rights and Governance Practices Before and After the Merger” beginning on page [•] of this proxy statement.

SunEdison Registration Rights Agreement (Page [•])

The voting and support agreement requires entry into the SunEdison registration rights agreement, which will govern the rights of SunEdison and the SunEdison stockholders with respect to the registration for resale of shares of Class A common stock held by them following the merger. Pursuant to the SunEdison registration rights agreement, the Company will be required to file a shelf registration statement by the later of 30 days following the date on which the Company has made all then-required filings on Forms 10-K and 10-Q under the Exchange Act and 30 days following the date of the SunEdison registration rights agreement. The SunEdison registration rights agreement will provide for an offering to be made on a continuous or delayed basis, and require the Company to keep such shelf registration statement continuously effective until the earlier of one year after the closing date of the merger and the date on which all shares of Class A common stock held by SunEdison or the SunEdison stockholders on the closing date of the merger have either been distributed in a registered offering or are freely tradable, without volume or manner of sale restrictions. The shelf registration statement will only provide for sale of such shares of Class A common stock:

•	by SunEdison and the SunEdison stockholders to creditors or shareholders of SunEdison in accordance with SunEdison’s then current plan of reorganization, or from time to time in the market; or
•	from time to time in the market by creditors or shareholders of SunEdison to whom SunEdison or the SunEdison stockholders have distributed shares of Class A common stock in an unregistered private offering.

The SunEdison registration rights agreement will not provide for “piggyback” registration rights or underwritten offerings.

SunEdison and any direct transferee of SunEdison’s Class A common stock party to the SunEdison registration rights agreement holding 10% or more of the outstanding shares of Class A common stock will agree not to dispose of any of the shares of Class A common stock they may hold following the merger if requested by the underwriters in connection with any underwritten offering by the Company during the seven days prior to, and during the 90-day period beginning on, the effective date of the registration statement for such offering or, in the case of an offering pursuant to a shelf registration statement, the pricing date for such underwritten offering.

SunEdison’s registration rights (and the registration rights of any direct transferee of SunEdison’s Class A common stock party to the SunEdison registration rights agreement) will terminate upon the earliest of:

•	one year after the date of the SunEdison registration rights agreement;
•	the date on which all shares of Class A common stock held by SunEdison or the SunEdison stockholders on the closing date of the merger have been distributed in a registered offering;
•	the date on which all shares of Class A common stock held by SunEdison or the SunEdison stockholders on the closing date of the merger are freely tradable, without volume or manner of sale restrictions; or
•	the date on which all shares of Class A common stock held by SunEdison or the SunEdison stockholders on the closing date of the merger have been transferred without the registration rights in respect thereto having been assigned to the transferee.

Market Price of Class A Common Stock (Page [•])

On [•], 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our Class A common stock on the Nasdaq was $[•] per share of Class A common stock. You are encouraged to obtain current market quotations for our Class A common stock in connection with voting your shares of common stock.

Appraisal Rights (Page [•])

If the merger is completed, the holders of shares of Class A common stock are entitled to appraisal rights in connection with the merger under Delaware law, provided those rights are exercised properly. Shares of Class A common stock held by stockholders that (i) do not vote for adoption of the transaction agreement and (ii) prior to the vote on the merger, make a demand for appraisal in accordance with Delaware law will not be converted into the right to receive the per share merger consideration, but will be converted into the right to seek appraisal of the “fair value” of such shares of Class A common stock, in cash, as determined in accordance with Delaware law. For a more complete discussion of the appraisal rights available to holders of Class A common stock, see “Appraisal Rights” beginning on page [•] and the text of Section 262 of the DGCL as in effect with respect to the merger, which is attached to this proxy statement as Annex F.

No Delisting and Deregistration of Class A Common Stock (Page [•])

If the merger is completed, our Class A common stock will continue to be listed on the Nasdaq and will not be deregistered under the Exchange Act. Our Class A common stock will continue to be publicly traded and we will continue to file periodic reports with the SEC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the transaction agreement, and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page [•] and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Additional Information and Where You Can Find It” beginning on page [•].

Q.	What are the proposed transactions?
A.	The proposed transactions comprise:
•	the SunEdison exchange and the issuance of the SunEdison additional shares (as defined below),
•	the payment of the special dividend to holders of Class A common stock and Company equity awards,
•	the merger and the election of the per share merger consideration,
•	the Brookfield Holdco equity adjustment (as defined below),
•	certain governance arrangements and
•	certain sponsorship arrangements between the Company and Brookfield Holdco and certain of its affiliates.
Q.	Who are Brookfield and Brookfield Holdco?
A.	Brookfield is a leading global alternative asset manager with approximately $250 billion in assets under management, an established track record of sponsorship across its business groups and a history of delivering strong total shareholder returns for its other public vehicles. One of Brookfield’s core operational capabilities is in renewable power, in which it owns and operates over 10,000 megawatts of assets, representing $30 billion in power assets across eight countries, with over 2,000 operating employees with expertise in asset-level operations and maintenance, power marketing, sales and development, health, safety, security and the environment, stakeholder relations and regulatory oversight. Brookfield’s sponsorship is expected to position the Company as a premier wind and solar energy company focused on North America and Western Europe. As the Company’s new sponsor, Brookfield expects to deleverage TerraForm Power with the goal of achieving investment grade credit ratings in the long term. With the support of Brookfield, the Company expects to be well positioned for growth with access to a significant pipeline of developed wind and solar assets in the sector.

Brookfield Holdco is a party to the transaction agreement and is the affiliate of Brookfield that will merge with and into the Company in the merger. Upon completion of the merger and subject to the Brookfield Holdco equity adjustment (as defined below), Brookfield Holdco will hold 51% of the Class A common stock of the Company.

Q.	What is the special dividend?
A.	If the proposed transactions are completed, each holder of Class A common stock (including SunEdison and Brookfield) and each holder of Company restricted stock awards and Company RSUs outstanding immediately prior to the effective time of the merger will receive a special cash dividend in the amount of $1.94 per share of Class A common stock or Company restricted stock award held or shares of Class A common stock into which such Company RSUs are exchangeable, which we refer to as the special dividend.
Q.	What are the SunEdison exchange and the SunEdison additional shares?
A.	As contemplated by the transaction agreement and in satisfaction of its obligations under the settlement agreement, SunEdison will exchange, effective immediately prior to the effective time of the merger, all of the Class B units held by SunEdison or any of its controlled affiliates in TerraForm, Power LLC for an equal number of shares of Class A common stock, which we refer to as the SunEdison exchange, and, as a result of such exchange, all shares of Class B common stock held by SunEdison or any of its controlled affiliates will be automatically redeemed and retired. Immediately following such exchange, the Company will issue to SunEdison additional shares of Class A common stock, which we refer to as the SunEdison additional shares, such that, immediately prior to the effective time of the merger, SunEdison will hold an aggregate number of shares of Class A common stock equal to 36.9% of the issued and outstanding shares of Class A common stock on a fully-diluted, as converted basis.

Q.	What is the merger and what will I receive if it is completed?
A.	If the proposed transactions are completed, Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger. Immediately following the merger, Brookfield Holdco will hold a 51% interest in the surviving corporation, subject to the Brookfield Holdco equity adjustment (as defined below). If the merger is completed, holders of shares of our Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares), including SunEdison, will be entitled, depending on each holder’s election, to either (i) receive $9.52 in cash or (ii) retain one share of Class A common stock of the surviving corporation in the merger, which shall be the Company, for each share of Class A common stock owned by such holder prior to the merger. Additionally, each Company restricted stock award outstanding immediately prior to the effective time of the merger will be converted into the right to receive the per share merger consideration, and each Company RSU outstanding immediately prior to the effective time of the merger will be converted into the right to receive the per share merger consideration in respect of each share of Class A common stock subject to such Company RSU.

The election of per share merger consideration by holders of Class A common stock is subject to proration based on the total number of shares electing each type of consideration to ensure that, immediately following the merger and subject to the Brookfield Holdco equity adjustment (as defined below), stockholders other than Brookfield Holdco or any direct or indirect subsidiary of Brookfield Holdco will retain an aggregate number of shares of Class A common stock equal to 49% of the total shares of Class A common stock outstanding immediately prior to the effective time of the merger, calculated on a fully-diluted, as converted basis (which, for the avoidance of doubt, will include the SunEdison additional shares), meaning that stockholders that elect to receive the per share cash consideration in respect of all their shares may still retain a portion of their shares in the Company post-closing, and conversely, stockholders that elect to retain all their shares post-closing may still receive the per share cash consideration in respect of a portion of their shares.

Q.	What is the Brookfield Holdco equity adjustment?
A.	Pursuant to the transaction agreement, if there has been a final resolution of certain specified litigation involving the Company, prior to or following the effective time of the merger, the Company has agreed to issue a number of additional Class A shares of the surviving corporation to Brookfield Holdco for no additional consideration based on the amounts paid or accrued by the Company or any of its affiliates, including Brookfield Holdco, with respect to such litigation, calculated in accordance with specified formulas. We refer to the potential issuance of such additional Class A shares to Brookfield Holdco as the Brookfield Holdco equity adjustment. See “The Transaction Agreement—Covenants—Equity Adjustment with Respect to Final Resolution of Specified Litigation” beginning on page [•]. As a result, if there is a Brookfield Holdco equity adjustment, the aggregate number of shares of Class A common stock in the surviving corporation held by stockholders other than Brookfield Holdco or any direct or indirect subsidiary of Brookfield Holdco may, at or following the effective time of the merger, be equal to less than 49% of the total shares of Class A common stock outstanding immediately prior to the effective time of the merger, calculated on a fully-diluted, as converted basis (which, for the avoidance of doubt, will include the SunEdison additional shares). The Brookfield Holdco equity adjustment will have no effect on the $9.52 in cash payable as the per share cash consideration. To the extent a stockholder receives the per share stock consideration, the value of their shares of Class A common stock may be negatively affected by the Brookfield Holdco equity adjustment.
Q.	What are the governance arrangements?
A.	If the proposed transaction is completed, certain controlled affiliates of Brookfield will receive certain governance rights which will be reflected in amendments to the Company’s governing documents, including the charter and bylaws, and a governance agreement by and among the Company and Brookfield Holdco, and which we refer to as the governance arrangements. Under the governance arrangements, the size of the board of directors as of the effective time of the merger will be seven directors, four of which will be designated by Brookfield Holdco and three of which will be independent directors (pursuant to Nasdaq’s independence standards) selected from the current independent directors of the Company and designated jointly by Brookfield Holdco and the Company’s existing conflicts committee. Brookfield has asked the Company to consider including as one of the three independent directors an individual who is not a current independent director. The Company is considering this request but has not yet made a determination.

Following the closing of the merger, the board of directors will establish a new conflicts committee of the board of directors comprised of such independent directors, which will consider, among other things, matters in which a conflict of interest exists between the Company, on the one hand, and Brookfield Holdco and its affiliates, on the other hand.

The board of directors will also establish a new nominating and corporate governance committee of the board of directors which will be comprised of three directors, at least one of whom will be a director designated by Brookfield Holdco and at least one of whom will be on of the three independent directors.

Following the effective time of the merger, and for so long as the master services agreement is in effect and the Company qualifies for the “controlled company” exemption under applicable securities exchange rules, Brookfield Holdco will be entitled to designate four of the seven directors to be recommended by the new nominating and corporate governance committee to the board of directors for inclusion in the slate of director nominees recommended by the board of directors for election to the board of directors at future annual stockholder meetings, and three of the seven directors included in the slate of director nominees recommended by the board of directors for election to the board of directors at such future annual stockholder meetings will be independent. See “Comparison of Stockholders’ Rights and Governance Practices Before and After the Merger” beginning on page [•] for a description of the composition of the board of directors from and after the date on which the master services agreement is no longer in effect or the Company ceases to qualify for the controlled company exemption.

Q.	What are the sponsorship arrangements?
A.	If the proposed transaction is completed, the Company will enter into the sponsorship arrangements pursuant to which Brookfield and certain of its affiliates will provide the Company with strategic and investment management services and appoint certain senior officers of the Company. Brookfield will grant the Company a right of first offer in respect of a pipeline of certain wind and solar assets and will agree that the Company will serve as the primary vehicle through which Brookfield will acquire operating solar and/or wind projects in North America and Western Europe. In addition, Brookfield will provide the Company with a revolving line of credit for acquisitions under the sponsor line agreement. Brookfield Holdco will receive registration rights with respect to the shares of Class A common stock held by it under a registration rights agreement (see “The Sponsorship—Brookfield Registration Rights Agreement” beginning on page [•]) and an affiliate of Brookfield will receive incentive distribution rights in TerraForm Power, LLC.
Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?
A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of the Company’s common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.
Q.	When and where is the special meeting?
A.	The special meeting of the Class A and Class B stockholders of the Company will be held on [•], 2017 at [•], Eastern Time, at [•].
Q.	What am I being asked to vote on at the special meeting?
A.	You are being asked to consider and vote on a proposal to adopt and approve the transaction agreement, a proposal to approve the charter amendment, a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

Q.	What vote is required for the Company’s stockholders to adopt and approve the transaction agreement?
A.	Adoption and approval of the transaction agreement requires both (i) the affirmative vote of holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon, excluding Brookfield Holdco, SunEdison, Inc. and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Exchange Act), and (ii) the affirmative vote of holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon. Pursuant to the charter, each share of Class A common stock is entitled to one (1) vote and each share of Class B common stock is entitled to ten (10) votes. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of adoption and approval of the transaction agreement would be necessary to secure stockholder adoption and approval thereof. Pursuant to the voting and support agreement, SunEdison and certain of its controlled affiliates have agreed to vote or cause to be voted all equity securities of the Company which any of them beneficially own, from time to time, in favor of the adoption and approval of the transaction agreement. Accordingly, as long as the voting and support agreement remains in effect and SunEdison remains obligated under the terms thereof to vote in favor of the adoption and approval of the transaction agreement, the adoption and approval of the transaction agreement by the holders of a majority of the combined total voting power of our Class A common stock and Class B common stock is assured. However, the adoption and approval of the transaction agreement by the holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon, excluding SunEdison, Brookfield Holdco and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Exchange Act), are not assured.

Because the affirmative vote required to adopt and approve the transaction agreement is based upon the total number of outstanding shares of our Class A common stock and Class B common stock entitled to vote thereon, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt and approve the transaction agreement.

Q.	What vote is required for the Company’s stockholders to approve the charter amendment?
A.	Approval of the charter amendment requires the affirmative vote of holders of 66 2/3% of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of approval of the charter amendment would be necessary to secure stockholder approval thereof. Pursuant to the voting and support agreement, SunEdison and certain of its controlled affiliates have agreed to vote or cause to be voted all equity securities of the Company which any of them beneficially owns, from time to time, in favor of the proposal to approve the charter amendment. Accordingly, as long as the voting and support agreement remains in effect and SunEdison remains obligated under the terms thereof to vote in favor of the approval of the charter amendment, the approval of the charter amendment is assured.

Because the affirmative vote required to approve the charter amendment is based upon the total number of outstanding shares of our Class A common stock and Class B common stock entitled to vote thereon, if you fail to submit a proxy or vote in person at the special meeting, abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to approve the charter amendment.

Q.	What vote of our stockholders is required to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?
A.	Approval, by non-binding advisory vote, of certain compensation arrangements for the Company’s named executive officers in connection with the merger and the other transactions contemplated by the transaction agreement requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of approval of the merger-related compensation would be necessary to secure stockholder approval thereof.

Because the affirmative vote required to approve, by non-binding advisory vote, the merger-related compensation is based upon the total number of outstanding shares of our Class A common stock and Class B common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, if you fail to submit a proxy or vote in person at the special meeting, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares will not be counted in respect of any vote to approve the merger-related compensation. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related compensation.

Q.	What vote of our stockholders is required to approve any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment?
A.	Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon. SunEdison is the indirect holder of 100% of the Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies would be necessary to secure stockholder approval of any such adjournment for such purpose. Pursuant to the voting and support agreement, SunEdison and certain of its controlled affiliates have agreed to vote or cause to be voted all equity securities of the Company which any of them beneficially owns, from time to time, in favor of any such proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement. Accordingly, as long as the voting and support agreement remains in effect and SunEdison remains obligated under the terms thereof to vote in favor of the approval of any such proposal to adjourn for such purpose, such approval is assured.

Because the affirmative vote required to approve any proposal to adjourn the special meeting for such purpose is based upon the total number of outstanding shares of our Class A common stock and Class B common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, if you fail to submit a proxy or vote in person at the special meeting, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares will not be counted in respect of any vote to approve such proposal to adjourn for such purpose. Abstentions will have the same effect as a vote “AGAINST” any such proposal to adjourn for such purpose.

Q.	How does the board of directors recommend that I vote?
A.	The board of directors recommends that you vote “FOR” the proposal to adopt and approve the transaction agreement, “FOR” the proposal to approve the charter amendment, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

Q.	What conditions must be satisfied to complete the merger?
A.	There are several conditions which must be satisfied to complete the merger, including (i) obtaining the requisite stockholder approvals of the transaction agreement and the charter amendment, (ii) obtaining regulatory approvals, including the Federal Trade Commission’s approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which was granted on May 8, 2017), (iii) the accuracy of representations and warranties and compliance with covenants contained in the transaction agreement and (iv) obtaining the approval orders of the bankruptcy court with respect to the entry of SunEdison into the settlement agreement, the voting and support agreement and the IDR transfer agreement (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017 and no appeals were filed with respect to such orders during the applicable appeals period). You should read “The Transaction Agreement—Conditions to Closing” beginning on page [•] for a more detailed discussion of the conditions that must be satisfied to complete the merger.
Q.	When do you expect the merger to be completed?
A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and the satisfaction or waiver of other closing conditions, including requisite approvals by our stockholders of the proposal to adopt the transaction agreement, we anticipate that the merger will be completed prior to the end of calendar year 2017.
Q.	What happens if the Company’s stockholders do not approve the transaction agreement or if the merger is not completed for any other reason?
A.	If the transaction agreement is not approved by the requisite stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive the special dividend or any payment for their shares of our common stock in connection with the transaction.

Additionally, if the merger is not completed, the transaction agreement may be terminated. Depending on the circumstances surrounding the termination, it is possible that the Company will be required to reimburse Brookfield Holdco for up to $17,000,000 in documented third-party fees and expenses or to pay Brookfield Holdco a termination fee of $50,000,000. The Company’s reimbursement of Brookfield Holdco’s documented fees and expenses is creditable against the termination fee that may subsequently become payable to Brookfield Holdco.

Under the terms of the settlement agreement, in certain circumstances following a termination of the transaction agreement or an alternative jointly supported transaction, SunEdison will have a stand-alone conversion option, pursuant to which SunEdison may convert its equity interests in the Company and TerraForm Power, LLC into a number of shares of Class A common stock representing 36.9% of the total number of shares of Class A common stock on a fully-diluted, as converted basis. If SunEdison exercises the stand-alone conversion option, the mutual releases of claims between the SunEdison Entities and the Company Entities described in “The Settlement Agreement, the Voting and Support Agreement and the Creditor Support Agreement” beginning on page [•], will become effective upon the consummation of the stand-alone conversion. If the transaction agreement is terminated and SunEdison does not exercise the stand-alone conversion option or the stand-alone conversion option is unavailable to SunEdison under the circumstances of such termination, the Company and SunEdison each will have the right to terminate the settlement agreement. In such event, SunEdison would continue to be the indirect holder of 100% of our issued and outstanding Class B common stock and would therefore continue to hold approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock.

Q.	Do any of the Company’s directors or officers have interests in the transaction that may differ from or be in addition to my interests as a stockholder?
A.	In considering the recommendation of the board of directors with respect to the proposal to adopt and approve the transaction agreement, you should be aware that our directors and executive officers may have certain interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The conflicts committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the transaction agreement, the merger and the charter amendment, and in recommending that the transaction agreement be adopted and approved by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [•] and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page [•].

Q.	Does SunEdison, as the controlling Class B stockholder, have interests in the transaction that may differ from or be in addition to my interests as a stockholder?
A.	Immediately prior to and conditional upon the effective time of the merger, SunEdison will exchange all of the Class B units held by SunEdison or any of its controlled affiliates in our subsidiary, TerraForm Power, LLC, for 48,202,310 shares of our Class A common stock (which are expected to represent approximately 33.9% of the issued and outstanding shares of our Class A common stock on a fully-diluted, as converted basis (excluding treasury shares) immediately following such exchange). Immediately following such exchange, the Company will issue the SunEdison additional shares to SunEdison, such that SunEdison will hold an aggregate number of shares of Class A common stock equal to 36.9% of the issued and outstanding shares of our Class A common stock on a fully-diluted, as converted basis (excluding treasury shares) immediately prior to the effective time of the merger. As a result of the exchange, all shares of our Class B common stock will be automatically cancelled. Once the exchange has taken place, SunEdison will receive the same per share merger consideration for its Class A common stock as the other holders of Class A common stock. In addition, concurrently with the execution and delivery of the transaction agreement, SunEdison and the Company, along with certain of their respective subsidiaries, executed and delivered the settlement agreement, which resolves claims, disputes and other issues arising from the historical sponsor relationship between the Company and SunEdison.
Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?
A.	Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the transactions, which we refer to as “golden parachute” compensation.
Q.	What will happen if the Company’s stockholders do not approve the merger-related compensation proposal?
A.	Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the transactions is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on the Company. Such compensation will be payable, regardless of the outcome of this advisory vote, if the transaction agreement is adopted (subject only to the contractual conditions applicable thereto).
Q.	What constitutes a quorum?
A.	For purposes of the proposal to adopt and approve the transaction agreement, the proposal to approve the charter amendment, the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment, the holders of a majority of the total voting power of our Class A common stock and Class B common stock, collectively, outstanding at the close of business on the record date, entitled to vote and present in person or represented by proxy at the special meeting, constitute a quorum. Abstentions are counted as present for the purpose of determining whether a quorum is present. Shares of our Class A common stock held in “street name” through a bank, brokerage firm or other nominee are not counted as present for the purpose of determining whether a quorum is present unless instructions have been provided by the beneficial owner to the applicable bank, brokerage firm or other nominee with respect to at least one proposal to be voted upon at the special meeting.

Q.	Who can vote at the special meeting?
A.	All of the holders of record of our common stock as of the close of business on [•], 2017, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.
Q.	How many votes do I have?
A.	You are entitled to one (1) vote for each share of Class A common stock held of record by you as of the record date, [•], 2017, and ten (10) votes for each share of Class B common stock held of record by you as of the record date. SunEdison, as the indirect holder of 100% of our issued and outstanding Class B common stock, holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. As of the close of business on the record date, [•], 2017, there were [•] outstanding shares of the Company’s Class A common stock and 48,202,310 outstanding shares of the Company’s Class B common stock.
Q.	How do I vote?
A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:
•	In Person. You may attend the special meeting and cast your vote there.
•	Via Our Internet Voting Site. If you received printed proxy materials, follow the instructions for Internet voting printed on your proxy card.
•	By Telephone. Call the toll-free number specified on your proxy card. You can vote by telephone by following the instructions provided on the Internet voting site or, if you received printed proxy materials, by following the instructions provided on your proxy card.
•	In Writing. You can vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.
Q.	How can I change or revoke my vote?
A.	If you own shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:
•	sending a written statement to that effect to our Secretary, which must be received by us before the special meeting;
•	submitting a properly signed proxy card or voting instruction form dated a later date;
•	submitting a later-dated proxy or providing new voting instructions via the Internet or by telephone; or
•	attending the special meeting in person and voting your shares.

If you hold shares in street name, you should contact the intermediary for instructions on how to change your vote.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A.	If your shares of common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, grant your voting rights directly to the Company or to a third party or to vote in person at the special meeting.

If your shares of our Class A common stock are held by a bank, broker, trustee or nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker, trustee or nominee, or their intermediary, is considered the stockholder of record with respect to those shares. Your bank, broker, trustee or nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares of our Class A common stock. You should follow the instructions provided by them to vote your shares of our Class A common stock. You are invited to attend the special meeting; however, you may not vote these shares of our Class A common stock in person at the special meeting unless you obtain a “legal proxy” from your bank, broker, trustee or nominee that holds your shares of our Class A common stock, giving you the right to vote the shares of our Class A common stock at the special meeting. If you wish to obtain a “legal proxy” you should allow adequate time for its provision by your bank, broker, trustee or nominee that holds your Class A common stock.

Q.	If my shares of Class A common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?
A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our Class A common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our Class A common stock. Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals to be considered at the special meeting, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee with respect to a proposal to be voted upon at the special meeting, your shares of our Class A common stock will not be voted with respect to such proposal, which we refer to as a broker non-vote in respect of such proposal, and, as applicable, the effect will be the same as a vote “AGAINST” the proposal to adopt and approve the transaction agreement and the proposal to approve the charter amendment, and your shares of our Class A common stock will not be voted and will not be counted in respect of the proposal to approve the merger-related compensation or any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting. To attend the special meeting in person (regardless of whether you intend to vote your shares in person at the special meeting), you must bring with you to the special meeting a valid photo identification and proof of your beneficial ownership. For more information, see the instructions under “The Special Meeting—Attendance” beginning on page [•] of this proxy statement.

IT IS IMPORTANT THAT YOU PROMPTLY VOTE YOUR SHARES OF OUR COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Q.	What is a proxy?
A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.”
Q.	If a stockholder gives a proxy, how are the shares of common stock voted?
A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt and approve the transaction agreement, “FOR” the proposal to approve the charter amendment, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

Q.	How are votes counted?
A.	For the proposal to adopt and approve the transaction agreement and the proposal to approve the charter amendment, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions, broker non-votes and shares not in attendance at the special meeting will have the same effect as votes “AGAINST” the proposal to adopt and approve the transaction agreement and “AGAINST” the proposal to approve the charter amendment.

For the proposal to approve the merger-related compensation and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as votes “AGAINST” the proposal to approve the merger-related compensation and “AGAINST” any such proposal to adjourn the special meeting. Shares not in attendance at the special meeting and broker non-votes will not be counted in respect of the proposal to approve the merger-related compensation or any such proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?
A.	If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the special meeting.
Q.	What happens if I sell my shares of common stock before the special meeting?
A.	The record date to determine stockholder eligibility to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. Therefore, if you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Appraisal Rights” beginning on page [•] and Annex F of this proxy statement.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?
A.	If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares of common stock through completion of the merger.
Q.	Who will solicit and pay the cost of soliciting proxies?
A.	The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of $17,500 and telephone charges. The Company has agreed to reimburse MacKenzie Partners, Inc. for certain fees and expenses and will also indemnify MacKenzie Partners, Inc., its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Should I send in my stock certificates now?
A.	No. Each Company stockholder is being sent a form of election, which we refer to as an election form, with this proxy statement, describing how stockholders may exchange their shares of our common stock for the per share merger consideration. If your shares of our Class A common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our Class A common stock in exchange for the per share merger consideration. Please do NOT return your election form(s) or stock certificate(s) with your proxy.
Q.	How do I elect the type of merger consideration that I prefer to receive?
A.	Each Company stockholder is being sent an election form along with this proxy statement. You must properly complete and deliver to Broadridge, which we refer to as the paying agent, the election form, together with any stock certificates representing certificated shares (or affidavits of lost certificate in lieu thereof). A return envelope is enclosed for submitting the election form and certificates or affidavits (if any) to the paying agent. This is different from the envelope that you will use to return your completed proxy card. Please do NOT send your election form(s) or stock certificate(s) with your proxy card.

Election forms and stock certificates representing certificated shares (or affidavits of lost certificate in lieu thereof) must be received by the paying agent by the election deadline, which is 5:00 p.m., New York City time, on the day that is two business days prior to the closing date of the merger (which date will be publicly announced by the Company at least four business days prior to the anticipated closing date).

If your shares are held in a brokerage or other custodial account, you should receive instructions from the entity where your shares are held advising you of the procedures for making your election and delivering your shares. If you do not receive these instructions, you should contact the entity where your shares are held.

If any Company stock certificate has been lost, stolen or destroyed, the owner of such certificate must deliver an affidavit claiming that such certificate has been lost, stolen or destroyed, and Brookfield Holdco and the paying agent may, as a condition precedent to the payment of cash or the issuance of any certificate representing Class A common stock in exchange therefor pursuant to the transaction agreement, require the posting of a bond in customary amount as indemnity against any claim that may be made with respect to that certificate against the Company, Brookfield Holdco or the paying agent.

In the event the transaction agreement is terminated, any shares of Class A common stock that you previously sent to the paying agent will be promptly returned to you without charge.

Q.	May I submit an election form if I vote against the transaction?
A.	Yes. You may submit an election form even if you vote against approving and adopting the transaction agreement.
Q.	Do I have to make the same election with respect to all of the shares of Class A common stock that I own?
A.	No, you do not have to make the same election with respect to all of the shares of Class A common stock that you own.
Q.	What if I do not properly make an election by the election deadline?
A.	If you do not submit a properly completed and signed election form to the paying agent by the election deadline (or if you submit a properly completed election form indicating no election, together with the certificates or confirmation of book-entry transfer representing all of your shares), then (i) in the event that the number of shares for which holders have elected to receive the per share cash consideration exceeds the maximum set forth in the transaction agreement, you will be deemed to have made a stock election and (ii) in the event that the number of shares for which holders have elected to receive the per share stock consideration exceeds the maximum set forth in the transaction agreement, you will be deemed to have made a cash election, in each case in exchange for each of your shares of Class A common stock. See “The Transaction Agreement—Effect of the Merger, Election and Proration—Election” beginning on page [•].

Promptly after the effective time of the merger, the Company will cause the paying agent to mail to each holder of election eligible shares (as defined in “The Transaction Agreement—Effect of the Merger, Election and Proration—Effect of the Merger on Capital Stock” beginning on page [•]) that did not properly make an election by the election deadline a letter of transmittal and instructions for use in effecting the surrender of the certificates representing such holder’s certificated election eligible shares (or affidavits of loss in lieu thereof) to the paying agent.

Q.	Can I change my election after I submit an election form?
A.	Yes. You may revoke your election of the merger consideration with respect to your shares of Company Class A common stock by delivering written notice of your revocation to the paying agent prior to the election deadline. If you instructed a broker to submit an election for your shares, you must follow your broker’s directions for changing those instructions. In addition, any election of merger consideration you make will automatically be revoked if the transaction agreement is terminated. To change your election you must revoke your existing election and properly submit a new election form. If an election is properly revoked with respect to shares of Class A common stock represented by stock certificates, the certificates representing such shares will be promptly returned to the holder who submitted them to the paying agent unless a new election is properly made. You will not be entitled to revoke or change your election following the election deadline. As a result, if you make an election, then you will be unable to revoke your election or sell your shares of Class A common stock during the interval between the election deadline and the date of completion of the merger.
Q.	Am I entitled to exercise appraisal rights under the Delaware General Corporation Law instead of receiving the per share merger consideration for my shares of Class A common stock?
A.	Yes. If the merger is completed, as a holder of Class A common stock, you are entitled to seek appraisal rights under the DGCL in connection with the merger if you (i) do not vote in favor of the proposal to adopt the transaction agreement and (ii) comply with the other statutory requirements for demanding appraisal. Failure to follow precisely any of the statutory requirements could result in the loss of your appraisal rights. A detailed description of the appraisal rights and procedures available is included in “Appraisal Rights” beginning on page [•] and the text of Section 262 of the DGCL as in effect with respect to the merger is attached to this proxy statement as Annex F.
Q.	Will the special dividend or the merger be taxable to me?
A.	The U.S. tax treatments of the special dividend and the merger are not free from doubt, and they could also be affected by unanticipated future events. Holders are therefore urged to consult their tax advisors.

If (as is currently anticipated) the Company has no current or accumulated earnings and profits for the taxable year of the special dividend, then the special dividend should not be taxable as a dividend for U.S. federal income tax purposes, but rather should reduce the tax basis of each share of Class A common stock. Any excess of the former over the latter should give rise to capital gain.

To the extent that a holder exchanges shares of Class A common stock for cash pursuant to the merger, the holder should recognize gain or loss equal to the difference between the amount of cash received and the basis of the shares of Class A common stock (reduced as described above) exchanged therefor. There should not be any immediate tax consequences to continuing to hold shares of Class A common stock.

You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Special Dividend and the Merger” beginning on page [•] for a more detailed discussion of the U.S. federal income tax consequences of the special dividend and the merger. You should also consult your tax advisor for a complete analysis of the effect of the special dividend and the merger on your federal, state and local and/or foreign taxes.

Q.	What do I need to do now?
A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the special meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card; (ii) calling the toll-free number specified on your proxy card; or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.
Q.	Who can help answer any other questions I might have?
A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement, the enclosed proxy card or the election form, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at 1-800-322-2885 or collect at 1-212-929-5500. MacKenzie Partners, Inc. may also be contacted via email at proxy@mackenziepartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. They may include estimates of financial metrics such as expected adjusted earnings before interest, taxes, depreciation and amortization, cash available for distribution, earnings, revenues, capital expenditures, liquidity, capital structure, future growth, financing arrangement and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements are based on the Company’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although the Company believes its respective expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, the expected timing and likelihood of completion of the transactions, including the timing, receipt and terms and conditions of any required governmental approvals of the merger or the other transactions that could cause the parties to abandon the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the risk of failure of the holders of a majority of the outstanding shares of Class A common stock entitled to vote (excluding Brookfield Holdco, SunEdison, Inc. and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Exchange Act)), and the risk of failure of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote, to adopt and approve the transaction agreement; the risk that the parties may not be able to satisfy the conditions to the transactions in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the transactions; the risk that any announcements relating to the transactions contemplated could have adverse effects on the market price of the Company’s common stock; the risk that the transactions and their announcement could have an adverse effect on the Company’s ability to retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally; the Company’s relationship with SunEdison, including SunEdison’s bankruptcy filings; risks related to events of default and potential events of default arising under project-level financings and other agreements due to various factors; risks related to the Company’s failure to satisfy continued listing requirements of the Nasdaq Global Select Market; the Company’s ability to sell projects at attractive prices as well as to integrate the projects the Company acquires from third parties or otherwise realize the anticipated benefits from such acquisitions, including through refinancing or future sales; actions of third parties, including but not limited to the failure of SunEdison to fulfill its obligations and the actions of the Company’s bondholders and other creditors; price fluctuations, termination provisions and buyout provisions in offtake agreements; delays or unexpected costs during the completion of projects the Company intends to acquire; regulatory requirements and incentives for production of renewable power; operating and financial restrictions under agreements governing indebtedness; the condition of the debt and equity capital markets and the Company’s ability to borrow additional funds and access capital markets; the impact of foreign exchange rate fluctuations; the Company’s ability to compete against traditional and renewable energy companies; hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages or other curtailment of the Company’s power plants; departure of some or all of SunEdison’s employees, particularly key employees and operations and maintenance or asset management personnel that the Company significantly relies upon; pending and future litigation; and the Company’s ability to operate the

Company’s business efficiently, including to manage the transition from SunEdison information technology, technical, accounting and generation monitoring systems, to manage and complete governmental filings on a timely basis, and to manage the Company’s capital expenditures. Many of these factors are beyond the Company’s control.

The Company disclaims any obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in the Company’s Form 10-K for the 2016 fiscal year, as well as additional factors it may describe from time to time in other filings with the SEC or incorporated herein.

You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to or incorporated by reference, the dates of those documents.

PARTIES TO THE TRANSACTIONS

TerraForm Power, Inc.

TerraForm Power, Inc. is a renewable energy company that is changing how energy is generated, distributed and owned. The Company creates value for its investors by owning and operating clean energy power plants. For more information about the Company, please visit: www.terraformpower.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Additional Information and Where You Can Find It” beginning on page [•]. The Company’s Class A common stock is listed on the Nasdaq under the symbol “TERP.”

Brookfield Asset Management Inc.

Brookfield Asset Management Inc. is a leading global alternative asset manager with approximately $250 billion in assets under management. Brookfield has a more than 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity. One of Brookfield’s core operational capabilities is in renewable power, in which it owns, operates and develops over 10,000 megawatts of assets, representing $30 billion in power assets across eight countries, with over 2,000 operating employees with expertise in asset-level operations and maintenance, power marketing and sales and development, health, safety, security and the environment, stakeholder relations and regulatory oversight. Brookfield is co-listed on the New York, Toronto and Euronext stock exchanges under the symbol BAM, BAM.A and BAMA, respectively.

Orion US Holdings 1 L.P.

Orion US Holdings 1 L.P., which we refer to as Brookfield Holdco, is a Delaware limited partnership that is an affiliate of Brookfield. Upon completion of the merger, and subject to the Brookfield Holdco equity adjustment, Brookfield Holdco will hold 51% of the Class A common stock of the Company.

BRE TERP Holdings Inc.

BRE TERP Holdings Inc., which we refer to as Merger Sub, is a Delaware corporation. Merger Sub is a wholly-owned subsidiary of Brookfield Holdco and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to holders of our Class A common stock and holders of our Class B common stock, whom we refer to collectively as our stockholders, as part of the solicitation of proxies by the board of directors for use at the special meeting of our stockholders to be held on [•], 2017 at [•], Eastern Time, at [•], or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the special meeting, holders of our Class A common stock and Class B common stock, which we refer to collectively as our common stock or our shares, will be asked to:

•	consider and vote on a proposal to adopt and approve the transaction agreement (Proposal 1 on your proxy card);
•	consider and vote on a proposal to approve the charter amendment (Proposal 2 on your proxy card);
•	consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and the other transactions (Proposal 3 on your proxy card); and
•	consider and vote on any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment (Proposal 4 on your proxy card).

The board of directors recommends that you vote “FOR” each of the above proposals.

If our stockholders fail to adopt and approve the transaction agreement or the proposal to approve the charter amendment, the merger will not occur. A copy of the transaction agreement is attached as Annex A to this proxy statement and a copy of the proposed amended and restated charter is attached as Annex C-3 to this proxy statement, each of which is incorporated herein by reference and which you should read carefully and in its entirety.

Record Date and Quorum

We have fixed the close of business on [•], 2017 as the record date for the special meeting, and only holders of record of the Company’s common stock on the record date are entitled to notice of, and to vote at (in person or represented by proxy), the special meeting. As of the close of business on the record date, there were [•] shares of our Class A common stock outstanding, held by [•] holders of record. As of the close of business on the record date, there were 48,202,310 shares of our Class B common stock outstanding. Each share of Class A common stock is entitled to one (1) vote and each share of Class B common stock is entitled to ten (10) votes. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock.

For purposes of the proposal to adopt and approve the transaction agreement, the proposal to approve the charter amendment, the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment, the holders of a majority of the total voting power of our Class A common stock and Class B common stock, collectively, outstanding at the close of business on the record date, entitled to vote and present in person or represented by proxy at the special meeting, constitute a quorum. Abstentions are counted as present for the purpose of determining whether a quorum is present. Shares of our Class A common stock held in “street name” through a bank, brokerage firm or other nominee are not counted as present for the purpose of determining whether a quorum is present unless instructions have been provided by the beneficial owner to the applicable bank, brokerage firm or other nominee with respect to at least one proposal to be voted upon at the special meeting.

In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies. Whether or not a quorum is present, approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Pursuant to the voting and support agreement, SunEdison and certain of its controlled affiliates have agreed to appear at the special meeting or otherwise cause all of their equity securities of the Company which any of them beneficially owns, from time to time, to be counted as present at the special meeting for purposes of calculating a quorum, and to vote or cause to be voted all such equity securities in favor of any such proposal to adjourn the special meeting. Accordingly, as long as the voting and support agreement remains in effect and SunEdison remains obligated under the terms thereof to vote in favor of any such proposal to adjourn for such purpose, the presence of a quorum at the special meeting and the approval of any such proposal are assured.

Attendance

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. If you are a record holder of shares of Class A common stock, please bring a valid photo identification to the special meeting. If your shares of our Class A common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting valid photo identification and proof of your beneficial ownership of our Class A common stock. Acceptable proof could include an account statement showing that you owned shares of the Company’s Class A common stock on the record date, [•], 2017. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder.

Vote Required

Adoption and approval of the transaction agreement requires both (i) the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of our Class A common stock entitled to vote thereon, excluding Brookfield Holdco, SunEdison, Inc. and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Exchange Act), and (ii) the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon. Approval of the charter amendment requires the affirmative vote of holders of 66 2/3% of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon. For the proposal to adopt and approve the transaction agreement and the proposal to approve the charter amendment, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to adopt and approve the transaction agreement or as votes cast in favor of the proposal to approve the charter amendment, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt and approve the transaction agreement and a vote “AGAINST” the proposal to approve the charter amendment. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of adoption and approval of the transaction agreement and its vote in favor of approval of the charter amendment would be necessary to secure, respectively, stockholder adoption and approval of the transaction agreement and stockholder approval of the charter amendment. Pursuant to the voting and support agreement, SunEdison and certain of its controlled affiliates have agreed to vote or cause to be voted all equity securities of the Company which any of them beneficially owns, from time to time, in favor of the adoption and approval of the transaction agreement and the approval of the charter amendment. Accordingly, as long as the voting and support agreement remains in effect and SunEdison remains obligated under the terms thereof to vote in favor of the adoption and approval of the transaction agreement and the approval of the charter amendment, the adoption and approval of the transaction agreement by the holders of a majority of the combined total voting power of our Class A common stock and Class B common stock and the approval of the charter amendment are assured. However, the adoption and approval of the transaction agreement by the holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon, excluding SunEdison, Brookfield Holdco and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Exchange Act), are not assured.

Approval, by non-binding advisory vote, of certain compensation arrangements for the Company’s named executive officers in connection with the merger and the other transactions contemplated by the transaction agreement requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of approval of the merger-related compensation would be necessary to secure stockholder approval thereof. For the proposal to approve the merger-related compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to submit a proxy or attend in person the special meeting, or if there are broker non-votes with respect to your shares of our common stock on the issue, as applicable, the shares of our common stock held by you will not be counted in respect of the proposal to approve the merger-related compensation. If you abstain, the shares of our common stock held by you or your broker will have the same effect as a vote “AGAINST” the proposal to approve the merger-related compensation.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon. For any proposal to adjourn the special meeting, if necessary or appropriate for such purpose, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to submit a proxy or attend in person the special meeting, or if there are broker non-votes with respect to your shares of our common stock on the issue, as applicable, the shares of our common stock held by you will not be counted in respect of any such proposal to adjourn for such purpose. If you abstain, the shares of our common stock held by you or your broker will have the same effect as a vote “AGAINST” any such proposal to adjourn for such purpose. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies would be necessary to secure stockholder approval of any such adjournment for such purpose. Pursuant to the voting and support agreement, SunEdison and certain of its controlled affiliates have agreed to vote or cause to be voted all equity securities of the Company which any of them beneficially owns, from time to time, in favor of any such proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Accordingly, as long as the voting and support agreement remains in effect and SunEdison remains obligated under the terms thereof to vote in favor of any such proposal to adjourn for such purpose, the approval of any such proposal is assured.

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of our common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of our Class A common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of our Class A common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our Class A common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Banks, brokerage firms or other nominees who hold shares in street name for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals to be considered at the special meeting, and, as a result, absent specific instructions from the beneficial owner of such shares of our Class A common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our Class A common stock on non-routine matters. These shares of our Class A common stock held in “street name” through a bank, brokerage firm or other nominee will not be counted for the purpose of determining whether a quorum is present unless instructions have been provided by the beneficial owner to the applicable bank, brokerage firm or other nominee with respect to at least one proposal to be voted upon at the special meeting, and, absent specific instructions from the beneficial owner, will have the same effect as a vote “AGAINST” the proposal to adopt and approve the transaction agreement and a vote “AGAINST” the proposal to approve the charter amendment and will not be counted in respect of the proposal to approve the merger-related compensation and in respect of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

IT IS IMPORTANT THAT YOU PROMPTLY VOTE YOUR SHARES OF OUR COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [•], 2017, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [•] shares of our Class A common stock (not including any shares of our common stock deliverable upon vesting and conversion of any outstanding Company RSUs under the Company stock plan), representing approximately [•] percent of the outstanding shares of our Class A common stock, which represents [•]% of the combined total voting power of the holders of our Class A common stock and Class B common stock.

As of [•], 2017, the record date, Brookfield and its affiliates beneficially owned and were entitled to vote, in the aggregate, [•] shares of our Class A common stock, representing approximately [•]% of the outstanding shares of our Class A common stock, which represents [•]% of the combined total voting power of the holders of our Class A common stock and Class B common stock.

As of [•], 2017, the record date, SunEdison and its affiliates beneficially owned and were entitled to vote, in the aggregate, [•] shares of our Class A common stock, representing approximately [•]% of the outstanding shares of our Class A common stock, and 48,202,310 shares of our Class B common stock, representing 100% of our outstanding shares of our Class B common stock, which collectively represents [•]% of the combined total voting power of the holders of our Class A common stock and Class B common stock.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	by proxy—stockholders of record have a choice of voting by proxy:
•	by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or
•	in person—you may attend the special meeting and cast your vote there.

If your shares of our Class A common stock are held in “street name” through a bank, brokerage firm or other nominee, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Proxies and Revocation

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates and properly completed forms of election.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the transaction agreement, “FOR” the proposal to approve the charter amendment, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment.

If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt and approve the transaction agreement or the proposal to approve the charter amendment, which will have the same effect as a vote “AGAINST” the proposal to adopt and approve the transaction agreement and a vote “AGAINST” the proposal to approve the charter amendment, and your shares of our Class A common stock will not be counted in respect of the proposal to approve the merger-related compensation or any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, Attention: Secretary.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at 1-800-322-2885 or collect at 212-929-5500. MacKenzie Partners, Inc. may also be contacted via email at proxy@mackenziepartners.com.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the transaction agreement or to approve the charter amendment requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon. SunEdison is the indirect holder of 100% of our Class B common stock and currently holds approximately 83.9% of the combined total voting power of the holders of our Class A common stock and Class B common stock. Because of SunEdison’s ownership of our Class B common stock, its vote in favor of approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies would be necessary to secure stockholder approval of any such adjournment for such purpose. Pursuant to the voting and support agreement, SunEdison and certain of its controlled affiliates have agreed to vote or cause to be voted all equity securities of the Company which any of them beneficially owns, from time to time, in favor of any such proposal. Accordingly, as long as the voting and support agreement remains in effect and SunEdison remains obligated under the terms thereof to vote in favor of any such proposal to adjourn for such purpose, the approval of any such proposal is assured. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of $17,500 and telephone charges. The Company has agreed to reimburse MacKenzie Partners, Inc. for certain fees and expenses and will also indemnify MacKenzie Partners, Inc., its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at 1-800-322-2885 or collect at 1-212-929-5500. You may also contact MacKenzie Partners, Inc. via email at proxy@mackenziepartners.com.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the transaction agreement, which is attached to this proxy statement as Annex A and incorporated herein by reference. You should read the entire transaction agreement carefully as it is the legal document that governs the merger.

The transaction agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger, and will continue to do business following the consummation of the merger. Immediately following the merger, Brookfield Holdco will hold a 51% interest in the surviving corporation, subject to the Brookfield Holdco equity adjustment. The Company will continue to be a publicly traded company following the consummation of the merger and will continue to file periodic reports with the SEC, on account of its Class A common stock. Concurrently with the consummation of the merger, Brookfield and certain of its affiliates will enter into certain sponsorship arrangements with the Company, as described more fully in “The Sponsorship” beginning on page [•].

Merger Consideration

If the transactions are completed, each holder of Class A common stock and each holder of Company restricted stock awards and Company RSUs outstanding immediately prior to the effective time of the merger will receive a special cash dividend in the amount of $1.94 per share of Class A common stock or Company restricted stock award held or share of Class A common stock into which such Company RSUs are exchangeable, which we refer to as the special dividend. In addition, if the transactions are completed, holders of shares of our Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares), including SunEdison, will be entitled, depending on each holder’s election, to either (i) receive $9.52 in cash or (ii) retain one share of Class A common stock of the surviving corporation in the merger, for each share of Class A common stock owned by such holder prior to the merger. Additionally, each Company restricted stock award outstanding immediately prior to the effective time of the merger will be converted into the right to receive the per share merger consideration, and each Company RSU outstanding immediately prior to the effective time of the merger will be converted into the right to receive the per share merger consideration in respect of each share of Class A common stock subject to such Company RSU.

The election of per share merger consideration by holders of Class A common stock is subject to proration based on the total number of shares electing each type of consideration to ensure that, immediately following the merger and subject to the Brookfield Holdco equity adjustment (as described below), stockholders other than Brookfield Holdco or any direct or indirect subsidiary of Brookfield Holdco will retain an aggregate number of shares of Class A common stock equal to 49% of the total shares of Class A common stock outstanding immediately prior to the effective time of the merger, calculated on a fully-diluted, as converted basis (which, for the avoidance of doubt, will include the SunEdison additional shares), meaning that stockholders that elect to receive the per share cash consideration in respect of all their shares may still retain a portion of their shares in the Company post-closing, and conversely, stockholders that elect to retain all their shares may still receive the per share cash consideration in respect of a portion of their shares. If a holder does not make an election, such holder will be deemed to have made an election for the per share stock consideration if the total number of shares for which holders have elected to receive the per share cash consideration exceeds the maximum set forth in the transaction agreement or an election for the per share cash consideration if the total number of shares for which holders have elected to receive the per share stock consideration exceeds the maximum set forth in the transaction agreement.

Background of the Merger

Overview of Principal Events Related to the Transaction Agreement with Brookfield

On March 6, 2017, following the unanimous recommendation of the conflicts committee, the members of the Company’s board of directors voting on the matter unanimously (i) determined that the merger was fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable the transaction agreement, the merger and the other transactions contemplated by the transaction agreement and resolved to recommend that the holders of shares of Class A common stock and Class B common stock adopt and approve the transaction agreement, the merger and the other transactions contemplated by the transaction agreement and (ii) directed that the transaction agreement be submitted to the holders of shares of Class A common stock and Class B common stock for their adoption and approval.

The recommendation of the Company’s board of directors marked the completion of a strategic review process that was initiated by the Company’s conflicts committee and board of directors in May 2016, which followed the development, beginning in January 2016, of a contingency plan for operation by the Company independent of SunEdison, as further discussed below.

Following the Company’s initial public offering in July 2014, the Company operated as a “yieldco” managed primarily by SunEdison. The Company has historically been highly dependent on SunEdison for important corporate, project and other services, including personnel (including all executive officers), management services and project-level asset management and operations and maintenance services.

Until November 2015, a majority of the members of the Company’s board of directors were SunEdison employees. However, effective as of November 20, 2015, the Company’s board of directors was reconstituted to consist of seven members, four of whom (including its Chairman, Mr. Peter Blackmore) were independent pursuant to Nasdaq’s independence standards. The remaining three members were SunEdison’s then Chief Executive Officer, Mr. Ahmad Chatila, SunEdison’s then Chief Financial Officer and the Company’s then President and Chief Executive Officer, Mr. Brian Wuebbels, and SunEdison’s General Counsel, Mr. Martin Truong. Three of the four independent (pursuant to Nasdaq’s independence standards) directors, Mr. Blackmore, Mr. John F. “Jack” Stark and Mr. Christopher Compton, constituted the conflicts committee. Mr. Blackmore served as chair of the conflicts committee. The remaining independent (pursuant to Nasdaq’s independence standards) director was Mr. Hanif “Wally” Dahya. The same individuals served in the same roles on Global’s board of directors and the Corporate Governance and Conflicts Committee of Global, which we refer to as Global’s conflicts committee.

After SunEdison became financially distressed (before ultimately filing for bankruptcy protection pursuant to Chapter 11 of the U.S. Bankruptcy Code on April 21, 2016), the Company, in January 2016, at the direction of the conflicts committee and relying mainly on the SunEdison employees dedicated to the Company’s legal, operational and financial reporting functions, began developing a contingency plan, which we refer to as the contingency plan, to transition from the Company’s operational dependence on SunEdison. This plan included the retention of advisors and consultants, an assessment of the services provided to the Company by SunEdison that might need to be replaced in the event SunEdison ceased to provide those services, the adoption of a retention plan for certain employees of SunEdison providing services to the Company, and actions to facilitate the preparation of the Company’s financial statements and the completion of independent audits of those financial statements. The goal was to minimize disruptions to, and the impact of increased costs on, the Company’s business and operations and to preserve stockholder value.

In February 2016, each of the Company and Global retained AlixPartners, LLP, which we refer to as AlixPartners, to assist with developing the contingency plan described above and to advise the Company on a wide range of consulting, planning and operational functions necessary to counteract the impact of a potential SunEdison bankruptcy on the Company and to preserve the Company’s business. Also at this time, members of management of the Company and of Global contacted representatives of Centerview, which had been previously engaged as financial advisor to the conflicts committee with respect to a separate ongoing acquisition in which the Company was involved and which was unrelated to the contingency plan, regarding a potential engagement of Centerview as a financial advisor to the Company and Global to assist on matters associated with the potential restructuring of SunEdison and other matters.

On March 7, 2016, the conflicts committee and Centerview executed an engagement letter, whereby the conflicts committee retained Centerview as financial advisor to assist on matters associated with the potential restructuring of SunEdison and other unrelated matters. As further discussed below, this engagement letter was superseded by a subsequent engagement letter executed by the Company, the conflicts committee, TerraForm Power, LLC (the Company’s operating subsidiary), the conflicts committee of TerraForm Power, LLC and Centerview on July 20, 2016.

In deciding to hire the same advisors for the Company and Global, the Company’s board of directors, Global’s board of directors, the conflicts committee and Global’s conflicts committee (at that time, the individuals serving on the two boards and on the two conflicts committees were identical, as described above) considered and discussed the substantial overlapping and similar issues for the Company and Global, the fact that there were no substantial transactions between the Company and Global that could give rise to potential conflicts of interest, the fact that each of the Company and Global had its own separate general counsel and the Company’s ability to retain additional advisors if conflicts arose in the future.

On March 25, 2016, the Company’s board of directors held a joint meeting with Global’s board of directors to discuss the implications and risks of a potential SunEdison bankruptcy for the Company, the process for completion and audit of the Company’s financial statements and the status of the Company’s contingency plan. Members of management of the Company, members of management of Global and representatives of AlixPartners, Centerview, Greenberg Traurig, LLP (which we refer to as Greenberg Traurig), independent legal advisor to the conflicts committee and Global’s conflicts committee, Sullivan & Cromwell LLP (which we refer to as Sullivan & Cromwell), the Company’s and Global’s legal advisor, and Wilmer Cutler Pickering Hale and Dorr LLP (which we refer to as WilmerHale), the Company’s and Global’s main litigation counsel, were present. Following a discussion of the actions that SunEdison might take or fail to take during its financial distress, the resulting disruption to the Company’s operations and related concerns, the Company’s board of directors approved resolutions authorizing the conflicts committee to evaluate and act affirmatively with respect to matters involving or substantially relating to SunEdison in connection with a potential SunEdison bankruptcy, including taking actions to protect the Company’s contractual and other rights and to preserve the value of the Company and its assets.

Each joint meeting involving the Company’s board of directors and Global’s board of directors, such as the March 25, 2016 joint meeting and the joint meetings described below, and each joint meeting involving the conflicts committee and Global’s conflicts committee, was held jointly for information sharing purposes only. Decisions made at each such joint meeting by the Company’s board of directors or the conflicts committee were made solely with respect to, and taking into account the specific circumstances of, the Company.

On March 30, 2016, Mr. Wuebbels resigned as President and Chief Executive Officer of the Company and as a director of the Company. In his place, the Company’s board of directors appointed as a director of the Company Mr. Ilan Daskal, who had been named as the designee to replace Mr. Wuebbels as Chief Financial Officer of SunEdison and whose appointment had been proposed by SunEdison. Also on March 30, 2016, the Company’s board of directors established an office of the Chairman consisting of the directors who satisfied Nasdaq’s independence standards at the time, which was to be led by the Company’s Chairman, Mr. Blackmore. That office of the Chairman was subsequently abolished effective April 21, 2016, on which date Mr. Blackmore was appointed as Chairman and Interim Chief Executive Officer of the Company. Also on March 30, 2016, Mr. Blackmore resigned from the conflicts committee, Mr. Dahya was appointed to the conflicts committee, and Mr. Stark was designated as the conflicts committee’s chair.

Also on April 21, 2016, SunEdison and certain of its affiliates (but not the Company or Global) filed for bankruptcy protection pursuant to Chapter 11 of the U.S. Bankruptcy Code, which we refer to as the SunEdison bankruptcy.

On April 30, 2016, in response to the SunEdison bankruptcy, Brookfield sent a letter to Mr. Chatila, then the Chief Executive Officer of SunEdison and a member of its board of directors and also a director of the Company, offering to acquire all of SunEdison’s interests in the Company for an anticipated offer price of $11.00 per share of Class A common stock. The offer was subject to 48 hours of due diligence by Brookfield and assumed that SunEdison would convert its shares of the Company’s Class B common stock and its Class B units in TerraForm Power, LLC, into shares of the Company’s Class A common stock comprising a non-controlling interest in the Company, and would then transfer these shares of Class A common stock to Brookfield, together with all IDRs held by SunEdison in TerraForm Power, LLC. SunEdison did not share this offer with the Company.

In May 2016, the Company’s conflicts committee and board of directors commenced a strategic review process, which was initiated to preserve and protect stockholder value in light of the disruption caused by the SunEdison bankruptcy. The conflicts committee, given the potentially conflicting interests between SunEdison, on the one hand, and the Company’s stockholders other than SunEdison and its affiliates (which we refer to as the Company’s public stockholders), on the other hand, undertook oversight of the strategic review process, with a mandate to be guided by consideration of the best interests of all of the Company’s stockholders and to ensure that all interactions with SunEdison were conducted on an arm’s-length basis. Throughout the strategic review process, all decisions with respect to any strategic transaction, including the proposed transaction with

Brookfield, were made following a determination that the decision would be in the best interests of all of the Company’s stockholders and with the consent of a majority of the directors who satisfy Nasdaq’s independence standards. Moreover, in February 2017, as discussed in greater detail below, the conflicts committee was reconstituted to be comprised entirely of directors who satisfy Nasdaq’s independence standards and who have no ties to SunEdison or Global, in order to ensure that all decisions made by the conflicts committee with respect to any strategic transaction involving the Company, including the proposed sponsorship transaction with Sponsor, would be made in the best interests of all of the Company’s stockholders by directors who had no ties to SunEdison or Global (which had undertaken its own strategic review process).

As part of the strategic review process, at the direction of the conflicts committee, management of the Company began developing, with the assistance of its advisors, a business plan for the Company to operate independently of SunEdison (or any other sponsor). The business planning process addressed multiple areas, including growth prospects, dividend targets, organizational design, investment strategy, capital structure, competitive position, project operations and corporate costs. The Company also continued to assess the consequences of the SunEdison bankruptcy, including the nature and amount of potential legal claims the Company may have against SunEdison, and potential claims SunEdison may have against the Company, and evaluated whether it would be in the best interests of all Company stockholders to cooperate with SunEdison if SunEdison sought to sell its interests in the Company.

In early May 2016, Mr. Sachin Shah, Senior Managing Partner of Brookfield, held discussions with a representative of Centerview and a representative of Rothschild Inc. (which we refer to as Rothschild), financial advisor to SunEdison, regarding the possibility of engaging with SunEdison on a potential transaction involving Brookfield, the Company and Global. Following these discussions, on May 10, 2016, Brookfield sent a letter to John Dubel, Chief Restructuring Officer of SunEdison, which set forth an offer, subject to due diligence, to acquire 100% of SunEdison’s interests in both the Company and Global (including all IDRs held by SunEdison in both TerraForm Power, LLC and Global’s operating subsidiary, TerraForm Global, LLC) for $11.75 per share of the Company’s Class A common stock and $2.40 per share of Global’s Class A common stock. Brookfield’s offer was subject to satisfactory due diligence by Brookfield and assumed that SunEdison would convert its shares of Class B common stock in each of the Company and Global and its Class B units in each of TerraForm Power, LLC and TerraForm Global, LLC into shares of Class A common stock of each company, which, in the case of the Company, would comprise a noncontrolling interest, and would then transfer these shares of Class A common stock to Brookfield, together with all IDRs held by SunEdison in TerraForm Power, LLC and TerraForm Global, LLC. In addition, if a sale of SunEdison’s interests in the Company was to be effected through an auction conducted by the bankruptcy court, Brookfield’s offer was also conditioned on Brookfield being approved as the “stalking horse bidder” in the auction, consummation of a sale within 90 days of acceptance of Brookfield’s offer, and sales procedures that would provide Brookfield with a matching right for competing bids and a topping fee of 25% of the increase in value generated if a competing bid was accepted by the Company. SunEdison did not share this offer with the Company.

Throughout the remainder of May 2016, representatives of the Company, SunEdison, Centerview and Rothschild held numerous discussions with parties who expressed an interest in a potential transaction involving the Company or SunEdison’s interests in the Company. There were discussions between one or more representatives of the Company, SunEdison, Centerview and Rothschild, on the one hand, and representatives of Brookfield, on the other hand, regarding Brookfield’s interest in such a transaction. Representatives of Brookfield also had separate discussions with representatives of certain of SunEdison’s second lien creditor constituents, which we refer to as the 2L holders, regarding such a potential transaction.

On May 25, 2016, the conflicts committee and Global’s conflicts committee held a joint meeting to discuss the process for a potential sale by SunEdison of the shares it held in the Company and Global. Mr. Blackmore, a member of management of Global and representatives of AlixPartners, Centerview, Greenberg Traurig and Sullivan & Cromwell were present. A representative of Centerview reviewed sale procedures designed by Centerview and AlixPartners to protect the Company’s interests in such a sale, including the use of its confidential information.

On May 26, 2016, at the direction of the conflicts committee, representatives of the Company sent a letter to representatives of SunEdison informing SunEdison that, absent prior approval from the Company, the Company’s non-public information in SunEdison’s possession could only be used to provide services to the Company and could not be disclosed to any third parties, including in connection with a potential sale of SunEdison’s equity interests in the Company.

Also on May 26, 2016, Mr. Chatila resigned from his position as a director of the Company. In his place, the Company’s board of directors appointed as a director of the Company Mr. David Ringhofer, an employee of SunEdison. The appointment of Mr. Ringhofer had been proposed by SunEdison.

Beginning in early June 2016, representatives of the Company and SunEdison held discussions with representatives of Brookfield on a number of occasions regarding the Company’s strategic review process and Brookfield’s interest in participating in that process, including the possibility of Brookfield signing a confidentiality agreement and a virtual data room being opened in order to allow Brookfield to conduct due diligence on the Company.

As part of its oversight of the strategic review process, the conflicts committee also supervised the engagement of additional advisors, including a review of their qualifications and potential conflicts of interest. Following interviews with several potential financial advisors and a discussion with members of management of the Company and representatives of Greenberg Traurig and Sullivan & Cromwell at a joint meeting held by the conflicts committee and Global’s conflicts committee on June 1, 2016 at which Mr. Blackmore, other members of management of the Company, members of management of Global and representatives of AlixPartners, Greenberg Traurig and Sullivan & Cromwell were present, the conflicts committee directed management of the Company to negotiate a new engagement with Centerview to serve as financial advisor to the Company in connection with the strategic review process (as discussed below, the Company, the conflicts committee, TerraForm Power, LLC, the conflicts committee of TerraForm Power, LLC and Centerview executed the engagement letter related to this engagement on July 20, 2016). At this time, Global’s conflicts committee directed the management of Global to negotiate a separate engagement with Centerview to serve as financial advisor to Global in connection with its strategic review process. In addition, the conflicts committee directed management of the Company to negotiate an engagement with Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, to serve as an independent financial advisor solely to the conflicts committee, the Company, TerraForm Power, LLC and the conflicts committee of TerraForm Power, LLC (the constitution of which is further described below), and not to Global (as discussed below, the Company, TerraForm Power, LLC and Morgan Stanley executed the engagement letter related to this engagement on July 6, 2016).

Also at the June 1, 2016 joint meeting of the conflicts committee and Global’s conflicts committee, representatives of Sullivan & Cromwell discussed with the independent directors (pursuant to Nasdaq’s independence standards) of each of the Company and Global their fiduciary duties under Delaware law generally and in the context of transactions involving or relating to SunEdison, including a potential sale by SunEdison of the shares it held in the Company and Global. Representatives of Sullivan & Cromwell also reviewed the corporate and governance structure of the Company and, jointly with management of the Company, presented the terms of a proposed amendment to the limited liability company agreement of TerraForm Power, LLC pursuant to which, until the first annual meeting of stockholders of the Company held after December 31, 2016, a conflicts committee comprised solely of directors who satisfy Nasdaq’s independence standards would be given the exclusive power to manage and control business decisions relating to or involving conflicts of interest with SunEdison and any of its affiliates without being able to be removed by SunEdison. Following discussion, the conflicts committee approved the amendment to the TerraForm Power, LLC limited liability company agreement, which was disclosed in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission (which we refer to as the SEC) on June 2, 2016.

Throughout the strategic review process, from time to time, members of management of the Company and various other representatives of the Company, including representatives of Sullivan & Cromwell, Centerview and Morgan Stanley, met with representatives of SunEdison, including Rothschild, Skadden, Arps, Slate, Meagher & Flom LLP (which we refer to as Skadden), legal advisor to SunEdison, and representatives of certain of the secured creditors of SunEdison in the SunEdison bankruptcy, including J.P. Morgan Securities LLC (which we refer to as J.P. Morgan) and Houlihan Lokey (which we refer to as Houlihan Lokey), financial advisors to the 2L holders, Akin Gump Strauss Hauer & Feld LLP (which we refer to as Akin Gump), legal advisor to the 2L holders, BRG Capstone, financial advisor to SunEdison’s first lien creditors, and White & Case LLP and Latham

& Watkins LLP, legal advisors to the first lien creditors. The purpose of these meetings was to discuss, among other matters, a strategic review process that could involve the sale of SunEdison’s interests in the Company. The Company understood that certain secured creditors may have approval rights with respect to such transactions under the terms of SunEdison’s debtor-in-possession financing arrangements and related bankruptcy court orders.

On June 22, 2016, the conflicts committee held a joint meeting with Global’s conflicts committee to discuss the strategic review processes being undertaken by the Company and Global, including the potential sale of SunEdison’s interests in the Company and Global and a potential strategic alternatives process that could include a sale of the Company and Global or potential sponsorship for each of the Company or Global, in which a new sponsor would replace SunEdison. Mr. Blackmore, other members of management of the Company, members of management of Global and representatives of AlixPartners, Centerview, Greenberg Traurig and Sullivan & Cromwell were present. A representative of Sullivan & Cromwell discussed with the members of the conflicts committee the fiduciary duties of directors of the Company in connection with such a potential strategic alternatives process involving the Company. Following discussion, the conflicts committee determined that the Company’s cooperation with SunEdison in its efforts to sell its interests in the Company should be conditioned upon SunEdison’s agreement to engage cooperatively with the Company pursuant to a mutually agreed process. At all times, the Company consistently asserted that SunEdison had no right to transfer its Class B common stock in the Company or its Class B units in TerraForm Power, LLC to a third party or to convert such stock and units into transferable Class A common stock without the consent of the Company, which SunEdison at all times and consistently disputed.

On June 24, 2016, Mr. Daskal resigned from his position as a director of the Company, and Mr. Gregory Scallen, an employee of SunEdison, was appointed as an observer of the Company’s board of directors. On that day, the Company’s board of directors also approved Mr. Scallen to become a director of the Company on July 24, 2016. SunEdison had proposed that Mr. Scallen be appointed as a director of the Company as of July 24, 2016, and be granted observer rights on the Company’s board of directors in the interim period.

On June 29, 2016, Brookfield filed a Schedule 13D with the SEC in which it disclosed that certain of its affiliates (including one of its hedge fund affiliates) had acquired beneficial ownership of a 12.13% interest in the outstanding shares of the Company’s Class A common stock (as of April 21, 2016, based on information provided by SunEdison in connection with its bankruptcy filing), and also had economic exposure to additional shares of the Company’s Class A common stock as a result of certain cash settled swap arrangements that were concurrently disclosed, for an aggregate economic exposure of approximately 24.82% of the Company’s then outstanding Class A common stock. Brookfield also disclosed that it may make public or private proposals relating to the acquisition of all or a portion of the outstanding equity of the Company that it and such affiliates did not beneficially own.

On June 30, 2016, Brookfield Holdco filed a premerger notification and report form, required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder, with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice. Brookfield Holdco’s request for early termination of the applicable waiting period was granted on July 22, 2016.

In late June and early July 2016, following Brookfield’s Schedule 13D filing, representatives of the Company held discussions with representatives of Brookfield on a number of occasions regarding Brookfield’s interest in a potential transaction involving the Company or the shares of the Company held by SunEdison. Representatives of the Company indicated that the Company could provide access to a virtual data room to allow Brookfield to conduct due diligence on the Company, but that such access would be conditioned on Brookfield’s entering into a confidentiality agreement with the Company, which Brookfield indicated it was not willing to do at that time.

Also on June 30, 2016, the Company’s board of directors held a joint meeting with Global’s board of directors. Members of management of the Company, members of management of Global and representatives of AlixPartners, Centerview and Sullivan & Cromwell were present. On the recommendation of the conflicts committee, the Company’s board of directors resolved to engage Centerview as financial advisor to the Company, TerraForm Power, LLC, the conflicts committee and the conflicts committee of TerraForm Power LLC, and to engage Morgan Stanley as financial advisor to the Company and TerraForm Power LLC. Global’s board of directors, on the recommendation of Global’s conflicts committee, separately resolved to engage

Centerview as financial advisor to Global, TerraForm Global, LLC, Global’s conflicts committee and the conflicts committee of TerraForm Global, LLC, and to engage Greentech Capital Advisors Securities, LLC, which we refer to as Greentech, as financial advisor to Global and TerraForm Global, LLC.

On July 1, 2016, at a joint meeting of the conflicts committee and Global’s conflicts committee at which Mr. Blackmore, a member of management of Global and representatives of AlixPartners, Greenberg Traurig and Sullivan & Cromwell were present, the conflicts committee approved the engagement letter for Centerview with the Company, TerraForm Power, LLC, the conflicts committee and the conflicts committee of TerraForm Power, LLC, and the engagement letter for Morgan Stanley with the Company and TerraForm Power, LLC. In light of the notice of Brookfield’s share acquisition, the conflicts committee also discussed whether it would be advisable for the Company to adopt a stockholder rights plan in order to enable the conflicts committee to maximize value for the Company’s public stockholders in connection with Brookfield’s publicly announced intention to acquire majority control of the Company.

At a series of meetings held in July 2016, the Company’s conflicts committee and board of directors each further considered and discussed with management of the Company and their legal and financial advisors the advantages and drawbacks of adopting a stockholder rights plan in order to prevent potential bidders, including Brookfield, from acquiring control of the Company without paying fair value to the Company’s stockholders, to encourage Brookfield (or any other potential acquirer) to negotiate directly with the conflicts committee in connection with a potential transaction and to deter future acquisitions of shares by Brookfield that might adversely affect the willingness of other potential bidders to consider strategic transactions with the Company. Representatives of Sullivan & Cromwell prepared a stockholder protection rights agreement, drafts of which were reviewed by the conflicts committee and the board of directors. Representatives of the Company also conferred with representatives of SunEdison concerning the possible terms of such a rights plan.

On July 6, 2016, the Company, TerraForm Power, LLC and Morgan Stanley executed the engagement letter for Morgan Stanley.

On July 20, 2016, the Company, TerraForm Power, LLC, the conflicts committee, the conflicts committee of TerraForm Power, LLC and Centerview executed the engagement letter for Centerview, which superseded the engagement letter which had been executed by the conflicts committee and Centerview on March 7, 2016.

On July 22, 2016, Brookfield filed an amendment to its Schedule 13D to report that it had entered into a letter agreement and formed a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, with Appaloosa LP and certain of its affiliates (which we refer to collectively as Appaloosa) with respect to the Company’s shares of Class A common stock. The amendment disclosed that Brookfield, its affiliates and Appaloosa together beneficially owned approximately 22% of the then issued and outstanding shares of the Company’s Class A common stock and that Brookfield, its affiliates and Appaloosa intended to act as joint bidders for SunEdison’s interests in the Company. As discussed below, the letter agreement between Brookfield and Appaloosa expired in accordance with its terms on January 18, 2017.

At a joint meeting of the Company’s board of directors and Global’s board of directors held on July 24, 2016 at which members of management of the Company, members of management of Global and representatives of AlixPartners, Centerview and Sullivan & Cromwell were present, representatives of Sullivan & Cromwell summarized the terms of a draft stockholder protection rights agreement. After discussion, acting by written resolutions dated July 24, 2016, the Company’s board of directors, following the recommendation of the conflicts committee, approved the proposed stockholder protection rights agreement, which was disclosed in the Company’s current report on Form 8-K filed with the SEC on July 25, 2016.

On July 24, 2016, Mr. Scallen became a director of the Company.

On July 25, 2016, the Company also publicly disclosed that it, Global and SunEdison were working together to explore potential value creating options for SunEdison’s interests in the Company and Global. Thereafter, the Company, Global and SunEdison reached agreement on a jointly managed process for the sale of SunEdison’s interests in the Company and Global and the process for providing due diligence information to potentially interested parties, as discussed below.

Also on July 25, 2016, Brookfield sent a letter to the independent directors of the Company and Mr. Dubel, Chief Executive Officer and Chief Restructuring Officer of SunEdison, regarding Brookfield’s interest in exploring various alternatives to replace SunEdison as sponsor for the Company or a broader transaction for all of the outstanding shares of the Company.

During July and August 2016, management of the Company, with the assistance of Centerview and Morgan Stanley, began to evaluate a business plan predicated on stabilizing the business without acquisitions and another business plan predicated on growing the business through third party acquisitions (such business plans we refer to collectively as the stand-alone plan).

At a series of joint meetings of the conflicts committee and Global’s conflicts committee held in July and August 2016, the conflicts committee met with the financial and legal advisors to review the stand-alone plan developed by management of the Company and the other strategic alternatives available to the Company, with a view towards determining whether it was advisable to pursue such a plan or to pursue a strategic alternatives process which could lead to a whole-company sale or the selection of a new sponsor to facilitate the Company’s growth. The Company’s financial advisors discussed certain financial implications of the stand-alone plan, and the Company’s resulting competitive position in the relevant markets for renewable energy assets. The conflicts committee also discussed the advantages and drawbacks of selling the Company, the risks associated with executing the stand-alone plan and the potential implications to the Company’s public stockholders of a sale of only SunEdison’s interests in the Company. In addition, on August 11, 2016, at a joint meeting of the conflicts committee and Global’s conflicts committee at which Mr. Blackmore, other members of management of the Company, a member of management of Global and representatives of AlixPartners, Centerview, Morgan Stanley, Greenberg Traurig and Sullivan & Cromwell were present, Morgan Stanley presented its preliminary valuation analysis of the Company under several stand-alone scenarios. On August 22, 2016, at a joint meeting of the conflicts committee and Global’s conflicts committee at which Mr. Blackmore, another member of management of the Company and representatives of Centerview, Greenberg Traurig and Sullivan & Cromwell were present, Centerview presented its preliminary valuation analysis of the Company under several stand-alone scenarios.

Also during July and August 2016, representatives of Sullivan & Cromwell, Centerview and Morgan Stanley had a number of discussions and meetings with representatives of SunEdison, including representatives of Rothschild and Skadden, and representatives of SunEdison’s creditors regarding the possibility of conducting a jointly managed process for the sale of SunEdison’s interests in the Company.

Also, on a number of occasions during late July and August 2016, representatives of the Company, SunEdison, SunEdison’s creditors and their respective advisors held discussions with representatives of Brookfield regarding a potential process for the sale of SunEdison’s interests in the Company and Global, Brookfield’s interest in participating in such a process, the possibility of confidential information being provided to Brookfield in a virtual data room to enable Brookfield to conduct due diligence on the Company, and Brookfield’s willingness to sign a confidentiality agreement with the Company.

In August 2016, the Company, Global and SunEdison launched a mutually agreed process for the sale of SunEdison’s interests in the Company and Global, which commenced with outreach by Centerview, Morgan Stanley, Greentech (in its capacity as financial advisor to Global) and Rothschild to approximately 160 potential acquirors of SunEdison’s interests in the Company or Global. Parties contacted by Greentech that were interested in a transaction involving the Company were referred to Centerview and Morgan Stanley. At this time, the Company’s conflicts committee and board of directors deferred a decision on whether to pursue a sale of the entire Company or a sponsorship transaction.

On August 10, 2016, representatives of Cravath, Swaine & Moore, LLP (which we refer to as Cravath), legal advisor to Brookfield, sent a letter to representatives of Sullivan & Cromwell objecting to and requesting that the independent directors of the Company amend certain terms of the stockholder protection rights agreement adopted by the Company on July 24, 2016.

On August 11, 2016, representatives of Centerview sent a draft confidentiality agreement to Brookfield. Between August and December 2016, representatives of Brookfield and Cravath negotiated the terms of the confidentiality agreement with representatives of the Company, Centerview and Sullivan & Cromwell on a number of occasions. The parties were unable to reach an agreement until December 2016 due in significant part to the parties’ disagreements over the terms of the proposed standstill provision in the confidentiality agreement and the triggers for the termination thereof.

On August 29, 2016, representatives of Sullivan & Cromwell sent a letter to representatives of Cravath in response to Cravath’s letter of August 10, 2016, indicating that the stockholder protection rights agreement was adopted after careful, informed consideration by the Company’s conflicts committee and board of directors and declining to amend certain terms of the stockholder protection rights agreement as requested by Brookfield.

On August 30, 2016, Mr. Truong resigned from his position as a director of the Company. In his place, the Company’s board of directors appointed as a director of the Company Mr. David Springer, an employee of SunEdison. The appointment of Mr. Springer had been proposed by SunEdison.

At a series of joint meetings of the Company’s board of directors and Global’s board of directors and the conflicts committee and Global’s conflicts committee held in September 2016, the Company’s conflicts committee and board of directors each discussed with their financial and legal advisors the merits of expanding the collaborative process that had been agreed upon with SunEdison for the sale of its interests in the Company to encompass other strategic alternatives, including transactions to secure a new sponsor for or a sale of the Company, as well as considerations in connection with pursuing comprehensive settlement agreements (which, in the case of the Company, we refer to as the settlement agreement) that would resolve all or most potential claims between the Company and Global, on the one hand, and SunEdison, on the other hand. Because of the potential magnitude of these claims, it was not believed that any potential sponsor or acquirer would be willing to enter into a strategic transaction with either company while the relevant potential claims remained unresolved. The resolution of these potential claims was therefore viewed as a prerequisite for any strategic transaction involving the Company or SunEdison’s interests in the Company.

On September 11, 2016, the conflicts committee held a joint meeting with Global’s conflicts committee. Mr. Blackmore, other members of management of the Company, members of management of Global and representatives of AlixPartners, Centerview, Greenberg Traurig and Sullivan & Cromwell were present. A representative of Centerview reported on recent discussions between the Company’s and Global’s financial and legal advisors and SunEdison and its financial and legal advisors regarding the advisability and timing of expanding the ongoing process for the sale of SunEdison’s interests in the Company and Global to include potential strategic transactions involving each of the Company and Global, including transactions to secure new sponsors for or sales of the Company and Global. Following extensive discussion, the conflicts committee adopted a resolution authorizing management of the Company and the Company’s financial and legal advisors to commence a strategic alternatives process for a potential sale or sponsorship transaction with respect to the Company and recommended that the Company’s board of directors approve and ratify the conflicts committee’s determination to initiate such process.

On September 14, 2016, members of management of the Company and of Global and representatives of Centerview, Morgan Stanley, Greentech (in its capacity as financial advisor to Global) and Sullivan & Cromwell met with members of management of SunEdison, representatives of Rothschild and Skadden and representatives of SunEdison’s secured creditors to discuss their positions with respect to the timing and process for a potential strategic transaction involving the Company, including transactions to secure a new sponsor for or a sale of the Company.

Also on September 14, 2016, members of management of the Company and of Global and representatives of Sullivan & Cromwell again met with members of management of SunEdison, representatives of Skadden and, separately, representatives of Houlihan Lokey, Akin Gump and the Official Committee of Unsecured Creditors to discuss a path for potential settlements of the potential claims of the Company and Global against SunEdison, as well as SunEdison’s potential claims against the Company and Global.

On September 16, 2016, the Company’s board of directors held a joint meeting with Global’s board of directors. Members of management of the Company, members of management of Global and representatives of AlixPartners, Centerview and Sullivan & Cromwell were present. The Company’s board of directors discussed expanding the ongoing process for the sale of SunEdison’s interests in the Company to include potential strategic transactions involving the Company, including transactions to secure a new sponsor for or a sale of the Company. Following the recommendation of the conflicts committee, the Company’s board of directors determined to commence a strategic alternatives process for a sponsorship transaction or whole-company acquisition transaction with respect to the Company in collaboration with SunEdison, as the Company’s conflicts committee and board of directors believed that collaborating with SunEdison on an arm’s-length basis would offer a number of advantages that were more likely to permit the Company to maximize value for its public stockholders, as compared to the advantages offered by a separate process or a delayed process, particularly in light of SunEdison’s voting power due to its ownership of shares of Class B common stock and the need to obtain the approval of the bankruptcy court for any SunEdison voting decision regarding a strategic transaction. The directors of the Company who were employees of SunEdison abstained from voting on the motion to approve the start of a strategic alternatives process.

On September 19, 2016, the Company publicly announced that the Company’s board of directors, on the recommendation of the conflicts committee, had determined to initiate a process to explore and evaluate potential strategic alternatives to maximize stockholder value, including transactions to secure a new sponsor for or a sale of the Company, and that the Company had notified SunEdison that the conflicts committee was prepared to enter into discussions with SunEdison and/or its stakeholders to settle potential intercompany claims and defenses between the Company and SunEdison on a schedule consistent with the pursuit of strategic alternatives by the Company.

On September 22, 2016, the conflicts committee held a joint meeting with Global’s conflicts committee. Mr. Blackmore, other members of management of the Company, members of management of Global and representatives of AlixPartners, Centerview, Morgan Stanley, Greentech, Greenberg Traurig and Sullivan & Cromwell were present. The conflicts committee was updated regarding the current status of the strategic alternatives process and discussions with SunEdison concerning settlement of each party’s potential claims. After discussion, the conflicts committee directed management of the Company to work with its legal advisors to prepare a settlement proposal for SunEdison and to file proofs of claims with respect to the Company’s various potential claims against SunEdison with the bankruptcy court.

On September 23, 2016, the Company filed its initial proofs of claims in the SunEdison Bankruptcy. On September 26, 2016, after a review process involving external counsel as well as management, the Company made available to certain representatives of secured and unsecured creditors of SunEdison information about the Company’s potential claims and defenses against SunEdison.

On October 7, 2016, the Company amended its initial proof of claims in the SunEdison bankruptcy. The amended proof of claims asserted administrative and unsecured claims estimated to be in excess of $1.0 billion, including, among other things, claims for damages relating to the alleged breach of SunEdison’s obligations under the sponsorship arrangement and other agreements entered into between the Company and SunEdison at the time of the Company’s initial public offering; contribution and indemnification claims arising from litigation; claims relating to SunEdison’s alleged breach of fiduciary, agency and other duties; and claims for interference with and disruption of the business of the Company and its subsidiaries, including the loss of business opportunities, loss of business records, failure to provide timely audited financials and the increased cost of financing and commercial arrangements.

Through October 2016, 96 parties were contacted regarding their potential interest in a strategic transaction involving a sponsorship transaction or a whole-company acquisition transaction with the Company. A number of these 96 parties were among the parties contacted since August 2016 in connection with the process for the sale of SunEdison’s interests in the Company, but some were contacted after the Company commenced its strategic alternatives process in September 2016 to explore a sale or sponsorship transaction with respect to the Company. Of these 96 parties, 35 parties entered into confidentiality agreements with the Company. Parties that executed confidentiality agreements received a confidential information memorandum, a financial model and a bid process letter providing a deadline of October 21, 2016 for the submission of first round bids.

Between October 21 and October 23, 2016, eight parties, including three strategic bidders and five financial bidders, submitted preliminary, non-binding indications of interest for a transaction involving the Company. We refer to the first round bidders as Party A (a consortium ultimately comprised of two bidders), Party B, Party C, Party D, Party E, Party F, Party G and Party H. Party D submitted a first round bid based on public information only, without signing a confidentiality agreement. Party A, Party F and Party G were interested primarily in a whole-company acquisition transaction. Party B, Party D, Party E and Party H were interested primarily in a sponsorship transaction. Party C was interested in acquiring selected assets of the Company.

On October 26, 2016, the conflicts committee met. Messrs. Mark Lerdal and Fred Boyle (as independent directors of Global), Mr. Blackmore, other members of management of the Company, a member of management of Global and representatives of AlixPartners, Centerview, Morgan Stanley, Greenberg Traurig and Sullivan & Cromwell were present. Representatives of Centerview and Morgan Stanley reviewed with the conflicts committee certain key terms of the eight preliminary, non-binding indications of interest that had been submitted, including proposed equity value, transaction structure, due diligence requirements, anticipated timeline to completion and other key terms as well as views expressed by SunEdison and some of its creditor constituents on how best to proceed. Members of the conflicts committee authorized the Company’s financial advisors to invite five bidders (including Party D, subject to its execution of a satisfactory confidentiality agreement) to the next round of the strategic alternatives process. Party C, Party E and Party G were not invited to the next round because the conflicts committee concluded, after consultation with representatives of Morgan Stanley, Centerview, Greenberg Traurig and Sullivan & Cromwell, that their preliminary indications of interest did not offer sufficient value to the stockholders of the Company and were unlikely to be able to be materially improved by further participation in the process. During the second round of the strategic alternatives process, the bidders would be provided access to a virtual data room and a management presentation.

Also on October 26, 2016, an additional non-binding indication of interest was received from a new financial bidder, Party I, increasing the number of first round bids to nine. Party I was interested primarily in a sponsorship transaction.

Later on October 26, 2016, the Company’s board of directors held a joint meeting with Global’s board of directors. Members of management of the Company, members of management of Global and representatives of AlixPartners, Centerview, Morgan Stanley, Greentech, Greenberg Traurig and Sullivan & Cromwell were present. Representatives of Centerview and Morgan Stanley reviewed with the Company’s board of directors certain key terms of the nine preliminary, non-binding indications of interest that had been submitted, including proposed equity value, transaction structure, due diligence requirements, anticipated timeline to completion and other key terms as well as views expressed by SunEdison and some of its creditor constituents on how best to proceed, and informed the Company’s board of directors of the conflicts committee’s determination to invite five bidders to the next round of the strategic alternatives process.

On October 27, 2016, an additional non-binding indication of interest was received from a new financial bidder, Party J, increasing the number of first round bids to ten. On October 31, 2016, Party J, which was interested primarily in a whole-company acquisition transaction, supplemented its non-binding indication of interest.

At the direction of the conflicts committee, Party I and Party J were invited by representatives of Centerview and Morgan Stanley to proceed to the second round of the process. At this time, five parties proceeded to the second round of bidding: the consortium led by Party A, Party B, Party H, Party I and Party J. Party F withdrew from the process, citing that it did not expect to be in a position to submit a competitive bid in the second round of the process. Party D did not enter into a confidentiality agreement at this time, and it remained unclear if Party D would participate in the second round of the process.

A series of separate management presentations with each of Party A, Party B, Party H and Party J were held beginning the week of November 14, 2016, at which members of management of the Company met with and provided additional due diligence information to the bidders. Party I asked to postpone its scheduled management presentation.

On November 6, 2016, the Company sent a proposed draft settlement agreement to SunEdison, its secured creditors and its Official Committee of Unsecured Creditors, proposing a framework for global resolution of potential claims.

On November 9, 2016, following discussions between representatives of Brookfield and certain directors relating to potential transactions for the Company and for Global, each involving Brookfield, representatives of Brookfield met with the independent directors of each of the Company and Global and representatives of Centerview, Morgan Stanley and Greentech (in its capacity as financial advisor to Global) to provide them with an overview with respect to the possibility of transactions involving Brookfield, the Company and Global. Representatives of Brookfield proposed two possible transaction structures for each of the Company and Global. In one structure, Brookfield would purchase shares of Class A common stock and Class B common stock in each of the Company and Global from their existing holders, the Company and Global would remain listed public entities and Brookfield would replace SunEdison as sponsor for each of the Company and Global. In the alternative structure, Brookfield would purchase 100% of the outstanding capital stock of each of the Company and Global for cash. No agreement was reached at the meeting, and no specific prices were discussed. Further, representatives of Brookfield indicated that their proposals were being made on the basis of public information and in light of the current market prices of the Company and Global. The representatives of Brookfield also indicated that Brookfield would consider a transaction either for the Company only or for both the Company and Global, but that any transaction involving Global would be conditioned on successful completion of the transaction for the Company.

On November 17, 2016, Brookfield sent a non-binding letter addressed to the independent directors of each of the Company and Global indicating, among other things, its interest in acquiring, for an anticipated offer price of $13.00 per share of Class A or Class B common stock, either all of the outstanding equity of the Company or, in connection with a long-term sponsorship transaction, at least 50% and at most 60% of the outstanding equity of the Company. Brookfield’s offer price was based on the number of shares of Class A common stock issued and outstanding at the time of such offer and did not take into account the increase in the number of shares of the Company’s Class A common stock which was agreed to later as part of the settlement agreement between the Company and SunEdison, which, as discussed in further detail in “The Transaction Agreement—Actions Immediately Prior to the Effective Time of the Merger—SunEdison Exchange; Issuance to SunEdison; and Payment of Special Dividend” beginning on page [•], provides for the SunEdison exchange and the issuance by the Company to SunEdison of the SunEdison additional shares. Based on the increased number of shares of Class A common stock issued and outstanding as a result of the SunEdison additional shares, the price offered by Brookfield on November 17, 2016 would be equivalent to approximately $12.42 per share of Class A and Class B common stock. The letter stated that Brookfield’s proposal would lapse if the Company did not formally engage with Brookfield by November 21, 2016.

On November 19, 2016, representatives of the Company responded to Brookfield’s letter of November 17, 2016, requesting that Brookfield enter into a confidentiality agreement with the Company, which at that time remained under negotiation.

On November 21, 2016, the proposal set forth in Brookfield’s letter of November 17, 2016 lapsed in accordance with its terms because the Company did not formally engage with Brookfield on this proposal.

Also on November 21, 2016, Party I withdrew from the process, citing its limited resources to participate in the second round of the process, given other opportunities. Also on November 21, 2016, Party J requested to partner with Party D (who had submitted a first round bid based on public information). Party D subsequently contacted the Company’s financial advisors and expressed independent interest in participating in the process.

Also on November 21, 2016, the Company’s board of directors increased the number of directors serving on the Company’s board of directors from seven to ten, and appointed as directors of the Company Ms. Kerri L. Fox and Messrs. Edward C. “Ned” Hall and Marc S. Rosenberg, all of whom were determined by the Company’s board of directors to satisfy Nasdaq’s independence standards. These directors had no ties to SunEdison or Global and were not subject to removal by SunEdison (other than through the electoral process as a result of SunEdison’s voting power due to its ownership of shares of Class B common stock in the Company). The directors of the Company who were employees of SunEdison abstained from voting on the resolutions appointing Ms. Fox and Messrs. Hall and Rosenberg to the Company’s board of directors. No changes to the composition of the conflicts committee were made at this time.

Also on November 21, 2016, SunEdison presented to the Company its defenses to the Company’s potential administrative claims and its arguments against the Company’s position that the Company would need to approve any conversion or unilateral sale of SunEdison’s equity interests in the Company.

On December 3, 2016, Brookfield entered into a confidentiality agreement with the Company and subsequently was provided access to a virtual data room. On December 7, 2016, the Company held a management presentation, at which members of management of the Company met with and provided additional due diligence information to Brookfield.

In the first half of December 2016, representatives of the Company’s financial and legal advisors engaged in discussions with the various bidders to discuss and clarify the terms of their proposals and to assist with their due diligence. By mid-December, Party B, Party H and Party J withdrew from the process. In withdrawing, Party B cited market conditions that posed challenges for its investment and financing strategy, Party H cited its desire to engage in a bilateral negotiation process with the Company instead of a bidding process, and Party J cited its limited resources to participate in the second round of the process, given other opportunities.

On December 14, 2016, representatives of Sullivan & Cromwell, AlixPartners and Centerview, at the direction of the conflicts committee, met with representatives of J.P. Morgan, Houlihan Lokey and Akin Gump to exchange views with respect to the pending conversations regarding settlement of the potential claims between the Company, Global and SunEdison and its affiliates.

On December 15, 2016, Party D entered into a confidentiality agreement with the Company and was provided access to a virtual data room, with the request that a preliminary, non-binding indication of interest be submitted as soon as possible.

On December 16, 2016, the conflicts committee met. Mr. Blackmore, Ms. Fox and Mr. Rosenberg, members of management of the Company and representatives of AlixPartners, Morgan Stanley, Greenberg Traurig and Sullivan & Cromwell were present. Representatives of Morgan Stanley provided an update on the status of the strategic alternatives process for the Company, including that three bidders remained in the strategic alternatives process: Brookfield, Party D and the consortium led by Party A. A representative of Sullivan & Cromwell also provided an update on the latest developments in the settlement discussions with SunEdison.

On December 17, 2016, Hughes Hubbard & Reed LLP (which we refer to as Hughes Hubbard) was engaged as legal advisor to the directors of the Company who satisfied Nasdaq’s independence standards and who were not also directors of Global.

On December 19, 2016, members of management of the Company and representatives of Sullivan & Cromwell engaged in discussions with representatives of Brookfield and Cravath to gain further insight into Brookfield’s proposed terms for a potential sponsorship structure.

On December 19, 2016, Party D submitted a preliminary, non-binding indication of interest for a sponsorship transaction and participated in a telephonic management presentation on December 22, 2016.

On December 20, 2016, Mr. Springer resigned from the Company’s board of directors. In his place, the Company’s board of directors appointed as a director of the Company Mr. David Pauker, who was determined by the Company’s board of directors to satisfy Nasdaq’s independence standards. Mr. Springer’s resignation was contingent upon the election of Mr. Pauker to the Company’s board of directors. In connection with the election of Mr. Pauker to the Company’s board of directors, the Company’s board of directors consulted with various parties, including SunEdison, which suggested Mr. Pauker as a candidate to the Company’s board of directors. The directors of the Company who were employees of SunEdison abstained from voting on the resolutions appointing Mr. Pauker to the Company’s board of directors. Following Mr. Pauker’s election, seven out of the ten directors of the Company were directors who had been determined by the Company’s board of directors to satisfy Nasdaq’s independence standards. Four of these seven directors (including Mr. Pauker) had no ties to SunEdison or Global and were not subject to removal by SunEdison (other than through the electoral process as a result of SunEdison’s voting power due to its ownership of Class B common stock).

On December 21, 2016, SunEdison presented to the Company its potential affirmative claims against the Company. These potential claims generally consisted of claims arising from the Company’s alleged conduct during the SunEdison bankruptcy, as well as potential avoidance action claims of the SunEdison estate against the Company.

On December 22, 2016, the Company’s board of directors met. Members of management of the Company and a representative of Sullivan & Cromwell were present. Mr. Blackmore, Chairman and Interim Chief Executive Officer of the Company, provided an update on the strategic alternatives process and the status of the various bidders’ progress in due diligence, including Party D, who was a late entrant in the process.

Also during December 2016 and continuing in January 2017, representatives of Sullivan & Cromwell and Centerview met at various times with representatives of Rothschild, of Skadden and, from time to time, of SunEdison’s secured and unsecured creditors, with a view toward reaching agreement on the terms of the settlement of each party’s potential claims on a timeline consistent with the strategic review process.

On January 5, 2017, representatives of management of the Company, management of Global and Sullivan & Cromwell met with representatives of SunEdison to exchange views with respect to a potential settlement of the potential claims between the Company, Global and SunEdison and its affiliates, including possible terms for the allocation of sales proceeds among SunEdison and the Company’s public stockholders in a potential transaction. At the meeting, representatives of SunEdison presented to the Company an assessment of potential contractual and avoidance action claims, claims for alleged breaches of fiduciary duty as well as business tort claims of the SunEdison estate against the Company.

On January 9, 2017, second round bids were submitted by the consortium led by Party A, Party D and Brookfield. Party A submitted a proposal to acquire the entire Company at a price of $10.10 per share in cash. Party A’s proposal also included contingent value rights of up to $1.70 per share based on the ultimate resolution of one specified pending claim against the Company, and included a condition that, at closing, no material claims or litigation (other than the one specified pending claim against the Company) be pending against the Company and its subsidiaries. Party A’s proposal requested exclusivity or, in lieu of exclusivity, additional clarity as to the next phase of the strategic alternatives process coupled with expense reimbursement for any incremental due diligence costs incurred if the Company did not ultimately reach a binding agreement with Party A.

Party D submitted a proposal, conditioned on exclusivity, pursuant to which Party D would replace SunEdison as sponsor of the Company and increase its existing ownership stake in the Company to up to 33.3% of the outstanding shares of the Company at a price of $13.00 per share in cash. Party D’s proposal also offered the Company a call right on 400 MW and a right of first offer on 500 MW of certain of Party D’s solar and wind projects. Party D’s proposal also included a “highly confident” letter from a potential underwriter with respect to its ability to assist with financing Party D’s proposed transaction, which the potential underwriter described as a transaction that would assist the Company in executing a $250 million return of capital to its stockholders.

Brookfield submitted four alternative proposals, which it disclosed in an amendment to its Schedule 13D filed with the SEC on January 10, 2017, conditioned on exclusivity, that offered:

(i)	$11.50 per share in cash, subject to adjustment in respect of certain specified contingencies, for a purchase of all of the outstanding equity of the Company;
(ii)	$12.50 per share in cash for a purchase of all of the outstanding equity of the Company, in the event that Brookfield also completed a whole-company acquisition of Global;
(iii)	$11.50 per share in cash, subject to adjustment in respect of the same specified contingencies as described in (i) above, for (a) acquisition by Brookfield and its affiliates of a number of newly issued shares of Class A common stock that, when taken together with the shares of Class A common stock then held by Brookfield (excluding Brookfield’s hedge fund affiliates), would equal 50.1% of the total equity of the Company outstanding following consummation of the Brookfield transaction and the exchange by SunEdison of its Class B units into shares of Class A common stock and the cancellation of all shares of Class B common stock underlying such Class B units, and (b) replacement of SunEdison by Brookfield (or an affiliate of Brookfield) as sponsor and controlling stockholder of the Company; or
(iv)	$12.50 per share in cash for the same sponsorship and controlling stockholder transaction with respect to the Company as described in (iii) above, except that this proposal contemplated that Brookfield would also (a) complete a sponsorship and controlling stockholder transaction with respect to Global and (b) be able to effect a merger of the Company and Global, either simultaneously or within six months of the closing of each individual transaction, following which merger Brookfield would replace SunEdison as sponsor and controlling stockholder of the single combined company.

Each of Brookfield’s alternative per share prices for options (iii) and (iv) listed above included a cash dividend of $2.03 per share payable to all Class A stockholders (including SunEdison and Brookfield) at the closing. Brookfield’s offer prices were based on the number of fully-diluted shares of Class A common stock issued and outstanding at the time of such offer and did not take into account the increase in the number of shares of the Company’s Class A common stock resulting from the SunEdison additional shares. Based on such increased number of shares of Class A common stock issued and outstanding as a result of the SunEdison additional shares, the prices offered by Brookfield on January 9, 2017 were equivalent to approximately $10.99 for proposal (i) above, approximately $11.94 for proposal (ii) above, approximately $10.99 for proposal (iii) above and approximately $11.94 for proposal (iv) above, with each of Brookfield’s alternative per share prices for options (iii) and (iv) listed above including a cash dividend equivalent to $1.94 per share payable to all Class A stockholders (including SunEdison and Brookfield) at the closing.

In submitting its proposals, Brookfield identified factors affecting its offer prices in relation to the proposal contained in Brookfield’s letter dated November 17, 2016, including, primarily, the Company’s revised, decreased projections for cash available for distribution (CAFD) publicly disclosed by the Company in a current report on Form 8-K filed by the Company with SEC on December 15, 2016. Furthermore, as the prices offered by Brookfield did not factor in potential liabilities relating to litigation risks in connection with a certain specified claim against the Company and legacy class action lawsuits where the Company was a defendant (we refer to that certain specified claim and such legacy class action lawsuits, collectively, as the holdback litigation), Brookfield also proposed a holdback arrangement pursuant to which it would hold back a pro rata share of the Company’s exposure to the holdback litigation from the price paid at closing, assuming such litigation remained pending at the signing of the transaction. As Brookfield’s alternative offer prices also did not factor in potential proceeds relating to any value that may accrue post-closing as a result of the final settlement of potential claims between SunEdison and the Company, Brookfield’s proposal contemplated implementing a contingent value rights arrangement pursuant to which the holders of shares of Class A common stock as of immediately prior to the closing (including Brookfield) would be entitled to receive, in the aggregate, all amounts paid by SunEdison to the Company in respect of any unsecured claims (other than any claims of insurance, indemnity, subrogation or contribution in respect of the holdback litigation) that remained outstanding following the closing, net of the cost to the Company of pursuing such claims and recovering such amount.

Brookfield’s sponsorship proposals also offered the Company certain sponsorship arrangements, including corporate and sponsor services, a right of first offer with respect to approximately 3,500 MW of Brookfield’s operating and development wind and solar projects in North America and Western Europe and to all future operating wind and solar projects developed by Brookfield in such territories, and a $500 million revolving unsecured credit line to fund acquisitions.

At the same time, Brookfield also submitted a proposal to Global, which included a similar economic incentive structure whereby Global stockholders would receive greater consideration if the entire Company were also acquired by Brookfield, or if Brookfield acquired a controlling interest in the Company in a sponsorship transaction and, in addition, were able to effect a merger of the Company and Global within six months of the closing of such a transaction. As a result, Brookfield’s proposal created a potential conflict of interest for those Company directors who were also Global directors. This potential conflict was discussed by the conflicts committee and its legal advisors over the succeeding days and it was resolved, on January 18, 2017, as further described below, that the conflicts committee should create a special subcommittee consisting of the four directors of the Company who satisfied Nasdaq’s independence standards and who did not also serve as directors of Global and that decisions of the conflicts committee which implicated this potential conflict should be made upon the recommendation of this subcommittee, which we refer to as the independent subcommittee. It was later resolved that the conflicts committee should be reconstituted to include solely directors who were not also Global directors, and that the reconstituted conflicts committee should lead the decision making on the strategic review process, as further discussed in “The Merger—Interests of Certain Persons in the Merger” beginning on page [•].

On January 11, 2017, the conflicts committee met, followed by a meeting of the Company’s board of directors the same day. Mr. Blackmore, Ms. Fox and Messrs. Hall, Pauker and Rosenberg, a member of management of the Company and representatives of Centerview, Morgan Stanley and Sullivan & Cromwell were present at both meetings. Representatives of AlixPartners and Greenberg Traurig were present at the meeting of the conflicts committee. Members of management of the Company reviewed the Company’s updated stand-alone plan and a representative of Sullivan & Cromwell provided an update on the status of the Company’s continued settlement discussions with SunEdison. A representative of Morgan Stanley reviewed in detail the proposals from the three parties received on January 9, 2017, including price, transaction structure, timeline and certain other key terms and assumptions. A representative of Morgan Stanley noted that Brookfield’s proposal to acquire the entire Company appeared to provide superior value as compared to Party A’s proposal, although Brookfield’s proposed holdback arrangement in respect of the holdback litigation needed to be clarified. A representative of Morgan Stanley informed the conflicts committee that, based on discussions with Party D, the 33.3% ownership interest of the Company sought by Party D included shares of the Company that Party D proposed to receive, at Party D’s offer price of $13.00 per share, as settlement of certain litigation against the Company (the treatment of such litigation had not been addressed in Party D’s proposal submitted on January 9, 2017). A representative of Morgan Stanley stated that additional valuation analysis was needed in order to compare the sponsorship proposals received from Brookfield and Party D to the proposals to acquire the entire Company and to the Company’s stand-alone plan. Following discussion, the conflicts committee directed its financial and legal advisors to continue working with Brookfield, Party A and Party D to clarify and improve the economic and legal terms of their proposals.

Over the succeeding days, representatives of the Company’s financial and legal advisors discussed with the bidders clarifications and potential improvements to their respective second round bids. Representatives of Brookfield discussed the calculation and the terms of its holdback arrangement in respect of the holdback litigation and declined to provide additional information regarding the project pipeline of its sponsorship proposals or a financial model that met the specifications requested in the bid process letter. Representatives of Party D declined, unless Party D was granted exclusivity, to provide additional information regarding the project pipeline of its sponsorship proposal or a financial model that met the specifications requested in the bid process letter, both of which the Company requested in order to evaluate Party D’s proposal and compare it to the whole-company acquisition proposals submitted by other bidders and to the Company’s stand-alone plan.

On January 13, 2017, representatives of Party D submitted summary economic terms for its sponsorship proposal, indicating that Party D’s offer was for up to 33.3% of the Company and included shares of the Company that Party D proposed to receive as settlement of certain litigation against the Company.

Also on January 13, 2017, the conflicts committee met. Mr. Blackmore, Ms. Fox and Messrs. Hall, Pauker and Rosenberg, members of management of the Company and representatives of AlixPartners, Centerview, Morgan Stanley, Greenberg Traurig and Sullivan & Cromwell were present. The conflicts committee discussed the most recent developments in the strategic alternatives process, including the financial and legal advisors’ recent discussions with the bidders. A representative of Centerview reported that Brookfield had not provided a model for its sponsorship proposals, which was necessary to properly evaluate such proposals and compare them to the whole-company acquisition proposals received from Brookfield and Party A and the Company’s stand-alone plan. After discussion, the conflicts committee directed the Company’s financial and legal advisors to prepare an analysis comparing the sponsorship proposals submitted by Brookfield and Party D, to continue to request that Brookfield and Party D provide financial models that would allow the Company to evaluate their respective sponsorship proposals and compare them to the whole-company acquisition proposals and the Company’s stand-alone plan and to request that Party D submit its “best and final” offer by the end of the following week and that Brookfield and Party A provide any improvements and clarifications to the terms of their respective bids by the end of the following week.

Later that day, representatives of the Company’s financial advisors and Rothschild, as financial advisor to SunEdison, engaged in discussions with representatives of Party D to clarify the terms of Party D’s proposal. Later that day, representatives of the Company’s financial advisors met with representatives of Greentech and J.P. Morgan to discuss the status of the strategic alternatives processes for the Company and Global.

Over the next few days, the Company’s financial and legal advisors continued discussions with representatives of Party A, Brookfield and Party D to clarify and improve the terms of their proposals. Representatives of Party A declined to improve Party A’s proposal and confirmed that it would not improve upon its offer of $10.10 per share. At the direction of the conflicts committee, the Company’s financial advisors inquired whether Party D would be prepared to submit a proposal for a purchase of all of the outstanding equity of the Company, but Party D indicated that it was not interested in such a transaction.

On January 17, 2017, the conflicts committee met. Mr. Blackmore, Ms. Fox and Messrs. Hall, Pauker and Rosenberg, members of management of the Company and representatives of AlixPartners, Centerview, Morgan Stanley, Greenberg Traurig and Sullivan & Cromwell were present. Representatives of Morgan Stanley and Centerview presented certain financial analyses of management’s updated stand-alone plan. Following discussion, the conflicts committee concluded that the updated management stand-alone plan posed significant execution challenges, including risks relating to the Company’s ability to successfully execute the acquisitions contemplated by management’s stand-alone plan without a strong sponsor, given, among other things, the Company’s high cost of capital and potential challenges in retaining management and key staff.

During the meeting, a representative of Morgan Stanley also reported on the most recent discussions with representatives of Brookfield and Party D, compared certain key economic and governance terms of the sponsorship proposals submitted by Brookfield and Party D and compared the Brookfield and Party D sponsorship proposals in terms of cash proceeds, retained ownership and estimated total value to be received by the Company’s stockholders. After discussion, and taking into account these analyses, the conflicts committee concluded that Brookfield’s cash and sponsorship proposals appeared to offer superior value to the Company’s stockholders as compared to Party D’s sponsorship proposal due, among other reasons, to the fact that Party D’s offer was limited to 33.3% of the Company and included shares that Party D proposed to receive as settlement of certain litigation against the Company, Party D’s unwillingness to acquire a larger percentage of the Company for its proposed $13.00 price per share, the significant management fee that Party D proposed to receive as sponsor of the Company and, as compared to Party D, Brookfield’s development pipeline and its reputation as a seasoned and well-known operator in the renewable energy industry. The conflicts committee directed the financial and legal advisors to inform Brookfield that the Company would be prepared to grant Brookfield exclusivity for up to 30 days if Brookfield was willing to (i) increase its bid by $0.60 to $0.80 per share (in terms of proceeds payable to the Company’s stockholders at closing), (ii) cooperate with management of the Company so that management of the Company, with the assistance of the Company’s financial advisors, could build a sponsorship model that could be presented to the Company’s conflicts committee and board of directors for their review and (iii) permit management of the Company and the Company’s financial and legal advisors to perform reverse due diligence on Brookfield’s pipeline of assets available to be offered to the Company and other matters in connection with its sponsorship proposal. The conflicts committee also directed its financial and legal advisors to inform Party D that its bid was too low and that if Party D was able to improve the terms of its proposal, it should do so as soon as possible.

During this period, members of management and representatives of Sullivan & Cromwell, at the direction of the conflicts committee, continued settlement discussions with SunEdison and its advisors. After substantial and contentious arm’s-length negotiation, SunEdison indicated that it would be willing to enter into a memorandum of understanding, which we refer to as the MOU, pursuant to which, among other things, SunEdison would receive, in exchange for its Class B common stock, Class B units in TerraForm Power, LLC and IDRs, 36.9% of the total consideration payable to all of the Company’s stockholders, with the remaining consideration to be distributed to the Company’s public stockholders, provided that Global also would agree to a settlement acceptable to SunEdison and that the Company would enter into an exclusivity agreement with Brookfield.

On January 18, 2017, the conflicts committee met. Mr. Blackmore, Ms. Fox and Messrs. Hall and Rosenberg, members of management of the Company and representatives of AlixPartners, Greenberg Traurig and Sullivan & Cromwell were present. A representative of management and representatives of Sullivan & Cromwell provided updates on the status of the Company’s continued settlement discussions with SunEdison, including the MOU. Following discussion, the conflicts committee unanimously resolved to create a special subcommittee consisting of the four directors of the Company who satisfied Nasdaq’s independence standards and who did not also serve as directors of Global, which we refer to as the independent subcommittee, to review the proposed settlement with SunEdison and the M&A transaction proposed by Brookfield and to make a recommendation to the conflicts committee as to whether the conflicts committee should (i) approve the proposed settlement and authorize management of the Company to enter into the proposed MOU with SunEdison and (ii) authorize management of the Company to enter into an exclusivity agreement with Brookfield.

Also on January 18, 2017, representatives of Centerview and Morgan Stanley met with representatives of Rothschild, J.P. Morgan and Brookfield to negotiate the terms of Brookfield’s proposal that the Company would require as a prerequisite to agreeing to grant Brookfield exclusivity, including an increase in price and an agreement to permit reverse due diligence and to collaborate on the development of a sponsorship model. Brookfield agreed to permit reverse due diligence and to collaborate on the development of a sponsorship model. However, Brookfield declined to increase its purchase price at that time.

Later on January 18, 2017, the independent subcommittee met. A member of management of the Company and a representative of Hughes Hubbard were present. The member of management of the Company provided the independent subcommittee a further update on the status of the Company’s continued settlement discussions with SunEdison (including with respect to the proposed MOU and a summary of the potential claims between the Company and SunEdison prepared by representatives of Sullivan & Cromwell) and discussions with Brookfield. Following discussion, the independent subcommittee concluded to resume its discussion with respect to these matters on the following day after receiving additional information from management of the Company, including a further update on the discussions with Brookfield.

Also on January 18, 2017, the letter agreement between Brookfield and Appaloosa expired in accordance with its terms (the entry into the letter agreement had been disclosed in the amendment to Schedule 13D filed by Brookfield on July 22, 2016).

On January 19, 2017, the independent subcommittee met. A member of management of the Company and a representative of Hughes Hubbard were present. Continuing its discussion from the previous day and taking into account additional information that the independent subcommittee received from management of the Company and Brookfield earlier that day, the independent subcommittee discussed the status of the Company’s continued settlement discussions with SunEdison (including the MOU) and discussions with Brookfield. Following discussion, the independent subcommittee concluded to resume its discussion with respect to these matters later that day following a joint meeting of the Company’s conflicts committee and board of directors.

Later on January 19, 2017, the Company’s conflicts committee and board of directors held a joint meeting. Members of management of the Company and representatives of AlixPartners, Centerview, Morgan Stanley, Greenberg Traurig, Hughes Hubbard and Sullivan & Cromwell were present. The directors who were also SunEdison employees recused themselves and did not attend the meeting. A member of the independent subcommittee reported on the status of the independent subcommittee’s discussions regarding the Company’s continued settlement discussions with SunEdison and the transaction proposed by Brookfield. A representative of Sullivan & Cromwell provided an update on the latest settlement discussions with SunEdison, and a member of management of the Company discussed the management’s updated stand-alone plan. Following discussion, the conflicts committee concluded that the stand-alone plan appeared to offer inferior value to the Company’s stockholders, as compared to the sponsorship or whole-company acquisition transactions proposed by Brookfield. A representative of Morgan Stanley provided an overview of certain key economic terms of Brookfield’s proposal, including price, the amount of the holdback in respect of the holdback litigation and estimated total value per share to the Company’s stockholders, for each of the potential transaction structures proposed by Brookfield and compared certain terms of Brookfield’s sponsorship proposal to the terms of the sponsorship proposal submitted by Party D.

Later on January 19, 2017, the independent subcommittee met again. A member of management of the Company and a representative of Hughes Hubbard were present. Continuing its discussion from earlier that day and taking into account additional information that the independent subcommittee received during a joint meeting of the Company’s conflicts committee and board of directors that immediately preceded this meeting, the independent subcommittee determined to recommend to the Company’s conflicts committee and board of directors (i) the approval of the proposed settlement with SunEdison, (ii) the authorization of management of the Company to enter into the proposed MOU on the terms and conditions presented and (iii) the authorization of management of the Company to enter into an exclusivity agreement with Brookfield pursuant to which Brookfield would be granted exclusivity for a period of 30 days, with the option to extend the exclusivity period for an additional 15 days if the independent subcommittee concluded that such an extension would be necessary to complete the negotiation of a definitive agreement with Brookfield.

Later on January 19, 2017, the joint meeting of the Company’s conflicts committee and board of directors reconvened. Members of management of the Company and representatives of AlixPartners, Centerview, Morgan Stanley, Greenberg Traurig, Hughes Hubbard and Sullivan & Cromwell were present. A member of the independent subcommittee reported on the independent subcommittee’s recommendation regarding the approval of the proposed settlement with SunEdison, the authorization of management of the Company to enter into the proposed MOU and the authorization of management of the Company to enter into an exclusivity agreement with Brookfield. After discussion, the conflicts committee accepted the independent subcommittee’s recommendation. After discussion, on the recommendation of the independent subcommittee and the conflicts committee, the Company’s board of directors approved the proposed settlement, authorized management of the Company to enter into the proposed MOU on the terms and conditions presented and authorized management of the Company to enter into an exclusivity agreement with Brookfield, pursuant to which Brookfield would be granted exclusivity for a period of 30 days, with the option to extend the exclusivity period for an additional 15 days, if such an extension would be necessary to complete the negotiation of a definitive agreement with Brookfield.

On January 20, 2017, the Company entered into the MOU with SunEdison and Global, among others, pursuant to which the parties agreed to work in parallel towards strategic transactions for the Company and Global, provided settlement of potential claims against SunEdison had been agreed to on or before January 27, 2017. This deadline was subsequently extended several times to allow the finalization of definitive documentation. Pursuant to the MOU, the parties agreed that SunEdison would receive consideration equal to 36.9% of the total consideration paid to all of the Company’s stockholders (including all holders of restricted stock awards and restricted stock units) in a sale of the Company. This amount reflected the approximately 33.9% fully-diluted economic ownership interest of SunEdison in the Company as well as consideration for SunEdison’s support for a jointly approved sale transaction (which support was necessary to secure stockholder approval of any such transaction due to SunEdison’s voting power resulting from its ownership of shares of Class B common stock), the settlement of potential intercompany claims between the Company and SunEdison, cancellation of IDRs held by SunEdison and other factors considered by the independent subcommittee, the conflicts committee and the Company’s board of directors. The remaining consideration received in any transaction involving the sale of the Company would be distributed to the Company’s Class A stockholders. The MOU also provided that a settlement would be contingent upon reaching agreement with SunEdison on a jointly approved transaction on or before April 1, 2017, whether with Brookfield or another bidder.

Also on January 20, 2017, Brookfield made an additional oral proposal in which it increased its offer to $12.00 per share on a fully-diluted basis to acquire 100% of the Company, conditioned on the purchase by Brookfield of at least 50% of Global in a sponsorship transaction. The terms of Brookfield’s January 9, 2017 proposal regarding an additional $0.50 per share, payable upon the closing of a merger of the two companies within six months of the later to occur of the closing of a transaction with the Company and the closing of a transaction with Global, also applied to this oral proposal. The $12.00 or $12.50 offer prices each included a distribution to be made by the Company to Class A stockholders (including Brookfield) at the closing, were based on the number of shares of Class A common stock issued and outstanding at the time of such offer and did not take into account the increase in the number of shares of the Company’s Class A common stock resulting from the SunEdison additional shares. Based on the increased number of shares of Class A common stock issued and outstanding as a result of the SunEdison additional shares, the price offered by Brookfield on January 20, 2017 was equivalent to approximately $11.46, or approximately $11.94 if a merger of the Company and Global was effected. Management of the Company questioned the ability to realize the additional consideration to the Company’s stockholders in such a transaction structure, due primarily to concerns about whether a merger of the Company and Global could be effected within the time-frame proposed by Brookfield, and to the fact that consummation of such a merger would not be within the Company’s control.

Also on January 20, 2017, the Company entered into an exclusivity agreement with Brookfield pursuant to which the Company agreed to negotiate exclusively with Brookfield with respect to a business combination until the earlier of the execution of a definitive agreement for such transaction or 11:59 p.m. New York City time on February 21, 2017 (which was subsequently extended on February 17, 2017 to 11:59 p.m. New York City time on March 6, 2017).

On January 24, 2017, representatives of Sullivan & Cromwell, at the direction of management of the Company, sent a draft whole-company merger agreement to Brookfield.

On January 27, 2017, representatives of Sullivan & Cromwell sent a copy of a draft settlement agreement contemplated by the MOU to representatives of Cravath.

On January 29, 2017, the independent subcommittee met. Messrs. Blackmore, Compton, Dahya and Stark, a member of management of the Company, a representative of Hughes Hubbard and a representative of Sullivan & Cromwell were present. The representative of Sullivan & Cromwell provided an update on the status of the Company’s ongoing settlement agreement negotiations with SunEdison.

Also on January 29, 2017, the conflicts committee met. Mr. Blackmore, Ms. Fox and Messrs. Hall, Pauker and Rosenberg, members of management of the Company and representatives of Centerview, Morgan Stanley, Greenberg Traurig, Hughes Hubbard and Sullivan & Cromwell were present. Representatives of Morgan Stanley and Centerview provided an update on the status of the strategic alternatives process for the Company. A representative of Sullivan & Cromwell provided an update on the status of the Company’s ongoing settlement agreement negotiations with SunEdison. The members of the conflicts committee also discussed a proposal to reconstitute the conflicts committee to consist solely of directors who were determined by the Company’s board of directors to satisfy Nasdaq’s independence standards and who had no ties to SunEdison or Global and were not subject to removal by SunEdison (other than through the electoral process as a result of SunEdison’s voting power due to its ownership of shares of Class B common stock in the Company), in light of the potential conflicts that could arise as a result of Brookfield’s proposed transactions with both the Company and Global. The members of the conflicts committee determined to recommend the proposed reconstitution of the conflicts committee to the Company’s board of directors.

Throughout the exclusivity period with Brookfield, in order to evaluate a strategic alternative involving Brookfield as a new sponsor, the Company developed a sponsorship model in collaboration with Brookfield, including expected operating cost, growth and capital structure assumptions. Management of the Company developed its own judgments on a business plan under Brookfield’s sponsorship, including key execution risks and financial analyses, in consultation with financial and legal advisors, with a view towards formulating a management recommendation on whether a sponsorship model would yield greater value for the Company’s stockholders than the stand-alone plan or other strategic alternatives.

On January 30, 2017, and on various occasions during the first half of February 2017, members of management of the Company and its financial advisors met with representatives of SunEdison, Rothschild, J.P. Morgan and Lazard Freres & Co. LLC, financial advisor to SunEdison’s Official Committee of Unsecured Creditors, to discuss the sponsorship model that management of the Company was developing in light of input received from Brookfield.

Also on January 30, 2017, representatives of Cravath sent Brookfield’s first markup of the draft whole-company merger agreement to representatives of Sullivan & Cromwell.

On February 3, 2017, the Company’s board of directors met. Members of management of the Company and representatives of Greenberg Traurig, Hughes Hubbard and Sullivan & Cromwell were present. The Company’s board of directors reconstituted the conflicts committee to consist exclusively of the four directors who had been determined by the Company’s board of directors to satisfy Nasdaq’s independence standards and who had no ties to SunEdison or Global and were not subject to removal by SunEdison (other than through the electoral process as a result of SunEdison’s voting power due to its ownership of shares of Class B common stock in the Company). Mr. Hall was designated as the new chair of the conflicts committee. The reconstituted conflicts committee determined that it may give notice of conflicts committee meetings to all directors independent of SunEdison and that it may permit their participation in appropriate portions of conflict committee meetings, in each case, to the extent the discussion was not expected to involve conflicts with Global, and this practice was generally followed after the reconstitution of the conflicts committee. Following the reconstitution of the conflicts committee, Hughes Hubbard acted as legal advisor to the conflicts committee. Also on February 3, 2017, the Company’s board of directors conditionally appointed as a director of the Company Mr. Christian S. Fong, who was determined by the Company’s board of directors to satisfy Nasdaq’s independence standards. Mr. Fong’s appointment was contingent upon the resignation of Messrs. Scallen and Ringhofer from the Company’s board of directors. In connection with the appointment of Mr. Fong to the Company’s board of directors, the Company’s board of directors consulted with various parties, including SunEdison, which suggested Mr. Fong as a candidate to the Company’s board of directors. The directors who were also SunEdison employees recused themselves from the meeting of the Company’s board of directors at which the Company’s board of directors reconstituted the conflicts committee and conditionally appointed Mr. Fong and did not attend the meeting.

On February 5, 2017, representatives of Sullivan & Cromwell, at the direction of management of the Company, sent a revised draft whole-company merger agreement to representatives of Cravath.

On February 10, 2017, representatives of Sullivan & Cromwell, at the direction of management of the Company, sent a draft transaction agreement and a draft of the proposed governance terms for the sponsorship arrangement to representatives of Cravath. Also on February 10, 2017, representatives of Cravath sent to representatives of Sullivan & Cromwell a revised draft whole-company merger agreement (which proposed the declaration of a special dividend by the Company to holders of shares of Class A common stock as of immediately prior to the effective time of the merger), along with initial drafts of the master services agreement and relationship agreement and the proposed terms for the IDR provisions of the new limited liability company agreement of TerraForm Power, LLC, which we refer to as the New LLC Agreement.

On February 12, 2017, Messrs. Ringhofer and Scallen, the two remaining directors of the Company who were employees of SunEdison, resigned from the Company’s board of directors. Effective upon such resignations, Mr. Fong became a director of the Company pursuant to his February 3, 2017 conditional appointment by the Company’s board of directors. Following Mr. Fong’s election, eight out of the nine directors of the Company were directors who had been determined by the Company’s board of directors to satisfy

Nasdaq’s independence standards. Five out of the nine directors (including Mr. Fong) had no ties to SunEdison or Global and were not subject to removal by SunEdison (other than through the electoral process as a result of SunEdison’s voting power due to its ownership of shares of Class B common stock in the Company).

On February 13, 2017, representatives of Cravath sent to representatives of Sullivan & Cromwell an initial draft of the term sheet for the sponsor line agreement.

During the week of February 13, 2017, members of management of the Company held a series of meetings and calls with representatives of Brookfield to further refine and finalize the sponsorship model.

On February 14, 2017, representatives of Skadden sent to Sullivan & Cromwell a first draft of the proposed form of the voting and support agreement that the Company and SunEdison would enter into concurrently with the transaction agreement, pursuant to which SunEdison and certain of its controlled affiliates would agree to vote or cause to be voted all equity securities of the Company which any of them beneficially own, from time to time, in favor of the approval and adoption of the transaction agreement and take certain other actions to support the consummation of the merger and the other transactions contemplated by the transaction agreement. Because of SunEdison’s ownership of the Company’s Class B common stock, its vote in favor of adoption of the transaction agreement would be necessary to secure the stockholder approval and adoption of the transaction agreement required under Delaware law.

Also on February 14, 2017, representatives of Cravath sent a draft of the Brookfield registration rights agreement to representatives of Sullivan & Cromwell.

On February 15, 2017, representatives of Cravath sent a revised draft of the proposed governance terms for the sponsorship arrangement to representatives of Sullivan & Cromwell.

On February 16, 2017, the Company’s board of directors met. Members of management of the Company and representatives of AlixPartners, Centerview, Morgan Stanley, Hughes Hubbard and Sullivan & Cromwell were present. Representatives of Centerview and Morgan Stanley provided an update on their discussions with representatives of Brookfield, J.P. Morgan and Rothschild, as well as discussions between management of the Company and representatives of Brookfield, with respect to the sponsorship model. The Company’s board of directors discussed the viability of the sponsorship model, including the proposed pipeline of potential asset acquisitions offered by Brookfield. Representatives of Centerview and Morgan Stanley also reviewed and compared certain key terms and structure of Brookfield’s sponsorship and whole-company acquisition proposals. A representative of Sullivan & Cromwell discussed with the directors their fiduciary duties under Delaware law. Representatives of Sullivan & Cromwell also provided an update as to the progress of negotiations with Brookfield regarding the whole-company merger agreement and the transaction agreement, as well as the progress of negotiations with SunEdison and various of its creditors and their respective representatives with respect to the settlement agreement. The Company’s board of directors, following the recommendation of the conflicts committee, approved the extension of the exclusivity period with Brookfield to the earlier of the execution of a definitive agreement for a transaction or 11:59 p.m., New York City time, on March 6, 2017.

Also on February 16, 2017, members of management of the Company and Brookfield and representatives of Sullivan & Cromwell, Hughes Hubbard, Morgan Stanley, Cravath and Skadden discussed certain issues regarding the draft whole-company merger agreement, the draft transaction agreement, the ancillary documents and other terms of Brookfield’s proposed sponsorship, as well as the Company’s concerns regarding the draft voting and support agreement, which, as proposed by SunEdison, would permit SunEdison to terminate the voting and support agreement (and therefore permit SunEdison to cause the termination of the Brookfield transaction for failure to obtain the requisite Company vote) in the event SunEdison’s board of directors received a proposal in respect of SunEdison itself or in respect of the Company prior to the receipt of stockholder approval for the Brookfield transaction. This requested termination right remained an open issue among the Company, SunEdison and Brookfield for the duration of the negotiations.

On February 17, 2017, the Company and Brookfield entered into an amendment to the exclusivity agreement extending the expiration date of the exclusivity period to the earlier of the execution of a definitive agreement for a transaction or 11:59 p.m. on March 6, 2017.

On February 19, 2017, representatives of Sullivan & Cromwell, at the direction of management of the Company, sent a revised draft of the proposed governance terms for the sponsorship arrangement to representatives of Cravath. On February 20, 2017, representatives of Sullivan & Cromwell and representatives of Cravath discussed the revised draft of the proposed governance terms for the sponsorship arrangement.

On February 21, 2017, representatives of Sullivan & Cromwell, at the direction of management of the Company, sent to representatives of Cravath a draft of the New LLC Agreement, along with revised drafts of the master services agreement, the relationship agreement, the proposed governance terms for the sponsorship arrangement, the term sheet for the sponsor line agreement and the Brookfield registration rights agreement.

On February 22, 2017, the Company’s board of directors met. Members of management of the Company and representatives of Centerview, Morgan Stanley, Greenberg Traurig, Hughes Hubbard and Sullivan & Cromwell were present at the meeting. Members of management of the Company and representatives of Morgan Stanley reviewed the stand-alone plan, discussed certain financial analyses and discussed the reverse due diligence that had been conducted by the Company and its advisors to evaluate Brookfield’s sponsorship proposal. This reverse due diligence included a discussion of the proposed pipeline of projects over each of which Brookfield would provide the Company a right of first offer. Representatives of Sullivan & Cromwell noted that Brookfield had indicated that it no longer intended to effect a merger of the Company and Global, even if Brookfield entered into transactions for both companies.

Following the meeting of the Company’s board of directors, the conflicts committee met. A representative of Hughes Hubbard was present. The conflicts committee discussed the stand-alone plan, the presentation given by members of management of the Company and representatives of Morgan Stanley to the Company’s board of directors at the immediately preceding meeting, and Brookfield’s sponsorship and whole-company acquisition proposals. Following discussion, the conflicts committee decided to schedule further discussions with respect to these matters and to ask representatives of Morgan Stanley to join those discussions.

On February 23, 2017, the conflicts committee met. Mr. Fong and representatives of Morgan Stanley, Greenberg Traurig, Hughes Hubbard and Sullivan & Cromwell were present at the meeting. Members of management of the Company and representatives of Morgan Stanley reviewed the sponsorship model developed by management of the Company and compared it to the stand-alone plan. Following discussion, directors expressed the view that the sponsorship model appeared to offer superior value to the Company’s stockholders as compared to the stand-alone plan. Representatives of Morgan Stanley and Sullivan & Cromwell discussed Brookfield’s whole-company acquisition proposal, compared it to Brookfield’s sponsorship proposal, and discussed the advantages and drawbacks of the two alternatives. A director reported that, as discussed during the meeting of the Company’s board of directors on February 22, 2017, Brookfield’s previously proposed transaction structure involving a merger of the Company and Global was no longer Brookfield’s preferred approach due to the length of time and the amount of resources that would be required to consummate a merger between the two companies. Following discussion, directors expressed the view that although Brookfield’s sponsorship proposal appeared to provide superior value as compared to Brookfield’s whole-company acquisition proposal, additional information was necessary for the conflicts committee to make a final determination as to the preferred transaction structure for the Company. Members of management of the Company also reported on the latest developments in the reverse due diligence on Brookfield, including its pipeline of assets in respect of which Brookfield would provide rights of first offer.

Later on February 23, 2017, the conflicts committee met again. Mr. Fong and a representative of Hughes Hubbard were present. The conflicts committee discussed Brookfield’s sponsorship and whole-company acquisition proposals, the assumptions underlying the stand-alone plan and the sponsorship model developed by management of the Company. The conflicts committee also discussed, at the request of the Company’s board of directors, whether to instruct management of the Company to focus the negotiations with Brookfield on a sponsorship transaction or a whole-company acquisition transaction. Following discussion, the conflicts committee concluded that it was premature to so instruct management of the Company and that the conflicts committee required further discussion with the Company’s board of directors, management of the Company, the Company’s advisors and Brookfield, and internal deliberations, prior to making any such determination.

Also on February 23, 2017, representatives of Cravath sent a revised draft transaction agreement to representatives of Sullivan & Cromwell.

On February 26, 2017, the Company’s board of directors met. Members of management of the Company and representatives of Centerview, Morgan Stanley, Greenberg Traurig, Hughes Hubbard and Sullivan & Cromwell were present. A representative of management of the Company discussed certain advantages and drawbacks of a whole-company acquisition transaction as compared to a sponsorship transaction, reviewed the latest progress on the reverse due diligence of Brookfield, including its pipeline providing rights of first offer with respect to certain assets, and discussed the status of negotiations regarding termination fees and allocation of risks with respect to pending litigation against the Company. Members of management of the Company and a representative of Sullivan & Cromwell also discussed considerations regarding the required stockholder vote to approve a transaction with Brookfield, including whether a vote of a majority of the minority stockholders (i.e., stockholders other than Brookfield, SunEdison and their respective affiliates or any person with whom any of them has formed a group), which we refer to as the majority of the minority vote, should be required.

At the meeting of the Company’s board of directors, the Company’s board of directors added Mr. Fong to the conflicts committee. Following this addition, the conflicts committee continued to be comprised exclusively of the directors who satisfied Nasdaq’s independence standards and who had no ties to SunEdison or Global and were not subject to removal by SunEdison (other than through the electoral process as a result of SunEdison’s voting power due to its ownership of shares of Class B common stock in the Company).

Following the meeting of the Company’s board of directors, the conflicts committee met. A representative of Hughes Hubbard was present. The conflicts committee discussed Brookfield’s sponsorship and whole-company acquisition proposals, and the Company’s media communications strategy and any retention arrangements that might be put in place for management of the Company in case the Company entered into a transaction with Brookfield. The conflicts committee further discussed whether to instruct management of the Company to focus the negotiations with Brookfield on a sponsorship transaction or a whole-company acquisition transaction. The conflicts committee concluded that it expected to be in a position to make such instruction the following day after it had had the opportunity to speak with a senior representative of Brookfield and to further deliberate the matter.

On February 27, 2017, the Company’s board of directors met. Members of management of the Company and representatives of Centerview, Morgan Stanley, Greenberg Traurig, Hughes Hubbard and Sullivan & Cromwell were present. Mr. Shah was invited to join the meeting. Mr. Shah noted that Brookfield continued to offer both a sponsorship transaction and a whole-company acquisition transaction, but focused on Brookfield’s views regarding the viability of a sponsorship transaction and the manner in which Brookfield would operate and exercise governance rights in a sponsorship transaction.

Following the meeting of the Company’s board of directors, the conflicts committee met. Representatives of Sullivan & Cromwell and Hughes Hubbard were present. The conflicts committee discussed whether to instruct management of the Company to focus the negotiations with Brookfield on a sponsorship transaction or a whole-company acquisition transaction. The representative from Sullivan & Cromwell left the meeting after this discussion given his role as a representative of both the Company and Global. Following further discussion, and taking into account the information that the conflicts committee had received from, and discussions that the conflicts committee had had with, the Company’s board of directors, management of the Company, the Company’s advisors and Brookfield, the conflicts committee determined to instruct management of the Company to focus the negotiations with Brookfield on a sponsorship transaction in order to make the most efficient use of the resources of management of the Company under the circumstances.

Later on February 27, 2017, the meeting of the Company’s board of directors reconvened. Members of management of the Company and representatives of Centerview, Morgan Stanley, Greenberg Traurig, Hughes Hubbard and Sullivan & Cromwell were present. After discussion, the Company’s board of directors approved the conflicts committee’s recommendation to instruct management of the Company to focus the negotiations with Brookfield on a sponsorship transaction.

On February 28, 2017, representatives of Sullivan & Cromwell, at the direction of management of the Company, sent to representatives of Cravath the Company’s revised draft transaction agreement, which included as a condition to closing the transaction a non-waivable majority of the minority vote, which would exclude the shares of Class A common stock held directly or indirectly by Brookfield, SunEdison and their respective affiliates or any person with whom any of them has formed a group.

Starting on March 1, 2017, in frequent meetings and discussions through the end of the day on March 6, 2017, members of management of the Company and representatives of Sullivan & Cromwell, Hughes Hubbard, Brookfield, Cravath and Skadden met at the offices of Sullivan & Cromwell to negotiate the terms of the transactions and the transaction agreements, including the transaction agreement, the voting and support agreement, the creditor support agreement, the master services agreement, the relationship agreement, the proposed governance terms for the sponsorship arrangement, the New LLC Agreement, the Brookfield registration rights agreement, an IDR transfer agreement and the settlement agreement. During this period, Brookfield and Cravath held additional discussions with, and received and reviewed additional materials from, the Company, Global and their respective financial and legal advisors with respect to continuing financial and legal due diligence regarding the Company and Global. Also during this period, representatives of Sullivan & Cromwell and Centerview and members of management of the Company continued to negotiate the terms of a potential settlement of potential intercompany claims and defenses between the Company and SunEdison with representatives of SunEdison, Skadden, Rothschild, the 2L holders, J.P. Morgan, Houlihan Lokey and Akin Gump. Representatives of SunEdison, Rothschild, Skadden, the 2L holders, J.P. Morgan, Houlihan Lokey, Akin Gump, as well as representatives of the Official Committee of Unsecured Creditors and the first lien creditors participated in negotiations of certain key terms of the sponsorship transaction by providing comments on various drafts of documents to the parties participating in the negotiations directly, including with respect to SunEdison’s receipt of additional shares of Class A common stock, such that SunEdison would hold 36.9% of the fully-diluted shares of Class A common stock outstanding immediately prior to the closing of the transaction in connection with the satisfaction of Company obligations under the settlement agreement. Also, in certain meetings, members of management of Global and its legal and financial advisors were also present.

On March 2, 2017, members of management of the Company gave a presentation to representatives of Brookfield and Cravath regarding, among other things, the Company’s annual operating plan. Representatives of Sullivan & Cromwell and Hughes Hubbard were also in attendance.

On March 3, 2017, representatives of Brookfield held extensive discussions with representatives of SunEdison, the 2L holders and their respective advisors to discuss the terms of Brookfield’s proposed sponsorship transaction and SunEdison’s and its creditors’ interests in the transaction between Brookfield and the Company.

Also on March 3, 2017, as a result of information presented at the presentation of March 2, 2017 relating to the cash reserves of the Company, Brookfield revised its offer to a price of $11.75 per share on a fully-diluted basis for a majority interest in a sponsorship arrangement with the Company, plus an adjustment to the number of shares of Class A common stock to be received in the event of an adverse outcome of the Specified Litigation (as defined below and which included the holdback litigation previously being addressed in connection with the parties’ consideration of a holdback arrangement). Brookfield’s proposal did not include an option for a whole-company acquisition of the Company. Brookfield also stated that this offer price was conditioned on the simultaneous entry into a transaction with Global, but was not conditioned on the closing of a transaction with Global. Brookfield’s offer price included a special dividend to be paid by the Company in respect of shares of Class A common stock (including those held by Brookfield) and equity awards prior to the effective time of the merger. Representatives of Brookfield noted that such offer price was based on the number of shares of Class A common stock issued and outstanding at the time of such offer and did not take into account the increase in the number of shares of the Company’s Class A common stock resulting from the SunEdison additional shares, and stated that such offer price would be adjusted downward to account for such increase in the number of shares of Class A common stock issued and outstanding. Based on such increased number of shares of Class A common stock issued and outstanding as a result of the SunEdison additional shares, the price offered by Brookfield on March 3, 2017 was equivalent to $11.23 (including the special dividend).

Through the end of the day on March 6, 2017, the parties continued to negotiate open issues, including the size of the termination fee, triggers for the payment of the termination fee, the appropriate basis for the calculation of a termination fee in the context of a sponsorship transaction involving an acquisition of less than all of the Company’s equity interests, the economic terms of the sponsorship arrangements and the allocation of risk with respect to the following matters pending against the Company (which we refer to collectively as the Specified Litigation): D.E. Shaw Composite Holdings, L.L.C., et al. v. TerraForm Power, LLC, et al., Index No. 651752/2016 (N.Y. Sup. Ct.) (which we refer to as the First Wind Earnout Litigation); Chamblee v. TerraForm Power, Inc. et al., 16-cv-08039 (S.D.N.Y.); Gundin v. TerraForm Global, Inc. et al., C.A. No. 17-cv-03113 (S.D.N.Y.); Zornoza v. TerraForm Global, Inc. et al., C.A. 17-cv-04108 (S.D.N.Y.) (each of the foregoing, other than the First Wind Earnout Litigation, are now coordinated with other lawsuits under the title In re: SunEdison, Inc., Securities Litigation, 16-md-02742 (S.D.N.Y.)); and any subsequent litigation arising from any of the foregoing matters, including, but not limited to, amended or reformed pleadings related thereto.

Representatives of Brookfield ultimately stated that Brookfield would not enter into any transaction that included a termination fee of less than $50 million. In addition, members of management of the Company, based on discussions with representatives of Sullivan & Cromwell and Hughes Hubbard, ultimately recommended to the Company’s conflicts committee and board of directors that the Company issue to Brookfield additional shares of Class A common stock, in accordance with a formula set forth in the transaction agreement, in respect of the final resolution of the Specified Litigation. See “The Transaction Agreement—Covenants—Equity Adjustment with Respect to Final Resolution of Specified Litigation” beginning on page [•]. Members of management of the Company and representatives of Brookfield, together with representatives of Sullivan & Cromwell, Cravath, Skadden and Akin Gump, also negotiated the final terms of the voting and support agreement (which ultimately included a termination right for SunEdison in the event that SunEdison’s board of directors received a superior proposal in respect of SunEdison itself, but the termination right was only available during the period prior to the entry by the bankruptcy court of an order approving the voting and support agreement, which order was entered by the bankruptcy court on June 7, 2017), the creditor support agreement and the settlement agreement.

On March 4, 2017, the conflicts committee met. Mr. Blackmore, Messrs. Compton, Dahya, Fong and Stark, members of management of the Company and representatives of Centerview, Morgan Stanley, Greenberg Traurig, Hughes Hubbard, Sullivan & Cromwell and WilmerHale were present. Representatives of Sullivan & Cromwell provided an update as to the progress of negotiations, including with respect to the settlement agreement, and reviewed the terms of the current draft of the transaction agreement and ancillary documents, including major open items. The conflicts committee discussed the proposed termination fee and various deal protection terms.

On March 5, 2017, as part of a proposal to resolve all of the substantive open issues described above, Brookfield increased its offer price to $12.00 per share on a fully-diluted basis for a majority interest in a sponsorship arrangement with the Company, plus an adjustment to the number of shares of Class A common stock to be received by Brookfield in the event of an adverse outcome of the Specified Litigation. Brookfield’s offer price included a special dividend to be paid by the Company in respect of shares of Class A common stock (including those held by Brookfield) and equity awards prior to the effective time of the merger, and was based on the number of shares of Class A common stock issued and outstanding at the time of such offer and did not take into account the increase in the number of shares of the Company’s Class A common stock resulting from the SunEdison additional shares. Brookfield’s offer price was not conditioned on the closing of a transaction with Global. Based on such increased number of shares of Class A common stock issued and outstanding as a result of the SunEdison additional shares, the price offered by Brookfield on March 5, 2017 was equivalent to $11.46 (including the special dividend).

On March 6, 2017, the Company’s board of directors met. Members of management of the Company and representatives of Centerview, Morgan Stanley, Greenberg Traurig, Hughes Hubbard and Sullivan & Cromwell were present. Shortly after the commencement of the meeting, the meeting adjourned to allow the members of the conflicts committee to hold a separate meeting of the conflicts committee to discuss the process of managing conflicts of interest in connection with the proposed Brookfield transaction. Present at the meeting of the conflicts committee were all the members of the conflicts committee and representatives of Hughes Hubbard and Morgan Stanley. Following the meeting of the conflicts committee, the meeting of the Company’s board of directors resumed with all the directors being present. A representative of Sullivan & Cromwell then discussed with the directors their fiduciary duties under Delaware law. Representatives of Sullivan & Cromwell and Morgan Stanley reviewed the latest developments in negotiations and discussions with Brookfield. Representatives of Centerview and Morgan Stanley reviewed certain financial analyses that they had performed. Members of management of the Company reviewed the terms of the proposed transaction, as compared to the stand-alone plan, noting that the execution risks of the stand-alone plan were considerable and the opportunities to create financial results in excess of the forecast amounts would be difficult to realize.

Members of management of the Company, after reviewing the Company’s stand-alone plan and the Brookfield sponsorship transaction, unanimously recommended that the Company’s board of directors approve a sponsorship transaction with Brookfield on the terms that had been presented to the board of directors of the Company, which reflected the updated proposal made by Brookfield on March 5, 2017. Representatives of Sullivan & Cromwell also reviewed the latest changes to the transaction agreement, the ancillary documents and the settlement agreement. The meeting of the Company’s board of directors then adjourned to allow the members of the conflicts committee to hold a separate meeting of the conflicts committee. Present at the meeting of the conflicts committee were all the members of the conflicts committee and representatives of Hughes Hubbard and

Morgan Stanley. During such meeting, the conflicts committee discussed retention incentives for the benefit of the management of the Company and the contemplated changes to the incentive distribution rights issued by Terraform Power, LLC, in each case, in the context of the Brookfield transaction. Following the conflicts committee’s meeting, the meeting of the Company’s board of directors resumed, with all the directors being present, for continued discussions about the Brookfield transaction. The meeting of the board of directors then adjourned to allow the members of the conflicts committee to hold a separate meeting about the proposed Brookfield transaction. Present at the meeting of the conflicts committee were all the members of the conflicts committee and representatives of Hughes Hubbard. During the meeting of the conflicts committee, representatives of Morgan Stanley were invited to the meeting and rendered Morgan Stanley’s oral opinion, which was subsequently confirmed in writing, to the conflicts committee that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the per share merger consideration together with the special dividend to be received by the holders of shares of Class A common stock pursuant to the transaction agreement was fair from a financial point of view to the holders of shares of Class A common stock (other than the holders of excluded shares or SunEdison and its affiliates). For a detailed discussion of Morgan Stanley’s opinion, see “Opinion of Morgan Stanley” beginning on page [•]. The representatives of Morgan Stanley left the meeting and representatives of Centerview were then invited to the meeting and reviewed with the conflicts committee Centerview’s financial analysis of the aggregate consideration, and rendered to the conflicts committee an oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 6, 2017, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion as set forth in such opinion, the aggregate consideration to be paid to the holders of shares of Class A common stock (other than excluded shares as specified in such opinion) pursuant to the transaction agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, see “Opinion of Centerview” beginning on page [•]. Following discussion, the conflicts committee unanimously (i) determined, and recommended that the Company’s board of directors determine, that the merger was fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable, and recommended that the Company’s board of directors approve and declare advisable, the transaction agreement and the transactions contemplated thereby and directed, and recommended that the Company’s board of directors direct, that the transaction agreement and the transactions contemplated thereby be submitted to the holders of shares of Class A common stock and Class B common stock for their adoption and approval and (ii) resolved to recommend, and recommended that the Company’s board of directors resolve to recommend, that the holders of shares of Class A common stock and Class B common stock adopt and approve the transaction agreement and the transactions contemplated thereby.

Following the conflicts committee’s meeting, the meeting of the Company’s board of directors resumed with all the directors being present. Representatives of Centerview reviewed with the Company’s board of directors Centerview’s financial analysis of the aggregate consideration, and rendered to the Company’s board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 6, 2017, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion as set forth in such opinion, the aggregate consideration to be paid to the holders of shares of Class A common stock (other than excluded shares as specified in such opinion) pursuant to the transaction agreement was fair, from a financial point of view, to such holders. Representatives of Morgan Stanley rendered Morgan Stanley’s oral opinion, which was subsequently confirmed in writing, to the Company’s board of directors that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the per share merger consideration together with the special dividend to be received by the holders of shares of Class A common stock pursuant to the transaction agreement was fair from a financial point of view to the holders of shares of Class A common stock (other than the holders of excluded shares or SunEdison and its affiliates). The chairman of the conflicts committee presented the recommendation of the conflicts committee that the Company’s board of directors vote in favor of the transaction. Following discussion, the members of the Company’s board of directors voting on the matter unanimously (i) determined that the merger was fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable the transaction agreement and the transactions contemplated thereby and directed that the transaction agreement and the transactions contemplated thereby be submitted to the holders of shares of Class A common stock and Class B common stock for their adoption and approval and (ii) resolved to recommend that the holders of shares of Class A common stock and Class B common stock adopt and approve the transaction agreement and the transactions contemplated thereby.

Negotiations to resolve open issues and to finalize definitive documentation for the transaction agreements continued until late in the night of March 6, 2017.

Following the entry into the transaction agreement, the Company, Brookfield and their respective advisors began to work to satisfy the conditions precedent to the closing of the merger and finalized governance arrangements in accordance with the proposed governance terms. On July 26, 2017, the Company’s conflicts committee and board of directors held a joint meeting. Members of management of the Company and representatives of Hughes Hubbard and Sullivan & Cromwell were present. Following discussion, the members of the conflicts committee unanimously resolved to recommend that the board of directors establish a committee of the board designated as the transition committee to supervise and oversee the preparation by management of contingency plans, processes and resources for the Company in the event that closing under the transaction agreement does not occur and, in connection with such contingency plans, to oversee engagement and interaction between the Company and Brookfield and its affiliates prior to the closing of the transactions contemplated by the transaction agreement, including for purposes of avoiding conflicts of interest, and to supervise and oversee management in connection with the processes, activities and resources required to achieve a successful closing of the transactions contemplated under the transaction agreement and accelerating and facilitating the transition to the management and operational structure of the Company contemplated by the transaction agreement following the merger. On July 28, 2017, the board of directors met. Members of the management of the Company and representatives of Hughes Hubbard and Sullivan & Cromwell were present. Following discussion and upon the recommendation of the conflicts committee, the board of directors authorized and designated the transition committee.

Reasons for the Transactions; Recommendation of the Company’s Board of Directors

The board of directors recommends that you vote “FOR” the proposal to adopt and approve the transaction agreement and “FOR” the proposal to approve the charter amendment.

The board of directors, at a meeting held on March 6, 2017, determined that the transaction agreement and the transactions contemplated by the transaction agreement (including the merger, the charter amendment and the sponsorship arrangements) are fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the transaction agreement and the transactions contemplated by the transaction agreement (including the merger, the charter amendment and the sponsorship arrangements), and resolved that the transaction agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and recommended that the stockholders of the Company vote to adopt and approve the transaction agreement and to approve the charter amendment.

In evaluating the transaction agreement and the transactions contemplated thereby, the conflicts committee and the board of directors consulted with the Company’s outside financial and legal advisors and senior management at various times and compared a variety of alternatives and considered numerous factors, including the following non-exhaustive list of material factors and benefits of the transactions contemplated by the transaction agreement, each of which the conflicts committee and the board of directors indicated was in support of their respective determinations that the transactions contemplated by the transaction agreement, resulting in a sponsorship of the Company, were superior to other strategic alternatives, including a whole-company sale alternative or a stand-alone alternative:

•	the fact that while the stand-alone business plans could provide the Company’s stockholders the opportunity to participate in 100% of the potential future increases in trading value of the Company’s stock, the stand-alone business plans were subject to significant risks, including:
•	a transition from a sponsored yieldco model to a sponsorless yieldco model was unproven and investor reception for such a model was uncertain, in particular because:
•	there was a projected difficulty in growing the Company’s dividend under the stand-alone business plan as compared to that of comparable companies; and

•	the likelihood that the Company’s share price would be depressed or volatile until management could establish a track record of delivering growth;
•	the lack of a sponsor or access to a third-party portfolio of wind and solar projects, whether through a right of first offer or otherwise;
•	an uncertain capability, in the absence of a reputable and financially credible sponsor, to compete to acquire third-party renewable power projects as a stand-alone company relative to competitors, given the Company’s potentially high cost of capital, negative operational history and track record of failed transactions;
•	the Company’s ability to successfully execute the initial asset sales required to fund deleveraging, which was essential to achieve a competitive cost of capital and more attractive interest rates under the stand-alone business plans, was uncertain, and after completing such initial asset sales, the Company would still remain more levered than its peers;
•	the uncertainty of investors’ appetite for the Company’s equity securities in the absence of a reputable and financially credible sponsor in light of the erosion in stockholder value since the Company’s initial public offering;
•	the uncertain ability of the Company’s existing management to efficiently manage the Company’s existing portfolio due to the fact that such management previously had been carried out by SunEdison and the Company had only begun to pursue contracts with third parties for services or opted to bring services in-house for operations and maintenance and asset management beginning with the launch of the strategic review process;
•	the Company’s ability to execute various aspects of the stand-alone business plans depended on the Company’s ability to retain management and key personnel, including to develop, operate and optimize its fleet; and
•	the uncertainty surrounding the Company’s ability to successfully execute the management growth plan, and management’s advice that fully achieving the results contemplated by that plan was fraught with challenges and highly unlikely;
•	the Company’s financial condition and reputation in the power industry, its high cost of capital and the uncertainty of its ability to access capital markets in the absence of a reputable and financially credible sponsor, combined with the conflicts committee’s and the board of directors’ assessment of macroeconomic factors and uncertainty around forecasted economic conditions, both in the near and the long term and within the renewable power industry in particular;
•	the fact that the Company conducted an extensive strategic review process that explored and compared both a whole-company sale and the selection of a new sponsor;
•	the belief that Brookfield can utilize its reputation in the power industry as a seasoned, well-known operator and its capacity as a sponsor to provide the Company with operational, financial and investment expertise that will stabilize and strengthen the Company’s operations and support the Company’s growth strategy;
•	the belief that the alignment of Brookfield’s and the Company’s financial incentives through Brookfield’s 51% cornerstone investment in the Company’s common stock, Brookfield’s ownership of the IDRs and Brookfield’s annual fee set forth in the master services agreement (as discussed in further detail in “The Sponsorship” beginning on page [•]) will provide the Company with services and foster dividend growth;
•	the belief that, notwithstanding the additional costs associated with sponsorship, a sponsorship with Brookfield will provide a lower cost of capital for the Company in the medium and long term, providing it with the ability to successfully pursue a high-quality and diversified portfolio of renewable assets;
•	the fact that Brookfield will provide the Company and its subsidiaries access to wind and solar asset acquisition opportunities in North America and Western Europe through the pipeline of wind and solar assets to which Brookfield will give the Company a right of first offer;

•	the belief that Brookfield’s large-scale operations and strong financial performance will provide the Company with advantaged access to capital, sizeable investment opportunities and the enhanced ability to grow its fleet size and pay increasing dividends over time;
•	the belief that the Company can leverage the strength of Brookfield’s renewable power businesses globally to develop future development pipelines and renewable power projects;
•	the certainty of realizing value in cash combined with the ability to benefit from potential future increases in the trading value of the Company’s public float if a stockholder elects to retain stock;
•	the opinion of Centerview rendered to the conflicts committee and the board of directors of the Company on March 6, 2017, which was subsequently confirmed by delivery of a written opinion dated March 6, 2017, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the aggregate consideration to be paid to the holders of shares of Class A common stock (other than as specified in such opinion) pursuant to the transaction agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinion of Centerview”;
•	the opinion of Morgan Stanley, dated March 6, 2017, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken set forth in the opinion, that the per share merger consideration, together with the special dividend, to be received by the holders of the Class A common stock pursuant to the transaction agreement, was fair from a financial point of view, as of the date of such opinion, to such holders (other than the holders of Excluded Shares or SunEdison and its affiliates);
•	the financial condition of Brookfield and Brookfield Holdco and their ability to pay all amounts required to consummate the transactions contemplated by the transaction agreement, including the per share cash consideration, out of its cash on hand and pursuant to financing arrangements committed in an executed commitment and arrangement letter, without a financing condition to the merger and with the payment and other obligations of Brookfield Holdco guaranteed by the guarantors pursuant to the Guaranty; and
•	the fact that the terms of the transaction agreement will require the adoption of the transaction agreement by the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote on such matter as well as the approval of the transaction agreement and the transactions contemplated thereby by the holders of a majority of the outstanding shares of Class A common stock entitled to vote on such matter other than SunEdison, Brookfield Holdco, their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as such term is defined in the Securities Exchange Act of 1934, as amended), which we refer to as the requisite Company vote.

In the course of their deliberations, the conflicts committee and the board of directors also considered, among other things, the following potentially negative factors regarding the merger and the transactions contemplated by the transaction agreement:

•	the need to obtain approval by the bankruptcy court of SunEdison’s entry into the voting and support agreement, the settlement agreement and any other agreement entered into in connection with the merger to which SunEdison or any other debtor would be a party;
•	the potential disruptions to customer, supplier or other commercial relationships important to the Company’s business as a result of the announcement of the transactions contemplated by the transaction agreement;
•	the possibility that the merger will not be consummated and the potential negative effect such an event would have on the Company’s operating results and stock price and on the Company’s ability to retain key management, sales and marketing and technical personnel, which would be likely to reduce its perceived acquisition value to another party;

•	the requirement that the Company pay a large termination fee in connection with the termination of the transaction agreement in certain circumstances, including if Brookfield Holdco terminates the transaction agreement following a change of recommendation (as defined on page [•]) by the board of directors or the conflicts committee, which may discourage a potential competing proposal that may be more beneficial to the Company’s stockholders (as further discussed in “The Transaction Agreement—Termination and Effect of Termination—Termination Fees and Expenses”);
•	the restrictions on the conduct of the Company’s business prior to the closing of the merger, requiring the Company to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise in the interim;
•	the risk of diverting management’s focus and resources from operational matters while working to consummate the merger;
•	the interests of the Company’s directors and executive officers in the merger and the actual and potential conflicts of interest between the Company and holders of Class A common stock, on the one hand, and SunEdison or Global, on the other hand, that may arise in connection with an agreement with Brookfield or its affiliates (as described in “The Merger—Interests of Certain Persons in the Merger”);
•	the potential disruptions to the Company’s operations, management and ability to acquire assets arising from shifting from the SunEdison sponsorship arrangement to a sponsorship structure with Brookfield and its affiliates;
•	the substantial cost of the Brookfield sponsorship;
•	the uncertainties associated with a right of first offer on certain projects being offered by Brookfield as compared to a right of first refusal over such projects and the risk that the Company would not be able to acquire these projects on attractive terms or at all; and
•	the risks of the type and nature described in “Cautionary Statement Regarding Forward-Looking Statements.”

The conflicts committee and the board of directors concluded that these potentially negative factors were substantially outweighed by the benefits presented by the transactions contemplated by the transaction agreement for the Company’s stockholders. Accordingly, the conflicts committee and the board of directors concluded that the merger was fair to, and in the best interests of, the Company’s stockholders.

The foregoing discussion of the information and factors considered by the conflicts committee and the board of directors is not intended to be exhaustive, but includes the material factors considered by the conflicts committee and the board of directors. In view of the variety of factors considered in connection with their respective evaluation of the transaction agreement and transactions contemplated thereby, neither the conflicts committee nor the board of directors found it practicable to, and neither the conflicts committee nor the board of directors did, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determination and their respective recommendation. In addition, individual directors may have given different weights to different factors. Neither the conflicts committee nor the board of directors undertook to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their respective ultimate determination. Each of the conflicts committee and the board of directors based its respective recommendation on the totality of the information presented.

Opinions of the Company’s Financial Advisors

The Company retained Centerview and Morgan Stanley as the Company’s financial advisors to advise the Company and from time to time, the conflicts committee and the board of directors, with respect to the review of strategic alternatives for the Company, including a possible sale of the whole Company or a sponsorship transaction. Centerview and Morgan Stanley are collectively referred to in this proxy statement as the Company’s financial advisors.

Opinion of Centerview

On March 6, 2017, Centerview rendered to the conflicts committee and the board of directors of the Company its oral opinion, subsequently confirmed in a written opinion dated March 6, 2017, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion as set forth in such opinion, the aggregate consideration to be paid to the holders of shares of Class A common stock (other than excluded shares, which for purposes of this section also include any other shares of Class A common stock held by any affiliate of the Company (including, without limitation, SunEdison) or Brookfield) pursuant to the transaction agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated March 6, 2017, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex D and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex D. Centerview’s financial advisory services and opinion were provided for the information and assistance of the board of directors of the Company and the conflicts committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transactions and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of the shares of Class A common stock (other than excluded shares) of the aggregate consideration to be paid to such holders pursuant to the transaction agreement and did not address any other term or aspect of the transaction agreement or the transactions. Elections by any Company stockholder of the per share stock consideration and per share cash consideration are subject to certain proration and adjustment procedures set forth in the transaction agreement, as to which Centerview’s opinion expressed no view or opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transactions or any other matter, including, without limitation, whether such stockholder should elect to receive the per share cash consideration or the per share stock consideration in the transactions.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the transaction agreement dated March 6, 2017, which we refer to in this summary of Centerview’s opinion as the draft transaction agreement;
•	a draft of the settlement agreement dated March 4, 2017;
•	a draft of the voting and support agreement dated March 5, 2017;
•	a draft of the master services agreement dated March 3, 2017;
•	a draft of the relationship agreement dated March 2, 2017;
•	a draft of the Brookfield registration rights agreement dated March 2, 2017;
•	a draft of the IDR transfer agreement dated March 5, 2017;
•	a draft of the New LLC Operating Agreement dated March 4, 2017, which together with the drafts of the settlement agreement, voting and support agreement, master services agreement, relationship agreement, registration rights agreement, and IDR transfer agreement, we refer to in this summary of Centerview’s opinion as the ancillary agreements, and we refer to such drafts thereof as the draft ancillary agreements, and we refer to the draft ancillary agreements, together with the draft transaction agreement, as the draft agreements;
•	Annual Reports on Form 10-K of the Company for the years ended 2015 and 2014;
•	the Registration Statement on Form S-1 of the Company, as amended;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain other communications from the Company to its stockholders;

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company (on a stand-alone basis) prepared by management of the Company (see “The Merger—Certain Company Forecasts” beginning on page [•]) and furnished to Centerview by the Company for purposes of Centerview’s analysis, which we refer to in this summary of Centerview’s opinion as the Company forecasts, and which we collectively refer to in this summary of Centerview’s opinion as the internal data; and
•	certain financial forecasts, analyses and projections relating to the surviving corporation after giving effect to the transactions prepared by management of the Company in consultation with Brookfield (see “The Merger—Certain Company Forecasts” beginning on page [•]) and furnished to Centerview by the Company for purposes of Centerview’s analysis, which we refer to in this summary of Centerview’s opinion as the surviving corporation forecasts.

Centerview also participated in discussions with members of the senior management and representatives of the Company and Brookfield regarding their assessment of the internal data (including without limitation, the Company forecasts) and the surviving corporation forecasts, as appropriate, and the strategic rationale for the transactions. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the internal data (including, without limitation, the Company forecasts) were reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of the Company as to the matters covered thereby and, that the surviving corporation forecasts were reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of the Company and Brookfield Holdco as to the matters covered thereby, and Centerview relied, at the Company’s direction, on the internal data (including, without limitation, the Company forecasts) for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data (including, without limitation, the Company forecasts) or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or any other person, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or any other person. Centerview assumed, at the Company’s direction, that the final executed transaction agreement and ancillary agreements would not differ in any respect material to Centerview’s analysis or opinion from the draft agreements reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the transactions will be consummated on the terms set forth in the transaction agreement and the ancillary agreements and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transactions, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview also assumed that the transactions will have the tax consequences described in discussions with, and materials furnished to Centerview by, representatives of the Company. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, Brookfield Holdco, or any other person, or the ability of the Company or any other person to pay its obligations when they come due, or as to the impact of the transactions on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters. For purposes of Centerview’s analysis and opinion and at the Company’s direction, Centerview assumed that the terms in the draft transaction agreement providing for the Brookfield Holdco equity adjustment will not result in the issuance of any additional shares of Class A common stock to Brookfield Holdco or any of its affiliates.

Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the transactions, or the relative merits of the transactions as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares of Class A common stock (other than excluded shares) of the aggregate consideration to be paid to such holders pursuant to the transaction agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the transaction agreement or the transactions, including, without limitation, the structure or form of the transactions, or any other agreements or arrangements contemplated by the transaction agreement or entered into in connection with or otherwise contemplated by the transactions, including, without limitation, (i) the fairness of the transactions or any other term or aspect of the transactions to, or any consideration to be received in connection therewith by, or the impact of the transactions on, the holders of any other class of securities, creditors or other constituencies of the Company (including, for the avoidance of doubt, the holders of excluded shares) or any other party, whether relative to the aggregate consideration to be paid to the holders of the shares of Class A common stock (other than excluded shares) pursuant to the transaction agreement or otherwise, (ii) the allocation of the aggregate consideration as among holders of shares of Class A common stock who elect to receive the per share cash consideration or to retain the per share stock consideration or (iii) the relative fairness of the per share cash consideration and the per share stock consideration. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the transactions contemplated by the settlement agreement, including the exchange of the Class B units of TerraForm Power, LLC pursuant thereto and the redemption and retirement of all shares of Class B common stock of the Company. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the transactions (including the consideration payable to the holders of the excluded shares), whether relative to the aggregate consideration to be paid to the holders of shares of Class A common stock (other than excluded shares) pursuant to the transaction agreement or otherwise.

Centerview’s opinion related in part to the relative values of the Company prior to giving effect to the transactions and the surviving corporation, which will be the Company, after giving effect to the transactions. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion expressed no view or opinion as to what the value of continuing shares of Class A common stock of the combined company actually will be when issued pursuant to the transactions or the prices at which shares of Class A common stock or continuing shares of Class A common stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the transactions. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transactions or any other matter, including, without limitation, whether such stockholder should elect to receive the per share cash consideration or the per share stock consideration in the transactions. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the board of directors and the conflicts committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transactions. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview’s Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the conflicts committee and the board of directors of the Company in connection with Centerview’s opinion, dated March 6, 2017. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described below represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the transactions. None of the Company, Brookfield Holdco, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 6, 2017 (the last trading day before the public announcement of the transactions) and is not necessarily indicative of current market conditions. The implied per share Class A common stock equity value ranges described below were based on the Company’s fully-diluted shares of Class A common stock outstanding after giving effect to the exchange by SunEdison of its Class B units in TerraForm Power, LLC for Class A common stock of the Company in the SunEdison exchange and the issuance of the SunEdison additional shares in accordance with the settlement agreement, and taking into account outstanding restricted stock units based on the internal data, which we refer to as the Company’s fully-diluted shares outstanding.

Standalone Financial Analysis—Management Growth Case

Centerview first performed a financial analysis of the Company on a stand-alone basis without a sponsor based on the Management Growth Case (see “The Merger—Certain Company Forecasts” beginning on page [•]) utilizing the methodologies described below.

Consolidated Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on the Management Growth Case. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Centerview calculated a range of illustrative enterprise values for the Company based on the Management Growth Case by (a) discounting to present value as of December 31, 2016, using discount rates ranging from 7.00% to 7.50% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital): (i) the forecasted fully-taxed unlevered free cash flows for the Company for the years 2017 through 2026, as reflected in the Management Growth Case; (ii) a range of illustrative terminal values of the Company, calculated based on a range of dividend yields for the terminal year of 8.25% to 9.75% plus estimated terminal year net debt, in each case as reflected in the Management Growth Case; and (iii) the forecasted net operating loss carryforwards for the Company, as reflected in the Management Growth Case, and (b) subtracting from the foregoing results the book value of the Company’s net debt as of December 31, 2016. Centerview divided the result of the foregoing calculations by the number of the Company’s fully-diluted shares outstanding to derive an implied per share equity value range for the shares of Class A common stock of $6.30 to $10.85, rounded to the nearest $0.05.

Selected Comparable Company Analysis

Centerview reviewed and compared certain financial information for the Company to corresponding financial information for the following seven publicly traded companies that Centerview deemed comparable, based on its experience and professional judgment, to the Company, which are referred to as the comparable companies:

•	8Point3 Energy Partners LP
•	Atlantica Yield plc
•	Brookfield Renewable Partners L.P.
•	NextEra Energy Partners, LP
•	NRG Yield, Inc.
•	Pattern Energy Group Inc.
•	TransAlta Renewables Inc.

Although none of the selected companies is directly comparable to the Company, these companies were selected because, among other reasons, they are publicly traded companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, Centerview considered to be similar to those of the Company. However, because none of the selected companies is directly comparable to the Company, Centerview believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using information it obtained from SEC filings and other data sources as of February 24, 2017, Centerview calculated for each of the selected companies, cash available for distribution per share as a percentage of market value of equity per share, which is referred to as CAFD Yield, for calendar year 2017, and dividends per share as a percentage of market value of equity per share, which is referred to as Dividend Yield, for calendar year 2018.

The results of this analysis are summarized as follows:

	High	Mean	Median	Low
2017 Estimated CAFD Yield	10.6%	8.5%	9.6%	6.2%
2018 Estimated Dividend Yield	9.0%	7.3%	7.2%	6.0%

Based on the foregoing analysis and other considerations that Centerview deemed relevant in its professional judgment, Centerview first (i) derived an implied per share equity value range for the shares of Class A common stock of $7.20 to $8.80, rounded to the nearest $0.05, by utilizing a CAFD Yield reference range of 9% to 11% and the Company’s 2017 estimated CAFD per share of $0.79, as set forth in the Management Growth Case, and (ii) derived an implied per share equity value range for the shares of Class A common stock of $7.80 to $9.20, rounded to the nearest $0.05 by utilizing a Dividend Yield reference range of 8.5% to 10.0% and the Company’s 2018 estimated dividends per share of $0.78, as set forth in the Management Growth Case.

Financial Analysis—Management Sponsor Case

Centerview also performed a financial analysis of the Company assuming Brookfield sponsorship based on the Management Sponsor Case (see “The Merger—Certain Company Forecasts” beginning on page [•]) utilizing the methodologies described below. In performing such analyses, Centerview first calculated the implied per share equity value range for the shares of Class A common stock. Centerview then calculated an implied valuation range for the consideration payable per share of Class A common stock in the merger, assuming the cash-stock election in the transaction agreement results in a pro rata distribution of cash and shares with respect to each share of Class A common stock (other than with respect to the excluded shares). The implied valuation range of such consideration was calculated multiplying the high end and the low end of the foregoing implied per share of Class A common stock equity value ranges by 49% (the percentage of the total shares of Class A common stock outstanding immediately prior to the effective time of the merger that will be retained by stockholders other than Brookfield Holdco or any direct or indirect subsidiary of Brookfield Holdco) and (ii) adding to each of the foregoing ranges (1) the special dividend of $1.94 and (2) $4.50, representing the pro rata cash consideration per share of Class A common stock. The pro rata cash consideration per share of Class A common stock was calculated as follows:

Pre-Settlement Offer Price per Share of Class A Common Stock	$12.00
Pre-Settlement Shares of Class A Common Stock Outstanding (mm)	142.0
Implied Aggregate Equity Value ($mm)	$1,704
Post-Settlement Shares Outstanding (mm)	148.6
Post-Settlement Offer Price per Share of Class A Common Stock	$11.46
Aggregate Special Dividend ($mm)	$288
Special Dividend per Share of Class A Common Stock	$1.94
Post-Settlement Shares Outstanding (mm)	148.6
Implied Aggregate Equity Value (post-Special Dividend) ($mm)	$1,415
Pre-Transaction Brookfield Share Ownership (mm)	10.5
% Pre-Transaction Brookfield Share Ownership	7.0%
Post-Closing Brookfield Share Ownership (mm)	51%
% Required to Achieve Post-Closing Brookfield Share Ownership	44%
Aggregate Cash Consideration to Stockholders ($mm)	$622
Shares Not Held by Brookfield (mm)	138.1
Pro Rata Cash Consideration per Share of Class A Common Stock	$4.50

Consolidated Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on the Management Sponsor Case. Centerview calculated a range of illustrative enterprise values for the Company based on the Management Sponsor Case by (a) discounting to present value as of December 31, 2016, using discount rates ranging from 6.25% to 6.75% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital with Brookfield as a sponsor): (i) the forecasted fully-taxed unlevered free cash flows for the Company for the years 2017 through 2022, as reflected in the Management Sponsor Case, (ii) a range of illustrative terminal values of the Company, calculated based on a range of dividend yields for the terminal year of 6.00% to 7.00% plus estimated terminal year net debt, in each case as reflected in the Management Sponsor Case, and (iii) the forecasted net operating loss carryforwards for the Company, as reflected in the Management Sponsor Case, and (b) subtracting from the foregoing results the book value of the Company’s net debt as of December 31, 2016. Centerview divided the result of the foregoing calculations by the number of the Company’s fully-diluted shares outstanding to derive an implied per share equity value range for the shares of Class A common stock of $12.30 to $17.35, rounded to the nearest $0.05, which resulted in a range of implied value of the per share merger consideration of $12.45 to $14.95.

Selected Comparable Company Analysis

Based on the analysis of the comparable companies, described above under “—Standalone Financial Analysis—Management Growth Case—Selected Comparable Company Analysis,” and other considerations that Centerview deemed relevant in its professional judgment, Centerview (i) derived an implied per share equity value range for the shares of Class A common stock of $9.50 to $12.45, rounded to the nearest $0.05, by utilizing a CAFD Yield reference range of 6.5% to 8.5% and the Company’s 2017 estimated CAFD per share of $0.81 as set forth in the Management Sponsor Case, which resulted in an range of implied value of the per share merger consideration of $11.10 to $12.35, and (ii) derived an implied per share equity value range for the shares of Class A common stock of $9.80 to $12.10, rounded to the nearest $0.05, by utilizing a Dividend Yield reference range of 6.25% to 7.75% and the Company’s 2018 estimated dividends per share of $0.77, as set forth in the Management Sponsor Case, which resulted in a range of implied value of the per share merger consideration of $11.25 to $12.35.

Other Considerations

Centerview observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational purposes, including, among other things, the following:

•	Centerview performed an illustrative dividend discount analysis with respect to the Company utilizing the Management Growth Case. Centerview discounted to present value the estimated dividend streams from the Company for the years 2017 through 2026, as reflected in the Management Growth Case, using discount rates ranging from 11.75% to 13.25% (reflecting Centerview’s analysis of the Company’s cost of equity under the Management Growth Case) and perpetuity growth rates ranging from 1.50% to 2.00%. This analysis yielded an implied per share equity value range for the shares of Class A common stock of $6.95 to $8.10, rounded to the nearest $0.05.
•	Centerview also performed a discounted cash flow analysis of the Company based on the Management Stabilize Case (see “The Merger—Certain Company Forecasts” beginning on page [•]). In connection with this analysis, Centerview calculated a range of illustrative enterprise values for the Company by (a) discounting to present value as of December 31, 2016, using discount rates ranging from 6.25% to 6.75% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital under the Management Stabilize Case) (i) the forecasted fully-taxed unlevered free cash flows for the Company for the years 2017 through 2045, as reflected in the Management Stabilize Case and (ii) the forecasted net operating loss carryforwards for the Company, as reflected in the Management Stabilize Case and (b) subtracting from the foregoing results the book value of the Company’s net debt as of December 31, 2016. Centerview divided the result of the foregoing calculations by the number of the Company’s fully-diluted shares outstanding to derive an implied per share equity value range for the shares of Class A common stock of $2.05 to $2.90, rounded to the nearest $0.05.
•	Centerview also performed an illustrative dividend discount analysis with respect to the Company utilizing the Management Stabilize Case. Centerview discounted to present value the estimated dividend streams from the Company for the years 2017 through 2045, as reflected in the Management Stabilize Case, using discount rates ranging from 9.50% to 11.50% (reflecting Centerview’s analysis of the Company’s cost of equity under the Management Stabilize Case). This analysis yielded an implied per share equity value range for the shares of Class A common stock of $6.05 to $6.95, rounded to the nearest $0.05.
•	Centerview also performed an illustrative dividend discount analysis with respect to the Company utilizing the Management Sponsor Case. Centerview discounted to present value the estimated dividend streams from the Company for the years 2017 through 2022, as reflected in the Management Sponsor Case, using discount rates ranging from 9.50% to 11.00% (reflecting Centerview’s analysis of the Company’s cost of equity under the Management Sponsor Case) and perpetuity growth rates ranging from 1.50% to 2.00%. This analysis yielded an implied per share equity value range for the shares of Class A common stock of $10.15 to $12.25, rounded to the nearest $0.05, which resulted in an range of implied value of the per share merger consideration of $11.40 to $12.45.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the conflicts committee and the board of directors of the Company in its evaluation of the transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the board of directors or management of the Company with respect to the aggregate consideration or as to whether the conflicts committee or the board of directors of the Company would have been willing to determine that a different consideration was fair. The consideration for the transactions was determined through arm’s-length negotiations between the Company and Brookfield Holdco and was approved by the conflicts committee and the board of directors of the Company. Centerview provided advice to the Company during these negotiations.

Centerview did not, however recommend any specific amount of consideration to the Company, the conflicts committee or the board of directors of the Company or that any specific amount of consideration constituted the only appropriate consideration for the transactions.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, Centerview has been engaged to provide certain financial advisory services to the Company and the conflicts committee from time to time, including with respect to the Company’s renegotiation of its agreement to acquire the Vivint Solar portfolio of installed residential rooftop solar systems in connection with the merger of Vivint Solar, Inc. with a subsidiary of SunEdison in 2015 (which was subsequently terminated), liability management and general financial advisory services, and Centerview has received and may in the future receive compensation from the Company for such services. In the past two years, Centerview has not been engaged to provide financial advisory or other services to Brookfield Holdco, Brookfield or SunEdison, and Centerview has not received any compensation from Brookfield Holdco, Brookfield, Merger Sub or SunEdison during such period. In addition, in the past two years, Centerview has been engaged to provide financial advisory or other services to the board of directors of Global, an affiliate of the Company, and Centerview has received, and may in the future receive, compensation from Global for such services. In connection with the pending acquisition of Global by certain affiliates of Brookfield, Global has agreed to pay Centerview an aggregate fee of $10.0 million, a portion of which was payable upon the rendering of Centerview’s fairness opinion to the board of directors of Global, and a significant portion of which is payable contingent upon consummation of such acquisition. In addition, during the period from July 2016 to April 2017, Centerview received from Global additional fees in the aggregate of approximately $4.4 million, consisting of monthly advisory fees and liability management fees, of which $225,000 will be credited against the fee payable upon consummation of the transaction between Global and certain affiliates of Brookfield. Global has also agreed to pay Centerview an additional $150,000 advisory fee per month through the earlier of September 2017 and the closing of such transaction. Centerview may provide financial advisory and other services to or with respect to the Company, Brookfield Holdco, Brookfield, SunEdison, Global or their respective affiliates in the future, for which it may receive compensation. Certain (i) of Centerview and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Brookfield Holdco, Brookfield, SunEdison, Global or any of their respective affiliates, or any other party that may be involved in the transactions.

The conflicts committee and the board of directors of the Company selected Centerview as its financial advisor in connection with the transactions based on, among other things, Centerview’s reputation and its experience in the power generation sector and in complex transactions involving parties in bankruptcy. Centerview is an internationally recognized investment banking firm that has substantial experience in mergers and acquisitions and restructuring transactions.

In connection with Centerview’s services as financial advisor to the conflicts committee and the board of directors of the Company, the Company has agreed to pay Centerview an aggregate fee of $12.5 million (a portion of which was payable upon the rendering of Centerview’s opinion and a significant portion of which is payable contingent upon consummation of the transactions). In addition, during the period from November 2015 to April 2017, Centerview received from the Company additional fees in the aggregate of approximately $9.9 million, consisting of monthly advisory fees, liability management fees, fees associated with the amendment of the Vivint transaction and other advisory fees, of which $225,000 will be credited against the fee payable upon consummation of the transactions. The Company has also agreed to pay Centerview an additional $150,000 advisory fee per month through the earlier of September 2017 and the closing of the transactions. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Opinion of Morgan Stanley

Morgan Stanley was retained by the Company to act as its financial advisor in connection with the proposed merger. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and knowledge of the industry, business and affairs of the Company. On

March 6, 2017, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the conflicts committee and the board of directors of the Company that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the per share merger consideration together with the special dividend to be received by the holders of shares of Class A common stock pursuant to the transaction agreement was fair from a financial point of view to the holders of shares of Class A common stock (other than the holders of Excluded Shares (as defined below) or SunEdison and its affiliates). For the purposes of this section titled the “Opinion of Morgan Stanley,” “Excluded Shares” means (i) shares of Class A common stock held by Brookfield Holdco, Merger Sub or any other direct or indirect wholly-owned subsidiary of Brookfield Holdco, (ii) shares of Class A common stock held by the Company, (iii) Company restricted stock awards (which are treated in accordance with the terms of the transaction agreement), (iv) shares of Class A common stock held immediately prior to the effective time of the merger by any direct or indirect wholly-owned subsidiary of the Company that is taxable as a corporation and (v) shares of Class A common stock as to which dissenters’ rights have been perfected and not withdrawn.

The full text of Morgan Stanley’s written opinion to the conflicts committee and the board of directors, dated March 6, 2017, is attached to this proxy statement as Annex E. Our stockholders should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was addressed to, and rendered for the benefit of, the conflicts committee and the board of directors, in their capacities as such, and addressed only the fairness, from a financial point of view, of the per share merger consideration together with the special dividend to be received by the holders of shares of Class A common stock (other than the holders of Excluded Shares or SunEdison and its affiliates) pursuant to the transaction agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the transactions contemplated by the transaction agreement as compared to other business or financial strategies that might be, or, at the time the opinion was rendered, might have been available to the Company, nor does it address the underlying business decision of the Company to enter into the transaction agreement or the other transaction documents (as defined below) or proceed with any other transaction contemplated by the transaction agreement or the other transaction documents. Morgan Stanley’s opinion was not intended to, and does not, express an opinion or a recommendation as to how the stockholders of the Company should vote at the special meeting or any adjournment thereof or as to any other action that a stockholder should take in relation to the merger. In addition, Morgan Stanley expressed no opinion as to the terms of the Brookfield Holdco equity adjustment (as described in The Transaction Agreement—Covenants—Equity Adjustment with Respect to Final Resolution of Specified Litigation” beginning on page [•]. ) or as to whether any issuance of shares with respect to the Brookfield Holdco equity adjustment will actually take place. In addition, Morgan Stanley expressed no opinion in respect of the SunEdison exchange (discussed in further detail in “The Transaction Agreement—Actions Immediately Prior to the Effective Time of the Merger—SunEdison Exchange; Issuance to SunEdison; and Payment of Special Dividend” beginning on page [•]), the issuance of the SunEdison additional shares (discussed in further detail in “The Transaction Agreement—Actions Immediately Prior to the Effective Time of the Merger—SunEdison Exchange; Issuance to SunEdison; and Payment of Special Dividend” beginning on page [•]) or the transfer of the outstanding IDRs from SunEdison and certain of its affiliates pursuant to the IDR transfer agreement.

In arriving at its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of the Company;
•	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
•	Reviewed certain financial projections prepared by the management of the Company (see “The Merger—Certain Company Forecasts” beginning on page [•]);

•	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of the Company;
•	Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of the Company;
•	Discussed information relating to certain strategic, financial and operational benefits anticipated from the merger with senior executives of Brookfield Holdco and its affiliates;
•	Reviewed the pro forma impact of the merger on the Company’s funds available for distribution, cash flow, consolidated capitalization and certain financial ratios;
•	Reviewed the reported prices and trading activity for the Class A common stock;
•	Compared the financial performance of the Company and the prices and trading activity of the shares of Class A common stock with that of certain other publicly traded companies comparable with the Company, and their securities;
•	Participated in certain discussions and negotiations among representatives of the Company and Brookfield Holdco and certain other parties and their financial and legal advisors;
•	Reviewed the transaction agreement, the voting and support agreement and certain related documents, which we refer to for purposes of this section titled “Opinion of Morgan Stanley” as the transaction documents; and
•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company and Brookfield Holdco, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of the Company of the future financial performance of the Company. At the Company’s direction, Morgan Stanley’s analysis relating to the business and financial prospects of the Company for purposes of its opinion was made on the bases of the financial projections of the Company’s management. Morgan Stanley was advised by the Company, and assumed, with the Company’s consent, that the projections of the Company’s management were reasonable bases upon which to evaluate the business and financial prospects of the Company. In addition, Morgan Stanley assumed that the merger and the other transactions contemplated by the transaction agreement and the other transaction documents (including the special dividend) would be consummated in accordance with the terms set forth in the transaction agreement and the other transaction documents without any waiver, amendment or delay of any terms or conditions that were material to its analysis, including, among other things, that Brookfield Holdco and the Company would obtain all financing necessary to consummate the merger and the other transactions contemplated by the transaction documents and that the definitive transaction agreement and the other transaction documents would not differ in any material respects from the drafts thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory, court or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley noted that it is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to be paid to any of the Company’s officers, directors or employees, or any class of such persons, relative to the per share merger consideration and special dividend to be received by the holders of shares of Class A common stock in the transaction. Morgan Stanley noted that it did not make any independent valuation or appraisal of the assets or liabilities of the Company or Brookfield Holdco, nor was it furnished with any such valuations or appraisals. Morgan Stanley also noted that its opinion was not a solvency opinion and did not in any way address the solvency or financial condition of the Company or any other entity. In arriving at its opinion, Morgan Stanley also noted that it is not a legal expert, and for purposes of its analysis it did not make any assessment of the status of any litigation involving the Company, or the settlement thereof. At the Company’s direction, Morgan Stanley did not take into account the effects of any litigation in its analysis and did not deduct from its analysis any amounts relating to the Brookfield Holdco equity adjustment; provided that, at the Company’s direction, Morgan Stanley included in its analysis certain Company restricted stock that had been awarded by the Company to former members of the management of the Company, the potential forfeiture of which is currently subject to litigation. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley does not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its written opinion to the conflicts committee and the board of directors of the Company, dated March 6, 2017. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Morgan Stanley’s opinion as to fairness is not the product of any single mathematical calculation.

Summary of Morgan Stanley Financial Analyses

For purposes of its financial analyses, Morgan Stanley conducted its analysis based on projections prepared by the Company’s management. Analysis of the stand-alone company without a sponsor was based on the Management Growth Case and the Management Stabilize Case, which we refer to collectively as the Stand-Alone Cases, while analysis of the Company assuming Brookfield sponsorship was based on the Management Sponsor Case. In each of the Stand-Alone Cases, the Company’s management assumed that it would deleverage the business with a combination of cash on the balance sheet and selected asset sales. Following this deleveraging, the Management Growth Case assumes that the Company is able to grow by sourcing and completing accretive acquisition opportunities funded by the equity and debt capital markets. The Management Stabilize Case assumes that, following the initial deleveraging, the Company continues to operate its existing business but does not successfully execute on a growth strategy by completing accretive acquisitions. The Management Sponsor Case represents the Company, management’s view of the Company’s operations under Brookfield’s sponsorship based on the Company’s management’s judgment and discussions with Brookfield. The Stand-Alone Cases and the Management Sponsor Case are further described under “The Merger—Certain Company Forecasts” beginning on page [•]. Morgan Stanley used its financial analyses to determine reference valuation ranges for both Stand-Alone Cases and the Management Sponsor Case.

The Company’s management provided Morgan Stanley with a fully-diluted, as converted share count of 141,960,555 as of March 3, 2017. This share count was composed of 48,202,310 shares of Class B common stock owned by SunEdison, 91,166,019 shares of Class A common stock, 1,531,527 shares of Class A common stock subject to Company RSUs, and 1,060,699 Company restricted stock awards. The fully-diluted, as converted share count included certain Company restricted stock that had been awarded by the Company to former members of the management of the Company (the potential forfeiture of which is currently subject to litigation). At the Company’s direction Morgan Stanley assumed that pursuant to the settlement agreement, SunEdison’s shares of Class B units would be exchanged for shares of Class A common stock (and, as a result, all shares of Class B common stock held by SunEdison or any of its controlled affiliates would be automatically redeemed and retired), and approximately 6,626,204 additional shares of Class A common stock would be issued to SunEdison, increasing its ownership to 36.9% of the Company and increasing the fully-diluted, as converted share count to 148,586,759 immediately prior to the effective time of the merger, which Morgan Stanley used for its analysis based upon management’s guidance. Except as set forth in this paragraph, at the Company’s direction, Morgan Stanley did not take into account the effects of any pending litigation in its analysis.

Stand-Alone Financial Analyses

Trading Yield Analysis

Morgan Stanley performed a trading yield analysis, which calculates the implied per-share equity value of a company by comparing it to similar publicly traded companies. Morgan Stanley reviewed and compared certain financial information relating to the Company to corresponding publicly available financial information and consensus equity research estimates for the selected companies. The selected comparable companies, which we refer to as the Management Growth Case Comparables, were chosen because they have businesses, operating metrics and characteristics that may be considered similar to the Company as a stand-alone company.

The companies included in this trading yield analysis are:

Management Growth Case Comparables	2017 Trading Yield (%)	2018 Trading Yield (%)
TransAlta Renewables Inc.	6.1	6.3
Pattern Energy Group Inc.	8.6	9.3
8point3 Energy Partners LP	8.2	9.2

For purposes of this analysis, Morgan Stanley calculated each selected company’s dividend yield for calendar years 2017 and 2018 by dividing the equity research consensus estimate of its dividend for the applicable year by such company’s stock price, in each case, as of March 3, 2017.

Based on its professional judgment and taking into account the Management Growth Case Comparables, Morgan Stanley applied a dividend yield range of 6.0% to 8.5% to the dividend of $0.67 per share of Class A common stock for 2017 under the Management Growth Case. Morgan Stanley then applied, based on its professional judgment, a yield premium of 150 basis points for the Management Stabilize Case, implying a dividend yield range of 7.5% to 10.0% to reflect a significantly lower growth profile of the Company as compared with the Management Growth Case. This 7.5% to 10.0% dividend yield range was then applied to the dividend of $0.67 per share of Class A common stock for 2017 under the Management Stabilize Case. The analysis resulted in the following implied reference ranges of equity value per share of Class A common stock, rounded to the nearest $0.25:

2017 Trading Yields Analysis	Equity Value per Share of Class A Common Stock
Management Stabilize Case	$6.75 - $9.00
Management Growth Case	$8.00 - $11.25

Based on its professional judgment and taking into account the Management Growth Case Comparables, Morgan Stanley applied a dividend yield range of 6.5% to 9.5% to the dividend of $0.78 per share of Class A common stock for 2018 under the Management Growth Case. Morgan Stanley then applied, based on its professional judgment, the same yield premium of 150 basis points described above for the Management Stabilize Case, implying a dividend yield range of 8.0% to 11.0%. This 8.0% to 11.0% dividend yield range was then applied to the dividend of $0.78 per share of Class A common stock for 2018 under the Management Stabilize Case. The analysis resulted in the following implied reference ranges of equity value per share of Class A common stock, rounded to the nearest $0.25:

2018 Trading Yields Analysis	Equity Value per Share of Class A Common Stock
Management Stabilize Case	$7.00 - $9.75
Management Growth Case	$8.25 - $12.00

No company included in the trading yield analysis is identical to the Company. In evaluating the selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market, financial conditions, financial metrics and other matters, many of which are beyond the control of the Company. These include, among other things, characteristics of the selected companies, including financial and operating metrics, the impact of competition on the business of the Company or the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial market in general.

Levered Discounted Cash Flow Analysis

Morgan Stanley performed a levered discounted cash flow analysis of the Company, which is intended to provide an implied equity value of a company by calculating the present value of the estimated future free cash flows to equity (after debt service) and terminal value of the applicable company. Morgan Stanley calculated a range of implied equity values for the Company based on the sum of the discounted net present values of (i) the annual levered free cash flows that the Company is estimated to generate between the valuation date of September 30, 2017 and the terminal date of December 31, 2026, and (ii) the projected terminal value of the Company as of December 31, 2026, in each case using the financial projections provided by the Company’s management in each of the Management Stabilize Case and the Management Growth Case. The Company’s calculated equity value was then divided by the 148,586,759 shares outstanding post-settlement to arrive at a per share value for the company.

In performing the discounted cash flow analysis, Morgan Stanley first calculated the estimated levered free cash flows of the Company. For purposes of the Management Stabilize Case, management of the Company indicated that the Company’s net operating losses would eventually be fully utilized. As a result, in the Management Stabilize Case, Morgan Stanley performed a present value analysis of the tax shields associated with the Company’s net operating loss carryforwards. For purposes of the Management Growth Case, management of the Company assumed that the Company would generate net operating losses into the foreseeable future and therefore would not be a taxpayer during the forecast period and beyond. As a result, in the Management Growth Case, Morgan Stanley did not tax-effect any cash flows or the terminal value. Morgan Stanley then calculated a terminal value of the Company at the end of the forecast period.

With respect to the Management Stabilize Case, Morgan Stanley calculated a terminal value by applying a range of perpetuity growth rates of (0.5%) to 0.5%, based on Morgan Stanley’s professional judgment, to the aggregate cash distributions (which was management’s estimate of the cash available for distribution multiplied by management’s target payout ratio of 85%) forecasted for 2026 pursuant to the Management Stabilize Case. With respect to the Management Growth Case, Morgan Stanley calculated a terminal value by applying a dividend yield range to the aggregate cash distributions forecasted for 2026 pursuant to the Management Growth Case. Using its professional judgment, Morgan Stanley applied a dividend yield range of 6.8% to 7.8%. This range was based upon the dividend yields that the Management Growth Case Comparables traded at as of March 3, 2017, which were calculated by annualizing the dividends declared by each company in the previous quarter and dividing such number by the respective company’s closing stock price on March 3, 2017 to determine the company’s last quarter annualized, or LQA, trading yield. The companies included in the stand-alone trading yields analysis were:

Management Growth Case Comparables	LQA Trading Yield (%)
TransAlta Renewables Inc.	5.9
Pattern Energy Group Inc.	8.2
8point3 Energy Partners LP	7.7
Mean	7.3

The levered free cash flows and terminal values were then discounted to present value based on a valuation date of September 30, 2017 using discount rates ranging from 9.3% to 11.3% to arrive at an estimate of the Company’s equity value. This cost of equity range was based on Morgan Stanley’s estimate of the Company’s cost of equity applying a capital structure that Morgan Stanley deemed in its professional judgment to be consistent with the Company’s peers. The estimate of equity value was then divided by the 148,586,759 fully-diluted, as converted shares outstanding (post-settlement) to arrive at an estimated per share equity value for the company. This analysis indicated the following implied reference ranges of equity value per share of Class A Common Stock, rounded to the nearest $0.25:

Equity Value per Share of Class A Common Stock
Management Stabilize Case	$6.00 - $7.25
Management Growth Case	$6.75 - $11.00

Dividend Discount Analysis

Morgan Stanley performed a dividend discount analysis, which is designed to provide an intrinsic value reference range for a company by calculating the present values of the estimated dividends per share and terminal value per share forecasted for the applicable company. Morgan Stanley performed this analysis on the Management Growth Case, and not on the Management Stabilize Case based on its professional judgment about this methodology’s greater applicability to the Management Growth Case that reflects a growing stream of dividends to shareholders. Morgan Stanley calculated a range of present values based upon the dividends that the Company was expected to generate under the Management Growth Case between the valuation date of September 30, 2017 and the terminal date of December 31, 2022 based upon the Management Growth Case. Morgan Stanley then derived an implied terminal value of the Company by applying a range of terminal LQA dividend yields from 6.8% to 7.8% to the expected annualized dividend in the fourth quarter of 2022 in the Management Growth Case. Morgan Stanley selected this range taking into account the LQA dividend yields of each of the Management Growth Case Comparables as of March 3, 2017. The per-share dividends and terminal value were then discounted to present value based on a September 30, 2017 valuation date. The discount rate range of 9.3% to 11.3% was used, based on Morgan Stanley’s estimate of the Company’s cost of equity. This analysis indicated an implied reference range of equity value per share of Class A common stock of $9.50 to $11.25, rounded to the nearest $0.25.

Trading Range Analysis and Research Price Targets

For reference purposes only, Morgan Stanley reviewed the historical trading range of Class A common stock for the six-month period ended March 3, 2017 and noted that (a) the low and high closing stock prices for Class A common stock during such period were $7.44 and $14.59, respectively, per share, (b) the closing stock price for Class A common stock on June 28, 2017, the last trading day prior to Brookfield Holdco filing its Schedule 13D with respect to its ownership of shares of Class A common stock, was $8.75 per share and (c) the closing stock price for Class A common stock on March 3, 2017, the date of Morgan Stanley’s valuation analysis of the Company, was $11.67 per share. Morgan Stanley also reviewed price targets for shares of Class A common stock prepared and published by equity research analysts, which reflect each analyst’s estimate of the future public market trading price of Class A common stock. Morgan Stanley discounted such Class A common stock price targets to present value at a 12.0% cost of equity for the Company, based on the company’s then-current capital structure as of March 3, 2017. Morgan Stanley noted that the resulting range of price targets for Class A common stock as of March 3, 2017, discounted as described above, was approximately $11.25 to $12.75 per share of Class A common stock, rounded to the nearest $0.25. Morgan Stanley noted that the trading range analysis and research price targets were not adjusted for the 6,626,204 shares of Class A common stock to be issued by the Company to SunEdison as SunEdison additional shares or for certain Company restricted stock that had been awarded by the Company to former members of the management of the Company, the potential forfeiture of which is currently subject to litigation.

Value Reference Range for Management Stabilize Case and Management Growth Case

Based upon the trading yield valuation range of $6.75 to $9.75 per share of Class A common stock and the levered discounted cash flow valuation range of $6.00 to $7.25 per share of Class A common stock, Morgan Stanley arrived at a reference valuation range of $6.00 to $9.75 per share of Class A common stock for the Management Stabilize Case. Based upon the trading yield valuation range of $8.00 to $12.00 per share of Class A common stock, the levered discounted cash flow valuation range of $6.75 to $11.00 per share of Class A common stock, and the dividend discount valuation range of $9.50 to $11.25 per share of Class A common stock, Morgan Stanley arrived at a reference valuation range of $6.75 to $12.00 per share of Class A common stock for the Management Growth Case.

Management Sponsor Case Financial Analyses

Morgan Stanley calculated a reference valuation range for the consideration payable per share of Class A common stock in the merger pursuant to the transaction agreement, assuming the cash-stock election in the transaction agreement results in a pro rata distribution of cash and shares with respect to each share of Class A common stock (other than with respect to the Excluded Shares). The reference valuation range of such consideration was calculated as the sum of (i) the pro rata cash consideration per share of Class A common stock payable in the merger pursuant to the terms of the transaction agreement and (ii) the implied valuation reference range of the pro rata equity ownership of the Company per share of Class A common stock.

The pro rata cash consideration per share of Class A common stock was calculated as the sum of (i) the special dividend of $1.94 per share of Class A common stock, which for purposes of the Management Sponsor Case financial analyses is referred to as the Pre-Deal Dividend, payable by the Company pursuant to the terms of the transaction agreement and (ii) pro rata cash consideration of $4.50 per share of Class A common stock in the merger based on the offer price of $11.46 per share of Class A common stock (after taking into account the SunEdison additional shares issued to SunEdison pursuant to the settlement agreement). Cash consideration per share of Class A common stock was calculated as follows:

	Calculation of Prorated Cash Consideration per Share of Class A Common Stock
Offer Price per Share of Class A Common Stock ($)		$11.46
Post-Settlement Number of Shares of Class A Common Stock (MM)	(X)	148.6
Implied Company Total Equity Value ($MM)	(=)	$1,703.5
Pre-Deal Dividend per Share of Class A Common Stock($)		$1.94
Post-Settlement Number of Shares of Class A Common Stock (MM)	(X)	148.6
Aggregate Pre-Deal Dividend ($MM)	(=)	$288.2
Implied Company Total Equity Value ($MM)		$1,703.5
Aggregate Pre-Deal Dividend ($MM)	(–)	$288.2
Company Equity Value Post-Dividend ($MM)	(=)	$1,415.3
Incremental Percentage of Company to be Acquired by Brookfield	(X)	44%
Proceeds to Shareholders ($MM)	(=)	$622.3
Shares Not Held by Brookfield (MM)	(÷)	138.1
Share Purchase Proceeds per share of Class A common stock ($)	(=)	$4.50
Pre-Deal Dividend per Share of Class A Common Stock ($)	(+)	$1.94
Pro Rata Cash Proceeds to Non-Brookfield Shareholders ($)	(=)	$6.44

The analysis assumes that, immediately after the closing of the merger, each holder of Class A common stock would retain 0.53 shares in the Company per share of Class A common stock held by such holder (based on the assumption that the cash-stock election in the transaction agreement results in a pro rata distribution of cash and shares in respect of each share of Class A common stock other than with respect to the Excluded Shares). The calculation of pro rata retained shares in the Company per share of Class A common stock was as follows:

	Calculation of Prorated Retained Shares per Share of Class A Common Stock
Pro Forma Percentage Ownership by Non-Brookfield Shareholders(%) immediately after the Merger		49%
Post-Settlement Number of Shares (MM)	(X)	148.6
Company Shares Retained by Non-Brookfield Shareholders (MM)	(=)	72.8
Shares Not Held by Brookfield (MM)	(÷)	138.1
Pro Rata Shares Retained by Non-Brookfield Shareholders (MM)	(=)	0.53

As a result of the above analysis, Morgan Stanley calculated the reference valuation ranges for the consideration payable in the merger pursuant to the transaction agreement as the sum of (i) $6.44 of pro rata cash consideration per existing share of Class A common stock and (ii) implied reference ranges of equity value per share of Class A common stock based on retained ownership of 0.53 of a share of Class A common stock under the Management Sponsor Case, which for purposes of the Management Sponsor Case financial analyses is referred to as the Consideration. Morgan Stanley did not deduct from its analysis any amounts or account for any share issuance relating to the Brookfield Holdco equity adjustment.

Trading Yield Analysis

Morgan Stanley performed a trading yield analysis using the same methodology as for the Stand-Alone Cases. The selected comparable company, which we refer to as the Sponsor Comparable, was chosen because its business, operating metrics and characteristics may be considered similar to the Company under Brookfield’s sponsorship. The company included in the sponsor trading yields analysis was:

Sponsor Comparable	2017 Trading Yield (%)	2018 Trading Yield (%)
Brookfield Renewable Partners L.P.	6.5	6.9

Based on its professional judgment and taking into account the Sponsor Comparable, Morgan Stanley applied a dividend yield range of 6.0% to 7.0% to the dividend of $0.69 per share of Class A common stock for 2017 under the Management Sponsor Case. The implied value of this analysis plus the pro rata cash consideration to be received by holders of shares of Class A common stock of $6.44 resulted in an implied reference range of equity value per share of Class A common stock of $11.50 to $12.50 under the Management Sponsor Case, rounded to the nearest $0.25.

Based on its professional judgment and taking into account the Sponsor Comparable, Morgan Stanley applied a dividend yield range of 6.5% to 7.5% to the dividend of $0.76 per share of Class A common stock for 2018 under the Management Sponsor Case. This analysis resulted in an implied reference range of the Consideration per share of Class A common stock of $11.75 to $12.50 under the Management Sponsor Case, rounded to the nearest $0.25.

Dividend Discount Analysis

Morgan Stanley performed a dividend discount analysis using the financial projections provided by the Company’s management under the Management Sponsor Case in order to derive a valuation reference range for the value of the shares of Class A common stock of the Company following the merger. Morgan Stanley calculated a range of present values based upon the dividends that the Company was expected to generate under the Management Sponsor Case between the valuation date of September 30, 2017 and the terminal date of December 31, 2022 based upon the Management Sponsor Case. Morgan Stanley then derived an implied terminal value of the Company by applying a range of terminal LQA dividend yields from 6.0% to 7.0% to the expected annualized dividend in the fourth quarter of 2022 in the Management Sponsor Case. Morgan Stanley selected this range taking into account the LQA dividend yield of the Sponsor Comparable, which was 6.5% as of March 3, 2017. Morgan Stanley then discounted the dividends per share and terminal value to present value based on a September 30, 2017 valuation date. Because the capital structure in the Management Sponsor Case is projected to change significantly during the forecast period as a result of substantial debt paydown, Morgan Stanley estimated discount rates for each calendar year of the analysis. The discount rates used in the analysis ranged from 8.6% to 12.6% based on the Company’s capital structure in each respective year. This analysis resulted in an implied reference range of the Consideration per share of Class A common stock of $12.00 to $13.25 rounded to the nearest $0.25.

Management Sponsor Case Value Reference Range

Based upon the trading yield valuation reference range of $11.50 to $12.50 per share of Class A common stock and the dividend discount valuation reference range of $12.00 to $13.25 per share of Class A common stock, Morgan Stanley derived a reference valuation range of $11.50 to $13.25 per share of Class A common stock for Consideration in the Management Sponsor Case. Morgan Stanley noted that this range was higher than the estimated value reference range for the Management Growth Case (which was in turn, higher than the estimated value reference range of the Management Stabilize Case).

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be Morgan Stanley’s view of the actual value of a share of Class A common stock. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or Brookfield Holdco, and variations to such financial assumptions and methodologies may impact the results of Morgan Stanley’s analyses. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the per share merger consideration together with the special dividend to be received by holders of shares of Class A common stock pursuant to the transaction agreement (other than to the holders of Excluded Shares or SunEdison and its affiliates). These analyses do not purport to be appraisals or to reflect the prices at which shares of Class A common stock before or after the effective time of the merger might actually trade.

The per share merger consideration, the special dividend and the other terms of the transaction agreement were determined through arm’s length negotiations between the Company and Brookfield Holdco and were approved by the conflicts committee and the board of directors of the Company. Morgan Stanley provided advice to the conflicts committee and the board of directors of the Company during these negotiations, but did not, however, recommend any specific merger consideration to the board of directors or the conflicts committee of the Company or that any specific merger consideration constituted the only appropriate consideration for the transaction.

Morgan Stanley’s opinion and its presentation to the conflicts committee and the board of directors of the Company was one of many factors taken into consideration by members of the board of directors voting on the matter and by the conflicts committee of the Company in deciding to approve the transaction agreement, the other transaction documents and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the board of directors or the conflicts committee of the Company with respect to the consideration or of whether the board of directors or the conflicts committee of the Company would have been willing to agree to different consideration.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley acted as a financial advisor to the conflicts committee and the board of directors of the Company in connection with the merger, and the Company has agreed to pay Morgan Stanley a fee of $11,000,000 for its services, all of which is contingent upon the consummation of the merger. In addition, Morgan Stanley received a monthly advisory fee of $500,000 from July 2016 through March 2017 from the Company for its services. The Company has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of or in connection with Morgan Stanley’s engagement.

In the two years prior to the date it rendered its opinion in connection with the merger, in addition to the services described in this proxy statement, Morgan Stanley and its affiliates provided financial advisory and financing services to the Company and its affiliates, other than SunEdison, and received aggregate fees of approximately $35 million in connection with such services. As of March 6, 2017, Morgan Stanley or one of its affiliates was a participant in the Company’s $725 million secured revolving credit facility and a lender to subsidiaries of the Company via a $500 million Term Loan A and a $44 million Term Loan A, with a total commitment of approximately $195 million in aggregate. In addition, in the two years prior to the date it rendered its opinion in connection with the merger, Morgan Stanley and its affiliates provided financial advisory and financing services to Brookfield Holdco and its affiliates, and received aggregate fees of approximately $1 million in connection with such services. As of March 6, 2017, Morgan Stanley or one of its affiliates was a participant in several financings and refinancings for Brookfield Holdco and its affiliates, which in each case is unrelated to the transactions contemplated by the transaction documents and for which Morgan Stanley would expect to receive additional customary fees if such transactions are completed. In addition, in the two years prior to the date it rendered its opinion in connection with the merger, Morgan Stanley and its affiliates provided financial advisory and financing services to SunEdison and its affiliates, other than the Company and Global, and received aggregate fees of approximately $15 million in connection with such services. During this two year period, Morgan Stanley and its affiliates also provided financial advisory and financing services to Global and its affiliates, other than SunEdison and the Company, and received aggregate fees of approximately $14 million in connection with such services. As of March 6, 2017, Morgan Stanley or one of its affiliates was a participant in SunEdison’s approximately $660 million debtor-in-possession letter of credit facility, with a total commitment of approximately $60 million in aggregate.

Morgan Stanley may also seek to provide financial advisory and financing services to the Company, Brookfield Holdco and SunEdison and their respective affiliates in the future and would expect to receive customary fees for the rendering of those services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Brookfield Holdco and its affiliates, the Company and its affiliates, SunEdison and its affiliates or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers may have committed and may commit in the future to invest in, investment funds managed by affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in private equity funds managed by Brookfield Holdco or its affiliates.

Certain Company Forecasts

The Company does not, as a matter of course, publicly disclose detailed financial forecasts as to future performance, earnings or other results due to the difficulty of predicting economic and market conditions and accurately forecasting the Company’s performance. However, in connection with its evaluation of the transaction agreement and the transactions contemplated thereby, the board of directors, the conflicts committee, the Company’s financial advisors and Brookfield and other potential counterparties were from time to time provided with non-public, unaudited financial forecasts prepared by management. These forecasts were prepared by management in good faith based on management’s reasonable best estimates and assumptions with respect to the Company’s future financial performance at the time they were prepared and speak only as of that time.

The summaries of these forecasts are not included in this proxy statement to induce any stockholder to vote in favor of the adoption of the transaction agreement or any other proposals to be voted on at the special meeting, but are included to provide information on the forecasts that were made available to the board of directors, the conflicts committee, the Company’s financial advisors and Brookfield, and from time to time, other potential counterparties, in connection with the transaction agreement. The inclusion of these forecasts should not be regarded as an indication that the Company, the board of directors, the conflicts committee, the Company’s financial advisors or Brookfield considered, or now considers, these forecasts to be a reliable prediction of future results or to support or fail to support your decision whether to vote for or against the proposal to adopt the transaction agreement. No person has made or makes any representation or warranty to any stockholder regarding the information included in these forecasts.

While these forecasts were prepared in good faith by management for the conflicts committee and the board of directors in connection with the proposed transactions, no assurance can be made regarding future events. Significant time has passed since the preparation of these forecasts, which were prepared in advance of presentation to the conflicts committee and the board of directors on March 6, 2017. The forecasts reflect assumptions as of the time of their respective preparation that are subject to change. Although presented with numerical specificity, these forecasts are based upon a variety of estimates and numerous assumptions made by management with respect to, among other matters, general business, economic, regulatory, market and financial conditions and other matters, including the factors described under the section titled “Cautionary Statement Regarding Forward-Looking Statements” on page [•], many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. As a result, there can be no assurance that the estimates and assumptions made in preparing these forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. These forecasts cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on for that or any other purpose.

The forecasts include certain financial measures that do not conform to U.S. Generally Accepted Accounting Principles, which we refer to as GAAP, including adjusted earnings before interest, taxes, depreciation and amortization, which we refer to as adjusted EBITDA, and cash available for distribution, which we refer to as CAFD (each as further described below). This information is included because management believed these non-GAAP financial measures could be useful in evaluating the business, potential operating performance and cash flow of the Company. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in the forecasts may not be comparable to similarly titled amounts used by other companies in the industry.

The forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with GAAP, the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these forecasts and, accordingly, neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information.

The forecasts and the prospective financial information contained therein were prepared for the conflicts committee and the board of directors and presented on March 6, 2017 in connection with the proposed transactions. The Company has not updated, and does not intend to update or otherwise revise, the forecasts or the prospective financial information contained therein to reflect circumstances existing or arising since their preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. The forecasts and the prospective financial information contained therein do not necessarily reflect current estimates or assumptions management of the Company may have about prospects for the Company’s business, changes in general business or economic conditions, or any other transaction, event or circumstance that has occurred or that may occur and that was not anticipated, or that has occurred or that may occur differently than as anticipated, at the time the forecasts or any of the prospective financial information contained therein were prepared. Neither the Company nor any of its affiliates, advisors, directors, officers, employees, agents or representatives has made or makes any representation or warranty to any shareholder of the Company or other person regarding the ultimate performance of the Company compared to the information contained in the prospective financial information or that the financial forecasts will be achieved.

Management Stand-Alone Cases

In the Management Stabilize Case, management employed assumptions based on a scenario in which the Company would use existing cash and proceeds from anticipated asset sales to deleverage the business to a level consistent with that of peers, and thereafter would face challenges pursuing growth opportunities due to an inability to compete for and fund acquisitions. In the Management Growth Case, management employed assumptions based on a scenario in which the Company would use existing cash and proceeds from anticipated asset sales to deleverage the business to a level consistent with that of peers, and thereafter would successfully pursue growth through acquisitions of assets funded with equity and debt. The cases provided are illustrative of potential stand-alone company outcomes and do not necessarily reflect a base case view. The Management Growth Case was intended to illustrate a scenario wherein the Company is able to successfully navigate in an unproven sponsorless yieldco structure. Management did not consider this a probable scenario.

Management Sponsor Case

In the Management Sponsor Case, management, based on its own view at the time of the Company under the Brookfield sponsorship, employed operational, financial and growth assumptions based on its view of the

Company under Brookfield’s sponsorship. The Management Sponsor Case was developed using management’s judgment based on industry knowledge and expertise. Brookfield did not provide its own projections, but offered its view on certain assumptions over a five-year forecast period, which the Company management considered in preparing the Management Sponsor Case.

The following tables present in summary form certain of the financial measures projected in the forecasts in respect of the Management Stand-Alone Cases and the Management Sponsor Case:

Management Stabilize Case ($mm, except as otherwise noted)

	Year Ending December 31,
	2017	2018	2019	2020	2021
Revenue(1)	$640	$622	$601	$600	$596
Adjusted EBITDA	$467	$462	$452	$460	$456
Estimated Cash Available for Distribution (CAFD)	$118	$140	$148	$150	$155
Weighted Average Shares Outstanding(2)	148	148	149	150	151
Dividends per Share ($ / share)	$0.67	$0.78	$0.82	$0.82	$0.81
(1)	Excludes the potential non-cash impact of the amortization of favorable or unfavorable rate revenue contracts, unrealized gains or losses on energy derivatives, and amortization of ITC revenue.
(2)	Assumes shares of Class B common stock treated as shares of Class A common stock.

Management Growth Case ($mm, except as otherwise noted)

	Year Ending December 31,
	2017	2018	2019	2020	2021
Revenue(1)	$640	$622	$601	$685	$811
Adjusted EBITDA	$467	$462	$452	$526	$622
Estimated Cash Available for Distribution (CAFD)	$118	$140	$148	$181	$226
Weighted Average Shares Outstanding(2)	148	148	149	181	218
Dividends per Share ($ / share)	$0.67	$0.78	$0.82	$0.81	$0.82
(1)	Excludes the potential non-cash impact of the amortization of favorable or unfavorable rate revenue contracts, unrealized gains or losses on energy derivatives, and amortization of ITC revenue.
(2)	Assumes shares of Class B common stock treated as shares of Class A common stock.

Management Sponsor Case ($mm, except as otherwise noted)

	Year Ending December 31,
	2017	2018	2019	2020	2021
Revenue(1)	$651	$644	$821	$1,026	$1,228
Adjusted EBITDA	$469	$464	$599	$754	$905
Estimated Cash Available for Distribution (CAFD)	$120	$134	$191	$241	$296
Weighted Average Shares Outstanding(2)	149	149	193	241	288
Dividends per Share ($ / share)	$0.69	$0.76	$0.84	$0.85	$0.87
(1)	Excludes the potential non-cash impact of the amortization of favorable or unfavorable rate revenue contracts, unrealized gains or losses on energy derivatives, and amortization of ITC revenue.
(2)	Assumes shares of Class B common stock treated as shares of Class A common stock.

Definitions of Certain Financial Terms

Adjusted EBITDA

The Company believes Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities. In addition, Adjusted EBITDA is used by management of the Company for internal planning purposes, including for certain aspects of the Company’s consolidated operating budget.

The Company defines Adjusted EBITDA as net income (loss) plus depreciation, accretion and amortization, non-cash affiliate general and administrative costs, acquisition related expenses, interest expense, gains (losses) on interest rate swaps, foreign currency gains (losses), income tax (benefit) expense and stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of the Company’s core business or future operating performance. The Company’s definitions and calculations of these items may not necessarily be the same as those used by other companies. Adjusted EBITDA is not a measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with U.S. GAAP.

CAFD

The Company believes cash available for distribution is useful to investors in evaluating the Company’s operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance. In addition, cash available for distribution is used by the Company’s management team for internal planning purposes.

The Company defines “cash available for distribution” or “CAFD” as adjusted EBITDA of TerraForm Power, LLC as adjusted for certain cash flow items that the Company associates with the Company’s operations. Cash available for distribution represents adjusted EBITDA (i) minus deposits into (or plus withdrawals from) restricted cash accounts required by project financing arrangements to the extent they decrease (or increase) cash provided by operating activities, (ii) minus cash distributions paid to non-controlling interests in the Company’s renewable energy facilities, if any, (iii) minus scheduled project-level and other debt service payments and repayments in accordance with the related borrowing arrangements, to the extent they are paid from operating cash flows during a period, (iv) minus non-expansionary capital expenditures, if any, to the extent they are paid from operating cash flows during a period, (v) plus or minus operating items as necessary to present the cash flows the Company deems representative of the Company’s core business operations, with the approval of the audit committee of the board of directors or the board of directors.

Regulation G Reconciliation of Non-GAAP Financial Measures

Reconciliations of Net Operating Revenue to Adjusted Revenue, Net Income /(Loss) to Adjusted EBITDA and Adjusted EBITDA to CAFD are provided below:

Management Stabilize Case ($mm, except as otherwise noted)

	Year Ending December 31,
	2017	2018	2019	2020	2021
Revenue(1)	$640	$622	$601	$600	$596
Operating Expenses:
Cost of Operations	$149	$140	$135	$132	$136
General & Administrative	83	31	31	32	33
Depreciation & Amortization(2)	221	216	211	211	211
Total Operating Expenses	$453	$387	$377	$375	$380
Operating Income	$187	$235	$224	$225	$216
Interest Expense	221	204	189	189	187
Loss (gain) on extinguishment of debt(3)	19	2	—	—	—
Other expense / (income)(4)	(3)	(6)	(12)	(19)	(24)
(Loss) Income before income tax expense	$(50)	$35	$47	$55	$53
Income Tax Expense(5)	(20)	14	18	22	21
Net (loss) Income	$(30)	$21	$29	$33	$32
Reconciliation of Net Income to Adjusted EBITDA:
Net (loss) Income	$(30)	$21	$29	$33	$32
Interest Expense, net	221	204	189	189	187
Income tax provision (benefit)	(20)	14	18	22	21
Depreciation & amortization expenses	221	216	211	211	211
General & Administrative Expense (Non-Operating)(6)	48	—	—	—	—
Stock based compensation expense(7)	8	5	5	5	5
Loss (gain) on extinguishment of debt(3)	19	2	—	—	—
Adjusted EBITDA	$467	$462	$452	$460	$456
Reconciliation of Adjusted EBITDA to Estimated Cash Available for Distribution (CAFD):
Adjusted EBITDA	$467	$462	$452	$460	$456
Interest Payments	(221)	(204)	(189)	(189)	(187)
Principal Payments	(98)	(99)	(93)	(97)	(99)
Cash Distributions to Non-Controlling Interest, net	(18)	(11)	(16)	(14)	(17)
Non-Expansionary Capital Expenditures	(22)	(18)	(16)	(17)	(20)
(Deposits into)/withdrawals from restricted cash accounts	(3)	2	—	—	—
Other:
Atlantic Power distributions, net(4)	1	4	6	7	22
Other Items	12	4	4	—	—
Estimated Cash Available for Distribution (CAFD)	$118	$140	$148	$150	$155
(1)	Excludes the potential non-cash impact of the amortization of favorable or unfavorable rate revenue contracts, unrealized gains or losses on energy derivatives, and amortization of ITC revenue.
(2)	Excludes substantially all of the U.K. portfolio in 2017 as held for sale.
(3)	Represents net losses on extinguishment of debt related to forecasted partial repayment of debt.
(4)	Consists of estimated equity in earnings related to the Company’s ownership in the Atlantic Power portfolio. For forecasting purposes the Company’s ownership for the full ten-year period is treated on an unconsolidated basis. Equity in earnings is not added back in the calculation of Adjusted EBITDA, and the incremental difference between these amounts and forecasted cash distributions is presented in the reconciliation of CAFD.
(5)	We have assumed an average effective tax rate of 40% in our projections. The actual effective tax rate may differ from this rate primarily due to the recording and/or release of a valuation allowance on certain tax benefits attributed to the Company and to lower statutory income tax rates in the Company's foreign jurisdictions. The company expects to generate NOLs and has NOL carryforwards that can be utilized to offset future taxable income. As a result, the Company does not expect to pay significant United States federal income tax in the near term.
(6)	Non-operating expenses and other expenses that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net income (loss) to Adjusted EBITDA. The Company’s normal general and administrative expenses are not added back in the reconciliation of net income (loss) to Adjusted EBITDA. For the forecasted year ending December 31, 2017, the Company estimates payments of $27.1M to suppliers for normal operating general and administrative expenses.
(7)	Represents stock-based compensation expense recorded within General and Administrative Expenses.

Management Growth Case ($mm, except as otherwise noted)

	Year Ending December 31,
	2017	2018	2019	2020	2021
Revenue(1)	$640	$622	$601	$685	$811
Operating Expenses:
Cost of Operations	$149	$140	$135	$151	$185
General & Administrative	83	31	31	32	33
Depreciation & Amortization(2)	221	216	211	233	268
Total Operating Expenses	$453	$387	$377	$416	$486
Operating Income	$187	$235	$224	$269	$325
Interest Expense	221	204	189	208	240
Loss (gain) on extinguishment of debt(3)	19	2	—	—	—
Other expense / (income)(4)	(3)	(6)	(12)	(19)	(24)
(Loss) Income before income tax expense	$(50)	$35	$47	$80	$109
Income Tax Expense(5)	(20)	14	19	31	43
Net (loss) Income	$(30)	$21	$28	$49	$66
Reconciliation of Net Income to Adjusted EBITDA:
Net (loss) Income	$(30)	$21	$28	$49	$66
Interest Expense, net	221	204	189	208	240
Income tax provision (benefit)	(20)	14	19	31	43
Depreciation & amortization expenses	221	216	211	233	268
General & Administrative Expense (Non-Operating)(6)	48	—	—	—	—
Stock based compensation expense(7)	8	5	5	5	5
Loss (gain) on extinguishment of debt(3)	19	2	—	—	—
Adjusted EBITDA	$467	$462	$452	$526	$622
Reconciliation of Adjusted EBITDA to Estimated Cash Available for Distribution (CAFD):
Adjusted EBITDA	$467	$462	$452	$526	$622
Interest Payments	(221)	(204)	(189)	(208)	(240)
Principal Payments	(98)	(99)	(93)	(107)	(126)
Cash Distributions to Non-Controlling Interest, net	(18)	(11)	(16)	(17)	(24)
Non-Expansionary Capital Expenditures	(22)	(18)	(16)	(20)	(28)
(Deposits into)/withdrawals from restricted cash accounts	(3)	2	—	—	—
Other:
Atlantic Power distributions, net(4)	1	4	6	7	22
Other Items	12	4	4	—	—
Estimated Cash Available for Distribution (CAFD)	$118	$140	$148	$181	$226
(1)	Excludes the potential non-cash impact of the amortization of favorable or unfavorable rate revenue contracts, unrealized gains or losses on energy derivatives, and amortization of ITC revenue.
(2)	Excludes substantially all of the U.K. portfolio in 2017 as held for sale.
(3)	Represents net losses on extinguishment of debt related to forecasted partial repayment of debt.
(4)	Consists of estimated equity in earnings related to the Company’s ownership in the Atlantic Power portfolio. For forecasting purposes the Company’s ownership for the full ten-year period is treated on an unconsolidated basis. Equity in earnings is not added back in the calculation of Adjusted EBITDA, and the incremental difference between these amounts and forecasted cash distributions is presented in the reconciliation of CAFD.
(5)	We have assumed an average effective tax rate of 40% in our projections. The actual effective tax rate in some of these years may differ from this rate primarily due to the recording and/or release of a valuation allowance on certain tax benefits attributed to the Company and to lower statutory income tax rates in the Company's foreign jurisdictions. The Company expects to generate NOLs and has NOL carryforwards that can be utilized to offset future taxable income. As a result, the Company does not expect to pay significant United States federal income tax in the near term.
(6)	Non-operating expenses and other expenses that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net income (loss) to Adjusted EBITDA. The Company’s normal general and administrative expenses are not added back in the reconciliation of net income (loss) to Adjusted EBITDA. For the forecasted year ending December 31, 2017, the Company estimates payments of $27.1M to suppliers for normal operating general and administrative expenses.
(7)	Represents stock-based compensation expense recorded within General and Administrative Expenses.

Management Sponsor Case ($mm, except as otherwise noted)

	Year Ending December 31,
	2017	2018	2019	2020	2021
Revenue(1)	$651	$644	$821	$1,026	$1,228
Operating Expenses:
Cost of Operations	$152	$143	$178	$222	$268
Corporate General & Administrative	115	41	48	54	59
Depreciation & Amortization	196	194	235	289	344
Total Operating Expenses	$463	$378	$461	$565	$671
Operating Income	$188	$266	$360	$461	$557
Interest Expense	218	205	226	272	315
Loss (gain) on extinguishment of debt(2)	20	—	—	—	—
(Loss) Income before income tax expense	$(50)	$61	$134	$189	$242
Income Tax Expense(3)	(20)	24	54	75	97
Net (loss) Income	$(30)	$37	$80	$114	$145
Net (loss) Income	$(30)	$37	$80	$114	$145
Interest Expense, net	218	205	226	272	315
Income tax provision (benefit)	(20)	24	54	75	97
Depreciation & amortization expenses	196	194	235	289	344
General & Administrative Expense (Non-Operating)(4)	77	—	—	—	—
Stock based compensation expense(5)	8	4	4	4	4
Loss (gain) on extinguishment of debt(2)	20	—	—	—	—
Adjusted EBITDA	$469	$464	$599	$754	$905
Adjusted EBITDA	$469	$464	$599	$754	$905
Interest Payments	(218)	(205)	(226)	(272)	(315)
Principal Payments	(100)	(102)	(123)	(161)	(198)
Cash Distributions to Non-Controlling Interest, net	(18)	(11)	(30)	(38)	(45)
Non-Expansionary Capital Expenditures	(22)	(18)	(33)	(42)	(51)
(Deposits into)/withdrawals from restricted cash accounts	(3)	2	—	—	—
Other:
Other Items	12	4	4	—	—
Estimated Cash Available for Distribution (CAFD)	$120	$134	$191	$241	$296
(1)	Excludes the potential non-cash impact of the amortization of favorable or unfavorable rate revenue contracts, unrealized gains or losses on energy derivatives, and amortization of ITC revenue.
(2)	Represents net losses on extinguishment of debt related to forecasted partial repayment of debt.
(3)	We have assumed an average effective tax rate of 40% in our projections. The actual effective tax rate in some of these years may differ from this rate primarily due to the recording and/or release of a valuation allowance on certain tax benefits attributed to the Company and to lower statutory income tax rates in the Company's foreign jurisdictions. The Company expects to generate NOLs and has NOL carryforwards that can be utilized to offset future taxable income. As a result, the Company does not expect to pay significant United States federal income tax in the near term.
(4)	Non-operating expenses and other expenses that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net income (loss) to Adjusted EBITDA. The Company’s normal general and administrative expenses are not added back in the reconciliation of net income (loss) to Adjusted EBITDA. For the forecasted year ending December 31, 2017, the Company estimates payments of $27.1M to suppliers for normal operating general and administrative expenses.
(5)	Represents stock-based compensation expense recorded within General and Administrative Expenses.

Closing and Effective Time of Merger

The closing of the merger will occur at 9:00 a.m. on the tenth (10th) calendar day after the day on which the last of the conditions set forth in the transaction agreement (other than those conditions that by their nature are to be satisfied at the closing) is satisfied or waived, or on such other date as the Company and Brookfield Holdco may agree.

The merger will become effective at the time when a certificate of merger has been duly filed with the Secretary of State of the State of Delaware as provided in Section 251 of the Delaware General Corporation

Law, or at such later date and time as may be agreed by the parties to the transaction agreement in writing and specified in the certificate of merger. Assuming timely satisfaction or waiver of the necessary closing conditions, we anticipate that the merger will be completed prior to the end of calendar year 2017.

Election and Exchange Procedures; Surrender of Stock Certificates; Lost Stock Certificates

In addition to the special dividend, each holder of shares of Class A common stock eligible to receive the per share merger consideration, which we refer to as election eligible shares (described in further detail below in “The Transaction Agreement—Effect of the Merger, Election and Proration—Effect of the Merger on Capital Stock”) and each holder of Company equity awards immediately prior to the election deadline (as described below) will be entitled to elect to receive for each such share of Class A common stock or Company equity award either (i) $9.52 in cash or (ii) one retained share in the Company post-closing, subject to proration as described further in “The Transaction Agreement—Effect of the Merger, Election and Proration—Proration” below.

At the effective time of the merger, Brookfield Holdco will make available to the paying agent the cash necessary for the paying agent to make payments of the aggregate per share cash consideration. An election form is being mailed together with this proxy statement to each holder of record of Class A common stock as of the close of business on [•], 2017, the record date for notice of the special meeting. The election form will allow the holder to elect to receive for each share of Class A common stock or Company equity award held by it either (i) $9.52 in cash or (ii) one retained share in the Company post-closing, in each case in addition to the special dividend. The paying agent will also make an election form available to any holder of Class A common stock who requests such form prior to the election deadline, which will be 5:00 p.m., New York City time, on the business day that is two trading days prior to the closing date of the merger. Election forms and stock certificates representing certificated shares (or affidavits of lost certificate in lieu thereof) must be received by the paying agent by the election deadline. The Company will publicly announce the anticipated closing date of the merger at least four business days prior thereto.

Any holder of election eligible shares must surrender the certificates with respect to any such certificated shares or provide confirmation of book-entry transfer with respect to any such book-entry shares to the paying agent, together with a properly completed election form, as a condition to receiving the applicable per share merger consideration. You should NOT return your stock certificates with the enclosed proxy card. Holders of Class A common stock and Company equity awards who wish to elect whether to receive $9.52 in cash or retain one share in the Company post-closing, in each case in addition to the special dividend, with respect to each of their election eligible shares or Company equity awards should carefully review and follow the instructions provided with the election form.

Upon the surrender of stock certificates to the paying agent with respect to any certificated election eligible shares or, with respect to any book-entry election eligible shares, upon book-receipt of an “agent’s message” by the paying agent in connection with such shares, in each case together with a properly completed election form by the election deadline, holders of such election eligible shares will be entitled to the applicable merger consideration, subject to proration as discussed above. Holders of unexchanged election eligible shares will not be entitled to receive the applicable per share merger consideration until after their shares are properly surrendered.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the applicable per share merger consideration, you will have to make an affidavit of the loss, theft or destruction of such certificate, and, if required by Brookfield Holdco, post a bond in such customary amount and upon such terms as may be required by Brookfield Holdco as indemnity against any claim that may be made against it or the Company with respect to such certificate. These procedures will be described in the election form and instructions that you receive, which you should read carefully and in their entirety.

In respect of election eligible shares and Company equity awards for which an election has not been properly made by the election deadline, the holders thereof will be deemed to have made:

•	a cash election to receive $9.52 in cash in the event that the total number of shares for which holders have elected to receive the per share stock consideration exceeds the maximum number as set forth in the transaction agreement (as described in “The Transaction Agreement—Effect of the Merger, Election and Proration—Proration” below); or

•	a stock election to retain one share in the Company post-closing in the event that the total number of shares for which holders have elected to receive the per share cash consideration exceeds the maximum number as set forth in the transaction agreement (as described in “The Transaction Agreement—Effect of the Merger, Election and Proration—Proration” below).

Promptly after the effective time of the merger (and in any event, within two business days after such time), the Company will cause the paying agent to mail to each holder of election eligible shares that did not properly make an election by the election deadline a letter of transmittal and instructions for use in effecting the surrender of the certificates representing a holder’s certificated election eligible shares (or affidavits of loss in lieu thereof) to the paying agent.

Interests of Certain Persons in the Merger

In considering the recommendation of the conflicts committee and the board of directors with respect to the proposal to adopt the transaction agreement, you should be aware that executive officers and directors of the Company may have certain interests in the transactions that may be different from, or in addition to, the interests of the Company’s stockholders generally. The conflicts committee and the board of directors were aware of these interests and considered them at the time they evaluated and negotiated the transaction agreement and the merger, and in recommending that the transaction agreement be adopted by the stockholders of the Company. These interests are described below.

Treatment of Company Equity Awards

Any Company restricted stock awards and Company RSUs held by the Company’s executive officers and directors immediately prior to the effective time of the merger will be vested and exchanged for the per share merger consideration in the same manner as those equity awards held by other employees of the Company. As described in the section titled “The Transaction Agreement—Effect of the Merger, Election and Proration—Treatment of Company Equity Awards” beginning on page [•], such awards will generally be subject to the following treatment:

•	Company Restricted Stock Awards. At the effective time of the merger, any vesting conditions applicable to any Company restricted stock award outstanding immediately prior to the effective time of the transaction under the Company stock plan will, automatically and without any required action on the part of the holder, be deemed satisfied in full, and such Company restricted stock award will be canceled and converted into the right to receive the per share merger consideration, including the election of stock or cash consideration, less any tax withholdings.
•	Company RSUs. At the effective time of the merger, any vesting conditions applicable to each Company RSU outstanding immediately prior to the effective time of the transaction under the Company stock plan will, automatically and without any required action on the part of the holder, be deemed satisfied in full, and each Company RSU will be canceled and will only entitle the holder of such Company RSU to receive the per share merger consideration, including the election of the per share stock or cash consideration in respect of each share of Class A common stock subject to such Company RSU (in the case of Company RSUs subject to performance conditions, with such conditions deemed satisfied at “target” levels), in each case subject to relevant tax withholdings.

The following table sets forth for the executive officers and current and former directors of the Company who served at any time since the beginning of the fiscal year ended December 31, 2016, the number of unvested Company restricted stock awards and unvested Company RSUs (in the case of Company RSUs subject to performance conditions, with such conditions deemed satisfied at “target” levels) outstanding as of July 24, 2017, and the estimated value (on a pre-tax basis) in respect of such Company equity awards at the effective time of the merger. Company equity award values are based on an estimated value per award of $14.34, which includes the per share merger consideration (assuming a stock consideration election for each such Company equity award with an estimated value of $12.40, which is equal to the five-day average closing price of a share of Class A common stock following the announcement of the merger) plus the special dividend of $1.94. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards, independent of the merger:

	Unvested Company Restricted Stock Awards (#)	Unvested Company Restricted Stock Awards ($)	Unvested Company RSUs (#)	Unvested Company RSUs ($)	Estimated Total Cash Consideration for Unvested Company Equity Awards ($)
Executive Officers(1)
Peter Blackmore	—	—	—	—	—
Rebecca Cranna	—	—	100,195	1,436,796	1,436,796
Sebastian Deschler	—	—	22,448	321,904	321,904
Non-Executive Officer Directors
Christopher Compton	—	—	—	—	—
Hanif “Wally” Dahya	—	—	—	—	—
Christian S. Fong	—	—	—	—	—
Kerri L. Fox	—	—	—	—	—
Edward “Ned” Hall	—	—	—	—	—
David Pauker	—	—	—	—	—
Marc S. Rosenberg	—	—	—	—	—
John F. Stark	—	—	—	—	—
Ahmad Chatila(2)	—	—	—	—	—
Ilan Daskal(2)	—	—	—	—	—
David Ringhofer(2)	—	—	4,630	66,394	66,394
Gregory Scallen(2)	—	—	2,314	33,183	33,183
David Springer(2)	—	—	14,667	210,325	210,325
Martin Truong(2)	—	—	13,567	194,551	194,551
(1)	Thomas Studebaker, the Company’s Chief Operating Officer, and David Rawden, the Company’s Interim Chief Accounting Officer, are not employees of the Company, do not receive compensation from the Company and will not receive any consideration in connection with the transaction from the Company. Brian Wuebbels was also an executive officer of the Company, however he resigned his position on March 30, 2016 and does not hold any unvested Company equity awards. The table does not include 12,500 Company RSUs granted to Mr. Wuebbels whose forfeiture is in dispute and for which the Company has not delivered shares.
(2)	Each of Messrs. Chatila, Daskal, Ringhofer, Scallen, Springer and Troung is a former director of the Company. The table does not include 1,500 Company RSUs granted to Mr. Truong whose forfeiture is in dispute and for which the Company has not delivered shares.

Severance

Each of Ms. Rebecca Cranna, the Company’s Executive Vice President and Chief Financial Officer, and Mr. Sebastian Deschler, the Company’s Senior Vice President, General Counsel and Secretary is party to a letter agreement with the Company which provides for severance benefits in the event that the executive officer’s employment with the Company is terminated by the Company without cause or by the executive officer for “good reason” (as defined below). In the event of a qualifying termination, the executive officer is eligible to receive a lump sum cash severance payment equal to one year of her or his annual base salary, in effect as of the termination event, plus 12 months of COBRA health premiums. Severance benefits under the letter agreements are conditioned upon the executive officer executing a release of claims agreement in favor of the Company and meeting her or his obligations under any restrictive covenant agreements benefitting the Company. Global is also a party to the letter agreement with Ms. Cranna with respect to its agreement to (a) share the financial obligations with the Company if Ms. Cranna performs duties for both the Company and Global and (b) have the letter agreement assigned to Global if Ms. Cranna is employed solely by Global.

“Good reason” under the letter agreements includes a material adverse change in the executive officer’s reporting relationship, authority, duties or responsibilities; any material reduction in base salary or any materially adverse change in the percentage of base salary used to determine annual bonus opportunities; or a relocation to an office more than 50 miles from the executive officer’s office immediately prior to such relocation (unless such new location is closer to the executive officer’s residence at the time of such relocation).

For an estimate of the value of the payments described above that would be payable to the Company’s named executive officers under their severance letter agreements in connection with a qualifying termination of employment, which may occur in connection with the merger, see “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page [•].

Global Equity Awards

Each of Ms. Cranna and Mr. Deschler is party to a letter agreement with Global which provides for accelerated vesting of her or his Global restricted shares and Global restricted stock units if the executive officer is an employee of the Company, or any of its affiliates, at the time the Company ceases to be an affiliate of Global. Mr. Deschler, although not an employee of Global, was granted such awards when he (as all other Company and Global officers at such time) was an employee of SunEdison, in recognition of services he performed in support of Global’s initial public offering and operations prior to and after such initial public offering due to the Company and Global being affiliates and having in the past had certain shared operations. The Company will cease to be an affiliate of Global upon the closing of the transaction or, if earlier, upon the closing of the pending acquisition of Global by certain affiliates of Brookfield. However, if the transaction and the pending acquisition of Global by certain affiliates of Brookfield are successfully completed, the Company and Global will both be controlled by Brookfield and would become affiliates again.

For an estimate of the value of the payments described above that would be payable to the Company’s named executive officers under their letter agreements in connection with the merger, see “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page [•].

Retention Awards and Deal Bonuses

The Company and Brookfield have agreed that the Company may make payments, or enter into agreements to make payments, to Company employees, including executive officers, to induce retention of Company employees in connection with the transaction. A portion of such retention awards were determined by the compensation committee of the Company’s board of directors and a portion was allocated by Brookfield. In addition, if approved in Brookfield’s sole discretion, the Company may make additional payments, or enter into agreements to make additional payments, to Company employees to induce retention or as bonuses to be paid upon the closing of the transaction.

Each of Ms. Cranna and Mr. Deschler was granted a retention award which provides for a cash payment in an amount equal to one year of base salary which will vest (a) if the merger closes prior to March 31, 2018, 75% upon the closing of the merger and 25% upon the date that is 90 days following the closing of the merger, subject in each case to continued employment through such vesting date, or (b) if the merger does not close prior to March 31, 2018, on March 31, 2018. If the executive officer’s employment with the Company is terminated by the Company without cause, she or he will remain entitled to receive any unpaid portion of the retention award upon such termination, subject to the execution of a release of claims.

For an estimate of the value of the payments described above that would be payable to the Company’s named executive officers under their retention awards in connection with the merger, see “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page [•].

Other Employee-Related Interests

In addition to the other rights and interests in the merger described in this section, the Company’s executive officers would receive the same benefits and would be covered by the same protections under the transaction agreement as other employees of the Company. See “The Transaction Agreement—Covenants—Employee Benefits” beginning on page [•] for a description of the benefits to be provided to Company employees pursuant to the transaction agreement.

Director and Officer Indemnification and Insurance

From and after the effective time of the merger, Brookfield Holdco will cause the surviving corporation to indemnify and hold harmless (including through the advancement of expenses as incurred) each present and former director and officer of the Company and its subsidiaries against any liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or related to such director’s or officer’s service as a director or officer of the Company or any of its subsidiaries (or services performed at the Company or its subsidiary’s request) at or prior to the effective time of the merger (including in connection with the merger and other transactions contemplated by the transaction agreement and actions to enforce such indemnification or advancement rights), in each case to the fullest extent permitted under applicable law.

Prior to the effective time of the merger, the Company will—and if the Company is unable to, Brookfield Holdco will cause the Company to—obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and fiduciary liability insurance policies for a period of at least six years from and after the effective time of the merger. If the Company fails for any reason to obtain such policies as of the effective time of the merger, the surviving corporation will, and Brookfield Holdco will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time of the merger such of the Company’s insurance policies in place as of March 6, 2017, or use reasonable best efforts to purchase comparable policies for such six-year period. Any such policies, whether a “tail” policy or a prepaid policy, must be substantially equivalent to the Company’s existing policies as of March 6, 2017. The annual premium of any such policy is subject to a cap of 300% of the annual premiums currently paid by the Company for such insurance. The present and former directors and officers of the Company will have the right to enforce the provisions of the transaction agreement relating to their indemnification.

Other Conflicts of Certain of Our Directors and Executive Officers

In addition to the interests of our directors and executive officers described above, our organizational and ownership structure involves a number of relationships that may give rise to conflicts of interest between the Company and holders of our Class A common stock, on the one hand, and SunEdison or Global, on the other hand.

Conflicts of Interest Involving SunEdison

Immediately prior to and conditional upon the effective time of the merger, SunEdison will exchange all of the Class B units held by SunEdison or any of its controlled affiliates in our subsidiary, TerraForm Power, LLC, for 48,202,310 shares of our Class A common stock (which are expected to represent approximately 33.9% of the issued and outstanding shares of our Class A common stock on a fully-diluted, as converted basis (excluding treasury shares) immediately following such exchange). Immediately following such exchange, the Company will issue the SunEdison additional shares to SunEdison, such that SunEdison will hold an aggregate number of shares of Class A common stock equal to 36.9% of the issued and outstanding shares of our Class A common stock on a fully-diluted, as converted basis (excluding treasury shares) immediately prior to the effective time of the merger. As a result of the exchange, all shares of our Class B common stock will be automatically cancelled. Once the exchange has taken place, SunEdison will receive the same per share merger consideration for its Class A common stock as the other holders of Class A common stock. In addition, concurrently with the execution and delivery of the transaction agreement, SunEdison and the Company, along with certain of their respective subsidiaries, executed and delivered the settlement agreement, which resolves claims, disputes and other issues arising from the historical sponsor relationship between the Company and SunEdison.

Historically, the personnel that manage our operations (other than our Chairman and Interim Chief Executive Officer, Mr. Blackmore, our Chief Operating Officer, Mr. Thomas Studebaker, and our Interim Chief Accounting Officer, Mr. David Rawden) have been employees of SunEdison, and their services have been provided to the Company under our management services agreement and project level, asset management and operations and maintenance agreements with SunEdison and its affiliates. SunEdison is a related party under the applicable securities laws governing related party transactions and may have interests which differ from our interests or those of holders of our Class A common stock, including, historically, with respect to the types of acquisitions made, the timing and amount of dividends paid by the Company, the reinvestment of returns generated by our operations, the use of leverage when making acquisitions and the appointment of outside advisors and service providers.

The Company’s conflicts committee assists the Company in addressing conflicts of interest as they arise. The Company has adopted a related party transaction policy, which requires prior approval of any material transaction between the Company and SunEdison (including any strategic transaction such as the merger, and any settlement of claims in connection with the SunEdison bankruptcy cases, such as pursuant to the settlement agreement) by the conflicts committee. However, for so long as SunEdison and its controlled affiliates possess a majority of our combined voting power, SunEdison has the power, directly or indirectly, to appoint or remove all of our directors and committee members, including the members of our conflicts committee. These powers of SunEdison have affected, and could in the future affect, the functioning of our conflicts committee.

On November 20, 2015, all of the directors then serving on our conflicts committee were removed by the board of directors from the conflicts committee (although Mr. Dahya was subsequently re-appointed to the conflicts committee) and two of these directors subsequently resigned from the board of directors. In their resignation letters, these directors stated that they resigned because they did not believe that they would be able to protect the interests of the stockholders going forward. In addition, contemporaneously, our chief executive officer was removed as an officer and director (Mr. Brian Wuebbels was appointed to serve as the new President and Chief Executive Officer of the Company) and our chief financial officer was removed as an officer. Also contemporaneously with the removal of the prior members of the conflicts committee, three individuals, including Mr. Blackmore, were either elected or designated to our board of directors and elected to replace the prior conflicts committee members. Prior to his designation to our board of directors and appointment to the conflicts committee, Mr. Blackmore resigned from the board of directors of SunEdison.

On March 30, 2016, Mr. Wuebbels resigned from his position as President and Chief Executive Officer of the Company and resigned from his position as a director on the board. At the proposal of SunEdison, the board of directors elected Mr. Ilan Daskal, the Chief Financial Officer and Executive Vice President of SunEdison, as a member of the board of directors to fill the vacancy created by Mr. Wuebbels’ resignation.

In connection with Mr. Wuebbels’ resignation, the board of directors established an Office of the Chairman, to which the board of directors delegated all of the powers, authority and duties of the President and Chief Executive Officer of the Company. From March 30, 2016 until April 21, 2016, Mr. Blackmore served as the chairman of the Office of the Chairman. On April 21, 2016, the board of directors dissolved the Office of the Chairman and appointed Mr. Blackmore as Interim Chief Executive Officer of the Company, in addition to his role as Chairman of the Board. In connection with this appointment, Mr. Blackmore ceased to be a member of the conflicts committee. Mr. John F. Stark was appointed as the chairman of the conflicts committee, and Mr. Dahya was designated as a member of the conflicts committee.

In an attempt to remedy the threat to the independence of the conflicts committee arising from SunEdison’s ability to remove all of our directors, including all of the conflicts committee members, on June 1, 2016, the Company adopted an amendment to the Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC, dated as of July 23, 2014, as amended from time to time, creating a conflicts committee at TerraForm Power, LLC, which we refer to as the LLC conflicts committee, which consisted of the same members as the Company’s conflicts committee and was granted the exclusive power to exercise all of the Company’s rights, powers and authority as the sole managing member of TerraForm Power, LLC to manage and control the business and affairs of TerraForm Power, LLC and its controlled affiliates relating to or involving SunEdison and any of its affiliates (other than the Company and its controlled affiliates) until the first annual meeting of the Company’s stockholders after December 31, 2016. This delegation of authority could be revoked, or the members of the LLC conflicts committee could be removed, only by a written instrument signed by the Company, acting in its capacity as managing member of TerraForm Power, LLC, with either (i) the written consent of a majority of the LLC conflicts committee members then in office or (ii) approval by a majority of the holders of our Class A common stock (excluding SunEdison).

Although the conflicts committee is now constituted exclusively of directors who are not also directors of either SunEdison or Global (as described in “—Background of the Merger” above), there are inherent limitations in the ability of our conflicts committee to help the Company manage conflicts of interest or perceived conflicts of interest and the various measures we have taken to address conflicts of interest, including our conflicts committee and our related party transaction approval policy, have not prevented stockholders from instituting stockholder derivative claims related to conflicts of interest in the past. Regardless of the merits of any claims that may arise, we may be required to expend significant management time and financial resources in the defense of any such claims.

In addition, the Company, Global, SunEdison and certain of their respective directors and officers are insured under certain shared directors’ and officers’ liability insurance policies with total coverage of $150.0 million that covered the period from July 15, 2015 to July 14, 2016, which we refer to as the D&O insurance. SunEdison and the independent directors of SunEdison, who we refer to collectively as the SunEdison D&O parties, and the Company, Global and their respective current directors and officers, who we refer to as the yieldco D&O parties, have entered into an agreement, dated March 27, 2017 and amended on June 7, 2017, related to the D&O insurance, which we refer to as the D&O agreement. Among other things, the D&O agreement provides that: (i) the yieldco D&O parties consented to a payment to SunEdison of $32.0 million of proceeds from the D&O insurance in connection with the settlement of claims proposed to be brought by the unsecured creditors’ committee in the SunEdison bankruptcy cases under a motion in the SunEdison bankruptcy cases for derivative standing; (ii) for a specified period of time, the SunEdison D&O parties and the yieldco D&O parties agreed to cooperate in trying to reach settlements of certain lawsuits pending against the yieldco D&O parties arising from a variety of alleged prepetition actions and transactions and SunEdison agreed that such proposed settlements would be funded with up to $32.0 million of proceeds from the D&O insurance; and (iii) for a specified period of time, SunEdison, its independent directors, the Company and Global agreed not to assert certain payment priority provisions of the D&O insurance. The bankruptcy court overseeing the SunEdison bankruptcy cases entered an order approving the agreement on June 29, 2017.

Conflicts of Interest Involving Global

Actual, perceived and potential conflicts of interest may arise between the Company and Global in a number of areas arising from, among other sources, current and potential shared systems, assets and services and common business opportunities, and we may receive increased scrutiny as a result of overlaps among members of our management teams, boards of directors and advisors as well as SunEdison’s controlling interests in both companies. Until last fall our board of directors and the board of directors of Global consisted of the same members. Moreover, until December 2016, our conflicts committee and the conflicts committee of Global consisted of the same members. Historically we and Global also shared common management, principally as a result of the control of both companies by SunEdison. During the period from November 2016 to February 2017, our board of directors was expanded to include several additional independent directors who did not serve on the board of directors of Global. Moreover, in February 2017, our conflicts committee was reconstituted to be comprised exclusively of independent directors who did not serve on the board of directors of Global, as described under “The Merger—Background of the Merger” above.

However, four of the nine members of our board of directors continue to serve on the ten-person board of directors of Global. In addition, while most of the officers and employees of the Company now provide services exclusively to the Company, a number of our executive officers, including Messrs. Blackmore, Studebaker and Rawden and Ms. Cranna, continue to serve in the same functions as executive officers of Global. Our directors and executive officers who also serve as directors or executive officers at Global owe fiduciary duties to both companies. Also, certain of our directors and executive officers own stock, options or restricted stock units in both companies, and these ownership interests could create actual or potential conflicts of interest when our common directors and officers are faced with decisions that could have different implications for the Company and Global. In addition, Sullivan & Cromwell is outside counsel to both the Company and Global, Greenberg Traurig is outside counsel to the conflicts committees of both companies, WilmerHale is the main outside litigation counsel to both the Company and Global and Centerview is a financial advisor to both the Company and Global (although each conflicts committee also has separate outside counsel and financial advisors).

As further described in “—Conflicts of Interest Involving SunEdison” above, the Company, Global, SunEdison and certain of their respective directors and officers share $150.0 million of coverage under the D&O insurance. The SunEdison D&O parties and the yieldco D&O parties have entered into the D&O agreement pursuant to which, among other things, SunEdison has agreed that settlements of certain lawsuits pending against the yieldco D&O parties will be funded with up to $32.0 million of proceeds from the D&O insurance.

Early on in the Company’s strategic review process, the conflicts committee believed that the common interests of the Company and Global outweighed any potential conflicts. However, as the strategic review process and SunEdison claims resolution process reached more advanced stages, the relative significance of the conflicts increased, including potential conflicts relating to (i) the fact that certain of Brookfield’s bids for each of the Company and Global provided higher consideration to each company’s stockholders only if Brookfield was the successful purchaser of both companies, as described under “The Merger—Background of the Merger” above,

(ii) the prosecution and settlement of the companies’ claims against SunEdison and other third parties, and (iii) other actions we may or may not take in connection with the SunEdison bankruptcy. In such circumstances the allocations of expected costs and benefits between the Company and Global gave rise to conflicts. The conflicts committee and the board of directors took steps to actively mitigate these conflicts, initially by fully involving the independent directors not also on the board of Global in the conflicts committee meetings and then, in February 2017, by reconstituting the conflicts committee to be comprised solely of independent directors who were not also directors of Global, by providing the reconstituted conflicts committee with a financial advisor acting solely for the Company and by the directors who were not also directors of Global having selected Hughes Hubbard as their independent counsel in December 2016. We believe these mitigation efforts were effective in protecting the interests of the Class A stockholders of the Company.

Material U.S. Federal Income Tax Consequences of the Special Dividend and the Merger

The following is a summary of the material U.S. federal income tax consequences to U.S. holders (as defined below) who receive the special dividend and whose shares of Class A common stock either continue or are exchanged for cash pursuant to the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders. This discussion does not address the consequences of the merger to stockholders who receive cash pursuant to the exercise of appraisal rights. This discussion applies to a stockholder only if the stockholder holds shares of Class A common stock as capital assets for U.S. federal income tax purposes, and it does not apply to stockholders that are members of a special class of persons subject to special rules, including but not limited to:

•	Stockholders that are not U.S. holders (as defined below);
•	Dealers in securities;
•	Traders in securities that elect to use a mark-to-market method of accounting for securities holdings;
•	Tax-exempt organizations;
•	Insurance companies;
•	Financial institutions;
•	Regulated investment companies;
•	Real estate investment trusts;
•	Partnerships (or entities or arrangements taxable as partnerships for U.S. federal income tax purposes);
•	Stockholders that use shares of Class A common stock as part of a straddle, wash sale or constructive sale or a hedging or conversion transaction;
•	Stockholders that have a functional currency other than the U.S. dollar;
•	Stockholders subject to the alternative minimum tax;
•	Stockholders that acquired shares of Class A common stock upon the exercise of stock options or otherwise as compensation; or
•	Holders of Company RSUs or other rights relating to employee compensation.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, final, temporary and proposed U.S. Treasury Regulations, published rulings and administrative guidance from the Internal Revenue Service, which we refer to as the IRS, and court decisions, all as of the date of this proxy statement. These laws and other authorities are subject to change, possibly on a retroactive basis.

This discussion addresses only U.S. federal income taxation and does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a stockholder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Class A common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the partnership. A partner of a partnership holding shares of Class A common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the special dividend and the merger to U.S. holders of shares of Class A common stock. The Company does not intend for this discussion to be a complete analysis or description of all potential U.S. federal income tax consequences of the special dividend or the merger. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the IRS may not agree with the tax consequences described in this proxy statement.

The tax treatment of the special dividend and the merger is not entirely clear. Each holder is therefore urged to consult with the holder’s own tax advisor concerning the tax consequences of the special dividend and the merger. In addition, each holder of shares of Class A common stock is urged to consult with the holder’s own tax advisors as to the tax consequences of the special dividend and the merger in the holder’s particular circumstances, including the applicability and effect of U.S. federal (including the alternative minimum tax), state, local and foreign tax laws and of changes in those laws.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Class A common stock that is, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;
•	A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;
•	A trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or
•	An estate that is subject to U.S. federal income tax on the estate’s income regardless of its source.

Tax Consequences of Receiving the Special Dividend

For the reasons set out in the next paragraph, while the matter is not free from doubt and may depend partly on future events, the special dividend will probably not be treated as a dividend for U.S. federal income tax purposes. Assuming that will be the case, a holder’s basis in shares of Class A common stock will be reduced by the amount of the special dividend received. Any excess of the special dividend received with respect to a share of Class A common stock over its basis should result in capital gain, which would be long-term capital gain if the relevant share of Class A common stock has been held for more than one year.

The special dividend will be made solely out of cash previously accumulated by the Company and will not be made to any extent out of cash received from Brookfield Holdco, directly or indirectly. While the matter is not entirely free from doubt, the Company believes that the special dividend should therefore be respected as a separate distribution for U.S. federal income tax purposes, rather than aggregated with cash indirectly received by holders from Brookfield Holdco in respect of the merger. The Company does not have any accumulated earnings and profits from prior taxable years, and it does not anticipate having any earnings and profits for the current taxable year. However, to the extent that the Company ultimately does have current or accumulated earnings and profits in the taxable year in which the special dividend is made, the special dividend would instead be treated as a taxable dividend. In such event, the Company would send a letter the following year to recipients of the special dividend informing them of the portion thereof that had to be treated as a taxable dividend, rather than in the manner set out above. The Company would also post this information on its website.

Tax Consequences of the Merger

While the matter is not entirely free from doubt, the merger should be treated as a sale by stockholders of some of their shares of Class A common stock to the Brookfield Holdco in exchange for cash. Holders should therefore recognize capital gain or loss in respect of the difference between the amount of cash they receive and the basis (as reduced by the special dividend) of the shares of Class A common stock they exchange for it, which should be long-term capital gain or loss if the relevant shares of Class A common stock have been held for more than one year. Holders should not have any immediate tax consequences in respect of continuing to own a share of Class A common stock.

If a holder elects to retain shares of Class A common stock (or is deemed to make such an election by default) but is nevertheless required (on account of proration) to exchange some of such shares for cash, the above should apply separately to the portion of such shares that are exchanged. Similarly, to the extent that a holder elects (or is deemed to elect by default) to exchange shares of Class A common stock for cash but such exchange is limited on account of proration, the above should apply only to the portion of such shares that are exchanged.

A holder who purchased shares of Class A common stock at different prices and who wishes to retain some shares of Class A common stock but exchange others for cash will be entitled to specify which shares such holder would like to exchange for cash on the relevant allocation form. The Company believes that such a specification should be respected for tax purposes, but this is not clear. Such a holder should therefore consult the holder’s tax advisor with respect to how such a mixed request would apply to blocks of shares purchased at different times, with or without such a specification.

Medicare Tax

U.S. holders that are individuals, estates or trusts that do not fall into a special class of exempt trusts are generally subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of the individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes capital gain recognized on the exchange of shares of Class A common stock for cash pursuant to the merger (or as a result of the special dividend) and the special dividend to the extent it is treated as a dividend for U.S. federal income tax purposes, unless such capital gain or dividend income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). There are limitations on deducting capital losses in calculating a U.S. holder’s net investment income. U.S. holders are urged to consult their tax advisors regarding the applicability of the Medicare tax to gain recognized on the exchange of shares of Class A common stock for cash in the merger (or as a result of the special dividend) and the special dividend to the extent it is treated as a dividend for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 28%) with respect to the special dividend and cash received in the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the special dividend and the merger. Because individual circumstances may differ, each holder of shares of Class A common stock should consult the holder’s tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the holder of the special dividend and the merger in light of such holder’s particular circumstances and the application of state, local and foreign tax laws.

Bankruptcy Court and Regulatory Approvals

The Company, Brookfield Holdco and Merger Sub have made certain filings and taken other actions, and will continue to make filings and take other actions, necessary to obtain approvals from all appropriate government and regulatory authorities in connection with the transaction, including approval from the bankruptcy court authorizing and approving the entry by SunEdison and certain of its affiliates into the settlement agreement, the voting and support agreement and the IDR transfer agreement in connection with the SunEdison bankruptcy cases. On June 7, 2017, the bankruptcy court entered orders approving entry into the settlement agreement, the voting and support agreement and the IDR transfer agreement by SunEdison and certain of its affiliates and no appeals were filed with respect to such orders during the applicable appeals period.

Regulatory approvals from certain regulatory agencies are required to complete the merger, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Federal Energy Regulatory

Commission Section 203 approval and approvals pursuant to certain state and foreign regulatory agencies. The Company has notified all of the relevant agencies and begun obtaining approvals and is continuing to take actions to obtain the required regulatory approvals prior to closing or, as appropriate, to confirm that approvals will not be required prior to closing. On May 8, 2017, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On July 28, 2017, the Public Utility Commission of Texas granted final approval of the merger.

THE TRANSACTION AGREEMENT

This section describes the material terms of the transaction agreement. The description of the transaction agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the transaction agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the transaction agreement that is important to you. We encourage you to read the transaction agreement carefully and in its entirety.

The Merger

The Merger

The transaction agreement provides that Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will thereupon cease. We refer to this transaction as the merger. The Company will be the surviving corporation in the merger, and the separate corporate existence of the Company will continue unaffected by the merger.

Closing

The closing for the merger will take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the tenth day following the day on which the last to be satisfied or waived of the conditions in the transaction agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with the transaction agreement. We refer to the date on which the closing occurs as the closing date.

For a description of the conditions to the closing of the merger, see “—Conditions to Closing.”

Effective Time

As soon as practicable following the Closing, the Company and Brookfield Holdco will cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the Delaware General Corporation Law, as amended, which we refer to as the DGCL. The merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the certificate of merger.

Certificate of Incorporation and Bylaws

At the effective time of the merger, the Company’s certificate of incorporation and bylaws will each be amended in their entirety in accordance with the terms described in this proxy statement in “The Sponsorship—Company Charter and Bylaws” beginning on page [•] of this proxy statement.

Directors and Officers

The directors and officers of the Company will be designated from and after the effective time of the merger in accordance with the terms of the Company’s certificate of incorporation and bylaws as described in this proxy statement in “The Sponsorship—Company Charter and Bylaws” and will serve until the earlier of their death, resignation or removal, as the case may be, in accordance with the Company’s certificate of incorporation and bylaws. For additional information on the directors to be designated as of the effective time of the merger, see “The Sponsorship—Governance of the Company Following the Merger” beginning on page [•] of this proxy statement.

Actions Immediately Prior to the Effective Time of the Merger—SunEdison Exchange; Issuance to SunEdison; and Payment of Special Dividend

Immediately following the SunEdison exchange, pursuant to which SunEdison will exchange the Class B units held by it and any of its controlled affiliates in TerraForm Power, LLC for Class A common stock of the Company in accordance with the terms of the settlement agreement, but prior to the effective time of the merger, the following events will occur in the following sequence:

•	First, in accordance with the settlement agreement, the Company will issue to SunEdison such number of additional shares of Class A common stock, which we refer to as the SunEdison additional shares, such that immediately prior to the effective time of the merger, SunEdison will hold such number of shares of Class A common stock that is 36.9% of the sum of:
•	the number of shares of Class A common stock issued and outstanding immediately prior to the effective time of the merger;
•	the number of Company restricted stock awards outstanding immediately prior to the effective time of the merger; and
•	the aggregate number of shares of Class A common stock subject to Company RSUs outstanding immediately prior to the effective time of the merger.

We refer to the sum of such numbers as the fully-diluted, as converted share number.

•	Second, the Company will declare the payment of a dividend immediately prior to the effective time of the merger in the amount of $1.94 per share, which we refer to as the special dividend, in respect of:
•	each share of Class A common stock issued and outstanding immediately prior to the effective time of the merger;
•	each Company restricted stock award outstanding immediately prior to the effective time of the merger; and
•	each Company RSU outstanding immediately prior to the effective time of the merger, which will be entitled to receive the special dividend in respect of each share of Class A common stock subject to such Company RSU immediately prior to the effective time of the merger (and, in the case of Company RSUs subject to performance conditions, with such conditions deemed satisfied at target levels).

We refer to the shares entitled to the special dividend as the special dividend shares.

Effect of the Merger, Election and Proration

Effect of the Merger on Capital Stock

We refer to the following as election eligible shares: each share of Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than (i) any shares of Class A common stock owned by Brookfield Holdco, Merger Sub or any other direct or indirect wholly-owned subsidiary of Brookfield Holdco, which we refer to as the existing Brookfield Holdco shares, (ii) any shares of Class A common stock owned by the Company, (iii) Company restricted stock awards (the treatment of which is addressed as described in “—Treatment of Company Equity Awards” below), (iv) any shares of Class A common stock held immediately prior to the effective time of the merger by any direct or indirect wholly-owned subsidiary of the Company that is taxable as a corporation (such shares, together with existing Brookfield Holdco shares, being referred to as hook shares) and (v) any shares of Class A common stock owned by stockholders who have perfected and not withdrawn a demand for appraisal rights (and we refer to such stockholders as dissenting stockholders, and such shares of Class A common stock as appraisal shares) (the shares described in (i) through (v) collectively referred to herein as excluded shares)).

At the effective time of the merger, each election eligible share will, at the election of the holder, either:

•	be converted into the right to receive $9.52 per share of Class A common stock, in cash, without interest, which we refer to as the per share cash consideration; or

•	remain outstanding as one share of Class A common stock of the surviving corporation following the effective time of the merger, which we refer to as the per share stock consideration.

We refer to the per share cash consideration and the per share stock consideration together as the per share merger consideration.

Each excluded share (other than existing Brookfield Holdco shares and any hook shares) will cease to be outstanding, will be cancelled without payment of any consideration therefor and will cease to exist, subject to any appraisal rights the holder thereof may have. For a description of appraisal rights, see “—Appraisal Rights.”

Each hook share will remain outstanding as one share of Class A common stock in the surviving corporation.

At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger and held by Brookfield Holdco will be converted into a number of shares of Class A common stock in the Company that, when taken together with the shares of Class A common stock retained by Brookfield Holdco in respect of the existing Brookfield Holdco shares, is equal to 51% of the aggregate number of shares of Class A common stock in the Company that are issued and outstanding after giving effect to the merger.

Exchange

Brookfield Holdco will select a paying agent, who will also act as agent for holders of election eligible shares for the purpose of receiving and holding the forms under which elections of the form of per share merger consideration are made.

At the effective time of the merger:

•	Brookfield Holdco will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of shares of Class A common stock, cash necessary for the paying agent to make payments of the aggregate per share cash consideration (such deposit being referred to herein as the exchange fund); and
•	the Company will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of special dividend shares, cash necessary for the paying agent to make payments of the special dividend.

Election

Each holder of election eligible shares and of Company equity awards immediately prior to the election deadline will be entitled to elect to receive the applicable per share merger consideration in the form of either:

•	the per share cash consideration (such election being referred to as the cash election, and the election eligible shares, Company restricted stock awards and shares of Class A common stock subject to Company RSUs in respect of which a cash election has been made being referred to as the Cash Shares); or
•	the per share stock consideration (such election being referred to as the stock election, and the election eligible shares, Company restricted stock awards and shares of Class A common stock subject to Company RSUs in respect of which a stock election has been made being referred to as the Stock Shares).

We refer to the stock election together with the cash election as the consideration election.

The deadline for submitting an effective, properly completed form of election will be 5:00 p.m., New York City time, on the business day that is two trading days prior to the closing date (which date will be publicly announced by the Company at least four business days prior to the anticipated closing date), or such other time and date as the Company may announce with the consent of Brookfield Holdco. We refer to such deadline as the election deadline.

A consideration election will be deemed to have been properly made only if the paying agent actually receives a properly completed form of election together with, in the case of an election in respect of any certificated election eligible shares, the applicable certificates with respect to such election eligible shares by the election deadline.

In respect of election eligible shares and Company equity awards for which a consideration election has not been properly made by the election deadline, a consideration election will be deemed to be:

•	a cash election if the aggregate number of Stock Shares exceeds the Maximum Stock Consideration Shares (as described in “—Proration” below); or
•	a stock election if the aggregate number of Cash Shares exceeds the Maximum Cash Consideration Shares (as described in “—Proration” below).

An election may be revoked in respect of any election eligible shares, but only by written notice received by the paying agent prior to the election deadline. Upon any such revocation, unless a duly completed form of election is thereafter submitted prior to the election deadline, such election eligible shares will be deemed to have not properly made a consideration election by the election deadline.

Proration

The per share stock consideration and the per share cash consideration are subject to proration.

The per share stock consideration is subject to proration as follows:

•	the maximum aggregate number of Stock Shares across all holders that will give the holders thereof the right to retain the per share stock consideration in accordance with their consideration elections will be equal to 49% of the fully-diluted, as converted share number, rounded to the nearest whole number, which we refer to as the Maximum Stock Consideration Shares;
•	if the aggregate number of Stock Shares exceeds the Maximum Stock Consideration Shares, each holder who has made a stock election will be entitled to:
•	retain the per share stock consideration for an aggregate number of Stock Shares equal to the aggregate number of Stock Shares held by such holder multiplied by the quotient of the Maximum Stock Consideration Shares divided by the aggregate number of Stock Shares held by all holders, rounded to the nearest whole number, which we refer to as the Prorated Stock Shares); and
•	receive the per share cash consideration for each Stock Share held by such holder in excess of the Prorated Stock Shares; and
•	no holder will receive a non-whole number of shares of Class A common stock as part of its per share merger consideration.

The per share cash consideration is subject to proration as follows:

•	the maximum aggregate number of Cash Shares across all holders that will be converted into a right to receive the per share cash consideration in accordance with their consideration elections will be the fully-diluted, as converted share number minus the sum of Maximum Stock Consideration Shares, the number of existing Brookfield Holdco shares and the number of appraisal shares, which we refer to as the Maximum Cash Consideration Shares;
•	if the aggregate number of Cash Shares exceeds the Maximum Cash Consideration Shares, each holder who has made a cash election will be entitled to:
•	receive the per share cash consideration for an aggregate number of Cash Shares equal to the aggregate number of Cash Shares held by such holder multiplied by the quotient of the Maximum Cash Consideration Shares divided by the aggregate number of Cash Shares held by all holders, rounded to the nearest whole number, which we refer to as the Prorated Cash Shares; and
•	retain the per share stock consideration for each Cash Share held by such holder in excess of the Prorated Cash Shares; and
•	no holder will receive a non-whole number of shares of Class A common stock as part of its per share merger consideration.

Exchange and Payment Procedures

Promptly after the effective time of the merger (and in any event, within two business days after such time), the Company, as the surviving corporation, will cause the paying agent to mail each holder of election eligible shares:

•	a letter of transmittal in customary form specifying, among other things, that delivery will be effected only upon delivery of the certificates representing such holder’s certificated election eligible shares (or affidavits of loss in lieu thereof) or, with respect to any book-entry election eligible shares, by transfer of such book-entry shares (including customary provisions with respect to delivery of an “agent’s message” by the paying agent in connection with such shares); and
•	instructions for use in effecting the surrender of the certificates representing a holder’s certificated election eligible shares (or affidavits of loss in lieu thereof) to the paying agent (which instructions pertain only to holders who have not already forwarded their share certificates (or affidavits of loss in lieu thereof) to the paying agent together with their forms of election or otherwise prior to the election deadline).

The instructions will require any holder of certificates representing certificated election eligible shares to have surrendered such certificates as a condition to receiving the applicable per share merger consideration. You should return your share certificates (or affidavits of loss in lieu thereof) together with your form of election. You should not return your share certificates (or affidavits of loss in lieu thereof) with the enclosed proxy card.

The certificate of any holder of certificated election eligible shares retaining shares of Class A common stock in the Company will, upon surrender, be cancelled and replaced by uncertificated shares and book entries evidencing only the number of shares of Class A common stock in the Company retained by such holder.

Termination of Exchange Fund

Any portion of the exchange fund that remains unclaimed by the stockholders of the Company for 180 days after the effective time of the merger will be delivered to the Company as the surviving corporation in the merger. At and after such time, any holder of election eligible shares who has not complied with the exchange procedures set forth in the transaction agreement may look only to the Company for delivery of the applicable per share merger consideration upon due surrender of its certificates in respect of certificated election eligible shares (or affidavits of loss in lieu thereof) or transfer of its book-entry shares.

Lost, Stolen or Destroyed Certificates

In the event any certificate representing certificated election eligible shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Brookfield Holdco, the posting by such person of a bond in customary amount and upon such terms as may be required by Brookfield Holdco as indemnity against any claim that may be made against it or the Company as the surviving corporation in the merger with respect to such certificate, the paying agent will deliver to such person the applicable per share merger consideration.

Appraisal Rights

No person who has perfected a demand for appraisal rights will be entitled to receive the applicable per share merger consideration unless and until such person has effectively withdrawn or lost such right to appraisal. Each dissenting stockholder will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Class A common stock owned by such dissenting stockholder. If, after the effective time of the merger, such holder fails to perfect or effectively withdraws or loses such right, each excluded share of such holder will thereupon be treated as if it had been converted into the right to receive the applicable per share merger consideration, and the Company, as the surviving corporation, will remain liable for payment of the applicable per share merger consideration; provided that such holder will be deemed to have made a cash election with respect to the per share merger consideration and in no event will be subject to proration (see “—Proration”).

A detailed description of the appraisal rights available to holders of shares of Class A common stock and the procedures required to exercise statutory appraisal rights is included in the section of this proxy statement titled

“Appraisal Rights” and the text of Section 262 of the DGCL as in effect with respect to the merger, which is included in Annex F to this proxy statement. You are encouraged to read those provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, holders of shares of Class A common stock who are considering exercising such rights are encouraged to seek the advice of legal counsel.

Withholding Rights

Each of the paying agent, Brookfield Holdco, Merger Sub and the Company (as the surviving corporation in the merger) will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the transaction agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts (i) will be remitted by the paying agent, Brookfield Holdco, Merger Sub or the Company (as the surviving corporation in the merger), as applicable, to the applicable governmental entity and (ii) will be treated as having been paid to the person in respect of which such deduction and withholding was made by the paying agent, Brookfield Holdco, Merger Sub or the Company (as the surviving corporation in the merger), as the case may be.

Treatment of Company Equity Awards

At the effective time of the merger, any vesting conditions applicable to each:

•	Company restricted stock award outstanding immediately prior to the effective time of the merger under the Company stock plan will automatically be deemed satisfied in full and each Company restricted stock award will be cancelled and converted into or retained, as applicable, and become exchanged for the right to receive the per share merger consideration (less applicable taxes required to be withheld with respect to such vesting); and
•	Company RSU outstanding immediately prior to the effective time of the merger under the Company stock plan will automatically be deemed satisfied in full and each Company RSU will be cancelled and will only entitle the holder of such Company RSU to receive the per share merger consideration in respect of each share of Class A common stock subject to such Company RSU immediately prior to the effective time of the merger (in the case of Company RSUs subject to performance conditions, with such conditions deemed satisfied at target levels), less applicable taxes required to be withheld with respect to such payment.

Such per share merger consideration will include either the per share cash consideration or the per share stock consideration at the election of the holder of the Company restricted stock award or Company RSU (as applicable), and will be subject to proration (see “—Proration”). To the extent that a holder of Company RSUs is entitled to receive the per share stock consideration in respect of any Company RSU, such holder will receive one Class A share of common stock of the surviving corporation in respect of each share of Class A common stock subject to a Company RSU that entitles such holder to receive such per share stock consideration.

At or prior to the effective time of the merger, the Company, the board of directors and the compensation committee of the board of directors, as applicable, will adopt any resolutions and take any actions which are necessary to effectuate the treatment of the Company equity awards described above such that from and after the effective time of the merger neither Brookfield Holdco nor the Company, as the surviving corporation, will be required to deliver shares of common stock or other capital stock of the Company to any person pursuant to or in settlement of Company equity awards.

Anti-dilution

If the Company changes the number of shares of Class A common stock and shares of Class B common stock (or securities convertible or exchangeable into or exercisable for shares of Class A common stock or Class B common stock issued and outstanding prior to the effective time of the merger) as a result of a reclassification, stock split, reverse stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the per share merger consideration will be equitably adjusted.

Representations and Warranties

The transaction agreement contains representations and warranties made by the Company to Brookfield Holdco and Merger Sub, and by Brookfield Holdco and Merger Sub to the Company. The representations, warranties and covenants contained in the transaction agreement (a) were made by the parties thereto only for purposes of the transaction agreement and as of specific dates; (b) were made solely for the benefit of the parties to the transaction agreement; (c) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the transaction agreement (such disclosures include information that has been included in public disclosures, as well as additional non-public information); (d) may have been made for the purposes of allocating contractual risk between the parties to the transaction agreement instead of establishing these matters as facts; and (e) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, or to material adverse effect qualifications (meaning that they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect) and knowledge qualifications (meaning that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge, after reasonable investigation).

Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Brookfield Holdco or Merger Sub or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the transaction agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the transaction agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The transaction agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the transaction agreement that is or will be contained in, or incorporated by reference into, this proxy statement and the documents that are filed with the SEC.

Representations and Warranties of the Company

The transaction agreement includes representations and warranties of the Company relating to, among other things:

•	valid corporate organization, existence, qualification to do business and good standing;
•	capital structure;
•	authority to enter into the transaction agreement and the binding nature of the transaction agreement;
•	the board of directors approving and recommending the transaction agreement, the merger and the other transactions contemplated by the transaction agreement and the receipt of opinions of financial advisors regarding the fairness of the per share merger consideration and the special dividend;
•	governmental, regulatory or other third party notices, reports and other filings that the Company is required to make in connection with the execution, delivery and performance of the transaction agreement by the Company, the consummation of the merger and the other transactions set forth in the transaction agreement;
•	absence of conflicts with or breach, violation or default under organizational documents or other obligations;
•	SEC filings, internal controls, financial statements and accounting or audit practices;
•	conduct of the business in the ordinary and usual course since December 31, 2015 and absence of changes in financial condition, business, properties, assets, liabilities or results of operations of the Company;
•	involvement in litigation or orders issued by government authorities;
•	absence of certain undisclosed liabilities;

•	labor and employment matters, including with respect to employee benefit matters and employee benefit plans;
•	conduct of the business in compliance with applicable laws since December 31, 2014 and holding and compliance with all licenses necessary to conduct the business as presently conducted (and such licenses remaining in full force and effect and the Company not being in default of such licenses);
•	material and government contracts and the absence of any default under such contract;
•	real property;
•	inapplicability of anti-takeover statutes and regulations (including in the Company’s certificate of incorporation or bylaws);
•	compliance with environmental laws and absence of environmental claims;
•	taxes, tax returns and other tax matters;
•	intellectual property;
•	insurance policies;
•	brokers, finders and other advisors, and fees thereof, in connection with the merger and the transactions contemplated by the transaction agreement;
•	anti-corruption laws, anti-money laundering laws and trade control laws; and
•	non-reliance on Brookfield Holdco estimates, projections, forecasts, forward-looking statements or business plans.

Representations and Warranties of Brookfield Holdco and Merger Sub

The transaction agreement includes representations and warranties of Brookfield Holdco and Merger Sub relating to, among other things:

•	valid corporate organization, existence, qualification to do business and good standing;
•	authority to enter into the transaction agreement and the binding nature of the transaction agreement;
•	governmental, regulatory or other third party notices, reports and other filings that Brookfield Holdco or Merger Sub are required to make in connection with the execution, delivery and performance of the transaction agreement by Brookfield Holdco and Merger Sub, the consummation of the merger and the other transactions contemplated by the transaction agreement or the performance by Brookfield and its affiliates of the master services agreement, the sponsor line agreement, the relationship agreement, the registration rights agreement, the IDR transfer agreement and the New LLC Operating Agreement, which we refer to collectively as the ancillary agreements;
•	absence of conflicts with or breach, violation or default under organizational documents or other obligations;
•	securities law filings and financial statements;
•	involvement in litigation;
•	liabilities or obligations that would prevent, delay or materially impair the merger and the transactions contemplated by the transaction agreement or materially impair the ability of Brookfield and its affiliates to perform their obligations under the ancillary agreements;
•	compliance with applicable laws and licensing requirements;
•	material and government contracts;
•	absence of changes in the financial condition, business or results of operations of Brookfield and its subsidiaries;
•	taxes;
•	financial ability to satisfy obligations set out in the transaction agreement;

•	capitalization of Merger Sub;
•	brokers, finders and other advisors in respect of the transactions contemplated by the transaction agreement;
•	provision of the guaranty by certain of Brookfield’s affiliates in favor of the Company in respect of Brookfield Holdco’s obligations under the transaction agreement; and
•	non-reliance on the Company’s estimates, projections, forecasts, forward-looking statements or business plans.

Definition of a Material Adverse Effect

Some of the representations and warranties, covenants and closing conditions contained in the transaction agreement are qualified by a “materiality” standard or by a “material adverse effect” standard. For purposes of the transaction agreement, “material adverse effect,” with respect to the Company, is defined to mean any change, event, effect, circumstance or development that, individually or taken together with other changes, events, effects, circumstances or developments, has a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company taken as a whole; provided that none of the following will constitute or be taken into account in determining whether there has been, is or would be reasonably likely to be, a material adverse effect on the Company:

•	any changes in the general economic or political conditions or the securities, credit, currency or other financial markets in general in the United States or other countries in which the Company conducts operations;
•	any changes that are the result of civil unrest, escalation of hostilities or acts of war, terrorism or sabotage;
•	any changes that are the result of factors generally affecting any international, national or regional industry (including the renewable energy industry and the electric generating industry) or market (including any wholesale markets for electric power) in which the Company operates (including changes in legal, political or regulatory conditions impacting any tax or other incentive programs for the renewable energy industry);
•	any economic changes in any market for commodities or supplies, including electric power, used in connection with the business of the Company;
•	any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company with its customers, employees, regulators, lenders or other financing sources or service providers caused by the pendency or the announcement of the transactions contemplated by the transaction agreement;
•	any changes or proposed changes in any law or accounting principles or reporting standards applicable to the Company or the enforcement or interpretation thereof;
•	any changes or effects resulting from the performance of obligations required by the transaction agreement;
•	any change in the Company’s credit ratings; provided that this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such change (to the extent not otherwise excluded) has resulted in, or contributed to, a material adverse effect on the Company;
•	any changes that arise out of or relate to the identity of Brookfield Holdco as the Company’s potential sponsor;
•	any changes or effects resulting from or in connection with the filing, pendency or administration of the case in SunEdison’s bankruptcy cases;
•	any changes resulting from the entry into the settlement agreement or the performance of SunEdison’s obligations required thereby;
•	any changes or effects resulting from:

•	any failure or delay by the Company or any of its subsidiaries in delivering certain audited financial statements and/or unaudited quarterly financial statements;
•	any failure or delay by the Company in filing or furnishing any forms, statements, certifications, reports or other documents required to be filed with or furnished to the SEC; or
•	any failure or delay by the Company in complying with the applicable listing and corporate governance rules and regulations of Nasdaq;

provided that these exceptions will not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such failure or delay (to the extent not otherwise excluded) has resulted in, or contributed to, a material adverse effect on the Company; and provided further that these exceptions will not apply to any change, effect, circumstance or development resulting from or arising out of any acceleration of the maturity of any indebtedness of the Company;

•	any litigation or threat of litigation arising from allegations of any breach of fiduciary duty by the board of directors or violation of law by the board of directors in connection with the transaction agreement or the merger;
•	any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues, earnings, cash available for distribution, EBITDA for any period ending on or after the date of the transaction agreement; provided that this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such failure (to the extent not otherwise excluded) has resulted in, or contributed to, a material adverse effect on the Company; or
•	a decline in the price of shares of Class A common stock; provided that this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such decline (to the extent not otherwise excluded) has resulted in, or contributed to, a material adverse effect on the Company, except, with respect to certain of these exceptions, to the extent such changes, events, circumstances or developments have a disproportionate adverse effect on the Company, relative to the adverse effect that such changes, events, circumstances or developments have on other similarly situated companies in the renewable energy or electric generating industry in the jurisdictions in which the Company operates.

Covenants

Conduct of the Business Pending the Merger

During the period from the date of the transaction agreement until the effective time of the merger, except with the prior consent of Brookfield Holdco or as otherwise required by law or as contemplated by the transaction agreement, the Company’s disclosure letter or the settlement agreement, the Company will cause its business to be conducted in all material respects in the ordinary course, use commercially reasonable efforts to preserve intact its business organizations and maintain existing or satisfactory relations with (among others) government entities, customers and suppliers, and keep available the services of its key employees.

As part of such obligations, the Company has agreed that, subject to certain exceptions, it will not and will not permit its subsidiaries to:

•	amend its organizational documents;
•	merge or consolidate with a third party;
•	commence a liquidation or reorganization or other relief under bankruptcy, insolvency, receivership or similar laws, or appoint a receiver trustee, custodian, sequestrator, conservator or similar official;
•	acquire any person, business, line of business, assets, properties, operations or projects;
•	issue, sell, pledge, grant, transfer or encumber or otherwise dispose of or redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its subsidiaries;

•	make any loans, advances or capital contributions to or investments in any third party;
•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities (excluding, among other things, the special dividend described above under “—Actions Immediately Prior to the Effective Time of the Merger—SunEdison Exchange; Issuance to SunEdison; and Payment of Special Dividend”;
•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or other equity securities;
•	incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantee such indebtedness of a third party, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries;
•	make or authorize any capital expenditures (excluding, among other things, capital expenditures related to operational emergencies, equipment failures or outages);
•	make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;
•	settle any litigation claim or other pending or threatened proceeding by or before a governmental entity (subject to agreed monetary thresholds and non-monetary standards);
•	make, change or revoke any tax election, settle or compromise any audit or proceeding, file any amended tax return, make any change in a tax accounting method or enter into any closing agreement relating to taxes;
•	transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material amount of assets, licenses, operations, rights, product lines or businesses, including capital stock (or other equity interests);
•	become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
•	modify, amend, terminate, cancel, waive, release or assign any material rights or claims with respect to any material contract or enter into any contract that would qualify as a material contract;
•	enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any existing line of business;
•	establish, adopt, terminate or materially amend any material benefit or compensation plan of the Company or its subsidiaries, grant any material increase in base salary, wages, bonuses, incentive compensation or severance, retention or other employee benefits, grant any equity-based awards, accelerate the time of payment for, or vesting of, any compensation or benefits, or materially change any assumption used to calculate funding obligations or liabilities under any benefit or compensation plan of the Company or its subsidiaries;
•	hire any employee or other service provider (except, among other things, to fill existing positions that are or become vacant, or are created in the ordinary course of business, and the new hire does not have an annual compensation opportunity that exceeds $250,000) or terminate any employee or other service provider whose annual compensation opportunity exceeds $250,000 other than for cause;
•	amend or modify the settlement agreement or otherwise seek, move for or support a motion seeking any such amendment or modification other than an amendment or modification:
•	that is immaterial to Brookfield Holdco (in its capacity as the acquiror of shares of Class A common stock pursuant to the terms of the transaction agreement), the Company, the transaction agreement and the transactions contemplated by the transaction agreement or any of the ancillary agreements; or
•	that is not adverse to Brookfield Holdco and the Company; or
•	agree, authorize or commit to do any of the foregoing.

From the date of the transaction agreement until the effective time of the merger, except as Brookfield Holdco may approve in writing (solely in the case of the third bullet below, such consent not to be unreasonably withheld), the Company will not:

•	amend, modify or terminate the settlement agreement or seek, move for or support a motion seeking any amendment, modification or termination other than an amendment or modification that is immaterial and not adverse to, in each case, Brookfield Holdco, the Company, the transaction agreement and the transactions contemplated in the transaction agreement or in the ancillary agreements;
•	amend, modify, supplement or terminate the bankruptcy court orders or the forms thereof or otherwise seek, move for or support a motion seeking any such amendment, modification, supplement or termination, other than any amendment or modification or supplement to any of the bankruptcy court orders or the forms thereof that is immaterial and not adverse to, in each case, Brookfield Holdco, the Company, the transaction agreement or the transactions contemplated in the transaction agreement or in the ancillary agreements; or
•	agree to preserve any contract pursuant to the settlement agreement.

Brookfield Holdco agrees that prior to the effective time of the merger Brookfield and its affiliates will not take any action that would or would reasonably be expected to, and will conduct their business in a manner that would not or would not reasonably be expected to, materially impair their ability to perform their obligations under the master services agreement, the relationship agreement and the sponsor line agreement from and after the effective time of the merger.

Acquisition Proposals

The Company has agreed that, until the earlier of the effective time of the merger and the termination of the transaction agreement, neither it nor any of its subsidiaries nor any of their respective officers, directors and employees will (and that it will instruct and use its reasonable best efforts to cause its and its subsidiaries’ investment bankers, attorneys, accountants and other advisors and representatives not to), directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal or any SunEdison Stand-Alone Acquisition Proposal;
•	engage in, continue or otherwise participate in any discussions (other than to request clarification of an acquisition proposal that has already been made for purposes of assessing whether such acquisition proposal is or would be reasonably likely to result in a Superior Proposal) or negotiations regarding, or provide any non-public information or data to any person relating to, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal or a SunEdison Stand-Alone Acquisition Proposal (as defined below) other than a Permitted SunEdison Proposal (as defined below);
•	knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal or a SunEdison Stand-Alone Acquisition Proposal other than a Permitted SunEdison Proposal;
•	waive, terminate, modify or release any person (other than Brookfield Holdco and its affiliates) from any provision of, or fail to enforce or grant any permission, waiver or request under, any confidentiality or “standstill” or similar agreement or obligation, other than a confidentiality or similar agreement with a creditor of SunEdison that does not contain a “standstill” or similar obligation, unless the board of directors or the conflicts committee determines in good faith, after consultation with outside legal counsel, that such action or inaction would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable law; or
•	execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement (other than a confidentiality agreement on terms that are not less restrictive than those in the confidentiality agreement entered into between the Company and Brookfield) relating to an acquisition proposal or a SunEdison Stand-Alone Acquisition Proposal other than a Permitted SunEdison Proposal, which we refer to as an alternative acquisition agreement.

Notwithstanding these restrictions, prior to the time that the requisite Company vote is obtained at the special meeting, the Company and its representatives may provide information in response to a request from a person who has made a bona fide written acquisition proposal if the Company has received or receives from such person an executed confidentiality agreement on terms that are not less restrictive than those in the confidentiality agreement entered into between the Company and Brookfield and promptly discloses (and provides copies of) such information to Brookfield Holdco (to the extent not previously disclosed or provided), and engage or participate in any discussions or negotiations with any such person who has made a bona fide written acquisition proposal. The Company may only provide such information and engage or participate in such discussions after the conflicts committee and the board of directors determine in good faith (and after consultation with outside legal counsel) that failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable law and that such acquisition proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

As used in this proxy statement:

•	“acquisition proposal” means:
•	any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its material subsidiaries; and
•	any direct or indirect acquisition by any person or “group” (as defined in the Exchange Act) resulting in, or proposal or offer, which if consummated would result in, any person or “group” (as defined in the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company or TerraForm Power, LLC, or assets representing 15% or more of the net revenues, consolidated total assets (including equity securities of its Subsidiaries), CAFD or EBITDA of the Company and its subsidiaries, taken as a whole, in each case other than the merger;
•	“Permitted SunEdison Proposal” means a SunEdison Stand-Alone Acquisition Proposal that:
•	is not an acquisition proposal; and
•	is not inconsistent with and does not otherwise conflict with the transaction agreement and the transactions contemplated by the transaction agreement;
•	“requisite Company vote” means:
•	adoption of the transaction agreement by the holders of a majority of the total voting power of the outstanding shares of Class A common stock and shares of Class B common stock, collectively, entitled to vote thereon; and
•	approval of the transaction agreement and the transactions contemplated thereby by the holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon, excluding Brookfield Holdco, SunEdison and their respective affiliates or any person with whom any of them has formed (and not terminated) a “group” (as defined in the Exchange Act); and
•	“SunEdison Stand-Alone Acquisition Proposal” means:
•	any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, plan of reorganization, plan of liquidation, share exchange, business combination or similar transaction involving SunEdison or any of its subsidiaries; and
•	any direct or indirect acquisition by any person or “group” (as defined in the Exchange Act) resulting in, or proposal or offer, which if consummated would result in, any person or “group”

(as defined in the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power of any class of equity securities of SunEdison, or assets representing 15% or more of the net revenues or consolidated total assets (including equity securities of SunEdison’s subsidiaries), taken as a whole, or any equity securities of either SunEdison Holdings Corporation or SUNE ML1, LLC;

provided, however, that in the case of either of the foregoing clauses, “SunEdison Stand-Alone Acquisition Proposal” does not include any such proposal, offer or acquisition of assets or equity interests in subsidiaries of SunEdison other than the Company, Global or any subsidiary that directly or indirectly owns any equity interest in the Company or Global.

•	“Superior Proposal” means a bona fide acquisition proposal (for purposes of this definition, replacing all references in the definition of “acquisition proposal” to “15% or more” with “more than 50%”) that the conflicts committee and the board of directors have determined in their good faith judgment, after consultation with their financial advisors and outside legal counsel, taking into account all legal, financial and regulatory aspects of such acquisition proposal and the person making such acquisition proposal, is reasonably likely to be consummated in accordance with its terms, and would, if consummated, result in a transaction more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by the transaction agreement.

The board of directors and each of its committees will not make a change of recommendation or cause or permit the Company to enter into any alternative acquisition agreement, except that the conflicts committee and the board of directors may make a change of recommendation prior to the requisite Company vote being obtained and:

•	following receipt of an acquisition proposal that did not result from a breach of the transaction agreement and that the board of directors or the conflicts committee determines in good faith (after consultation with financial advisors and outside legal counsel) constitutes a Superior Proposal; or
•	solely in response to an Intervening Event (as defined below);

provided that the board of directors or the conflicts committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties.

As used in this proxy statement:

•	“change of recommendation” means any of the following actions:
•	to withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Brookfield Holdco, the Company Recommendation (as defined below);
•	to fail to include the Company Recommendation in this proxy statement;
•	to fail to publicly reaffirm the Company Recommendation within 10 business days of a Brookfield Holdco request if an acquisition proposal is pending;
•	if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an acquisition proposal is commenced, to fail to recommend against acceptance of such tender offer or exchange offer (prior to the earlier of the close of business as of either two days prior to the special meeting or the tenth business day after the commencement of such acquisition proposal) by the stockholders of the Company; or
•	to approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable (publicly or otherwise) any acquisition proposal or take any action or make any public announcement inconsistent with the Company Recommendation;
•	“Company Recommendation” means a recommendation from the board of directors that the holders of shares of Class A common stock and shares of Class B common stock give the requisite Company vote; and

•	“Intervening Event” means a material event, development, circumstance, occurrence or change in circumstances or facts, not related to an acquisition proposal, that was not known to or reasonably foreseeable as of the date of the transaction agreement or, if known, the consequences of which were not known or reasonably foreseeable, in each case by the board of directors or conflicts committee.

Further, the Company is not entitled to exercise its right to make a change of recommendation until after the third business day following Brookfield Holdco’s receipt of written notice advising it that the board of directors or conflicts committee intends to take such action and specifying the reasons therefor, including in the case of a Superior Proposal the terms and conditions of such Superior Proposal. In determining whether to make a change of recommendation in response to a Superior Proposal or otherwise, the board of directors or conflicts committee will take into account Brookfield Holdco’s proposed changes to the terms of the transaction agreement and, if requested by Brookfield Holdco, the Company will engage in good-faith negotiations with Brookfield Holdco during such three business day period regarding such proposed changes.

The Company has also agreed:

•	that it and its subsidiaries and their respective officers, directors and employees will, and that it will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives to, immediately after entry into the transaction agreement cease and cause to be terminated any existing activities, discussions or negotiations with respect to any acquisition proposal; and
•	that it will promptly (and, in any event within 24 hours) notify Brookfield Holdco if inquiries, proposals or offers with respect to an acquisition proposal are received by, any non-public information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or its representatives, and that such notice will include the identity of the party (or parties) and the material terms and conditions of any proposals or offers. The Company will keep Brookfield Holdco reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

Special Stockholder Meeting

The Company has agreed to take all action necessary to convene and hold the special meeting, for the purpose of seeking the requisite Company vote and the approval of the charter amendment as described in this proxy statement by the holders of 66 2/3% of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, entitled to vote thereon, which we refer to as the charter amendment vote, as promptly as reasonably practicable. The Company has agreed to take such action regardless of whether the board of directors or any of its committees determines that the transaction agreement or the transactions contemplated by the transaction agreement are no longer advisable, recommends that the Company’s stockholders reject the transaction agreement or the transactions contemplated by the transaction agreement or any other change of recommendation has occurred.

The Company will not postpone or adjourn the special meeting unless (among other things):

•	Brookfield Holdco consents to such postponement or adjournment;
•	acting in good faith after consulting with outside legal counsel, the Company determines that such postponement or adjournment is necessary to ensure that any required supplement or amendment to this proxy statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the meeting, that it will not receive proxies sufficient to obtain the requisite Company vote or charter amendment vote, whether or not a quorum is present, or that it will not have sufficient shares of Class A common stock or shares of Class B common stock represented (either in person or represented by proxy) at the special meeting to constitute a quorum necessary to conduct the business of the special meeting; or
•	such postponement or adjournment is required to comply with applicable law, in which case the date of the special meeting will not be postponed or adjourned by more than an aggregate of 15 calendar days without Brookfield Holdco’s consent.

Subject to the provisions of the transaction agreement dealing with acquisition proposals (see “—Acquisition Proposals”), the board of directors and any of its committees will recommend the adoption of the transaction agreement at the special meeting and, unless there has been a permitted change of recommendation, will include the Company Recommendation and the recommendation that the stockholders give the charter amendment vote in this proxy statement and will take all lawful action to solicit such adoption of the transaction agreement.

Cooperation and Approvals

The Company and Brookfield Holdco have agreed to cooperate with each other and use their respective reasonable best efforts to take all actions and do or cause to be done all things reasonably necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the transaction agreement as soon as practicable, including preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger and the other transactions contemplated by the transaction agreement. See “The Merger—Bankruptcy Court and Regulatory Approvals” beginning on page [•] of this proxy statement.

Subject to applicable law relating to the exchange of information, the Company and Brookfield Holdco will have the right to review in advance and, to the extent practicable, will consult with each other on and consider in good faith the views of the other in connection with, all of the information relating to Brookfield Holdco or the Company, as the case may be, and any of their respective subsidiaries that appears in any filing made with or written materials submitted to any third party and/or governmental entity in connection with the merger and the other transactions contemplated by the transaction agreement.

The Company and Brookfield Holdco also agreed that, upon request, each will furnish the other with all information concerning itself and other matters reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Brookfield Holdco or the Company to any third party and/or governmental entity in connection with the merger and any other transactions contemplated by the transaction agreement, and to keep the other apprised of the status of matters relating to completion of the transactions contemplated by the transaction agreement.

The Company and Brookfield Holdco agreed to:

•	promptly provide all government entities (including the Federal Energy Regulatory Commission) with jurisdiction over anti-trust, competition or other laws that require the making of notices, reports or other filings with respect to the merger and the transactions contemplated by the transaction agreement with any requested non-privileged information and documents that are necessary, proper or advisable to permit prompt consummation of the transactions contemplated by the transaction agreement;
•	promptly use reasonable best efforts to avoid any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and the other transactions contemplated by the transaction agreement, including:
•	the defense through litigation on the merits of any claim asserted seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions; and
•	the proffer and agreement by Brookfield Holdco to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or any of its subsidiaries,
•	if, in the case of either of the foregoing, such action would be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened commencement of any proceeding or issuance of any order, decree, decision, determination, judgment or law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and the other transactions contemplated by the transaction agreement; and
•	if any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry that would make consummation of the merger and the other transactions contemplated by the transaction agreement unlawful or delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, promptly use reasonable best efforts to take any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit consummation of such transactions;

provided that Brookfield Holdco will not be required to, and the Company may not without Brookfield Holdco’s consent, become subject to, consent to, or offer or agree to any requirement, condition, limitation, understanding, agreement or order that would result in or impose a burdensome condition or require Brookfield Holdco to sell, lease, license or otherwise dispose of, or hold separate, or accept any terms, conditions, liabilities, obligations or commitments with respect to, any material assets or businesses.

As used in this proxy statement, a burdensome condition means any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon the Company that would be, individually or in the aggregate, reasonably likely to have a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company taken as a whole (but which will not include a disposal of Amanecer Solar Holding SpA or its assets).

Employee Benefits

Brookfield Holdco agrees that each employee of the Company and its subsidiaries at the effective time of the merger, whom we refer to as a continuing employee, will, from the effective time of the merger until the first anniversary thereof, be provided with base salary or base wage and target annual cash bonus opportunities, pension and welfare benefits and severance benefits that are no less favorable than those provided to such continuing employee immediately prior to the effective time of the merger.

Brookfield Holdco has agreed to use commercially reasonable efforts to:

•	cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to continuing employees and their eligible dependents;
•	give each continuing employee credit for the plan year in which the effective time of the merger occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the effective time of the merger for which payment has been made; and
•	give each continuing employee service credit for such employee’s employment with the Company and its affiliates (including SunEdison), for purposes of vesting, benefit accrual and eligibility to participate under each applicable Brookfield Holdco benefit plan, as if such service had been performed with Brookfield Holdco, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, retiree welfare benefits or to the extent it would result in a duplication of benefits.

Financing

Under the terms of the indentures governing the TerraForm Power Operating, LLC’s senior notes, a change of control that results in a subsequent holder or holders of our stock gaining control of the Company would require TerraForm Power Operating, LLC to offer to repurchase our senior notes at 101% of the applicable principal amount, plus accrued and unpaid interest, if any, to the repurchase date, which we refer to as the offer to repurchase price. The Company intends to seek a waiver of such requirement to offer to repurchase our senior notes from the holders of our senior notes. Under TerraForm Power Operating, LLC’s senior secured revolving credit facility, a change of control that results in a subsequent holder or holders of our stock gaining control of the Company would be an event of default. In order to have available financing to repay amounts due under the senior secured revolving credit facility and, if the change of control offer is made under the indentures, the offer to purchase price, as of the date of the transaction agreement, Brookfield Holdco had received an executed debt commitment and arrangement letter, which we refer to as the executed commitment letter, pursuant to which certain lenders have committed to provide TerraForm Power Operating, LLC with a senior term loan facility to provide funds to repurchase all of the senior notes at the offer to repurchase price in the event that any of the holders of our senior notes were to accept the offer to repurchase their senior notes, as well as a multi-currency senior secured revolving credit facility to refinance TerraForm Power Operating, LLC’s existing senior secured revolving credit facility and be used for general corporate and working capital purposes. We refer to these facilities provided pursuant to the executed commitment letter, as amended and restated, as the main debt financing. In addition to the specific purposes enumerated above, the main debt financing may be used generally to effect the repayment, refinancing, redemption, defeasance or other repurchase of certain existing debt of the Company’s subsidiaries and to pay transaction costs and expenses in connection with the foregoing and with the arrangement and syndication of, and the commitments in respect of, the main debt financing. In addition, Brookfield Holdco and the Company may mutually agree to seek other financing, which we refer to as the additional debt financing, in connection with the transactions contemplated by the transaction agreement. The Company has agreed to use its reasonable best efforts to provide all cooperation reasonably requested by Brookfield Holdco that is customary or necessary in connection with arranging, obtaining and syndicating the main debt financing and the additional debt financing.

Any commitment and other fees due and payable, and any expenses required to be reimbursed by Brookfield Holdco, under the executed commitment letter obtained in connection with the main debt financing or under commitment letters for additional debt financing prior to the closing date, if any, will be shared equally between Brookfield Holdco and the Company; provided that at the closing of the merger, the Company will reimburse Brookfield Holdco for any portion of such fees and expenses paid by Brookfield Holdco on or prior to the effective time of the merger. Any commitment and other fees due and payable, and any expenses required to be reimbursed by Brookfield Holdco, under the executed commitment letter or the engagement letter entered into in connection with the main debt financing, under commitment letters for any additional debt financing or under other debt documents on or after the date of closing of the merger will be paid by the Company.

Brookfield Holdco will keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the main debt financing and any additional debt financing and will provide copies of written notices or communications relating to the main debt financing and executed commitment letters, fee letters and term sheets with respect to any additional debt financing, if any. Brookfield Holdco will use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange to obtain the main debt financing or any additional debt financing on the terms and conditions described in the applicable commitment letters.

Obtaining debt financing is not a condition to the closing of the merger.

Guaranty

Brookfield Infrastructure Fund III-A (CR), L.P., Brookfield Infrastructure Fund III-A, L.P., Brookfield Infrastructure Fund III-B, L.P., Brookfield Infrastructure Fund III-D, L.P. and Brookfield Infrastructure Fund III-D(CR), L.P., which together form Brookfield Infrastructure Fund III, an affiliated investment fund managed by Brookfield, and which we refer to as the guarantors, entered into an irrevocable, absolute and unconditional joint and several guaranty in favor of the Company, which we refer to as the guaranty, in respect of the prompt and complete payment of the aggregate per share cash consideration by Brookfield Holdco at the effective time of the merger (which payment Brookfield Holdco is required to deposit or cause to be deposited with the paying agent at such time, pursuant to the transaction agreement) and the due, prompt and faithful payment, performance and discharge by Brookfield Holdco and Merger Sub of, and the compliance by Brookfield Holdco and Merger Sub with, all of the covenants, agreements, and obligations and undertakings of Brookfield Holdco and Merger Sub arising at or prior to the effective time of the merger under the transaction agreement in accordance with the terms thereof (including, without limitation, all reasonable collection costs and reasonably documented out-of-pocket legal and other fees and expenses incurred by the Company in enforcing the obligations under the guaranty, which we refer to as the enforcement costs).

The guarantors’ obligations under the guaranty are subject to an aggregate cap equal to the amount of the aggregate per share cash consideration plus the enforcement costs.

The guaranty will remain in full force and effect until the earlier to occur of the valid termination of the transaction agreement and the payment of the aggregate per share cash consideration in accordance with the transaction agreement.

Obtaining debt financing is not a condition to the closing of the merger.

Equity Adjustment with Respect to Final Resolution of Specified Litigation

The Company has agreed to issue additional shares of Class A common stock to Brookfield Holdco for no additional consideration in respect of the Final Resolution (as defined below) of Specified Litigation (as defined below), which we refer to as the Brookfield Holdco equity adjustment.

If there has been a Final Resolution of any of the Specified Litigation prior to the effective time of the merger, the Company will, at the effective time of the merger, issue to Brookfield Holdco an additional number of shares of Class A common stock equal to:

(A / B) x (C / (C - D)) x (D / C),

where:

•	A = the aggregate Losses (as defined below) arising out of or relating to all Specified Litigation and incurred prior to the effective time of the merger;
•	B = the per share cash consideration;
•	C = the total number of shares of Class A common stock issued and outstanding after giving effect to the transactions contemplated by the transaction agreement (and excluding any shares of Class A common stock to be issued due to a Final Resolution of Specified Litigation); and
•	D = the number of shares of Class A common stock issued at the effective time of the merger upon the conversion of shares of common stock of Merger Sub in connection with the merger (see “—Effect of the Merger, Election and Proration—Effect of the Merger on Capital Stock”).

If there is a Final Resolution of any Specified Litigation after the effective time of the merger, the Company will, on the 15th business day following such Final Resolution, issue Brookfield Holdco an additional number of shares of Class A common stock equal to:

(E / F) x ((C + G) / (C + G - H)) x (H / (C + G));

where:

•	E = the aggregate Losses arising out of or relating to all Specified Litigation and incurred prior to the date of such Final Resolution, less any Losses previously taken into account in any adjustment due to a Final Resolution of Specified Litigation;
•	F = the volume-weighted average price on Nasdaq for shares of Class A common stock for the 10 trading days commencing on the first full trading day following such Final Resolution;
•	G = the total number of shares of Class A common stock previously issued due to a Final Resolution of Specified Litigation; and
•	H = the total number of shares of Class A common stock previously issued at the effective time of the merger upon the conversion of shares of common stock of Merger Sub in connection with the Merger (see “—Effect of the Merger, Election and Proration—Effect of the Merger on Capital Stock”) or due to a Final Resolution of Specified Litigation.

12 months following the Final Resolution of all Specified Litigation, the Company will issue to Brookfield Holdco, to the extent there are still Losses that have not been taken into account in any adjustment due to a Final Resolution of Specified Litigation, a number of additional shares of Class A common stock as if such twelve-month anniversary were the date of announcement of such Final Resolution.

As used in this proxy statement:

•	“Final Resolution” means with respect to each matter comprising the Specified Litigation, the date that is 60 days following the resolution of such matter pursuant to a written settlement agreement, consent decree or other final non-appealable judgment by a court of competent jurisdiction;
•	“Losses” means the amount of all out-of-pocket losses, damages, costs, fees and expenses (including attorney’s fees and expenses), and all fines, penalties, settlement amounts, indemnification obligations and other liabilities, in each case arising out of or relating to the Specified Litigation that are paid or accrued by the Company or any of its affiliates (including Brookfield Holdco) with respect to all of the Specified Litigation; provided that, in each case, the amount of any Losses will be net of any amounts:
•	actually recovered by the Company or any of its wholly-owned subsidiaries under insurance policies in respect of the Specified Litigation,

•	received by the Company from SunEdison or other third parties as their contribution towards Losses relating to any Specified Litigation, or
•	retained by the Company in respect of up to 1,060,699 shares of Class A common stock issued to the claimants under the Whistleblower Complaints (as defined below);
•	provided that if any Loss takes the form of the issue of shares of Class A common stock, for purposes of calculating the additional shares of Class A common stock to be issued due to a Final Resolution of Specified Litigation, the amount of the Loss will be equal to the applicable variable identified as “B” or “F” above;
•	“Specified Litigation” means the cases, including the claims asserted in each such case, entitled:
•	D.E. Shaw Composite Holdings, L.L.C., et al. v. TerraForm Power, LLC, et al., Index No. 651752/2016 (N.Y. Sup. Ct.);
•	Chamblee v. TerraForm Power, Inc., et al., C.A. No. 16-cv-00981 (D. Md.) (now consolidated with other lawsuits under the title In re: SunEdison, Inc., Securities Litigation, 16-md-02742 (S.D.N.Y.));
•	the Whistleblower Complaints; and
•	any subsequent litigation arising from any such case or the facts underlying such case, including, but not limited to, amended or reformed pleadings related to those cases; and
•	“Whistleblower Complaints” means Gundin v. TerraForm Global, Inc., et al., C.A. No. 17-cv-00516 (D. Md.) and Zornoza v. TerraForm Global, Inc., et al., C.A. No. 17-cv-00515 (D. Md.) (each of which have now been consolidated with other lawsuits under the title In re: SunEdison, Inc., Securities Litigation, 16-md-02742 (S.D.N.Y.) and have been assigned the following new docket numbers: Gundin v. TerraForm Global, Inc. et al., C.A. No. 17-cv-03113 (S.D.N.Y.); Zornoza v. TerraForm Global, Inc. et al., C.A. 17-cv-04108 (S.D.N.Y.)).

Other Covenants and Agreements

The transaction agreement contains additional covenants and agreements relating to, among other things, the following matters:

•	the Company’s preparation and filing with the SEC of this proxy statement;
•	the Company affording Brookfield Holdco and its officers and representatives with access to its employees, properties, books, contracts and records, and furnishing information concerning its business, properties and personnel reasonably requested by Brookfield Holdco;
•	cooperation in respect of public announcements, press releases and filings with third parties and government entities;
•	payment of costs and expenses incurred in connection with the transaction agreement by the party incurring such expense;
•	indemnification of present and former directors, officers and employees of the Company and its subsidiaries for certain acts occurring prior to the effective time of the merger and the extension of (and payment for) certain insurance policies covering the Company’s directors and officers;
•	granting approvals and taking actions necessary to eliminate or minimize the effects of any takeover statute that is or may become applicable to the merger or any other transaction contemplated by the transaction agreement;
•	taking steps as may be required to cause any transactions contemplated by the transaction agreement, including dispositions of shares of Class A common stock, Company equity awards or other equity securities (including derivative securities) pursuant to the merger or any other transaction contemplated by the transaction agreement to be exempt under Rule 16b-3 of the Exchange Act;

•	Brookfield Holdco’s right to participate in, review and comment on the Company’s material filings or responses in the defense or settlement of stockholder litigation against the Company or any of its directors or officers relating to the transaction agreement, the merger or any other transaction contemplated by the transaction agreement (and Brookfield Holdco’s right to consent to the settlement of such litigation); and
•	termination of the stockholder protection rights agreement between the Company and Computershare Trust Company, N.A.

Conditions to Closing

Conditions to Each Party’s Obligation to Effect the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver, to the extent permitted, of the following conditions at or prior to the effective time of the merger:

•	the transaction agreement having been adopted by holders of shares of Class A common stock and shares of Class B common stock constituting the requisite Company vote (which is a non-waivable condition to closing);
•	obtaining certain federal and state regulatory consents without any burdensome condition being imposed (See “—Covenants—Cooperation and Approvals” and “The Merger—Bankruptcy Court and Regulatory Approvals” beginning on page [•] of this proxy statement);
•	the approval of the charter amendment by the holders of shares of Class A common stock and shares of Class B common stock constituting the charter amendment vote;
•	no court or governmental entity having enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger;
•	the bankruptcy court having entered orders authorizing and approving the entry by SunEdison and any other debtor party thereto into the settlement agreement, the voting and support agreement, the IDR transfer agreement and any other agreement entered into in connection with the merger or the other transactions contemplated by the transaction agreement, each of the foregoing to which SunEdison or any other debtor will be a party, which orders we refer to as the bankruptcy court orders, and such bankruptcy court orders are in full force and effect, have not been modified, amended, reversed, vacated or stayed, no appeals are pending or, if appeals are pending, either no stay of such orders is in effect or pending, such stay has been dissolved or the bankruptcy court orders have been reaffirmed and any further appeal period has expired (the bankruptcy court orders were entered by the bankruptcy court on June 7, 2017 and no appeals were filed with respect to such orders during the applicable appeals period);
•	execution and delivery of the ancillary agreements by each party thereto; and
•	the exchange by SunEdison of its Class B units in TerraForm Power, LLC for shares of Class A common stock and issuance of the SunEdison additional shares having occurred.

Conditions to Obligations of Brookfield Holdco and Merger Sub

The obligation of Brookfield Holdco and Merger Sub to effect the merger is subject to the satisfaction, or waiver by Brookfield Holdco, of the following conditions at or prior to the effective time of the merger:

•	since December 31, 2015 until the closing date, there must not have been any change in the financial condition, business, properties, assets, liabilities or results of operations of the Company and its subsidiaries that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the Company or prevent, materially delay or materially impair the consummation of the merger and the other transactions contemplated by the transaction agreement;
•	certain representations and warranties of the Company must be true and correct without regard to materiality or material adverse effect qualifiers contained in such representations, as of the date of the transaction agreement and as of the closing date (except to the extent expressly made as of a specified date, in which case as of such specified date), except where failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company;

•	certain representations and warranties of the Company related to its capital structure must be true and correct except for de minimis inaccuracies, as of the date of the transaction agreement and as of the closing date (except to the extent expressly made as of a specified date, in which case as of such specified date);
•	certain representations and warranties of the Company related to corporate organization, good standing, qualification, corporate authority, takeover statutes and brokers, finders and other advisors must be true and correct in all material respects, as of the date of the transaction agreement and as of the closing date (except to the extent expressly made as of a specified date, in which case as of such specified date);
•	the receipt by Brookfield Holdco of a certificate signed on behalf of the Company by an executive officer of the Company that the above listed conditions have been satisfied;
•	the Company having performed in all material respects all obligations required to be performed by it under the transaction agreement at or prior to the closing date of the merger; and
•	the closing of the transaction contemplated by the Sale and Purchase Agreement, dated as of January 5, 2017, between SunEdison Yieldco UK Holdco 2, LLC, TerraForm Power Operating, LLC and Vortex Solar UK Limited, which closing occurred on May 11, 2017.

Conditions to Obligations of the Company

The obligation of the Company to effect the merger is subject to the satisfaction, or waiver by the Company, of the following conditions at or prior to the effective time of the merger:

•	certain representations and warranties of Brookfield Holdco and Merger Sub must be true and correct without regard to materiality or material adverse effect qualifiers contained in such representations, as of the date of the transaction agreement and as of the closing date of the merger (except to the extent expressly made as of a specified date, in which case as of such specified date), except where failure of such representations and warranties to be true and correct, individually or in the aggregate, would be reasonably likely to, upon consummation of the merger, have a material adverse effect on the financial condition, business or results of operations of the Company as the surviving corporation in the merger and its subsidiaries, or prevent, materially delay or materially impair the ability of Brookfield and its affiliates to enter into and perform their obligations under the ancillary agreements;
•	certain representations and warranties of Brookfield Holdco and Merger Sub related to corporate organization, good standing, qualification and corporate authority must be true and correct without regard to materiality or material adverse effect qualifiers contained in such representations, as of the date of the transaction agreement and as of the closing date of the merger (except to the extent expressly made as of a specified date, in which case as of such specified date);
•	the receipt by the Company of a certificate signed on behalf of Brookfield Holdco by an executive officer of Brookfield Holdco that the above-listed conditions have been satisfied; and
•	Brookfield Holdco and Merger Sub having performed in all material respects all obligations required to be performed by them under the transaction agreement at or prior to the closing date of the merger.

Termination and Effect of Termination

Termination by Mutual Consent

The transaction agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by mutual written consent of Brookfield Holdco and the Company.

Termination by Either Brookfield Holdco or the Company

The transaction agreement may be terminated and the Merger abandoned at any time prior to the effective time of the merger by either Brookfield Holdco or the Company if:

•	the Merger has not been consummated by the termination date of December 6, 2017; provided that if all conditions to closing other than the condition relating to regulatory consents have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the merger), the termination date may be extended by either the Company or Brookfield Holdco to a date not beyond March 6, 2018; and provided further that such termination right will not be available to any party that has breached in any material respect its obligations under the transaction agreement in any manner that has materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the merger;
•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable; provided that such termination right will not be available to any party that has breached in any material respect its obligations under the transaction agreement in any manner that has materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Merger;
•	the requisite Company vote or the charter amendment vote has not been obtained at the special meeting or at any permitted adjournment or postponement thereof; or
•	the settlement agreement is terminated in accordance with its terms.

Termination by the Company

The transaction agreement may be terminated and the Merger abandoned at any time prior to the effective time of the merger by the Company if Brookfield Holdco or Merger Sub has breached any representation, warranty, covenant or agreement under the transaction agreement, which breach would give rise to the failure of certain closing conditions and is incapable of being cured prior to the termination date or, if curable prior to the termination date, has not been cured within the earlier of 30 days after delivery of written notice of such breach by the Company and the termination date; provided that such termination right will not be available to the Company if it has breached in any material respect its obligations under the transaction agreement in any manner that has materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the merger.

Termination by Brookfield Holdco

The transaction agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by Brookfield Holdco if:

•	the board of directors or any of its committees has made and not withdrawn a change of recommendation; or
•	if the Company has breached any representation, warranty, covenant or agreement under the transaction agreement, which breach would give rise to the failure of certain closing conditions and is incapable of being cured prior to the termination date or, if curable prior to the termination date, has not been cured within the earlier of 30 days after delivery of written notice of such breach by Brookfield Holdco and the termination date; provided that such termination right will not be available to Brookfield Holdco if Brookfield Holdco or Merger Sub has breached in any material respect its obligations under the transaction agreement in any manner that has materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the merger.

Effect of Termination

If the transaction agreement is terminated and the merger abandoned, the transaction agreement will become void and of no effect with no liability to any person on the part of any party except for the obligation to pay certain fees and expenses as described below under “—Termination Fees and Expenses”; provided that no such termination will relieve any party of liability or damages to the other resulting from fraud or any willful material breach.

Termination Fees and Expenses

The Company must pay Brookfield Holdco all of the reasonable and documented out-of-pocket expenses incurred by Brookfield Holdco and its affiliates in connection with the transaction agreement, the merger and the other transactions contemplated by the transaction agreement, which we refer to as the Brookfield Holdco expense reimbursement, in an amount not to exceed $17,000,000 if the transaction agreement is terminated by either the Company or Brookfield Holdco due to:

•	failure of the merger to have been consummated by the termination date (and at the time of such termination the conditions to closing the merger relating to receipt of the requisite Company vote or charter amendment vote or obtaining the final agreed bankruptcy court orders have not been met (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017 and no appeals were filed with respect to such orders during the applicable appeals period));
•	failure to obtain the requisite Company vote or the charter amendment vote; or
•	termination of the settlement agreement,

and, at the time of such termination, the board of directors or any of its committees has not made and not withdrawn a change of recommendation.

The Company must pay Brookfield Holdco an amount equal to the excess of a termination fee of $50,000,000 over any Brookfield Holdco expense reimbursement previously paid if:

•	the transaction agreement is terminated by either the Company or Brookfield Holdco due to:
•	failure of the merger to have been consummated by the termination date (and at the time of such termination the conditions to closing the merger in respect of receipt of the requisite Company vote or charter amendment vote or obtaining the final agreed bankruptcy court orders have not been met (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017 and no appeals were filed with respect to such orders during the applicable appeals period));
•	failure to obtain the requisite Company vote or the charter amendment vote; or
•	termination of the settlement agreement;

provided that, at the time of such termination, the board of directors or any of its committees has not made and not withdrawn a change of recommendation, and either of the following has occurred:

•	a bona fide acquisition proposal has been made to the Company or any of its subsidiaries or SunEdison (or a substantial portion of its creditors), or any person has publicly announced a bona fide acquisition proposal which has not been publicly withdrawn prior to the date of the event giving rise to the applicable right of termination, and within 12 months of such termination, the Company, any of its subsidiaries or SunEdison enters into a definitive agreement for or consummates an acquisition proposal (other than an Excluded Distribution as defined on page [•]) and, in each case, either the other party to such acquisition proposal or any of its affiliates has obtained or will obtain the right to appoint a member of the board of directors (or any other indicia of control) or such acquisition proposal would qualify as an acquisition proposal if all references to “15% or more” were replaced with “30% or more”; or
•	a bona fide acquisition proposal has been made to the Company, any of its subsidiaries or SunEdison (or a substantial portion of its creditors) by any person or any person has publicly announced such a bona fide acquisition proposal (regardless of whether such acquisition proposal may have been withdrawn prior to the date of any such termination or the event giving rise to the applicable right of termination), and within 12 months of such termination, the Company or SunEdison enters into a definitive agreement for or consummates an acquisition proposal (other than an Excluded Distribution) with such person and or any affiliate thereof and, in each case, either such person or any of its affiliates has obtained or will obtain the right to appoint a member of the board of directors (or any other indicia of control) or such acquisition proposal would qualify as an acquisition proposal if all references to “15% or more” were replaced with “30% or more,”

•	the transaction agreement is terminated by either the Company or Brookfield Holdco due to:
•	failure of the merger to have been consummated by the termination date;
•	failure to obtain the requisite Company vote or the charter amendment vote; or
•	termination of the settlement agreement;

and, at the time of such termination, the board of directors or any of its committees has made and not withdrawn a change of recommendation; or

•	the transaction agreement is terminated by Brookfield Holdco, due to the board of directors or any of its committees having made and not withdrawn a change of recommendation (and at the time of such termination the requisite Company vote, the charter amendment vote or any bankruptcy court order has not been obtained (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017 and no appeals were filed with respect to such orders during the applicable appeals period)).

In no event will the Company be required to pay any combination of the termination fee and the Brookfield Holdco expense reimbursement aggregating to more than $50,000,000 or be required to pay any of such fees on more than one occasion.

As used in this proxy statement:

•	“Excluded Distribution” means:
•	any plan of reorganization, liquidation, foreclosure, enforcement of creditors’ rights or other distribution to creditors or shareholders of, by or for SunEdison that results in the distribution to the creditors or shareholders of SunEdison, directly or indirectly, of all or substantially all equity securities of the Company held by SunEdison unless such distribution would result in any Specified Person (as defined below) or any “group” (as defined in the Exchange Act) that contains a Specified Person:
•	becoming the beneficial owner, directly or indirectly, of 15% or more of any class of equity securities of the Company and obtaining the right to appoint a member of the board of directors (or other indicia of control of the Company); or
•	becoming the beneficial owner, directly or indirectly, of 30% or more of any class of equity securities of the Company; or
•	a Stand-Alone Conversion (as that term is defined in the settlement agreement); and
•	“Specified Person” means any person who has entered into a confidentiality or similar agreement with the Company in connection with the Company’s strategic review process and submitted an acquisition proposal to the Company on or after January 1, 2017, or any affiliate of such person.

Remedies

Sole and Exclusive Remedy

Except in the case of fraud or willful material breach of the transaction agreement by the Company, Brookfield Holdco’s receipt of the termination fee or the Brookfield Holdco expense reimbursement (and the Company’s reimbursement of Brookfield Holdco’s and Merger Sub’s costs and expenses, including interest and reasonable attorneys’ fees in connection with any suit commenced by Brookfield Holdco or Merger Sub to obtain payment of the termination fee or the Brookfield Holdco expense reimbursement that results in a judgment for the payment thereof), as the case may be, in each case will be the sole and exclusive remedy of Brookfield Holdco, Merger Sub and their respective affiliates against, among others, the Company and its subsidiaries for any loss suffered as a result of any breach of any covenant or agreement in the transaction agreement or the failure of the merger or the other transactions contemplated by the transaction agreement to be consummated.

Financing of the Transactions

The obligations of Brookfield Holdco and Merger Sub to complete the merger and the other transactions contemplated by the transaction agreement are not contingent upon the receipt by them of any debt financing and are not subject to other financing conditions. The obligations of Brookfield Holdco and Merger Sub under the transaction agreement are guaranteed by certain affiliates of Brookfield.

Brookfield Infrastructure Fund III-A (CR), L.P., Brookfield Infrastructure Fund III-A, L.P., Brookfield Infrastructure Fund III-B, L.P., Brookfield Infrastructure Fund III-D, L.P. and Brookfield Infrastructure Fund III-D(CR), L.P., which together form Brookfield Infrastructure Fund III, an affiliated investment fund managed by Brookfield, and which we refer to as the guarantors, entered into an irrevocable, absolute and unconditional joint and several guaranty in favor of the Company, which we refer to as the guaranty, in respect of the prompt and complete payment of the aggregate per share cash consideration by Brookfield Holdco at the effective time of the merger (which payment Brookfield Holdco is required to deposit or cause to be deposited with the paying agent at such time, pursuant to the transaction agreement) and the due, prompt and faithful payment, performance and discharge by Brookfield Holdco and Merger Sub of, and the compliance by Brookfield Holdco and Merger Sub with, all of the covenants, agreements, and obligations and undertakings of Brookfield Holdco and Merger Sub arising at or prior to the effective time of the merger under the transaction agreement in accordance with the terms thereof including, without limitation, all reasonable collection costs and reasonably documented out-of-pocket legal and other fees and expenses incurred by the Company in enforcing the obligations under the guaranty.

The guarantors’ obligations under the guaranty are subject to an aggregate cap equal to the amount of the aggregate per share cash consideration plus the enforcement costs discussed above.

The guaranty will remain in full force and effect until the earlier to occur of the valid termination of the transaction agreement and the payment of the aggregate per share cash consideration in accordance with the transaction agreement.

Miscellaneous and General

Modification or Amendment

The parties may modify or amend the transaction agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided that certain provisions may not be amended, supplemented, waived or otherwise modified in a manner that is materially adverse to sources of financing for the transaction without the prior written consent of those sources that are a party to the executed commitment letter.

Governing Law and Venue

The transaction agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the laws of the state of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. The parties irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines to accept jurisdiction over a particular matter, any federal court of the United States of America located in the State of Delaware.

Notwithstanding the foregoing, the parties agree that they will not bring or support any action against financing sources in any way relating to the transaction agreement or any of the transactions contemplated by the transaction agreement, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.

Specific Performance

The parties have agreed that irreparable damage would occur if any provisions of the transaction agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy. Accordingly, each party has agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the transaction agreement, the non-breaching party is entitled (in addition to any other remedy that may be available) to a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and an injunction restraining such breach or threatened breach.

No Recourse to Financing Sources

The parties have agreed they will not bring or support any claim, cross-claim or third party claim against any sources of financing in any way relating to the transaction agreement or the transactions contemplated by the transaction agreement.

THE SPONSORSHIP

This section describes the material terms of the sponsorship arrangements. The description of the sponsorship arrangements and the related agreements in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the master services agreement, a copy of which is attached as Annex C-1, the relationship agreement, a copy of which is attached as Annex C-2, the second amended and restated certificate of incorporation, a copy of which is attached as Annex C-3, the second amended and restated bylaws, a copy of which is attached as Annex C-4, the governance agreement, a copy of which is attached as Annex C-5, the amended and restated charter of the conflicts committee of the board of directors of TerraForm Power, Inc., a copy of which is attached as Annex C-6, the charter of the corporate governance and nominations committee of the board of directors of TerraForm Power, Inc., a copy of which is attached as Annex C-7, the second amended and restated limited liability company agreement of TerraForm Power, LLC, a copy of which is attached as Annex C-8 and the Brookfield registration rights agreement, a copy of which is attached as Annex C-9. Each of the foregoing Annexes is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the sponsorship arrangements that is important to you. We encourage you to read the sponsorship agreements carefully and in their entireties.

Explanatory Note Regarding the Sponsorship

Concurrently with the closing of the merger, Brookfield and certain of its affiliates will enter into various sponsorship arrangements with the Company, including for the provision of strategic and investment management services to the Company pursuant to a master services agreement. Brookfield will agree that the Company will serve as its primary vehicle through which it will acquire operating solar and/or wind assets in North America and Western Europe and grant the Company a right of first offer in respect of a pipeline of certain wind and solar assets pursuant to a relationship agreement. Brookfield will provide the Company with a revolving line of credit for acquisitions. An affiliate of Brookfield will receive IDRs in TerraForm Power, LLC. In addition Brookfield Holdco will receive certain governance rights to be reflected in a governance agreement by and among the Company and Brookfield Holdco and in amendments to the Company’s governing documents and the TerraForm Power, LLC operating agreement, and Brookfield Holdco will be granted certain registration rights to be reflected in a registration rights agreement by and among the Company and Brookfield Holdco. We refer to these various arrangements as the sponsorship arrangements.

Master Services Agreement

As a condition to the closing of the merger, the Company, TerraForm Power, LLC and TERP Operating will execute and deliver the master services agreement with Brookfield and certain of its affiliates that will act as service providers to the Company and its subsidiaries with respect to certain management and administrative services following the merger.

Services Rendered

Under the master services agreement, certain Brookfield affiliates will provide or arrange for the provision of the following services (including qualified personnel and support staff as required to provide the services):

•	causing or supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;
•	providing overall strategic advice in relation to the business of the Company and its subsidiaries;
•	supervising the establishment and maintenance of books and records;
•	identifying, evaluating and recommending acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;
•	recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;
•	causing or supervising the preparation and implementation of any operating plan and capital expenditure plan;

•	recommending suitable candidates to serve on the boards of directors or the bodies serving a similar function of TERP Operating’s subsidiaries;
•	making recommendations with respect to the exercise of any voting rights to which the Company and its subsidiaries are entitled in respect of TERP Operating’s subsidiaries;
•	making recommendations with respect to the payment of dividends or any other distributions by the Company and its subsidiaries, including distributions by the Company to its stockholders;
•	monitoring and/or oversight of the Company’s and its subsidiaries’ accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts and managing litigation in which the Company or any of its subsidiaries is sued or commencing litigation after consulting with, and subject to the approval of, the relevant board of directors or governing body serving a similar function;
•	attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of the Company or any of its subsidiaries, subject to approval by the relevant board of directors or governing body serving a similar function;
•	supervising the timely calculation and payment of taxes payable, and the filing of all tax returns due, by the Company and each of its subsidiaries;
•	causing or supervising the preparation of the annual consolidated financial statements, quarterly interim financial statements and other public disclosure of the Company and its subsidiaries;
•	making recommendations in relation to and effecting the entry into insurance of the Company’s and each of its subsidiaries’ assets, together with other insurances against other risks, including directors’ and officers’ insurance, as the relevant Brookfield affiliate providing services and the relevant board of directors (or governing body serving a similar function) of the Company or its subsidiary may from time to time agree;
•	arranging for individuals to carry out the functions of chief executive officer, chief financial officer and general counsel of the Company;
•	advising the Company and its subsidiaries regarding the maintenance of compliance with applicable laws and other obligations; and
•	providing all such other services as may from time to time be agreed with the Company or any of its subsidiaries that are reasonably related to the Company’s or such subsidiary’s day-to-day operations.

The Brookfield affiliates providing services under the master services agreement may subcontract to any of their respective affiliates (other than the Company, TerraForm Power, LLC, TERP Operating or any of their respective affiliates) or arrange for the provision of any or all of the services to be provided by them under the master services agreement by any of their respective affiliates; provided that such Brookfield affiliate providing services under the master services agreement will remain responsible to the Company and its subsidiaries for any services provided by such affiliate. Any such subcontracting will be subject to the terms of the master services agreement and covered by the fees payable thereunder.

The Brookfield affiliates providing services under the master services agreement will have the exclusive power and authority to provide or arrange for the provision of these services. The Company and its subsidiaries will not engage any other person to provide any services comparable to these services without the prior written consent of the Brookfield affiliates providing services under the master services agreement. The Brookfield affiliates providing services to the Company and its subsidiaries will not be prohibited from engaging in other business activities or sponsoring or providing services to third parties that compete directly or indirectly with the Company and its subsidiaries.

Management and Employees

The Brookfield affiliates providing services under the master services agreement, or any of their affiliates for which they have arranged to provide such services, will arrange for such qualified personnel and support staff to be available to carry out such services (including by providing the Company’s chief executive officer, chief financial officer and general counsel). Subject to the next sentence below, such personnel and support staff will devote such of their time to the provision of services to the Company and its subsidiaries as such Brookfield affiliate, after considering reasonable personnel and staffing requests (if any) made by the Company and its subsidiaries, reasonably deems necessary and appropriate in order to fulfill their obligations under the master services agreement. The chief executive officer, chief financial officer and general counsel of the Company will be dedicated on a full-time basis and have as their primary responsibility the provision of services to the Company and its subsidiaries.

Management Fee

As consideration for the services provided or arranged for by Brookfield and its affiliates pursuant to the master services agreement, the Company will pay a base management fee on a quarterly basis that is calculated as follows:

•	for each of the first four quarters following the closing date of the merger, a fixed component of $2.5 million per quarter (subject to proration for the quarter including the closing date of the merger) plus a variable component equal to 0.3125% of the market capitalization value increase for such quarter;
•	for each of the next four quarters, a fixed component of $3 million per quarter plus a variable component equal to 0.3125% of the market capitalization value increase for such quarter; and
•	thereafter, a fixed component of $3.75 million per quarter plus a variable component equal to 0.3125% of the market capitalization value increase for such quarter.

For purposes of calculating the quarterly payment of the base management fee, the term market capitalization value increase means, for any quarter, the increase in value of the Company’s market capitalization for such quarter, calculated by multiplying the number of outstanding shares of Class A common stock as of the last trading day of such quarter by the difference between (x) the volume-weighted average trading price of a share of Class A common stock for the trading days in such quarter and (y) $9.52. If the difference between (x) and (y) in the market capitalization value increase calculation for a quarter is a negative number, then the market capitalization value increase is deemed to be zero.

The base management fee will be reduced by the amount of certain cash payments by the Company and its subsidiaries to the Brookfield affiliates providing services under the master services agreement, including cash payments payable by the Company or any of its subsidiaries to Brookfield or any of its affiliates (other than the Company and its subsidiaries) that are comparable to the base management fee. The fixed component of the base management fee is also adjusted for inflation annually at an inflation factor based on the year-over-year Consumer Price Index for the United States of America (all items). If the Company and its subsidiaries do not have sufficient cash available to pay the base management fee, the Company may elect, with the written consent of Brookfield, to pay all or a portion of the base management fee in shares of Class A common stock.

Reimbursement of Expenses and Certain Taxes

The Company and its subsidiaries will reimburse Brookfield’s affiliates for all documented, out-of-pocket fees, costs and expenses incurred in connection with the provision of the services under the master services agreement. However, the Company and its subsidiaries are not required to reimburse the Brookfield affiliates providing services under the master services agreement for the salaries and other remuneration of the management, personnel or support staff who provide the services or overhead for such persons. The Company will be required to pay or reimburse Brookfield’s affiliates providing services under the master services agreement for all sales, use, value added, goods and services, harmonized sales, withholding or other similar taxes, customs duties or other governmental charges levied or imposed by reason of the master services agreement or any related agreement, other than income taxes, corporation taxes, capital gains taxes or other similar taxes payable by the Brookfield affiliates providing services under the master services agreement which are personal to such Brookfield affiliates.

Termination

The master services agreement will not have a fixed term. However, the Company may terminate the master services agreement upon written notice to the Brookfield affiliates providing services under the master services agreement, without the payment of any termination fee, if any of the following occurs:

•	any such Brookfield affiliate defaults in the performance or observance of any material term, condition or agreement contained in the master services agreement in a manner that results in material harm to the Company and its subsidiaries and the default continues unremedied for a period of 60 days after written notice thereof;
•	Brookfield or any of its affiliates (other than the Company and its subsidiaries) defaults in the performance or observance of any material term, condition or agreement contained in the relationship agreement in a manner that results in material harm to the Company or any of its subsidiaries and the default continues unremedied for a period of 60 days after written notice thereof; see “—Relationship Agreement” beginning on page [•];
•	any Brookfield affiliate providing services under the master services agreement engages in any act of fraud, misappropriation of funds or embezzlement against any of the Company and its subsidiaries that results in harm to the Company and its subsidiaries;
•	any Brookfield affiliate is grossly negligent in the performance of its duties under the master services agreement and such negligence results in material harm to the Company and its subsidiaries;
•	certain events relating to the bankruptcy or insolvency of any Brookfield affiliate providing services under the master services agreement, unless Brookfield and its affiliates (other than the Company and its subsidiaries) offer an alternative service provider that is reasonably satisfactory to the Company within 10 business days;
•	Brookfield and/or its controlled affiliates no longer beneficially own more than 25% of the voting power of all capital stock of the Company outstanding; or
•	a change of control of Brookfield.

The Company may not terminate the master services agreement due solely to the poor performance or underperformance of any of the Company’s subsidiaries or their businesses or of any investments made on the recommendation of any Brookfield affiliate providing services under the master services agreement.

The Brookfield affiliates providing services under the master services agreement may terminate the master services agreement upon written notice to the Company and its subsidiaries, without the payment of any termination fee, if any of the following occurs:

•	the Company or any of its subsidiaries defaults in the performance or observance of any material term, condition or agreement contained in the master services agreement in a manner that results in material harm to the Brookfield affiliates providing services under the master services agreement and the default continues unremedied for a period of 60 days after written notice thereof; or
•	certain events relating to the bankruptcy or insolvency of the Company or any of its subsidiaries.

Indemnification and Limitations on Liability

Under the master services agreement, the Brookfield affiliates providing services under the master services agreement will not assume any responsibility other than to render the services pursuant to the master services agreement in good faith and will not be responsible for any action taken by the board of directors (or governing body serving a similar function) of the Company and its subsidiaries in following or declining to follow the advice or recommendations of a Brookfield affiliate providing services under the master services agreement. The maximum amount of the aggregate liability of the Brookfield affiliates providing services under the master services agreement, their respective affiliates and any representative thereof will be equal to the aggregate of all amounts paid by the Company and its subsidiaries to any Brookfield affiliate for services pursuant to the master services agreement or any agreement or arrangement contemplated by the master services agreement in the two most recent calendar years.

The Company and its subsidiaries will indemnify each of the Brookfield affiliates providing services under the master services agreement, their respective affiliates and any representative thereof to the fullest extent permitted by applicable law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by them or threatened in connection with the business, investments and activities of the Company and its subsidiaries in respect of or arising from the master services agreement or the services provided under the master services agreement, except to the extent it is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or agreed to pursuant to a settlement agreement, that such claims, liabilities, losses, damages, costs or expenses have resulted from the indemnified person’s bad faith, fraud, willful misconduct or gross negligence, or in the case of a criminal matter, conduct that the indemnified person knew to have been unlawful. In addition, the Brookfield affiliates and any representative thereof will not be liable to the Company or any of its subsidiaries or their respective governing bodies, security holders or partners for any claims, liabilities, losses, damages, costs or expenses that may occur as a result of any acts or omissions by them pursuant to the master services agreement, except to the extent it is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such claims, liabilities, losses, damages, costs or expenses have resulted from such indemnified person’s bad faith, willful misconduct, gross negligence or, in the case of a criminal matter, conduct that the indemnified person knew to have been unlawful.

The Brookfield affiliates providing services under the master services agreement will indemnify each of the Company and its subsidiaries, their respective affiliates and any representative thereof to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by them or threatened in connection with the business, investments and activities of the Brookfield affiliates providing services under the master services agreement or in respect of or arising from the master services agreement or the services provided under the master services agreement, resulting from the bad faith, fraud, willful misconduct, gross negligence and, in the case of a criminal matter, conduct undertaken with the knowledge that the conduct was unlawful of any Brookfield affiliate providing services under the master services agreement.

Arbitration

Any dispute or disagreement arising out of the master services agreement will, to the extent permitted by applicable law, be resolved in accordance with the arbitration procedures set forth in the master services agreement and pursuant to the then-current Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrators will be final without appeal and binding on the parties. Each party involved in the dispute will bear the costs and expenses of all lawyers, consultants, advisors, witnesses and employees retained by it in any arbitration. The expenses of the arbitrators will be paid equally by the parties unless the arbitrators provide otherwise in their award.

During the conduct of an arbitration procedure pursuant to the terms of the master services agreement, the parties will continue to perform their respective obligations under the master services agreement and no party will exercise any other remedies to resolve a dispute, provided that nothing in the arbitration provisions of the master services agreement will prejudice the right of a party to seek urgent injunctive or declaratory relief from a court.

Relationship Agreement

As a condition to the closing of the merger, the Company, TerraForm Power, LLC and TERP Operating will enter into the relationship agreement with Brookfield. The relationship agreement governs certain aspects of the relationship between Brookfield and its affiliates and the Company and its subsidiaries following the merger.

Acquisition Opportunities

Under the relationship agreement, Brookfield will agree that, during the term of the relationship agreement, the Company and its subsidiaries will serve as the primary vehicle through which Brookfield and its affiliates will acquire operating solar and wind assets in Canada, the United States, Mexico, Germany, France, England, Scotland, Wales and Northern Ireland, Ireland, Spain, Portugal, Andorra and Gibraltar, Italy, Denmark, Norway and Sweden, which we refer to collectively as the territory. Brookfield and its affiliates will have no obligation to allocate any minimum level of dedicated resources for the pursuit of acquisition opportunities other than as contemplated by the master services agreement (see “—Master Services Agreement” beginning on page [•]). Brookfield and its affiliates will also continue to establish or advise other entities that rely on the information and acquisition opportunities generated by them.

The acquisition opportunities offered to the Company and its subsidiaries under the relationship agreement may be carried out through joint ventures, partnerships, investment funds or consortium arrangements in which third parties may also be participants. Brookfield and its affiliates may also participate in such acquisition opportunities if Brookfield determines in good faith and in consultation with the Company that either (a) the Company and its subsidiaries do not have the financial capacity to acquire all or part of such opportunities or (b) the purpose of the investment, return characteristics or risk profile are not consistent with the investment mandate, return characteristics or risk profile of the Company and its subsidiaries. In such cases, Brookfield may allocate participation in the investment opportunity to one or more of its affiliates rather than to the Company and its subsidiaries.

The relationship agreement does not require Brookfield or its affiliates to offer the Company and its subsidiaries the opportunity to acquire:

•	an integrated utility (even if a significant component of such utility’s operations consist of operating solar and wind assets in the territory);
•	a non-renewable power generating operation or development (such as a power generating operation that uses coal or natural gas);
•	a renewable power generating operation that is not an operating solar or wind asset in the territory (such as a hydro operation or development, or any renewable power development whatsoever);
•	a portfolio, if a significant component of such portfolio’s operations consist of non-renewable power generation and/or renewable power generation that is not an operating solar and wind asset(s) in the territory and/or is a development; or
•	operating solar and wind assets that comprise part of a broader enterprise, unless the primary purpose of such acquisition, as determined by Brookfield acting in good faith, is to acquire the underlying operating solar and wind assets.

If Brookfield or its affiliates acquire any of the assets listed above and these assets include operating solar or wind assets in the territory, Brookfield will advise the Company’s board of directors that it has acquired such assets, describe Brookfield’s plans with respect to such assets and consult with the Company about the feasibility of selling or otherwise transferring the components of such assets that are operating solar or wind assets in the territory to the Company and its subsidiaries.

On a quarterly basis, Brookfield will provide a report to the Company of all of the operating solar and wind assets in the territory acquired by Brookfield during that quarter, including details of why the Company was not offered such acquisition opportunities.

Outside Activities

Brookfield and its affiliates carry on a diverse range of businesses worldwide, and the relationship agreement will not restrict them from carrying on their respective businesses except as explicitly provided for in the relationship agreement. In particular, the relationship agreement will not limit or restrict Brookfield’s or any affiliate’s ability to:

•	make any investment recommendation or take other action in connection with its public securities businesses;
•	take any action in connection with Brookfield Renewable Partners L.P., subject to the other terms of the relationship agreement;
•	invest in any loans or debt securities outside of its public securities businesses or take any action in connection with any loan or debt security notwithstanding that the underlying collateral includes an operating solar or wind asset, as long as the original purpose of the investment was not to acquire a controlling interest in such operating solar or wind asset; or
•	take any action in connection with its lending, securities management, investment banking services, restructuring or construction businesses, including the acquisition or sale of any assets relating to such activities.

Brookfield has established or manages a number of private investment vehicles and accounts whose investment objectives include the acquisition of operating solar and wind assets in the territory and may establish similar vehicles in the future. The relationship agreement will not restrict Brookfield from establishing or advising such vehicles or carrying out any investment. However, if an investment by such a Brookfield vehicle involves the acquisition of operating solar and wind assets in the territory, then the Company and its subsidiaries will be offered the opportunity to take up Brookfield’s share of such acquisition if the Company or such of its subsidiaries is a committed investor in such vehicle. In the event the Company declines any acquisition opportunity regarding operating solar and wind assets that Brookfield has made available, Brookfield and its affiliates may pursue such opportunities for their own accounts without restriction.

Right of First Offer

During the term of the relationship agreement, Brookfield will grant the Company a right of first offer on any proposed transfer of certain specified, existing projects and all future operating solar and wind projects located in the territory developed by persons sponsored by or under the control of Brookfield, which we refer to collectively as the ROFO assets, provided that such right of first offer will not apply to a direct or indirect sale, offer to sell or disposition involving any ROFO asset to Brookfield’s affiliates other than pursuant to a bona fide sale process, in which case the Company will be able to exercise its right of first offer if and when Brookfield elects to transfer such ROFO asset to a third party other than the Company and its subsidiaries.

As used in this summary of the relationship agreement, we use the term “transfer” to mean any direct or indirect sale, offer to sell or disposition; provided that the following do not constitute a “transfer”:

•	any merger with or into, or sale of all or substantially all of Brookfield’s or Brookfield Renewable Partners LP’s assets to a third party (other than the Company and its subsidiaries);
•	any grants of security interests, mortgages, liens, assignments, pledges, hypothecations or encumbrances in favor of a third party lender (other than the Company and its subsidiaries); and
•	any direct or indirect sale, offer to sell or disposition involving any ROFO asset being sold, offered or disposed of to Brookfield or any of its affiliates (other than the Company and its subsidiaries) other than pursuant to a bona fide sale process; provided that the terms of any such transfer will not result in the Company being unable to offer to acquire such ROFO asset from Brookfield in accordance with the terms of the relationship agreement if and when Brookfield elects to sell, offer to sell or dispose of such ROFO asset to any third party (other than the Company and its subsidiaries).

When Brookfield determines it is considering the transfer of any ROFO asset, Brookfield will deliver a written notice to the Company setting forth information about the ROFO asset and the proposed transaction. Within 20 business days after receipt of such notice, the Company must notify Brookfield either (a) of a good faith minimum price it would pay to acquire such ROFO asset or (b) that it declines to exercise its right of first offer in respect of such ROFO asset. Prior to the earlier of the expiry of the 20 business day period or receipt of the Company’s response, Brookfield and its affiliates and representatives will not solicit offers from, negotiate with or enter into agreements with third parties other than the Company and its subsidiaries for the transfer of the ROFO asset. Following receipt of the Company’s response or if the Company does not respond within 20 business days, Brookfield may, within the following 180-day period, solicit offers from, negotiate with or enter into agreements with third parties (other than the Company and its subsidiaries) to transfer such ROFO asset to such a third party on pricing terms more favorable to Brookfield than those offered by the Company in its response, if any. During this 180-day period, Brookfield will have no obligation to negotiate with the Company or offer the Company the opportunity to acquire any interest in such ROFO asset.

The transfer of a ROFO asset to the Company or its subsidiaries may require the prior approval of the independent directors of Brookfield Renewable Partners L.P., investors in certain Brookfield funds or other partners of Brookfield and its affiliates. Actions taken under the relationship agreement may also require the approval of the conflicts committee of the Company’s board of directors, in accordance with the terms of the committee’s charter.

Termination

The relationship agreement will not have a fixed term, and will terminate concurrently with the termination of the master services agreement in accordance with its terms. See “—Master Services Agreement” beginning on page [•] for a description of the termination provisions of the master services agreement.

Arbitration

Any dispute or disagreement arising out of the relationship agreement will, to the extent permitted by applicable law, be resolved in accordance with the arbitration procedures set forth in the relationship agreement and pursuant to the then-current Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrators will be final without appeal and binding on the parties. Each party involved in the dispute will bear the costs and expenses of all lawyers, consultants, advisors, witnesses and employees retained by it in any arbitration. The expenses of the arbitrators will be paid equally by the parties unless the arbitrators provide otherwise in their award.

During the conduct of an arbitration procedure pursuant to the terms of the relationship agreement, the parties will continue to perform their respective obligations under the relationship agreement and no party will exercise any other remedies to resolve a dispute, provided that nothing in the arbitration provisions of the relationship agreement will prejudice the right of a party to seek urgent injunctive or declaratory relief from a court.

Sponsor Line Agreement

As a condition to the closing of the merger, the Company will enter into an agreement with Brookfield pursuant to which Brookfield will provide the Company with a $500 million revolving senior facility secured by a pledge of all of the assets of the Company. Though certain terms were agreed between Brookfield and the Company at the time of signing of the transaction agreement, the final terms of the sponsor line agreement and definitive documentation thereof will be agreed prior to closing and executed on the closing date.

Use of Proceeds

The proceeds received by the Company under the sponsor line agreement will be available (a) to fund cash consideration for any acquisition permitted by the terms of the agreement, including but not limited to any purchase of ROFO assets, and (b) for use in profit improving capital expenditures, which shall not include any maintenance capital expenditures.

Availability

The Company will have the ability to draw funds under the facility from the closing date of the acquisition up to the third anniversary thereof.

Maturity

All amounts outstanding under the facility will mature on the earlier of (a) the fifth anniversary of the closing date or (b) six months after date on which Brookfield and its affiliates cease to hold, directly or indirectly, at least 25% of the voting equity of the Company or the master services agreement is terminated under certain circumstances. Each individual borrowing will mature on the earlier of the second anniversary thereof or the facility maturity date.

Mandatory Offering Rights

The sponsor line agreement will provide that the lender may cause any outstanding borrowing to be repaid in full at the maturity date thereof (including the maturity date of the facility) from the proceeds of a public rights offering of the Company’s equity securities. The lender will have the obligation to back-stop any such offering and the opportunity to participate in the offering on a pro rata basis.

Mandatory Prepayments

The sponsor line agreement will contain provisions requiring prepayment of outstanding amounts with net cash proceeds received from any (a) assets sales not in the ordinary course, subject to certain exceptions to be agreed; (b) issuance of additional debt (with the exception of debt in connection with the refinancing of TERP Operating’s currently outstanding senior secured revolving credit facility and any debt incurred under such replacement facility and debt incurred in connection with other refinancing or replacement of currently outstanding debt); and (c) issuance of additional equity issued by the Company (with the exception of equity issued in connection with contingent value rights under the transaction agreement and the satisfaction of fees under the master services agreement).

Representations and Warranties; Covenants

The sponsor line agreement is expected to include representations and warranties customary for facilities of this type which remain subject to future agreement by the parties but are expected to include representations and warranties relating to corporate existence, equity ownership, due authorization and binding obligation, no conflicts, government approvals, historical financial statements, no material adverse change, solvency, disclosure and various other representations and warranties.

The sponsor line agreement is expected to include both affirmative and negative covenants, including a negative pledge and restrictions on the Company’s ability to make certain payments, investments, dispose of assets and engage in certain transactions with its affiliates.

Events of Default

The sponsor line agreement will contain certain events of default including but not limited to an event of default upon failure by the Company to make certain payments, material breaches of representations and warranties and a default of accelerate of debt under the Company’s or its subsidiaries other material financing agreements.

Upon the occurrence of a bankruptcy event of default or the termination of the master service agreement for any reason other than a breach by a service provider under such agreement, the facility will terminate with all outstanding amounts becoming due and payable immediately. In addition, if Brookfield ceases to hold 25% of the voting equity of the Company or the master services agreement is terminated for certain other events, the Company will have six months to repay any outstanding amounts but the occurrence of such events shall not be deemed an event of default.

Company Charter

If the merger is completed, the Company’s charter will be amended and restated in the form set forth on Annex C-3.

See “The Charter Amendment” beginning on page [•] for a detailed description of the provisions of the amended and restated charter. For a detailed comparison of the rights of stockholders and governance practices of the Company before and after the merger, see the section entitled “Comparison of Stockholders’ Rights and Governance Practices Before and After the Merger” beginning on page [•] of this proxy statement.

Company Bylaws

If the merger is completed, the Company’s bylaws will be amended and restated in the form set forth on Annex C-4.

Voting Rights and Quorum

The amended and restated bylaws provide that, at any meeting of the Company’s stockholders, the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum, except as otherwise provided by the DGCL. When a specified item of business requires a vote by the holders of a class or series of shares of capital stock voting as a class or series, the holders of a majority of the shares of such class or series will constitute a quorum for the transaction of such item of business. If a quorum is not present, then (i) the holders of a majority in voting power of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place or (ii) the chairperson of the board of directors, which we refer to as the chairperson, may adjourn, on his or her own motion, the meeting to another time or place until a quorum is present, without the approval of any stockholder present.

When a quorum is present, unless otherwise required by law or if the subject matter is the election of directors, any question brought before any meeting of the Company’s stockholders will be decided by the affirmative vote of the majority in voting power of the shares of capital stock of the Company present in person or represented by proxy and entitled to vote at the meeting. Votes may be cast in person or by proxy, but no proxy may be voted or acted upon after three years from its date unless otherwise stated in the proxy. For a description of voting rights in the election of directors, see “The Charter Amendment” beginning on page [•].

Board of Directors; Chairperson and Lead Independent Director

The amended and restated bylaws provide that seven directors will constitute the entire board of directors. The number of directors thereafter will be fixed from time to time by the resolution of the board of directors with the approval of the conflicts committee in accordance with the provisions of the amended and restated charter, as described in “The Charter Amendment” beginning on page [•].

A majority of the total number of directors then in office will constitute a quorum for the transaction of business by the board of directors. When a quorum is present, the board of directors may act by the vote of a majority of the directors present at a meeting. Vacancies occurring on the board of directors may be filled in accordance with the amended and restated charter, as described in “The Charter Amendment” beginning on page [•].

The board of directors will elect the chairperson and may elect a vice chairperson of the board of directors, in each case by the affirmative vote of a majority of the total number of directors then in office. The chairperson will preside at all meetings of the Company’s stockholders and the board of directors and have such other powers and perform such other duties as determined by the board of directors. If the chairperson is not present, then the vice chairperson, if any, will preside at any meeting of the Company’s stockholders or the board of directors. If the chairperson and vice chairperson are not present, then the chief executive officer of the Company will preside at any such meeting. The chairperson will have the right to adjourn any meeting of the board of directors and will be permitted to attend all meetings of standing committees of the board of directors on an ex officio basis.

The directors who are independent under the applicable rules and regulations of Nasdaq or, if the shares of Class A common stock are listed on another primary securities exchange, the rules and regulations of such exchange and the applicable rules and regulations of the SEC, which we refer to as independent directors, will select an independent director to be appointed as the lead independent director, which we refer to as the lead independent director. The lead independent director will be permitted to attend all meetings of standing committees of the board of directors on an ex officio basis.

The chairperson and the lead independent director will have the right to establish the agenda for the annual meeting of the board of directors. Special meetings of the board of directors may be called by the chairperson or the lead independent director.

Committees of the Board of Directors

The amended and restated bylaws provide that the board of directors will designate a conflicts committee, which we refer to as the new conflicts committee, and a nominating and corporate governance committee, which we refer to as the new governance committee, and may designate one or more other committees, in each case that may exercise the powers and authority of the board of directors in the management of the business and affairs of the Company, subject to certain limitations. The composition and size of the new conflicts committee and the new governance committee is described in “The Sponsorship—the Governance Agreement” beginning on page [•]. Each member of any committee will be required to satisfy the requirements for members of such committee under applicable law and Nasdaq rules. A majority of the total number of directors on a committee will constitute a quorum for such committee and, when a quorum is present, a committee may act by the vote of a majority of directors present at a committee meeting.

Officers

The amended and restated bylaws provide that the officers of the Company will be elected by the board of directors. For so long as the governance agreement remains in effect, Brookfield Holdco will be entitled to designate to the board of directors for appointment the individuals to serve as the chief executive officer, chief financial officer and general counsel of the Company, which we refer to as the sponsor designated officers. Brookfield Holdco has certain rights with respect to the appointment of the sponsor designated officers, as described in “The Sponsorship—the Governance Agreement” beginning on page [•]. The compensation of all executive officers compensated by the Company will be approved by the board of directors. The sponsor group will compensate the sponsor designated officers, as described in “The Sponsorship—the Governance Agreement” beginning on page [•].

Vacancies may be filled and officers may be removed by the board of directors, subject in each case to Brookfield Holdco’s right to fill vacancies for and remove the sponsor designated officers, as described in “The Sponsorship—the Governance Agreement” beginning on page [•].

Certificates of Stock

The amended and restated bylaws provide that the shares of stock in the Company will not be represented by certificates unless otherwise provided by the resolution of the board of directors.

For a detailed comparison of the rights of stockholders and governance practices of the Company before and after the merger, see the section entitled “Comparison of Stockholders’ Rights and Governance Practices Before and After the Merger” beginning on page [•] of this proxy statement.

Governance Agreement

Pursuant to the transaction agreement, at the closing of the merger, the Company and Brookfield Holdco will enter into a governance agreement. Any member of the sponsor group that subsequently acquires legal and beneficial ownership of voting securities of the Company is required to become party to the governance agreement. The governance agreement establishes certain rights and obligations of the Company and members of the sponsor group that own voting securities of the Company relating to the governance of the Company and the relationship between such members of the sponsor group and the Company and its controlled affiliates, in each case, following the merger.

Agreement to Vote

While the governance agreement is in effect, members of the sponsor group will vote with respect to the election and removal of the independent directors who are (i) designated jointly by Brookfield Holdco and the conflicts committee to serve on the board of directors as of the effective time of the merger, (ii) designated by the independent directors on the board of directors other than those designated by Brookfield Holdco following the effective time of the merger to the new governance committee for recommendation to the board of directors for election by the Class A common stockholders and so elected or (iii) appointed by such directors described in (i) and (ii) to fill a vacancy on the board of directors that such directors are entitled to fill (which directors in (i), (ii) and (iii) we refer to as the non-sponsor independent directors), all voting securities of the Company they beneficially own in the same proportion as the voting securities that are voted by the Company’s stockholders other than members of the sponsor group. Brookfield Holdco will also cause all voting securities beneficially owned by members of the sponsor group to be present at any meeting of the stockholders of the Company.

Committees of the Board of Directors

Pursuant to the governance agreement, following the closing of the merger, the Company will have the new conflicts committee and the new governance committee. The new conflicts committee will comprise three non-sponsor independent directors. Any amendments to the charter of the new conflicts committee must be approved by a majority of the board of directors and a majority of the members of new conflicts committee.

The new governance committee will comprise three directors. For so long as the Company qualifies for the “controlled company” exemption under the rules and regulations of Nasdaq or, if the Company’s shares of Class A common stock are listed on another primary securities exchange, of such other securities exchange, based on the level of beneficial ownership of the Company’s voting securities by the sponsor group, which we refer to as the controlled company exemption, the new governance committee will include: (a) at least one director who was (i) designated by Brookfield Holdco to serve on the board of directors as of the effective time of the merger, (ii) designated by Brookfield Holdco following the effective time of the merger to the new governance committee for recommendation to the board of directors for election by the Class A common stockholders and so elected or (iii) appointed by such directors described in (i) and (ii) to fill a vacancy on the board of directors that such directors are entitled to fill (which directors in (i), (ii) and (iii) we refer to as the sponsor directors); and (b) at least one non-sponsor independent director. After the date on which the Company does not qualify for the controlled company exemption, the new governance committee will comprise three directors who are independent directors, at least one of whom will be a non-sponsor independent director. Any amendments to the charter of the new governance committee must be approved by a majority of the board of directors and a majority the members of the new governance committee.

Officers

Under the governance agreement, for so long as the master services agreement remains in effect, Brookfield Holdco will designate the sponsor designated officers for appointment by the board of directors. Brookfield Holdco will submit the names of each sponsor designated officer to the board of directors. If the board of directors determines that service by such sponsor designated officer will not violate applicable law or Nasdaq rules, then such sponsor designated officer will be appointed by the board of directors unless such appointment would violate the fiduciary duties of the members of the board of directors. If a proposed sponsor designated officer is not appointed by the board of directors, then Brookfield Holdco will have the right to submit additional names for appointment until a sponsor designated officer is appointed. Brookfield Holdco will provide the board of directors with information regarding the qualifications of each sponsor designated officer for his or her appointed role and all other information reasonably requested by the board of directors in connection with the appointment of each sponsor designated officer.

Each sponsor designated officer will be required to act in the best interests of and consistent with his or her fiduciary duties to the Company and its controlled affiliates, notwithstanding any conflicting interests such sponsor designated officer may have as an employee of a member of the sponsor group. The Company and its controlled affiliates will be the client of the sponsor designated officer acting as the general counsel of the Company, notwithstanding such sponsor designated officer being an employee of a member of the sponsor group.

The sponsor designated officers will be employees of and compensated by the sponsor group and will devote their full professional time to the Company. All other officers of the Company will be employed by and compensated by the Company and will report to one or more of the sponsor designated officers. Brookfield and Brookfield Holdco will determine the compensation of each sponsor designated officer, explain the rationale thereof to the board of directors and disclose such compensation to the compensation committee of the board of directors (or, if the Company does not have a compensation committee at such time, to the new governance committee) and as required by applicable law and Nasdaq rules.

For so long as the master services agreement is in effect, Brookfield Holdco will be entitled to remove any sponsor designated officer at its discretion upon advising the new conflicts committee prior to such removal and explaining the rationale thereof. The board of directors may remove any sponsor designated officer for cause after consulting in good faith with Brookfield Holdco with respect to such removal. The new conflicts committee may make a recommendation to Brookfield Holdco to replace any sponsor designated officer at any time if the new conflicts committee believes that there may be reason to remove such sponsor designated officer.

Board Observer

For so long as the master services agreement is in effect, if at any time there are no members of the board of directors who are sponsor directors because the Class A common stockholders voted against the individuals designated by Brookfield Holdco to serve as a director, then, subject to certain limitations, Brookfield Holdco may designate one individual to attend meetings of the board of directors as a non-voting observer.

Transfers of Voting Securities

Upon the sale, assignment or other transfer by Brookfield Holdco or another member of the sponsor group that is a party to the governance agreement of legal and beneficial ownership of any voting securities of the Company to another member of the sponsor group or upon any other acquisition by a member of the sponsor group of voting securities of the Company, the transferor member of the sponsor group then party to the governance agreement will cause the acquiring or transferee member of the sponsor group to become a party to the governance agreement by executing a joinder to the governance agreement, upon which execution such acquiring member of the sponsor group will be entitled to the same rights and bound by the same obligations under the governance agreement as Brookfield Holdco and the other members of the sponsor group party to the governance agreement. Brookfield Holdco or any other member of the sponsor group will cease to be a party to the governance agreement and will be released from all obligations thereunder in the event that it ceases to hold any voting securities of the Company or ceases to be a controlled affiliate of Brookfield.

Amendment

The governance agreement may only be amended by written instrument signed on behalf of the parties thereto and with the approval of the board of directors and a majority of the members of the new conflicts committee.

Termination

The governance agreement will be effective at the effective time of the merger and terminate at such time as the master services agreement is no longer in effect; see “The Sponsorship—Master Services Agreement—Termination” beginning on page [•].

TerraForm Power, LLC Operating Agreement

As a condition to the closing, immediately following the transfer of the outstanding IDRs in TerraForm Power, LLC, from SunEdison and certain of its affiliates to Brookfield IDR Holder and the effective time of the merger pursuant to a transfer agreement, the Company and Brookfield IDR Holder will enter into the New LLC Agreement. The New LLC Agreement will amend and restate the existing Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC.

TerraForm Power, LLC is and will continue to be a Delaware limited liability company formed to own and operate through its subsidiaries a portfolio of contracted clean power generation assets. The Company is and will continue to be the managing member of TerraForm Power, LLC and operates, controls and consolidates and will continue to operate, control and consolidate the affairs of TerraForm Power, LLC. TerraForm Power, LLC is and will continue to be a holding company that has no material assets other than its interest in TerraForm Power Operating, LLC, whose sole material assets are the renewable energy facilities that have long-term contractual arrangements to sell the electricity generated by these facilities to third parties.

Capital Structure of TerraForm Power, LLC

Pursuant to the New LLC Agreement, the capital of TerraForm Power, LLC will consist of Class A units, which may only be held by the Company, and IDRs, which are non-voting membership interests and which will be held by Brookfield IDR Holder. Brookfield IDR Holder is, and will continue to be, a U.S. corporation for U.S. tax purposes.

Distribution

The New LLC Agreement contains a formula governing distributions of cash to the members of TerraForm Power, LLC for any fiscal quarter, which will be made in the following manner:

•	first, to the Company in an amount equal to the Company’s outlays and expenses for such quarter properly incurred;
•	second, to holders of Class A units, until an amount has been distributed to such holders of Class A units that would result, after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of Class A common stock of $0.93 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock;
•	third, 15% to the holders of the IDRs and 85% to the holders of Class A units until a further amount has been distributed to holders of Class A units in such quarter that would result, after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of Class A common stock of an additional $0.12 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock; and
•	thereafter, 75% to holders of Class A units and 25% to holders of the IDRs.

Transfers of IDRs

Prior to transferring any IDRs to any person other than Brookfield or certain of its affiliates, any holder of IDRs must notify TerraForm Power, LLC in writing, disclosing in reasonable detail the amount of IDRs to be transferred and the terms, price and transferee of the proposed transfer. An IDR may not in any case be transferred to any person that is a “Disqualified Person” for U.S. tax purposes or that would cause TerraForm Power, LLC to cease to be a partnership for U.S. tax purposes. Such notice will constitute a binding offer to sell to TerraForm Power, LLC all of the IDRs proposed to be so transferred on the terms set forth in such notice.

TerraForm Power, LLC may accept the offer in writing within 20 business days of delivery of such notice. If TerraForm Power, LLC does not elect to purchase all of the IDRs specified in such notice within 20 business days, the holder of such IDRs may transfer the IDRs to the transferee specified in such notice at a price and on terms no more favorable to the transferee than those set forth in such notice. Brookfield and its controlled affiliates may pledge their IDRs as security to lenders under such holder’s credit facilities, provided that no lender under such credit facilities may exercise its rights to foreclose on such pledged IDRs unless the holder of such IDRs first offers to sell such IDRs to TerraForm Power, LLC at fair market value by giving written notice of such offer to TerraForm Power, LLC at least 20 business days prior to the proposed date of foreclosure. TerraForm Power, LLC may elect to purchase all (but not less than all) such IDRs from such holder.

Transfers of Units and Other Membership Interests

No member of TerraForm Power, LLC may transfer any of its Class A units or other interests in TerraForm Power, LLC, except:

•	as described above in “Transfers of IDRs”;
•	by the Company in connection with the pledge of Class A units to lenders as security under the sponsor line agreement;
•	to a member’s successor-in-interest in a bankruptcy or reorganization proceeding, an assignee for the benefit of the creditors of such member, or to a trustee, receiver or other fiduciary acting for or with respect to the dissolution, liquidation or termination of such member; or
•	in connection with the admission or substitution of new members by the Company, subject to certain restrictions set forth in the New LLC Agreement.

Matters Requiring the Consent of Holders of IDRs

Pursuant to the New LLC Agreement, the following matters, among others, will require the consent of the holder of a majority-in-interest of the IDRs:

•	the issuance of additional classes of units or other equity securities of TerraForm Power, LLC, other than additional Class A units, and the determination of the rights and other terms thereof; and
•	the admission of new members in TerraForm Power, LLC.

Further, any amendment to the New LLC Agreement that adversely affects the rights of any holder of IDRs, in its capacity as a holder of IDRs, will require the consent of such holder.

Governance of the Company Following the Merger

Board of Directors (Page [•])

Pursuant to the transaction agreement, following the consummation of the merger, the Company’s board of directors will consist of seven members, of whom four directors will be appointed by Brookfield Holdco and three will be appointed from the current independent directors of the Company as agreed between Brookfield Holdco and the Company’s existing conflicts committee. The three independent directors will be independent under applicable Nasdaq rules. Brookfield has asked the Company to consider including as one of the three independent directors an individual who is not a current independent director. The Company is considering this request but has not yet made a determination.

Management (Page [•])

As described more fully in “The Sponsorship—Master Services Agreement” beginning on page [•], pursuant to the master services agreement that will be in effect following the closing, Brookfield Holdco will have the obligation to designate individuals to carry out the functions of chief executive officer, chief financial officer and general counsel of the Company. As of the date hereof, Brookfield intends to designate John Stinebaugh, a Managing Partner of Brookfield, as the chief executive officer of the Company.

Brookfield Registration Rights Agreement

As a condition to the closing of the merger, the Company and Brookfield Holdco will enter into the Brookfield registration rights agreement governing Brookfield Holdco and the Company’s rights and obligations with respect to the registration for resale of all or a part of the shares of Class A common stock held by

Brookfield Holdco following the merger. Pursuant to the Brookfield registration rights agreement, Brookfield Holdco (and its permitted assignees) will have demand registration rights upon written request by the holders of at least a majority of the shares of Class A common stock held by Brookfield Holdco (and its permitted assignees). Brookfield Holdco is entitled to up to two demand registrations in any 12-month period and no demand registration may be within 90 days of a previous demand registration. Each demand registration must be for a number of shares of Class A common stock with a market value of at least $50,000,000 as of the date of the demand request. In addition, Brookfield Holdco will have piggyback registration rights with respect to any offerings initiated by the Company. These piggyback registration rights will be subject to cutback procedures in the event the underwriters advise the Company that the inclusion of additional securities in the piggyback offering would adversely affect the offering.

In connection with a demand registration, the holders of at least a majority of the shares of Class A common stock held by Brookfield Holdco (and its permitted assignees) requested to be included in a demand registration may request that the Company effect a shelf registration. In this case, the Company must use commercially reasonable efforts to effect a shelf registration for an offering to be made on a continuous or delayed basis and will keep the shelf registration statement continuously effective for 24 months or until such earlier date on which the shares of Class A common stock held by Brookfield Holdco following the merger covered by the shelf registration statement have been sold pursuant to such registration statement.

The Company may defer the filing of a registration statement or supplement or amendment thereto for up to 90 days in the aggregate in any period of 365 consecutive days if the Company’s board of directors determines in good faith and reasonable judgment that there is a valid business reason, which may include to prevent the disclosure of confidential information required to be included in a registration statement. After receiving notice of such a deferral, Brookfield Holdco may withdraw its demand for registration and the demand will be deemed not to have been made.

Brookfield Holdco has agreed not to dispose of any of the shares of Class A common stock held by Brookfield Holdco following the merger in connection with any underwritten offering by the Company during the seven days prior to, and during the 90-day period beginning on, the effective date of the registration statement for such offering or, in the case of an offering pursuant to a shelf registration statement, the pricing date for such underwritten offering. The Company has also agreed not to effect a public sale or distribution of its equity securities (subject to customary exceptions) during the seven days prior to, and during the 90-day period beginning on, the effective date or, in the case of an offering pursuant to a shelf registration statement, the pricing date, of an underwritten offering pursuant to a demand registration or piggyback registration.

Brookfield Holdco’s registration rights will terminate in respect of any particular registrable security when such registrable security:

•	has been disposed of in a registered offering or pursuant to an exemption from registration;
•	has been transferred such that subsequent public distribution thereof does not require registration;
•	ceases to be outstanding;
•	is eligible for sale pursuant to Rule 144(b)(1) under the Securities Act; or
•	has been transferred without the registration rights in respect thereto having been assigned to the transferee.

COMPARISON OF STOCKHOLDERS’ RIGHTS AND GOVERNANCE PRACTICES BEFORE AND AFTER THE MERGER

If the merger is completed, the Company’s governance documents will be amended and restated in the forms set forth on Annex C-3, with respect to the charter, Annex C-4, with respect to the bylaws, and Annex C-8, with respect to the New LLC Agreement, and the Company and Brookfield will enter into the governance agreement, in the form set forth on Annex C-5, as described in detail in the section entitled “The Sponsorship” beginning on page [•] of this proxy statement. The following is a summary of certain differences between (i) the rights of the Company’s stockholders and the Company’s governance practices under the Company’s current governance documents and (ii) the rights of the Company’s stockholders and the Company’s governance practices that will exist under the Company’s governance documents following the merger.

The following summary is not a complete statement of the rights of the Company’s stockholders and the Company’s governance practices before and after the merger or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the full text of each of the Company’s current governing documents and the forms of the amended and restated governance documents and adopted governance documents to become effective at the closing of the merger, which we urge you to read carefully and in their entirety. Copies of the Company’s current governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Additional Information and Where You Can Find It” beginning on page [•] of this proxy statement.

General

The Company is incorporated under the laws of the State of Delaware and, accordingly, the rights of the Company’s stockholders and the Company’s governance practices are governed by the laws of the State of Delaware. Following the merger, the rights of the Company’s stockholders and the Company’s governance practices will continue to be governed by the laws of the State of Delaware and the amended and restated charter and bylaws of the Company, the New LLC Agreement and the governance agreement.

Comparison of Stockholders’ Rights and Governance Practices Before and After the Merger

The following is a comparison of certain rights of the Company’s stockholders and the Company’s governance practices before and after the merger. These differences arise from the amendments to the governance documents of the Company to be implemented in connection with the closing of the merger. The summary set out below is not intended to provide a comprehensive discussion of the Company’s governing documents before and after the merger.

Current Stockholders’ Rights and Governance Practices		Stockholders’ Rights and Governance Practices After the Merger
Authorized Capital Stock
The charter provides that the Company is authorized to issue 1,300,000,000 shares of capital stock, divided into four classes consisting of:		The amended and restated charter provides that the Company is authorized to issue 1,300,000,000 shares of capital stock, divided into two classes consisting of:
(i)	850,000,000 shares of Class A common stock, par value $0.01 per share;	(i) 1,200,000,000 shares of Class A common stock, par value $0.01 per share; and
(ii)	140,000,000 shares of Class B common stock, par value $0.01 per share;	(ii) 100,000,000 shares of preferred stock, par value $0.01 per share.
(iii)	260,000,000 shares of Class B1 common stock, par value $0.01 per share; and
(iv)	50,000,000 shares of preferred stock, par value $0.01 per share.
The board of directors is authorized to issue the preferred stock in one or more series.		The board of directors is authorized to issue the preferred stock in one or more series.
There are currently no shares of Class B1 common stock and no shares of preferred stock outstanding.		Immediately after the closing of the merger, there will be no shares of preferred stock outstanding.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
Voting Rights
The charter provides that, except as otherwise provided by the DGCL or the charter, Class A and Class B common stockholders vote together as a single class on all matters presented to the stockholders of the Company for their approval or vote. Class A common stockholders are entitled to one vote per share; Class B common stockholders are entitled to ten votes per share.

The amended and restated charter provides that, except as otherwise provided by the amended and restated charter or any duly authorized certificate of designation for any series of preferred stock or as required by law, the Class A common stockholders will have voting rights on all matters presented to stockholders of the Company. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock.

The bylaws provide that, when a quorum is present, unless otherwise required by law or if the subject matter is the election of directors, any question brought before any meeting of the Company’s stockholders will be decided by the affirmative vote of the majority in voting power of the shares of capital stock of the Company present in person or represented by proxy and entitled to vote at the meeting. Votes may be cast in person or by proxy.

The amended and restated bylaws provide that, when a quorum is present, unless otherwise required by law or if the subject matter is the election of directors, any question brought before any meeting of the Company’s stockholders will be decided by the affirmative vote of the majority in voting power of the shares of capital stock of the Company present in person or represented by proxy and entitled to vote at the meeting. Votes may be cast in person or by proxy.

If the subject matter is the election of directors, the charter will control, as further described in “Election of Directors” below.	If the subject matter is the election of directors, the amended and restated charter will control, as further described in “Election of Directors” below.

Except as otherwise required by the DGCL or provided in resolutions of the board of directors establishing the terms of a series of preferred stock, no holder of Class A common stock, as such, will be entitled to vote on any amendment or alteration of the amended and restated charter that alters, amends or changes the powers, preferences, rights or other terms of an outstanding series of preferred stock if the holders of such series are entitled to vote thereon.

Rights of Preferred Stock
The charter provides that the board of directors may determine by resolution for each class of preferred stock the powers, preferences and rights, and the qualifications, limitations and restrictions thereof.

The amended and restated charter provides that the board of directors may determine by resolution for each class of preferred stock the powers, preferences and rights, and the qualifications, limitations and restrictions thereof.

Unless otherwise provided in resolutions of the board of directors establishing the terms of a series of preferred stock, no holder of any share of preferred stock will be entitled as of right to vote on any amendment or alteration of the amended and restated charter to authorize or create any other class or series of preferred stock or any alteration, amendment or repeal of any provision of any other series of preferred stock that does not adversely affect in any material respect the rights of the series of preferred stock held by such holder.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
No shares of preferred stock were outstanding as of the date of this proxy statement.	No shares of preferred stock will be outstanding as of the date of the closing of the merger.
Quorum
The bylaws provide that, at any meeting of the Company’s stockholders, the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum, except as otherwise provided by the DGCL or by the charter.

The amended and restated bylaws provide that, at any meeting of the Company’s stockholders, the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum, except as otherwise provided by the DGCL or by the charter.

When a specified item of business requires a vote by the holders of a class or series of shares of capital stock voting as a class or series, the holders of a majority of the shares of such class or series will constitute a quorum for the transaction of such item of business.

When a specified item of business requires a vote by the holders of a class or series of shares of capital stock voting as a class or series, the holders of a majority of the shares of such class or series will constitute a quorum for the transaction of such item of business.

If a quorum is not present, the holders of a majority in voting power of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

If a quorum is not present, (i) the holders of a majority in voting power of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place (or to be held by means of remote communications, if applicable) or (ii) the chairperson may, on his or her own motion, adjourn the meeting to another time and/or place (or to be held by means of remote communications, if applicable) until a quorum is present, without the approval of any stockholder present.

Stockholder Rights Plans
While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.	While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.
The Company currently has a stockholder rights plan, dated as of July 24, 2016, which will be terminated as of the date of the Company’s next annual meeting of stockholders, which has been scheduled for August 10, 2017.
The Company has no present intention to adopt a stockholder rights plan following the closing of the merger.
In addition, pursuant to the transaction agreement, the Company’s stockholder rights plan, dated as of July 24, 2016 will be terminated as of the effective time of the merger.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
Composition of the Board of Directors
The charter provides that the board of directors will consist of not less than three nor more than 16 members, and the exact number of directors will be set from time to time by the affirmative vote of a majority of the total number of directors then in office.

The amended and restated charter provides that, as of the effective time of the merger and until the date on which the master services agreement is no longer in effect, the board of directors will consist of seven members.

As of the effective time of the merger, the board of directors will be comprised of (i) four individuals designated by Brookfield Holdco and (ii) three individuals appointed from the current independent directors of the Company and designated jointly by Brookfield Holdco and the Company’s existing conflicts committee. Brookfield has asked the Company to consider including as one of the three independent directors an individual who is not a current independent director. The Company is considering this request but has not yet made a determination.

The number of directors constituting the full board of directors will be automatically increased, if necessary, to accommodate any director appointed pursuant to SunEdison’s Class B designation rights.

Following the effective time of the merger, directors will be recommended by the new governance committee to the board of directors for inclusion in the slate of board of directors-recommended nominees for election to the board of directors by the Class A common stockholders in connection with each election meeting. For so long as the master services agreement is in effect, the board of directors will be comprised of:

Class B designation rights are defined as the right of the holders of a majority of the outstanding shares of Class B common stock, which we refer to as the Class B majority, to elect up to two directors in addition to any other directors, officers or other affiliates of such holders who may be serving as directors other than through the Class B designation rights.

The Class B designation rights terminate as of the date on which SunEdison and its affiliates cease to own a majority of the combined voting power of the Company’s common stock, which we refer to as the trigger date.

There are currently nine members on the board of directors.

(i) for so long as the Company qualifies for the controlled company exemption
(A)   three of the seven directors will be independent directors and will be designated to the board of directors for inclusion in the slate of board of directors-recommended nominees by a majority of the non-sponsor independent directors then in office after consulting and considering in good faith the views of the entire board of directors; and

(B) four of the seven directors will be designated by Brookfield Holdco to the new governance committee for inclusion in the slate of board-recommended nominees; and
(ii) from and after the date on which the Company no longer qualifies for the controlled company exemption:
(A) three of the directors on the board of directors will be independent and will be designated to the board of directors for inclusion in the slate of board of

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
directors-recommended nominees by a majority of the non-sponsor independent directors then in office after consulting and considering in good faith the views of the entire board of directors;

(B)   in addition to the three directors required to be independent directors pursuant to the previous paragraph, any directors required by the rules and regulations of Nasdaq to be independent directors will be independent directors and will be designated by Brookfield Holdco to the new governance committee for inclusion in the slate of board-recommended nominees; and

(C) the remaining directors will be designated by Brookfield Holdco to the new governance committee for inclusion in the slate of board-recommended nominees.

For so long as the master services agreement is in effect, if at any time there are no members of the board of directors who are sponsor directors because the Class A common stockholders voted against the election of such individuals designated by Brookfield Holdco to serve as a director, then Brookfield Holdco may designate one individual to attend meetings of the board of directors as a non-voting observer.

Following the effective time of the merger, from and after the date on which the master services agreement is no longer in effect, Brookfield Holdco will be entitled to designate the following number of directors for inclusion in the slate of board of directors-recommended nominees for election at each such election meeting:

(i) four directors if the sponsor group beneficially owns more than 50% of the issued and outstanding Class A common stock;
(ii) three directors if the sponsor group beneficially owns at least 38% but less than or equal to 50% of the issued and outstanding Class A common stock;
(iii) two directors if the sponsor group beneficially owns at least 26% but less than 38% of the issued and outstanding Class A common stock; and
(iv) one director if the sponsor group beneficially owns at least 14% of the issued and outstanding Class A common stock.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger

If, from and after the master services agreement is no longer in effect, the board of directors is comprised of more than seven directors, Brookfield Holdco will be entitled to designate for inclusion in the slate of board of directors-recommended nominees for election at each election meeting the greater of (x) the number of directors Brookfield Holdco is otherwise entitled to designate at such time and (y) the number of directors equal to the percentage of shares of Class A common stock beneficially owned by the sponsor group multiplied by the number of directors constituting the entire board of directors, rounded down to the nearest whole number of directors.

If, from and after the master services agreement is no longer in effect, the number of directors Brookfield Holdco is entitled to designate changes as a result of a change in the level of beneficial ownership of voting securities of the Company held by the sponsor group and such change results in the number of directors Brookfield Holdco is entitled to designate becoming less than the number of sponsor directors then in office, then, upon the request of the majority of the directors then in office not designated by Brookfield Holdco, Brookfield Holdco will cause the appropriate number of sponsor directors to tender their resignations in order that the number of sponsor directors may be adjusted to reflect the number of directors Brookfield Holdco is then entitled to designate.

If, after the master services agreement is no longer in effect, the number of directors Brookfield Holdco is entitled to designate changes as a result of a change in the level of beneficial ownership of voting securities of the Company held by the sponsor group and such change results in the number of directors Brookfield Holdco is entitled to designate becoming greater than the number of sponsor directors then in office, then Brookfield Holdco may at any time designate the number of individuals it is entitled to designate for appointment to the board of directors in order that the number of sponsor directors may be increased to reflect the number of directors Brookfield Holdco is then entitled to designate.

As of the date on which the master services agreement is no longer in effect, and subject to any rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, any changes to the number of directors constituting the entire board of directors will be such as from time to time will be determined by, or in the manner provided in, the amended and restated bylaws, pursuant to which the number of directors may be fixed by a resolution of the board of directors subject to the approval of the new conflicts committee.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
Nomination of Directors
The bylaws provide that nominations of persons for election to the board of directors of the Company may be made at a meeting of stockholders (i) by or at the direction of the board of directors or (ii) by any stockholder of the Company who was a stockholder of record at the time of giving of notice provided for in the bylaws, who is entitled to vote generally in the election of directors at the meeting and who will have complied with the notice procedures described below in “Director Nominations by Stockholders.”

The amended and restated bylaws provide that nominations of persons for election to the board of directors of the Company may be made at a meeting of stockholders (i) by or at the direction of the board of directors or (ii) by any stockholder of the Company who was a stockholder of record at the time of giving of notice provided for in the bylaws, who is entitled to vote generally in the election of directors at the meeting and who will have complied with the notice procedures described below in “Director Nominations by Stockholders.”

The amended and restated charter provides that, following the effective time of the merger and for so long as the master services agreement is in effect, directors will be recommended by the new governance committee for inclusion in the slate of board of directors-recommended nominees for election to the board of directors by Class A common stockholders in connection with each election meeting. Brookfield Holdco will give written notice to the new governance committee of each of its director designees. The new governance committee will review and consider all directors proposed by Brookfield Holdco. The board of directors will include these designees in the slate of board of director-recommended nominees for election at each election meeting. The new governance committee and the board of directors will not be obligated to so nominate a director designated by Brookfield Holdco if the new governance committee or the board of directors determines in good faith that service by such director would violate applicable law or Nasdaq rules, nomination of such director would violate the fiduciary duties of the members of the board of directors or new governance committee or that a designated independent director does not meet the independence standards under applicable Nasdaq rules. If a director proposed by Brookfield Holdco is not elected to the board of directors, then Brookfield Holdco will have the right to submit additional individuals for nomination until such a director is elected.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
Election of Directors
The charter provides that each director is elected by a plurality of the votes cast by the holders of the then outstanding shares of the Company’s capital stock entitled to vote on the election of directors voting as a single class and represented in person or by proxy at any meeting for the election of directors at which a quorum is present.

The amended and restated charter provides that, except as provided in any duly authorized certificate of designation for any series of preferred stock, in an uncontested election, each director will be elected by the affirmative vote of the majority of the votes cast with respect to such director at any election meeting at which a quorum is present. However, in the case of an election meeting at which a quorum is present for which the number of director nominees exceeds the number of directors to be elected at such election, each director will be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee).

Each director holds office until the next annual meeting of stockholders and until his or her respective successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. However, if any director, other than a director appointed pursuant to Class B designation rights, at the time of his or her most recent election or appointment to a term on the board of directors was an employee of the Company, SunEdison or any of their respective subsidiaries and ceases to be an employee of the Company, SunEdison or any of their respective subsidiaries during such term as director, such director will no longer be qualified to be a director and will immediately cease to be a director without any further action unless otherwise determined by the board of directors.

Each director will hold office until the next annual meeting of stockholders and until his or her respective successor is duly elected and qualified, or until the director’s earlier death, resignation or removal.

The charter provides that, subject to the Class B designation rights and the rights of any preferred stock holder, newly created directorships resulting from an increase in the size of the board of directors may be filled by the affirmative vote of a majority of the total number of directors then in office, although less than a quorum, at any meeting of the board of directors.

With respect to the stockholder election of the non-sponsor independent directors, for so long as the master services agreement remains in effect, members of the sponsor group are required to vote (or abstain from voting) the shares of Class A common stock they beneficially own in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by stockholders other than members of the sponsor group.

Directors may serve consecutive terms.	Directors may serve consecutive terms.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
Election of Chairman
The charter provides that, prior to the trigger date, the chairman of the board of directors may be elected by the stockholders at the annual meeting or any special meeting called for that purpose and performs such duties and has such other powers as set forth in the bylaws or as may be assigned to the chairman, from time to time, by the board of directors. The chairman will be chosen from among the directors serving in office. Any vacancy may be filled by the affirmative vote of a majority of the total number of directors then in office.

The amended and restated bylaws provide that the board of directors will elect, by the affirmative vote of a majority of the total number of directors then in office, the chairperson and may elect, by the affirmative vote of a majority of the total number of directors then in office, a vice chairperson of the board of directors.

The amended and restated bylaws also provide that the independent directors on the board of directors will select an independent director to be appointed as the lead independent director.
The bylaws provide that, from and after the trigger date, the chairman of the board of directors will be elected by the board of directors by the affirmative vote of a majority of the total directors then in office.

Removal of Directors
The charter provides that, subject to the Class B designation rights described below, one or more or all directors may be removed from office with or without cause at any time by vote of the holders of a majority of the combined voting power of all of the then outstanding shares of the Company eligible to be cast in the election of directors generally voting as a single class.

The amended and restated charter provides that, subject to the rights, if any, of the holders of any series of preferred stock to elect and remove directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of preferred stock), one or more or all directors may be removed from office with or without cause by the vote of the holders of shares of Class A common stock representing a majority of the issued and outstanding shares of Class A common stock at an annual meeting of stockholders or at a special meeting of stockholders called for such purpose.

The Class B majority has the right to remove any director elected pursuant to Class B designation rights at any time for any reason, and to fill any vacancies of such directors.

With respect to the stockholder removal of the non-sponsor independent directors, for so long as the master services agreement remains in effect, Brookfield and its controlled affiliates (other than the Company and its controlled affiliates) are required to vote (or abstain from voting) the shares of Class A common stock they beneficially own in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by stockholders other than Brookfield and its controlled affiliates.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
Filling Vacancies on the Board of Directors
The charter and bylaws provide that, subject to the rights to fill newly created directorships described in “Election of Directors” above, vacancies occurring on the board of directors may be filled by a majority of directors then in office, even if less than a quorum. The director chosen to fill a vacancy will hold office until the next annual stockholder meeting and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

The amended and restated charter provides that, subject to the immediately following paragraph and the rights, if any, of the holders of any series of preferred stock to remove directors and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of preferred stock), vacancies occurring on the board of directors for any reason may be filled by a vote of a majority of the remaining members of the board of directors then in office, although less than a quorum.

The Class B majority has the right to fill any vacancies related to director positions appointed through the Class B designation rights.
In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any sponsor director, a majority vote of the remaining sponsor directors then in office will appoint the director to fill the vacancy created thereby. In the event a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any non-sponsor independent director, a majority vote of the remaining non-sponsor independent directors then in office will appoint the director to fill the vacancy created thereby. In the event a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any independent director, a director appointed to fill this vacancy will be independent.

A person so elected by the board of directors to fill a vacancy will hold office until the next annual meeting of stockholders of the Company and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Committees of the Board of Directors
The bylaws provide that the board of directors may designate one or more committees that may exercise the powers and authority of the board of directors in the management of the business and affairs of the Company.

The amended and restated charter provides that the authority of the board of directors to designate committees of the board of directors and to delegate to any committee of the board of directors any power or authority of the board of directors will be as provided in the amended and restated bylaws; provided that any action to make, amend, alter, change, add to or repeal any provision in the charter of the new conflicts committee or any action to amend, revoke, alter, change, add to, or repeal any power or authority of the board of directors delegated to the new conflicts committee will, in each case, require the approval of the conflicts committee and, for so long as the governance agreement is in effect, Brookfield Holdco.

The amended and restated bylaws provide that the board of directors will designate the new conflicts

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger

committee and the new governance committee, and may designate one or more other committees, in each case that may exercise the powers and authority of the board of directors in the management of the business and affairs of the Company, subject to certain limitations.

The Company currently has a corporate governance and conflicts committee, an audit committee a compensation committee and a transition committee.	Following the closing of the merger, the Company will have the new conflicts committee, the new governance committee and an audit committee.
Director Nominations by Stockholders
The bylaws provide that stockholder nominations of directors for election to the board of directors must be made by notice in writing to the Company’s secretary and received by the secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting, in the case of nominations for election at an annual meeting, and not later than 90 days (or 10 days after the date of the Company’s notice of a special meeting) nor earlier than 120 days prior to the special meeting, in the case of nominations for election at a special meeting. Such stockholder’s notice will set forth, as to the stockholder or the beneficial owner giving notice (including any interests held by any affiliates or associates of the stockholder or by any member of the stockholder’s immediate family sharing the same household, in each case as of the date of such stockholder’s notice, which information will be confirmed or updated, if necessary, by such stockholder and beneficial owner not later than 10 days before the notice date of the meeting), (i) the name and address of such stockholder or beneficial owner, (ii) the class or series and number of shares of capital stock of the Company which are, directly or indirectly, beneficially owned and owned of record by such stockholder or beneficial owner, (iii) the class or series and number of any derivative securities which are, directly or indirectly, beneficially owned and owned of record by such stockholder or beneficial owner, (iv) any stock borrowing agreement engaged in, directly or indirectly, by such stockholder or beneficial owner, (v) a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the Company, (vi) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares or other securities of the Company, (vii) any dividend rights on the shares of the Company owned

The amended and restated bylaws provide that stockholder nominations of directors for election to the board of directors must be made by notice in writing to the Company’s secretary and received by the secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting, in the case of nominations for election at an annual meeting, and not later than 90 days (or 10 days after the date of the Company’s notice of a special meeting) nor earlier than 120 days prior to the special meeting, in the case of nominations for election at a special meeting. Such stockholder’s notice will set forth, as to the stockholder or the beneficial owner giving notice (including any interests held by any affiliates or associates of the stockholder or by any member of the stockholder’s immediate family sharing the same household, in each case as of the date of such stockholder’s notice, which information will be confirmed or updated, if necessary, by such stockholder and beneficial owner not later than 10 days before the notice date of the meeting), (i) the name and address of such stockholder or beneficial owner, (ii) the class or series and number of shares of capital stock of the Company which are, directly or indirectly, beneficially owned and owned of record by such stockholder or beneficial owner, (iii) the class or series and number of any derivative securities which are, directly or indirectly, beneficially owned and owned of record by such stockholder or beneficial owner, (iv) any stock borrowing agreement engaged in, directly or indirectly, by such stockholder or beneficial owner, (v) a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the Company, (vi) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares or other securities of the Company, (vii) any dividend rights on the shares of the

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Company, (viii) any proportionate interest in shares of the Company or derivative securities held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, if any, (ix) a description of all agreements, arrangements, and understandings between such stockholder and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of capital stock of the Company or derivative securities, (x) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (xi) a statement as to whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to elect such stockholder’s nominees and/or otherwise to solicit proxies from the stockholders in support of such nomination and (xii) a representation that the stockholder is a shareholder of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination.

Company owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Company, (viii) any proportionate interest in shares of the Company or derivative securities held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, if any, (ix) a description of all agreements, arrangements, and understandings between such stockholder and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of capital stock of the Company or derivative securities, (x) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (xi) a statement as to whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to elect such stockholder’s nominees and/or otherwise to solicit proxies from the stockholders in support of such nomination and (xii) a representation that the stockholder is a shareholder of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination.

As to each person whom the stockholder proposes to nominate for election or reelection as a director, such stockholder’s notice must set forth (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be

As to each person whom the stockholder proposes to nominate for election or reelection as a director, such stockholder’s notice must set forth (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (iii) a completed and signed questionnaire regarding the background and qualifications of such person to serve as a director, (iv) all information with respect to such nominee required in the paragraph above if such person were a stockholder or beneficial owner on whose behalf the nomination was made, and (v) any additional information that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee as a director.

disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (iii) a completed and signed questionnaire regarding the background and qualifications of such person to serve as a director, (iv) all information with respect to such nominee required in the paragraph above if such person were a stockholder or beneficial owner on whose behalf the nomination was made, and (v) any additional information that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee as a director.

Stockholder Proposals
The bylaws provide that a stockholder’s notice regarding business proposed to be brought before a meeting of stockholders (other than director nominations) must include, as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, the information required as to such stockholder for a director nomination (including any interests held by any affiliates or associates of the stockholder or by any member of the stockholder’s immediate family sharing the same household, in each case as of the date of such stockholder’s notice, which information will be confirmed or updated, if necessary, by such stockholder and beneficial owner not later than 10 days before the notice date of the meeting). The stockholder must also provide a brief description of (i) the business desired to be brought before such meeting, (ii) the reasons for conducting such business at the meeting and (iii) any material interest of such stockholder or beneficial owner in such business, including a description of all agreements, arrangements and understandings between such stockholder or beneficial owner and any other person(s) (including the name(s) of such other person(s)) in connection with or related to the proposal of such business by the stockholder.

The amended and restated bylaws provide that a stockholder’s notice regarding business proposed to be brought before a meeting of stockholders (other than director nominations) must include, as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, the information required as to such stockholder for a director nomination (including any interests held by any affiliates or associates of the stockholder or by any member of the stockholder’s immediate family sharing the same household, in each case as of the date of such stockholder’s notice, which information will be confirmed or updated, if necessary, by such stockholder and beneficial owner not later than 10 days before the notice date of the meeting). The stockholder must also provide a brief description of (i) the business desired to be brought before such meeting, (ii) the reasons for conducting such business at the meeting and (iii) any material interest of such stockholder or beneficial owner in such business, including a description of all agreements, arrangements and understandings between such stockholder or beneficial owner and any other person(s) (including the name(s) of such other person(s)) in connection with or related to the proposal of such business by the stockholder.

As to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, (i) a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to approve the proposal

As to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, (i) a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to approve the proposal

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
and/or otherwise to solicit proxies from stockholders in support of such proposal and (ii) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

and/or otherwise to solicit proxies from stockholders in support of such proposal and (ii) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

If the matter such stockholder proposes to bring before any meeting of stockholders involves an amendment to the bylaws, the stockholder must provide the specific wording of such proposed amendment.	If the matter such stockholder proposes to bring before any meeting of stockholders involves an amendment to the bylaws, the stockholder must provide the specific wording of such proposed amendment.
The stockholder must include a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business.	The stockholder must include a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business.
Finally, the Company may request any additional information regarding such stockholder or beneficial owner, if any, and/or the business that such stockholder proposes to bring before the meeting.	Finally, the Company may request any additional information regarding such stockholder or beneficial owner, if any, and/or the business that such stockholder proposes to bring before the meeting.
The foregoing notice requirements are satisfied if the stockholder notifies the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act, and the stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting.

The foregoing notice requirements are satisfied if the stockholder notifies the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act, and the stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting.

Special Meetings of Stockholders
The charter and bylaws provide that, except as otherwise required by law, special meetings of stockholders may be called only by the board of directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

The amended and restated charter provides that, except as otherwise required by law, a special meeting of stockholders of the Company may be called by (i) the chairperson, (ii) the lead independent director, (iii) the board of directors pursuant to a duly adopted resolution or (iv) the secretary of the Company upon the written request, stating the purpose of such meeting, of the holders of a majority of the shares of Class A common stock then outstanding.

Notice of Meetings of Stockholders
The bylaws provide that a written notice, with respect to each annual and special meeting of stockholders, stating the date, time and place of such meeting and, in the case of special meetings, the purpose for which the meeting is called, will be given to each stockholder of record entitled to vote not less than 10 nor more than 60 days prior to the date of the meeting, unless otherwise required by law.

The amended and restated bylaws provide that, with respect to each annual and special meeting of stockholders, a written notice stating the date, time and place of such meeting and, in the case of special meetings, the purpose for which the meeting is called, will be given to each stockholder of record entitled to vote not less than 10 nor more than 60 days prior to the date of the meeting, unless otherwise required by law.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
Proxies
The bylaws provide that a stockholder entitled to vote at a meeting of stockholders may vote in person or by proxy. No proxy may be voted or acted upon after three years from its date unless otherwise stated in the proxy.

The amended and restated bylaws provide that a stockholder entitled to vote at a meeting of stockholders may vote in person or by proxy. No proxy may be voted or acted upon after three years from its date unless otherwise stated in the proxy.

Stockholder Action by Written Consent
The charter provides that, prior to the trigger date, any action required or permitted to be taken at any meeting of the Company’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares of the Company’s stock entitled to vote thereon were present and voted.

The amended and restated charter provides that, subject to the rights of any series of preferred stock to act by written consent as specified in any duly authorized certificate of designation of any series of preferred stock, any action required or permitted to be taken by the Company’s stockholders may be effected only at a duly called annual or special meeting of the Company’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.

From and after the trigger date, any action required or permitted to be taken at any meeting of the Company’s stockholders may be effected only at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.

Charter Amendments
Pursuant to Section 242(b) of the DGCL, to amend the Company’s charter, subject to certain exceptions, the board of directors must adopt a resolution setting forth the proposed amendment, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment proposed be considered at the next annual meeting of the stockholders. At the meeting, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to adopt such amendment. In addition, if the amendment adversely affects any class of shares, then the affirmative vote of a majority of the outstanding stock of each such class is also required to adopt the amendment.

Pursuant to Section 242(b) of the DGCL, to amend the Company’s charter, subject to certain exceptions, the board of directors must adopt a resolution setting forth the proposed amendment, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment proposed be considered at the next annual meeting of the stockholders. At the meeting, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to adopt such amendment. In addition, if the amendment adversely affects any class of shares, then the affirmative vote of a majority of the outstanding stock of each such class is also required to adopt the amendment.

Current Stockholders’ Rights and Governance Practices		Stockholders’ Rights and Governance Practices After the Merger
The charter further provides that amendments of certain sections of the charter require an affirmative vote of 2/3 of combined voting power of all of the then outstanding shares of capital stock of the Company eligible to be cast in the election of directors generally voting as a single class, including provisions relating to:

The amended and restated charter further provides that amendments of certain sections of the charter require an affirmative vote of 2/3 of combined voting power of all of the then outstanding shares of capital stock of the Company eligible to be cast in the election of directors generally voting as a single class, including provisions relating to:

•	election of the chairman of the board of directors;	•	voting, dividend and liquidation rights of Class A common stock;
•	amendments to the bylaws;	•	removal of directors;
•	issuing preferred stock;	•	indemnification of officers and directors and limitation of the personal liability of directors; and
•	indemnification of officers and directors and limitation of the personal liability of directors;
		•	amendments to the amended and restated charter.
•	filling vacancies in the board of directors;
•	competition and corporate opportunities;	The amended and restated charter further provides that approval of the new conflicts committee is required to alter, amend or repeal provisions relating to:
•	action by written consent; and
•	the application of Section 203 of the DGCL.	•	the powers and composition of the board of directors;
		•	amendments to the amended and restated bylaws and board of directors designation of committees;
		•	filling vacancies in the board of directors;
		•	competition and corporate opportunities; and
		•	amendments to the amended and restated charter.
Bylaw Amendments
Pursuant to DGCL § 109, the Company’s bylaws may be amended by the holders of a majority in voting power of the stockholders entitled to vote.		Pursuant to DGCL § 109, the Company’s bylaws may be amended by the holders of a majority in voting power of the stockholders entitled to vote.
The charter provides that, in furtherance and not in limitation of the foregoing, the board of directors is expressly authorized to amend the bylaws by an affirmative vote of a majority of the total number of directors then in office.

The amended and restated charter provides that, in furtherance and not in limitation of the foregoing, the board of directors is expressly authorized to amend the Company’s bylaws by an affirmative vote of a majority of the total number of directors then in office. The approval of the new conflicts committee and, for so long as the governance agreement is in effect, Brookfield Holdco will also be required to approve any such action to make, amend, alter, change, add to or repeal any provision in the bylaws (i) requiring the approval of the new conflicts committee, (ii) setting forth the standards for the “independence” that will be applicable to independent directors on the board of directors and the process for nomination to the board of directors, and election by the shareholders of the Company, of independent directors and (iii) setting out

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger

the manner in which the governance agreement is amended. In addition, the approval of Brookfield Holdco will, for so long as the governance agreement is in effect, be required for any such action to make, amend, alter, change, add to or repeal any provision in the bylaws relating to the designation, appointment, removal, replacement, powers or duties of the officers of the Company.

Officers
The bylaws provide that the officers of the Company will be elected by the board of directors. Vacancies may be filled by the board of directors. Officers may be removed by the board of directors in its sole discretion.

The amended and restated bylaws provide that the officers of the Company will be elected by the board of directors, and vacancies may be filled and officers may be removed by the board of directors, subject in each case to the rights of Brookfield Holdco while the governance agreement remains in effect.

For so long as the governance agreement remains in effect, Brookfield Holdco will be entitled to designate to the board of directors for appointment the individuals to serve as the sponsor designated officers.

Pursuant to the amended and restated charter, officers may be removed by the board of directors in its sole discretion, except that, while the governance agreement remains in effect, Brookfield Holdco may remove any sponsor designated officer at its discretion subject to advising the conflicts committee prior to such removal and providing the conflicts committee with a rationale for the removal. In addition, the board of directors may remove any sponsor designated officer for cause after consulting in good faith with Brookfield Holdco with respect to such removal.

Limitation of Personal Liability of Directors
The charter provides that to the fullest extent allowed by the DGCL, no director of the Company will be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company or its stockholders.

The amended and restated charter provides that to the fullest extent allowed by the DGCL, no director of the Company will be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company or its stockholders.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
Indemnification of Directors and Officers
The charter and bylaws provide the Company will indemnify and advance expenses to each director or officer to the fullest extent permitted by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or a subsidiary of the Company, or while a director, officer or employee of the Company or a subsidiary of the Company, is or was serving at the request of the Company or a subsidiary of the Company as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan.

The amended and restated charter and the amended and restated bylaws provide the Company will indemnify and advance expenses to each director or officer to the fullest extent permitted by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or a subsidiary of the Company, or while a director or officer of the Company or a subsidiary of the Company, is or was serving at the request of the Company or a subsidiary of the Company as a director, officer, partner, member, manager, trustee or fiduciary of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan.

Any indemnification will be made promptly and in any event within 30 days of the written request of the indemnitee.	Any indemnification will be made promptly and in any event within 30 days of the written request of the indemnitee.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
Transfer Restrictions
The charter provides that, except through a secondary market transaction or pursuant to prior authorization obtained from the Federal Energy Regulatory Commission, no person may purchase or otherwise acquire, and no stockholder of the Company may transfer to any person, shares of Class A common stock if the transferee, together with its FERC affiliates (as defined below), would beneficially own, control, and/or hold power to vote sufficient common stock to exercise utility control (as defined below) without the prior written consent of the board of directors.

The amended and restated charter provides that, except through a secondary market transaction, pursuant to prior authorization obtained from the Federal Energy Regulatory Commission or through any purchase or other acquisition by or transfer among members of the sponsor group in respect of which no prior authorization from the Federal Energy Regulatory Commission is required, no person may purchase or otherwise acquire, and no stockholder of the Company may transfer to any person, shares of Class A common stock if the transferee, together with its FERC affiliates (as defined below), would beneficially own, control and/or hold power to vote sufficient Class A common stock to exercise utility control (as defined below) without the prior written consent of the board of directors.

Except in connection with an exchange for shares of Class A common stock, no shares of Class B common stock may be transferred to any person other than SunEdison and its affiliated companies, although a pledge of shares of Class B common stock under applicable financing arrangements will not be deemed a transfer.

From and after the day on which a member of the sponsor group has provided public notice that the sponsor group beneficially owns less than 50% of the issued and outstanding shares of Class A common stock, but prior to the day on which the board of directors determines that compliance with any or all of the restrictions and limitations on beneficial ownership, constructive ownership and transfers of shares of capital stock set forth in the amended and restated charter is no longer required for the purposes of the Company (or its affiliates) qualifying for certain federal income tax benefits or otherwise is no longer in the best interests of the Company, no disqualified person (as defined below) will directly or indirectly purchase or otherwise acquire and no Company stockholder will directly or indirectly transfer to any disqualified person shares of capital stock of the Company such that, after giving effect to such purchase, acquisition or other transfer:

“FERC affiliate” with respect to any one person means any other person that would be considered an affiliate of such person for purposes of Section 203 of the Federal Power Act and the rules, regulations and precedents of the Federal Energy Regulatory Commission thereunder.

“Utility control” means the power to direct or cause the direction of the management and policies of the Company and exists if a person and its FERC affiliates in the aggregate directly or indirectly own, control or hold with power to vote shares of common stock representing 10% or more of the Company’s outstanding voting power.

(i)   such disqualified person would beneficially own or constructively own, in each case as determined for the purposes of Section 168(h)(6)(F)(iii) of the Internal Revenue Code of 1986, as amended, shares of capital stock of the Company equal to or in excess of 5% in value of the aggregate of the outstanding shares of capital stock of the Company, or such other percentage determined by the board of directors or, if such disqualified person was already a beneficial or constructive owner of shares of capital stock of the Company equal to or in excess of 5% in value of the aggregate of the outstanding shares of capital stock of the Company (or such other

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
percentage determined by the board of directors) at the time of such purchase, acquisition or other transfer would increase its beneficial or constructive ownership of shares of capital stock; and

(ii)   disqualified persons beneficially or constructively owning, in each case as determined for purposes of Section 168(h)(6)(F)(iii) of the Internal Revenue Code of 1986, as amended, shares of capital stock equal to or in excess of 5% in value of the aggregate of the outstanding shares of capital stock (or such other percentage determined by the board of directors) would in the aggregate own shares of capital stock equal to or in excess of 40% in value of the aggregate of the outstanding shares of capital stock.

If any restricted purchase, acquisition or other transfer of capital stock of the Company occurs, then the purchase, acquisition or other transfer of that number of shares of capital stock of the Company that would result in a violation of these provisions will be null and void.

“Disqualified person” means a person that is a “tax-exempt entity” as defined in Section 168(h)(2) of the Internal Revenue Code of 1986, as amended (excluding any foreign person or entity and including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election under Section 168(h)(6)(F)(ii) of the Code for all applicable taxable years).

“FERC affiliate” with respect to any one person means any other person that would be considered an affiliate of such person for purposes of Section 203 of the Federal Power Act and the rules, regulations and precedents of the Federal Energy Regulatory Commission thereunder.

“Utility control” means the power to direct or cause the direction of the management and policies of the Company and exists if a person and its FERC affiliates in the aggregate directly or indirectly own, control or hold with power to vote shares of Class A common stock representing 10% or more of the Company’s outstanding voting power.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
Corporate Opportunities
The charter provides that the Company renounces any interest or expectancy of the Company or any of its affiliated companies in, or in being offered an opportunity to participate in, any dual opportunity (as defined below) presented to SunEdison or its affiliated companies or any dual role person (as defined below).

The amended and restated charter provides that the Company renounces any interest or expectancy of the Company or any of its affiliated companies in, or in being offered an opportunity to participate in, any corporate opportunity (as defined below) presented to Brookfield Holdco or its affiliated companies or any dual role person (as defined below) to the fullest extent permitted by law and subject to the written contractual agreements in effect between the Company or its affiliated companies, on the one hand, and Brookfield Holdco or its affiliated companies, on the other hand.

In the event that either (i) SunEdison and its affiliated companies or (ii) any dual role person, acquire knowledge of a potential transaction or matter which may be a dual opportunity, neither SunEdison and its affiliated companies nor any dual role person will have a duty to communicate or offer to the Company or any of its affiliated companies, or refrain from engaging directly or indirectly in, any dual opportunity, and may pursue or acquire such dual opportunity for themselves or direct such dual opportunity to another person.

In the event that either (i) Brookfield and its affiliated companies or (ii) any dual role person, acquire knowledge of a potential transaction or matter which may be a corporate opportunity, none of Brookfield, its affiliated companies or any dual role person will have a duty to communicate or offer to the Company or any of its affiliated companies, or refrain from engaging directly or indirectly in, any corporate opportunity, and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person.

Any dual role person (i) will have no duty to communicate or offer to the Company or any of its affiliated companies any dual opportunity that such dual role person has communicated or offered to either SunEdison or its affiliated companies or any power generation business of which such dual role person is an employee, agent, representative, officer or director, (ii) will not be prohibited from communicating or offering any dual opportunity to either SunEdison or its affiliated companies or any power generation business of which such dual role person is an employee, agent, representative, officer or director, and (iii) will not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (x) the failure to communicate or offer to the Company or any of its affiliated companies any dual opportunity that such dual role person has communicated or offered to either SunEdison or its affiliated companies or any power generation business of which such dual role person is an employee, agent, representative, officer or director, or (y) the communication or offer to either SunEdison or its affiliated companies or any power generation business of which such dual role person is an employee, agent, representative, officer or director of

No dual role person (i) will have any duty to communicate or offer to the Company or any of its affiliated companies any corporate opportunity, (ii) will be prohibited from communicating or offering any corporate opportunity to (x) Brookfield, any of its affiliated companies of which such dual role person is an employee, agent, representative, officer or director or (y) if not an employee, agent, representative, officer of director of Brookfield or any of its affiliated companies, any power generation business of which such dual role person is an employee, agent, representative, officer or director and (iii) to the fullest extent permitted by the DGCL, will have any liability to the Company or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (x) the failure to communicate or offer to the Company or any of its affiliated companies any corporate opportunity or (y) the communication or offer to Brookfield, any of its affiliated companies of which such dual role person is an employee, agent, representative, officer or director or any power generation business of which such dual role person is an employee, agent, representative, officer or director, as applicable, of any corporate opportunity.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
any dual opportunity, in each case, so long as the dual opportunity was not expressly offered in writing to the dual role person solely in his or her capacity as a director or officer of the Company.
“Dual opportunity” means any potential transaction or matter within the same or similar business activities or related lines of business as those in which the Company or any of its affiliated companies may engage, and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, participates or which may be a corporate opportunity for the Company or any of its affiliated companies, on the one hand, and for (i) SunEdison and its affiliated companies or (ii) any dual role person who received such corporate opportunity outside of his or her capacity as a director or officer of the Company, on the other hand, provided that a dual opportunity does not include any such corporate opportunity offered in writing to a dual role person solely in such dual role person’s capacity as a director, officer or employee of the Company or any of its affiliated companies.

“Corporate opportunity” means any potential transaction, corporate opportunity or other matter within the same or similar business activities or related lines of business as those in which the Company or any of its affiliated companies may engage, or other business activities that overlap with or compete with those in which the Company or any of its affiliated companies, directly or indirectly, participates; provided that a corporate opportunity does not include any such corporate opportunity offered to a dual role person solely in such dual role person’s capacity as a director, an officer or employee of the Company or of any of its affiliated companies.

“Dual role person” means (i) any individual who is an officer or director of both the Company and SunEdison or (ii) any individual who is a director of the Company and is otherwise an employee, officer or director of a power generation business.

“Dual role person” means (i) any individual who is an officer or director of the Company and is also an employee, officer or director of Brookfield or any of its affiliated companies or (ii) any individual who is a director of the Company and is otherwise an employee, officer or director of a power generation business.

DGCL § 203 – Business Combinations with Interested Stockholders
The charter provides that the Company has elected not to be governed by DGCL § 203 until such time as SunEdison and its affiliated companies give public notice that they cease to beneficially own at least 5% of the total voting power of all of the then outstanding voting stock of the Company entitled to vote generally in the election of directors voting together as a single class, whereupon the Company will, upon such public notice, immediately and automatically without further action on the part of the Company or any stockholder become governed by DGCL § 203.
The amended and restated charter provides that the Company has elected not to be governed by DGCL § 203.
Subject to certain exceptions, DGCL § 203 generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s voting stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder, unless the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by such a section.

Subject to certain exceptions, DGCL § 203 generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s voting stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder, unless the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by such a section.

Current Stockholders’ Rights and Governance Practices		Stockholders’ Rights and Governance Practices After the Merger
Dividends and Distributions
The charter provides that the holders of Class A common stock share ratably in all dividends declared by the board of directors in respect of the Class A common stock.
The amended and restated charter provides that the Class A common stockholders will be entitled to receive all dividends and distributions (whether payable in cash or otherwise) as may from time to time be declared by the board of directors in respect of the Class A common stock out of the assets or funds of the Company legally available for the payment thereof, at such times and in such amounts as the board of directors in its discretion will determine, and will share equally on a per share basis in all such dividends and distributions.

Class B common stock dividends may only be paid with Class B common stock, and may only be made contemporaneously with dividends in respect of shares of Class A common stock.
Pursuant to the Company’s dividend policy, the Company causes Terra LLC to distribute an appropriate portion of cash to unitholders of Terra LLC, which includes the Company, in order to permit the Company to pay dividends to its stockholders. The limited liability company agreement of Terra LLC, dated July 23, 2014, provides that, during the currently ongoing subordination period, distributions will be made to Class A members (i.e., the Company), Class B members (i.e., SunEdison and/or its affiliates) and the holders of IDRs as follows:

In no event will any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on any shares of Class A common stock unless, at the same time, all of the shares of Class A common stock at the time outstanding are treated in the same proportion and the same manner.

•
first, to all Class A members, pro rata, until Terra LLC distributes for each Class A unit an amount equal to $0.2257 per unit for that quarter, which we refer to as the minimum quarterly distribution;

•	second, to all Class B members, pro rata, until Terra LLC distributes for each Class B unit an amount equal to the minimum quarterly distribution;
•	third, to all Class A and B members, pro rata, until Terra LLC distributes for each unit an amount equal to 150% of the minimum quarterly distribution;
•	fourth, 85% to all Class A and B members, pro rata, and 15% to the holders of the IDRs, until each Class A and B member receives a total amount equal to 175% of the minimum quarterly distribution;
•	fifth, 75% to all Class A and B members, pro rata, and 25% to the holders of the IDRs, until each Class A and B member receives a total amount equal to 200% of the minimum quarterly distribution; and
•	thereafter, 50% to all Class A and B members, pro rata, and 50% to the holders of the IDRs.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
These distribution thresholds are subject to certain adjustments, as set forth in the limited liability company agreement of Terra LLC.
All Class B member distributions are subject to certain restrictions during a distribution forbearance period, which continues until the date that the aggregate cash available for distribution projected to be generated in the next 12 months by projects contributed by SunEdison to Terra LLC exceeds $38,840,000.

Upon Terra LLC making distributions in excess of 200% of the minimum quarterly distribution for each of the four most recently completed quarters, the holders of the IDRs are entitled to cause the target distributions to be reset at higher levels and receive a certain number of Class B1 units of Terra LLC.

The bylaws provide that dividends upon the capital stock of the Company, subject to the provisions of the charter, may be declared by the board of directors at any regular or special meeting, in accordance with applicable law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the charter. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

The amended and restated bylaws provide that dividends upon the capital stock of the Company, subject to the provisions of the charter, may be declared by the board of directors at any regular or special meeting, in accordance with applicable law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the Company’s charter. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Current Stockholders’ Rights and Governance Practices	Stockholders’ Rights and Governance Practices After the Merger
Conflicts Oversight
The board of directors established the conflicts committee pursuant to a charter dated July 17, 2014, which was amended on January 29, 2015. The conflicts committee must, among other things, review and approve potential conflict transactions between the Company and any affiliated parties, including SunEdison, and review and report to the board of directors regarding potential conflict transactions between the Company and any affiliated parties, including SunEdison, and potential conflicts of interest of directors.

The board of directors will establish the new conflicts committee pursuant to a charter dated July 17, 2014, which was amended on January 29, 2015, and again as of or following the effective time of the merger. The new conflicts committee must, among other things, review and approve potential conflict transactions between the Company and its controlled affiliates and members of the sponsor group.

As of the effective time of the merger, Terra LLC will not have a conflicts committee because this committee’s term will have expired at the Company’s 2017 annual meeting of stockholders, which has been scheduled for August 10, 2017. As such, as of the effective time of the merger, the prior delegation of authority to the independent conflicts committee of Terra LLC pursuant to the third amendment to the limited liability company agreement of Terra LLC, dated June 1, 2016 will have expired.

The third amendment to the limited liability company agreement of Terra LLC, dated June 1, 2016, amended the limited liability company agreement such that the Company, as managing member of Terra LLC, delegated all of its rights, power and authority to manage and control the business and affairs of Terra LLC relating to or involving SunEdison or any of its affiliates to an independent conflicts committee of Terra LLC until the first annual meeting of the Company’s stockholders after December 31, 2016.

Exclusive Forum
The charter provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder to bring (i) any derivative action on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the charter or the bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine.

The amended and restated charter provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder to bring (i) any derivative action on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the charter or the bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine.

THE SETTLEMENT AGREEMENT, THE VOTING AND SUPPORT AGREEMENT AND THE CREDITOR SUPPORT AGREEMENT

This section describes the material terms of the settlement agreement, the voting and support agreement and the creditor support agreement. The description of the settlement agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the settlement agreement, a copy of which is attached as Annex B-1, the description of the voting and support agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting and support agreement, a copy of which is attached as Annex B-2 and the description of the creditor support agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the creditor support agreement, a copy of which is attached as Annex B-3. These summaries do not purport to be complete and may not contain all of the information about the settlement agreement, the voting and support agreement and the creditor support agreement that is important to you. We encourage you to read the settlement agreement, the voting and support agreement and the creditor support agreement carefully and in their entireties.

Explanatory Note Regarding the Settlement Agreement, the Voting and Support Agreement and the Creditor Support Agreement

The settlement agreement, the voting and support agreement, the creditor support agreement and this summary of terms are included in this proxy statement to provide you with information regarding the terms of the settlement agreement, the voting and support agreement and the creditor support agreement. Certain terms of the settlement, such as the mutual releases, are only effective upon the closing of the merger (or an alternative jointly supported transaction) or upon the consummation of a stand-alone conversion. However, other terms of the settlement agreement, the voting and support and the creditor support agreement, including obligations to support the merger, covenants regarding SunEdison’s Chapter 11 cases and the termination rights of SunEdison and the Company are already effective and binding upon SunEdison, the Company and the other parties thereto.

Summary of the Settlement Agreement

Concurrently with the execution and delivery of the transaction agreement, SunEdison and the Company, along with certain of their respective subsidiaries, entered into the settlement agreement, which resolves claims, disputes and other issues arising from the historical sponsor relationship between the Company and SunEdison. On June 7, 2017, the bankruptcy court entered an order approving the settlement agreement and no appeals with respect to such order were filed during the applicable appeals period.

Completion of the Transactions

Pursuant to the settlement agreement, effective as of the earlier of the closing of a jointly supported transaction or the consummation of the stand-alone conversion, which we refer to as the settlement effective time:

•	SunEdison will exchange, effective immediately prior to the settlement effective time and conditioned on the occurrence thereof, all of the shares of Class B common stock and all of the Class B units of TerraForm Power, LLC held by SunEdison for either (i) in the case of a jointly supported transaction, 36.9% of the total consideration paid to all Company stockholders in that jointly supported transaction, as adjusted for any excluded shares and on a fully-diluted, as converted basis, or (ii) in the case of a stand-alone conversion, newly issued Class A common stock of the Company constituting 36.9% of the aggregate issued and outstanding shares of Class A common stock of the Company on a fully-diluted, as converted basis;
•	SunEdison’s affiliates’ IDRs in TerraForm Power, LLC will be terminated and cancelled, delivered or transferred to TerraForm Power, LLC or its designee; and
•	certain claims will be released and certain contracts will be rejected or terminated, as described below.

Stand-Alone Conversion Option

In certain circumstances following a termination of the transaction agreement or an alternative jointly supported transaction, SunEdison has a stand-alone conversion option, pursuant to which, in exchange for all of SunEdison’s shares of Class B common stock and Class B units of TerraForm Power, LLC, the cancellation and termination or delivery of SunEdison’s incentive distribution rights in TerraForm Power, LLC to the Company or its designee, and the mutual release of the claims described below and other settlements and compromises, SunEdison shall receive a number of shares of Class A common stock representing 36.9% of the total number of shares of Class A common stock on a fully-diluted, as converted basis. If SunEdison exercises the stand-alone conversion option, the mutual release of claims, the rejection or termination of certain contracts and the cancellation and termination or delivery of the incentive distribution rights in TerraForm Power, LLC will become effective upon the consummation of the stand-alone conversion.

Mutual Releases and Rejection and Termination of Contracts

Pursuant to the settlement agreement, on the closing of the merger:

•	The SunEdison Parties will release all claims against the Company Entities, subject to certain exceptions described below;
•	The Company Parties will release all claims against the SunEdison Entities, subject to certain exceptions described below; and
•	All contracts between any SunEdison Party and any Company Party will be rejected or terminated, subject to certain exceptions.

In addition to the releases described above, on the closing of the merger the Company Entities will waive their unsecured claims against the SunEdison Entities in SunEdison’s Chapter 11 cases except for a claim for $231 million (plus certain fees and interest) against the SunEdison Entities in connection with the First Wind Earnout Litigation, which will be preserved but the allowed amount, if any, of such preserved unsecured claim will be limited to 50% of the amount that the Company would otherwise have been entitled to prosecute subject to the settlement agreement. The SunEdison Entities and the Company Entities have each specified certain operational and administrative claims against each other which they have agreed to cooperate in good faith to resolve independently from the mutual release.

The releases described above do not extend to claims in respect of the settlement agreement, the transaction agreement, the voting and support agreement, any agreement or document created or entered into in connection with the settlement agreement or the transaction agreement, and certain contracts that SunEdison and the Company agree shall not be rejected or terminated.

In the event that the merger does not occur, the mutual release of claims and the rejection and termination of contracts described above would become effective on the closing of an alternative jointly supported transaction or upon the consummation of a stand-alone conversion.

Support Obligations

Both the SunEdison Parties and the Company Parties have agreed in the settlement agreement to certain obligations to support the merger and the proposed settlement and to cooperate on certain commercial and administrative matters. For instance, the Debtors have agreed to use commercially reasonable efforts to obtain the bankruptcy court’s approval of the settlement agreement (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the settlement agreement and no appeals were filed with respect to such orders during the applicable appeals period), and the SunEdison Parties and the Company Parties have agreed:

•	not to solicit or negotiate any transaction or plan of reorganization that is inconsistent with the settlement agreement, the merger or an alternative jointly supported transaction, subject to the fiduciary out described below. We refer to this provision as the “Settlement Non-Solicit.”
•	to pursue or support prompt approval of the settlement agreement by the bankruptcy court (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the settlement agreement and no appeals with respect to such orders were filed during the applicable appeals period), and not to file or support pleadings or a plan of reorganization in SunEdison’s Chapter 11 cases that are inconsistent with the settlement agreement, the merger or an alternative jointly supported transaction;
•	to pursue the satisfaction of the conditions precedent to the merger or an alternative jointly supported transaction; and

•	to cooperate to resolve certain specified commercial and administrative matters and, if requested by the Company Parties or Brookfield, to negotiate in good faith to enter into transition services agreements with respect to contracts between the Company Parties and the SunEdison Parties that will be rejected or terminated pursuant to the settlement agreement.

In the case of the Company, until the stockholders of the Company approve the merger and in the case of SunEdison, until the bankruptcy court approves the SunEdison Parties’ entry into the voting and support agreement (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the voting and support agreement and no appeals with respect to such orders were filed during the applicable appeals period), the Settlement Non-Solicit does not apply to an unsolicited bona fide proposal that, in the case of the Company, the Company’s board of directors and the TerraForm Power, LLC Corporate Governance and Conflicts Committee has determined is reasonably likely to result in a “Superior Proposal” (as defined in the transaction agreement), and, in the case of SunEdison, SunEdison’s board of directors has determined is reasonably likely to result in a SunEdison Stand-Alone Superior Proposal, in each case in good faith based on the information then available and after consultation with financial and legal advisors.

Termination

The settlement agreement may be terminated at any time prior to the closing of the merger or an alternative jointly supported transaction (or, in the case of a stand-alone conversion, the consummation of such conversion) by the mutual written consent of the Company, TerraForm Power, LLC and SunEdison.

In addition, the settlement agreement may be terminated at any time prior to the closing of the merger or an alternative jointly supported transaction (or, in the case of a stand-alone conversion, the consummation of such conversion) by the Company or TerraForm Power, LLC if the Company Parties are not in material breach of the settlement agreement, upon the occurrence of certain events, including:

•	the material breach of the settlement agreement or the voting and support agreement by the SunEdison Parties, which breach has not been cured within ten business days after notice thereof;
•	the bankruptcy court enters an order that is materially inconsistent with the order approving the settlement agreement or the corresponding settlement agreement between SunEdison, Global and certain of their respective direct and indirect subsidiaries that have executed and delivered joinders to that agreement, which we refer to as the Global settlement agreement, in a manner adverse to the Company Parties (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the settlement agreement, as well as an order approving the Global settlement agreement on the same date and no appeals with respect to such orders were filed during the applicable appeals period);
•	the SunEdison Parties file a pleading that is materially inconsistent with the settlement agreement and it is not withdrawn after the SunEdison Parties receive written notice from the Company or TerraForm Power, LLC;
•	the bankruptcy court has not entered an order approving the voting and support agreement and authorizing the merger or an alternative jointly supported transaction by May 18, 2017, or, if SunEdison is pursuing such order over an objection, June 30, 2017; or such order has not become a final order by July 15, 2017 (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the voting and support agreement and, as of July 15, 2017, the orders were final);
•	the bankruptcy court has not entered orders approving the settlement agreement and the Global settlement agreement by May 18, 2017, or, if SunEdison is pursuing such orders over an objection, June 30, 2017; or such orders have not become final orders by July 15, 2017 (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the settlement agreement, as well as an order approving the Global settlement agreement on the same date and, as of July 15, 2017, the orders were final);
•	the voting and support agreement is terminated in the absence of, at the time of such termination, an alternative jointly supported transaction;

•	the transaction agreement is terminated in the absence of, at the time of such termination, an alternative jointly supported transaction; or
•	the SunEdison Parties fail to use commercially reasonable efforts to cause, at the Company’s request, certain of SunEdison’s subsidiaries to join the settlement agreement.

The settlement agreement may be terminated at any time prior to the closing of the merger or an alternative jointly supported transaction (or, in the case of a stand-alone conversion, the consummation of such conversion) by SunEdison, if the SunEdison Parties are not in material breach of the settlement agreement, upon the occurrence of certain events, including:

•	the material breach of the settlement agreement by the Company Parties, which breach has not been cured within ten business days after notice thereof;
•	the Company Parties file a pleading that is materially inconsistent with the settlement agreement and it is not withdrawn after the Company Parties receive written notice from SunEdison;
•	the bankruptcy court has not entered an order approving the voting and support agreement and authorizing the merger or an alternative jointly supported transaction on or before July 31, 2017 (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the voting and support agreement and, as of July 15, 2017, the orders were final);
•	the bankruptcy court has not entered orders approving the settlement agreement and the Global settlement agreement on or before July 31, 2017 (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the settlement agreement, as well as an order approving the Global settlement agreement on the same date and, as of July 15, 2017, the orders were final);
•	the voting and support agreement is terminated in the absence of, at the time of such termination, an alternative jointly supported transaction;
•	the transaction agreement is terminated in the absence of, at the time of such termination, an alternative jointly supported transaction; or
•	the Company Parties fail to use commercially reasonable efforts to cause each of the Company’s subsidiaries to join the settlement agreement, or, if any such subsidiaries fail to join the agreement, the Company Parties fail to indemnify the SunEdison Parties against claims brought by such subsidiaries.

In certain circumstances, termination of the settlement agreement may be prohibited until SunEdison has determined not to exercise its stand-alone conversion option. In addition, after the Company’s shareholders have approved the merger, the Company and TerraForm Power, LLC may only terminate the settlement agreement for an uncured material breach by the SunEdison Parties or the termination of the transaction agreement, and SunEdison may only terminate the settlement agreement for an uncured material breach by the Company Parties or the termination of the transaction agreement.

Transfers and Conversions

Each of the Company Parties, on the one hand, and SunEdison Parties, on the other hand, have agreed not to directly or indirectly sell, transfer, assign, encumber or otherwise dispose of, in whole or in part, any claims that it has against the other.

The SunEdison Parties have agreed not to, except pursuant to a stand-alone conversion:

•	seek to convert, exchange, redeem, terminate or take any other action that would extinguish their Class B units and or shares of Class B common stock, other than at the closing of the merger or an alternative jointly supported transaction in accordance with the terms of the transaction agreement or an alternative jointly supported transaction agreement, as applicable, or in connection with a stand-alone conversion; or
•	directly or indirectly sell, transfer, assign, encumber or otherwise dispose of, in whole or in part, any Class B units or shares of Class B common stock to any entity that is not, at the time of such transfer, a SunEdison Party.

Summary of the Voting and Support Agreement

Concurrently with the execution and delivery of the transaction agreement, the Company, Brookfield Holdco and Merger Sub entered into a voting and support agreement with SunEdison and the SunEdison stockholders. On June 7, 2017, the bankruptcy court entered an order approving the voting and support agreement and the IDR transfer agreement and no appeals with respect to such orders were filed during the applicable appeals period.

As of the close of business on [•], 2017, the record date for the special meeting, SunEdison Holdings Corporation and SUNE ML1, LLC owned 33.2% and 66.8% of the shares of Class B common stock outstanding, respectively, which shares of Class B common stock represented, in the aggregate, 83.9% of the combined voting power of the Company Class A common stock and Class B common stock outstanding.

Agreement to Vote

Pursuant to the voting and support agreement, each SunEdison stockholder agreed to vote (or cause to be voted) all of its shares of Class B common stock and other equity securities of the Company that SunEdison, each of the SunEdison stockholders or any of their respective affiliates has beneficial ownership of, which we together refer to as the covered shares, in favor of the adoption and approval of the transaction agreement and the charter amendment and in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the adoption and approval of the transaction agreement, provided there has not been made a change of recommendation in respect of an acquisition proposal. Additionally, each SunEdison stockholder agreed to vote against, provided there has not been made a change of recommendation in respect of an acquisition proposal:

•	any acquisition proposal; and
•	any action, contract or transaction that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purpose of or adversely affect the consummation of the merger or the performance by the Company of its obligations under the transaction agreement or the voting and support agreement.

Restrictions on Transfers

Each SunEdison stockholder also agreed not to transfer its covered shares, subject to certain exceptions, prior to the termination of the voting and support agreement. However, each SunEdison stockholder may transfer its covered shares in connection with a SunEdison Stand-Alone Superior Proposal.

No Solicitation

Each of SunEdison and each SunEdison stockholder further agreed that they and their subsidiaries would not, and would use their reasonable best efforts to cause their representatives not to:

•	initiate, solicit or knowingly encourage any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal or SunEdison Stand-Alone Acquisition Proposal;
•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal or SunEdison Stand-Alone Acquisition Proposal; or
•	knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal or SunEdison Stand-Alone Acquisition Proposal.

However, if prior to the entry by the bankruptcy court of the order approving the voting and support agreement (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the voting and support agreement and no appeals with respect to such orders were filed during the applicable appeals period) and following receipt of a bona fide written SunEdison Stand-Alone Acquisition Proposal from a third party, the board of directors of SunEdison (1) determines in good faith after consultation with outside legal counsel that a failure to take any of the following actions would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable law and (2) determines in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such SunEdison Stand-Alone Acquisition proposal constitutes, or is reasonably likely to result in, a SunEdison Stand-Alone Superior Proposal, each of SunEdison and the SunEdison stockholders and their respective representatives may:

•	provide information to such third party in response to a request for such information, subject to compliance with certain confidentiality obligations; and
•	engage or participate in discussions or negotiations with such third party.

On June 7, 2017, the bankruptcy court entered an order approving the voting and support agreement, and the board of directors of SunEdison therefore may no longer provide information to, or engage or participate in discussions with a third party as described immediately above and no appeals with respect to such orders were filed during the applicable appeals period.

Support Obligations

In addition, each of SunEdison and the SunEdison stockholders agreed:

•	not to commence, join in, facilitate, assist or encourage any claim against Brookfield Holdco, Merger Sub, the Company or any of their respective directors or officers related to the transaction agreement or the merger;
•	to use commercially reasonable efforts to seek entry by the bankruptcy court of an order approving the voting and support agreement (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the voting and support agreement and no appeals were filed with respect to such orders during the applicable appeals period); and
•	to support and not object to, litigate against or otherwise impair, hinder or delay the merger and the other transactions contemplated by the transaction agreement, except in the event of a SunEdison Stand-Alone Superior Proposal.

The Company agreed to exercise its right to extend the termination date under the transaction agreement to obtain certain regulatory consents if it receives a written request to extend the termination date from SunEdison. The Company further agreed not to, without the prior written consent of SunEdison:

•	waive or enter into any amendment or modification of any condition to the closing set forth in the transaction agreement;
•	enter into any amendment or modification of the transaction agreement, other than an amendment or modification that is immaterial and not adverse to SunEdison;
•	agree or exercise its right to terminate the transaction agreement, other than pursuant to its right to do so in accordance with the transaction agreement if:
•	the merger has not been consummated by the termination date (subject to the Company’s obligation to extend the termination date upon the request of SunEdison);
•	an order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable;
•	the requisite Company vote or the charter amendment shall not have been obtained at the special meeting, but only as a result of the failure of the SunEdison stockholders to vote in favor of the requisite Company vote or the charter amendment vote at the special meeting; or
•	the settlement agreement is terminated.

See “The Transaction Agreement—Termination and Effect of Termination.”

SunEdison Registration Rights

The voting and support agreement also provides that, on or prior to the closing date, the Company, SunEdison and the SunEdison stockholders will enter into the SunEdison registration rights agreement, which will govern the rights of SunEdison and the SunEdison stockholders with respect to the registration for resale of shares of Class A common stock held by them following the merger. Pursuant to the SunEdison registration rights agreement, the Company will be required to file a shelf registration statement providing for an offering to be made on a continuous or delayed basis, and keep such shelf registration statement continuously effective until the earlier of one year after the closing date of the merger and the date on which all shares of Class A common stock held by SunEdison or the SunEdison stockholders on the closing date of the merger have either been distributed in a registered offering or are freely tradable, without volume or manner of sale restrictions. The shelf registration statement will only provide for sale of such shares of Class A common stock:

•	by SunEdison and the SunEdison stockholders to creditors or shareholders of SunEdison in accordance with SunEdison’s then-current plan of reorganization, or from time to time in the market; or
•	from time to time in the market by creditors or shareholders of SunEdison to whom SunEdison or the SunEdison stockholders have distributed shares of Class A common stock in an unregistered private offering.

The SunEdison registration rights agreement will not provide for “piggyback” registration rights or underwritten offerings.

Termination

The voting and support agreement will automatically terminate upon the earliest to occur of:

•	the effective time of the merger;
•	the termination of the transaction agreement;
•	the termination of the settlement agreement prior to the time the approval of the merger by the Company’s stockholders is obtained;
•	the Company’s having breached the prohibition on waiver, amendment or modification of a closing condition under the transaction agreement without SunEdison’s consent, subject to the Company’s right to cure such breach;
•	prior to the approval of the voting and support agreement by the bankruptcy court (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017, including with respect to the voting and support agreement and no appeals with respect to such orders were filed during the applicable appeals period), the board of directors of SunEdison (or any duly authorized committee thereof) determines that a SunEdison Stand-Alone Acquisition Proposal is a SunEdison Stand-Alone Superior Proposal, in accordance with the terms of the voting and support agreement; and
•	termination of the voting and support agreement by mutual written consent of SunEdison, Brookfield Holdco and the Company.

As used in this proxy statement:

•	“SunEdison Stand-Alone Acquisition Proposal” has the meaning set forth in “The Transaction Agreement” on page [•].
•	“SunEdison Stand-Alone Superior Proposal” means a bona fide SunEdison Stand-Alone Acquisition Proposal (for purposes of this definition, replacing all references in the definition of “SunEdison Stand-Alone Acquisition Proposal” to “15% or more” with “more than 50%”) that the board of directors of SunEdison or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, taking into account all legal, financial and regulatory aspects of such SunEdison Stand-Alone Acquisition Proposal and the person making such SunEdison Stand-Alone Acquisition Proposal, is reasonably likely to be consummated in accordance with its terms, and would, if consummated, result in a transaction more favorable to SunEdison from a financial point of view than the transactions contemplated by the transaction agreement (after taking into account any proposed revisions to the terms of such transactions in accordance with the voting and support agreement).

Summary of the Creditor Support Agreement

Concurrently with the execution of the transaction agreement, the Company, Brookfield Holdco and Merger Sub entered into a creditor support agreement with the supporting 2L holders. Under the creditor support agreement, each supporting 2L holder agreed to support, and not object to, any relief requested by the Debtors in connection with the transactions contemplated by the transaction agreement, including SunEdison’s motion seeking the bankruptcy court’s approval of the settlement agreement, voting and support agreement and IDR transfer agreement by entry of the bankruptcy court orders. Each supporting 2L holder also agreed not to object to, or join any person objecting to, SunEdison’s motion seeking entry of the bankruptcy court orders, and not to file or support any motion, application, pleading or other document that is inconsistent with the creditor support agreement or that in any way undermines its support for the creditor support agreement or the bankruptcy court orders (the bankruptcy court entered all relevant bankruptcy court orders on June 7, 2017 and no appeals with respect to such orders were filed during the applicable appeals period).

The creditor support agreement also provides that each supporting 2L holder will not, and will instruct and use its reasonable best efforts to cause its representatives not to:

•	initiate, solicit or knowingly encourage any inquiries or the making of any indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal or a SunEdison Stand-Alone Acquisition Proposal;
•	engage in, continue or otherwise participate in any discussions or negotiations regarding, any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal or SunEdison Stand-Alone Acquisition Proposal; or
•	knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal or SunEdison Stand-Alone Acquisition Proposal.

Additionally, each supporting 2L holder agreed not to transfer any of its claims in the Chapter 11 cases during the term of the creditor support agreement unless the transferee thereof delivers a joinder agreeing to be bound by all of the terms of the creditor support agreement.

Termination

The creditor support agreement will automatically terminate upon the earliest to occur of:

•	the effective time of the merger;
•	the termination of the transaction agreement;
•	the termination of the settlement agreement;
•	entry by the supporting 2L holders into a restructuring support agreement with SunEdison on terms that are reasonably satisfactory to Brookfield Holdco and the Company; and
•	the termination of the voting and support agreement.

CHARTER AMENDMENT

If the merger is completed, the Company’s charter will be amended and restated in the form set forth on Annex C-3.

Authorized Capital Stock

The amended and restated charter provides that the Company is authorized to issue 1,300,000,000 shares of capital stock, divided into two classes consisting of 1,200,000,000 shares of Class A common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share. The board of directors is authorized to issue the preferred stock in one or more series.

Immediately after the closing of the merger, there will be no shares of preferred stock outstanding.

Voting Rights

The amended and restated charter provides that, except as otherwise provided by the amended and restated charter or any duly authorized certificate of designation for any series of preferred stock or as required by law, the Class A common stockholders will have voting rights on all matters presented to stockholders of the Company. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock.

Except as otherwise required by the DGCL or provided in resolutions of the board of directors establishing the terms of a series of preferred stock, no holder of Class A common stock, as such, will be entitled to vote on any amendment or alteration of the amended and restated charter that alters, amends or changes the powers, preferences, rights or other terms of an outstanding series of preferred stock if the holders of such series are entitled to vote thereon

Rights of Preferred Stock

The amended and restated charter provides that the board of directors may determine by resolution for each class of preferred stock the powers, preferences and rights, and the qualifications, limitations and restrictions thereof.

Unless otherwise provided in resolutions of the board of directors establishing the terms of a series of preferred stock, no holder of any share of preferred stock will be entitled as of right to vote on any amendment or alteration of the amended and restated charter to authorize or create any other class or series of preferred stock or any alteration, amendment or repeal of any provision of any other series of preferred stock that does not adversely affect in any material respect the rights of the series of preferred stock held by such holder.

Composition of the Board of Directors

The amended and restated charter provides that, as of the effective time of the merger and until the date on which the master services agreement is no longer in effect, the board of directors will consist of seven members.

As of the effective time of the merger, the board of directors will be comprised of (i) four individuals designated by Brookfield Holdco and (ii) three individuals appointed from the current independent directors of the Company and designated jointly by Brookfield Holdco and the Company’s existing conflicts committee. Brookfield has asked the Company to consider including as one of the three independent directors an individual who is not a current independent director. The Company is considering this request but has not yet made a determination.

Following the effective time of the merger, directors will be recommended by the new governance committee to the board of directors for inclusion in the slate of board of directors-recommended nominees for election to the board of directors by the Class A common stockholders in connection with each election meeting. For so long as the master services agreement is in effect, the board of directors will be comprised of:

(i)	for so long as the Company qualifies for the controlled company exemption
(A)	three of the seven directors will be independent directors and will be designated to the board of directors for inclusion in the slate of board of directors-recommended nominees by a majority of the non-sponsor independent directors then in office after consulting and considering in good faith the views of the entire board of directors; and

(B)	four of the seven directors will be designated by Brookfield Holdco to the new governance committee for inclusion in the slate of board-recommended nominees; and
(ii)	from and after the date on which the Company no longer qualifies for the controlled company exemption:
(A)	three of the directors on the board of directors will be independent and will be designated to the board of directors for inclusion in the slate of board of directors-recommended nominees by a majority of the non-sponsor independent directors then in office after consulting and considering in good faith the views of the entire board of directors;
(B)	in addition to the three directors required to be independent directors pursuant to the previous paragraph, any directors required by the rules and regulations of Nasdaq to be independent directors will be independent directors and will be designated by Brookfield Holdco to the new governance committee for inclusion in the slate of board-recommended nominees; and
(C)	the remaining directors will be designated by Brookfield Holdco to the new governance committee for inclusion in the slate of board-recommended nominees.

For so long as the master services agreement is in effect, if at any time there are no members of the board of directors who are sponsor directors because the Class A common stockholders voted against the election of such individuals designated by Brookfield Holdco to serve as a director, then Brookfield Holdco may designate one individual to attend meetings of the board of directors as a non-voting observer.

Following the effective time of the merger, from and after the date on which the master services agreement is no longer in effect, Brookfield Holdco will be entitled to designate the following number of directors for inclusion in the slate of board of directors-recommended nominees for election at each such election meeting:

(i)	four directors if the sponsor group beneficially owns more than 50% of the issued and outstanding Class A common stock;
(ii)	three directors if the sponsor group beneficially owns at least 38% but less than or equal to 50% of the issued and outstanding Class A common stock;
(iii)	two directors if the sponsor group beneficially owns at least 26% but less than 38% of the issued and outstanding Class A common stock; and
(iv)	one director if the sponsor group beneficially owns at least 14% of the issued and outstanding Class A common stock.

If, from and after the master services agreement is no longer in effect, the board of directors is comprised of more than seven directors, Brookfield Holdco will be entitled to designate for inclusion in the slate of board of directors-recommended nominees for election at each election meeting the greater of (x) the number of directors Brookfield Holdco is otherwise entitled to designate at such time and (y) the number of directors equal to the percentage of shares of Class A common stock beneficially owned by the sponsor group multiplied by the number of directors constituting the entire board of directors, rounded down to the nearest whole number of directors.

If, from and after the master services agreement is no longer in effect, the number of directors Brookfield Holdco is entitled to designate changes as a result of a change in the level of beneficial ownership of voting securities of the Company held by the sponsor group and such change results in the number of directors Brookfield Holdco is entitled to designate becoming less than the number of sponsor directors then in office, then, upon the request of the majority of the directors then in office not designated by Brookfield Holdco, Brookfield Holdco will cause the appropriate number of sponsor directors to tender their resignations in order that the number of sponsor directors may be adjusted to reflect the number of directors Brookfield Holdco is then entitled to designate.

If, after the master services agreement is no longer in effect, the number of directors Brookfield Holdco is entitled to designate changes as a result of a change in the level of beneficial ownership of voting securities of the Company held by the sponsor group and such change results in the number of directors Brookfield Holdco is entitled to designate becoming greater than the number of sponsor directors then in office, then Brookfield Holdco may at any time designate the number of individuals it is entitled to designate for appointment to the board of directors in order that the number of sponsor directors may be increased to reflect the number of directors Brookfield Holdco is then entitled to designate.

As of the date on which the master services agreement is no longer in effect, and subject to any rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, any changes to the number of directors constituting the entire board of directors will be such as from time to time will be determined by, or in the manner provided in, the amended and restated bylaws, pursuant to which the number of directors may be fixed by a resolution of the board of directors subject to the approval of the new conflicts committee.

Nomination of Directors

The amended and restated charter provides that, following the effective time of the merger and for so long as the master services agreement is in effect, directors will be recommended by the new governance committee for inclusion in the slate of board of directors-recommended nominees for election to the board of directors by Class A common stockholders in connection with each election meeting. Brookfield Holdco will give written notice to the new governance committee of each of its director designees. The new governance committee will review and consider all directors proposed by Brookfield Holdco. The board of directors will include these designees in the slate of board of director-recommended nominees for election at each election meeting. The new governance committee and the board of directors will not be obligated to so nominate a director designated by Brookfield Holdco if the new governance committee or the board of directors determines in good faith that service by such director would violate applicable law or Nasdaq rules, nomination of such director would violate the fiduciary duties of the members of the board of directors or new governance committee or that a designated independent director does not meet the independence standards under applicable Nasdaq rules. If a director proposed by Brookfield Holdco is not elected to the board of directors, then Brookfield Holdco will have the right to submit additional individuals for nomination until such a director is elected.

Election of Directors

The amended and restated charter provides that, except as provided in any duly authorized certificate of designation for any series of preferred stock, in an uncontested election, each director will be elected by the affirmative vote of the majority of the votes cast with respect to such director at any election meeting at which a quorum is present. However, in the case of an election meeting at which a quorum is present for which the number of director nominees exceeds the number of directors to be elected at such election, each director will be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee).

Each director will hold office until the next annual meeting of stockholders and until his or her respective successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. With respect to the stockholder election of the non-sponsor independent directors, for so long as the master services agreement remains in effect, members of the sponsor group are required to vote (or abstain from voting) the shares of Class A common stock they beneficially own in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by stockholders other than members of the sponsor group. Directors may serve consecutive terms.

Removal of Directors

The amended and restated charter provides that, subject to the rights, if any, of the holders of any series of preferred stock to elect and remove directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of preferred stock), one or more or all directors may be removed from office with or without cause by the vote of the holders of shares of Class A common stock representing a majority of the issued and outstanding shares of Class A common stock at an annual meeting of stockholders or at a special meeting of stockholders called for such purpose.

With respect to the stockholder removal of the non-sponsor independent directors, for so long as the master services agreement remains in effect, Brookfield and its controlled affiliates (other than the Company and its controlled affiliates) are required to vote (or abstain from voting) the shares of Class A common stock they beneficially own in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by stockholders other than Brookfield and its controlled affiliates.

Filling Vacancies on the Board of Directors

The amended and restated charter provides that, subject to the immediately following paragraph and the rights, if any, of the holders of any series of preferred stock to remove directors and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of preferred stock), vacancies occurring on the board of directors for any reason may be filled by a vote of a majority of the remaining members of the board of directors then in office, although less than a quorum.

In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any sponsor director, a majority vote of the remaining sponsor directors then in office will appoint the director to fill the vacancy created thereby. In the event a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any non-sponsor independent director, a majority vote of the remaining non-sponsor independent directors then in office will appoint the director to fill the vacancy created thereby. In the event a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any independent director, a director appointed to fill this vacancy will be independent.

A person so elected by the board of directors to fill a vacancy will hold office until the next annual meeting of stockholders of the Company and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Committees of the Board of Directors

The amended and restated charter provides that the authority of the board of directors to designate committees of the board of directors and to delegate to any committee of the board of directors any power or authority of the board of directors will be as provided in the amended and restated bylaws; provided that any action to make, amend, alter, change, add to or repeal any provision in the charter of the new conflicts committee or any action to amend, revoke, alter, change, add to, or repeal any power or authority of the board of directors delegated to the new conflicts committee will, in each case, require the approval of the conflicts committee and, for so long as the governance agreement is in effect, Brookfield Holdco.

Following the closing of the merger, the Company will have the new conflicts committee, the new governance committee and an audit committee.

Special Meetings of Stockholders

The amended and restated charter provides that, except as otherwise required by law, a special meeting of stockholders of the Company may be called by (i) the chairperson, (ii) the lead independent director, (iii) the board of directors pursuant to a duly adopted resolution or (iv) the secretary of the Company upon the written request, stating the purpose of such meeting, of the holders of a majority of the shares of Class A common stock then outstanding.

Stockholder Action by Written Consent

The amended and restated charter provides that, subject to the rights of any series of preferred stock to act by written consent as specified in any duly authorized certificate of designation of any series of preferred stock, any action required or permitted to be taken by the Company’s stockholders may be effected only at a duly called annual or special meeting of the Company’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.

Charter Amendments

Pursuant to Section 242(b) of the DGCL, to amend the Company’s charter, subject to certain exceptions, the board of directors must adopt a resolution setting forth the proposed amendment, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment proposed be considered at the next annual meeting of the stockholders. At the meeting, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to adopt such amendment. In addition, if the amendment adversely affects any class of shares, then the affirmative vote of a majority of the outstanding stock of each such class is also required to adopt the amendment.

The amended and restated charter further provides that amendments of certain sections of the charter require an affirmative vote of 2/3 of combined voting power of all of the then outstanding shares of capital stock of the Company eligible to be cast in the election of directors generally voting as a single class, including provisions relating to:

•	voting, dividend and liquidation rights of Class A common stock;
•	removal of directors;
•	indemnification of officers and directors and limitation of the personal liability of directors; and
•	amendments to the amended and restated charter.

The amended and restated charter further provides that approval of the new conflicts committee is required to alter, amend or repeal provisions relating to:

•	the powers and composition of the board of directors;
•	amendments to the amended and restated bylaws and board of directors designation of committees;
•	filling vacancies in the board of directors;
•	competition and corporate opportunities; and
•	amendments to the amended and restated charter.

Bylaw Amendments

The amended and restated charter provides that, in furtherance and not in limitation of the foregoing, the board of directors is expressly authorized to amend the Company’s bylaws by an affirmative vote of a majority of the total number of directors then in office. The approval of the new conflicts committee and, for so long as the governance agreement is in effect, Brookfield Holdco will also be required to approve any such action to make, amend, alter, change, add to or repeal any provision in the bylaws (i) requiring the approval of the new conflicts committee, (ii) setting forth the standards for the “independence” that will be applicable to independent directors on the board of directors and the process for nomination to the board of directors, and election by the shareholders of the Company, of independent directors and (iii) setting out the manner in which the governance agreement is amended. In addition, the approval of Brookfield Holdco will, for so long as the governance agreement is in effect, be required for any such action to make, amend, alter, change, add to or repeal any provision in the bylaws relating to the designation, appointment, removal, replacement, powers or duties of the officers of the Company.

Officers

Pursuant to the amended and restated charter, officers may be removed by the board of directors in its sole discretion, except that, while the governance agreement remains in effect, Brookfield Holdco may remove any sponsor designated officer at its discretion subject to advising the conflicts committee prior to such removal and providing the conflicts committee with a rationale for the removal. In addition, the board of directors may remove any sponsor designated officer for cause after consulting in good faith with Brookfield Holdco with respect to such removal.

Limitation of Personal Liability of Directors

The amended and restated charter provides that to the fullest extent allowed by the DGCL, no director of the Company will be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company or its stockholders.

Indemnification of Directors and Officers

The amended and restated charter provides that, except as otherwise provided by the amended and restated bylaws, no director will be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company or its stockholders and the Company will indemnify and advance expenses to each director or officer to the fullest extent permitted by the DGCL

Transfer Restrictions

The amended and restated charter provides that, except through a secondary market transaction, pursuant to prior authorization obtained from the Federal Energy Regulatory Commission or through any purchase or other acquisition by or transfer among members of the sponsor group in respect of which no prior authorization from the Federal Energy Regulatory Commission is required, no person may purchase or otherwise acquire, and no stockholder of the Company may transfer to any person, shares of Class A common stock if the transferee, together with its FERC affiliates (as defined below), would beneficially own, control and/or hold power to vote sufficient Class A common stock to exercise utility control (as defined below) without the prior written consent of the board of directors.

From and after the day on which a member of the sponsor group has provided public notice that the sponsor group beneficially owns less than 50% of the issued and outstanding shares of Class A common stock, but prior to the day on which the board of directors determines that compliance with any or all of the restrictions and limitations on beneficial ownership, constructive ownership and transfers of shares of capital stock set forth in the amended and restated charter is no longer required for the purposes of the Company (or its affiliates) qualifying for certain federal income tax benefits or otherwise is no longer in the best interests of the Company, no disqualified person (as defined below) will directly or indirectly purchase or otherwise acquire and no Company stockholder will directly or indirectly transfer to any disqualified person shares of capital stock of the Company such that, after giving effect to such purchase, acquisition or other transfer:

(i)	such disqualified person would beneficially own or constructively own, in each case as determined for the purposes of Section 168(h)(6)(F)(iii) of the Internal Revenue Code of 1986, as amended, shares of capital stock of the Company equal to or in excess of 5% in value of the aggregate of the outstanding shares of capital stock of the Company, or such other percentage determined by the board of directors or, if such disqualified person was already a beneficial or constructive owner of shares of capital stock of the Company equal to or in excess of 5% in value of the aggregate of the outstanding shares of capital stock of the Company (or such other percentage determined by the board of directors) at the time of such purchase, acquisition or other transfer would increase its beneficial or constructive ownership of shares of capital stock; and
(ii)	disqualified persons beneficially or constructively owning, in each case as determined for purposes of Section 168(h)(6)(F)(iii) of the Internal Revenue Code of 1986, as amended, shares of capital stock equal to or in excess of 5% in value of the aggregate of the outstanding shares of capital stock (or such other percentage determined by the board of directors) would in the aggregate own shares of capital stock equal to or in excess of 40% in value of the aggregate of the outstanding shares of capital stock.

If any restricted purchase, acquisition or other transfer of capital stock of the Company occurs, then the purchase, acquisition or other transfer of that number of shares of capital stock of the Company that would result in a violation of these provisions will be null and void.

“Disqualified person” means a person that is a “tax-exempt entity” as defined in Section 168(h)(2) of the Internal Revenue Code of 1986, as amended (excluding any foreign person or entity and including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election under Section 168(h)(6)(F)(ii) of the Code for all applicable taxable years).

“FERC affiliate” with respect to any one person means any other person that would be considered an affiliate of such person for purposes of Section 203 of the Federal Power Act and the rules, regulations and precedents of the Federal Energy Regulatory Commission thereunder.

“Utility control” means the power to direct or cause the direction of the management and policies of the Company and exists if a person and its FERC affiliates in the aggregate directly or indirectly own, control or hold with power to vote shares of Class A common stock representing 10% or more of the Company’s outstanding voting power.

Corporate Opportunities

The amended and restated charter provides that the Company renounces any interest or expectancy of the Company or any of its affiliated companies in, or in being offered an opportunity to participate in, any corporate opportunity (as defined below) presented to Brookfield Holdco or its affiliated companies or any dual role person

(as defined below) to the fullest extent permitted by law and subject to the written contractual agreements in effect between the Company or its affiliated companies, on the one hand, and Brookfield Holdco or its affiliated companies, on the other hand.

In the event that either (i) Brookfield and its affiliated companies or (ii) any dual role person, acquire knowledge of a potential transaction or matter which may be a corporate opportunity, none of Brookfield, its affiliated companies or any dual role person will have a duty to communicate or offer to the Company or any of its affiliated companies, or refrain from engaging directly or indirectly in, any corporate opportunity, and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person.

No dual role person (i) will have any duty to communicate or offer to the Company or any of its affiliated companies any corporate opportunity, (ii) will be prohibited from communicating or offering any corporate opportunity to (x) Brookfield, any of its affiliated companies of which such dual role person is an employee, agent, representative, officer or director or (y) if not an employee, agent, representative, officer of director of Brookfield or any of its affiliated companies, any power generation business of which such dual role person is an employee, agent, representative, officer or director and (iii) to the fullest extent permitted by the DGCL, will have any liability to the Company or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (x) the failure to communicate or offer to the Company or any of its affiliated companies any corporate opportunity or (y) the communication or offer to Brookfield, any of its affiliated companies of which such dual role person is an employee, agent, representative, officer or director or any power generation business of which such dual role person is an employee, agent, representative, officer or director, as applicable, of any corporate opportunity.

“Corporate opportunity” means any potential transaction, corporate opportunity or other matter within the same or similar business activities or related lines of business as those in which the Company or any of its affiliated companies may engage, or other business activities that overlap with or compete with those in which the Company or any of its affiliated companies, directly or indirectly, participates; provided that a corporate opportunity does not include any such corporate opportunity offered to a dual role person solely in such dual role person’s capacity as a director, an officer or employee of the Company or of any of its affiliated companies.

“Dual role person” means (i) any individual who is an officer or director of the Company and is also an employee, officer or director of Brookfield or any of its affiliated companies or (ii) any individual who is a director of the Company and is otherwise an employee, officer or director of a power generation business.

DGCL § 203 – Business Combinations with Interested Stockholders

The amended and restated charter provides that the Company has elected not to be governed by DGCL § 203. Subject to certain exceptions, DGCL § 203 generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s voting stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder, unless the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by such a section.

Dividends and Distributions

The amended and restated charter provides that the Class A common stockholders will be entitled to receive all dividends and distributions (whether payable in cash or otherwise) as may from time to time be declared by the board of directors in respect of the Class A common stock out of the assets or funds of the Company legally available for the payment thereof, at such times and in such amounts as the board of directors in its discretion will determine, and will share equally on a per share basis in all such dividends and distributions.

In no event will any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on any shares of Class A common stock unless, at the same time, all of the shares of Class A common stock at the time outstanding are treated in the same proportion and the same manner.

Exclusive Forum

The amended and restated charter provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder to bring (i) any derivative action on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the charter or the bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE CHARTER AMENDMENT.

SUNEDISON REGISTRATION RIGHTS AGREEMENT

This section describes the material terms of the SunEdison registration rights agreement. The description of the SunEdison registration rights agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the SunEdison registration rights agreement, a copy of which is attached as Annex G. The foregoing Annex is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the SunEdison registration rights agreement that is important to you. We encourage you to read the SunEdison registration rights agreement carefully and in its entirety.

The voting and support agreement provides that, on or prior to the closing date, the Company, SunEdison and the SunEdison stockholders will enter into the SunEdison registration rights agreement. The SunEdison registration rights agreement will govern the rights of SunEdison and the SunEdison stockholders with respect to the registration for resale of shares of Class A common stock held by them following the merger. Pursuant to the SunEdison registration rights agreement, the Company will be required to file a shelf registration statement by the later of 30 days following the date on which the Company has made all then-required filings on Forms 10-K and 10-Q under the Exchange Act and 30 days following the date of the SunEdison registration rights agreement. The SunEdison registration rights agreement will provide for an offering to be made on a continuous or delayed basis, and require the Company to keep such shelf registration statement continuously effective until the earlier of one year after the closing date of the merger and the date on which all shares of Class A common stock held by SunEdison or the SunEdison stockholders on the closing date of the merger have either been distributed in a registered offering or are freely tradable, without volume or manner of sale restrictions. The shelf registration statement will only provide for sale of such shares of Class A common stock:

•	by SunEdison and the SunEdison stockholders to creditors or shareholders of SunEdison in accordance with SunEdison’s then-current plan of reorganization, or from time to time in the market; or
•	from time to time in the market by creditors or shareholders of SunEdison to whom SunEdison or the SunEdison stockholders have distributed shares of Class A common stock in an unregistered private offering.

The SunEdison registration rights agreement will not provide for “piggyback” registration rights or underwritten offerings.

SunEdison and any direct transferee of SunEdison’s Class A common stock party to the SunEdison registration rights agreement which owns 10% or more of the outstanding shares of Class A common stock agreed not to dispose of any of the shares of Class A common stock they may hold following the merger if requested by the underwriters in connection with any underwritten offering by the Company during the seven days prior to, and during the 90-day period beginning on, the effective date of the registration statement for such offering or, in the case of an offering pursuant to a shelf registration statement, the pricing date for such underwritten offering. SunEdison’s registration rights (and the registration rights of any direct transferee of SunEdison’s Class A common stock party to the SunEdison registration rights agreement) will terminate upon the earliest of:

•	one year after the date of the SunEdison registration rights agreement;
•	the date on which all shares of Class A common stock held by SunEdison or the SunEdison stockholders on the closing date of the merger have been distributed in a registered offering;
•	the date on which all shares of Class A common stock held by SunEdison or the SunEdison stockholders on the closing date of the merger are freely tradable, without volume or manner-of-sale restrictions; or
•	the date on which all shares of Class A common stock held by SunEdison or the SunEdison stockholders on the closing date of the merger have been transferred without the registration rights in respect thereto having been assigned to the transferee.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of the Company’s stockholders, as described below in this section.

The estimated value of the payments and benefits that the Company’s named executive officers will receive in connection with the merger is quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) the combined estimated value of the per share merger consideration and the special dividend of $14.34, reflecting a full stock consideration election with respect to the per share merger consideration, (ii) salary and equity award holdings as of July 24, 2017, (iii) a merger closing assumed to occur on November 15, 2017 (the last practicable date determined in accordance with Item 402(t) of Regulation S-K) and (iv) a termination of each named executive officer by the Company without “cause” or by the executive for “good reason” on the closing date. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with the Company, independent of the merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Golden Parachute Compensation

Name(1)	Cash ($)(2)	Equity ($)(3)	Other ($)(4)	Total ($)
Peter Blackmore	—	—	—	—
Rebecca Cranna	$420,579	$1,436,796	$401,145	$2,258,520
Sebastian Deschler	$310,121	$321,904	$290,686	$922,711
(1)	Thomas Studebaker and David Rawden are also named executive officers of the Company, however they are not Company employees and do not receive compensation from the Company. Brian Wuebbels was also a named executive officer of the Company, however he resigned his position on March 30, 2016.
(2)	The amounts in this column reflect (a) a lump sum cash severance payment equal to the executive’s annual base salary and (b) a lump sum payment equal to 12 months of COBRA premiums, as set forth in the table below. Payments in respect of cash severance and COBRA premiums are payable to Ms. Cranna and Mr. Deschler upon a qualifying termination of employment, subject to execution of a release of claims and compliance with any post-termination restrictive covenants.
	Cash Severance ($)	COBRA Coverage Payment ($)	Total ($)
Rebecca Cranna(a)	$401,145	$19,434	$420,579
Sebastian Deschler	$290,686	$19,434	$310,121
(a)	The amounts payable to Ms. Cranna are pursuant to a letter agreement under which the Company agreed to (i) share the financial obligations thereunder with Global if Ms. Cranna performs duties for both the Company and Global and (ii) have the letter agreement assigned to Global if Ms. Cranna is employed solely by Global.
(3)	Amounts reflect “single-trigger” accelerated vesting of Company RSUs. Company equity awards accelerate upon the closing of the transaction irrespective of a termination of employment. Values are based on an estimated value per award of $14.34, which includes the per share merger consideration (assuming a stock consideration election for each Company equity award with an estimated value of $12.40, which is equal to the five-day average closing price of a share of Class A common stock following the announcement of the merger) plus the special dividend of $1.94.

Ms. Cranna and Mr. Deschler are also entitled to “single-trigger” accelerated vesting of Global restricted shares and Global restricted stock units upon the Company ceasing to be an affiliate of Global, subject to the named executive officer’s continued employment by the Company or any of its affiliates at such time. Based on a Global stock price of $5.00 per share, which was the closing price of Global common stock on July 24, 2017, the value of accelerated vesting of Global equity awards for Ms. Cranna and Mr. Deschler is estimated to be $597,075 and $816,325, respectively.

(4)	Amounts reflect “single-trigger” benefits in respect of retention awards that vest (a) if the merger closes prior to March 31, 2018, 75% upon the closing of the merger and 25% upon the date that is 90 days following the closing of the merger, subject in each case to continued employment through such vesting date, or (b) if the merger does not close prior to March 31, 2018, on March 31, 2018. If the executive officer’s employment with the Company is terminated by the Company without cause, she or he will remain entitled to receive any unpaid portion of the retention award upon such termination, subject to the execution of a release of claims.

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, the Company is seeking a non-binding, advisory stockholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed above in this section. The proposal gives the Company’s stockholders the opportunity to express their views on the merger-related compensation of the Company’s named executive officers.

Accordingly, the Company is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation,’ are hereby APPROVED.”

Vote Required and the Company Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt and approve the transaction agreement. Accordingly, you may vote not to approve this proposal on merger-related named executive officer compensation and vote to adopt the transaction agreement and vice versa. Because the vote is advisory in nature, it will not be binding on the Company, regardless of whether the transaction agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by the Company’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the transaction agreement. Because the merger-related named executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the transaction agreement is adopted (subject only to the contractual conditions applicable thereto).

Approval, by non-binding advisory vote, of merger-related named executive officer compensation requires the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of Class A common stock and Class B common stock, collectively, present in person or represented by proxy at the special meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

MARKET PRICE OF CLASS A COMMON STOCK

Our Class A common stock is listed for trading on the Nasdaq under the symbol “TERP.” The table below shows the high and low sales price of our Class A common stock, for the periods indicated, as reported on the Nasdaq.

	Class A Common Stock Price		Dividend Per Share
	High	Low
FY 2015
First quarter	$37.00	$28.13	$0.27
Second quarter	$42.66	$36.05	$0.335
Third quarter	$40.24	$13.83	$0.35
Fourth quarter	$20.12	$6.73	$0.00

FY 2016
First quarter	$12.80	$7.29	$0.00
Second quarter	$11.20	$7.23	$0.00
Third quarter	$14.69	$10.68	$0.00
Fourth quarter	$14.50	$11.10	$0.00

FY 2017
First quarter	$13.55	$10.99	$0.00
Second quarter	$12.90	$11.63	$0.00
Third quarter through July 31, 2017	$13.42	$11.69	$0.00

You are encouraged to obtain current market quotations for our Class A common stock in connection with voting your shares of Class A common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our Class A common stock and Class B common stock as of June 30, 2017 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•	each of our directors;
•	each of our named executive officers; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote below, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13D or 13G filed with the SEC. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814.

This table lists applicable percentage ownership based on 92,268,474 shares of our Class A common stock and 48,202,310 shares of our Class B common stock, in each case outstanding as of June 30, 2017. Shares issuable upon exercise of options to purchase shares of our Class A common stock that are exercisable within 60 days of June 30, 2017, and shares underlying vested RSUs and underlying RSUs that will vest within 60 days of June 30, 2017, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. This table does not include 1,500 and 12,500 Company RSUs granted to Messrs. Truong and Wuebbels, respectively, whose forfeiture is in dispute and for which the Company has not delivered shares of Class A common stock.

	Beneficial Ownership(1)
	Class A Common Stock			Class B Common Stock
Name and Address of Beneficial Owner	Number of Shares	%		Number of Shares	%	% of Total Voting Power
5% Stockholders:
SunEdison(2)	—	—		48,202,310	100	83.9
Blue Mountain Capital Management(3)	9,119,934	9.9		—	—	1.6
Madison Dearborn Capital Partners IV, LP(4)	6,080,922	6.6		—	—	1.1
The Vanguard Group(5)	6,371,463	6.9		—	—	1.1
Appaloosa Investment Limited Partnership I(6)	8,708,708	9.4		—	—	1.5
Brookfield Asset Management, Inc.(7)	11,075,000	12.0		—	—	1.9
Invesco Ltd.(8)	9,053,457	9.8		—	—	1.6
Blackrock, Inc.(9)	5,565,918	6.0		—	—	1.0
D.E. Shaw & Co., L.P. and certain affiliates(10)	6,080,922	6.6		—	—	1.1
Directors, Named Executive Officers and Executive Officers:
Peter Blackmore	20,400		*	—	—		*
Rebecca Cranna	40,193		*	—	—		*
Sebastian Deschler	141,859		*	—	—		*
Brian Wuebbels(11)	6,227		*	—	—		*
Christian Fong	12,800		*	—	—		*
Christopher Compton	20,400		*	—	—		*
David Pauker	11,700		*	—	—		*
Edward Hall	11,300		*	—	—		*
Hanif Dahya	20,900		*	—	—		*
John Stark	20,400		*	—	—		*
Kerri Fox	11,300		*	—	—		*
Marc Rosenberg	11,300		*	—	—		*
David Rawden	—		*	—	—		*
Thomas Studebaker	—		*	—	—		*
Directors and Executive Officers as a group	331,779		*	—	—		*
*	Less than one percent

(1)	Represents shares of Class A common stock or shares of Class B common stock and Class B1 common stock that are exchangeable at any time for shares of Class A common stock on a 1:1 basis. Each share of our Class B common stock is entitled to 10 votes per share.
(2)	Represents shares of Class B common stock held directly or indirectly by SunEdison Holdings Corporation, a wholly owned subsidiary of SunEdison. SunEdison Holdings Corporation does not own any shares of Class A common stock. However, SunEdison Holdings Corporation owns 48,202,310 Class B units of Terra LLC, which are exchangeable (together with shares of our Class B common stock) for shares of our Class A common stock at any time. As a result, SunEdison Holdings Corporation may be deemed to beneficially own the shares of Class A common stock for which such Class B units are exchangeable. The principal place of business for these entities is 13736 Riverport Drive, Suite 1000, Maryland Heights, Missouri 63043.
(3)	As set forth in such company’s Schedule 13G filed with the SEC on May 17, 2016. According to the filing, BlueMountain Capital Management, LLC, BlueMountain GP Holdings, LLC, Blue Mountain Credit Alternatives Master Fund L.P., Blue Mountain CA Master Fund GP, Ltd., BlueMountain Foinaven Master Fund L.P., BlueMountain Foinaven GP, LLC, BlueMountain Logan Opportunities Master Fund L.P., BlueMountain Logan Opportunities GP, LLC, BlueMountain Guadalupe Peak Fund L.P., BlueMountain Long/Short Credit GP, LLC, BlueMountain Montenvers Master Fund SCA SICAV-SIF, BlueMountain Montenvers GP S.à r.l., BlueMountain Kicking Horse Fund L.P., BlueMountain Kicking Horse Fund GP, LLC, BlueMountain Timberline Ltd. share voting and dispositive power over 9,119,934 shares of Class A common stock. The address for each of the Blue Mountain entities is 280 Park Avenue, 12th Floor, New York, New York 10017.
(4)	As set forth in such company’s Schedule 13G filed with the SEC on February 16, 2016. According to the filing, Madison Dearborn Capital Partners IV, L.P. (“MDCP”) and Madison Dearborn Partners IV, L.P. (“MDP IV”) share voting and dispositive power over 6,080,922 shares of Class A common stock. This includes 1,952 shares of common stock of the Issuer held by Northwestern University over which MDCP has power to vote and dispose pursuant to a voting agreement and proxy. As a result, MDCP may be deemed to beneficially own these shares. The shares of Class A common stock of MDCP may be deemed to be beneficially owned by MDP IV, who is the sole general partner of MDCP. The address for MDCP and MDP IV is Three First National Plaza, Suite 4600, Chicago, Illinois 60602.
(5)	As set forth in such company’s Schedule 13G filed with the SEC on February 10, 2017. According to the filing, The Vanguard Group has voting and dispositive power over 6,371,463 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	As set forth in such company’s Schedule 13D/A filed with the SEC on March 23, 2017. According to the filing, Appaloosa Investment Limited Partnership I, Palomino Master Ltd., Appaloosa LP, Appaloosa Capital Inc., Appaloosa Management L.P., Appaloosa Partners Inc. and David A. Tepper (collectively, “Appaloosa”) share voting and dispositive power over 8,708,708 shares of Class A common stock. The address for Appaloosa is 51 John F. Kennedy Parkway, 2nd Floor, Short Hills, New Jersey 07078.
(7)	As set forth in such company’s Schedule 13D/A filed with the SEC on May 17, 2017. According to the filing, Orion US Holdings 1 L.P. (“Orion US LP”), with respect to Class A common stock directly owned by it, Orion US GP LLC, (“Orion US GP”), with respect to Class A common stock owned by Orion US LP, Brookfield Infrastructure Fund III GP LLC, (“BIF”), which serves as the indirect general partner of Orion US GP and Orion US LP, Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. (“BAMPIC Canada”), which serves as the investment adviser to BIF, Brookfield Credit Opportunities Master Fund, L.P., (“Brookfield Credit Opportunities LP”), Brookfield Credit Opportunities Fund GP, LLC (“Brookfield Credit Opportunities GP”), with respect to the Class A common stock owned by Brookfield Credit Opportunities LP, Brookfield Asset Management Private Institutional Capital Adviser (Credit) LLC (“BAMPIC Credit”), which serves as the investment adviser to Brookfield Credit Opportunities LP, Brookfield Asset Management Inc. (“Brookfield”), which is the ultimate parent of BIF, BAMPIC Canada, Brookfield Credit Opportunities GP, and BAMPIC Credit and may be deemed to have voting and dispositive power over the Class A Shares held by the reporting persons and Partners Limited (“Partners”) (Partners holds 85,120 Class B limited voting shares of Brookfield, representing 100% of such shares, and 867,495 Class A limited voting shares of Brookfield, representing approximately 0.1% of such shares) share voting and dispositive power over 11,075,000 shares of Class A common stock. The address of Orion US LP, Orion US GP, BIF, BAMPIC Canada, Brookfield Credit Opportunities LP, Brookfield Credit Opportunities GP, GAMPIC Credit, Brookfield and Partners is 181 Bay Street, Suite 300, Brookfield Place, Toronto, Ontario M5J 2T3, Canada.
(8)	As set forth in such company’s Schedule 13G filed with the SEC on January 11, 2016. According to the filing, Invesco Ltd. has sole voting and dispositive power over 9,053,457 shares of Class A common stock. The address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.
(9)	As set forth in such company's Schedule 13G filed with the SEC on January 30, 2017. According to the filing, Blackrock, Inc. has sole voting and dispositive power over 5,565,918 shares of Class A common stock. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(10)	As set forth in such company's schedule 13G filed with the SEC on December 19, 2016. According to the filing, D.E. Shaw & Co., L.P., D.E. Shaw & Co. L.L.C. and David E. Shaw all have shared voting and dispositive power over 6,080,922 shares of Class A common stock. This includes (i) 4,578,575 shares in the name of D. E. Shaw Composite Holdings, L.L.C., (ii) 557,362 shares in the name of D. E. Shaw CF-SP Series 1 MWP Acquisition, L.L.C., (iii) 318,658 shares in the name of D. E. Shaw CF-SP Series 13-04, L.L.C., (iv) 297,766 shares in the name of D. E. Shaw CF-SP Series 8-01, L.L.C., (v) 274,524 shares in the name of D. E. Shaw CF-SP Series 11-06, L.L.C., and (vi) 54,037 shares in the name of D. E. Shaw CF-SP Series 10-07, L.L.C. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser of (i) D. E. Shaw Composite Holdings, L.L.C., (ii) D. E. Shaw CF-SP Series 1 MWP Acquisition, L.L.C., (iii) D. E. Shaw CF-SP Series 13-04, L.L.C., (iv) D. E. Shaw CF-SP Series 8-01, L.L.C., (v) D. E. Shaw CF-SP Series 11-06, L.L.C., and (vi) D. E. Shaw CF-SP Series 10-07, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the manager of (i) D. E. Shaw Composite Holdings, L.L.C., (ii) D. E. Shaw CF-SP Series 1 MWP Acquisition, L.L.C., (iii) D. E. Shaw CF-SP Series 13-04, L.L.C., (iv) D. E. Shaw CF-SP Series 8-01, L.L.C., (v) D. E. Shaw CF-SP Series 11-06, L.L.C., and (vi) D. E. Shaw CF-SP Series 10-07, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 6,080,922 shares as described above constituting 6.6% of the outstanding shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 6,080,922 shares. The address for D.E. Shaw & Co., L.P., D.E. Shaw & Co. L.L.C. and David E. Shaw is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.
(11)	Beneficial ownership number for NEO who left the Company is current as of the date of his departure.

APPRAISAL RIGHTS

General. If you hold one or more shares of Class A common stock, you are entitled to appraisal rights under Delaware law and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the per share merger consideration with respect to each such share, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such stockholder awarded “fair value” for such stockholder’s shares of Class A common stock by the court will receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the per share merger consideration with respect to each such share held by such stockholder. For the avoidance of doubt, if declared, the special dividend will be payable to all record holders of issued and outstanding shares of Class A common stock immediately prior to the effective time of the merger (contingent on the consummation of the merger) regardless of whether such holders demand appraisal of their shares of Class A common stock pursuant to Section 262 of the DGCL.

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex F. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Class A common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of the adoption of the transaction agreement, the Company, not less than 20 days prior to the meeting, must notify each stockholder who was a stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the copy of applicable statutory provisions is attached to this proxy statement as Annex F. A holder of Class A common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex F carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If, after the effective time of the merger, a holder of Class A common stock fails to perfect or withdraws or otherwise loses his, her or its appraisal rights, each such share will be treated as if it had been converted as of the effective time of the merger into a right to receive the per share merger consideration, without interest thereon, less any withholding taxes and will be treated as not having made an election with respect to the form of merger consideration such shareholder wishes to receive.

How to Exercise and Perfect Your Appraisal Rights. Holders of Class A common stock wishing to exercise the rights to seek an appraisal of their shares of Class A common stock must do ALL of the following:

•	you must not vote in favor of the adoption of the transaction agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the transaction agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the transaction agreement or abstain from voting your shares;
•	you must deliver to the Company a written demand for appraisal before the vote on the adoption of the transaction agreement at the special meeting and all demands for appraisal must be made by you, or in your name, fully and correctly, as your name appears, with respect to shares of Class A common stock evidenced by certificates, on your stock certificate, or, with respect to shares of Class A common stock held in “street name” through a bank, brokerage firm or other nominee, on the stock ledger, and such demands must reasonably inform the Company of your identity and your intention to demand appraisal of your shares of Class A common stock;
•	you must continuously hold the shares of Class A common stock from the date of making the demand through the effective time of the merger. You will lose your appraisal rights if you transfer such shares before the effective time of the merger; and
•	you or the Company, as the surviving corporation in the merger, must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Class A common stock within 120 days after the effective time of the merger. The Company, as the surviving corporation in the merger, is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the holders of Class A common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Class A common stock within the time prescribed in Section 262 of the DGCL.

Voting, in person or represented by proxy, against, abstaining from voting on or failing to vote on the adoption of the transaction agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights. Only a holder of record of shares of Class A common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of Class A common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates (or in the stock ledger). The demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of Class A common stock. Beneficial owners who do not also hold their shares of Class A common stock of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Class A common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Class A common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Class A common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Class A common stock as to which appraisal is sought. Where no number of shares of Class A common stock is expressly mentioned, the demand will be presumed to cover all shares of Class A common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES OF CLASS A COMMON STOCK IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF CLASS A COMMON STOCK. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES OF CLASS A COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of Class A common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of Class A common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814
Attention: Secretary

The Company’s Actions After Completion of the Merger. If the merger is completed, the Company, as the surviving corporation in the merger, will give written notice of the effective time of the merger within 10 days after such time to you if you did not vote in favor of adoption of the transaction agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time of the merger, you have the right to withdraw the demand and to accept the per share merger consideration in accordance with the transaction agreement for your shares of Class A common stock. Within 120 days after the effective time of the merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the Company, as the surviving corporation in the merger, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Company in the case of a petition filed by you, demanding a determination of the value of the shares of Class A common stock held by all such stockholders. The Company, as the surviving corporation in the merger, is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the Company, as the surviving corporation in the merger, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the transaction agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of those shares. The Company must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another record holder of Class A common stock who has properly exercised his or her appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the Company, as the surviving corporation in the merger, the Company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Office of the Register in the Chancery in which the petition was filed with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Class A common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Class A common stock at the effective time of the merger held by all stockholders who have properly exercised his, her or its appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment, unless good cause is shown for the Delaware Court of Chancery to use discretion and calculate the interest rate otherwise. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates and book-entry shares.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the per share merger consideration. We do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Class A common stock is less than the per share merger consideration.

If no party files a petition for appraisal within 120 days after the effective time of the merger, then you will lose the right to an appraisal, and will instead receive the applicable per share merger consideration described in the transaction agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective time of the merger, vote the shares of Class A common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Class A common stock as of a record date prior to the effective time of the merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the per share merger consideration by delivering a written withdrawal of the demand for appraisal to the Company, as the surviving corporation in the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the Company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days. If you fail to perfect or withdraw or otherwise lose the appraisal right, your shares of Class A common stock will be converted into the right to receive the applicable per share merger consideration, without interest thereon, less any withholding taxes.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE APPLICABLE PER SHARE MERGER CONSIDERATION FOR YOUR SHARES OF CLASS A COMMON STOCK IN ACCORDANCE WITH THE TRANSACTION AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

HOUSEHOLDING OF PROXY MATERIALS

Certain Company stockholders who share an address are being delivered only one copy of this proxy statement unless the Company or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a Company stockholder at a shared address to which a single copy of this proxy statement was delivered, the Company will promptly deliver a separate copy of such document to the requesting stockholder. Written requests should be made to TerraForm Power, Inc., Investor Relations, 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814 and oral requests may be made by calling the Company at (240) 762-7700.

Company stockholders sharing an address who are receiving multiple copies of the Company’s notice of internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by writing to the address above or calling the telephone number above.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to Be Considered for Inclusion in Next Year’s Proxy Materials

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders must be received no later than March 26, 2018 or such other date as the Company may announce as a reasonable time before the Company begins to print and send its proxy materials for the 2018 annual meeting of stockholders in the event that the anniversary of the 2018 annual meeting is changed by more than thirty days from the date of the 2017 Annual Meeting. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the attention of our Secretary, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, or by facsimile at 240-762-7900.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Notice of any director nomination or other proposal that you intend to present at the 2018 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders, must be delivered to, or mailed and received at, our principal executive offices, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, or by facsimile at 240-762-7900 not earlier than the close of business on April 12, 2018 and not later than the close of business on May 12, 2018. However, if the date of the 2018 annual meeting of stockholders is advanced more than 30 days prior to the first anniversary of the 2017 Annual Meeting or delayed more than 70 days after such anniversary date, then such notice must be received by us no earlier than 120 days prior to the date of the 2018 annual meeting of stockholders and no later than the later of 90 days prior to the date of the 2018 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the meeting was first made by us. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2018 annual meeting of stockholders. Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.

ADDITIONAL INFORMATION AND WHERE YOU CAN FIND IT

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. We make available free of charge through our website (http://www.terraformpower.com) the reports we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains an internet site containing these reports and proxy and information statements at http://www.sec.gov. Any materials we file can be read and copied online at that site or at the SEC’s Public Reference Room at 100 F Street NE, Washington DC 20549, on official business days between the hours of 10:00 am and 3:00 pm. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.

The following corporate governance documents (which are the versions of the Company’s corporate governance documents in effect as of the date hereof and not the versions to be entered into at the closing of the merger) are posted on our website at www.terraformpower.com:

•	The TerraForm Power, Inc. Corporate Governance Guidelines;
•	The TerraForm Power, Inc. Code of Business Conduct;
•	The TerraForm Power, Inc. Conflict of Interests Policy;
•	The TerraForm Power, Inc. Audit Committee Charter;
•	The TerraForm Power, Inc. Corporate Governance and Conflicts Committee Charter;
•	The TerraForm Power, Inc. Compensation Committee Charter; and
•	The TerraForm Power, Inc. Transition Committee Charter.

Except as expressly stated in the paragraph immediately below, information included on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this proxy statement.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed on July 21, 2017;
•	our Definitive Proxy Statement for our 2017 Annual Meeting, filed on July 24, 2017; and
•	our Current Report on Form 8-K, filed on August 1, 2017.

Printed copies of these documents will be mailed to stockholders along with this proxy statement. If you would like a printed copy of any of the other documents we file with the SEC, please send your request to 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814. In order to receive documents prior to the special meeting, please send your request at least five (5) business days prior to the special meeting.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OF CLASS A STOCKHOLDERS AND CLASS B STOCKHOLDERS OF THE COMPANY. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHOULD NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A	Merger and Sponsorship Transaction Agreement

Annex B-1	Settlement Agreement

Annex B-2	Voting and Support Agreement

Annex B-3	Creditor Support Agreement

Annex C-1	Master Services Agreement

Annex C-2	Relationship Agreement

Annex C-3	Second Amended and Restated Certificate of Incorporation of TerraForm Power, Inc.

Annex C-4	Second Amended and Restated Bylaws of TerraForm Power, Inc.

Annex C-5	Governance Agreement

Annex C-6	Amended and Restated Charter of the Conflicts Committee of the Board of Directors of TerraForm Power, Inc.

Annex C-7	Charter of the Corporate Governance and Nominations Committee of the Board of Directors of TerraForm Power, Inc.

Annex C-8	Second Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC

Annex C-9	Brookfield Registration Rights Agreement

Annex D	Opinion of Centerview Partners LLP

Annex E	Opinion of Morgan Stanley & Co. LLC

Annex F	Delaware General Corporation Law, Section 262

Annex G	SunEdison Registration Rights Agreement

Annex A

Merger and Sponsorship Transaction Agreement

EXECUTION VERSION

MERGER AND SPONSORSHIP TRANSACTION AGREEMENT

by and among

TerraForm Power, Inc.,

Orion US Holdings 1 L.P. and

BRE TERP Holdings Inc.

Dated as of March 6, 2017

A-i

Exhibit A	Form of Settlement Agreement
Exhibit B	Form of Voting and Support Agreement
Exhibit C	Form of Master Services Agreement
Exhibit D	Sponsor Line Term Sheet
Exhibit E	Form of Relationship Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Incentive Distribution Rights Transfer Agreement
Exhibit H	Second Amended and Restated TERP LLC Operating Agreement
Exhibit I	Governance Term Sheet

A-ii

MERGER AND SPONSORSHIP TRANSACTION AGREEMENT

This MERGER AND SPONSORSHIP TRANSACTION AGREEMENT (hereinafter called this “Agreement”), dated as of March 6, 2017, is by and among TerraForm Power, Inc., a Delaware corporation (the “Company”), Orion US Holdings 1 L.P., a Delaware limited partnership (“Sponsor”), and BRE TERP Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Sponsor (“Merger Sub”), with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, each of the respective boards of directors of Sponsor, Merger Sub and the Company, the Corporate Governance & Conflicts Committee of the board of directors of the Company (the “Conflicts Committee”), the Company as managing member of TerraForm Power, LLC (“TERP LLC”) and the Conflicts Committee of TERP LLC has approved the merger of Merger Sub with and into the Company (the “Merger”) and the consummation of the transactions contemplated herein, upon the terms and subject to the conditions set forth in this Agreement and has approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into a global settlement agreement with SunEdison, Inc. (“SunEdison”) and the other parties named therein (the “Settlement Agreement”) in the form attached hereto as Exhibit A;

WHEREAS, concurrently with the execution and delivery of this Agreement, SunEdison, certain affiliates of SunEdison, Sponsor, Merger Sub and the Company are entering into an agreement (the “Voting and Support Agreement”) in the form attached hereto as Exhibit B, pursuant to which, among other things, SunEdison agrees to take certain actions to support the consummation of the Merger and the other transactions contemplated by this Agreement promptly, including voting any shares of Class A common stock, par value $0.01 per share, of the Company (each, a “Class A Share”) and any shares of Class B common stock, par value $0.01 per share, of the Company (each, a “Class B Share”, and each Class A Share and Class B Share, a “Share” and, collectively, the “Shares”) held by SunEdison or any of its controlled Affiliates (as defined in Section 5.1(a)) in favor of the Merger;

WHEREAS, subject to the terms and conditions of the Settlement Agreement, SunEdison will exchange, effective immediately prior to the Effective Time (as defined in Section 1.3) (such time, the “Exchange Time”), all of the 48,202,310 Class B Units (as defined in the Amended and Restated Limited Liability Company Agreement of TERP LLC, dated and effective as of July 23, 2014, as amended from time to time (the “TERP LLC Operating Agreement”)) held by SunEdison or any of its controlled Affiliates in TERP LLC for 48,202,310 Class A Shares (the “Exchange Class A Shares”) and, as a result of such exchange, at the Exchange Time, all Class B Shares held by SunEdison or its controlled Affiliates in the Company shall be automatically redeemed and retired (the “Exchange”);

WHEREAS, on or prior to the Effective Time, the Company, TERP LLC, TerraForm Power Operating LLC (“TERP Operating LLC”), Brookfield Asset Management Inc. (“Sponsor Parent”) and certain Affiliates of Sponsor Parent (collectively, the “MSA Providers”) will enter into a Master Services Agreement (the “MSA”), substantially in the form attached hereto as Exhibit C, pursuant to which the MSA Providers will provide certain services to the Company and its Subsidiaries commencing at the Effective Time (the “MSA Services”);

WHEREAS, on or prior to the Effective Time, the Company and Sponsor Parent or one or more of its Affiliates (the “Sponsor Line Provider”) will enter into a revolving credit line agreement (the “Sponsor Line Agreement”), substantially consistent with the term sheet attached hereto as Exhibit D;

WHEREAS, on or prior to the Effective Time, the Company, TERP LLC, TERP Operating LLC and Sponsor Parent, will enter into a Relationship Agreement (the “Relationship Agreement”), substantially in the form attached hereto as Exhibit E, pursuant to which, among other things, Sponsor Parent will make a pipeline of projects described in the Relationship Agreement (the “ROFO Pipeline”) available to the Company and its Subsidiaries on the terms set forth in such agreement commencing at the Effective Time;

WHEREAS, on or prior to the Effective Time, the Company and Sponsor will enter into a Registration Rights Agreement (the “Registration Rights Agreement” and, together with the MSA, the Sponsor Line Agreement and the Relationship Agreement, the “Sponsorship Agreements”), substantially in the form attached hereto as Exhibit F;

WHEREAS, (i) concurrently with the execution and delivery of this Agreement, the Company, TERP LLC, BRE Delaware Inc., a Delaware corporation (the “Sponsor IDR Holder”), and SunEdison and certain of its Affiliates are entering into an Incentive Distribution Rights Transfer Agreement (the “IDR Transfer Agreement”), substantially in the form attached hereto as Exhibit G, pursuant to which SunEdison shall transfer to the Sponsor IDR Holder all of the outstanding incentive distribution rights of TERP LLC (the “IDRs”) held by SunEdison and certain of its Affiliates immediately following the Effective Time, and (ii) immediately following the transfer of the outstanding IDRs pursuant to the IDR Transfer Agreement, TERP LLC, the Company and Sponsor IDR Holder shall enter into the Second Amended and Restated TERP LLC Operating Agreement (the “New LLC Agreement,” and, together with the IDR Transfer Agreement and the Sponsorship Agreements, collectively, the “Ancillary Agreements” and individually, each an “Ancillary Agreement”), substantially in the form attached hereto as Exhibit H;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Sponsor has delivered to the Company the Guaranty (as defined in Section 5.2(m)) of the Fund Guarantors (as defined in Section 5.2(m)) dated as of the date of this Agreement, pursuant to which the Fund Guarantors have guaranteed certain obligations of Sponsor under this Agreement; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.1   The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

Section 1.2   Closing. Unless otherwise mutually agreed in writing between the Company and Sponsor, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the tenth (10th) calendar day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

Section 1.3   Effective Time. As soon as practicable following the Closing, the Company and Sponsor will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION

Section 2.1   The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to be substantially consistent with the terms set forth in Exhibit I hereto, until thereafter amended as provided therein or by applicable Law.

Section 2.2   The By-Laws. At the Effective Time, the by-laws of Merger Sub (the “By-Laws”) shall be amended in their entirety to be substantially consistent with the terms set forth in Exhibit I hereto, until thereafter amended as provided therein or by applicable Law.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Section 3.1   Directors. The board of directors of the Surviving Corporation shall be designated in accordance with the terms set forth in Exhibit I, until their earlier death, resignation or removal, as the case may be, in accordance with the Charter and By-Laws.

Section 3.2   Officers. The officers of the Surviving Corporation shall be designated in accordance with the terms set forth in Exhibit I, until their earlier death, resignation or removal in accordance with the Charter and By-Laws.

ARTICLE IV

ADDITIONAL SUNE SHARES ISSUANCE AND SPECIAL DIVIDEND; EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 4.1   Sequence of Events Immediately Prior to Effective Time. Immediately following the Exchange Time but prior to the Effective Time the following steps will occur in the sequence set forth below:

(a)   Additional SUNE Shares Issuance; Special Dividend.

(i)   First, in accordance with the terms and conditions of the Settlement Agreement (in the form attached hereto as Exhibit A and any amendment thereto entered into with the written consent of Sponsor), the Company shall issue to SunEdison such number of additional Class A Shares (the “Additional SunE Shares”, together with the Exchange Class A Shares, the “SunE Class A Shares”), such that immediately prior to the Effective Time, SunEdison and its Affiliates shall hold such number of Class A Shares that is 36.9% of the sum of (i) the number of Class A Shares issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, the Existing Sponsor Shares, the Exchange Class A Shares and the Additional SunE Shares), (ii) the number of Company Restricted Shares outstanding immediately prior to the Effective Time and (iii) the aggregate number of Class A Shares subject to Company RSUs outstanding immediately prior to the Effective Time (the “Fully Diluted Share Number”).

(ii)   Second, the Company will declare the payment of a dividend in the amount of $1.94 per share (the “Per Share Special Dividend”) in respect of (A) each Class A Share issued and outstanding immediately prior to the Effective Time (including the Exchange Class A Shares and the Additional SunE Shares); (B) each Company Restricted Share (as defined in Section 4.4(a)) outstanding immediately prior to the Effective Time; and (C) each Company RSU (as defined in Section 4.4(b)) outstanding immediately prior to the Effective Time, which shall be entitled to receive an amount in cash equal to (x) the number of Class A Shares subject to such Company RSU immediately prior to the Effective Time (in the case of Company RSUs subject to performance conditions, with such conditions deemed satisfied at “target” levels) (the “Special Dividend Shares”) multiplied by (y) the Per Share Special Dividend (the amounts set out in clauses (A), (B) and (C) above collectively, the “Special Dividend”). The Special Dividend shall be paid to holders of the Class A Shares described in clause (A) above and holders of the Company Equity Awards (as defined in Section 4.4(c)) as described in clauses (B) and (C) above as soon as reasonably practicable.

(b)   The Company shall be entitled to deduct and withhold from any Special Dividend otherwise payable pursuant to this Section 4.1 to any holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 4.3(j)) or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) Law. To the extent that amounts are so withheld by the Company, such withheld amounts (i) shall be remitted by the Company to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made by the Company.

Section 4.2   Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)   Merger Consideration. Each Class A Share issued and outstanding immediately prior to the Effective Time (other than (A) Class A Shares owned by Sponsor, Merger Sub or any other direct or indirect wholly-owned subsidiary of Sponsor (the “Existing Sponsor Shares”), Class A Shares owned by the Company, Company Restricted Shares (which are governed by Section 4.4(a)) and Hook Shares (as defined below), and in each case not held on behalf of third parties, and (B) Class A Shares that are owned by stockholders (“Dissenting Stockholders” and such Class A Shares, “Appraisal Shares”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) (each, an “Election Eligible Share” and collectively, “Election Eligible Shares”) shall at the election of the holder thereof made in accordance with the procedures set forth in Section 4.2(b) and subject to proration as set forth in Sections 4.3(c) and 4.3(d) either: (1) be converted into the right to receive $9.52 per Class A Share, in cash, without interest (the “Per Share Cash Consideration”) or (2) remain outstanding as one share of class A common stock, par value $0.01 per share, of the Surviving Corporation (each, a “Continuing Class A Share”) (the “Per Share Stock Consideration” and, together with the Per Share Cash Consideration, the “Per Share Merger Consideration”).

(b)   Proration. The Per Share Stock Consideration and the Per Share Cash Consideration are subject to proration as set forth in Sections 4.3(c) and 4.3(d), respectively.

(c)   Treatment of Election Eligible Shares. At the Effective Time, subject to proration as set forth in Section 4.3(c) and Section 4.3(d), (i)(A) each Election Eligible Share in respect of which a Cash Election (as defined in Section 4.3(b)) has been made shall cease to be outstanding, shall be cancelled and shall cease to exist and (B) each Election Eligible Share in respect of which a Stock Election (as defined in Section 4.3(b)) has been made shall remain outstanding as one Continuing Class A Share and (ii) each certificate (a “Certificate”) formerly representing any of the Election Eligible Shares, each book-entry account formerly representing any non-certificated Election Eligible Shares held in registered form on the books of the Company’s transfer agent immediately prior to the Effective Time (each, an “Uncertificated Share”) and each book-entry account formerly representing Election Eligible Shares held through a clearing corporation (each, a “Book-Entry Share”) shall thereafter represent only the right to receive or retain, as applicable, the applicable Per Share Merger Consideration and the Per Share Special Dividend, in each case without interest.

(d)   Cancellation or Conversion of Excluded Shares. Each Excluded Share (other than any Existing Sponsor Shares and any Hook Shares) shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.3(i). Each Existing Sponsor Share and each Class A Share held immediately prior to the Effective Time by any direct or indirect wholly-owned subsidiary of the Company that is taxable as a corporation (each a “Hook Share”, and collectively the “Hook Shares”), if any, shall remain outstanding as one Continuing Class A Share.

(e)   Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time and held by Sponsor shall be converted into a number of Continuing Class A Shares that, when taken together with the Continuing Class A Shares retained in respect of the Existing Sponsor Shares pursuant to Section 4.2(d), is equal to 51% of the aggregate number of Continuing Class A Shares issued and outstanding after giving effect to the transactions contemplated by this Article IV.

Section 4.3   Exchange of Certificates.

(a)   Paying Agent. Sponsor shall select, with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned), a paying agent (the “Paying Agent”), who shall also act as agent for the holders of the Election Eligible Shares for the purpose of receiving and holding their Form of Election in Merger, Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At the Effective Time, Sponsor shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of the holders of Class A Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments of the aggregate Per Share Cash Consideration under Section 4.2(a) (for the avoidance of doubt, taking into account the proration as set forth in Sections 4.3(c) and 4.3(d)) (such deposit being hereinafter referred to as the “Exchange Fund”). The paying agent agreement pursuant to which Sponsor shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Paying Agent shall invest the cash portion of the Exchange Fund as directed by Sponsor; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Cash Consideration (for the avoidance of doubt, taking into account the proration as set forth in Sections 4.3(c) and 4.3(d)) for all Election Eligible Shares as contemplated hereby, Sponsor shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.2(a) shall be promptly returned to Sponsor. At the Effective Time, the Company shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of the holders of Special Dividend Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments of the Special Dividend in accordance with Section 4.1(a)(ii), which amount shall be deposited and held in a segregated account from the Exchange Fund.

(b)   Consideration Election.

(i)   Subject to the last sentence of this clause and the other provisions of this Section 4.3(b), each holder of Election Eligible Shares and each holder of Company Restricted Shares immediately prior to the Election Deadline (as defined below) shall be entitled to elect to receive the portion of the applicable Per Share Merger Consideration set out in Section 4.2(a) in the form of either (A) the Per Share Cash Consideration (such election, the “Cash Election”, and the Election Eligible Shares, Company Restricted Shares and the Class A Shares subject to Company RSUs in respect of which a Cash Election has been made, the “Cash Shares”) or (B) the Per Share Stock Consideration (such election, the “Stock Election”, and the Election Eligible Shares, Company Restricted Shares and the Class A Shares subject to Company RSUs in respect of which a Stock Election has been made, the “Stock Shares”, and the Stock Election together with the Cash Election, the “Consideration Election”) for each Election Eligible Share held by it and each Company Restricted Share held by it. Any Consideration Election shall be made on a form for that purpose prepared by the Company and reasonably satisfactory to Sponsor (a “Form of Election in Merger”), which shall be mailed to such holders of Election Eligible Shares and holders of Company Restricted Shares on a date that the Proxy Statement is mailed to stockholders pursuant to Section 6.4(b) or such other date as Sponsor and the Company mutually agree or as may be required by applicable Law (the “Mailing Date”) and which shall include instructions for use in effecting the surrender of Certificates representing Election Eligible Shares (or affidavits of loss in lieu thereof as provided in Section 4.3(h)) to the Paying Agent. The deadline for submitting an effective, properly completed Form of Election in Merger to the Paying Agent shall be 5:00 p.m., New York City time, on the business day that is two trading days prior to the Closing Date (which date shall be publicly announced by the Company at least four (4) business days prior to the anticipated Closing Date) or such other time and date as the Company may announce with the consent of Sponsor (the “Election Deadline”), and such submission shall include the submission of any Certificates with respect to certificated Election Eligible Shares. The Company shall use its reasonable efforts to make a Form of Election in Merger available to all Persons who become holders of record of Election Eligible Shares between the Mailing Date and the Election Deadline. Holders of record of Class A Shares who hold such Class A Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election in Merger on behalf of their respective beneficial holders. Notwithstanding anything to the contrary contained in this Section 4.3(b)(i), SunEdison shall be entitled to make Consideration Elections in respect of the Exchange Class A Shares and the Additional SunE Shares as if such Exchange Class A Shares and Additional SunE Shares were issued and outstanding prior to the Election Deadline.

(ii)   Any election shall have been properly made only if the Paying Agent shall have actually received a properly completed Form of Election in Merger together with, in the case of an election in respect of any certificated Election Eligible Shares, the applicable Certificates by the Election Deadline. Each Election Eligible Share and Company Restricted Share for which an election shall not have been properly made by the Election Deadline (a “No Election Share”) shall be deemed to have made (A) if the aggregate number of Stock Shares exceeds the Maximum Stock Consideration Shares (as defined in Section 4.3(c)(i)), a Cash Election or (B) if the aggregate number of Cash Shares exceeds the Maximum Cash Consideration Shares (as defined in Section 4.3(d)(i)), a Stock Election. Subject to the terms of this Agreement and of the Form of Election in Merger, the Paying Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Form of Election in Merger, and any good-faith decisions of the Paying Agent regarding such matters shall be binding and conclusive. None of Sponsor, Merger Sub, the Company or the Paying Agent, or any of their respective Representatives, shall be under any obligation to notify any Person of any defect in a Form of Election in Merger.

(iii)   An election may be revoked in respect of any Election Eligible Shares, but only by written notice received by the Paying Agent prior to the Election Deadline. Upon any such revocation, unless a duly completed Form of Election in Merger is thereafter submitted prior to the Election Deadline in accordance with Sections 4.3(b)(i) and 4.3(b)(ii), such Election Eligible Shares shall be deemed to be No Election Shares. After an election has been validly made, any subsequent transfer of the Election Eligible Shares as to which such election related shall automatically revoke such election. In addition, all Forms of Election in Merger shall automatically be revoked if the Paying Agent is notified in writing by Sponsor and the Company that the Merger has been abandoned.

(c)   Proration of Per Share Stock Consideration. The aggregate Per Share Stock Consideration received by a holder making a Stock Election shall be subject to proration as follows:

(i)   The maximum aggregate number of Stock Shares across all holders that shall give the holders thereof the right to retain the Per Share Stock Consideration shall equal 49% of the Fully Diluted Share Number, rounded to the nearest whole number (the “Maximum Stock Consideration Shares”).

(ii)   If the aggregate number of Stock Shares exceeds the Maximum Stock Consideration Shares, each holder who has made a Stock Election shall be entitled to (A) retain the Per Share Stock Consideration for an aggregate number of Stock Shares equal to (x) the aggregate number of Stock Shares held by such holder multiplied by (y) the quotient of the Maximum Stock Consideration Shares divided by the aggregate number of Stock Shares held by all holders, rounded to the nearest whole number (the “Prorated Stock Shares”) and (B) receive the Per Share Cash Consideration for each Stock Share held by such holder in excess of the Prorated Stock Shares (the “Excess Stock Shares”). For the avoidance of doubt, no holder shall receive a non-whole number amount of Continuing Class A Shares.

(d)   Proration of Per Share Cash Consideration. The aggregate Per Share Cash Consideration received by a holder making a Cash Election shall be subject to proration as follows:

(i)   The maximum aggregate number of Cash Shares across all holders that shall be converted into a right to receive the Per Share Cash Consideration shall equal the Fully Diluted Share Number minus the sum of (A) Maximum Stock Consideration Shares plus (B) the number of Existing Sponsor Shares plus (C) the number of Appraisal Shares (the “Maximum Cash Consideration Shares”).

(ii)   If the aggregate number of Cash Shares exceeds the Maximum Cash Consideration Shares, each holder who has made a Cash Election shall be entitled to (A) receive the Per Share Cash Consideration for an aggregate number of Cash Shares equal to (x) the aggregate number of Cash Shares held by such holder multiplied by (y) the quotient of (1) the Maximum Cash Consideration Shares divided by (2) the aggregate number of Cash Shares held by all holders, rounded to the nearest whole number (the “Prorated Cash Shares”) and (B) retain the Per Share Stock Consideration for each Cash Share held by such holder in excess of the Prorated Cash Shares (the “Excess Cash Shares”). For the avoidance of doubt, no holder shall receive a non-whole number amount of Continuing Class A Shares.

(e)   Exchange Procedures. Promptly after the Effective Time (and in any event within two (2) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Election Eligible Shares (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.3(h)) for Cash Shares to the Paying Agent or transfer of the Book-Entry Shares in respect of Cash Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), such letter of transmittal to be in such form and have such other provisions as Sponsor and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.3(h)) to the Paying Agent. The instructions will require any holder of Certificates in respect of Election Eligible Shares to surrender such Certificates (or provide affidavits of loss in lieu thereof as provided in Section 4.3(h)) as a condition to receiving the applicable Per Share Merger Consideration.

(i)   In the case of Cash Shares, upon surrender to the Paying Agent of Cash Shares by physical surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.3(h)) or, with respect to any Book-Entry Shares, by book-receipt of an “agent’s message” by the Paying Agent in connection with the transfer of such Book-Entry Shares, in accordance with the terms of such letter of transmittal, duly executed, or, with respect to any Book-Entry Shares held through The Depository Trust Company (“DTC”), in accordance with DTC’s customary procedures and such other procedures as agreed by the Company, Sponsor, the Paying Agent and DTC, the holder of such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.3(h)) or Book-Entry Shares shall be entitled to receive in exchange therefor (after giving effect to any required Tax withholdings as provided in Section 4.3(j), the consideration election as provided in Section 4.3(b) and any proration as provided in Sections 4.3(c) and 4.3(d)): a cash amount in immediately available funds equal to (A) the number of Cash Shares that such Certificate represented immediately prior to the Effective Time (or affidavit of loss in lieu thereof as provided in Section 4.3(h)) or the number of Cash Shares constituting Book-Entry Shares owned immediately prior to the Effective Time multiplied by (B) the Per Share Cash Consideration. The payment of the Per Share Cash Consideration to a holder of Cash Shares that are certificated shall be conditioned upon surrender of such Certificates (or affidavit of loss in lieu thereof as provided in Section 4.3(h)).

(ii)   In the case of Stock Shares, upon surrender to the Paying Agent of Stock Shares by physical surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.3(h)) or, with respect to any Book-Entry Shares, by book-receipt of an “agent’s message” by the Paying Agent in connection with the transfer of such Book-Entry Shares, in accordance with the terms of such letter of transmittal, duly executed, or, with respect to any Book-Entry Shares held through DTC, in accordance with DTC’s customary procedures and such other procedures as agreed by the Company, Sponsor, the Paying Agent and DTC, the holder of such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.3(h)) or Book-Entry Shares shall be entitled to retain in connection with its election of Stock Shares (after giving effect to any required Tax withholdings as provided in Section 4.3(j), the consideration election as provided in Section 4.3(b) and any proration as provided in Sections 4.3(c) and 4.3(d)): a number of Continuing Class A Shares (after giving effect to the consideration election as provided in Section 4.3(b) and any proration pursuant to Sections 4.3(c) and 4.3(d)) equal to (A) the number of Stock Shares that such Certificate represented immediately prior to the Effective Time (or affidavit of loss in lieu thereof as provided in Section 4.3(h)) or the number of Stock Shares constituting Book-Entry Shares owned immediately prior to the Effective Time multiplied by (B) the Per Share Stock Consideration.

(iii)   The Certificate of any holder of certificated Election Eligible Shares retaining Continuing Class A Shares (as a result of its election or the proration pursuant to Sections 4.3(c) and 4.3(d), as applicable) shall, upon surrender thereof (or delivery of the affidavit of loss in lieu thereof as provided in Section 4.3(h)), be cancelled and replaced by Uncertificated Shares and Book Entry Shares evidencing only the number of Continuing Class A Shares retained by such holder pursuant to the election made pursuant to Section 4.2(a). The Class A Shares of any holder of any Election Eligible Shares that are Uncertificated Shares and Book Entry Shares in respect of which the holder does not receive the right to retain Continuing Class A Shares shall be cancelled in the books of the Company’s transfer agent and the book entry accounts held through DTC.

(iv)   Any Certificate that evidences Fall-Away Shares (as defined below) shall from the Effective Time be deemed to evidence only the number of Continuing Class A Shares to which the holder thereof would be entitled upon surrender of such Certificate pursuant to this Section 4.3 whether or not such Certificate is surrendered or cancelled pursuant to this Section 4.3. The “Fall-Away Shares” are Class A Shares evidenced by any Certificate that would be converted into the right to receive the Per Share Cash Consideration if the holder thereof submitted such Certificate pursuant to this Section 4.3.

(v)   No interest will be paid or accrued on any amount payable upon due surrender of Cash Shares. In the event of a transfer of ownership of certificated Class A Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate in respect thereof may be issued to such transferee if the Certificate formerly representing such Class A Shares that are Cash Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Payment or retention, as applicable, of the applicable Per Share Merger Consideration with respect to any Book-Entry Shares shall only be made to the Person (as defined in Section 4.3(g)) in whose name such Book-Entry Shares were registered in the stock transfer books of the Company immediately prior to the Effective Time.

(f)   Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Class A Shares that were outstanding immediately prior to the Effective Time, unless such Class A Shares are Continuing Class A Shares. If, after the Effective Time, any Certificate that is not a Continuing Class A Share is presented to the Surviving Corporation, Sponsor or the Paying Agent for transfer, it shall be cancelled and exchanged for the aggregate Per Share Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article IV, and in the event that such Certificate holder is entitled to retain Continuing Class A Shares as part of such aggregate Per Share Merger Consideration, such Continuing Class A Shares shall take the form of Book-Entry Shares.

(g)   Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Election Eligible Shares who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for delivery of the applicable Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.3(j)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Sponsor, the Paying Agent or any other Person shall be liable to any former holder of Class A Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(h)   Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Sponsor, the posting by such Person of a bond in customary amount and upon such terms as may be required by Sponsor as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver to such Person (i) a check in the amount (after giving effect to any required Tax withholdings, the consideration election as provided in Section 4.3(b) and any proration as provided in Sections 4.3(c) and 4.3(d)) equal to the number of Cash Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Cash Consideration and (ii) a number of Continuing Class A Shares (after giving effect to the consideration election as provided in Section 4.3(b) and any proration pursuant to Sections 4.3(c) and 4.3(d)) equal to the number of Stock Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Stock Consideration.

(i)   Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the applicable Per Share Merger Consideration with respect to the Class A Shares owned immediately prior to the Effective Time by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Class A Shares owned by such Dissenting Stockholder. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, each Excluded Share of such holder shall thereupon be treated as if it had been converted into the right to receive the applicable Per Share Merger Consideration, and the Surviving Corporation shall remain liable for payment of the applicable Per Share Merger Consideration for such Class A Shares; provided that such holder shall be deemed to have made a Cash Election with respect to the Per Share Merger Consideration in accordance with Section 4.3(b) and in no event shall be subject to proration as set forth above.

The Company shall give Sponsor (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Sponsor, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(j)   Withholding Rights. Each of the Paying Agent, Sponsor, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Paying Agent, Sponsor, Merger Sub or the Surviving Corporation, as the case may be, such withheld amounts (i) shall be remitted by the Paying Agent, Sponsor, Merger Sub or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Paying Agent, Sponsor, Merger Sub or the Surviving Corporation, as the case may be.

Section 4.4   Treatment of Company Equity Awards.

(a)   Treatment of Company Restricted Shares. At the Effective Time, any vesting conditions applicable to each restricted stock award (a “Company Restricted Share”) outstanding immediately prior to the Effective Time under the Company’s 2014 Second Amended and Restated Long-Term Incentive Plan (the “Stock Plan”) shall, automatically and without any required action on the part of the holder thereof, be deemed satisfied in full and each Company Restricted Share shall be cancelled and converted into or retained, as applicable, and become exchanged for the right to receive the Per Share Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting). For the avoidance of doubt, such Per Share Merger Consideration shall include either the Per Share Cash Consideration or the Per Share Stock Consideration at the election of the holder of the Company Restricted Share, made in accordance with the procedure set out in Section 4.3(b) and shall be subject to proration as set out in Section 4.3(c) and (d).

(b)   Treatment of Company RSUs. At the Effective Time, (A) any vesting conditions applicable to each restricted stock unit (a “Company RSU”) outstanding immediately prior to the Effective Time under the Stock Plan, shall, automatically and without any required action on the part of the holder thereof, be deemed satisfied in full, and (B) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest) the Per Share Merger Consideration in respect of each Class A Share subject to such Company RSU immediately prior to the Effective Time (in the case of Company RSUs subject to performance conditions, with such conditions deemed satisfied at “target” levels), less applicable Taxes required to be withheld with respect to such payment. Such Per Share Merger Consideration shall include either the Per Share Cash Consideration or the Per Share Stock Consideration at the election of the holder of the Company RSU, made in accordance with the procedure set out in Section 4.3(b), and shall be subject to proration as set out in Section 4.3(c) and (d). To the extent that a holder of Company RSUs is entitled to receive Per Share Stock Consideration, whether due to such holder’s election or the proration set out in Section 4.3(c) and (d), such holder shall receive one Continuing Class A Share in respect of each Class A Share subject to a Company RSU that entitles such holder to receive the Per Share Stock Consideration. Payment of such Per Share Merger Consideration, with respect to Company RSUs, including delivery of any Continuing Class A Shares, shall be made as soon as reasonably practicable after the Closing Date; provided that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c)   Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of the Company Restricted Shares and Company RSUs (collectively, the “Company Equity Awards”) pursuant to Section 4.4(a) and

Section 4.4(b). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Sponsor nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

Section 4.5   Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1   Representations and Warranties of the Company. Except (i) as set forth in the Company Reports (as defined in Section 5.1(e)(i)) filed with or furnished to the SEC prior to the date of this Agreement (without giving effect to any amendment or supplement to any such Company Reports filed on or after the date of this Agreement and excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered to Sponsor by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Sponsor and Merger Sub that:

(a)   Organization, Good Standing and Qualification. The Company is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 5.1(i)) of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Sponsor complete and correct copies of the Company’s and its Material Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect as of the date of this Agreement. The representations and warranties set forth in this Section 5.1(a) shall not apply with respect to the Excluded Assets.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which (aa) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, (bb) a general partner interest or (cc) a managing member interest, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries (it being agreed that, the entity set forth on Section 5.1(b)(ii) (Part A) of the Company Disclosure Letter, which is controlled by the Company pursuant to existing contractual arrangements, will be deemed a Subsidiary for purposes of this definition), (ii) “Material Subsidiary” (each as set forth on Section 5.1(b)(ii) (Part B) of the Company Disclosure Letter) means (aa) TERP LLC, (bb) each Subsidiary of the Company that directly owns assets with 50 MW or more of generation capacity (“Material Generator”) and (cc) each Subsidiary of the Company that (1) either (A) has a direct or indirect ownership interest in a Material Generator or (B) is a Subsidiary of the Company that owns, directly or indirectly, 15 MW or more of generation capacity in the aggregate and (2) is a borrower under any Contract pursuant to which a third party provides debt (A) for borrowed money or (B) has received equity financing from a third party, other than those Subsidiaries set forth on Section 5.1(b)(ii) (Part C) of the Company Disclosure Letter , (iii) “Material Economic Subsidiary” means each Material Subsidiary and each other Subsidiary set forth on Section 5.1(b)(ii)

(Part D) of the Company Disclosure Letter , (iv) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person (and, for purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise), (v) “Excluded Assets” means the assets described in Section 5.1(a)(v) of the Company Disclosure Letter, (vi) “Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether written or oral, and (vii) “Company Material Adverse Effect” means any change, event, effect, circumstance or development that, individually or taken together with other changes, events, effects, circumstances or developments, has a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been, is or would be reasonably likely to be a Company Material Adverse Effect:

(A)   any changes in the general economic or political conditions or the securities, credit, currency or other financial markets in general, in each case in the United States or other countries in which the Company or any of its Subsidiaries conducts operations or any changes that are the result of civil unrest, escalation of hostilities or acts of war, terrorism or sabotage;

(B)   any changes that are the result of factors generally affecting any international, national or regional industry (including the renewable energy industry and the electric generating industry) or market (including any wholesale markets for electric power) in which the Company or any of its Subsidiaries operates, including any changes in legal, political or regulatory conditions impacting any tax or other incentive programs for the renewable energy industry;

(C)   any economic changes in any market for commodities or supplies, including electric power, used in connection with the business of the Company or any of its Subsidiaries;

(D)   any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, regulators, lenders or other financing sources or service providers caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(E)   any changes or proposed changes in any Law or accounting principles or reporting standards applicable to the Company or any of its Subsidiaries or the enforcement or interpretation thereof after the date of this Agreement;

(F)   any changes or effects resulting from the performance of obligations required by this Agreement, including any actions taken by the Company or its Subsidiaries that are expressly requested or consented to by Sponsor in writing;

(G)   any change in the Company’s credit ratings, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such change (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect;

(H)   any changes that arise out of or relate to the identity of Sponsor Parent or any of its Affiliates as the potential sponsor of the Company;

(I)   any changes or effects resulting, from or in connection with the filing, pendency or administration of the case in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) captioned In re SunEdison, Inc., Case No. 16-10992 (the “SunEdison Bankruptcy Case”), including, to the extent resulting from or in connection with the SunEdison Bankruptcy Case, any litigation, any failure by SunEdison and its Affiliates that are debtors or debtors-in-possession in the SunEdison Bankruptcy Case (the “Debtors”) to comply with any agreement (other than (i) the Settlement Agreement, (ii) the Voting and Support Agreement, (iii) any other agreement entered into in connection with the Merger or the other transactions contemplated by this Agreement to which SunEdison or any other Debtor will be a party and any other agreement that Sponsor agrees in writing will remain in effect following the Effective Time (collectively, the “SunEdison-Related Agreements”)) entered into or existing between a Debtor, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or the rejection of any such agreement (other than any SunEdison-Related Agreement that Sponsor agrees in writing will remain in effect following the Effective Time) in the SunEdison Bankruptcy Case;

(J)   any changes resulting from the entry into the Settlement Agreement or the performance of SunEdison’s obligations required thereby;

(K)   any changes or effects resulting from (i) any failure or delay by the Company or any of its Subsidiaries in delivering audited financial statements for the fiscal year ending December 31, 2016 and/or unaudited quarterly financial statements for the third quarter of the fiscal year ending December 31, 2016 or any quarter of the fiscal year ending December 31, 2017 as required by any agreement entered into by the Company or any of its Subsidiaries, (ii) any failure or delay by the Company in filing or furnishing any forms, statements, certifications, reports or other documents required to be filed with or furnished to the SEC (as defined in Section 5.1(e)(i)) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Securities Act (as defined in Section 5.1(e)(i)), or (iii) any failure or delay by the Company in complying with the applicable listing and corporate governance rules and regulations of the NASDAQ; provided that the exception in this clause (K) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such failure or delay (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect; provided, further, that the exception in this clause (K) shall not apply to any change, effect, circumstance or development resulting from or arising out of any acceleration of the maturity of any indebtedness of the Company or any of its Subsidiaries as a result of matters to which this clause (K) otherwise applies;

(L)   any litigation or threat of litigation arising from allegations of any breach of fiduciary duty by the board of directors of the Company or violation of Law by the board of directors of the Company in connection with this Agreement or the Merger;

(M)   any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues, earnings, cash available for distribution, EBITDA for any period ending on or after the date of this Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such failure (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect; and

(N)   a decline in the price of the Company common stock, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such decline (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect;

(O)   except, with respect to clauses (A), (B), (C) and (E) to the extent such changes, events, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes, events, circumstances or developments have on other similarly situated companies in the renewable energy or electric generating industry in the jurisdictions in which the Company and its Subsidiaries operate.

(b)   Capital Structure.

(i)   The authorized capital stock of the Company consists of (i) 850,000,000 Class A Shares, of which 93,913,554 Class A Shares (which includes 1,060,699 Company Restricted Shares) were outstanding as of the close of business on March 3, 2017, (ii) 140,000,000 Class B Shares, of which 48,202,310 Class B Shares were outstanding as of the close of business on March 3, 2017, (iii) 260,000,000 shares of Class B1 common stock, par value $0.01 per share, none of which were outstanding as of the close of business on March 3, 2017, and (iv) 50,000,000 shares of Preferred Stock, par value $0.01 per share, none of which were outstanding as of the close of business on March 3, 2017. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Section 5.1(b)(i)(A) of the Company Disclosure Letter, as of March 3, 2017, no Shares or Preferred Stock was held by the Company in its treasury. No Subsidiary of the Company owns any shares of capital stock of the Company. Other than as set forth on Section 5.1(b)(i)(B) of the Company Disclosure Letter, as of the close of business on March 3, 2017, the Company has no Shares reserved for issuance. Except as set forth above, the Company does not have any shares of capital stock or other voting securities issued or outstanding, other than Shares that have become outstanding since March 3, 2017 pursuant to the issuance of the Exchange Class A Shares and the Additional SunE Shares or the exercise of Company Equity Awards, which were reserved for issuance as set forth above. Section 5.1(b)(i) (C) of the Company Disclosure Letter contains a correct and complete list of all Company Equity Awards outstanding as of the close of business on March 3, 2017, including the number of Shares subject to each Company Equity Award and its vesting schedule. Except as set forth above and except for the rights (the “Rights”) that have been issued pursuant to the Stockholder Protection Rights Agreement, dated as of July 24, 2016, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “SPRA”), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to (x) issue or sell any shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for, acquire or receive payments determined by reference to the value of any equity securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding or (y) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. As of the date of this Agreement, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the date of this Agreement, the total cash balance of the Company and its Subsidiaries is in excess of $800 million, consisting approximately of $640 million of unrestricted cash and $160 million of restricted cash.

(ii)   Section 5.1(b)(ii)(A) of the Company Disclosure Letter sets forth as of the date of this Agreement (x) each of the Company’s Subsidiaries, its place of organization and the ownership interest of the Company in each such Subsidiary, as well as, to the Knowledge of the Company (as defined in Section 5.1(g)), the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. Except as set forth on Section 5.1(b)(ii)(B) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries owned directly or indirectly by the Company is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”), other than any (i) obligations imposed under this Agreement, (ii) restrictions under applicable securities laws, (iii) obligations imposed on the shareholders or members of any Subsidiary of the Company under the applicable certificate of incorporation and by-laws, limited liability company agreements or comparable governing documents or tax equity capital contribution or investment agreements ((x) in the case of certificates of incorporation and by-laws, limited liability company agreements or comparable governing documents with respect to the Company and any Material Subsidiaries, copies of which have been made available to Sponsor and (y) in the case of tax equity capital contribution or investment agreements, copies of which have been made available to Sponsor) and (iv) Liens granted in connection with “Non-recourse Long-term Debt” as described in the Company Reports. Except as set forth above, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to (x) issue or sell any shares of capital stock or other equity securities of any Subsidiary of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of any Subsidiary of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding or (y) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.

(iii)   Other than any Ancillary Agreements, the Settlement Agreement and the Voting and Support Agreement, there are no voting agreements, voting trusts, stockholder agreements, proxies, other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of, restricting the transfer of, or providing for registration rights with respect to, the Company or any such Subsidiaries.

(c)   Corporate Authority; Approval and Fairness.

(i)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to (x) adoption of this Agreement by the holders of a majority of the total voting power of the outstanding Shares entitled to vote on such matter, (y) approval of this Agreement and the transactions contemplated by this Agreement by the holders of a majority of the outstanding Class A Shares entitled to vote on such matter other than SunEdison, Sponsor and their respective Affiliates or any Person with whom any of them has formed (and not terminated) a “group” (as defined in the Exchange Act), in each case at a stockholders’ meeting duly called and held for such purpose (clauses (x) and (y) together and taking into account any obligation to obtain such adoption and approval with respect to modifications to this Agreement or the terms of the transactions contemplated by this Agreement, the “Requisite Company Vote”) and (z) approval of the amendment of the Charter pursuant to Section 2.1 by the holders of 66 2/3% of the outstanding Shares entitled to vote on such matter (the “Charter Amendment Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Sponsor and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)   The board of directors of the Company (acting upon the unanimous recommendation of the Conflicts Committee) has (A) by the unanimous vote of all directors voting on the matter determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement and resolved to recommend the holders of Shares give the Requisite Company Vote (the “Company Recommendation”) and the Charter Amendment Vote, (B) by the unanimous vote of all directors voting on the matter directed that this Agreement be submitted to the holders of Class A Shares and Class B Shares for their adoption and approval, (C) received the opinion of its financial advisor, Centerview Partners, to the effect that, as of the date of such opinion, the applicable Per Share Merger Consideration, together with the Per Share Special Dividend, to be received by the holders of the Class A Shares (other than Excluded Shares) pursuant to this Agreement is fair from a financial point of view and (D) received the opinion of its financial advisor, Morgan Stanley, to the effect that, as of the date of such opinion, the Per Share Merger Consideration, together with the Per Share Special Dividend, to be received by the holders of the Class A Shares pursuant to this Agreement is fair from a financial point of view to such holders (other than the holders of Excluded Shares or SunEdison and its Affiliates). It is understood and agreed that such opinions are for the benefit of the Company’s board of directors and may not be relied upon by Sponsor or Merger Sub.

(d)   Governmental Filings and Approvals; No Violations; Certain Contracts.

(i)   Other than the filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Exchange Act, (C) under applicable NASDAQ rules, and (D) disclosed in Section 5.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic, foreign or supranational governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental or quasi-governmental entity or arbitral body or NASDAQ (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, except those the failure to make or obtain of which would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.

(ii)   The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) assuming the consents or waivers set forth in Section 5.1(d)(ii) of the Company Disclosure Letter are obtained, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default or loss of a benefit under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries, or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, loss, creation, acceleration or change that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (disregarding the exceptions set forth in clauses (D), (F), (H) and (J) of the definition thereof) or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a list of Material Contracts (as defined in Section 5.1(j)(i)) as of the date of this Agreement pursuant to which consents or waivers are or may be required prior to consummation of the Merger and the other transactions contemplated by this Agreement.

(e)   Company Reports; Internal Controls; Financial Statements.

(i)   Except as disclosed in Section 5.1(e) of the Company Disclosure Letter, the Company has timely filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since December 31, 2015 (the forms, statements, certifications, reports and documents filed or furnished since December 31, 2015 and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Except as disclosed in Section 5.1(e) of the Company Disclosure Letter, each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder, applicable to the Company Reports. Except as disclosed in Section 5.1(e) of the Company Disclosure Letter, as of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Sponsor all correspondence with the SEC since December 31, 2015 and, as of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to any of the Company Reports.

(ii)   (A) The Company maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (B) the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Other than as set forth on Section 5.1(e)(ii) of the Company Disclosure Letter, each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud.

(iii)   Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 5.1(e)(iii) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder. Neither the Company nor any of its Subsidiaries has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(iv)   Except for matters resolved prior to the date hereof, since December 31, 2014, (i) none of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers, employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to the chief executive officer or general counsel of the Company in accordance with Section 307 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(v)   (A) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) (x) complies as to form in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will comply as to form in all material respects, with the published rules and regulations of the SEC (including all applicable accounting rules) and (y) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and (B) each of the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) (x) complies as to form in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will comply as to form in all material respects, with the published rules and regulations of the SEC (including all applicable accounting rules) and (y) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end or other audit adjustments), in each case in this clause (v) in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”), except as may be noted therein.

(f)   Absence of Certain Changes. Other than in connection with the transactions contemplated by this Agreement and as set forth in Section 5.1(f) of the Company Disclosure Letter x) since December 31, 2015 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses, (y) since December 31, 2015 there has not been any change in the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement and (z) since December 31, 2015 through the date of this Agreement, none of the Company or its Subsidiaries have taken any action that, if taken after the date of this Agreement, would result in a breach of any of the covenants set forth in clauses (iii), (vii) or (xiv) of Section 6.1(a).

(g)   Litigation and Liabilities. (i) Other than as set forth on Section 5.1(g)(i) of the Company Disclosure Letter, (A) there are no material civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties and (B) neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries.

(ii)   Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet (and the notes thereto) as of December 31, 2015, (B) set forth on Section 5.1(g)(ii) of the Company Disclosure Letter, (C) incurred in the ordinary course of business consistent with past practice since December 31, 2015, (D) incurred in connection with this Agreement, (E) incurred in connection with the Settlement Agreement, or (F) that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge, after a reasonable investigation, of those Persons set forth in Section 5.1(g) of the Company Disclosure Letter, which for the avoidance of doubt, shall include such knowledge of such Persons with respect to the period during which the businesses, properties, assets and obligations currently held by the Company and its Subsidiaries were held by SunEdison and its Subsidiaries (other than the Company and its Subsidiaries).

(h)   Employee Benefits.

(i)   Section 5.1(h)(i) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each Company Plan. For purposes of this Agreement, “Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries contributes, is required to contribute to or may have any liabilities. Company Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”, and such plans, “ERISA Plans”), employment, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

(ii)   With respect to each Company Plan, the Company has made available to Sponsor, to the extent applicable, accurate and complete copies of (1) the Company Plan document, including any amendments thereto, (2) a written description of such Company Plan if such plan is not set forth in a written document, and (3) the most recently prepared actuarial report. Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each Company Plan (other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”)) is in compliance with its terms and applicable Laws, including ERISA and the Code.

(iii)   With respect to each ERISA Plan, the Company has made available to Sponsor, to the extent applicable, accurate and complete copies of (1) the most recent summary plan description together with any summaries of all material modifications thereto, and (2) the most recent Internal Revenue Service (“IRS”) determination or opinion letter. Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(iv)   Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, neither the Company nor any ERISA Affiliate has or is expected to incur any liability under Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company or any ERISA Affiliate. With respect to each Company Plan that is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status, (2) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation (“PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries and (3) the PBGC has not instituted proceedings to terminate any such Company Plan. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(v)   With respect to any Multiemployer Plan contributed to by the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate has incurred any material withdrawal liability under Title IV of ERISA that remains unsatisfied or could reasonably be expected to incur any such liability.

(vi)   Except as set forth in Section 5.1(h)(vi) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will, either alone or in combination with another event, (1) entitle any employee of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay (other than severance pay required by any Law), (2) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, (3) result in any payment that would be an “excess parachute payment” under Section 280G of the Code or (4) limit the ability of the Sponsor or any of its Subsidiaries to merge, amend or terminate any Company Plans. The Company and its Subsidiaries are not required to provide any gross-up, indemnification, reimbursement or other additional payment in respect of any Tax, interest or penalty related thereto.

(vii)   All Company Plans that are maintained outside the jurisdiction of the United States or cover any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States (each such plan, a “Non-U.S. Benefit Plan”) comply with applicable local Law and, to the extent intended to be funded and/or book-reserved, are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except in each case as would not be likely to have a Company Material Adverse Effect. Except as would not be likely to have a Company Material Adverse Effect, each Non-U.S. Benefit Plan has assets or book reserves, as applicable (determined, in each case, in accordance with applicable funding standards, International Financial Reporting Standards or other applicable accounting principles) that are sufficient to provide for the payment of the relevant benefits.

(i)   Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been since December 31, 2014, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement. Except as set forth on Section 5.1(i) of the Company Disclosure Letter, as of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement. The Company and each of its Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to own, lease and operate their properties and assets (other than the Excluded Assets) and conduct their businesses as presently conducted, except those the absence of which would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. All Licenses of the Company and its Subsidiaries are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such License, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw, modify or decline to renew any such License, in each case, except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(j)   Material Contracts and Government Contracts.

(i)   Section 5.1(j)(i) of the Company Disclosure Letter lists all written and, to the knowledge of the Company, all oral Contracts of the following types to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, in each case as of the date of this Agreement, except for this Agreement and any Contracts filed as exhibits to or incorporated by reference into the Company Reports:

(A)   Any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S K under the Securities Act;

(B)   Any Contract containing covenants binding upon the Company or its Subsidiaries that materially restrict, or purport to materially restrict, the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict, or purport to materially restrict, the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area or which grant “most favored nation” or similar status that, following the Merger, would apply to Sponsor and its Affiliates (provided that the Company shall only be required to list in Section 5.1(j)(i) of the Company Disclosure Letter any such Contracts that are binding upon the Company or any of its Material Subsidiaries);

(C)   Any Contract with any third party which provides operating and maintenance, asset management or other similar project-level services to the Company or any of its Subsidiaries, that involved payments by the Company or any of its Subsidiaries during either of the years ended December 31, 2015 or December 31, 2016 in excess of $500,000 in the aggregate or that is expected to do so during the year ending December 31, 2017 (provided that the Company shall only be required to list in Section 5.1(j)(i) of the Company Disclosure Letter any such Contracts that relate to services provided to the Company or any of its Material Subsidiaries);

(D)   Any Contract with any third party which provides for the purchase of energy, capacity or ancillary services from the Company or any of its Subsidiaries and that (1) generated revenues from such third party in excess of $2,000,000 in the aggregate for the Company or any of its Subsidiaries during the year ended December 31, 2016 or that is expected to do so during the year ending December 31, 2017 or (2) is expected to generate revenues from such third party in excess of $10,000,000 in the aggregate for the Company or any of its Subsidiaries over the term of such Contract (provided that the Company shall only be required to list in Section 5.1(j)(i) of the Company Disclosure Letter any such Contracts that relate to purchases from the Company or any of its Material Economic Subsidiaries);

(E)   Any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for Contracts entered into in the ordinary course of business and Contracts otherwise listed in Sections 5.1(j)(i)(A) through (D) or (F) through (M) of the Company Disclosure Letter;

(F)   Any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, on the other hand;

(G)   Any Contract that is a stockholder or investor rights, registration rights or similar agreement;

(H)   Any Contract evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries, in each case in excess of $10,000,000 (provided that, in the case of any such indebtedness that is cross-guaranteed or cross-collateralized, including in respect of any distributed generation portfolios, the amount of such indebtedness shall be determined on an aggregate basis), to any third party or any guarantee by the Company or any of its Subsidiaries of any such indebtedness of a third party;

(I)   Any Contract that is a joint venture agreement, joint operating agreement, partnership agreement or other similar Contract involving a sharing of profits and expenses, except for Contracts otherwise listed in Sections 5.1(j)(i)(A) through (H) or (J) through (M) of the Company Disclosure Letter (provided that the Company shall only be required to list in Section 5.1(j)(i) of the Company Disclosure Letter any such Contracts that are binding upon the Company or any of its Material Subsidiaries);

(J)   Any Contract that (1) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets or (2) grants any rights of first refusal or option to purchase or otherwise acquire any interest in any of the properties or assets owned by the Company or its Subsidiaries, in each case that have a fair market value or purchase price of more than $5,000,000 (provided that the Company shall only be required to list in Section 5.1(j)(i) of the Company Disclosure Letter any such Contracts that are binding upon or relate to the properties or assets of the Company or any of its Material Subsidiaries);

(K)   Any Contract that by its terms calls for aggregate payments (which, for the avoidance of doubt, shall not include any advisory or similar engagements) by or to the Company or any of its Subsidiaries in excess of $5,000,000 in the aggregate over the term of such Contract, except for Contracts otherwise listed in Sections 5.1(j)(i)(A) through (J) or (L) through (M) of the Company Disclosure Letter (provided that the Company shall only be required to list in Section 5.1(j)(i) of the Company Disclosure Letter any such Contracts that call for payments by the Company or any of its Material Subsidiaries);

(L)   Any Contract that relates to the acquisition (whether by merger, consolidation, acquisition of stock or otherwise) of any equity interest in any Person or a material portion of the assets of any Person, in each case that has not yet been consummated or that has continuing material obligations;

(M)   Any Contract that grants a material Lien on assets of the Company or any of its Subsidiaries, except for Contracts otherwise listed in Sections 5.1(j)(i)(A) through (L) of the Company Disclosure Letter (provided that the Company shall only be required to list in Section 5.1(j)(i) of the Company Disclosure Letter any such Contracts that grant a material Lien on assets of the Company or any of its Material Subsidiaries).

Each such Contract described in clauses (A) through (M), whether entered into before or after the date of this Agreement, and whether written or oral, is referred to herein as a “Material Contract”.

(ii)   Except for expirations or terminations in the ordinary course of business in accordance with the terms of such Material Contracts, each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except for such failures to be valid and binding or to be in full force and effect and enforceable as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There is no default under any such Material Contracts by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, in each case except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii)   The representations and warranties set forth in this Section 5.1(j) shall not apply with respect to the Excluded Assets.

(k)   Real Property.

(i)   With respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any material Encumbrances, and (B) there are no outstanding material options or material rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(ii)   With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breach, default, termination, modification, acceleration or repudiation that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Section 5.1(k)(ii) of the Company Disclosure Letter contains a true and complete list of all Leased Real Property as of the date of this Agreement, except for any Leased Real Property used in connection with, or incidental to, the generation or transmission of electric power, or the operation or maintenance of any facilities related thereto.

(iii)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have a valid and enforceable right to use any real property that is used in the business but is not Owned Real Property or Leased Real Property.

(iv)   For purposes of this Section 5.1(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of an asset but specifically excludes (a) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable for which adequate accruals or reserves have been established; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (d) encumbrances granted in connection with “Non-recourse Long-term Debt” as described in the Company Reports; and (e) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(v)   The representations and warranties set forth in this Section 5.1(k) shall not apply with respect to the Excluded Assets.

(l)   Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. The Company has taken all actions necessary (i) to render the SPRA inapplicable to the approval, execution or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (ii) to cause the SPRA to terminate effective immediately as of the Effective Time.

(m)   Environmental Matters. Except as disclosed in Section 5.1(m) of the Company Disclosure Letter:

(i)   the Company and its Subsidiaries are, and since the formation of the Company have been, in compliance with all Environmental Laws applicable to the ownership or operation of its business except for such noncompliance as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(ii)   the Company and its Subsidiaries possess, and are, and since the formation of the Company have been, in compliance with, all permits, licenses, registrations, identification numbers, authorizations and approvals (each an “Environmental Permit”) required under applicable Environmental Laws for the ownership or operation of their businesses as conducted at the relevant time, and all such Environmental Permits are valid and in good standing and no action is pending or, to the Knowledge of the Company, threatened to revoke, suspend or modify any such Environmental Permit, in each case other than as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iii)   neither the Company nor any of its Subsidiaries has received any written claim, notice of violation, citation or government inquiry concerning any violation or alleged violation of any applicable Environmental Law or Environmental Permit during the past three years or that otherwise remains unresolved, except for matters that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iv)   there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with any Environmental Law or Environmental Permit except for matters that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and

(v)   to the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Substance in violation of or that would reasonably be expected to give rise to liability of or a claim (including any toxic tort claim) against the Company or any of its Subsidiaries under any Environmental Law or Environmental Permit, other than as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

As used in this Agreement, (i) “Environmental Law” means any applicable law, regulation, code, rule, directive, binding decision, order, judgment, decree or injunction issued by any Governmental Entity concerning (a) the protection of the environment (including air, water, soil, natural resources and endangered or protected species) or, as it relates to exposure to hazardous or toxic materials, human health and safety or (b) the use, storage, handling, Release or disposal of Hazardous Substances, in each case as presently in effect; (ii) “Hazardous Substance” means any substance, material or waste presently listed, defined, designated or classified as hazardous, toxic or radioactive or words of similar import under any Environmental Law; and (iii) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

(n)   Taxes. The Company and its Subsidiaries (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (b) have paid all material Taxes (as defined below) required to be paid by any of them, whether or not shown as due on such filed Tax Returns, including any material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, other than any Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; and (c) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. As of the date of this Agreement, there are not, to the Knowledge of the Company, any unresolved questions or claims concerning a material Tax liability of the Company or any of its Subsidiaries (other than those specifically disclosed in the Company Reports). Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any agreements or arrangements (i) exclusively between or among the Company and TERP LLC or any wholly-owned Subsidiaries of TERP LLC (together with TERP LLC, the “Wholly-owned Company Subsidiaries”) or (ii) with third parties made in the ordinary course of business, the primary subject matter of which is not Taxes). Neither the Company nor any of its Subsidiaries (i) has been a member of a U.S. affiliated, consolidated, combined or unitary group other than one of which the Company (or, prior to July 23, 2014, SunEdison) was the common parent or (ii) to the Knowledge of the Company, has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries, and other than SunEdison with respect to any U.S. consolidated return year of SunEdison ending on or prior to December 31, 2014) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise. No written claim has been made in the past three years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to Tax by such jurisdiction. Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has been a party to a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or any similar provision of state, local or foreign Tax law). TERP LLC has made a valid election under Section 754 of the Code and any similar election under any provision of any other Tax law, and such elections will remain in effect through the Effective Time. Except as provided in Section 5.1(n) of the Company Disclosure Letter, each Subsidiary of the Company is either (i) a partnership or (ii) an entity disregarded as separate from its owner, in each case for U.S. federal income tax purposes. The Exchange, taken together with all other sales or exchanges of membership interests in TERP LLC during the 12-month period immediately preceding the Exchange, will not constitute a sale or exchange of fifty percent (50%) or more of the total interest in TERP LLC’s capital and profits.

As used in this Agreement, (i) the term “Tax” (and, with correlative meaning, the term “Taxes”) means any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other tax, duty or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” (and, with correlative meaning, the term “Tax Returns”) means any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o)   Labor Matters.

(i)   Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization.

(ii)   As of the date hereof, except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, there is no pending or, to the Company’s Knowledge, threatened strike, lockout, slowdown or work stoppage.

(iii)   Section 5.1(o)(iii) of the Company Disclosure Letter sets forth as of the date of this Agreement a correct and complete list of the names, functions and titles of each individual who is employed by the Company as of the date of this Agreement.

(iv)   The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, including Laws relating to terms and conditions of employment, social security governmental pension plans and the proper classification of service providers.

(p)   Intellectual Property. Except as has not had, and would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or patent applications (collectively, the “Intellectual Property”) used in their respective businesses as currently conducted. Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property of such person, (b) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any Intellectual Property of any person, (c) neither the Company nor any of its Subsidiaries has any claim pending of a violation or infringement by others of its rights in or to the Intellectual Property owned by the Company or any of its Subsidiaries and (d) to the Knowledge of the Company, no person is infringing any Intellectual Property owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy and confidentiality of the trade secrets and other confidential information owned by the Company and its Subsidiaries, except where the failure to take reasonable precautions has not had, and would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 5.1(p) shall not apply with respect to the Excluded Assets.

(q)   Insurance. All material insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers and provide coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets in such amounts and with such deductibles, as are commercially reasonable. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, written notice of any pending or threatened cancellation with respect to any Insurance Policy. The Company and each of its Subsidiaries is in compliance with all conditions contained in the Insurance Policies, except where the failure to so comply would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 5.1(q) shall not apply with respect to the Excluded Assets.

(r)   Brokers, Finders and Other Advisors. Other than with respect to (i) Alix Partners LLP, Centerview Partners and Morgan Stanley, which the Company has employed as financial advisors and (ii) the legal advisors set forth on Section 5.1(r) of the Company Disclosure Letter, neither the Company nor any of its officers, directors or employees has employed any broker, finder or other advisor or incurred any liability for any brokerage fees, commissions or finders’ fees or other transaction advisory fees in connection with the Merger or the other transactions contemplated in this Agreement. The Company has made available to Sponsor true and complete copies of all agreements (including any amendments, waivers or other changes thereto) between the Company (or any of its Subsidiaries) and each of Alix Partners LLP, Centerview Partners, Morgan Stanley and the legal advisors set forth on Section 5.1(r) of the Company Disclosure Letter pursuant to which any such firm would be entitled to any payment relating to the Merger or the other transactions contemplated in this Agreement.

(s)   Anti-Corruption.

(i)   None of (A) the Company and its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents has, since the formation of the Company, or (B) to the knowledge of the Company, has SunEdison or its agents or Affiliates (solely with respect to the Company, its Subsidiaries or any of their businesses, properties, assets or obligations), in the past five (5) years, taken any action in violation of any applicable Anti-Corruption Laws or Trade Controls Laws.

(ii)   None of (A) the Company and its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents has, since the formation of the Company, or (B) to the knowledge of the Company, has SunEdison or its agents or Affiliates (solely with respect to the Company, its Subsidiaries or any of their businesses, properties, assets or obligations), in the past five (5) years, directly or indirectly, made or authorized any offer, gift, payment or promise of, any money or anything else of value, or provided any benefit to any Government Official for the purposes of (i) influencing any act or decision of such Government Official in his official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official; (iii) securing any improper advantage; or (iv) inducing such Government Official to use his or her influence with another Government Official, in order to obtain or retain business or direct any business to the Company or its Subsidiaries.

(iii)   The Company and its Subsidiaries have instituted, maintained and enforced policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws, including the FCPA and the Bribery Act.

As used in this Agreement, (i) “Anti-Corruption Laws” means the FCPA; the Bribery Act; the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates; (ii) “Bribery Act” means the United Kingdom Bribery Act 2010; (iii) “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); (iv) “Government Official” means (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (a) or (b) of this definition; and (v) “Trade Controls Laws” means any applicable statutes, rules, regulations, orders, ordinances, codes, directives or other laws administered by an agency of the U.S. government, or by a non-U.S. government (except to the extent inconsistent with U.S. law), related to export controls and economic sanctions, including the Export Administration Act of 1979, as amended (50 U.S.C. App. §§ 2401-2420); the Export Administration Regulations (15 C.F.R. Part 730 et seq.); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1707); regulations and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); Executive Orders of the President of the United States regarding restrictions on trade with designated countries and persons; and applicable laws governing imports and customs, including the U.S. customs regulations at 19 C.F.R. Chapter 1.

(t)   Non-Reliance on Sponsor Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Sponsor by the Company, the Company has received and may continue to receive from Sponsor certain estimates, projections, forecasts and other forward-looking information, regarding Sponsor and its Affiliates and their respective businesses and operations. The Company hereby acknowledges (i) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which the Company is familiar, (ii) that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of, and shall not be entitled to rely upon, any estimates, projections, forecasts and other forward-looking information so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or forward-looking information), and (iii) that the Company will have no claim against Sponsor or any of its Affiliates, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, the Company hereby acknowledges that neither Sponsor nor any of its Affiliates, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

(u)   No Other Representations and Warranties. Except for the representations and warranties set forth in this Article V, neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations.

Section 5.2   Representations and Warranties of Sponsor and Merger Sub. Each of Sponsor and Merger Sub hereby represents and warrants to the Company that:

(a)   Organization, Good Standing and Qualification. Each of Sponsor, Merger Sub and Sponsor Parent (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to (x) prevent, materially delay or materially impair the ability of Sponsor and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or (y) prevent, materially delay or materially impair the ability of Sponsor Parent and its Affiliates to enter into and perform their obligations under the Ancillary Agreements.

(b)   Corporate Authority. No vote of holders of capital stock of Sponsor or Sponsor Parent is necessary to approve this Agreement and the Merger, the other transactions contemplated by this Agreement and the Ancillary Agreements. Each of Sponsor and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Sponsor as the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Sponsor and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Sponsor and Merger Sub, enforceable against each of Sponsor and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)   Governmental Filings and Approvals; No Violations; Etc.

(i)   Other than the filings, approvals and/or notices pursuant to Section 1.3, under the Exchange Act or any applicable foreign or state securities or blue sky laws or disclosed in Section 7.1(b) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by Sponsor or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Sponsor Parent, Sponsor or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Sponsor and Merger Sub and the consummation by Sponsor and Merger Sub of the Merger and the other transactions contemplated by this Agreement and the entry into and performance of the Ancillary Agreements by the Sponsor Parent and its Affiliates, except those the failure to make or obtain of which would not be reasonably likely, individually or in the aggregate, to (x) prevent, materially delay or materially impair the ability of Sponsor and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (y) upon consummation of the Merger, have a material adverse effect on the financial condition, business or results of operations of the Surviving Corporation and its Subsidiaries, or (z) prevent, materially delay or materially impair the ability of Sponsor Parent and its Affiliates to enter into and perform their obligations under the Ancillary Agreements.

(ii)   The (A) execution, delivery and performance of this Agreement by Sponsor and Merger Sub do not, and the consummation by Sponsor and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not, and (B) execution, delivery and performance of the Ancillary Agreements by Sponsor Parent and its Affiliates party thereto and the consummation by Sponsor Parent and its Affiliates of the transactions contemplated thereby will not, in each of cases (A) and (B), constitute or result in (1) a breach or violation of, or a default under, the certificate of incorporation or by-laws or comparable governing documents of Sponsor Parent, Sponsor or Merger Sub (2) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default or loss of a benefit under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Sponsor Parent, Sponsor or any of their respective Subsidiaries pursuant to any Contracts binding upon Sponsor Parent, Sponsor, Merger Sub or any of their respective Subsidiaries, (3) assuming compliance with the matters referred to in Section 5.2(c)(i), a violation of any Law to which Sponsor Parent, Sponsor or any of their respective Subsidiaries or any of their respective properties or assets is subject except, in the case of clause (2) or (3) above, for any breach, violation, termination, default, loss, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to (x) prevent, materially delay or materially impair the ability of Sponsor and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (y) upon consummation of the Merger, have a material adverse effect on the financial condition, business or results of operations of the Surviving Corporation and its Subsidiaries, or (z) prevent, materially delay or materially impair the ability of Sponsor Parent and its Affiliates to enter into and perform their obligations under the Ancillary Agreements.

(d)   Sponsor Reports; Financial Statements.

(i)   Sponsor Parent has filed or furnished, as applicable, all material reports, schedules, forms, statements and other documents with Canadian securities administrators or the SEC required to be filed by the Sponsor pursuant to Canadian securities laws, the Securities Act, the Exchange Act and all other U.S. state and federal securities since December 31, 2016 (the forms, statements, certifications, reports and documents filed or furnished since December 31, 2016 and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Sponsor Reports”).

(ii)   Each of the consolidated balance sheets included in or incorporated by reference into the Sponsor Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Sponsor Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Sponsor and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows included in or incorporated by reference into the Sponsor Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Sponsor Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Sponsor and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end or other audit adjustments), in each case in accordance with in accordance with International Financial Reporting Standards (“IFRS”), except as may be noted therein.

(e)   Litigation.

(i)   As of the date of this Agreement, there are no material civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to Sponsor’s Knowledge, threatened against Sponsor Parent, Sponsor or any of their respective Subsidiaries that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to (x) prevent, materially delay or materially impair the ability of Sponsor and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (y) upon consummation of the Merger, have a material adverse effect on the financial condition, business or results of operations of the Surviving Corporation and its Subsidiaries, or (z) prevent, materially delay or materially impair the ability of Sponsor Parent and its Affiliates to enter into and perform their obligations under the Ancillary Agreements.

(ii)   To Sponsor’s Knowledge, neither Sponsor Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by IFRS to be set forth on a consolidated balance sheet of Sponsor Parent and its Subsidiaries, other than liabilities and obligations (A) set forth in Sponsor Parent’s consolidated balance sheet (and the notes thereto) as of December 31, 2016, (B) incurred in the ordinary course of business since December 31, 2016, (C) incurred in connection with the Merger or any other transactions contemplated by this Agreement, or (D) that would not be, individually or in the aggregate, reasonably likely to (x) prevent, materially delay or materially impair the ability of Sponsor and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (y) upon consummation of the Merger, have a material adverse effect on the financial condition, business or results of operations of the Surviving Corporation and its Subsidiaries, or (z) prevent, materially delay or materially impair the ability of Sponsor Parent and its Affiliates to enter into and perform their obligations under the Ancillary Agreements.

The term “Sponsor’s Knowledge” when used in this Agreement shall mean the actual knowledge, after a reasonable investigation, of the officers of Sponsor.

(f)   Compliance with Laws; Licenses. The businesses of each of the Sponsor Parent, Sponsor and their respective Subsidiaries have not been since December 31, 2014, and are not being, conducted in violation of any applicable Laws except for violations that, individually or in the aggregate, have not had and would not be reasonably likely to (x) prevent, materially delay or materially impair the ability of Sponsor and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (y) upon consummation of the Merger, a material adverse effect on the financial condition, business or results of operations of the Surviving Corporation and its Subsidiaries, or (z) prevent, materially delay or materially impair the ability of Sponsor Parent and its Affiliates to enter into and perform their obligations under the Ancillary Agreements. As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Sponsor Parent, Sponsor or any of their respective Subsidiaries is pending or, to Sponsor’s Knowledge, threatened nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not be, individually or in the aggregate, reasonably likely to (x) prevent, materially delay or materially impair the ability of Sponsor and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (y) upon consummation of the Merger, have a material adverse effect on the financial condition, business or results of operations of the Surviving Corporation and its Subsidiaries, or (z) prevent, materially delay or materially impair the ability of Sponsor Parent and its Affiliates to enter into and perform their obligations under the Ancillary Agreements. The Sponsor Parent, Sponsor and each of their respective Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except those the absence of which would not be, individually or in the aggregate, reasonably likely to (x) prevent, materially delay or materially impair the ability of Sponsor and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (y) upon consummation of the Merger, have a material adverse effect on the financial condition, business or results of operations of the Surviving Corporation and its Subsidiaries, or (z) prevent, materially delay or materially impair the ability of Sponsor Parent and its Affiliates to enter into and perform their obligations under the Ancillary Agreements. All such Licenses of the Sponsor Parent, Sponsor and their respective Subsidiaries are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such License, and none of the Sponsor Parent and its subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw, modify or decline to renew any such License, in each case, except as would not be, individually or in the aggregate, reasonably likely to (x) prevent, materially delay or materially impair the ability of Sponsor and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or (y) prevent, materially delay or materially impair the ability of Sponsor Parent and its Affiliates to enter into and perform their obligations under the Ancillary Agreements.

(g)   Material Contracts and Government Contracts.

(i)   Except for this Agreement, the Voting and Support Agreement, the Ancillary Agreements and any Contracts relating to the Debt Financing, any material agreements, leases, licenses, contracts, notes, mortgages, indentures, arrangements or other obligations not otherwise terminable on 90 days’ or less notice (the “Sponsor Contracts”) filed as exhibits to or incorporated by reference into the Sponsor Reports, as of the date of this Agreement, none of Sponsor Parent or its Subsidiaries is a party to or bound by any Sponsor Contracts that:

(A)   evidence indebtedness for borrowed money of Sponsor, the Merger Sub, Sponsor Parent or any of its Subsidiaries party to an Ancillary Agreement, in each case in excess of $10,000,000, to any third party or any guarantee by Sponsor Parent or any of its Subsidiaries of any such indebtedness of a third party that would, following the consummation of the Merger, cause the Surviving Corporation or any of its Subsidiaries to issue a guarantee in connection with such indebtedness or impose a material Lien on the Surviving Corporation or any of its Subsidiaries; or

(B)   would be reasonably likely to materially impair the ability of Sponsor, Sponsor Parent or any of its Subsidiaries to perform its obligations under any Ancillary Agreement to which it is a party.

(h)   Absence of Certain Changes. Other than in connection with the transactions contemplated by this Agreement, since December 31, 2016 there has not been any change in the financial condition, business or results of operations of Sponsor Parent and its Subsidiaries that, individually or in the aggregate, would be reasonably likely to (x) prevent, materially delay or materially impair the ability of Sponsor and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or (y) prevent, materially delay or materially impair the ability of Sponsor Parent and its Affiliates to enter into and perform their obligations under the Ancillary Agreements.

(i)   Taxes.

(i)   Neither the Surviving Corporation nor Sponsor IDR Holder is a Disqualified Person. As used herein, “Disqualified Person” means (a) any federal, state or local government or any possession of the United States (including any political subdivision, agency or instrumentality thereof), (b) any Indian tribal government described in Section 7701(a)(40) of the Code, (c) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, (d) any entity referred to in Section 54(j)(4) of the Code, (e) any Person described in Section 50(d)(1) of the Code, (f) any Person described in Treasury Regulations Section 1.48-4(a)(1)(v), (g) any “foreign person or entity” as that term is defined in Section 168(h)(2)(C) of the Code (other than a foreign partnership or foreign pass-through entity), unless (with respect to every property owned by the Company and each partnership or pass-through entity in which the Company has a direct or indirect beneficial interest) such Person is a foreign person or entity that is subject to U.S. federal tax on more than fifty percent (50%) of the gross income for each taxable year derived by such Person from the use of such property and thus qualifies for the exception of Section 168(h)(2)(B) of the Code, (h) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any “tax exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election under Section 168(h)(6)(F)(ii) of the Code for all applicable taxable years), or (i) any partnership or pass-through entity, as such terms are used in Section 168(h)(6)(E) of the Code and the Section 1603 Program Guidance (including a disregarded entity or a foreign partnership or a foreign pass-through entity, but excluding a “real estate investment trust” as defined in Section 856(a) of the Code and a cooperative organization described in Section 1381(a) of the Code, neither of which shall constitute a pass-through entity for purposes of this clause (i)), any direct or indirect partner (or other holder of an equity or profits interest) of which is described in any of clauses (a) through (h) above unless such Person owns such direct or indirect interest in the partnership or pass-through entity through a taxable C corporation (as that term is used in the Section 1603 Program Guidance) that either (i) is not a “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code or (ii) is a “tax-exempt controlled entity” that has made an election under Section 168(h)(6)(F)(ii) of the Code for all applicable taxable years.

(ii)   None of the assets of the Surviving Corporation, whether held directly or indirectly, will be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code as a result of the Continuing Class A Shares being held by Sponsor or the IDRs being held by Sponsor IDR Holder, respectively.

(j)   Financial Ability.

(i)   Sponsor and Merger Sub have available, or as of the Effective Time will have available, all funds necessary for payment to the Paying Agent of the aggregate Per Share Cash Consideration and to otherwise satisfy all of their obligations under this Agreement.

(ii)   As of the date of this Agreement, Sponsor has received (i) an executed debt commitment and arrangement letter, dated as of the date hereof, including all exhibits and schedules thereto, dated as of March 6, 2017, and any associated fee letters (the “Commitment Letter”) from Bank of Montreal, BMO Capital Markets Corp., The Bank of Nova Scotia, Natixis, New York Branch, Natixis Securities Americas LLC, Royal Bank of Canada and RBC Capital Markets (collectively, the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to TERP Operating LLC the amount of financing set forth in the Commitment Letter (the “Main Debt Financing”) for the Main Financing Purposes and (ii) an engagement letter, dated as of the date hereof (the “Engagement Letter”), from BMO Capital Markets Corp., Natixis Securities Americas LLC, RBC Capital Markets and Scotia Capital (USA) Inc. A true and complete copy of each of the Commitment Letter and the Engagement Letter has been provided to the Company as of the date hereof. Sponsor has fully paid any and all fees required by such Commitment Letter to be paid on or before the date hereof and payable by Sponsor in accordance with Section 6.15. As of the date hereof, the Commitment Letter is a legal, valid and binding obligation of Sponsor and, to the knowledge of Sponsor, each of the other parties thereto (in each case, subject to the Bankruptcy and Equity Exception, the implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect) and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Sponsor and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Sponsor. No amendment or modification to, or withdrawal, termination or rescission of, the Commitment Letter is contemplated. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement and the performance by the Company and each of its Subsidiaries of its obligations under this Agreement, the aggregate proceeds contemplated by the Commitment Letter will be sufficient to effect the repayment, refinancing, redemption, defeasance or other repurchase of (a) the Credit and Guaranty Agreement dated as of January 28, 2015 (as amended, supplemented or otherwise modified from time to time), among, inter alia, TerraForm Power Operating, LLC, as borrower, the guarantors from time to time parties thereto, the lenders form time to time parties thereto, Barclays Bank PLC, as administrative agent, and the other agents, arrangers and bookrunners party thereto, (b) the Credit and Guaranty Agreement dated as of December 15, 2015 (as amended, supplemented or otherwise modified from time to time), among, inter alia, TerraForm Private Operating II, LLC, as borrower, the guarantors from time to time parties thereto, the lenders from time to time parties thereto, Citibank, N.A., as administrative agent, and the other agents, arrangers and bookrunners parties thereto and (c) the 5.875% Senior Notes due 2023 of TerraForm Power Operating, LLC and the 6.125% Senior Notes due 2025 of TerraForm Power Operating, LLC, and to pay transaction costs and expenses in connection with the foregoing and with the arrangement and syndication of, and the commitments in respect of, the Main Debt Financing (collectively, the “Main Financing Purposes”). Sponsor has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources. As of the date hereof, there are no fee letters, side letters or other agreements, contracts, arrangements or understandings related to the funding or investing, as applicable of the Main Debt Financing other than as expressly set forth in the Commitment Letter. No other contract between Sponsor or any of its Affiliates and any Lender, contains any conditions precedent or other contingencies (x) related to the funding of the full amount of the Main Debt Financing or any provisions that could reduce the aggregate amount of the Main Debt Financing set forth in the Commitment Letter or the aggregate proceeds contemplated by the Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Commitment Letter with respect to all or any portion of the Main Debt Financing. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement and the performance by the Company and each of its Subsidiaries of its obligations hereunder, as of the date hereof, Sponsor does not have any reason to believe that any of the conditions to the Main Debt Financing would not reasonably be expected to be satisfied on a timely basis or that the Main Debt Financing would not reasonably be expected to be available to the Company and its Subsidiaries as of and following the Closing Date.

(k)   Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Sponsor or a direct or indirect wholly-owned Subsidiary of Sponsor. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(l)   Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sponsor or Merger Sub for which the Company could have any liability.

(m)   Guaranty. Concurrently with the execution of this Agreement, Sponsor has delivered to the Company the guaranty of Brookfield Infrastructure Fund III A (CR), L.P., Brookfield Infrastructure Fund III A, L.P., Brookfield Infrastructure Fund III B, L.P., Brookfield Infrastructure Fund III D, L.P. and Brookfield Infrastructure Fund III D (CR), L.P. (collectively, the “Fund Guarantors”), dated as of the date of this Agreement, in favor of the Company in respect of Sponsor’s obligations under this Agreement (the “Guaranty”). The Guaranty is in full force and effect and is a legal, valid and binding obligation of each of the Fund Guarantors, enforceable against each Fund Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception, and has not been amended, modified, terminated or rescinded in any respect. There is no default under the Guaranty by any Fund Guarantor, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by any Fund Guarantor. As of the date hereof, there are no side letters or other agreements, contracts, arrangements or understandings related to the Guaranty or the Fund Guarantors’ obligations hereunder in respect of this Agreement other than as expressly set forth in the Guaranty. No other contract between Sponsor or any of its Affiliates and any Fund Guarantor contains any conditions precedent or other contingencies related to the payment by the Fund Guarantors of Sponsor’s and Merger Sub’s obligations under this Agreement or that could adversely affect the Guaranty’s enforceability or availability.

(n)   Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Sponsor and Merger Sub, Sponsor and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, regarding the Company, its Subsidiaries and their respective businesses and operations. Sponsor and Merger Sub hereby acknowledge (i) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Sponsor and Merger Sub are familiar, (ii) that Sponsor and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of, and shall not be entitled to rely upon, any estimates, projections, forecasts and other forward-looking information so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or forward-looking information), and (iii) that Sponsor and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Sponsor and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI

COVENANTS

Section 6.1   Interim Operations of the Company.

(a)   The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Sponsor shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), and except (1) as set forth on Section 6.1(a) of the Company Disclosure Letter, (2) as provided in the Settlement Agreement, (3) with respect to the Excluded Assets or (4) as otherwise expressly permitted by this Agreement or as required by applicable Laws), the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary course of business and, to the extent consistent with the foregoing, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations substantially intact and maintain existing or satisfactory relations with Governmental Entities and customers, suppliers, service providers, creditors, tax equity partners and lessors having significant business dealings with them, and keep available the services of its and its Subsidiaries’ key employees; provided, however, that no action taken by the Company or its Subsidiaries with respect to any matter specifically addressed by any of clauses (i) through (xxi) of this Section 6.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other clause. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly permitted by this Agreement, (B) as Sponsor may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as set forth in Section 6.1(a) of the Company Disclosure Letter, or (D) as expressly provided in the Settlement Agreement in the form executed on the date hereof and any amendment thereto entered into with the written consent of Sponsor, the Company will not and will not permit its Subsidiaries to:

(i)   adopt any change in its certificate of incorporation or by-laws or other applicable governing instruments, other than ministerial or administrative changes that are not adverse to the interests of Sponsor;

(ii)   (1) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries, except for any such transactions among Wholly-owned Company Subsidiaries, or (2) commence or file any petition seeking (x) liquidation, reorganization or other relief under any U.S. Federal, U.S. state or other bankruptcy, insolvency, receivership or similar Law or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official;

(iii)   make any acquisition (whether by merger, consolidation, acquisition of stock or assets or otherwise) of any interest in any Person or any business, line of business or division thereof (which for the avoidance of doubt shall not include acquisitions of assets that are covered by clause (iv) below);

(iv)   make any acquisition of assets, properties, operations or projects, other than (A) acquisitions of supplies in the ordinary course consistent with past practice used by the Company and its Subsidiaries in their operations or (B) acquisitions pursuant to Contracts in effect as of the date of this Agreement (copies of which have been made available to Sponsor);

(v)   (1) issue, sell, pledge, grant, transfer or encumber or otherwise dispose of or redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or profits interests, stock appreciation rights, phantom stock or securities convertible into or exchangeable for, or subscriptions, options, warrants, calls, agreements, arrangements, undertakings, commitments or other rights of any kind to acquire, any shares of capital stock of the Company or any of its Subsidiaries (other than (A) the issuance of shares or interests by a Wholly-owned Company Subsidiary to the Company or another Wholly-owned Company Subsidiary, (B) the issuance of shares or interests in respect of Company RSUs outstanding as of the date of this Agreement in accordance with their terms and the Stock Plan as in effect on the date of this Agreement or (C) the issuance of the Exchange Class A Shares in accordance with the recitals to this Agreement and the Additional SunE Shares to SunEdison in accordance with Section 4.1(a)(i) or (2) take any action that would result in any adjustment under Section 4.5;

(vi)   make any loans, advances or capital contributions to or investments in any Person (other than among the Company and any Wholly-owned Company Subsidiary or among the Wholly-owned Company Subsidiaries);

(vii)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities (except for (A) the Special Dividend and (B) dividends paid by any direct or indirect Subsidiary to the Company (or any other direct or indirect Subsidiary of the Company) and the other equity holders of such Subsidiary (other than TERP LLC, which shall not be permitted to pay dividends in respect of its Class B Units), in each case on a pro rata basis in accordance with such Subsidiary’s certificate of incorporation or by-laws or other applicable governing instruments and in the ordinary course consistent with past practice, or paid to tax equity investors in accordance with capital contribution or investment agreements or organizational documents (in each case, copies of which have been made available to Sponsor) or enter into any agreement with respect to the voting of its capital stock or other equity securities;

(viii)   except for (A) transactions among the Company and Wholly-owned Company Subsidiaries or among the Wholly-owned Company Subsidiaries or (B) pursuant to Contracts in effect as of the date of this Agreement (copies of which have been made available to Sponsor), reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock (or other equity securities) or securities convertible or exchangeable into or exercisable for any shares of its capital stock (or other equity securities) (other than the withholding of shares to satisfy withholding Tax obligations in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plan as in effect on the date of this Agreement);

(ix)   incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a Wholly-owned Company Subsidiary), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(x)   except for (1) any single or series of related expenditures not to exceed $5,000,000 in the aggregate during any calendar quarter in accordance with the Company’s capital expenditure plan (a copy of which has been made available to Sponsor) and (2) expenditures related to operational emergencies, equipment failures or outages, make or authorize any capital expenditures;

(xi)   make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;

(xii)   settle any litigation claim or other pending or threatened proceeding by or before a Governmental Entity involving the Company or any of its Subsidiaries if such settlement (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $2,500,000 individually or $7,500,000 in the aggregate during any calendar year, net of any amount covered by insurance or third-party indemnification, or (B) with respect to any non-monetary terms or conditions therein, imposes or requires actions that would or would be reasonably likely to have a material effect on the continuing operations of the Company or any of its Subsidiaries (or Sponsor or any of its Subsidiaries after the Closing);

(xiii)   except as required by Law (A) make, change or revoke any material Tax election, (B) settle or compromise any audit or proceeding relating to a material amount of Taxes, (C) file any amended Tax Return reflecting a material amount of Taxes, (D) make any change in any material Tax accounting method or (E) enter into any closing agreement relating to a material amount of Taxes;

(xiv)   transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material amount of assets, licenses, operations, rights, product lines or businesses of the Company or its Subsidiaries, including capital stock (or other equity interests) of any such Subsidiaries, other than (A) energy, electricity, capacity renewable energy credits and other environmental attributes, (B) sales of obsolete assets that are not material and are no longer used in the operation of the business or (C) pursuant to Contracts in effect as of the date of this Agreement (copies of which have been made available to Sponsor);

(xv)   become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xvi)   (A) other than normal vendor renewals, extensions or replacements or otherwise in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Material Contract or (B) enter into any Contract that, if entered into prior to the date of this Agreement, would qualify as a Material Contract under any of clauses (B) through (M) of Section 5.1(j)(i);

(xvii)   enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement;

(xviii)   except as may be required by applicable Law or pursuant to the terms of any Company Plan in effect on the date of the Agreement, (A) establish, adopt, terminate or materially amend any material Company Plan; (B) grant to any employee or service provider any material increase in base salary, wages, bonuses, incentive compensation or severance, retention or other employee benefits; (C) grant any equity-based awards (whether under the Stock Plan or otherwise); (D) accelerate the time of payment for, or vesting of, any compensation or benefits; or (E) materially change any actuarial or other assumption used to calculate funding obligations or liabilities under any Company Plan;

(xix)   (A) hire any employee or other service provider; provided, however, that the Company and its Subsidiaries shall be permitted to hire employees or engage other service providers to fill existing positions that are or become vacant or positions that are newly created in the ordinary course of business consistent with past practice to the extent that the annual compensation opportunity provided to any such employee or other service provider does not exceed $250,000 and, in the case of service providers other than employees, the duration of engagement does not exceed six (6) months, and the compensation and benefits provided to any such employee or other service provider are consistent with terms previously provided by the Company and its Affiliates in the ordinary course of business; or (B) terminate any employee or other service provider whose annual compensation opportunity exceeds $250,000 other than for cause;

(xx)   amend or modify the Settlement Agreement or otherwise seek, move for or support a motion seeking any such amendment or modification other than an amendment or modification (i) that is immaterial to Sponsor (in its capacity as the acquiror of Continuing Class A Shares pursuant to the terms of this Agreement), the Company, this Agreement and the transactions contemplated herein or in the Ancillary Agreements (such as those that relate to transactions between and among creditor constituencies of SunEdison) or (ii) that is not adverse to Sponsor and the Company; or

(xxi)   agree, authorize or commit to do any of the foregoing.

(b)   From the date of this Agreement until the Effective Time, except as Sponsor may approve in writing (solely in the case of clause (iii) below, such consent not to be unreasonably withheld), the Company will not (i) amend, modify or terminate the Settlement Agreement or seek, move for or support a motion seeking any amendment, modification or termination, other than an amendment or modification that is (x) immaterial and (y) not adverse, in each case to Sponsor, the Company, this Agreement and the transactions contemplated herein or in the Ancillary Agreements, (ii) amend, modify, supplement or terminate the Bankruptcy Court Orders or the forms thereof or otherwise seek, move for or support a motion seeking any such amendment, modification, supplement or termination, other than any amendment, modification or supplement to any of the Bankruptcy Court Orders or the forms thereof that is (x) immaterial and (y) not adverse, in each case to Sponsor, the Company, this Agreement or the transactions contemplated herein or in the Ancillary Agreements, or (iii) agree to preserve any Contract pursuant to the Settlement Agreement.

(c)   Nothing contained in this Agreement is intended to give Sponsor, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Sponsor and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)   Notwithstanding anything to the contrary herein, nothing contained in this Agreement shall restrict the ability of the Company or any of its Subsidiaries to authorize, consummate, perform its obligations under or make any amendments or modifications to, the Sale and Purchase Agreement, dated as of January 5, 2017 (the “UK Sale Agreement”), among SunEdison Yieldco UK Holdco 2, LLC, TerraForm Power Operating, LLC and Vortex Solar UK Limited, provided that any such amendments or modifications are not adverse to the interests of Sponsor.

Section 6.2   Interim Operations of the Sponsor Parties. Sponsor covenants and agrees that, after the date of this Agreement and prior to the Effective Time, Sponsor Parent and its applicable Affiliates (including, the MSA Providers and Sponsor Line Provider) shall not take any action that would or would reasonably be expected to, and shall conduct their business in a manner that would not or would not reasonably be expected to, materially impair the ability of Sponsor Parent and its applicable Affiliates to perform their obligations under the Sponsorship Agreements from and after the Effective Time.

Section 6.3   Acquisition Proposals.

(a)   No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.3, until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, neither it nor any of its Subsidiaries nor any of the officers, directors and employees of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)   initiate, solicit or knowingly encourage any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below) or any SunEdison Standalone Acquisition Proposal (as defined in the Voting and Support Agreement); or

(ii)   engage in, continue or otherwise participate in any discussions (other than to request clarification of an Acquisition Proposal that has already been made for purposes of assessing whether such Acquisition Proposal is or would be reasonably likely to result in a Superior Proposal) or negotiations regarding, or provide any non-public information or data to any Person relating to, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or a SunEdison Standalone Acquisition Proposal other than a Permitted SunEdison Proposal (as defined below); or

(iii)   knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or a SunEdison Standalone Acquisition Proposal other than a Permitted SunEdison Proposal; or

(iv)   waive, terminate, modify or release any Person (other than Sponsor and its Affiliates) from any provision of, or fail to enforce or grant any permission, waiver or request under, any confidentiality or “standstill” or similar agreement or obligation, other than a confidentiality or similar agreement with a creditor of SunEdison that does not contain a “standstill” or similar obligation, provided that the Company shall not be required to take, or be prohibited from taking, any action otherwise required or prohibited under this sub-clause (iv) if the board of directors of the Company, or the Conflicts Committee, determines in good faith, after consultation with its outside legal counsel, that such action or inaction would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law; or

(v)   execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal or a SunEdison Standalone Acquisition Proposal other than a Permitted SunEdison Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Company and its Representatives may (A) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that did not result from a breach of this Section 6.3 if the Company has received or receives from the Person so requesting such information an executed confidentiality agreement on terms that are not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7); it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal and shall not include any term that would prevent the Company from complying with its obligations under this Agreement (any confidentiality agreement satisfying the criteria of this clause (A) being referred to as an “Acceptable Confidentiality Agreement”); and promptly discloses (and, if applicable, provides copies of) any such information to Sponsor to the extent not previously disclosed or provided; and (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal; if and only to the extent that, (x) prior to taking any action described in clause (A) or (B) above, the board of directors of the Company and the Conflicts Committee determines in good faith after consultation with its outside legal counsel that failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company and the Conflicts Committee has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal.

(b)   Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Material Subsidiaries and (ii) any direct or indirect acquisition by any Person or “group” (as defined in the Exchange Act) resulting in, or proposal or offer, which if consummated would result in, any Person or “group” (as defined in the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company or of TERP LLC, or assets representing 15% or more of the net revenues, consolidated total assets, (including equity securities of its Subsidiaries), CAFD (as defined in the TERP LLC Operating Agreement) or earnings before interest, tax, depreciation and amortization of the Company and its Subsidiaries, taken as a whole, in each case other than the Merger.

“Permitted SunEdison Proposal” means a SunEdison Standalone Acquisition Proposal that (i) is not an Acquisition Proposal and (ii) is not inconsistent with and does not otherwise conflict with this Agreement and the transactions contemplated hereby.

“Superior Proposal” means a bona fide Acquisition Proposal (for purposes of this definition, replacing all references in the definition of “Acquisition Proposal” to “15% or more” with “more than 50%”) that the board of directors of the Company and the Conflicts Committee has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, is reasonably likely to be consummated in accordance with its terms, and would, if consummated, result in a transaction more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of such transactions contemplated by Section 6.3(d)).

(c)   No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in Section 6.3(d), the board of directors of the Company and each committee of the board of directors shall not, and shall not agree or resolve to:

(i)   (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Sponsor, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) fail to publicly reaffirm the Company Recommendation within ten (10) business days after Sponsor so requests in writing if an Acquisition Proposal is pending (provided that Sponsor shall be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and once for each material amendment to such Acquisition

Proposal), (D) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend (prior to the earlier of the close of business as of (x) two (2) days prior to the Stockholders Meeting and (y) the tenth business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act) against acceptance of such tender offer or exchange offer by the stockholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a customary “stop-look-and-listen” communication by the board of directors of the Company or any duly authorized committee thereof pursuant to Rule 14d-9(f) under the Exchange Act shall not be prohibited and shall not constitute in and of itself a Change of Recommendation), or (E) approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal or take any action or make any public announcement inconsistent with the Company Recommendation (any action described in this clause (i), a “Change of Recommendation”); or

(ii)   cause or permit the Company to enter into any Alternative Acquisition Agreement.

(d)   Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company and the Conflicts Committee may make a Change of Recommendation (i) following receipt of an Acquisition Proposal after the execution of this Agreement that did not result from a breach of this Section 6.3 and that the board of directors of the Company or the Conflicts Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal or (ii) solely in response to a material event, development, circumstance, occurrence or change in circumstances or facts, not related to an Acquisition Proposal, that was not known to or reasonably foreseeable by the board of directors of the Company or the Conflicts Committee as of the date of this Agreement or, if known, the consequences of which were not known or reasonably foreseeable by the board of directors of the Company or the Conflicts Committee (an “Intervening Event”); in each case referred to in clauses (i) and (ii) above, only if the board of directors of the Company or the Conflicts Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Change of Recommendation until after the third (3rd) business day following Sponsor’s receipt of written notice (a “Recommendation Change Notice”) from the Company advising Sponsor that the board of directors of the Company or the Conflicts Committee intends to take such action and specifying the reasons therefor, including in the case of a Superior Proposal the terms and conditions of any Superior Proposal that is the basis of the proposed action by the board of directors of the Company or the Conflicts Committee (it being understood and agreed that any amendment to the financial terms or any other material term of such Acquisition Proposal or Superior Proposal shall require a new Recommendation Change Notice and a new three (3) business day period). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors or the Conflicts Committee shall take into account any changes to the terms of this Agreement proposed by Sponsor that are written, binding and irrevocable, and if requested by Sponsor, the Company shall engage in good faith negotiations with Sponsor during such three (3) business day period regarding any changes to the terms of this Agreement proposed by Sponsor.

(e)   Certain Permitted Disclosure. Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or the board of directors of the Company, or any duly authorized committee thereof, from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to the stockholders of the Company), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that any disclosure of a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to the stockholders of the Company) shall be deemed to be a Change of Recommendation if it meets the requirements set forth in Section 6.3(c)(i).

(f)   Existing Discussions. The Company agrees that it and its Subsidiaries and its and their officers, directors and employees will, and that it will instruct and use its reasonable best efforts to cause its and its

Subsidiaries’ Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (including access to any electronic datarooms). The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.3. The Company also agrees that it will promptly request of each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(g)   Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Sponsor if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making such inquiry, proposal, offer or request, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Sponsor reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

Section 6.4   Proxy Statement.

(a)   The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, taking into account the need for the preparation and public filing of the required financial statements, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.5) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Section 6.4, prior to filing or mailing the Proxy Statement or any amendment or supplement thereto or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Sponsor a reasonable opportunity to review and comment on such document or response and shall consider such comments in good faith and (ii) promptly provide Sponsor with a copy of all such filings and responses made with the SEC. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.

(b)   The Company shall promptly notify Sponsor of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Sponsor copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Sponsor shall each use its reasonable best efforts to provide responses to the SEC as promptly as reasonably practicable with respect to all comments received on the Proxy Statement from the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

Section 6.5   Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to duly convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement, taking into account the need for the preparation and public filing of the required financial statements, for the purpose of seeking the Requisite Company Vote and Charter Amendment Vote, regardless of whether the board of directors of the Company or any duly authorized committee thereof determines at any time that this Agreement, the Merger or the other transactions contemplated by this Agreement are no longer advisable, recommends that the stockholders of the Company reject this Agreement, the Merger or the other transactions contemplated by this Agreement, or any other Change of Recommendation has occurred. The Company shall not postpone or adjourn the Stockholders Meeting except to the extent (1) Sponsor has consented to such postponement or adjournment in writing, or (2) the Company, acting in good faith after consulting with its outside legal counsel, determines that (i) such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Stockholders Meeting, (ii) (A) it will not receive proxies sufficient to obtain the Requisite Company Vote or Charter Amendment Vote, whether or not a quorum is present, or (B) it will not have sufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting, or (iii) such postponement or adjournment is required to comply with applicable Law; provided, that in the case of any postponement or adjournment under clause (ii) above, the date of the Stockholders Meeting shall not be postponed or adjourned by more than an aggregate of fifteen (15) calendar days other than with Sponsor’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Subject to Section 6.3 hereof, the board of directors of the Company and any duly authorized committee thereof shall recommend the adoption of this Agreement at the Stockholders Meeting and, unless there has been a Change of Recommendation permitted by and in accordance with Section 6.3(d), shall include the Company Recommendation and the recommendation that the holders of Shares give the Charter Amendment Vote in the Proxy Statement and shall take all lawful action to solicit such adoption of this Agreement.

Section 6.6   Cooperation and Approvals.

(a)   Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Sponsor shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity (including (i) the consents and waivers set forth on Section 5.1(d)(i) and Section 5.1(d)(ii) of the Company Disclosure Letter, (ii) the consents or approvals of the Governmental Entities set forth on Section 7.1(b) of the Company Disclosure Letter and (iii) the consents of the holders of senior notes of any Subsidiary of the Company in respect of any “change in control” resulting from the Merger or the other transactions contemplated by this Agreement) in order to consummate the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, (1) the Company and Sponsor shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things (including supporting any motions filed by SunEdison), to obtain the Bankruptcy Court Orders referred to in Section 7.1(e) and (2) the Company shall cooperate and use (and shall cause each of its Subsidiaries to cooperate and use) its reasonable best efforts to facilitate discussions with, and obtain any consents, waivers or amendments from, project lenders, tax equity partners, hedge providers or other third parties in respect of any Material Contracts as Sponsor may deem necessary or advisable . Subject to applicable Laws relating to the exchange of information, Sponsor and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Sponsor or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Sponsor shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or any of its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(b)   Information. Subject to applicable Laws, the Company and Sponsor each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Sponsor, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and any other transactions contemplated by this Agreement; provided, however, that either party may designate information “for outside counsel only” and, to the extent permitted by applicable Law, either party may redact information related to the value of the transactions contemplated by this Agreement.

(c)   Status. Subject to applicable Laws and as required by any Governmental Entity, the Company and Sponsor each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Sponsor or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Except as required by applicable Law or by the relevant Governmental Entity, neither the Company nor Sponsor shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d)   Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.6, each of the Company (in the case of Sections 6.6(d)(i) and 6.6(d)(iii)) and Sponsor (in all cases set forth below) agree to take or cause to be taken the following actions:

(i)   the prompt provision to each and every federal, state, local or foreign court or Governmental Entity (including the Federal Energy Regulatory Commission) with jurisdiction over enforcement of any applicable antitrust, competition or other Laws requiring the making of any notices, reports or other filings with, or consents, registrations, approvals, permits or authorizations from, any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement (“Government Regulatory Entity”) of non-privileged information and documents requested by any Government Regulatory Entity or that are necessary, proper or advisable to permit prompt consummation of the transactions contemplated by this Agreement;

(ii)   the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement, including (A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and (B) the proffer and agreement by Sponsor of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or any of its Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Regulatory Entity giving effect thereto) if, in either case (A) or (B), such action would be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law by any Government Regulatory Entity that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement (it being understood that, as it relates to the Company and its Subsidiaries, no such action will be binding on the Company or its Subsidiaries unless it is contingent upon the consummation of the Closing); and

(iii)   the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit consummation of such transactions as promptly as practicable;

provided, however, that notwithstanding anything in this Section 6.6 to the contrary, neither the “reasonable best efforts” standard set forth in Section 6.6(a) nor the provisions of Section 6.6(d) shall require Sponsor or any of its Affiliates to, and the Company and its Subsidiaries may not, without the prior written consent of Sponsor, become subject to, consent to, or offer or agree to, any requirement, condition, limitation, understanding, agreement or order that would result in or impose a Burdensome Condition or require Sponsor or any of its Affiliates to sell, lease, license or otherwise dispose of, or hold separate, or accept any terms, conditions, liabilities, obligations or commitments with respect to, any of its or their material assets or businesses. A “Burdensome Condition” shall mean any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon the Company or its Subsidiaries that would be, individually or in the aggregate, reasonably likely to have a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole. For the avoidance of doubt, a requirement to dispose of Amanecer Solar Holding SpA or its assets shall not be deemed to be a Burdensome Condition

Section 6.7   Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Sponsor and Merger Sub and their officers and other authorized Representatives reasonable access, including reasonable access for the purposes of conducting environmental site assessments and surveys, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish as promptly as reasonably practicable to Sponsor and Merger Sub all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company or its Subsidiaries (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (A) unreasonably disrupt the operations of the Company or any of its Subsidiaries or (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries (provided that, in each case, the Company shall use commercially reasonable efforts to develop an alternative to providing such information reasonably acceptable to Sponsor). All requests for information made pursuant to this Section 6.7 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. Sponsor shall indemnify and hold harmless the Company and its Subsidiaries for any damages, losses, costs or expenses actually incurred by the Company or its Subsidiaries that are directly caused by any negligent act or omission of Sponsor, Merger Sub or their officers and other authorized Representatives in connection with any such investigation conducted by Sponsor, Merger Sub or their officers and other authorized Representatives pursuant to this Section 6.7.

Section 6.8   Publicity. The initial press release regarding the Merger and the other transactions contemplated by this Agreement shall be a joint press release, which, for the avoidance of doubt, each of the Company and Sponsor shall be permitted to file with any Governmental Entity as may be required by applicable Law. Thereafter, the Company and Sponsor shall consult with and provide each other the opportunity to review and comment upon any press release or other public announcement, or any filing with any third party and/or Governmental Entity, prior to the issuance of any such press release or other public announcement, or the filing of any such filing, with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or public announcement, or file any such filing, prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided that the restrictions in this Section 6.8 shall not apply to any communication regarding a Change of Recommendation. The Company shall provide Sponsor the opportunity to review and comment (with such comments being provided as promptly as practicable) upon any communication to be broadly disseminated to the Company’s employees or department or division thereof, or any other communication to the Company’s employees that would be required to be filed with the SEC, in each case relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, and shall not make any such communication prior to such consultation except as may be required by applicable Law.

Section 6.9   Employee Benefits.

(a)   Sponsor agrees that the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or its Subsidiaries at the Effective Time (the “Continuing Employees”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, be provided with (i) base salary or base wage and target annual cash bonus opportunities that are no less favorable than the base salary or base wage and target annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) pension and welfare benefits that are no less favorable in the aggregate than those that are provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time.

(b)   Sponsor shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Sponsor or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Affiliates and Subsidiaries, including, for the avoidance of doubt, SunEdison, for purposes of vesting, benefit accrual and eligibility to participate under each applicable Sponsor benefit plan, as if such service had been performed with Sponsor, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, retiree welfare benefits or to the extent it would result in a duplication of benefits.

(c)   Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Plan, (ii) prevent Sponsor, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan in accordance with their terms, (iii) prevent Sponsor, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any Continuing Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Sponsor, the Surviving Corporation or any of their Affiliates or under any benefit plan which Sponsor, the Surviving Corporation or any of their Affiliates may maintain.

Section 6.10   Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 6.11   Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Sponsor agrees that, to the fullest extent that the Surviving Corporation would be permitted under applicable Law, Sponsor will cause the Surviving Corporation to indemnify and hold harmless (and to also advance expenses as incurred to the fullest extent that the Surviving Corporation would be permitted to do so under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final judicial decision from which there is no further right to appeal that such Person is not entitled to indemnification) each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) and each present and former director, officer and employee of the Company or any of its Subsidiaries performing services at the request of the Company or any of its Subsidiaries as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan, in each case determined as of immediately prior to the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or any of its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including those arising out of or related to (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.11; provided that, absent an actual or potential conflict of interest, in which case such Indemnified Party shall control and appoint its own lead counsel at the Surviving Corporation’s expense, as applicable, the Surviving Corporation shall be entitled to control and appoint lead counsel for such defense.

(b)   Prior to the Effective Time, the Company shall, and, if the Company is unable to, Sponsor shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are substantially equivalent to those in the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Sponsor shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are substantially equivalent to those provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Sponsor shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are substantially equivalent to those provided in the Company’s existing policies as of the date of this Agreement. With respect to the insurance policies referred to in this Section 6.11(b), the Surviving Corporation shall not be required to, and, without the prior written consent of Sponsor, the Company may not, expend for such policies in the aggregate a premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Company or the Surviving Corporation, as applicable, shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)   If Sponsor or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Sponsor or the Surviving Corporation shall assume all of the applicable obligations of Sponsor and the Surviving Corporation set forth in this Section 6.11.

(d)   The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e)   The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or other organizational documents) of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or other organizational documents) of the Company or of any Subsidiary of the Company (including the TERP LLC Operating Agreement) or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall survive the Merger or any other transaction contemplated by this Agreement and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

Section 6.12   Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any other transaction contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.13   Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Shares, Company Equity Awards, and any other equity securities (including derivative securities) pursuant to the Merger and the other transactions contemplated by this Agreement by each individual who is a director or officer of the Company, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14   Transaction Litigation. The Company shall give Sponsor the opportunity to participate in, review and comment on all material filings or responses to be made by the Company in the defense or settlement of any stockholder litigation against the Company or any of its directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (other than any litigation initiated by SunEdison or any of its successors that is unrelated to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger), and no such settlement of any stockholder litigation shall be agreed to without Sponsor’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed; provided that Sponsor shall not be required to consent to any such settlement that does not include an unconditional release of Sponsor and Merger Sub). The Company shall notify Sponsor promptly of the commencement of any such stockholder litigation of which it has received notice.

Section 6.15   Financing.

(a)   In addition to the Main Debt Financing, the Sponsor and Company may mutually agree to seek other financing for any of the Company’s Subsidiaries in connection with the transactions contemplated in this Agreement (the “Additional Debt Financing” and together with the Main Debt Financing, the “Debt Financing”).

(b)   Prior to the Effective Time, the Company will, and will cause its Subsidiaries to and will use reasonable best efforts to cause its Representatives to, provide to Sponsor all cooperation reasonably requested by Sponsor that is customary or necessary in connection with arranging, obtaining and syndicating the Debt Financing on the terms described to the Company in writing, including using reasonable best efforts in (i) assisting with the preparation of offering and syndication documents and materials, including private placement memoranda, information memoranda, lender and investor presentations, prospectuses, ratings agency materials and other similar documents and materials, in connection with the Debt Financing, and providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and investors and containing customary information (all such documents and materials, collectively, the “Financing Documents”), (ii) preparing and furnishing to Sponsor and the Financing Sources as promptly as practicable (A) such financial statements, financial data, audit reports and other pertinent information regarding the Company and its Subsidiaries, such financial statements to include audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows and related notes thereto of the Company and its Subsidiaries, for the two (2) fiscal years ended December 31, 2015 and unaudited consolidated balance sheets and related statements of income, cash flows and related notes thereto of the Company and its Subsidiaries, for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 (which shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and, as and when available to the Company, the audited financial statements for the fiscal year ended December 31, 2016 and the unaudited financial statements for each fiscal quarter of 2017 ending at least 45 days prior to the Closing Date and (B) all other information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations and financial projections) as may be reasonably requested by Sponsor to assist in preparation of the Financing Documents (including execution of customary authorization and management representation letters) (the information referred to in clauses (A) and (B) together, the “Financing Information”), (iii) having the Company designate members of senior management of the Company and its Subsidiaries to participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Debt Financing, including direct contact between such senior management of the Company and its Subsidiaries and the Financing Sources and potential lenders, investors and purchasers in the Debt Financing (including by way of one or more conference calls), (iv) assisting Sponsor in obtaining any corporate credit and family ratings of the Company from rating agencies, as well as ratings of the Debt Financing by the ratings agencies, (v) requesting its independent accountants to provide reasonable assistance to Sponsor and Merger Sub consistent with their customary practice (including to provide consent to Sponsor and Merger Sub to prepare and use their audit reports relating to the Company and, in the event that any portion of the Debt Financing takes the form of a bond offering, issue any necessary “comfort letters,” in each case, on customary terms in connection with the Debt Financing), (vi) assisting in the preparation of definitive financing documents (including providing reasonably available financial and other information, to the extent available to the Company, to enable Sponsor to prepare any schedules, annexes or exhibits thereto and any pro forma financial statements and financial projections and other condition precedent documents required to be delivered thereunder), (vii) subject to any contractual agreement in effect, facilitating the pledging of collateral for the Debt Financing, including taking commercially reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and (to the extent reasonably necessary) establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Debt Financing, (viii) obtaining from the Company’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Sponsor in connection with the Debt Financing and collateral arrangements, including amendments, waivers, customary payoff letters, lien releases, release of guaranties and instruments of termination or discharge, (ix) providing Sponsor with all documentation and other information required by regulatory authorities and as reasonably requested by Sponsor on behalf of its Financing Sources with respect to the Company and its Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001) and (x) preparing and delivering to Sponsor any supplements to the above information as may be required. The Company hereby consents to the use of the Company’s logos, trademarks and servicemarks in connection with the Debt Financing in a form and manner mutually agreed with the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. The Company will use its reasonable best efforts to periodically update any Financing Information (to the extent it is available) to be included in any Financing Document to be used in connection with the Debt Financing so that Sponsor may ensure that any such Financing Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. As used in this Agreement, “Financing Sources” means the Persons (other than Sponsor or any of its Subsidiaries or controlling persons) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby, together with, in each case, their respective Affiliates, officers, directors, employees, advisors, agents, equityholders, consultants and other representatives and their respective successors and assigns.

(c)   Notwithstanding anything to the contrary in this Section 6.15, no action shall be required of the Company or its Subsidiaries if any such action shall: (i) unreasonably disrupt or interfere with the business or ongoing operations of the Company and its Subsidiaries; (ii) cause any representation or warranty or covenant contained in this Agreement to be breached unless such breach is waived by Sponsor; (iii) require the Company or any of its Subsidiaries or their respective Representatives to prepare historical pro forma financial information (provided, however, that the Company will assist Sponsor and Merger Sub in the preparation of any such pro forma financial statements required to be delivered under the Commitment Letter, or any commitment letter for any Additional Debt Financing); (iv) require the Company or any of its Subsidiaries to incur any liability in connection with the Debt Financing prior to the Closing, other than pursuant to Section 6.15(d); (v) require the Company or any of its Subsidiaries to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing; (vi) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to be the issuer of any securities or issue any offering document prior to Closing or require the Company, any of its Affiliates, or any of its or their respective Representatives to enter into or approve any Debt Financing or purchase agreement for any Debt Financing prior to the Closing; (vii) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to provide any information the disclosure of which is prohibited or restricted by applicable Law or legal proceeding or that is legally privileged and disclosure of which would result in a loss of privilege; (viii) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to take any action that will conflict with or violate the organizational documents of such person or any applicable Law or legal proceeding; (ix) require any officer, director or employee of the Company or any of its Subsidiaries to deliver or be required to deliver any certificate or take any other action pursuant to this Section 6.15 to the extent any such action would reasonably be expected to result in personal liability to such officer, director or employee; (x) require the Company, any of its

Subsidiaries, or any of its or their respective Representatives prior to Closing to make any representation to Sponsor, any of its Affiliates, any lender, agent or lead arranger to any Debt Financing, or any other person with respect to any actions under this Section 6.15, as to the solvency of the Company, any of its Subsidiaries or any of its or their respective Representatives, or to deliver or require to be delivered any solvency or similar certificate; or (xi) require the Company or any of its Subsidiaries to prepare financial statements or other information in respect of a Subsidiary of the Company of the type required by Rule 3-10 or Rule 3-16 of Regulation S-X.

(d)   Any commitment and other fees due and payable, and any expenses required to be reimbursed by Sponsor or an Affiliate of Sponsor, under the Commitment Letter or under commitment letters for any Additional Debt Financing prior to the Closing Date will be shared equally between Sponsor and the Company; provided, however, that, at Closing, the Company shall reimburse Sponsor for any portion of such fees and expenses paid by Sponsor or its Affiliates on or prior to the Effective Time. Any commitment and other fees due and payable, and any expenses required to be reimbursed by Sponsor or an Affiliate of Sponsor, under the Commitment Letter, the Engagement Letter, commitment letters for any Additional Debt Financing or under any Debt Documents on or after the Closing Date will be paid by Company.

(e)   Sponsor shall keep Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange any Additional Debt Financing and provide to the Company copies of executed commitment letters, fee letters and term sheets with respect to the Additional Debt Financing (if any). If Sponsor or any of its Affiliates has a consultation, approval or other consent right under the Commitment Letter, Sponsor will consult in good faith with the Company and reasonably consider the Company’s view in taking any such actions under the Commitment Letter. Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Commitment Letter and commitment letters for any Additional Debt Financing, including using reasonable best efforts to, as promptly as possible, (i) satisfy, or cause to be satisfied, on a timely basis all conditions that may be applicable to Sponsor obtaining the Debt Financing set forth therein, (ii) negotiate and facilitate the entry by the applicable Subsidiary of the Company into definitive agreements (the “Debt Documents”) with respect thereto on the terms and conditions contemplated by the Commitment Letter and any commitment letters for any Additional Debt Financing or on other terms that are (A) acceptable to the Lenders and (B) in the aggregate not materially less favorable, taken as a whole, to the Company and its Subsidiaries, (iii) timely prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Debt Financing, (iv) commence the syndication activities contemplated by the Commitment Letter and (v) assign the Commitment Letter, the Engagement Letter and any commitment letters for any Additional Debt Financing to the Subsidiary (or Subsidiaries) of the Company identified by the Company to Sponsor, which assignment the Company shall cause such Subsidiary (or Subsidiaries) to accept effective as of the Effective Time. Any material breach by Sponsor of the Commitment Letter or any commitment letter with respect to any Additional Debt Financing shall be deemed to be a breach by Sponsor of this Section 6.15(e). Sponsor shall give the Company prompt written notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by any party to the Commitment Letter, any commitment letter with respect to any Additional Debt Financing or other Debt Document of which Sponsor becomes aware, (B) if and when Sponsor becomes aware that any portion of the Debt Financing contemplated by any Commitment Letter or any commitment letter with respect to any Additional Debt Financing may not be available for the Financing Purposes, (C) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any Commitment Letter, any commitment letter with respect to any Additional Debt Financing or other Debt Document or (2) material dispute or disagreement between or among any parties to any Commitment Letter, any commitment letter with respect to any Additional Debt Financing or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents), and (D) of any expiration or termination of any Commitment Letter, any commitment letter with respect to any Additional Debt Financing or other Debt Document. Without limiting the foregoing, Sponsor shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of any of the written notices or communications described in the preceding sentence. To the extent Sponsor or an Affiliate of Sponsor is party to the Commitment Letter, any commitment letter with respect to any Additional Debt Financing,

Sponsor shall (and shall cause such Affiliate to) (1) comply in all material respects with the Commitment Letter, such commitment letter with respect to any Additional Debt Financing and the Debt Documents, and (2) not permit, without the prior written consent of the Company, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy thereunder without the Company’s consent.

(f)   Sponsor acknowledges and agrees that obtaining debt financing is not a condition to the Closing. In the event that the Debt Financing is not obtained, Sponsor will continue to be obligated, subject to satisfaction of the conditions set forth in Article VII, to consummate the Merger and the other transactions contemplated by this Agreement.

Section 6.16   Rights. Prior to the Effective Time, the board of directors of the Company shall take all necessary action to cause, in connection with the consummation of the transactions contemplated by this Agreement, the Rights to cease to be outstanding as of the Effective Time and to terminate the SPRA, effective immediately as of the Effective Time, without payment of any consideration in respect thereof.

Section 6.17   Final Resolution of Specified Litigation. The Company hereby covenants and agrees to issue additional Continuing Class A Shares to Sponsor for no additional consideration in respect of the Final Resolution of Specified Litigation as set forth below:

(a)   If there has been a Final Resolution of any of the Specified Litigation prior to the Effective Time, the Company shall, at the Effective Time, issue to Sponsor an additional number of Continuing Class A Shares equal to:

(A / B) x (C / (C - D)) x (D / C);

where

A = The aggregate Losses arising out of or relating to all Specified Litigation and incurred prior to the Effective Time;

B = the Per Share Cash Consideration;

C = The total number of Class A Shares issued and outstanding after giving effect to the transactions contemplated by Article IV and excluding any Continuing Class A Shares to be issued pursuant to this Section 6.17; and

D = The number of Continuing Class A Shares issued pursuant to Section 4.2(e).

(b)   If, from time to time, there is a Final Resolution of any Specified Litigation after the Effective Time, the Company shall, on the fifteenth business day following such Final Resolution, issue to Sponsor a number of additional Continuing Class A Shares equal to:

(E / F) x ((C + G) / (C + G - H)) x (H / (C + G));

where

E = The aggregate Losses arising out of or relating to all Specified Litigation and incurred prior to the date of such Final Resolution, less any Losses previously taken into account in any adjustment under this Section 6.17;

F = The VWAP for the Continuing Class A Shares for the ten trading days commencing on the first full trading day following such Final Resolution;

G = The total number of Continuing Class A Shares previously issued pursuant to this Section 6.17 (appropriately adjusted for any stock split, reverse stock split or similar event since initial issuance); and

H = The total number of Continuing Class A Shares previously issued pursuant to Section 4.2(e) or this Section 6.17 (appropriately adjusted for any stock split, reverse stock split or similar event since initial issuance).

(c)   Twelve months following the Final Resolution of all Specified Litigation, the Company shall issue to Sponsor, to the extent there are still Losses that have not been taken into account under this Section 6.17, a number of additional Continuing Class A Shares determined in accordance with Section 6.17(b) as if such twelve month anniversary were the date of announcement of such Final Resolution.

(d)   Following the date of resolution of any Specified Litigation pursuant to a written settlement agreement, consent decree or other final non-appealable judgment by a court of competent jurisdiction, the Company shall publicly announce the expected date of commencement of any applicable VWAP period under this Section 6.17.

(e)   “Final Resolution” means, with respect to each matter comprising the Specified Litigation, the date that is sixty days following the resolution of such matter pursuant to a written settlement agreement, consent decree or other final non-appealable judgment by a court of competent jurisdiction.

“Losses” means the amount of all out-of-pocket losses, damages, costs, fees and expenses (including attorney’s fees and expenses), and all fines, penalties, settlement amounts, indemnification obligations and other liabilities, in each case arising out of or relating to the Specified Litigation that are paid or accrued by the Company or any of its Affiliates (including Sponsor) with respect to all of the Specified Litigation; provided that, in each case, the amount of any Losses shall be net of any amounts (a) actually recovered by the Company or any of its wholly owned Subsidiaries under insurance policies in respect of the Specified Litigation, (b) received by the Company from SunEdison or other third parties as their contribution towards Losses relating to any Specified Litigation or (c) retained by the Company in respect of up to 1,060,699 Class A Shares issued to the claimants under the Whistleblower Complaints. If any Loss takes the form of the issue of Class A Shares, for purposes of calculating the additional Class A Shares to be issued under this Section 6.17, the amount of the Loss shall be equal to the applicable variable identified as “B” or “F”.

“Specified Litigation” means the cases, including the claims asserted in each such case, entitled D.E. Shaw Composite Holdings, L.L.C., et al. v. TerraForm Power, LLC, et al., Index No. 651752/2016 (N.Y. Sup. Ct.), Chamblee v. TerraForm Power, Inc., et al., C.A. No. 16-cv-00981 (D. Md.) (now consolidated with other lawsuits under the title In re: SunEdison, Inc., Securities Litigation, 16-md-02742 (S.D.N.Y.)), the Whistleblower Complaints and any subsequent litigation arising from any such case or the facts underlying such case, including, but not limited to, amended or reformed pleadings related to those cases.

“VWAP” means the volume-weighted average trading price of Class A Shares on the NASDAQ.

“Whistleblower Complaints” means Gundin v. TerraForm Global, Inc., et al., C.A. No. 17-cv-00516 (D. Md.) and Zornoza v. TerraForm Global, Inc., et al., C.A. No. 17-cv-00515 (D. Md.).

ARTICLE VII

CONDITIONS

Section 7.1   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions (except with respect to the Requisite Company Vote required under Section 7.1(a), which is not waivable):

(a)   Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b)   Regulatory Consents. The approvals of the Governmental Entities set forth on Section 7.1(b) of the Company Disclosure Letter shall have been obtained without any Burdensome Condition being imposed.

(c)   Charter Amendment Approval. The Company shall have obtained the approval of the amendment of the Charter pursuant to Section 2.1 by the holders of Shares constituting the Charter Amendment Vote.

(d)   Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

(e)   Bankruptcy Court Orders. The Bankruptcy Court shall have entered orders in the forms set forth in Section 7.1(e) of the Company Disclosure Letter, as each may be amended, modified or supplemented with the prior written consent of Sponsor (the “Bankruptcy Court Orders”), authorizing and approving the entry by SunEdison and any other Debtor party thereto into (i) the Settlement Agreement and (ii) the Voting and Support Agreement and any other agreement entered into in connection with the Merger or the other transactions contemplated by this Agreement to which SunEdison or any other Debtor will be a party; provided that the prior written consent of Sponsor shall not be required with respect to amendments, modifications or supplements to the forms of the Bankruptcy Court Orders that are (x) immaterial and (y) not adverse, in each case to Sponsor, the Company, this Agreement and the transactions contemplated herein or in the Ancillary Agreements. The Bankruptcy Court Orders shall be in full force and effect and shall be Final Orders. “Final Order” means an order or judgment of the Bankruptcy Court entered by the clerk of the Bankruptcy Court on the docket in the SunEdison Bankruptcy Case, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, either (i) no stay of such order or judgment shall be in effect, (ii) no motion or application for a stay of such order or judgment shall be filed and pending or such motion or application shall have been denied, or (iii) if a stay of such order or judgment has been granted, then (x) the stay shall have been dissolved or (y) such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order not to be a Final Order.

(f)   Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by each party thereto.

(g)   Exchange. The Exchange and the issuance of the Additional SunE Shares pursuant to Section 4.1(a)(i) shall have occurred.

Section 7.2   Conditions to Obligations of Sponsor and Merger Sub. The obligations of Sponsor and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Sponsor at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 5.1(f)(y) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.1(b)(i)(Capital Structure), Section 5.1(c)(Corporate Authority; Approval and Fairness), Section 5.1(l)(Takeover Statutes) and Section 5.1(r)(Brokers, Finders and Other Advisors)) are not so true and correct unless the matters giving rise to the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have had or would be reasonably likely to have a Company Material Adverse Effect; (iii) the representations and warranties of the Company set forth in Section 5.1(b)(i)(Capital Structure) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date) except for de minimis inaccuracies; (iv) the representations and warranties of the Company set forth in the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.1(c)(Corporate Authority; Approval and Fairness), Section 5.1(l)(Takeover Statutes) and Section 5.1(r) (Brokers, Finders and Other Advisors)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date); and (v) Sponsor shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sponsor shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)   UK Closing. Completion (as defined in the UK Sale Agreement) shall have occurred under the UK Sale Agreement.

Section 7.3   Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties. The representations and warranties of Sponsor and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub (other than Section 5.2(a)(i) (Organization, Good Standing and Qualification) and Section 5.2(b) (Corporate Authority)) are not so true and correct unless the matters giving rise to the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, would be reasonably likely to (x) upon consummation of the Merger, have a material adverse effect on the financial condition, business or results of operations of the Surviving Corporation and its Subsidiaries or (y) prevent, materially delay or materially impair the ability of Sponsor Parent and its Affiliates to enter into and perform their obligations under the Ancillary Agreements, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Sponsor by an executive officer of Sponsor to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

(b)   Performance of Obligations of Sponsor and Merger Sub. Each of Sponsor and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Sponsor by an executive officer of Sponsor to such effect.

ARTICLE VIII

TERMINATION

Section 8.1   Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained, by mutual written consent of the Company and Sponsor.

Section 8.2   Termination by Either Sponsor or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Sponsor or the Company:

(a)   regardless of whether the Requisite Company Vote has been obtained, if the Merger shall not have been consummated by December 6, 2017 (the “Termination Date”); provided, however, that if the condition to Closing set forth in Section 7.1(b) has not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Termination Date may be extended by either the Company or Sponsor to a date not beyond March 6, 2018, and such date, as so extended, shall be the “Termination Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Merger;

(b)   regardless of whether the Requisite Company Vote has been obtained, if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Merger;

(c)   if the Requisite Company Vote or the Charter Amendment Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(d)   if the Settlement Agreement shall have been terminated in accordance with its terms.

Section 8.3   Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company:

(a)   if there has been a breach of any representation, warranty, covenant or agreement made by Sponsor or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the date of this Agreement, such that the condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or failure to be true and correct is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within the earlier of (x) thirty (30) days after written notice thereof has been given by the Company to Sponsor and (y) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(a) shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.4   Termination by Sponsor. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Sponsor:

(a)   if the board of directors of the Company or any duly authorized committee thereof shall have made and not withdrawn a Change of Recommendation, or

(b)   if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the date of this Agreement, such that the condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or failure to be true and correct is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within the earlier of (x) thirty (30) days after written notice thereof has been given by Sponsor to the Company and (y) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.4(b) shall not be available to Sponsor if Sponsor or Merger Sub has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.5   Effect of Termination and Abandonment.

(a)   Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from fraud or any willful material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b)   In the event that this Agreement is terminated:

(i)   by either the Company or Sponsor pursuant to Section 8.2(a) (and, at the time of such termination pursuant to Section 8.2(a), any of the conditions set forth in Section 7.1(a), Section 7.1(c) or Section 7.1(e) shall not have been met), Section 8.2(c) or Section 8.2(d) and, at the time of such termination, the board of directors of the Company or any duly authorized committee thereof shall not have made and not withdrawn a Change of Recommendation, then promptly, but in no event later than three (3) business days, after the date of such termination, the Company shall pay to Sponsor all of the reasonable and documented out-of-pocket expenses, including those of the Paying Agent, incurred by Sponsor or any of its Affiliates in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement (including any fees payable by and any other out-of-pocket expenses of Sponsor or any of its Affiliates in connection with the Debt Financing), in an amount not to exceed $17,000,000 (the “Sponsor Expense Reimbursement”);

(ii)   by either the Company or Sponsor pursuant to Section 8.2(a) (and, at the time of such termination pursuant to Section 8.2(a), any of the conditions set forth in Section 7.1(a), Section 7.1(c) or Section 7.1(e) shall not have been met), Section 8.2(c) or Section 8.2(d) (provided that, at the time of such termination pursuant to Section 8.2(c) or Section 8.2(d), the board of directors of the Company or any duly authorized committee thereof shall not have made and not withdrawn a Change of Recommendation) and, in each case, either

(A)   (1)   a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or SunEdison or a substantial portion of its creditors, or any Person shall have publicly announced a bona fide Acquisition Proposal and such Acquisition Proposal shall not have been publicly withdrawn prior to the date of the event giving rise to the applicable right of termination, and

       (2)   within twelve (12) months of such termination, (x) the Company or any of its Subsidiaries or SunEdison or any of its Subsidiaries shall have entered into a definitive agreement for an Acquisition Proposal (other than an Excluded Distribution) or (y) there shall have been consummated an Acquisition Proposal (other than an Excluded Distribution) and, in each case, either (I) the other party to such Acquisition Proposal or any of its Affiliates has obtained or will obtain the right to appoint a member of the board of directors of the Company or any other indicia of control or (II) such Acquisition Proposal would qualify as an Acquisition Proposal if all references to “15% or more” were replaced with “30% or more”, or

(B)   (1)   a bona fide Acquisition Proposal shall have been made by any Person to the Company or any of its Subsidiaries or SunEdison or a substantial portion of its creditors or any Person shall have publicly announced a bona fide Acquisition Proposal, regardless of whether such Acquisition Proposal may have been withdrawn prior to the date of any such termination or the event giving rise to the applicable right of termination, and

       (2)   within twelve (12) months of such termination, (x) the Company or any of its Subsidiaries or SunEdison or any of its Subsidiaries shall have entered into a definitive agreement for an Acquisition Proposal (other than an Excluded Distribution with the Person referred to in sub-clause (B)(1) or any Affiliate of such Person or (y) there shall have been consummated an Acquisition Proposal (other than an Excluded Distribution) with the Person referred to in sub-clause (B)(1) or any Affiliate of such Person and, in each case, either (I) such Person or any of its Affiliates has obtained or will obtain the right to appoint a member of the board of directors of the Company or any other indicia of control or (II) such Acquisition Proposal would qualify as an Acquisition Proposal if all references to “15% or more” were replaced with “30% or more”, then promptly after the earlier of the entry into such definitive agreement with respect to an Acquisition Proposal and the consummation of such Acquisition Proposal, but in no event later than three (3) business days after such entry or such consummation, the Company shall pay to Sponsor an amount equal to the excess of (x) a termination fee of $50,000,000 (the “Termination Fee”) over (y) any Sponsor Expense Reimbursement previously paid;

(iii)   by either the Company or Sponsor pursuant to Section 8.2(a), Section 8.2(c) or Section 8.2(d) and, at the time of such termination, the board of directors of the Company or any duly authorized committee thereof shall have made and not withdrawn a Change of Recommendation, then promptly, but in no event later than three (3) business days, after the date of such termination, the Company shall pay to Sponsor the Termination Fee; and

(iv)   by Sponsor pursuant to Section 8.4(a) and, at the time of such termination, the conditions set forth in Section 7.1(a), Section 7.1(c) or Section 7.1(e) shall not have been met, then promptly, but in no event later than three (3) business days, after the date of such termination, the Company shall pay to Sponsor the Termination Fee.

For purposes of this Agreement, (i) “Excluded Distribution” means (A) any plan of reorganization, liquidation, foreclosure, enforcement of creditors’ rights or other distribution to creditors or shareholders of, by or for SunEdison that results in the distribution to the creditors or shareholders of SunEdison, directly or indirectly, of all or substantially all equity securities of the Company held by SunEdison and its Affiliates unless such distribution would result in any Specified Person or any “group” (as defined in the Exchange Act) that contains a Specified Person (x) becoming the beneficial owner, directly or indirectly, of 15% or more of any class of equity securities of the Company and obtaining the right to appoint a member of the board of directors of the Company or other indicia of control of the Company or (y) becoming the beneficial owner, directly or indirectly, of 30% or more of any class of equity securities of the Company, or (B) a Stand-Alone Conversion (as defined in the Settlement Agreement), and (ii) “Specified Person” means any Person who has entered into a confidentiality or similar agreement with the Company in connection with the Company’s strategic review process and submitted an acquisition proposal to the Company on or after January 1, 2017, or any Affiliate of such Person.

Any payments made to Sponsor pursuant to this Section 8.5(b) shall be made by wire transfer of immediately available funds. In no event shall the Company be required to pay any combination of the Termination Fee and the Sponsor Expense Reimbursement aggregating to more than $50,000,000 or be required to pay any of the Termination Fee or the Sponsor Expense Reimbursement on more than one occasion.

(c)   The Company acknowledges that the agreements contained in Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Sponsor and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or the Sponsor Expense Reimbursement due pursuant to Section 8.5(b), and, in order to obtain such payment, Sponsor or Merger Sub commences a suit that results in a judgment against the Company for the Termination Fee or the Sponsor Expense Reimbursement set forth in Section 8.5(b) or any portion thereof, the Company shall pay to Sponsor or Merger Sub its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee or the Sponsor Expense Reimbursement or such portion thereof at the prime rate of JPMorgan Chase in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or willful material breach of this Agreement by the Company, in the event that the Termination Fee or the Sponsor Expense Reimbursement, as the case may be, is payable and actually paid to Sponsor in accordance with this Section 8.5, the payment of such Termination Fee or the Sponsor Expense Reimbursement and the amounts described in the first sentence of this Section 8.5(c) shall be the sole and exclusive remedy of Sponsor, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of the Company, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement; provided, however, that this Section 8.5(c) shall not limit the right of the parties to specific performance of this Agreement pursuant to Section 9.5(c) prior to the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.1   Survival. This Article IX and the agreements of the Company, Sponsor and Merger Sub contained in Article IV and Section 6.9 (Employee Benefits), 6.10 (Expenses), 6.11 (Indemnification; Directors’ and Officers’ Insurance) and 6.17 (Final Resolution of Specified Litigation) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Sponsor and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

Section 9.2   Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding anything herein to the contrary, no Debt Financing Provision may be amended, modified or waived in a manner that is materially adverse to the Financing Sources without the prior written consent of the Financing Sources that are a party to the Commitment Letter.

Section 9.3   Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws, except with respect to the Requisite Company Vote required under Section 7.1(a), which is not waivable. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of any such rights or any other rights hereunder or under applicable Law.

Section 9.4   Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 9.5   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such Court declines to accept jurisdiction over a particular matter, any Federal court of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that such courts are an inconvenient forum, or that the venue of such courts may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such a Delaware Court of Chancery or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 shall be valid, effective and sufficient service thereof. Notwithstanding the foregoing each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter, Debt Documents or Financing Documents or any other letter or agreement related to any Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York, except as otherwise set forth in the Commitment Letter or in the Debt Documents. The parties hereto further agree that all of the provisions of Section 9.5(b) relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party claim against any Financing Source.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE

ARISING OUT OF OR RELATING IN ANY WAY TO THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy therefor. Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement (including the obligation of the parties hereto to consummate the transactions contemplated by this Agreement and the obligation of Sponsor and Merger Sub to pay and the Company’s stockholders’ right to receive the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement), the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.6   Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight courier or email:

If to Sponsor or Merger Sub:

Brookfield Asset Management Inc.
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3
Attention:	Jennifer Mazin
Telephone:	(416) 363-9491
Email:	jennifer.mazin@brookfield.com

(with a copy to (which shall not constitute notice)

Cravath, Swaine & Moore LLP
825 Eighth Avenue, New York, NY 10019
Attention:	Richard Hall
Joel Herold
Facsimile:	(212) 474-3700
Telephone:	(212) 474-1000
Email:	rhall@cravath.com jherold@cravath.com)

If to the Company:

TerraForm Power, Inc. 7550 Wisconsin Ave. Bethesda, MD 20814
Attention:	General Counsel Chief Financial Officer
Telephone:	(240) 762-7727
Email:	SDeschler@terraform.com BCranna@terraform.com

(with a copy to (which shall not constitute notice)

Sullivan & Cromwell LLP 125 Broad Street, New York, NY 10004
Attention:	Joseph B. Frumkin Inosi M. Nyatta
Facsimile:	(212) 558-3588
Telephone:	(212) 558-4000
Email:	frumkinj@sullcrom.com nyattai@sullcrom.com
Hughes Hubbard & Reed LLP One Battery Park Plaza, New York, NY 10004
Attention:	Candace K. Beinecke Avner Bengera
Facsimile:	(212) 299-6366
Telephone:	(212) 299-6000 Email: candace.beinecke@hugheshubbard.com avner.bengera@hugheshubbard.com)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; on the next business day after deposit with an overnight courier, if sent by an overnight courier; when sent by electronic mail if sent by email.

Section 9.7   Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Settlement Agreement, the Voting and Support Agreement and the Confidentiality Agreement, dated December 3, 2016, between Sponsor Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. The parties hereto agree that the consummation of the Merger shall be deemed to be a “Standstill Fallaway Transaction” for purposes of the Confidentiality Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF SPONSOR, MERGER SUB AND THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.8   No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), Sponsor and Merger Sub, on the one hand, and the Company, on the other hand, hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, each of the Financing Sources shall be an express third party beneficiary with respect to this Section 9.8 and Section 9.2, 9.5(a), 9.5(b) and 9.14 (such provisions, collectively, the “Debt Financing Provisions”).

Section 9.9   Obligations of Sponsor and of the Company. Whenever this Agreement requires a Subsidiary of Sponsor to take any action, such requirement shall be deemed to include an undertaking on the part of Sponsor to cause such Subsidiary to take such action. In furtherance of the foregoing, Sponsor hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Sponsor shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.10   Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

Section 9.11   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.12   Interpretation; Construction.

(a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)   The Company Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article V or to one or more covenants contained in Article VI. Inclusion of any items or information in the Company Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be likely to have Company Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

Section 9.13   Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Sponsor may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

Section 9.14   No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the parties hereto hereby agree they will not bring or support any claim, cross-claim or third party claim, whether at Law or in equity, in contract or in tort against any Financing Sources in any way relating to this Agreement or the transactions contemplated by this Agreement. Nothing in this Section 9.14 shall in any way (a) expand the circumstances in which Sponsor may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Debt Financing) or (b) limit or qualify the obligations and liabilities of the parties to the Commitment Letter to each other thereunder or in connection therewith.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

TERRAFORM POWER, INC.

By:
Name:
Title:

ORION US HOLDINGS 1 L.P. by its general partner ORION US GP LLC

By:
Name:
Title:

BRE TERP HOLDINGS INC.

By:
Name:
Title:

ANNEX A

DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	6.3(a)(v)
Acquisition Proposal	6.3(b)
Additional Debt Financing	6.15(a)
Additional SunE Shares	4.1(a)(i)
Affiliate	5.1(a)
Agreement	Recitals
Alternative Acquisition Agreement	6.3(a)(v)
Ancillary Agreement	Recitals
Ancillary Agreements	Recitals
Anti-Corruption Laws	5.1(s)(iii)
Appraisal Shares	4.2(a)
Bankruptcy and Equity Exception	5.1(c)(i)
Bankruptcy Court	5.1(a)(I)
Bankruptcy Court Orders	7.1(e)
Book-Entry Share	4.2(c)
Bribery Act	5.1(s)(iii)
Burdensome Condition	6.6(d)(iii)
business day	1.2
By-Laws	2.2
Cash Election	4.3(b)(i)
Cash Shares	4.3(b)(i)
Certificate	4.2(c)
Change of Recommendation	6.3(c)(i)
Charter	2.1
Charter Amendment Vote	5.1(c)(i)
Class A Share	Recitals
Class B Share	Recitals
Closing	1.2
Closing Date	1.2
Code	4.3(j)
Commitment Letter	5.2(j)(ii)
Company	Recitals
Company Disclosure Letter	5.1
Company Equity Awards	4.4(c)
Company Material Adverse Effect	5.1(a)
Company Plan	5.1(h)(i)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Restricted Share	4.4(a)
Company RSU	4.4(b)
Confidentiality Agreement	9.7
Conflicts Committee	Rectals
Consideration Election	4.3(b)(i)
Constituent Corporations	Recitals
Continuing Class A Share	4.2(a)
Continuing Employees	6.9(a)
Contract	5.1(a)
control	5.1(a)

Term	Section
controlled by	5.1(a)
controlling	5.1(a)
D&O Insurance	6.11(b)
Debt Documents	6.15(e)
Debt Financing	6.15(a)
Debt Financing Provisions	9.8
Debtors	5.1(a)(I)
Delaware Certificate of Merger	1.3
DGCL	1.1
Disqualified Person	5.2(i)(i)
Dissenting Stockholders	4.2(a)
DTC	4.3(e)
Effective Time	1.3
Election Deadline	4.3(b)(i)
Election Eligible Share	4.2(a)
Election Eligible Shares	4.2(a)
Encumbrance	5.1(k)(iv)
Engagement Letter	5.2(j)(ii)
Environmental Law	5.1(m)(v)
Environmental Permit	5.1(m)(ii)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iv)
ERISA Plans	5.1(h)(i)
Excess Cash Shares	4.3(d)(ii)
Excess Stock Shares	4.3(c)(ii)
Exchange	Recitals
Exchange Act	5.1(a)(K)
Exchange Class A Shares	Recitals
Exchange Fund	4.3(a)
Exchange Time	Recitals
Excluded Assets	5.1(a)
Excluded Distribution	8.5(b)(iv)
Excluded Share	4.2(a)
Excluded Shares	4.2(a)
Existing Sponsor Shares	4.2(a)
Fall-Away Shares	4.3(e)(iv)
FCPA	5.1(s)(iii)
Final Order	7.1(e)
Final Resolution	6.17(e)
Financing Conditions	6.15(b)
Financing Documents	6.15(b)
Financing Information	6.15(b)
Form of Election in Merger	4.3(b)(i)
Fully Diluted Share Number	4.1(a)(i)
Fund Guarantors	5.2(m)
GAAP	5.1(e)(v)
Government Official	5.1(s)(iii)
Government Regulatory Entity	6.6(d)(i)
Governmental Entity	5.1(d)(i)
Guaranty	5.2(m)
Hazardous Substance	5.1(m)(v)

Term	Section
Hook Share	4.2(d)
Hook Shares	4.2(d)
IDR Transfer Agreement	Recitals
IDRs	Recitals
IFRS	5.2(d)(ii)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)
Intervening Event	6.3(d)
IRS	5.1(h)(iii)
Knowledge	5.1(g)(ii)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Lender	5.2(j)(ii)
Licenses	5.1(i)
Lien	5.1(b)(ii)
Losses	6.17(e)
Mailing Date	4.3(b)(i)
Main Debt Financing	5.2(j)(ii)
Main Financing Purposes	5.2(j)(ii)
Material Contract	5.1(j)(i)
Material Economic Subsidiary	5.1(a)
Material Generator	5.1(a)
Material Subsidiary	5.1(a)
Maximum Cash Consideration Shares	4.3(d)(i)
Maximum Stock Consideration Shares	4.3(c)(i)
Merger	Recitals
Merger Sub	Recitals
MSA	Recitals
MSA Providers	Recitals
Multiemployer Plan	5.1(h)(ii)
New LLC Agreement	Recitals
No Election Share	4.3(b)(ii)
Non-U.S. Benefit Plan	5.1(h)(vii)
Order	7.1(d)
Owned Real Property	5.1(k)(i)
Paying Agent	4.3(a)
PBGC	5.1(h)(iv)
Per Share Cash Consideration	4.2(a)
Per Share Merger Consideration	4.2(a)
Per Share Special Dividend	4.1(a)(ii)
Per Share Stock Consideration	4.2(a)
Permitted SunEdison Proposal	6.3(b)
Person	4.3(g)
Prorated Cash Shares	4.3(d)(ii)
Prorated Stock Shares	4.3(c)(ii)
Proxy Statement	6.4(a)
Recommendation Change Notice	6.3(d)
Registration Rights Agreement	Recitals
Relationship Agreement	Recitals
Release	5.1(m)(v)

Term	Section
Representatives	6.3(a)
Requisite Company Vote	5.1(c)(i)
Rights	5.1(b)(i)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Settlement Agreement	Recitals
Share	Recitals
Shares	Recitals
Special Dividend	4.1(a)(ii)
Special Dividend Shares	4.1(a)(ii)
Specified Litigation	6.17(e)
Sponsor	Recitals
Sponsor Contracts	5.2(g)(i)
Sponsor Expense Reimbursement	8.5(b)(i)
Sponsor IDR Holder	Recitals
Sponsor Line Agreement	Recitals
Sponsor Line Provider	Recitals
Sponsor Parent	Recitals
Sponsor Reports	5.2(d)(i)
Sponsorship Agreements	Recitals
SPRA	5.1(b)(i)
Stock Election	4.3(b)(i)
Stock Plan	4.4(a)
Stock Shares	4.3(b)(i)
Stockholders Meeting	6.5
Subsidiary	5.1(a)
SunE Class A Shares	4.1(a)(i)
SunEdison	Recitals
SunEdison Bankruptcy Case	5.1(a)(I)
SunEdison-Related Agreements	5.1(a)(I)
Superior Proposal	6.3(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Taxes	5.1(n)
Tax Return	5.1(n)
Tax Returns	5.1(n)
Termination Date	8.2(a)
Termination Fee	8.5(b)(ii)(B)(2)
TERP LLC	Recitals
TERP LLC Operating Agreement	Recitals
TERP Operating LLC	Recitals
Trade Controls Laws	5.1(s)(iii)
UK Sale Agreement	6.1(d)
under common control with	5.1(a)
Voting and Support Agreement	Recitals
VWAP	6.17(e)
Whistleblower Complaints	6.17(e)
Wholly-owned Company Subsidiaries	5.1(n)

EXHIBIT A

Form of Settlement Agreement

EXHIBIT B

Form of Voting and Support Agreement

EXHIBIT C

Form of Master Services Agreement

EXHIBIT D

Form of Sponsor Line Term Sheet

EXHIBIT E

Form of Relationship Agreement

EXHIBIT F

Form of Registration Rights Agreement

EXHIBIT G

Form of Incentive Distribution Rights Transfer Agreement

EXHIBIT H

Form of Second Amended and Restated TERP LLC Operating Agreement

EXHIBIT I

Form of Governance Term Sheet

Annex B-1

Settlement Agreement

EXECUTION COPY

SETTLEMENT AGREEMENT, entered into as of March 6, 2017 (this “Agreement”), among

(a)	TerraForm Power, Inc., a Delaware corporation (“TERP Inc”);
(b)	TerraForm Power, LLC, a Delaware limited liability company (“TERP LLC”);
(c)	TerraForm Power Operating, LLC, a Delaware limited liability company (“TERP Operating”);
(d)	The direct and indirect subsidiaries of TERP Inc that have executed and delivered joinders to this Agreement (the “TERP Subsidiary Parties” and, collectively with TERP Inc, TERP LLC and TERP Operating, the “TERP Parties”);
(e)	SunEdison, Inc., a Delaware corporation (“SunEdison Inc”), for itself and on behalf of its affiliated U.S. debtors-in-possession (collectively, the “Debtors”); and
(f)	The non-debtor direct and indirect subsidiaries of SunEdison Inc that have executed and delivered joinders to this Agreement (other than GLBL (defined below), the TERP Parties and any other direct and indirect subsidiaries of TERP Operating) (the “SunEdison Subsidiary Parties” and, collectively with the Debtors, the “SunEdison Parties”).

RECITALS

WHEREAS, on July 23, 2014, SunEdison Inc and certain of its direct and indirect subsidiaries (other than TERP and GLBL (each defined below)) consummated the initial public offering of Class A common stock of TERP Inc (the “Class A Common Stock”), after giving effect to which SunEdison (defined below) (i) retained Class B common stock of TERP Inc (the “Class B Common Stock”), and (ii) entered into a limited liability company agreement with TERP LLC and other related agreements with TERP (the “IPO Arrangements”) setting forth various rights of TERP and SunEdison Inc and certain of its direct and indirect subsidiaries;

WHEREAS, on April 21, 2016 (the “Petition Date”) and at various dates thereafter, the Debtors commenced chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re SunEdison, Inc., et al., Case No. 16-10992 (SMB) (the “Chapter 11 Cases”);

WHEREAS, TERP Inc, TERP LLC, TERP Operating and the direct and indirect subsidiaries of TERP Operating (collectively, “TERP”) have asserted – and SunEdison Inc and its direct and indirect subsidiaries (other than TERP and GLBL (defined below)) (collectively, “SunEdison”) has contested or may contest – various claims and defenses against SunEdison, including without limitation: (i) prepetition unsecured claims as set forth in the September 23, 2016 proof of claim and October 7, 2016 amended proof of claim filed by TERP Inc in the Chapter 11 Cases (the “TERP GUC Claims”); (ii) additional prepetition unsecured claims expected to arise upon rejection of some or all of the IPO Arrangements and other prepetition executory contracts between TERP and the Debtors (the “TERP Rejection Claims”); (iii) recoupment and other legal and equitable defenses to performance by TERP of its obligations under allegedly defaulted and/or rejected IPO Arrangements, including with respect to any potential suit to receive distributions from TERP or to transfer or convert contractual and other entitlements in TERP into Class A Common Stock (the “TERP Contractual Defenses”); and (iv) claims and potential claims against SunEdison allegedly entitled to administrative priority under the Bankruptcy Code and other applicable law (the “TERP Administrative Claims”, and together with the TERP GUC Claims, the TERP Rejection Claims and TERP Contractual Defenses, the “TERP Claims”);

WHEREAS, TERP has asserted – and SunEdison has contested or may contest – that, absent assumption of the IPO Arrangements in accordance with the Bankruptcy Code, TERP is not required to make distributions to SunEdison, to convert SunEdison’s interests in TERP LLC into Class A Common Stock or to perform other material obligations arising under the IPO Arrangements, and TERP has indicated that it does not intend to do so (and SunEdison will contest any such action by TERP) unless (i) an acceptable settlement with SunEdison is implemented that resolves the TERP Claims and the other disputes between TERP and SunEdison, or (ii) a court of competent jurisdiction issues a final order directing TERP’s performance;

B-1-1

WHEREAS, the Debtors have asserted (and the Committee (defined below) has sought to assert derivatively on the Debtors’ behalf) – and TERP has contested or may contest – various claims against TERP in respect of the Debtors’ alleged right to avoid, pursuant to sections 544, 547, 548 and 550 of the Bankruptcy Code, certain transfers made by the Debtors to TERP prior to the Petition Date, including under the IPO Arrangements and subsequent transfers (the “Avoidance Actions”), along with various other claims against TERP (the “Other SunEdison Claims”, and together with the Avoidance Actions, the “SunEdison Claims”);

WHEREAS, the TERP Parties and the SunEdison Parties (together, the “Parties”) acknowledge that litigation in connection with the TERP Claims, the SunEdison Claims and the other disputes between TERP and SunEdison would cause the Parties to incur significant costs, delay the resolution of the Chapter 11 Cases and distributions to creditors, and complicate TERP’s and SunEdison’s exploration of strategic alternatives;

WHEREAS, SunEdison has asserted – and TERP has contested or may contest – that (a) through the SUNE Stockholders’ (defined below) Class B Common Stock of TERP Inc, SunEdison Inc indirectly holds a majority of the voting power of TERP Inc, and (b) SunEdison Inc has substantial economic rights in TERP LLC through the SUNE Stockholders’ incentive distribution rights;

WHEREAS, on or about September 19, 2016, SunEdison and TERP commenced a joint marketing process to solicit bids for part or all of the outstanding equity interests in TERP, the procedures for which were negotiated by SunEdison and TERP at arm’s-length;

WHEREAS, concurrently with the TERP marketing process, the Parties have conducted lengthy, good-faith, arm’s-length negotiations regarding a comprehensive settlement of the TERP Claims and the SunEdison Claims conditioned upon the closing of a TERP strategic transaction and, at SunEdison’s request, approval of the GLBL Settlement Agreement (defined below) by SunEdison, GLBL and the Bankruptcy Court;

WHEREAS, on the date hereof, (a) TERP Inc, Orion US Holdings 1 L.P., a Delaware limited partnership (“Parent”) and BRE TERP Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) are entering into the Merger and Sponsorship Transaction Agreement, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Merger Agreement”); and (b) Parent, Merger Sub, SunEdison Inc, SunEdison Holdings Corporation, a Delaware corporation (“SHC”), SUNE ML1, LLC, a Delaware limited liability company (“SML1”) and TERP Inc. are entering into a Voting and Support Agreement, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Voting and Support Agreement”);

WHEREAS, the Merger Agreement contemplates that certain of the settlements and releases described in this Agreement will be conditions to the consummation of the transaction contemplated by the Merger Agreement;

WHEREAS, on the date hereof, TerraForm Global, Inc. (together with its direct and indirect subsidiaries, “GLBL”) and certain of its direct and indirect subsidiaries are entering into a substantially similar settlement agreement with the SunEdison Parties (the “GLBL Settlement Agreement”);

WHEREAS, the Board of Directors of TERP Inc and its Conflicts Committee and the LLC Conflicts Committee (as defined in the Amended and Restated Limited Liability Company Agreement of TERP LLC, dated as of July 23, 2014, between TERP Inc and SunEdison Holdings Corporation, and as amended from time to time) (the “LLC Conflicts Committee”) have determined that the execution, delivery and performance by TERP Inc, TERP LLC and TERP Operating LLC of this Agreement are in the best interests of TERP; and

WHEREAS, the Board of Directors of SunEdison Inc has determined that the execution, delivery and performance by the SunEdison Parties of this Agreement are in the best interests of SunEdison.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, agrees as follows:

Section 1.	Binding Effect of Agreement.

This Agreement (i) shall be immediately binding on each TERP Party and each SunEdison Party that is not a Debtor upon such Party’s execution and delivery of (A) a signature page to this Agreement or (B) a Subsidiary Joinder (defined below); provided that the Debtors shall use commercially reasonable efforts to have any

B-1-2

non-Debtor SunEdison entity that commences chapter 11 cases in the Bankruptcy Court after the date hereof to become a SunEdison Party for all purposes under this Agreement, and (ii) shall become binding on the Debtors upon the entry by the Bankruptcy Court of an order, substantially in the form attached hereto as Exhibit A, approving this Agreement and authorizing the Debtors to enter into and perform their obligations under this Agreement and granting further relief related thereto (the “Approval Order”); provided such Approval Order has not been stayed, reversed, vacated or modified on appeal; and provided, further, that the obligation of the Debtors under Section 2(f), Section 5 and Section 9 shall be immediately binding on the Debtors upon the execution and delivery of a signature page to this Agreement by SunEdison Inc. Upon the execution and delivery of this Agreement, this Agreement shall supersede in all respects the Memorandum of Understanding, dated January 20, 2017, by and among SunEdison Inc, TERP Inc, TERP LLC, TerraForm Global, Inc. and TerraForm Global, LLC (the “MOU”).

Section 2.	Consensual Rejection of the IPO Arrangements and Conversion of SunEdison’s Interests.

(a) Notwithstanding any alleged default under the IPO Arrangements by SunEdison or any alleged subordination or arrearage for the benefit of the holders of Class A Common Stock of TERP Inc or Class A units of TERP LLC under the terms of the IPO Arrangements, the SunEdison Parties and the TERP Parties agree that, effective as of the earlier of (x) the closing of a Jointly Supported Transaction (defined below) or (y) the consummation of the Stand-Alone Conversion (defined below) (the “Settlement Effective Time”), in exchange for (i) SunEdison Inc, SunEdison Holdings Corporation and SUNE ML1, LLC (together, the “SUNE Stockholders”) delivering to TERP Inc or its designee (x) all of the Class B Common Stock of TERP Inc issued or issuable to SunEdison and (y) all of the Class B units of TERP LLC issued or issuable to SunEdison (the “Class B Units”), in each case free and clear of any interest under section 363 of the Bankruptcy Code as provided in the Transaction Approval Order (defined below), (ii) the termination and cancellation, delivery or transfer to the Company or its designee of the incentive distribution rights as described in Section 2(d), and (iii) the releases, settlements, terminations and waivers contemplated by this Agreement, SunEdison shall receive, in the case of a Jointly Supported Transaction, 36.9% of the total consideration paid to or value received in respect of all TERP Inc equity securities (including, for the avoidance of doubt, all shares of common stock, options, restricted stock awards and restricted stock units issued and outstanding immediately prior to the consummation of such Jointly Supported Transaction) pursuant to the Jointly Supported Transaction or, in the case of a Stand-Alone Conversion, newly-issued Class A Common Stock of TERP Inc constituting 36.9% of the aggregate issued and outstanding Class A Common Stock of TERP Inc on a fully-diluted, as converted basis (including options, restricted stock awards and restricted stock units) as of the Settlement Effective Time.

(b) If after the date hereof, the SunEdison Parties acquire Class A Common Stock of TERP (other than through conversion, exchange, redemption or termination of, or other action that would extinguish, their Class B Units and/or Class B Common Stock) and continue to be holders of such Class A Common Stock immediately prior to the closing of the Jointly Supported Transaction, upon the Settlement Effective Time, they shall receive, with respect to such Class A Common Stock and in addition to the distribution described in Section 2(a) above, their pro rata share of the total consideration paid to holders of Class A Common Stock pursuant to the Jointly Supported Transaction.

(c) Upon the Settlement Effective Time, all agreements (other than this Agreement, other agreements entered into in connection with a Jointly Supported Transaction, confidentiality agreements, and the agreements set forth on Exhibit B hereto, which shall be amended from time to time to include any such additional agreements that the Parties may reasonably agree to preserve) between TERP and the Debtors shall be rejected by the applicable Debtors on the Settlement Effective Time pursuant to the Approval Order, and the TERP Parties shall be deemed to have no damages, claims or liabilities of any nature whatsoever (including, but not limited to, any administrative claims) arising from such rejections; it being understood and agreed that, subject to the occurrence of the Settlement Effective Time, the TERP Parties shall not accrue any damages or claims between the date hereof and the date of such rejections or the date of termination of this Agreement. Upon the request of the TERP Parties or Bidder or an alternative bidder, as applicable, the Parties shall negotiate in good faith to enter into transition services agreements with TERP and/or Bidder or an alternative bidder, as applicable, with respect to such rejected agreements. Such transition services agreements shall contain customary terms and conditions (including payment to SunEdison) that the Parties shall work in good faith to finalize prior to the execution and delivery of the

B-1-3

Jointly Supported Transaction Agreement. Notwithstanding anything to the contrary in this Section 2(c) or Section 2(e) below, the Parties shall negotiate in good faith a transition of certain services and other obligations to TERP related to the SunEdison Parties’ global asset management (“GAM”) business unit.

(d) Upon the Settlement Effective Time, the incentive distribution rights issued by TERP LLC to the SUNE Stockholders shall automatically terminate and be cancelled, or be delivered to TERP LLC or its designee, in each case, on the Settlement Effective Time and the SunEdison Parties will receive, in part, the consideration set forth in Section 2(a).

(e) Upon the Settlement Effective Time, all agreements (other than this Agreement, other agreements entered into in connection with a Jointly Supported Transaction, confidentiality agreements, and the agreements set forth on Exhibit C hereto, which shall be amended from time to time to include any such additional agreements that the Parties may reasonably agree to preserve) between the TERP Parties and any non-Debtor SunEdison Parties shall automatically terminate, and the TERP Parties and the SunEdison Parties shall be deemed to have no liability thereunder. Upon the request of the TERP Parties or Bidder or an alternative bidder, as applicable, the Parties shall negotiate in good faith to enter into transition services agreements with TERP and/or Bidder or an alternative bidder, as applicable, with respect to such terminated agreements. Such transition services agreements shall contain customary terms and conditions (including payment to SunEdison) that the Parties shall work in good faith to finalize prior to the execution and delivery of the Jointly Supported Transaction Agreement. With respect to the intellectual property owned by or licensed to SunEdison and identified in Exhibit D hereto, the transition services agreements shall provide for the TERP Parties’ continued use of such intellectual property for a reasonable transition period following the Settlement Effective Time in the manner and to the extent that it was used as of immediately prior to the Settlement Effective Time; provided, that (i) such use shall be subject to the terms and conditions of the transition services agreement and any applicable agreements with third parties and (ii) the TERP Parties’ shall pay any incremental costs (including any consent costs) incurred by the Debtors for the TERP Parties to continue to use the intellectual property owned by third parties.

(f) If the Debtors file any Pleading (defined below) to reject any contract between a Debtor and a third party pursuant to which, to the Debtors’ actual knowledge, such third party provides services to TERP, licenses intellectual property to SunEdison used or useful in the business of TERP or otherwise transacts indirectly with TERP (a “TERP Subcontract”), the Debtors shall notify TERP Inc in writing that the Debtors believe they have filed a Pleading to reject a TERP Subcontract, which notice shall identify such TERP Subcontract and its relationship to TERP. If requested in writing by the TERP Parties within four business days of such notice, the Debtors shall, in lieu of rejection, use commercially reasonable efforts to assume and assign such contract to TERP at TERP’s sole cost and expense (including with respect to any cure amounts), to be paid to the Debtors and/or such third party prior to the effectiveness of any assumption and assignment thereof. In addition, SunEdison agrees to use commercially reasonable efforts to assign to TERP, at TERP’s sole cost and expense (which shall include satisfaction of all outstanding obligations under the contracts as of their respective dates of assignment), contracts between SunE NLB-1, LLC and certain subsidiaries of FirstEnergy Corp. (the “FE Entities”) pursuant to which SunEdison resells to the FE Entities solar renewable energy credits generated at the solar system operated by TERP at the University of Maryland Eastern Shore campus (MD-08-0047), it being understood that SunEdison shall not be responsible for any cure, existing obligations or any other cost, expense or obligation associated with either the solar renewable energy credits or the assignment of any rights related thereto.

(g) A “Jointly Supported Transaction” means (i) the transaction contemplated by the Merger Agreement or (ii) any alternative transaction that TERP Inc and SunEdison Inc have agreed in writing, each in its sole discretion, is a “Jointly Supported Transaction” for purposes of this Agreement. A “Jointly Supported Transaction Agreement” means the Merger Agreement or the definitive documentation for another Jointly Supported Transaction, as applicable.

(h) If the Jointly Supported Transaction Agreement is terminated pursuant to Section 8.2(c) of the Merger Agreement (or the equivalent provision of any alternative Jointly Supported Transaction Agreement), SunEdison is in compliance with its obligations under this Agreement and the Voting and Support Agreement and SunEdison elects by written notice to TERP within 30 days following the failure of the Requisite Company Vote (as defined in the Jointly Supported Transaction Agreement) to consummate a Stand-Alone Conversion, TERP and SunEdison shall be obligated to consummate a “Stand-Alone

B-1-4

Conversion” as contemplated herein on a mutually-agreed business day no later than 10 days from the date of such election, and the Settlement Effective Time shall be deemed to have occurred for all purposes for this Agreement on such date. In connection with any Stand-Alone Conversion, TERP may extend its stockholder rights plan but agrees that it shall exempt from its stockholder rights plan any direct or indirect acquisition by SunEdison (or acquisition by any creditor of SunEdison in a distribution of interests in TERP principally in exchange for claims against SunEdison or pursuant to any rights offering in respect of such claims) of any Class A Stock issued in connection with the Stand-Alone Conversion so long as SunEdison (or such creditor) delivers to TERP a voting agreement and irrevocable proxy in customary form and substance reasonably acceptable to TERP and the stockholder party thereto agreeing that, for a period of one-year from the Settlement Effective Time, one-half of the voting power of TERP held by such stockholder party shall be voted on any matter in proportion to the votes cast by stockholders not party to such a voting agreement and irrevocable proxy.

Section 3.	Preserved TERP Claim.

The Parties hereby agree that:

(a) Notwithstanding the occurrence of the Settlement Effective Time and the release set forth in Section 4(a), TERP Inc shall have the right to prosecute general unsecured prepetition claims in any amount solely against SunEdison Inc in the Chapter 11 Cases (the “Preserved Comprehensive Unsecured Claim”); provided that, notwithstanding anything to the contrary herein, if the Official Committee of Unsecured Creditors in the Chapter 11 Cases (the “Committee”) executes and delivers a written agreement to support this Agreement and the settlements and releases contemplated herein on or prior to the seventh day after the date hereof, which agreement shall be satisfactory to both TERP Inc and SunEdison Inc in their respective sole discretion, and the Committee does not materially breach such agreement prior to the Settlement Effective Time, then upon the Settlement Effective Time, the Preserved Comprehensive Unsecured Claim shall be waived and released.

(b) In the event that the Preserved Comprehensive Unsecured Claim is not waived and released under Section 3(a), the rights of the Debtors, the Committee and any other party to oppose and object to the Preserved Comprehensive Unsecured Claim on any grounds, including by seeking to reduce the allowed amount of such claim or to disallow such claim in its entirety, shall be preserved.

(c) Notwithstanding the occurrence of the Settlement Effective Time, the release set forth in Section 4(a), and the waiver (if any) of the Preserved Comprehensive Unsecured Claim, TERP Inc shall have the right to prosecute a general unsecured prepetition claim in an amount not to exceed $231 million, plus fees and interest on any final judgment related thereto (if any) as determined by the applicable court, against SunEdison Inc in the Chapter 11 Cases in connection with any and all claims that the TERP Parties have now or may have in the future against the Debtors related to the matters alleged and/or the claims asserted against TERP Inc and TERP LLC in the action captioned D.E. Shaw Composite Holdings, L.L.C., et al. v. TerraForm Power, LLC, et al., Index No. 651752/2016, pending in the Supreme Court of the State of New York, County of New York (including any appeal or settlement of such action) (the “Preserved DE Shaw Unsecured Claim”), and the rights of the Debtors and the Committee to oppose and object to any such general unsecured prepetition claim on any grounds are preserved.

Section 4.	Mutual Releases.

(a) Effective upon the Settlement Effective Time, the TERP Parties, for themselves and on behalf of their respective trustees, executors, estates, heirs and assigns (the “TERP Releasing Parties”) hereby fully and forever release, discharge and acquit SunEdison and SunEdison’s trustees, executors, estates, heirs and assigns, and each of their respective current and former partners, agents, officers, directors, employees, representatives, attorneys, successors and predecessors, in each case solely in their capacities as such (other than TERP and GLBL) (the “SunEdison Released Parties”) from any and all claims, actions, suits, debts, covenants, contracts, controversies, agreements, promises, judgments, executions, rights, damages, costs, expenses, claims, and any and all demands and causes of action of every kind, nature and character whatsoever, at law or in equity, whether based on contract (including, without limitation, quasi contract or estoppel), statute, regulation, tort (including, without limitation, intentional torts, fraud, misrepresentation, defamation, breaches of fiduciary duty, recklessness, gross negligence, willful misconduct or negligence) or

B-1-5

otherwise, accrued or unaccrued, known or unknown, matured, unmatured, liquidated or unliquidated, certain or contingent (collectively, “Claims”), that the TERP Releasing Parties ever had, now have or may hereafter have against the SunEdison Released Parties for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through the Settlement Effective Time, including but not limited to the TERP Claims; provided that the TERP Releasing Parties do not release, discharge or acquit the SunEdison Released Parties from (i) any Claim to enforce, or for damages for breach of, this Agreement, the Jointly Supported Transaction Agreement, the Voting and Support Agreement, any agreement not rejected or terminated pursuant to Section 2(c) and 2(e), or any other contract, instrument, release or other agreement or document created or entered into in connection with this Agreement or the Jointly Supported Transaction, or (ii) the Preserved Comprehensive Unsecured Claim and the Preserved DE Shaw Unsecured Claim or (iii) any Claim against any direct or indirect subsidiary of SunEdison Inc that is not a SunEdison Party and that commences any action or proceeding with respect to a Claim against a TERP Released Party (as defined below) other than a Claim described in the proviso in Section 4(b)(i) below.

(b) Effective upon the Settlement Effective Time, the SunEdison Parties, for themselves and on behalf of their respective trustees, executors, estates, heirs and assigns (the “SunEdison Releasing Parties”) hereby fully and forever release, discharge and acquit TERP and TERP’s trustees, executors, estates, heirs and assigns, and each of their respective current and former partners, agents, officers, directors, employees, representatives, attorneys, successors and predecessors, in each case solely in their capacities as such (other than SunEdison and GLBL) (the “TERP Released Parties”) from any and all Claims that the SunEdison Releasing Parties ever had, now have or may hereafter have against the TERP Released Parties for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through the Settlement Effective Time, including but not limited to the SunEdison Claims; provided that the SunEdison Releasing Parties do not release, discharge or acquit the TERP Released Parties from (i) any Claim to enforce, or for damages for breach of, this Agreement, the Jointly Supported Transaction Agreement, the Voting and Support Agreement, any agreement not rejected or terminated pursuant to Section 2(c) and 2(e), or any other contract, instrument, release or other agreement or document created or entered into in connection with this Agreement or the Jointly Supported Transaction or (ii) any Claim against any direct or indirect subsidiary of TERP Inc that is not a TERP Party and that commences any action or proceeding with respect to a Claim against a SunEdison Released Party (as defined below) other than a Claim described in the proviso at Section 4(a)(i) or 4(a)(ii) above.

(c) The Parties hereby agree to hold in abeyance any and all discovery requests related to (i) any Claims released in this Section 4 unless and until this Agreement is terminated in accordance with its terms, and (ii) the Preserved Comprehensive Unsecured Claim until the Approval Order has been entered; provided that the SunEdison Parties reserve the right to make discovery requests relating to Claims brought against SunEdison by entities other than the TERP Releasing Parties and, subject to the potential applicability of the automatic stay, the TERP Parties reserve the right to make discovery requests relating to Claims brought against TERP by entities other than the SunEdison Releasing Parties.

(d) Notwithstanding anything to the contrary in this Section 4, the Parties’ rights, if any, to access any insurance policies, including those under which SunEdison or TERP is insured, or the proceeds thereof in their respective capacities as insureds thereunder, including, but not limited to, (i) directors’ and officers’ insurance policies, (ii) employee liability insurance policies, (iii) property, casualty and liability insurance policies and (iv) module and other warranty insurance policies, shall not be affected or diminished by this Agreement (even if Claims related thereto are released against the SunEdison Released Parties or the TERP Released Parties pursuant to this Agreement), and the rights and defenses of all Parties are reserved with respect thereto.

(e) For the avoidance of doubt, nothing in this Agreement is intended, or shall be construed, to release any Claims by or on behalf of (i) the TERP Parties against TERP’s own current and former partners, agents, officers, directors, employees, representatives, attorneys, successors and predecessors acting in their capacities as such (regardless of whether such persons are or were also officers, directors or employees of SunEdison), or (ii) the SunEdison Parties against SunEdison’s own current and former partners, agents, officers, directors, employees, representatives, attorneys, successors and predecessors acting in their capacities as such (regardless of whether such persons are or were also officers, directors or employees of TERP).

B-1-6

(f) Effective upon the entry of the Approval Order, (i) the TERP Releasing Parties hereby fully and forever release, discharge and acquit any Buyer of any and all renewable energy projects owned by SunEdison (the “SunEdison Projects”) from any and all Claims arising out of, in connection with, or relating to their acquisition of such SunEdison Projects (which shall include, without limitation, the release and waiver of any right of first offer or similar rights held by the TERP Releasing Parties in connection with any SunEdison Projects, and shall extend to the SunEdison Project companies themselves; provided that it is agreed and stipulated that, prior to the Settlement Effective Time upon which time the releases in Section 4(a) shall become effective, such releases and waivers shall not reduce, diminish or modify TERP’s Claims against the Debtors in the Chapter 11 Cases in any respect, with such Claims to be treated as if such releases and waivers were never granted, other than any acquisition of SunEdison Projects in connection with such Buyer’s or its affiliates’ direct or indirect acquisition of all or a part of the equity or assets of TERP or GLBL (under a sale, plan of reorganization, plan of liquidation or otherwise), and (ii) except to the extent previously provided by a Final Order of the Bankruptcy Court, the SunEdison Releasing Parties hereby fully and forever release, discharge and acquit any Buyer of a UK Project Company (and, effective upon the consummation of Buyer’s acquisition of the UK Project Companies, the UK Project Companies themselves) from any and all Claims in respect of prepetition transfers from SunEdison to the UK Project Companies, including any Avoidance Actions. For purposes of this Section 4(f), (A) “Buyer” means any prospective or actual third-party buyer of a SunEdison Project or UK Project Company, as applicable, or any debt or equity investor in such entity, in each case, solely in such capacity, (B) the “UK Project Companies” means the companies set forth on Exhibit A attached to the Debtors’ Motion for Order Pursuant to Bankruptcy Code Sections 105 and 363(b) and Bankruptcy Rules 6004 and 9019 Authorizing and Approving the Release of Certain Claims in Connection with Certain UK Sales [Docket No. 2512]. Notwithstanding anything to the contrary in this Agreement, the releases contained in this Section 4(f) shall survive the termination of this Agreement.

(g) THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY THEIR LEGAL COUNSEL AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BEING AWARE OF SAID CODE SECTION, THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHTS THEY MAY HAVE THEREUNDER, AS WELL AS ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Section 5.	SunEdison’s Support Obligations.

(a) Within four (4) business days of the date hereof, the Debtors shall file with the Bankruptcy Court a motion seeking entry of the Approval Order.

(b) The Debtors shall use commercially reasonable efforts to obtain entry of the Approval Order and the GLBL Approval Order (defined below) and to make such orders Final Orders, in each case, as promptly as possible. For the avoidance of doubt, commercially reasonable efforts shall include the proposal of Potential Avoidance Claims Allocations (as such term is defined in the Approval Order) that the Debtors believe to be reasonable and consistent with the applicable legal standards for entry of the Approval Order and the GLBL Approval Order. SunEdison shall request an initial hearing date with respect to the Approval Order and GLBL Approval Order to be scheduled no later than April 10, 2017. A “Final Order” means an order or judgment of the Bankruptcy Court entered by the clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, either (i) no stay of such order or judgment shall be in effect, (ii) no motion or application for a stay of such order or judgment shall be filed and pending or such motion or application shall have been denied, or (iii) if a stay of such order or judgment has been granted, then (x) the stay shall have been dissolved or

B-1-7

(y) such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order not to be a Final Order.

(c) The SunEdison Parties shall pursue in good faith the satisfaction of the conditions precedent to the transactions contemplated by the Merger Agreement or any alternative Jointly Supported Transaction Agreement.

(d) Until the Settlement Effective Time, the SunEdison Parties shall cooperate in good faith with TERP to resolve, prior to the Settlement Effective Time, administrative and operational matters and outstanding ordinary course claims between TERP and SunEdison, including the claims and matters listed on Exhibit E; provided that the TERP Parties shall reimburse (or shall cause their subsidiaries that are not TERP Parties to reimburse) SunEdison for the reasonable and documented out-of-pocket costs of engaging third parties (other than the Debtors’ retained professionals in the Chapter 11 Cases) to provide administrative or operational services to TERP.

(e) Except as contemplated by the Voting and Support Agreement, the SunEdison Parties shall not, without the prior written consent of TERP Inc and TERP LLC, (i) file or support any motion, application, pleading or other document, including any plan of reorganization and the disclosure statement relating thereto (each, a “Pleading” and collectively, “Pleadings”) (or make any comments on the record before the Bankruptcy Court), or (ii) enter into, or agree to enter into, any disposition or transfer of any assets of TERP or equity interests in TERP or other transaction, in each of cases (i) and (ii) that is inconsistent with this Agreement, a Consistent Plan (defined below) or the Jointly Supported Transaction or that in any way undermines their support for this Agreement. The SunEdison Parties shall use commercially reasonable efforts to work collaboratively with TERP to implement the settlement and other obligations set forth in this Agreement; provided that prior to the entry of the Transaction Approval Order (defined below), the restrictions and obligations in this paragraph (e) shall not apply in the event of any unsolicited, bona fide proposal that the Board of Directors of SunEdison Inc has determined in good faith based on the information then available and after consultation with SunEdison Inc’s financial and legal advisors is reasonably likely to result in a SunEdison Standalone Superior Proposal (as defined in the Voting and Support Agreement as in effect on the date hereof).

(f) Except as contemplated by the Voting and Support Agreement, the SunEdison Parties shall not, without the prior written consent of TERP Inc and TERP LLC, directly or indirectly, seek, solicit, negotiate, support, propose, entertain or engage in any discussions or other communications relating to, or enter into any agreements or arrangements relating to, any transaction or any plan of reorganization or liquidation unless such transaction or plan is consistent with this Agreement or the Jointly Supported Transaction, and also seek, in the case of a plan of reorganization or liquidation (such plan, a “Consistent Plan”), exculpations (to the extent permitted under applicable law) for TERP Inc, TERP LLC and their respective former and current partners, agents, officers, directors, employees, representatives, attorneys and advisors (who served in such roles after the Petition Date); provided that prior to the entry of the Transaction Approval Order, the restrictions and obligations in this paragraph (f) shall not apply in the event of any unsolicited, bona fide proposal that the Board of Directors of SunEdison Inc has determined in good faith based on the information then available and after consultation with SunEdison Inc’s financial and legal advisors is reasonably likely to result in a SunEdison Standalone Superior Proposal (as defined in the Voting and Support Agreement as in effect on the date hereof).

(g) Subject to Section 5(f) above, the SunEdison Parties agree that they will promptly (and, in any event, within twenty-four (24) hours) notify TERP Inc and TERP LLC if SunEdison receives any inquiries, proposals or offers with respect to an Acquisition Proposal (as defined in the Jointly Supported Transaction Agreement or, prior to execution and delivery of the Jointly Supported Transaction Agreement, the latest draft Jointly Supported Transaction Agreement approved by each of TERP Inc, TERP LLC and SunEdison Inc, as applicable), any non-public information is requested from, or any such discussions or negotiations

B-1-8

are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the identity of the person or group of persons making such inquiry, proposal, offer or request, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep TERP Inc reasonably informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(h) The SunEdison Parties shall use commercially reasonable efforts to cause SunEdison Inc’s non-debtor direct and indirect subsidiaries to execute and deliver joinders to this Agreement substantially in the form of Exhibit F (“Subsidiary Joinders”) to SunEdison Inc, TERP Inc, TERP LLC and TERP Operating on or prior to the Settlement Effective Time.

Section 6.	TERP’s Support Obligations.

(a) The TERP Parties shall pursue in good faith the satisfaction of the conditions precedent to the transactions contemplated by the Merger Agreement or any alternative Jointly Supported Transaction Agreement.

(b) Until the Settlement Effective Time, the TERP Parties shall cooperate in good faith with SunEdison to resolve, prior to the Settlement Effective Time, administrative and operational matters and outstanding ordinary course claims between TERP and SunEdison, including the claims and matters listed on Exhibit E; provided that the SunEdison Parties shall reimburse (or shall cause their subsidiaries that are not SunEdison Parties to reimburse) TERP for the reasonable and documented out-of-pocket costs of engaging third parties (other than TERP’s retained general corporate professionals) to provide administrative or operational services to SunEdison.

(c) The TERP Parties shall not, without the prior written consent of SunEdison Inc, file or support any Pleading (or make any comments on the record before the Bankruptcy Court) that is inconsistent with this Agreement or the Jointly Supported Transaction, or that in any way undermines their support for this Agreement. The TERP Parties shall use commercially reasonable efforts to work collaboratively with SunEdison to implement the settlement and other obligations set forth in this Agreement; provided that prior to the time the Requisite Company Vote is obtained, the restrictions and obligations in this paragraph (c) shall not apply in the event of any unsolicited, bona fide proposal that the Board of Directors of TERP Inc and the LLC Conflicts Committee has determined in good faith based on the information then available and after consultation with TERP’s financial and legal advisors is reasonably likely to result in a Superior Proposal (as defined in the Jointly Supported Transaction Agreement).

(d) The TERP Parties shall support, and not, directly or indirectly, object to, litigate against, or otherwise impair, hinder, or delay the Debtors’ pursuit of entry of the Approval Order.

(e) Except with the prior written consent of SunEdison Inc, the TERP Parties shall not, directly or indirectly, seek, solicit, negotiate, support, propose, entertain or engage in any discussions or other communications relating to, or enter into any agreements or arrangements relating to, any transaction, settlement with SunEdison or plan of reorganization or liquidation for the Debtors unless such transaction, settlement or plan is consistent with this Agreement and the Jointly Supported Transaction; provided that prior to the time the Requisite Company Vote is obtained, the restrictions and obligations in this paragraph (e) shall not apply in the event of any unsolicited, bona fide proposal that the Board of Directors of TERP Inc and the LLC Conflicts Committee has determined in good faith based on the information then available and after consultation with TERP’s financial and legal advisors is reasonably likely to result in a Superior Proposal (as defined in the Jointly Supported Transaction Agreement).

(f) Subject to Section 6(e) above, the TERP Parties agree that they will promptly (and, in any event, within twenty-four (24) hours) notify SunEdison Inc if TERP receives any inquiries, proposals or offers with respect to an Acquisition Proposal (as defined in the Jointly Supported Transaction Agreement), any non-public information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the identity of the person or group of persons making such inquiry, proposal, offer or request, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or

B-1-9

offers, including proposed agreements) and thereafter shall keep SunEdison Inc reasonably informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(g) The TERP Parties shall use commercially reasonable efforts to cause the direct and indirect subsidiaries of TERP Inc to execute and deliver Subsidiary Joinders to SunEdison Inc, TERP Inc, TERP LLC and TERP Operating on or prior to the Settlement Effective Time, including, without limitation, any direct or indirect subsidiaries of TERP Inc that have or may file claims in the Chapter 11 Cases.

Section 7.	Representations and Warranties of the Parties.

To induce each other Party to enter into and perform its obligations under this Agreement, each Party, severally but not jointly, represents, warrants and acknowledges, as of the date hereof and as of Settlement Effective Time, as follows:

(a) Authority. (i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all the requisite corporate, partnership, limited liability company or other power and authority to execute and deliver this Agreement and perform its obligations under this Agreement, and (ii) the execution, delivery and performance by it under this Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party (other than a Jointly Supported Transaction Agreement and the Voting and Support Agreement) and the consummation of the transactions contemplated herein and therein (other than an Exclusivity Agreement or a Jointly Supported Transaction), have been duly authorized by all necessary action on its part (including, in the case of the TERP Parties (other than TERP Inc), approval of the LLC Conflicts Committee), and no other actions or proceedings on its part are necessary to authorize and approve this Agreement, other than, in the case of the Debtors, the entry by the Bankruptcy Court of the Approval Order.

(b) Validity. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms, subject to, in the case of the Debtors, the entry by the Bankruptcy Court of the Approval Order.

(c) No Conflict. Its execution, delivery and performance (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its or their subsidiaries’ certificates of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party, subject to, in the case of the Debtors, the entry by the Bankruptcy Court of the Approval Order.

(d) Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), in respect of, or filing with, any governmental authority or regulatory body is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by it of this Agreement, subject to, in the case of the Debtors, the entry by the Bankruptcy Court of the Approval Order.

(e) No Reliance. It (i) is a sophisticated party with respect to the matters that are the subject of this Agreement, (ii) has been represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement, and (iv) has independently and without reliance upon any other Party, or any of its affiliates, or any officer, employee, agent or representative thereof, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon each other Party’s express representations, warranties and covenants in this Agreement, which it enters, or as to which it acknowledges and agrees, voluntarily and of its own choice and not under coercion or duress.

B-1-10

Section 8.	Termination.

(a) This Agreement may be terminated at any time prior to the Settlement Effective Time by the mutual written consent of SunEdison Inc, TERP Inc and TERP LLC.

(b) This Agreement may be terminated at any time prior to the Settlement Effective Time by written notice from TERP Inc or TERP LLC if the TERP Parties are not in material breach of any of their representations, warranties, covenants or agreements under this Agreement, and:

(i) (A) there has been a material breach of any representation, warranty, covenant or agreement made by the SunEdison Parties in this Agreement or the Voting and Support Agreement, and (B) such breach has not been cured by the SunEdison Parties within ten (10) business days after receipt of written notice thereof from TERP Inc or TERP LLC demanding such cure;

(ii) a motion seeking entry of the Approval Order has not been filed with the Bankruptcy Court within four (4) business days after the date hereof and the reason for such failure to file the motion is not the TERP Parties’ failure to consent to the form thereof;

(iii) the Bankruptcy Court enters an order that is materially inconsistent in a manner adverse to the TERP Parties with the Approval Order or the order approving the GLBL Settlement Agreement (the “GLBL Approval Order”);

(iv) an order in form and substance reasonably acceptable to TERP and to the Debtors approving the Debtors’ entry into the Voting and Support Agreement and authorizing a Jointly Supported Transaction (the “Transaction Approval Order”) (A) has not been entered by the Bankruptcy Court on or before May 18, 2017; provided that such date shall be extended to June 30, 2017 if the Debtors are prosecuting entry of the Transaction Approval Order in good faith in a contested matter or (B) the Transaction Approval Order has not become a Final Order by July 15, 2017;

(v) the Approval Order and an order approving the GLBL Settlement Agreement (the “GLBL Approval Order”) (A) have not each been entered by the Bankruptcy Court on or before May 18, 2017; provided that such date shall be extended to June 30, 2017 if the Debtors are prosecuting entry of the Approval Order and/or the GLBL Approval Order in good faith in a contested matter or (B) the Approval Order and the GLBL Approval Order have not become Final Orders by July 15, 2017;

(vi) the SunEdison Parties file a Pleading that is materially inconsistent with this Agreement, if such Pleading is not withdrawn, after receipt of written notice thereof from TERP Inc or TERP LLC, prior to the earlier of (A) the third (3rd) business day after receipt of such notice and (B) the hearing to which such Pleading pertains;

(vii) the Chapter 11 Cases are dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, and such dismissal or conversion contains provisions that are materially and adversely inconsistent with this Agreement, the Approval Order or the GLBL Approval Order;

(viii) subject to Section 8(d), the Voting and Support Agreement is terminated in accordance with its terms in the absence of, at the time of such termination, an alternative Jointly Supported Transaction;

(ix) subject to Section 8(d), the Jointly Supported Transaction Agreement is terminated in accordance with its terms in the absence of, at the time of such termination, an alternative Jointly Supported Transaction; or

(x) the SunEdison Parties fail to use commercially reasonable efforts to cause the execution and delivery of the Subsidiary Joinders for each of SunEdison Inc’s non-debtor direct and indirect subsidiaries reasonably requested by TERP by the earlier of (A) July 1, 2017 and (B) ten (10) business days prior to the expected Settlement Effective Time; provided that prior to exercising such right to terminate this Agreement, TERP Inc or TERP LLC shall provide written notice to the SunEdison Parties identifying any such subsidiaries. If, within nine (9) business days after receipt of such notice, the SunEdison Parties cause such subsidiaries to execute and deliver Subsidiary Joinders, then TERP Inc and TERP LLC shall not be entitled to terminate this Agreement pursuant to this Section 8(b)(x).

B-1-11

(c) This Agreement may be terminated at any time prior to the Settlement Effective Time by written notice from SunEdison Inc if the SunEdison Parties are not in material breach of any of their representations, warranties, covenants or agreements under this Agreement, and:

(i) (A) there has been a material breach of any representation, warranty, covenant or agreement made by the TERP Parties in this Agreement, and (B) such breach has not been cured by the TERP Parties within ten (10) business days after receipt of written notice thereof from SunEdison Inc demanding such cure;

(ii) the TERP Parties file a Pleading that is materially inconsistent with this Agreement, if such Pleading is not withdrawn, after receipt of written notice thereof from SunEdison Inc, prior to the earlier of (A) the third (3rd) business day after receipt of such notice and (B) the hearing to which such Pleading pertains;

(iii) subject to Section 8(d), the Jointly Supported Transaction Agreement is terminated in accordance with its terms in the absence of, at the time of such termination, an alternative Jointly Supported Transaction;

(iv) subject to Section 8(d), the Voting and Support Agreement is terminated in accordance with its terms in the absence of, at the time of such termination, an alternative Jointly Supported Transaction;

(v) the Transaction Approval Order has not been entered by the Bankruptcy Court on or before July 31, 2017;

(vi) the Approval Order and the GLBL Approval Order have not been entered by the Bankruptcy Court on or before July 31, 2017; or

(vii) the TERP Parties fail to use commercially reasonable efforts to cause the execution and delivery of the Subsidiary Joinders by each of direct and indirect subsidiaries of TERP Operating by the earlier of (A) July 1, 2017 and (B) ten (10) business days prior to the expected Settlement Effective Time; provided that prior to exercising such right to terminate this Agreement, SunEdison Inc shall provide written notice to the TERP Parties identifying any such subsidiaries. If, within nine (9) business days after receipt of such notice, the TERP Parties either (A) cause such subsidiaries to execute and deliver Subsidiary Joinders or (B) provide the SunEdison Parties with an indemnity, on terms substantially in the form attached hereto as Exhibit G, for any Claims asserted against the SunEdison Parties by such subsidiaries that, if such subsidiaries executed and delivered Subsidiary Joinders, would be released pursuant to this Agreement against the Parties, then SunEdison Inc shall not be entitled to terminate this Agreement pursuant to this Section 8(c)(vii).

(d) Notwithstanding the foregoing, if the Jointly Supported Transaction Agreement is terminated pursuant to Section 8.2(c) of the Merger Agreement (or the equivalent provision of any alternative Jointly Supported Transaction Agreement), no Party shall have the right to terminate this Agreement pursuant to clause (viii) or (ix) of Section 8(b) or clause (iii) or (iv) of Section 8(c) of this Agreement unless and until SunEdison has failed to elect to consummate a Stand-Alone Conversion on a timely basis and in accordance with Section 2(h) of this Agreement.

(e) Upon termination of this Agreement in accordance with this Section 8, excluding the provisions of this Agreement that expressly survive any termination thereof: (i) this Agreement shall be of no further force and effect and (ii) each Party shall be released from its commitments, undertakings, and agreements under this Agreement and shall have the rights that it would have had had it not entered into this Agreement; provided, however, that upon such termination, nothing contained herein shall be deemed or construed as a waiver, admission, concession, res judicata, collateral estoppel, or otherwise relevant in connection with any subsequent action, cause of action, or proceeding.

(f) Notwithstanding anything to the contrary in this Section 8, no Party may terminate this Agreement pursuant to Section 8(b) (other than clauses (i) and (ix) thereunder) or Section 8(c) (other than clauses (i) and (iii) thereunder) after the time the Requisite Company Vote is obtained.

B-1-12

Section 9.	Transfers and Conversions.

(a) Each of the TERP Parties agrees that, during the term of this Agreement, it shall not directly or indirectly, sell, transfer, convey, participate, assign, encumber, hypothecate or otherwise dispose of, in whole or in part, (“Transfer”) any Claims that it has against SunEdison, and each of the SunEdison Parties agrees that, during the term of this Agreement, it shall not directly or indirectly, sell, transfer, convey, participate, assign, encumber, hypothecate or otherwise dispose of, in whole or in part, any Claims that it has against TERP; provided that in each case, a Party may pledge or encumber Claims in connection with existing secured debt incurred or guaranteed by such Party or the refinancing or modification thereof.

(b) During the term of this Agreement, the SunEdison Parties agree that, except pursuant to the Stand-Alone Conversion, they shall not (i) seek to convert, exchange, redeem, terminate or take any other action that would extinguish their Class B Units and or Class B Common Stock into Class A Common Stock, other than at the closing of a Jointly Supported Transaction in accordance with the terms of a Jointly Supported Transaction Agreement or in connection with a Stand-Alone Conversion pursuant to Section 2(h) of this Agreement, or (ii) Transfer any Class B Units or Class B Common Stock to any entity that is not, at the time of such transfer, a SunEdison Party.

Section 10.	Miscellaneous.

(a) Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes and nullifies all prior agreements, oral or written, among the Parties with respect thereto, including the MOU. The Parties acknowledge that the terms set forth in this Agreement do not represent, nor should they be construed as, a binding commitment or obligation of any TERP Parties or SunEdison Parties to enter into a Jointly Supported Transaction Agreement.

(b) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the Bankruptcy Court and, solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Bankruptcy Court, (ii) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court, and (iii) waives any objection that the Bankruptcy Court is an inconvenient forum, does not have jurisdiction over any party, or lacks the constitutional authority to enter final orders in connection with such action or proceeding. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10(b). It is understood and agreed that money damages may not be a sufficient remedy for any breach or threatened breach of this Agreement and that each Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach by the other to the extent permitted by law.

(c) Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party.

(d) Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

B-1-13

(e) Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement among the Parties. Nothing herein shall be deemed an admission of any kind. To the extent provided by Federal Rule of Evidence 408, and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than proceedings to approve the Approval Order or to enforce the terms of this Agreement.

(f) Successors and Assigns; No Third Party Beneficiaries. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. Except as otherwise explicitly set forth herein, nothing in this Agreement is intended to benefit or create any right or cause of action in or on behalf of any person other than the Parties (and their affiliated persons and entities who are expressly described as beneficiaries of the releases and settlements set forth herein).

(g) Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

if to SunEdison Inc or the SunEdison Parties, to:

SunEdison, Inc.
13736 Riverport Dr.
Maryland Heights, Missouri 63043
Attn:	General Counsel

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn:	Jay M. Goffman and J. Eric Ivester
Email:	jay.goffman@skadden.com
eric.ivester@skadden.com

if to TERP Inc, to:

TerraForm Power, Inc.
7550 Wisconsin Ave., 9th Floor
Bethesda, Maryland 20814
Attn:	General Counsel

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn:	Andrew G. Dietderich
Email:	dietdericha@sullcrom.com

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attn:	Avner Bengera
Email:	avner.bengera@hugheshubbard.com

B-1-14

if to TERP LLC or the TERP Parties, to:

TerraForm Power, LLC
7550 Wisconsin Ave., 9th Floor
Bethesda, Maryland 20814
Attn:	General Counsel

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn:	Andrew G. Dietderich
Email:	dietdericha@sullcrom.com

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attn:	Avner Bengera
Email:	avner.bengera@hugheshubbard.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail, or courier shall be effective when received. Notwithstanding the potential applicability of the automatic stay of section 362 of the Bankruptcy Code, the Debtors consent to the TERP Parties’ delivery of notices to the Debtors pursuant to this Agreement.

(h) Amendments. This Agreement may not be modified or amended in any way except in a writing with the mutual agreement of SunEdison Inc, TERP Inc and TERP LLC.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature Pages Follow]

B-1-15

[SIGNATURE PAGES TO BE INSERTED]

B-1-16

EXHIBIT A

Approval Order

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

:
In re:	:	Chapter 11
:
SUNEDISON, INC., et al.,	:	Case No. 16-10992 (SMB)
:
Debtors.[1]	:	(Jointly Administered)
:
:

ORDER GRANTING DEBTORS’ MOTION FOR ORDER PURSUANT TO BANKRUPTCY CODE SECTIONS 105, 363(B), AND 365 AND BANKRUPTCY RULES 6004 AND 9019 AUTHORIZING AND APPROVING CERTAIN SETTLEMENT
 AGREEMENTS AMONG THE DEBTORS AND THE YIELDCOS

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s tax identification number are as follows: SunEdison, Inc. (5767); SunEdison DG, LLC (N/A); SUNE Wind Holdings, Inc. (2144); SUNE Hawaii Solar Holdings, LLC (0994); First Wind Solar Portfolio, LLC (5014); First Wind California Holdings, LLC (7697); SunEdison Holdings Corporation (8669); SunEdison Utility Holdings, Inc. (6443); SunEdison International, Inc. (4551); SUNE ML 1, LLC (3132); MEMC Pasadena, Inc. (5238); Solaicx (1969); SunEdison Contracting, LLC (3819); NVT, LLC (5370); NVT Licenses, LLC (5445); Team-Solar, Inc. (7782); SunEdison Canada, LLC (6287); Enflex Corporation (5515); Fotowatio Renewable Ventures, Inc. (1788); Silver Ridge Power Holdings, LLC (5886); SunEdison International, LLC (1567); Sun Edison LLC (1450); SunEdison Products Singapore Pte. Ltd. (7373); SunEdison Residential Services, LLC (5787); PVT Solar, Inc. (3308); SEV Merger Sub Inc. (N/A); Sunflower Renewable Holdings 1, LLC (6273); Blue Sky West Capital, LLC (7962); First Wind Oakfield Portfolio, LLC (3711); First Wind Panhandle Holdings III, LLC (4238); DSP Renewables, LLC (5513); Hancock Renewables Holdings, LLC (N/A); EverStream HoldCo Fund I, LLC (9564); Buckthorn Renewables Holdings, LLC (7616); Greenmountain Wind Holdings, LLC (N/A); Rattlesnake Flat Holdings, LLC (N/A); Somerset Wind Holdings, LLC (N/A); SunE Waiawa Holdings, LLC (9757); SunE MN Development, LLC (8669); SunE MN Development Holdings, LLC (5388); and SunE Minnesota Holdings, LLC (8926). The address of the Debtors’ corporate headquarters is 13736 Riverport Dr., Maryland Heights, Missouri 63043.

Upon the motion (the “Motion”)2 of the Debtors for an Order, pursuant to sections 105(a), 363(b), and 365 of title 11 of the United States Code (the “Bankruptcy Code”), and Rules 9019 and 6004 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) (a) authorizing and approving the Debtors’ entry into (i) that certain Settlement Agreement, dated as of March 6, 2017, by and among the SunEdison Parties and the TERP Parties, attached hereto as Annex A (the “TERP Settlement Agreement”) and (ii) that certain Settlement Agreement, dated as of March 6, 2017, by and among the SunEdison Parties and the Global Parties, attached hereto as Annex B (the “GLBL Settlement Agreement,” and together with the TERP Settlement Agreement, the “Settlement Agreements”), (b) approving the Debtors’ performance of their obligations under the Settlement Agreements, (c) approving and effectuating (i) the releases provided by (x) the TERP Releasing Parties as and to the full extent set forth in Section 3(a), if applicable, and Section 4(a) and 4(f) of the TERP Settlement Agreement and (y) the SunEdison Releasing Parties as and to the full extent set forth in Section 4(b) of the TERP Settlement Agreement (collectively, the “TERP Releases”) and (ii) the releases provided by (x) the GLBL Releasing Parties as and to the full extent set forth in Section 3(a), if applicable, and Sections 4(a) and 4(f) of the GLBL Settlement Agreement and (y) the SunEdison Releasing Parties as and to the full extent set forth in Section 4(b) of the GLBL Settlement Agreement (collectively, the “GLBL Releases” and together with the TERP Releases, the “Releases”), in each case, solely when effective under the terms of the applicable Settlement Agreement, and (d) approving the allocation of the consideration to be received by the Debtors on account of the

B-1-17

Avoidance Actions in connection with the Jointly Supported Transaction; and upon the supporting Declarations; and due and sufficient notice of the Motion having been given under the particular circumstances; and it appearing that no other or further notice need be provided; and it appearing that the relief requested by the Motion is in the best interests of the Debtors, their estates, their creditors, their stakeholders, and other parties in interest; and good cause appearing therefor, it is hereby

[2]	Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

FOUND AND DETERMINED THAT:3

A. Jurisdiction and Venue. The Court has jurisdiction over the Motion pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue of these cases and the Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409.

B. Hearing and Notice. A hearing on the Motion was held by this Court on [•], 2017 (the “Hearing”). As evidenced by the affidavits of service previously filed with the Court, and based on the representations of counsel at the Hearing, (i) proper, timely, adequate, and sufficient notice of the Motion, the Hearing, and the Settlement Agreements has been provided in accordance with sections 362, 363, and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004 and 9006, Rule 6006-1 of the Local Rules for the United States Bankruptcy Court for the Southern District of New York (the “Local Bankruptcy Rules”) and this Court’s case management procedures, (ii) such notice was good, sufficient, and appropriate under the particular circumstances, and (iii) no other or further notice of the Motion, the Hearing, or the Settlement Agreements is or shall be required.

C. Opportunity to Object. A fair and reasonable opportunity to object or be heard with respect to the Motion and the relief requested therein has been afforded to all interested persons and entities.

[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

D. Settlement and Compromise. As is more specifically described in the recitals to the Settlement Agreements, the Debtors have asserted claims against the Yieldcos, the Yieldcos have asserted claims against the Debtors, and each has asserted defenses to the rights and claims of the other (collectively, the “Claims and Defenses”). The Claims and Defenses include allegations by the Debtors that certain transfers to or for the benefit of the Yieldcos or the value thereof are avoidable by or payable to the Debtors (the “Potential Avoidance Claims”).4 The Motion describes, and each Settlement Agreement contemplates, a comprehensive release and settlement of certain Claims and Defenses (the “Yieldco Compromises and Settlements”), which are supported by valuable consideration. Specifically, (i) the TERP Settlement Agreement provides that, subject to its terms and conditions, (A) solely in accordance with Section 2(a) thereof, upon the closing of a Jointly Supported Transaction for TERP, the Debtors shall receive 36.9% of the total consideration paid to or value received in respect of all TERP Inc equity securities (including, for the avoidance of doubt, all shares of common stock, options, restricted stock awards and restricted stock units issued and outstanding immediately prior to the consummation of such Jointly Supported Transaction) (the “M&A Conversion”) and (B) solely in accordance with Sections 2(a) and Section 2(h) thereof, if the Jointly Supported Transaction Agreement is terminated under certain circumstances, SunEdison shall have the right to elect to receive newly-issued Class A Common Stock of TERP Inc constituting 36.9% of the aggregate issued and outstanding Class A Common Stock of TERP Inc on a fully-diluted, as converted basis (including options, restricted stock awards and restricted stock units) as of the issuance of such Class A Common Stock (the “Stand-Alone Conversion,” and together with the M&A Conversion, the “TERP Settlement Value”), and (ii) the GLBL Settlement Agreement provides that, subject to its terms and conditions and solely in accordance with Section 2(a) thereof, upon the closing of a Jointly Supported Transaction for GLBL, the Debtors shall receive 25.0% of the total consideration paid to or value received in respect of all GLBL Inc equity securities (including shares of common stock, options, restricted stock awards and restricted stock units) (the “GLBL Settlement Value” and, together with TERP Settlement Value, the “Aggregate Settlement Value”), in each case, pursuant to the applicable Jointly Supported Transaction.

[4]	On November 7, 2016, the Committee filed the Motion of Official Committee of Unsecured Creditors for (I) Leave, Standing and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of Debtors’ Estates and (II) Settlement Authority [Docket No. 1557] (the “UCC Standing Motion”) seeking other things, leave, standing and authority to prosecute the Potential Avoidance Claims.

B-1-18

E. Releases. The Releases, as and to the fullest extent set forth in the TERP Settlement Agreement and GLBL Settlement Agreement, respectively, are critical to the settlements and compromises thereunder, are supported by fair and reasonable consideration, are in the best interests of the Debtors’ estates, and, accordingly, are hereby approved pursuant to Bankruptcy Rule 9019; are subject to the conditions, limitations, exclusions, and stipulations set forth in the applicable Settlement Agreement in all respects, and shall only be effective when effective under the applicable Settlement Agreement.

F. Allocation of Sale Consideration to Potential Avoidance Claims. In the Motion and supporting declarations, the Debtors set forth the amount and their analysis regarding the deemed allocation, for purposes of implementing the Yieldco Compromises and Settlements, of the Aggregate Settlement Value on account of the Debtors’ release of Potential Avoidance Claims: $_________________ of cash or equivalent value of the TERP Settlement Value to be received by those Debtors identified in Annex C to this Order and $_________________ of the GLBL Settlement Value to be received by those Debtors identified in Annex C to this Order (collectively, the “Potential Avoidance Claims Allocations,” and together with the Yieldco Compromises and Settlements, the “Compromise and Settlement”). The remainder of the Aggregate Settlement Value is deemed, for purposes of implementing the Yieldco Compromises and Settlements, to be received by the Debtors on account of the Debtors’ Class A Common Stock (if any), Class B Common Stock and Class B Units (in each case, in the respective Yieldco), the Debtors’ asserted voting control, and the cancellation or delivery of the Debtors’ incentive distribution rights, each as contemplated under the Settlement Agreements, and as set forth by the Debtors in Annex C hereto. Notwithstanding anything to the contrary herein, the Potential Avoidance Claims Allocations shall not be deemed an admission or concession, res judicata, collateral estoppel, or otherwise relevant or probative as part of, or in connection with, any subsequent action or proceeding, including any action or proceeding (a) in connection with the Potential Avoidance Claims or (b) between any Yieldco and any other party.

G. Fair and Equitable/Best Interest. Approval of the Compromise and Settlement, including the Yieldco Compromises and Settlements and the Potential Avoidance Claims Allocations, is (i) fair and equitable, (ii) in the best interests of the estate, and (iii) falls within the reasonable range of litigation possibilities. The balance between the likelihood of the Debtors’ success on the merits after lengthy and costly litigation when compared to the concrete and tangible benefit of the Compromise and Settlement weighs in favor of approval of the Compromise and Settlement. Moreover, it is certain that litigation of the Claims and Defenses (including the Potential Avoidance Claims) would be complex, protracted and collectability by the Debtors of any judgment that might be ordered in the Debtors’ favor against either of the Yieldcos is far from certain. [The [Committee] [or] [Prepetition Secured Lenders] [or][Committee and Prepetition Secured Lenders] support[s] the Compromise and Settlement.] The Debtors relied on experienced counsel from Skadden, Arps, Slate, Meagher & Flom LLP, Brown Rudnick LLP, Rothschild Inc. and PricewaterhouseCoopers LLP when exercising their business judgment to enter into the Compromise and Settlement, including determination of the Potential Avoidance Claims Allocations. With respect to the Potential Avoidance Claims Allocations, the Debtors also considered written submissions from both the Committee and the Prepetition Secured Lenders where such constituent groups outlined their respective view about the Potential Avoidance Claims Allocations.

H. Arm’s-Length Process. The negotiation and execution of the Settlement Agreements was at arm’s-length and in good faith, and at all times each of the Yieldcos and the Debtors were represented by competent, independent counsel of their choosing.

(a) [TERP. The TERP Settlement Agreement was approved by the Conflicts Committee of the Board of Directors of TERP Inc, which is comprised entirely of independent directors of TERP Inc who do not serve on GLBL Inc’s Board of Directors and who are advised by independent counsel. In addition, the TERP Settlement Agreement was approved by the Conflicts Committee of TERP LLC, which is comprised entirely of independent directors who do not serve on the GLBL Inc Board of Directors, and the Board of Directors of TERP Inc, the majority of which is independent and unaffiliated with SunEdison.]

(b) [GLBL. The GLBL Settlement Agreement was approved by the Conflicts Committee of the Board of Directors of GLBL Inc, which is comprised entirely of independent directors of GLBL Inc who do not serve on TERP Inc’s Board of Directors and who are advised by independent counsel. In addition, the GLBL Settlement Agreement was approved by the Conflicts Committee of GLBL LLC, which is comprised entirely of independent

B-1-19

directors who do not serve on the TERP Inc Board of Directors, and the Board of Directors of GLBL Inc, the majority of which is independent and unaffiliated with SunEdison. The two directors on the GLBL Inc Board of Directors affiliated with SunEdison recused themselves from the deliberations and votes related to such approval.]

(c) [SunEdison. After due deliberation and careful consideration, the Settlement Agreements were approved by the SUNE Board of Directors.]

I. Legal and Factual Bases. The legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein.

It is therefore ORDERED, ADJUDGED AND DECREED THAT:

1. The Motion is GRANTED to the extent set forth herein.

2. The Compromise and Settlement is hereby approved.

3. The Yieldco Compromises and Settlements, including the Settlement Agreements and all of their provisions (including the Releases), are hereby approved, and the Releases are incorporated fully herein. The Debtors are authorized to enter into, perform their obligations under, and take all other actions to effect the Settlement Agreements with the Yieldcos pursuant to sections 105, 363(b), and 365 of the Bankruptcy Code and Bankruptcy Rules 6004 and 9019.

4. This Order, and the Settlement Agreements approved hereunder, shall be binding on all parties in interest in the Debtors’ Chapter 11 Cases (including, but not limited to, any subsequently appointed chapter 11 or chapter 7 trustee or any representative of the Debtors’ estates appointed pursuant to 11 U.S.C. § 1123) and in each case, on each of their predecessors or successors.

5. Any Release of Claims by a person or entity other than a SunEdison Party authorized herein is subject to such person or entity’s authority to release such Claims under applicable non-bankruptcy law.

6. The Potential Avoidance Claims Allocations are hereby approved in the amounts set forth above. Any monies or property received on account of the Potential Avoidance Claims Allocations shall be held by the respective Debtors, in accordance with Annex C hereto, to be distributed as may be required pursuant to the Bankruptcy Code or further court order. Nothing contained in this Order is intended to decide which creditor constituent(s) is/are entitled to the Potential Avoidance Claims Allocations and the arguments of the Debtors and all parties in interest with respect to such issues are preserved, including any claims and defenses in that certain adversary proceeding, Official Committee of Unsecured Creditors v. Wells Fargo Bank, N.A., et al., Adv. Pro. No. 16-1228 (SMB), or arguments for substantive consolidation of some or all of the Debtors’ estates with estates of other Debtors.

7. Exclusive of the decree set forth in the above Paragraph 6, any and all liens, claims, interests, and encumbrances (collectively, the “Liens”) attaching to the Aggregate Settlement Value will attach in the order of priority, and with the same validity and extent, as set forth under the Final Order (I) Authorizing Debtors to (A) Obtain Senior Secured, Superpriority, Postpetition Financing Pursuant to Bankruptcy Code Sections 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), and 364(e) and (B) Utilize Cash Collateral Pursuant to Bankruptcy Code Section 363, and (ii) Granting Adequate Protection to Prepetition Secured Parties Pursuant to Bankruptcy Code Sections 361, 362, 363 and 364 [Docket No. 523] (the “Final DIP Order”).

8. Upon the respective Settlement Effective Time and pursuant to the terms of the TERP and GLBL Settlement Agreements, the SunEdison Parties shall receive, with respect to their Class A Common Stock (if any) in each of TERP Inc and GLBL Inc, the SunEdison Parties’ pro rata share of the total consideration paid to holders of Class A Common Stock of TERP Inc and GLBL Inc pursuant to the respective Jointly Supported Transaction, and such consideration shall be in addition to the Aggregate Settlement Value received by the Debtors.

9. Excluding the Settlement Agreements, confidentiality agreements, and the agreements set forth on Exhibits B of the Settlement Agreements, each agreement between the Debtors, on the one hand, and TERP and GLBL (as applicable), on the other hand, shall be deemed rejected by the applicable Debtor(s) as of the applicable Settlement Effective Time, pursuant to section 365 of the Bankruptcy Code; provided, however, that the Yieldcos shall be deemed to have no damages, claims or liabilities of any nature whatsoever (including, but

B-1-20

not limited to, any administrative claims against the Debtors) arising from such rejections. For the avoidance of doubt, the foregoing relief granted in this Paragraph 9 of the Order shall only pertain to agreements between the Debtors and TERP and GLBL (as applicable), and shall not apply to agreements between TERP and GLBL (as applicable) and any non-Debtor SunEdison subsidiary or affiliate.

10. In the event that the Preserved Comprehensive Unsecured Claim of TERP and/or GLBL is not waived and released pursuant to Section 3(a) of the applicable Settlement Agreement(s), the Debtors’ and the Committee’s rights to oppose or object to the Preserved Comprehensive Unsecured Claim(s) on any grounds, including by seeking to reduce the allowed amount of such claim or to disallow such claim in its entirety, shall be preserved in accordance with the applicable Settlement Agreement(s).

11. The Debtors’ and the Committee’s rights to oppose or object to the Preserved DE Shaw Unsecured Claim and the Preserved Renova Unsecured Claim on any grounds, including by seeking to reduce the allowed amount of such claim or to disallow such claim in its entirety, shall be preserved in accordance with the TERP Settlement Agreement and the GLBL Settlement Agreement (as applicable).

12. For the avoidance of doubt, upon the effectiveness of the TERP Releases, (a) the TERP Parties shall forever be barred from asserting any Claims against the Debtors’ estates other than (i) the Preserved Comprehensive Unsecured Claim (to the extent such Preserved Comprehensive Unsecured Claim is not waived and released pursuant to the TERP Settlement Agreement), (ii) the Preserved DE Shaw Unsecured Claim and (iii) any Claim to enforce, or for damages for breach of (A) the TERP Settlement Agreement, (B) the TERP Jointly Supported Transaction Agreement, (C) the TERP Voting and Support Agreement, (D) any agreement set forth on Exhibits B or C of the TERP Settlement Agreement, or (E) any other contract, instrument, release or other agreement or document entered into in connection with the TERP Settlement Agreement or the TERP Jointly Supported Transaction, and (b) the SunEdison Parties shall forever be barred from asserting any Claims against TERP other than any Claim to enforce, or for damages for breach of (A) the TERP Settlement Agreement, (B) the TERP Jointly Supported Transaction Agreement, (C) the TERP Voting and Support Agreement, (D) any agreement set forth on Exhibits B or C of the TERP Settlement Agreement, or (E) any other contract, instrument, release or other agreement or document created or entered into in connection with the TERP Settlement Agreement or the TERP Jointly Supported Transaction.

13. For the avoidance of doubt, upon the effectiveness of the GLBL Releases, (a) the GLBL Parties shall forever be barred from asserting any Claims against the Debtors’ estates other than (i) the Preserved Comprehensive Unsecured Claim (to the extent such Preserved Comprehensive Unsecured Claim is not waived and released pursuant to the TERP Settlement Agreement), (ii) the Preserved Renova Unsecured Claim and (iii) any Claim to enforce, or for damages for breach of (A) the GLBL Settlement Agreement, (B) the GLBL Jointly Supported Transaction Agreement, (C) the GLBL Voting and Support Agreement, (D) any agreement set forth on Exhibits B or C of the GLBL Settlement Agreement, or (E) any other contract, instrument, release or other agreement or document entered into in connection with the GLBL Settlement Agreement or the GLBL Jointly Supported Transaction, and (b) the SunEdison Parties shall forever be barred from asserting any Claims against GLBL other than any Claim to enforce, or for damages for breach of (A) the GLBL Settlement Agreement, (B) the GLBL Jointly Supported Transaction Agreement, (C) the GLBL Voting and Support Agreement, (D) any agreement set forth on Exhibits B or C of the GLBL Settlement Agreement, or (E) any other contract, instrument, release or other agreement or document created or entered into in connection with the GLBL Settlement Agreement or the GLBL Jointly Supported Transaction.

14. Upon the entry of this Order, the UCC Standing Motion [Docket No. 1557] is hereby denied with prejudice.

15. Notwithstanding anything to the contrary in this Order or the Settlement Agreements, the rights of the Parties and all other insured persons and entities, if any, to access any insurance policies or the proceeds thereof (the “Policies”) in their respective capacities as insureds thereunder, including those under which the Debtors or the Yieldcos are insured, shall not be affected or diminished by this Order or the Settlement Agreements (even if Claims and Defenses related thereto are otherwise released pursuant to the Settlement Agreements), and the rights and defenses of the Debtors and each Yieldco are reserved with respect thereto. Insurers for the Policies are directed to comply with and implement this Paragraph 15.

16. Upon the termination of a Settlement Agreement in accordance with its terms: (i) this Order and the relief granted herein shall be deemed null and void effective immediately upon such termination with respect to

B-1-21

such Settlement Agreement, excluding the provisions of such Settlement Agreement that expressly survive the termination thereof; (ii) thereupon, excluding the provisions of such Settlement Agreement that expressly survive the termination thereof, the parties to such Settlement Agreement shall fully revert to the status quo ante, including respecting all claims, defenses, causes of action, arguments and contentions; and (iii) no aspect of the Motion, supporting Declarations, any responsive pleadings or statements on the record before the Court, the Hearing, or this Order shall be deemed an admission or concession, res judicata, collateral estoppel, or otherwise relevant or probative in connection with any subsequent action or proceeding. For the avoidance of doubt, if one Settlement Agreement terminates in accordance with its terms and the other does not, this Order shall remain in effect in all respects with respect to the non-terminating Settlement Agreement until such Settlement Agreement terminates in accordance with its terms.

17. For the avoidance of doubt, to the extent the automatic stay provisions of section 362 of the Bankruptcy Code would otherwise apply, such provisions are vacated and modified to effectuate all of the terms of the Settlement Agreements, including to permit the parties thereto to send any notices contemplated thereunder, or to exercise any right or perform any obligation in accordance with the terms thereof.

18. Any objections to the Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are hereby overruled on the merits and denied with prejudice.

19. In the event of any conflict(s) or inconsistency between this Order and the Settlement Agreements, the Order shall govern.

20. Notwithstanding Bankruptcy Rule 6004(h), this Order shall be effective and enforceable immediately upon entry hereof.

21. The requirements set forth in Local Bankruptcy Rule 9013-1(b) are satisfied by the contents of the Motion.

22. The Debtors are authorized and empowered to take all actions necessary to implement the relief granted in this Order.

23. This Court shall retain jurisdiction with respect to all matters arising from or related to the implementation or interpretation of this Order.

24. To the extent of any conflict or inconsistency between the terms of this Order and the Settlement Agreements, on the one hand, and any plan of reorganization confirmed in these Chapter 11 Cases, on the other hand, the terms of this Order and the Settlement Agreement, as applicable, shall govern.

Dated:	New York, New York

, 2017
HONORABLE STUART M.
BERNSTEIN

B-1-22

EXHIBIT B

Surviving Agreements between the TERP Parties and the Debtors

1. TERP Lease Assumption & Assignment Agreement, dated February 3, 2017, between SunEdison, Inc. and Terraform Power, Inc. and TerraForm Power, LLC.

2. Any transition services agreement between TERP and SunEdison, if any, entered into after the date hereof pertaining to the provisions of transition services relating to the GAM business, unless expressly stated otherwise in such agreement.

3. Any transition services agreement between TERP and SunEdison, if any, entered into after the date hereof pertaining to the provision of corporate and/or administrative transition services.

B-1-23

EXHIBIT C

Surviving Agreements between the TERP Parties and non-Debtor SunEdison Entities

1. Any transition services agreement between TERP and SunEdison, if any, entered into after the date hereof pertaining to the provisions of transition services relating to the GAM business, unless expressly stated otherwise in such agreement.

2. Any transition services agreement between TERP and SunEdison, if any, entered into after the date hereof pertaining to the provision of corporate and/or administrative transition services.

B-1-24

EXHIBIT D

Intellectual Property Identified in Section 2(e)

System/Project Name	Description	Type of License

SunDAT	Layouts of PV Systems (Home grown)	Vendor

Gateway Device	Control unit at customer premise	Vendor

Intranet	Intranet, Employee Portal	Home grown

3 Megawatt	Solar Asset Management	Vendor

TCMan	Asset Management (Europe)	Vendor

TREES	In-house software for Billing	Home grown

SAM	Project Database	Home grown

Maximo	Enterprise Asset Management, EHS, QA, …	Vendor

Oracle EBS R12	Accounting/ERP software	Vendor

B-1-25

Exhibit E

Administrative and Operational Matters and Ordinary Course Claims

Unless expressly stated otherwise below, the amounts of all asserted claims described below are disputed by the party such claims are asserted against, and the inclusion of such claims on this Exhibit E shall not be deemed an admission or concession, res judicata, collateral estoppel, or otherwise relevant or probative as part of, or in connection with, any subsequent action or proceeding in respect of such claims.

TERP

1.	The parties agree that IVS I Services LLC will pay $1.925 million Team-Solar, Inc. in full and final settlement of the dispute as to outstanding amounts owed in relation to the Imperial Valley Solar I (Mt. Signal) Project and the series of O&M and Asset Management agreements related thereto.
2.	Upon the recovery by TERP of insurance proceeds from AIG related to the Kahuku fire, TERP agrees, within five business days of receipt of such insurance proceeds, to reimburse SunEdison for its reasonable and documented out-of-pocket legal costs and expenses in connection therewith, in an amount not to exceed $475,000. SunEdison agrees to cooperate with TERP to facilitate a settlement with AIG, including by executing such releases or similar documents in mutually agreed form and substance as may be required by AIG.
3.	The following amounts that TERP asserts are owed by First Wind Energy, LLC in connection with certain insurance premium prepayments on behalf of the TERP projects identified below (with such amounts to be reimbursed directly to the respective project and totaling approximately $2,137,069.39 in the aggregate):

(a) Rattlesnake – $398,740.21
(b) KWP II – $119,123.25
(c) Bull Hill – $94,568.27
(d) MA Solar – $33,241.82
(e) South Plains I – $337,380.63
(f) Steel Winds – $86,828.48
(g) Sheffield – $105,702.09
(h) Cohocton – $284,298.26
(i) Kahuku – $112,285.90
(j) KWP I – $75,062.87
(k)Mars Hill – $92,380.75
(l) Stetson – $234,230.53
(m) Rollins – $163,226.33

4.	Pending the execution and delivery of transition services agreements governing such matters, and solely to the extent unpaid, all amounts due and owing pursuant to agreed-upon reimbursement of SunEdison’s and TERP’s reasonable and documented out-of-pocket costs and expenses associated with the following (which, for the avoidance of doubt, in each case shall exclude all costs, fees, and expenses of TERP’s and the Debtors’ retained general corporate professionals):
(a)	The provision of corporate services to TERP, including the reimbursement of American Express charges, compensation and benefits for agreed-upon employees, the cost of agreed-upon external services, and the cost of IT services. SunEdison asserts that as of February 28, 2017, $268,118.19 is owed by TERP to SunEdison under this clause 4(a), and the relevant amount after reconciliation shall be paid by March 13, 2017.
(b)	Agreed-upon services provided in connection with the transfer of GAM operations to TERP, including compensation and benefits for agreed-upon employees and the cost of agreed-upon external services. SunEdison asserts that as of February 28, 2017, $1,601,659.41 is owed by TERP to SunEdison under this clause 4(b) for certain employee salaries and benefits (paid by SunEdison on TERP’s behalf) and employer taxes, and the relevant amount after reconciliation shall be paid by March 14, 2017.

B-1-26

(c)	Any additional services for which TERP has agreed in writing (including by email) to reimburse SunEdison, and after March 7, 2017, as agreed to by an officer of TERP.
(d)	Any services for which SunEdison has agreed in writing (including by email) to reimburse TERP, and after March 7, 2017, as agreed to by an officer of SunEdison.
(e)	Until the execution and delivery of a definitive transition services agreement for the GAM transition, any obligations under existing GAM contracts that have not been terminated that shall be invoiced and paid in the ordinary course, subject to TERP’s rights and defenses, if any.
5.	For the period from February 28, 2017, through and until the execution and delivery of definitive transition services agreements for the GAM transition and corporate matters between TERP and SUNE, SUNE will continue to invoice TERP in the ordinary course (with respect to GAM services and general corporate matters, in each case not otherwise compensated for by reimbursement, O&M fees or asset management fees preserved in Item 4) and consistent with past practice for services for which TERP has (i) agreed in writing (including by email) to reimburse SunEdison (and after March 7, 2017, as agreed to by an officer of TERP), or (ii) reimbursed SunEdison within the past three months (unless TERP has notified SunEdison that it no longer intends to reimburse SunEdison for such services), and TERP will continue to pay amounts owed under such invoices in each case subject to TERP’s rights and defenses, if any.

Solely to the extent unpaid, TERP shall pay SunEdison, and SunEdison shall pay TERP, all amounts due and owing pursuant to executed and delivered transition services agreements, if any, for the GAM transition and corporate matters between TERP and SunEdison.

B-1-27

EXHIBIT F

Form of Subsidiary Joinder

JOINDER AGREEMENT

This Joinder Agreement, dated as of ________ __, 2017, (this “Joinder Agreement”) is a joinder to the Settlement Agreement dated March 6, 2017, among TerraForm Power, Inc., TerraForm Power, LLC, TerraForm Power Operating, LLC and SunEdison, Inc. (the “Settlement Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Settlement Agreement.

1. [Each of] [t]he undersigned (“Subsidiar[ies]”), having received and reviewed a copy of the Settlement Agreement, hereby agrees to be bound by the terms, conditions and other provisions of the Settlement Agreement that bind TERP, with all attendant rights, duties and obligations of TERP stated therein.

2. [Each] Subsidiary makes, as of the date hereof, all of the representations and warranties of a Party contained in Section 7 of the Settlement Agreement as fully as if such representations and warranties were set forth herein.

3. THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. This Joinder Agreement may be executed in one or more counterparts (which may include counterparts delivered by telecopier) and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

B-1-28

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Joinder Agreement as of the date first written above.

[SUBSIDIARY]

By:
Name:
Title:

[SUBSIDIARY]

By:
Name:
Title:
AGREED AND ACKNOWLEDGED: SunEdison, Inc.,

By:
Name:
Title:

TerraForm Power, Inc.,

By:
Name:
Title:

TerraForm Power, LLC

By:
Name:
Title:

TerraForm Power Operating, LLC

By:
Name:
Title:

B-1-29

Exhibit G

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Indemnification Agreement”) is made and entered into as of ___________, 2017, by and between

(a)	TerraForm Power, Inc., a Delaware corporation (“TERP Inc”);
(b)	TerraForm Power, LLC, a Delaware limited liability company (“TERP LLC”);
(c)	TerraForm Power Operating, LLC, a Delaware limited liability company (“TERP Operating” and collectively with TERP Inc and TERP LLC, the “TERP Parties”);
(d)	SunEdison, Inc., a Delaware corporation (“SunEdison Inc”), for itself and on behalf of its affiliated debtors-in-possession (collectively, the “Debtors”); and
(e)	The non-debtor direct and indirect subsidiaries of SunEdison Inc that have executed and delivered joinders to this Indemnification Agreement (other than GLBL (defined below), and the TERP Parties) (collectively, the “SunEdison Subsidiary Parties” and together with the Debtors, the “SunEdison Parties,” and the SunEdison Parties and the TERP Parties, collectively, the “Parties”).

WHEREAS, on March 6, 2017, certain of the SunEdison Parties and the TERP Parties entered into a certain settlement agreement (the “Settlement Agreement”) to effectuate the settlements, compromises, terminations, and waivers provided thereunder, including the broad mutual releases in favor of each of the SunEdison Released Parties and TERP Released Parties (each as defined under the Settlement Agreement);

WHEREAS, Section 5(b) and Section 6(g) of the Settlement Agreement expressly contemplate that each of the TERP Parties and the SunEdison Parties shall use commercially reasonable efforts to cause their respective direct and indirect subsidiaries, to execute and deliver joinders to the Settlement Agreement substantially in the form attached as Exhibit F to the Settlement Agreement (collectively, the “Subsidiary Joinders”) on or prior to the Settlement Effective Time (as defined under the Settlement Agreement);

WHEREAS, the TERP Parties have requested that all of their direct and indirect subsidiaries (each a “TERP Subsidiary”) receive a release of claims under the Settlement Agreement regardless of whether such subsidiary executes and delivers a Subsidiary Joinder pursuant to the Settlement Agreement, such that the TERP Subsidiary is deemed a TERP Released Party entitled to the releases, discharges, and acquittals set forth in Section 4(b) of the Settlement Agreement (subject to the terms and conditions thereunder);

WHEREAS, in exchange for the foregoing release of each TERP Subsidiary that does not execute and deliver a Subsidiary Joinder, the SunEdison Parties requested, and the TERP Parties agreed, pursuant to Section 8(c)(vii) of the Settlement Agreement, to provide, an indemnity on terms reasonably acceptable to the SunEdison Parties and substantially in the form of this Indemnification Agreement;

WHEREAS, Section 8(c)(vii) of the Settlement Agreement expressly provides a termination right in favor of the SunEdison Parties if the TERP Parties fail to cause a TERP Subsidiary (a “Non-Joinder Subsidiary”) to execute and deliver a Subsidiary Joinder by the earlier of July 1, 2017 or ten (10) business days prior to the expected Settlement Effective Time; provided, however, that before the SunEdison Parties exercise such termination right pursuant to Section 8(c)(vii) of the Settlement Agreement, SunEdison Inc shall provide written notice to the TERP Parties identifying any such Non-Joinder Subsidiary, and the TERP Parties shall have nine (9) business days after receipt of such notice to either (i) cause such Non-Joinder Subsidiary to execute and deliver a Subsidiary Joinder to the SunEdison Parties, or (ii) enter into this Indemnification Agreement to provide the SunEdison Parties with an indemnity for any claims asserted against the SunEdison Parties by such Non-Joinder Subsidiary that would be released pursuant to the Settlement Agreement if such Non-Joinder Subsidiary had executed and delivered a Subsidiary Joinder;

NOW, THEREFORE, pursuant to the terms and conditions of the Settlement Agreement, and for the good and valuable consideration thereunder and hereunder, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Indemnification Parties. From and after the execution of this Indemnification Agreement, the SunEdison Parties and each of their respective directors, officers, shareholders, employees, agents, successors and assigns (each an “Indemnified Party,” and collectively, the “SunEdison Indemnified Parties”) shall be indemnified and

B-1-30

held harmless by the TERP Parties from, against and in respect of any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines, and costs and expenses, including reasonable and documented attorneys’ fees and expenses (collectively, the “Losses”) resulting or arising from any Claims (as defined under the Settlement Agreement), asserted against any SunEdison Party by a Non-Joinder Subsidiary, that would have been released pursuant to the Settlement Agreement if such TERP Subsidiary had executed a Subsidiary Joinder.

2. Notice of Claims. Any of the SunEdison Indemnified Parties entitled to indemnification pursuant to this Indemnification Agreement shall notify the TERP Parties (or their respective successors or assigns) (each an “Indemnifying Party”) promptly after becoming aware of any Losses which the Indemnified Party shall have determined has given or could give rise to a claim for indemnification under Section 2 herein and in accordance with the terms of the Settlement Agreement (the “Claim Notice”). It is agreed that no delay on the part of the Indemnified Party in notifying any Indemnifying Party of any Losses will relieve the Indemnifying Party of its obligations pursuant to this Indemnification Agreement. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Losses described in such Claim Notice, or fails to notify the Indemnified Party within fourteen (14) days after delivery of such Claim Notice by the Indemnified Party whether the Indemnifying Party disputes the Claim Notice the Indemnifying Party shall pay the amount of Losses to the Indemnified Party set forth in the Claim Notice. If the Indemnified Party has disputed its liability with respect to the Losses, and such dispute has not been resolved within thirty (30) calendar days, then the Indemnifying Party and the Indemnified Party may seek legal redress in accordance with Section 4.

3. Severability. If any term or other provision of this Indemnification Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Indemnification Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Indemnification Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Indemnification Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Indemnification Agreement be consummated as originally contemplated to the fullest extent possible.

4. Governing Law; Venue; Waiver of Jury Trial. Any dispute, controversy or claim among the Parties that arises out of, relates to or is in any manner connected with this Indemnification Agreement, shall be referred exclusively, construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of, or related to, this Indemnification Agreement (x) and involving a Debtor, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and (y) if not involving any Debtor, in any state court in the city and county of New York or the United States District Court for the Southern District of New York and, solely in connection with claims arising under this Indemnification Agreement and involving a Debtor: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Bankruptcy Court, (ii) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court, and (iii) waives any objection that the Bankruptcy Court is an inconvenient forum, does not have jurisdiction over any party, or lacks the constitutional authority to enter final orders in connection with such action or proceeding. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Indemnification Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other Parties have been induced to enter into this Indemnification Agreement by, among other things, the mutual waivers and certifications as set forth in this Section 4. It is understood and agreed that money damages may not be a sufficient remedy for any breach or threatened breach of this Indemnification Agreement and that each Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach by the other to the extent permitted by law.

5. Modification and Waiver. Except as provided by Section 4 above with respect to changes in applicable law that broaden the rights of the Indemnified Party to be indemnified by the Indemnifying Party, no supplement,

B-1-31

modification, termination or amendment of this Indemnification Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Indemnification Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

6. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the second business day after the date on which it is so mailed:

if to SunEdison Inc or the SunEdison Parties, to:

SunEdison, Inc.
13736 Riverport Dr.
Maryland Heights, Missouri 63043
Attn:	General Counsel

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn:	Jay M. Goffman and J. Eric Ivester
Email:	jay.goffman@skadden.com
eric.ivester@skadden.com
james.mazza@skadden.com

if to TERP Inc or the TERP Parties to:

TerraForm Power, Inc. / TerraForm Power, LLC
7550 Wisconsin Ave., 9th Floor
Bethesda, Maryland 20814
Attn:	General Counsel

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn:	Andrew G. Dietderich
Email:	dietdericha@sullcrom.com
zylberbergd@sullcrom.com

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attn:	Avner Bengera
Email:	avner.bengera@hugheshubbard.com

7. Remedies. In the event an Indemnifying Party fails to timely satisfy any reimbursement or contribution obligation under this Indemnification Agreement, the Indemnified Party shall have any and all rights and remedies available at law or in equity to enforce its rights hereunder.

B-1-32

8. Effective Date. This Indemnification Agreement is effective as of the date first written above.

9. Time is of the Essence. Time is of the essence with respect to the performance of all obligations under this Indemnification Agreement.

10. Counterparts. This Indemnification Agreement may be executed in one or more counterparts and as so executed shall constitute a single instrument.

11. Headings. The headings of the paragraphs of this Indemnification Agreement are inserted for convenience only and shall not be deemed to constitute part of this Indemnification Agreement or to affect the construction thereof.

[Remainder of Page Intentionally Blank]

B-1-33

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

SunEdison, Inc.,

By:
Name:
Title:
TerraForm Power, Inc.,

By:
Name:
Title:

TerraForm Power, LLC

By:
Name:
Title:

TerraForm Power Operating, LLC

By:
Name:
Title:

B-1-34

Annex B-2

Voting and Support Agreement

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of March 6, 2017 (this “Agreement”), is made and entered into by and among Orion US Holdings 1 L.P., a Delaware limited partnership (“Parent”), BRE TERP Holdings Inc., a Delaware corporation (“Merger Sub”), SunEdison, Inc., a Delaware corporation (“SunEdison”), SunEdison Holdings Corporation, a Delaware corporation (“SHC”), SUNE ML1, LLC, a Delaware limited liability company (“SML1”, and together with SHC, “Stockholders”), and TerraForm Power, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub, SunEdison, the Company and Stockholders are referred to collectively as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into a Merger and Sponsorship Transaction Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, as of the date hereof, SHC Beneficially Owns and owns of record 16,002,310 Class B Shares and SML1 Beneficially Owns and of record 32,200,000 Class B Shares (collectively, the “Existing Shares”); and

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, SunEdison and Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning specified in this Section 1.1:

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Claim” means any demand, claim, charge, action, suit, investigation, legal proceeding (whether at law or in equity), petition, complaint, notice of violation, arbitration or other litigation or similar proceeding, whether civil, criminal, administrative, arbitral or investigative.

“Covered Shares” means (i) the Existing Shares and (ii) any equity securities of the Company of which SunEdison, Stockholders or any their respective controlled Affiliates has Beneficial Ownership of, from time to time.

“DIP Agent” means Deutsche Bank AG New York Branch, in its capacity as the administrative agent under the DIP Credit Agreement as in effect on the date hereof or, as the context may require, any other administrative agent or collateral agent under the DIP Credit Agreement as in effect from time to time.

“DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of April 26, 2016, among SunEdison, Deutsche Bank AG New York Branch, in its capacity as the administrative agent, and the DIP Lenders and other financial institutions party thereto from time to time, as may be amended, restated, supplemented, modified, extended, replaced or refinanced from time to time.

“DIP Lenders” means the lenders from time to time party to the DIP Credit Agreement.

“GLBL” means TerraForm Global, Inc., a Delaware corporation.

B-2-1

“GLBL Settlement Agreement” means that certain Settlement Agreement, dated as of the date hereof, by and among SunEdison, GLBL, TerraForm Global, LLC and certain other parties thereto.

“Settlement Agreement” means that certain Settlement Agreement, dated as of the date hereof, by and among SunEdison, the Company, TerraForm Power, LLC (“TERP LLC”) and certain other parties thereto.

“SunEdison Standalone Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, plan of reorganization, plan of liquidation, share exchange, business combination or similar transaction involving SunEdison or any of its Subsidiaries and (ii) any direct or indirect acquisition by any Person or “group” (as defined in the Exchange Act) resulting in, or proposal or offer, which if consummated would result in, any Person or “group” (as defined in the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power of any class of equity securities of SunEdison, or assets representing 15% or more of the net revenues or consolidated total assets (including equity securities of its Subsidiaries), taken as a whole, or any equity securities of either Stockholder; provided, however, that in the case of each of clauses (i) and (ii), “SunEdison Standalone Acquisition Proposal” shall not include any such proposal, offer or acquisition of assets or equity interests in Subsidiaries other than the Company, GLBL or any Subsidiary that directly or indirectly owns any equity interest in the Company or GLBL.

“SunEdison Standalone Superior Proposal” means a bona fide SunEdison Standalone Acquisition Proposal (for purposes of this definition, replacing all references in the definition of “SunEdison Standalone Acquisition Proposal” to “15% or more” with “more than 50%”) that the board of directors of SunEdison or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, taking into account all legal, financial and regulatory aspects of such SunEdison Standalone Acquisition Proposal and the Person making such SunEdison Standalone Acquisition Proposal, is reasonably likely to be consummated in accordance with its terms, and would, if consummated, result in a transaction more favorable to SunEdison from a financial point of view than the transactions contemplated by the Merger Agreement (after taking into account any proposed revisions to the terms of such transactions contemplated by Section 3.2(d)).

“Transfer” means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, or the entry into any Contract or understanding with respect to any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, including, with respect to any capital stock or interests in capital stock, the enforcement of any security interest in such capital stock or interests in capital stock, the entry into any swap or any Contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, Contract, transaction or series of transactions is to be settled by delivery of equity securities of the Company, in cash or otherwise.

Section 1.2 Construction.

(a) Certain Definitions. Each capitalized term used but not defined in this Agreement has the meaning given to it in the Merger Agreement.

(b) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a business day, the period in question shall end on the next succeeding business day.

(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B-2-2

(e) Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) Persons. References to a person are also to its successors and permitted assigns.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote.

(a) Subject to the terms and conditions of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, from and after the time of effectiveness of this Agreement with respect to SunEdison and Stockholders pursuant to Section 7.1 until the termination of this Agreement (such date, the “Termination Date”) and provided that there has not been made a Change of Recommendation pursuant to Section 6.3(d)(i) of the Merger Agreement, at the Stockholders Meeting and at any other meeting of holders of shares, however called, in each case, including any adjournment or postponement thereof, and in connection with any written consent of holders of Shares, each Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the holders of Shares is sought:

(i) appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Shares:

(1) in favor of the adoption of the Merger Agreement and the Charter Amendment;

(2) in favor of any proposal to adjourn a meeting of the holders of Shares to solicit additional proxies in favor of the approval and adoption of the Merger Agreement;

(3) against any Acquisition Proposal; and

(4) against any other action, Contract or transaction that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the performance by the Company of its obligations under the Merger Agreement or this Agreement, including against any action, Contract or transaction that could reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being satisfied, or that would result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company pursuant to the Merger Agreement or this Agreement.

(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of vote or consent.

B-2-3

ARTICLE III

COVENANTS OF SUNEDISON AND STOCKHOLDERS

Section 3.1 Restrictions on Transfers.

(a) Each Stockholder hereby agrees that, from and after the time of effectiveness of this Agreement with respect to SunEdison and Stockholders pursuant to Section 7.1 until the Termination Date, (i) without the prior written consent of Parent and the Company, such Stockholder shall not, directly or indirectly, Transfer, offer to Transfer, agree to Transfer or consent to a Transfer of any Covered Shares or any Beneficial Ownership interest or any other interest therein; provided, that in connection with (x) the confirmation of a plan of reorganization related to the SunEdison Bankruptcy Case, such consent shall not be unreasonably withheld, conditioned or delayed (it being understood that any proposed transferee shall agree to be bound by the terms of this Agreement and shall sign a joinder agreement in form satisfactory to Parent and the Company) and (y) the enforcement of any security interest referred to in Section 5.1(d)(iii)(B) (the “Existing Security”), no such consent shall be required if the proposed transferee shall (1) agree to be bound by the terms of this Agreement and sign a joinder agreement in form reasonably satisfactory to Parent and the Company or (2) agree in writing to an agreement on substantially similar terms to this Agreement, (ii) any Transfer (other than a foreclosure in respect of the Existing Security) in violation of this provision shall be void and (iii) it will not enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Covered Shares or rights to acquire any securities or equity interests of the Company, other than this Agreement. Notwithstanding anything to the contrary in this Agreement, each Stockholder shall be permitted to Transfer, directly or indirectly, its Covered Shares and any Beneficial Interest or any other interest therein in connection with a SunEdison Standalone Superior Proposal.

(b) Each of SunEdison and each Stockholder hereby agrees that it will not attempt to consummate an exchange under the Exchange Agreement, dated as of July 23, 2014, by and among the Company, TERP LLC, SunEdison and the other Persons from time to time party thereto in accordance with Section 2.1 thereof, other than the Exchange. On the Closing Date, each of SunEdison and each Stockholder shall effect the Exchange and, in the case of SunEdison, shall transfer, and shall cause its Affiliates to transfer, all of the outstanding incentive distribution rights under the IDR Transfer Agreement.

Section 3.2 No Solicitation.

(a) Each of SunEdison and each Stockholder hereby agrees that it and its Subsidiaries and its and their officers, directors and employees will, and that it will instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or SunEdison Standalone Acquisition Proposal (including access to any electronic datarooms).

(b) Each of SunEdison and each Stockholder hereby agrees that neither it nor any of its Subsidiaries nor any of the officers, directors and employees of it or its Subsidiaries shall, and that it shall instruct and use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or SunEdison Standalone Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or SunEdison Standalone Acquisition Proposal or (iii) knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or SunEdison Standalone Acquisition Proposal.

(c) Notwithstanding anything in the foregoing to the contrary, prior to, but not after, the entry by the Bankruptcy Court of the Approval Order, each of SunEdison, each Stockholder and their respective Representatives may (i) provide information in response to a request therefor by a Person who has made a bona fide written SunEdison Standalone Acquisition Proposal that did not result from a breach

B-2-4

of this Section 3.2 if SunEdison has received or receives from the Person so requesting such information an executed confidentiality agreement (provided that SunEdison shall comply with the provisions of the Confidentiality Agreement between SunEdison, the Company and TERP, LLC, dated as of August 22, 2016, as amended, with respect to the disclosure of any Evaluation Material, as defined in such Confidentiality Agreement) and (ii) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written SunEdison Standalone Acquisition Proposal; if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the board of directors of SunEdison or any duly authorized committee thereof determines in good faith after consultation with its outside legal counsel that failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law, and (y) in each such case referred to in clause (i) or (ii) above, the board of directors of SunEdison or any duly authorized committee thereof has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such SunEdison Standalone Acquisition Proposal either constitutes a SunEdison Standalone Superior Proposal or is reasonably likely to result in a SunEdison Standalone Superior Proposal, as applicable.

(d) At least three (3) business days prior to the delivery of a written notice to Parent and the Company pursuant to Section 6.1(f) (each, a “Termination Notice”), SunEdison shall provide written notice to Parent and the Company of its intent to deliver a Termination Notice specifying the reasons therefor, including the terms and conditions of any SunEdison Standalone Acquisition Proposal that is the basis of the intended Termination Notice (it being understood and agreed that any amendment to the financial terms or any other material term of such SunEdison Standalone Acquisition Proposal shall require a new written notice to Parent at least three (3) business days prior to the delivery of a Termination Notice). In determining whether a SunEdison Standalone Acquisition Proposal constitutes a SunEdison Standalone Superior Proposal, the board of directors of SunEdison or a duly authorized committee thereof shall take into account any changes to the terms of the Merger Agreement proposed by Parent and the Company that are written, binding and irrevocable, and if requested by Parent or the Company, SunEdison shall engage in good faith negotiations with Parent and the Company regarding any changes to the terms of the Merger Agreement proposed by Parent or the Company.

Section 3.3 Litigation. Prior to the Termination Date, each of SunEdison and each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Claim against Parent, Merger Sub, the Company or any of their respective directors or officers related to the Merger Agreement or the Merger, including any Claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 3.4 Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Shares by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include all such stock dividends and distributions and any equity securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.5 No Dissenters Rights. Each Stockholder unconditionally waives any dissenters’ or appraisal rights under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit A, with respect to the Merger.

Section 3.6 Bankruptcy Court Approval. Each of SunEdison and each Stockholder shall use its commercially reasonable efforts to seek entry by the Bankruptcy Court of an order, substantially in the form attached hereto as Exhibit B (the “Approval Order”), approving this Agreement and authorizing SunEdison and Stockholders to enter into and perform their obligations under this Agreement, as soon as reasonably practicable and subject to the Bankruptcy Court’s availability. None of SunEdison or any Stockholder shall knowingly encourage or facilitate any other Person to object to the entry by the Bankruptcy Court of the Approval Order.

B-2-5

Section 3.7 Public Statements. Each of SunEdison and each Stockholder shall not, and shall not permit any of its Subsidiaries to, or authorize or permit any Affiliate, director, officer, trustee, employee or partner of such Person or any of its Subsidiaries or any Representative of such Person or any of its Subsidiaries to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or by this Agreement that (a) disparages Parent or any of Parent’s Subsidiaries or Affiliates, or any of their respective directors, officers, trustees, employees or partners, or is inconsistent with this Agreement in any respect or (b) is inconsistent with the transactions contemplated by this Agreement or the Merger Agreement.

Section 3.8 Support. SunEdison shall support, and not object to, litigate against, or otherwise impair, hinder, or delay the Merger and the other transactions contemplated by the Merger Agreement, provided that prior to the time of the entry by the Bankruptcy Court of the Approval Order, the obligations and restrictions in this Section 3.8 shall not apply in the event of a SunEdison Standalone Acquisition Proposal that the board of directors of SunEdison or any duly authorized committee thereof has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor either constitutes a SunEdison Standalone Superior Proposal or is reasonably likely to result in a SunEdison Standalone Superior Proposal. The agreements and covenants in this Section 3.8 shall be for the benefit of the Company only, and not for Parent or Merger Sub.

Section 3.9 DIP Facility Matters. SunEdison shall use commercially reasonable efforts to (i) obtain as soon as reasonably practicable, and in any event not later than the date scheduled for the hearing of the Bankruptcy Court with respect to the Approval Order, all required consents of the requisite lenders under the DIP Credit Agreement to the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, if any, and will deliver to Parent written evidence thereof reasonably satisfactory to Parent and (ii) cause any replacement or refinancing of the DIP Credit Agreement that it enters into to permit the Merger and the other transactions contemplated by this Agreement and the Merger Agreement without the need to obtain any consent of the lenders or any group of lenders thereunder.

ARTICLE IV

COVENANTS OF THE COMPANY

Section 4.1 Support. The Company shall (other than to the extent prohibited from doing so pursuant to the Merger Agreement) in good faith take such actions and consult with SunEdison, in each case, as SunEdison may reasonably request from time to time to solicit stockholder support for the Merger and the other transactions contemplated by the Merger Agreement, including potential meetings with key stockholders upon reasonable notice at reasonable times and otherwise soliciting proxies, in accordance with the terms of the Merger Agreement. Notwithstanding the foregoing, the obligations and restrictions in this Agreement shall not restrict the Company’s rights and obligations under Section 6.3 (Acquisition Proposals), Section 6.4 (Proxy Statement) and Section 6.5 (Stockholders Meeting) of the Merger Agreement.

Section 4.2 Merger Agreement.

(a) Without the prior written consent of SunEdison, the Company shall not:

(i) waive, or enter into any amendment or modification of, any condition to closing in the Merger Agreement;

(ii) enter into any amendment or modification of, or waive any right, term, provision, compliance or performance under, the Merger Agreement other than any such amendment, modification, term, provision, compliance or performance that is immaterial and not adverse to SunEdison; provided, that if SunEdison shall not have refused in writing to provide any such consent within twenty-one (21) days of a written request for such consent from the Company, SunEdison shall be deemed to have provided such consent for all purposes under this Agreement; or

(iii) agree, or exercise any right, to terminate the Merger Agreement, other than pursuant to (A) Section 8.2(a) of the Merger Agreement (subject to Section 4.2(b)), (B) Section 8.2(b) of the Merger Agreement, (C) Section 8.2(c) of the Merger Agreement if the Company has the right to

B-2-6

terminate the Merger Agreement pursuant to such section as a result of Stockholders’ failure to vote in favor of the Merger, or (D) Section 8.2(d) of the Merger Agreement.

(b) At the written request of SunEdison, the Company shall exercise its right to extend the Termination Date pursuant to Section 8.2(a) of the Merger Agreement to the extent the right to extend arises under the Merger Agreement.

(c) The Company shall immediately provide written notice to SunEdison of any breach of this Section 4.2 and a copy of any written amendment, modification, waiver or notice of termination, as applicable.

Section 4.3 Registration Rights. On or prior to the Closing Date, the Company, SunEdison and Stockholders shall enter into a registration rights agreement (the “Registration Rights Agreement”) that contains the following terms and otherwise contains terms that are customary and consistent with the following:

(a) The Company shall file a shelf registration statement (the “Registration Statement”) covering all Class A Shares held by SunEdison or Stockholders at the Effective Time by the later of (i) thirty (30) days following the date that the Company has made all then required filings on Forms 10-K and 10-Q under the Exchange Act and (ii) thirty (30) days following the Closing Date. The Company shall use reasonable best efforts to have the Registration Statement declared effective as soon as reasonably practicable after the filing thereof.

(b) If SunEdison or Stockholders hold the Class A Shares at the time the Company files the Registration Statement, such Registration Statement will list SunEdison as the selling stockholder and will provide for sale of the Class A Shares (i) to creditors or shareholders of SunEdison in accordance with the SunEdison’s then current plan of reorganization, if the distribution of such Class A Shares to the creditors or shareholders of SunEdison qualifies for registration under the Securities Act, and (ii) in the market.

(c) If SunEdison or Stockholders have distributed the Class A Shares to creditors or shareholders of SunEdison in an unregistered offering (including after the time referred to in clause (b) above), such Registration Statement will list the creditors or shareholders of SunEdison who have received the Class A Shares in such distribution as the selling stockholders and will provide for the sale of the Class A Shares in the market.

(d) In no event will the Registration Statement or the Registration Rights Agreement provide for an underwritten offering or “piggyback” registration rights.

(e) The Company will keep such Registration Statement effective and available (subject to customary blackout exceptions), until the earlier of (i) one (1) year after the Closing Date and (ii) the date on which all Class A Shares held by SunEdison or the Stockholders on the Closing Date have either been distributed in a registered offering or are freely tradable, without volume or manner of sale restrictions, under the Securities Act.

(f) The Company will pay all registration and filing fees in connection with the Registration Statement, and all of its expenses, including fees and disbursements of counsel, in connection with the performance of its obligations under the Registration Rights Agreement.

Section 4.4 Benefit of Covenants. The agreements and covenants in this Article IV shall be for the benefit of SunEdison and Stockholders only, and not for Parent or Merger Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of SunEdison and Stockholders. Each of SunEdison and each Stockholder, jointly and severally, represents and warrants to Parent, Merger Sub and the Company as follows:

(a) Organization. Each of SunEdison and each Stockholder have been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite

B-2-7

corporate power and authority to own, lease and operate its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(b) Authority; Binding Nature of Agreement. Each of SunEdison and each Stockholder has the requisite corporate power and authority to enter into and to perform its covenants and agreements under this Agreement. The execution, delivery and performance of this Agreement by each of SunEdison and each Stockholder have been duly and validly authorized by all necessary corporate action on the part of SunEdison and each Stockholder, and no other corporate proceedings on the part of SunEdison or either Stockholder are necessary to authorize this Agreement, the performance by each of SunEdison and each Stockholder of its covenants and agreements under this Agreement, other than the entry by the Bankruptcy Court of the Approval Order. This Agreement has been duly and validly executed and delivered on behalf of each of SunEdison and each Stockholder and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Parent, Merger Sub and the Company, constitutes the legal, valid and binding obligation of each of SunEdison and each Stockholder, enforceable against each of SunEdison and each Stockholder in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the entry by the Bankruptcy Court of the Approval Order.

(c) Non-Contravention; Consents.

(i) The execution, delivery and performance of this Agreement by each of SunEdison and each Stockholder will not (1) contravene, conflict with or result in any violation or breach of any of the provisions of the certificate of incorporation or bylaws of SunEdison or either Stockholder, (2) contravene, conflict with, or result in any violation or breach of any Law, subject to the entry by the Bankruptcy Court of the Approval Order or (3) subject to the entry by the Bankruptcy Court of the Approval Order and the consent of the requisite DIP Lenders pursuant to the DIP Credit Agreement, require any consent or approval of, or any notice to or filing with, any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or result in the imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of SunEdison or either Stockholder, or result in the creation of a Lien on any asset of SunEdison or either Stockholder, under, any Contract to which SunEdison or either Stockholder is a party or by which SunEdison or either Stockholder or its respective properties or assets are bound, except for any of the foregoing as would not, or would not reasonably be expected, either individually or in the aggregate, impair the ability of SunEdison or either Stockholder to perform its obligations hereunder.

(ii) None of SunEdison or either Stockholder is required to make any filing with, or to obtain any consent or approval from, any Governmental Entity in connection with the execution and delivery of this Agreement by SunEdison and Stockholders or the performance by each of SunEdison and each Stockholder of any of its covenants and agreements under this Agreement, subject to the entry by the Bankruptcy Court of the Approval Order.

(d) Ownership of Shares.

(i) Stockholders, collectively, are the sole owners of record of the Existing Shares.

(ii) Stockholders, collectively, Beneficially Own the Existing Shares, free and clear of any limitation or restriction on the right to vote the Existing Shares other than this Agreement, the certificate of incorporation of the Company and the limited liability company agreement of TERP LLC, and any limitations or restrictions imposed under applicable securities Laws. The Existing Shares constitute all of the Shares, and all of the Covered Shares, Beneficially Owned or owned of record by Stockholders.

(iii) None of either Stockholder’s Existing Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Stockholder’s Existing Shares, except (A) as set forth in this Agreement or the organizational

B-2-8

documents of the Company and TERP, LLC, and (B) liens (including adequate protection liens) securing the obligations under, and restrictions set forth in, the Loan Documents, the Prepetition First Lien Loan Documents and the Prepetition Second Lien Documents (as such terms are defined in the DIP Credit Agreement), which liens and restrictions shall be released at the Effective Time.

(e) Claims; Orders. There is no Claim pending (or, to the actual knowledge of SunEdison or either Stockholder, being threatened) against SunEdison or either Stockholder that materially and adversely affects, or could reasonably be expected to materially and adversely affect, SunEdison’s and each Stockholder’s ability to perform any of its covenants and agreements under this Agreement. There is no judgment or order of a Governmental Entity to which SunEdison or either Stockholder is subject that materially and adversely affects, or could reasonably be expected to materially and adversely affect, SunEdison’s or either Stockholder’s ability to perform any of its covenants and agreements under this Agreement.

Section 5.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to SunEdison, Stockholders and the Company that:

(a) Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to enter into and to perform its covenants and agreements under this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub have been duly and validly authorized by all necessary corporate or similar action on the part of the Parent and Merger Sub, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the performance by Parent and Merger of their respective covenants and agreements under this Agreement. This Agreement has been duly and validly executed and delivered on behalf of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of SunEdison, Stockholders and the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Non-Contravention; Consents.

(i) The execution, delivery and performance of this Agreement by Parent and Merger Sub will not (1) contravene, conflict with or result in any violation or breach of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (2) contravene, conflict with, or result in any violation or breach of any Law or (3) require any consent or approval of, or any notice to or filing with, any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or result in the imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any Parent or Merger Sub, or result in the creation of a Lien on any asset of any of Parent or Merger Sub, under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets are bound, except for any of the foregoing as would not, or would not reasonably be expected, either individually or in the aggregate, impair the ability of Parent or Merger Sub to perform its obligations hereunder.

(ii) Neither Parent nor Merger Sub is required to make any filing with, or to obtain any consent or approval from, any Governmental Entity at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by Parent or Merger Sub of any of their covenants and agreements under this Agreement.

B-2-9

Section 5.3 Representations and Warranties of the Company. The Company represents and warrants to Parent, Merger Sub, SunEdison and the Stockholders as follows:

(a) Organization. The Company has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(b) Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its covenants and agreements under this Agreement. The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the performance by the Company of its covenants and agreements under this Agreement. This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent, Merger Sub, SunEdison and Stockholders, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Non-Contravention; Consents.

(i) The execution, delivery and performance of this Agreement by the Company will not (1) contravene, conflict with or result in any violation or breach of any of the provisions of the certificate of incorporation or by-laws of the Company, (2) contravene, conflict with, or result in any violation or breach of any Law or (3) require any consent or approval of, or any notice to or filing with, any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or result in the imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company, or result in the creation of a Lien on any asset of the Company, under, any Contract to which the Company is a party or by which the Company or its properties or assets are bound, except for any of the foregoing as would not, or would not reasonably be expected, either individually or in the aggregate, impair the ability of the Company to perform its obligations hereunder.

(ii) The Company is not required to make any filing with, or to obtain any consent or approval from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of any of its covenants and agreements under this Agreement.

Section 5.4 Claims; Orders. There is no Claim pending (or, to the actual knowledge of the Company, being threatened) against the Company that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the Company’s ability to perform any of its covenants and agreements under this Agreement. There is no judgment or order of a Governmental Entity to which the Company is subject that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the Company’s ability to perform any of its covenants and agreements under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate upon the earliest to occur of:

(a) the Effective Time;

(b) the termination of the Merger Agreement;

(c) the termination of the Settlement Agreement prior to the time the Requisite Company Vote is obtained;

B-2-10

(d) in the event of a breach of Section 4.2(a), upon written notice thereof by SunEdison to Parent and the Company, provided that if any such breach is capable of being cured, this Agreement shall not terminate if the Company has cured such breach within the earlier of (i) ten (10) business days of such notice, and (ii) one (1) day prior to the date of Stockholders Meeting;

(e) at any time prior to the entry by the Bankruptcy Court of the Approval Order, if (i) the board of directors of SunEdison or any duly authorized committee thereof determines, subject to complying with Section 3.2(d), that a SunEdison Standalone Acquisition Proposal is a SunEdison Standalone Superior Proposal, and SunEdison notifies Parent and the Company in writing of such determination; and

(f) the termination of this Agreement by the mutual written consent of SunEdison, Parent and the Company.

Section 6.2 Effect of Termination.

(a) In the event of any termination of this Agreement pursuant to Section 6.1, the obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party with respect to this Agreement; provided, however, that (a) this Section 6.2 and Article VII shall survive any such termination and each remain in full force and effect, and (b) no Party shall be relieved or released from any liability or damages arising from any fraud or willful and material breach of any provision of this Agreement arising prior to such termination.

(b) Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, except in the case of fraud or willful material breach of this Agreement (which shall be deemed to include any breach of Section 2.1) by SunEdison or either Stockholder, in the event that the Termination Fee or the Expense Fee, as the case may be, is payable and actually paid to Parent in accordance with Section 8.5 of the Merger Agreement, the payment of such Termination Fee or the Expense Fee and the amounts described in the first sentence of Section 8.5(c) of the Merger Agreement shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against SunEdison, each Stockholder, their respective Subsidiaries and any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by the Merger Agreement to be consummated, and upon payment of such amount, none of the SunEdison, each Stockholder, their respective Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement, the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that this Section 6.2(b) shall not limit the right of the parties to specific performance of this Agreement pursuant to Section 7.7 prior to the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Effectiveness. Notwithstanding anything to the contrary in this Agreement, this Agreement shall become effective and binding on the Parties upon the entry by the Bankruptcy Court of the Approval Order, and the Approval Order becoming a Final Order; provided, however, that Section 3.2, Section 3.7, Section 3.9, Section 4.1 and Section 4.2 shall be immediately binding on the Parties upon execution and delivery of this Agreement.

Section 7.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. Except as otherwise provided in this Agreement, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholders, and Parent shall have no authority to direct Stockholders in the voting or disposition of any of the Covered Shares.

Section 7.3 Amendment. This Agreement may be amended only with the written approval of each Party.

B-2-11

Section 7.4 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.5 Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original counterpart hereof.

Section 7.6 Applicable Law; WAIVER OF JURY TRIAL. This Agreement, and all Claims and causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.6, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (e) agrees that service of process upon such party in any such action shall be effective if such process is given as a notice in accordance with Section 7.9. Notwithstanding the foregoing, the Parties agree that the Bankruptcy Court shall have exclusive jurisdiction over any action among or between any of the parties related to Parent’s or Merger Sub’s right of specific performance, termination of this Agreement by SunEdison, or the Approval Order and the interpretation thereof. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 7.7 Remedies; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VI, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 7.6, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in

B-2-12

addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 7.8 Assignability; Third-Party Rights.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent or Merger Sub may transfer or assign its rights, interests and obligations under this Agreement, in whole or from time to time in part, to one or more of its controlled Affiliates to which it has also assigned its rights, interests and obligations under the Merger Agreement, but no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement.

(b) This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and assigns.

(c) Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever.

Section 7.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) business day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

if to Parent or Merger Sub:

c/o Brookfield Asset Management Inc.
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3
Attention:Jennifer Mazin
Email:	jennifer.mazin@brookfield.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention:	Richard Hall
Paul H. Zumbro
Email:	rhall@cravath.com
pzumbro@cravath.com
Facsimile:	(212) 474-3700

if to SunEdison or either Stockholder:

SunEdison, Inc.
13736 Riverport Drive
Maryland Heights, MO 63043
Attention:	General Counsel
Email:	MTruong@sunedison.com
Facsimile:	(866) 773-0791

B-2-13

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Attention:	Jeremy London
Email:	jeremy.london@skadden.com
Facsimile:	(202) 661-8299
if to the Company:

TerraForm Power, Inc.
7550 Wisconsin Ave.
Bethesda, MD 20814
Attention:	General Counsel
Email:	SDeschler@terraform.com
Facsimile:	(240) 762-7900

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Joseph R. Frumkin
Inosi M. Nyatta
Email:	frumkinj@sullcrom.com
nyattai@sullcrom.com
Facsimile: (212) 558-3588

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

B-2-14

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

ORION US HOLDINGS 1 L.P. by its
general partner ORION US GP LLC

By:	Authorized Person
Name:
Title:
BRE TERP HOLDINGS INC.

By:	Authorized Person
Name:
Title:

[Signature Page to Voting and Support Agreement]

B-2-15

SUNEDISON, INC.

By:	Authorized Person
Name:
Title:

SUNEDISON HOLDINGS CORPORATION

By:	Authorized Person
Name:
Title:

SUNE ML1, LLC

By:	Authorized Person
Name:
Title:

[Signature Page to Voting and Support Agreement]

B-2-16

TERRAFORM POWER, INC.

By:	Authorized Person
Name:
Title:

[Signature Page to Voting and Support Agreement]

B-2-17

EXHIBIT A
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of

B-2-18

incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

B-2-19

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the

B-2-20

difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

B-2-21

EXHIBIT B
Approval Order

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

:
In re:	:	Chapter 11
:
SUNEDISON, INC., et al.,	:	Case No. 16-10992 (SMB)
:
Debtors.[1]	:	(Jointly Administered)
:
:

ORDER GRANTING DEBTORS’ MOTION FOR ORDER APPROVING ENTRY INTO
THE TERP MERGER SUPPORT AGREEMENTS IN CONNECTION WITH THE
PROPOSED TERP MERGER

Upon the motion (the “Motion”)2 of the Debtors for an Order, pursuant to sections 105(a) and 363(b) of title 11 of the United States Code (the “Bankruptcy Code”), and Rules 9019 and 6004 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) (a) authorizing and approving the Debtors’ entry into (i) that certain Voting and Support Agreement, dated [•], 2017, by and among SunEdison, Inc., SunEdison Holdings Corporation, SUNE ML1, LLC, BRE TERP Holdings Inc. (“TERP Merger Sub”), and Orion US Holdings 1 L.P. (such agreement, the “TERP Voting Agreement”), and (ii) that certain Incentive Distribution Rights Transfer Agreement, dated as of [•], 2017, by and between TerraForm Power, Inc. (“TERP”), TerraForm Power, LLC, Brookfield Assent Management Inc., Brookfield Renewable Energy Group LLC (together with Brookfield Asset Management Inc. and Orion US Holdings 1 L.P., “Brookfield”), and SunEdison, Inc. (the “TERP IDR Transfer Agreement,” and together with the TERP Voting Agreement, the “TERP Merger Support Agreements”), and (b) approving the Debtors’ performance of their obligations under the TERP Merger Support Agreements; and upon the [Dubel] Declaration; and due and sufficient notice of the Motion having been given under the particular circumstances; and it appearing that no other or further notice need be provided; and it appearing that the relief requested by the Motion is in the best interests of the Debtors, their estates, their creditors, their stakeholders, and other parties in interest; and good cause appearing therefor, it is hereby

FOUND AND DETERMINED THAT:3

A.   Jurisdiction and Venue. The Court has jurisdiction over the Motion pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue of these cases and the Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409.

B.   Hearing and Notice. This Court held a hearing on the Motion on [•], 2017 (the “Hearing”). As evidenced by the affidavits of service previously filed with the Court, and based on the representations of

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s tax identification number are as follows: SunEdison, Inc. (5767); SunEdison DG, LLC (N/A); SUNE Wind Holdings, Inc. (2144); SUNE Hawaii Solar Holdings, LLC (0994); First Wind Solar Portfolio, LLC (5014); First Wind California Holdings, LLC (7697); SunEdison Holdings Corporation (8669); SunEdison Utility Holdings, Inc. (6443); SunEdison International, Inc. (4551); SUNE ML 1, LLC (3132); MEMC Pasadena, Inc. (5238); Solaicx (1969); SunEdison Contracting, LLC (3819); NVT, LLC (5370); NVT Licenses, LLC (5445); Team-Solar, Inc. (7782); SunEdison Canada, LLC (6287); Enflex Corporation (5515); Fotowatio Renewable Ventures, Inc. (1788); Silver Ridge Power Holdings, LLC (5886); SunEdison International, LLC (1567); Sun Edison LLC (1450); SunEdison Products Singapore Pte. Ltd. (7373); SunEdison Residential Services, LLC (5787); PVT Solar, Inc. (3308); SEV Merger Sub Inc. (N/A); Sunflower Renewable Holdings 1, LLC (6273); Blue Sky West Capital, LLC (7962); First Wind Oakfield Portfolio, LLC (3711); First Wind Panhandle Holdings III, LLC (4238); DSP Renewables, LLC (5513); Hancock Renewables Holdings, LLC (N/A); EverStream HoldCo Fund I, LLC (9564); Buckthorn Renewables Holdings, LLC (7616); Greenmountain Wind Holdings, LLC (N/A); Rattlesnake Flat Holdings, LLC (N/A); Somerset Wind Holdings, LLC (N/A); SunE Waiawa Holdings, LLC (9757); SunE MN Development, LLC (8669); SunE MN Development Holdings, LLC (5388); SunE Minnesota Holdings, LLC (8926); TerraForm Private Holdings, LLC (5993). The address of the Debtors’ corporate headquarters is 13736 Riverport Dr., Maryland Heights, Missouri 63043.
[2]	Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.
[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

B-2-22

counsel at the Hearing, (i) proper, timely, adequate, and sufficient notice of the Motion, the Hearing, and the TERP Merger Support Agreements has been provided in accordance with section 363 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004 and 9006, and this Court’s case management procedures, (ii) such notice was good, sufficient, and appropriate under the particular circumstances, and (iii) no other or further notice of the Motion, the Hearing, or the TERP Merger Support Agreements is or shall be required.

C.   Opportunity to Object. A fair and reasonable opportunity to object or be heard with respect to the Motion and the relief requested therein has been afforded to all interested persons and entities.

D.   Arm’s-Length Process. The negotiation and execution of the TERP Merger Support Agreements was at arm’s-length and in good faith, and at all times each of TERP, Brookfield, TERP Merger Sub (together with Brookfield, the “Buyer”) and the Debtors were represented by competent, independent counsel of their choosing. The Buyer is a good faith purchaser for value and, as such, is entitled to all of the protections afforded under Bankruptcy Code section 363(m) and has otherwise acted in good faith in connection with the Proposed TERP Merger. Specifically, (a) the Buyer is not an “insider” of the Debtors, as that term is defined in the Bankruptcy Code; (b) the TERP Merger Support Agreements have been proposed and were negotiated at arm’s-length and in good faith, and at all times each of the Buyer and the Debtors was represented by competent counsel of their choosing; (c) the TERP Equity Interests and TERP IDRs have been adequately marketed and the consideration provided by the Buyer to the Debtors in connection with the Proposed TERP Merger is fair and reasonable and is the highest and best offer for the TERP Equity Interests and TERP IDRs; (d) the Proposed TERP Merger is a result of the Debtors’ extensive efforts to seek to maximize recoveries to the Debtors’ estates for the benefit of the Debtors’ stakeholders; (e) sound business reasons exist for the transactions contemplated by the TERP Merger Support Agreements; and (f) the Proposed TERP Merger is not the result of fraud or collusion. Neither the Debtors nor the Buyer has engaged in any conduct that would cause or permit the Proposed TERP Merger to be avoided or result in the imposition of any costs or damages under Bankruptcy Code section 363(n). After due deliberation and careful consideration, the TERP Merger Support Agreements were approved by the SUNE Board of Directors.

E.   Free and Clear. The Transfer of the Debtors' TERP Equity Interests and TERP IDRs to the Buyer pursuant to the TERP Merger Agreement and the TERP IDR Transfer Agreement, respectively, will be legal, valid, and effective and shall vest the Buyer with all right, title, and interest of the Debtor to the TERP Equity Interests and TERP IDRs free and clear of any and all liens, claims, interests, and encumbrances (collectively, “Liens”). Because all holders of Liens, including the DIP Lenders, have either consented, if required, to the Proposed TERP Merger or could be compelled, in a legal or equitable proceeding, to accept a money satisfaction of such Liens, the Debtors may transfer their TERP Equity Interests and TERP IDRs free and clear of all Liens.

F.   Legal and Factual Bases. The legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein.

It is therefore ORDERED, ADJUDGED AND DECREED THAT:

1.   The Motion is GRANTED to the extent set forth herein.

2.   The TERP Merger Support Agreements and all of their provisions are hereby approved. The Debtors are authorized to enter into, perform their obligations under, and take all other actions to affect the TERP Merger Support Agreements pursuant to sections 105 and 363(b) of the Bankruptcy Code and Bankruptcy Rule 6004.

3.   This Order, and the TERP Merger Support Agreements approved hereunder, shall be binding on all parties thereto (including, but not limited to, any subsequently appointed chapter 11 or chapter 7 trustee or any representative of the Debtors’ estates appointed pursuant to 11 U.S.C. § 1123) and in each case, on each of their predecessors or successors and affiliates and any affected third parties.

4.   Pursuant to 11 U.S.C. §§ 363(b) and 363(f)(2) and (f)(5), the Debtors' TERP Equity Interests and TERP IDRs shall be disposed of free and clear of all Liens upon closing of the Proposed TERP Merger, with such Liens to attach to the proceeds of the Proposed TERP Merger in the order of their priority, with the same validity, force and effect which they now have as against the Debtors' TERP Equity Interests or TERP IDRs.

5.   The Buyer is not and shall not be deemed a successor to the Debtors as a result of the consummation of the Proposed TERP Merger and is not obligated to pay any liabilities or obligations of the Debtors as a result of the Proposed TERP Merger.

B-2-23

6.   The Buyer is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to the full protections of section 363(m) of the Bankruptcy Code. The Proposed TERP Merger is undertaken by the Buyer without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code and the Buyer is entitled to the full protections under section 363(m) of the Bankruptcy Code.

7.   Any objections to the Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are hereby overruled on the merits and denied with prejudice.

8.   Notwithstanding Bankruptcy Rule 6004(h), this Order shall be effective and enforceable immediately upon entry hereof.

9.   The requirements set forth in Local Bankruptcy Rule 9013-1(b) are satisfied by the contents of the Motion.

10.   The Debtors are authorized and empowered to take all actions necessary to implement the relief granted in this Order.

11.   This Court shall retain exclusive jurisdiction with respect to all matters arising from or related to the implementation or interpretation of this Order.

Dated: New York, New York

                           , 2017

HONORABLE STUART M. BERNSTEIN

B-2-24

Annex B-3

Creditor Support Agreement

EXECUTION VERSION

CREDITOR SUPPORT AGREEMENT

This CREDITOR SUPPORT AGREEMENT, dated as of March 6, 2017 (this “Agreement”), is made and entered into by and among TerraForm Power, Inc., a Delaware corporation (the “Company”), Orion US Holdings 1 L.P., a Delaware limited partnership (“Parent”), BRE TERP Holdings Inc., a Delaware corporation (“Merger Sub”), and the persons listed on Schedule 1 hereto (collectively, the “Supporting 2L Holders”). The Company, Parent, Merger Sub and the Supporting 2L Holders are referred to collectively as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into a Merger and Sponsorship Transaction Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, concurrently with the execution of the Merger Agreement, Parent, Merger Sub, the Company, SunEdison, Inc., a Delaware corporation (“SunEdison”), and certain affiliates of SunEdison are entering into a Voting and Support Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Voting and Support Agreement”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, the Company is entering into a global settlement with SunEdison and the other parties named therein (the “Settlement Agreement”);

WHEREAS, on April 21, 2016 and at various dates thereafter, SunEdison and its affiliated debtors-in-possession commenced chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re SunEdison, Inc., et al., Case No. 16-10992 (SMB) (the “Chapter 11 Cases”);

WHEREAS, as of the date hereof, each Supporting 2L Holder holds certain claims in the Chapter 11 Cases (“Covered Claims”); and

WHEREAS, the entry by SunEdison into the Settlement Agreement and the Voting and Support Agreement will require the approval of the Bankruptcy Court, and the Company, Parent, MergerSub and SunEdison have asked that the Supporting 2L Holders enter into this Agreement to evidence their support of the transactions to be taken by the Debtors in connection with the Merger Agreement, including the entry by the Bankruptcy Court of the Bankruptcy Court Orders and the Final Order;

NOW, THEREFORE, intending to be legally bound, the Parties agree as follows:

ARTICLE I

Construction

SECTION 1.1.   Construction. (a)   Certain Definitions. Each capitalized term used but not defined in this Agreement has the meaning given to it in the Merger Agreement.

(b)   Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a business day, the period in question shall end on the next succeeding business day.

B-3-1

(c)   Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)   Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)   Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f)   Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)   Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h)   Persons. References to a person are also to its successors and permitted assigns.

ARTICLE II

Covenants of the Supporting 2L Holders

SECTION 2.1.   Support. (a) Each Supporting 2L Holder shall support, and not object to, any relief requested by the Debtors in connection with the transactions contemplated by the Merger Agreement, including SunEdison’s motion seeking the entry by the Bankruptcy Court of the Bankruptcy Court Orders (the “Motion”).

(b)   No Supporting 2L Holder shall object to, or join any person in objecting to, the Motion, and no Supporting 2L Holders shall file or support any motion, application, pleading or other document (or make any comments on the record before the Bankruptcy Court) that is inconsistent with this Agreement or that in any way undermines its support for this Agreement and the Bankruptcy Court Orders. Nothing in this Agreement shall be construed to prohibit any Supporting 2L Holder from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases (in the case of the Motion, in a manner consistent with this Agreement) or consulting or discussing the Merger Agreement and related matters with other Supporting 2L Holders or the Company so long as such appearance, consultation or discussion, and the positions advocated in connection therewith, are consistent with this Agreement and otherwise in furtherance of the Merger Agreement and not for the purposes of, and could not be reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the transactions contemplated by the Merger Agreement.

SECTION 2.2.   No Solicitation. (a) Each Supporting 2L Holder hereby agrees that it and its officers, directors and employees will, and that it will instruct and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or SunEdison Standalone Acquisition Proposal (as defined in the Voting and Support Agreement).

(b)   Each Supporting 2L Holder hereby agrees that neither it nor any of its Subsidiaries nor any of the officers, directors and employees of it shall, and that it shall instruct and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or SunEdison Standalone Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or SunEdison Standalone Acquisition Proposal or (iii) knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or SunEdison Standalone Acquisition Proposal.

B-3-2

ARTICLE III

Representations and Warranties

SECTION 3.1.   Representations and Warranties of the Supporting 2L Holders. Each Supporting 2L Holder, severally and not jointly and severally, represents and warrants to Parent, Merger Sub and the Company as follows:

(a)   Organization. Such supporting 2L Holder has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(b)   Authority; Binding Nature of Agreement. Such Supporting 2L Holder has the requisite power and authority to enter into and to perform its covenants and agreements under this Agreement. The execution, delivery and performance of this Agreement by such Supporting 2L Holder has been duly and validly authorized by all necessary action on the part of such Supporting 2L Holder, and no other corporate proceedings on the part of such Supporting 2L Holder are necessary to authorize this Agreement and the performance by such Supporting 2L Holder of its covenants and agreements under this Agreement. This Agreement has been duly and validly executed and delivered on behalf of such Supporting 2L Holder and, assuming the due authorization, execution and delivery of this Agreement on behalf of each of Parent, Merger Sub and the Company, constitutes the legal, valid and binding obligation of such Supporting 2L Holder, enforceable against such Supporting 2L Holder in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)   Ownership. Such Supporting 2L Holder represents and warrants that, as of the date of this Agreement, it is the beneficial owner (or serves as the nominee, investment manager or advisor with respect to the beneficial holder) of the principal amount of its Covered Claims as set forth in the Rule 2019 statement filed by Akin Gump Strauss Hauer & Feld in December 2016.

ARTICLE IV

Termination

SECTION 4.1.   Termination. This Agreement shall automatically terminate upon the earliest to occur of:

(a)   the Effective Time;

(b)   the termination of the Merger Agreement;

(c)   the termination of the Settlement Agreement;

(d)   the entry by the Supporting 2L Holders into a restructuring support agreement with SunEdison; provided that the terms thereof related to the matters addressed in Article II of this Agreement are reasonably satisfactory to Parent and the Company (it being understood and agreed that no termination under this Section 4.1(d) shall be effective until each of Parent and the Company has indicated its satisfaction with such provisions in writing, such satisfaction not to be unreasonably withheld or delayed so long as the substance of the provisions of Article II are included in such restructuring support agreement); and

(e)   the termination of the Voting and Support Agreement.

SECTION 4.2. Effect of Termination. In the event of any termination of this Agreement pursuant to Section 4.1, the obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party with respect to this Agreement; provided, however, that (a) this Section 4.2 and Article V shall survive any such termination and each remain in full force and effect, and (b) no Party shall be relieved or released from any liability or damages arising from a willful and material breach of any provision of this Agreement arising prior to such termination.

B-3-3

ARTICLE V

Miscellaneous

SECTION 5.1. Effectiveness. This Agreement shall become effective and binding on the Parties on the date hereof.

SECTION 5.2. Amendment. This Agreement may be amended only with the written approval of each of Parent, Merger Sub, the Company and each Supporting 2L Holder.

SECTION 5.3. Waiver. (a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)   No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

SECTION 5.4. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original counterpart hereof.

SECTION 5.5. Applicable Law; WAIVER OF JURY TRIAL. This Agreement, and all claims and causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 5.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (e) agrees that service of process upon such party in any such action shall be effective if such process is given as a notice in accordance with Section 5.8. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 5.6. Remedies; Specific Performance. (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)   The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article IV, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 5.5, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond

B-3-4

in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

SECTION 5.7.   Assignability; Third-Party Rights. (a) Other than as set forth in clause (d) below, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent or Merger Sub may transfer or assign its rights, interests and obligations under this Agreement, in whole or from time to time in part, to one or more of its controlled Affiliates to which it has also assigned its rights, interests and obligations under the Merger Agreement, but no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement.

(b)   This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and assigns.

(c) Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever.

(d) Each Supporting 2L Holder hereby agrees, for so long as this Agreement shall remain in effect, not to sell, assign, transfer, hypothecate or otherwise dispose of (including by participation) any Covered Claim unless, as a condition precedent to any such transaction, the transferee thereof executes and delivers a Holder Joinder to Parent, Merger Sub, the Company and the Supporting 2L Lenders within three (3) business days of the execution of an agreement (or trade confirmation) in respect of the relevant transfer. Upon execution of the Holder Joinder, the transferee shall be deemed to be a Supporting 2L Holder for purposes of this Agreement, except as otherwise set forth or limited herein.

(e) Any sale, assignment, transfer, hypothecation or other disposition (including by participation) of any Covered Claim that does not comply with the procedures set forth in clause (d) above shall be deemed void ab initio.

(f) Any person that receives or acquires a portion of the Covered Claims pursuant to a sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Covered Claims by a Supporting 2L Holder hereby agrees to be bound by all of the terms of this Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time) (a “Joining Holder Party”) by executing and delivering a joinder in the form of Exhibit A hereto (the “Holder Joinder”), and any other holder of claims in the Chapter 11 Cases may become a party to this Agreement by signing the Holder Joinder and shall become a party to this Agreement upon execution of a restructuring support agreement with SunEdison Inc. to the extent that such restructuring support agreement does not otherwise terminate this Agreement pursuant to Article IV above. The Joining Holder Party shall thereafter be deemed to be a “Supporting 2L Holder” and a Party for all purposes under this Agreement and any claims in the Chapter 11 Cases held by such Person shall thereafter be deemed to be “Covered Claims”.

(g) With respect to the Covered Claims held by the Joining Lender Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Covered Claims, the Joining Lender Party hereby makes the representations and warranties of the Supporting 2L Holders set forth in Article IV of this Agreement.

(h) This Agreement shall in no way be construed to preclude any Supporting 2L Holder from acquiring additional Covered Claims; provided, that, any such Covered Claims shall automatically be deemed to be subject to the terms of this Agreement.

SECTION 5.8. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) business day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

B-3-5

if to Parent or Merger Sub:

c/o Brookfield Asset Management Inc. 181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3 Attention: Jennifer Mazin Email: jennifer.mazin@brookfield.com with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 Attention: Richard Hall Paul H. Zumbro Email: rhall@cravath.com pzumbro@cravath.com Facsimile: (212) 474-3700 if to the Company:

TerraForm Power, Inc. 7550 Wisconsin Ave. Bethesda, MD 20814 Attention: General Counsel Chief Financial Officer Email: sdeschler@terraform.com bcranna@terraform.com Facsimile: (240) 762-7900 with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:       Joseph R. Frumkin
                    Inosi M. Nyatta
                    Andrew G. Dietderrich
Email:            frumkinj@sullcrom.com
                    nyattai@sullcrom.com
                    dietdericha@sullcrom.com
Facsimile:       (212) 558-3588

if to any Supporting 2L Holder, to the address set forth across from such Supporting 2L Holder’s name on Schedule 1 hereto.

SECTION 5.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[Signature Pages Follow]

B-3-6

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

ORION US HOLDINGS 1 LP BY ORION US GP LLC As its general partner

By:
Name: Andrea Rocheleau
Title: Senior Vice President
BRE TERP HOLDINGS INC.

By:
Name: Sachin Shah
Title: Chief Executive Officer

:

[Signature Page to Creditor Support Agreement]

B-3-7

TERRAFORM POWER, INC.

By
Name:
Title:

B-3-8

[SUPPORTING 2L HOLDER][1]

By:
Name:
Title:

1 Akin to break out pages for SVP, Centerbridge, Cyrus and Tennenbaum.

B-3-9

SCHEDULE 1

Name of Supporting 2L Holder (on behalf of their managed funds, accounts or affiliates who hold the Covered Claims)	Address for Notice

Centerbridge Credit Partners, L.P.	375 Park Avenue New York, NY 10152

Cyrus Capital Partners, L.P.	399 Park Avenue, 39th Floor New York, NY 10022

Strategic Value Partners, LLC	100 West Putnam Avenue Greenwich, CT 06830

Tennenbaum Capital Partners, LLC	28th Street, Suite 1000 Santa Monica, CA 90405

B-3-10

FORM OF JOINDER TO CREDITOR SUPPORT AGREEMENT

This Joinder (this “Holder Joinder”) to the Creditor Support Agreement, dated as of March 6, 2017, by and among TerraForm Power, Inc., a Delaware corporation (the “Company”), Orion US Holdings 1 L.P., a Delaware limited partnership (“Parent”), BRE TERP Holdings Inc., a Delaware corporation (“Merger Sub”), SunEdison, Inc., a Delaware corporation (“SunEdison”), and the persons listed on Schedule 1 thereto (the “Supporting 2L Holders”) (as amended, restated, supplemented or otherwise modified from time to time, the “Support Agreement”), is executed and delivered by [____] (the “Joining Holder Party”) as of [_______ ___, ____], and acknowledged by the Parties to the Support Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Support Agreement.

1.   Agreement to be Bound. The Joining Holder Party hereby agrees to be bound by all of the terms of the Support Agreement. The Joining Holder Party shall hereafter be deemed to be a “Supporting 2L Holder” and a “Party”, and any claims in the Chapter 11 Cases held by such Person shall be deemed to be a “Covered Claim”, for all purposes under the Support Agreement as set forth in the Support Agreement.

2.   Representations and Warranties. With respect to the aggregate principal amount of Chapter 11 Claims held by the Joining Holder Party [upon consummation of the sale, assignment, transfer, hypothecation, or other disposition of such Chapter 11 Claims], the Joining Holder Party hereby (a) represents and warrants to each other Party to the Support Agreement that it is the legal or beneficial owner of, or holder of investment authority over (with authority to bind such holder), such Chapter 11 Claims in the amounts previously disclosed to Parent and the Company and (b) makes the representations and warranties set forth in Article III of the Support Agreement to each other Party.

3.   Governing Law. This Holder Joinder, and all Claims and causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Holder Joinder or the negotiation, execution, performance or subject matter hereof, the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

B-3-11

EXHIBIT A

IN WITNESS WHEREOF, the Joining Holder Party has duly executed this Holder Joinder, all as of the date first written above.

[JOINING HOLDER PARTY]

By:
Name:
Title:

B-3-12

Annex C-1

Master Services Agreement

AGREED FORM

MASTER SERVICES AGREEMENT

By And Among

BROOKFIELD ASSET MANAGEMENT INC.,

BRP ENERGY GROUP L.P.,

BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL
ADVISER (CANADA), L.P.,

BROOKFIELD GLOBAL RENEWABLE ENERGY ADVISOR LIMITED,

TERRAFORM POWER, INC.,

TERRAFORM POWER, LLC,

and

TERRAFORM POWER OPERATING, LLC

Dated as of [•] 2017

Page
ARTICLE 1 INTERPRETATION		C-1-1
1.1	Definitions	C-1-1
1.2	Headings and Table of Contents	C-1-6
1.3	Interpretation	C-1-6
1.4	Actions by the Service Providers or the Service Recipients	C-1-7
1.5	Generally Accepted Accounting Principles	C-1-7
1.6	Invalidity of Provisions	C-1-7
1.7	Entire Agreement	C-1-7
1.8	Waiver, Amendment	C-1-7
1.9	Mutual Waiver of Jury Trial	C-1-7
1.10	Consent to Jurisdiction and Service of Process	C-1-8
1.11	Governing Law	C-1-8
1.12	Conflicts Committee	C-1-8

ARTICLE 2 APPOINTMENT OF THE SERVICE PROVIDERS		C-1-8
2.1	Appointment and Acceptance	C-1-8
2.2	Other Service Recipients	C-1-9
2.3	Subcontracting and Other Arrangements	C-1-9
2.4	Entity-Level Service Agreements	C-1-9

ARTICLE 3 SERVICES AND POWERS OF THE SERVICE PROVIDERS		C-1-9
3.1	Services	C-1-9
3.2	Responsibility for Certain Services	C-1-10
3.3	Supervision of Service Providers’ Activities	C-1-10
3.4	Restrictions on the Service Providers	C-1-10
3.5	Errors and Omissions Insurance	C-1-11

ARTICLE 4 RELATIONSHIP BETWEEN THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS		C-1-11
4.1	Other Activities	C-1-11
4.2	Exclusivity	C-1-11
4.3	Independent Contractor, No Partnership or Joint Venture	C-1-11

ARTICLE 5 MANAGEMENT AND EMPLOYEES		C-1-11
5.1	Management and Employees	C-1-11

ARTICLE 6 INFORMATION AND RECORDS		C-1-12
6.1	Books and Records	C-1-12
6.2	Examination of Records by the Service Recipients	C-1-12
6.3	Access to Information by Service Provider Group	C-1-13
6.4	Additional Information	C-1-13
6.5	Confidential Information	C-1-13

ARTICLE 7 FEES AND EXPENSES		C-1-13
7.1	Net Base Management Fee and Base Management Fee Adjustment	C-1-13
7.2	Maximum Fees Payable by Service Recipients	C-1-14
7.3	Computation and Payment of Net Base Management Fee	C-1-14
7.4	Expenses	C-1-14
7.5	Governmental Charges	C-1-15
7.6	Computation and Payment of Expenses and Governmental Charges	C-1-15

C-1-i

Page
ARTICLE 8 BROOKFIELD’S OBLIGATION		C-1-15

ARTICLE 9 REPRESENTATIONS AND WARRANTIES OF THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS		C-1-15
9.1	Representations and Warranties of the Service Providers	C-1-15
9.2	Representations and Warranties of the Service Recipients	C-1-16

ARTICLE 10 LIABILITY AND INDEMNIFICATION		C-1-17
10.1	Indemnity	C-1-17
10.2	Limitation of Liability	C-1-18
10.3	Benefit to all Indemnified Parties	C-1-18
10.4	No Waiver	C-1-18

ARTICLE 11 TERM AND TERMINATION		C-1-18
11.1	Term	C-1-18
11.2	Termination by the Service Recipients	C-1-18
11.3	Termination by the Service Providers	C-1-19
11.4	Survival Upon Termination	C-1-20
11.5	Action Upon Termination	C-1-20
11.6	Release of Money or other Property Upon Written Request	C-1-20

ARTICLE 12 ARBITRATION		C-1-21
12.1	Dispute	C-1-21
12.2	Arbitration	C-1-21
12.3	Continued Performance	C-1-22
12.4	Urgent Relief	C-1-22

ARTICLE 13 GENERAL PROVISIONS		C-1-22
13.1	Assignment	C-1-22
13.2	Failure to Pay When Due	C-1-22
13.3	Enurement	C-1-22
13.4	Third Party Beneficiaries	C-1-22
13.5	Notices	C-1-22
13.6	Further Assurances	C-1-24
13.7	Counterparts	C-1-24

C-1-ii

THIS MASTER SERVICE AGREEMENT is entered into as of [•], 2017 among BROOKFIELD ASSET MANAGEMENT INC., a corporation existing under the laws of the Province of Ontario (“Brookfield”), BRP ENERGY GROUP L.P., a limited partnership existing under the laws of the Province of Manitoba (“Canadian Service Provider”), BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER (CANADA), L.P., a limited partnership existing under the laws of the Province of Manitoba (“Canadian Service Provider II”), BROOKFIELD GLOBAL RENEWABLE ENERGY ADVISOR LIMITED, a company existing under the laws of England (“UK Service Provider”), TERRAFORM POWER, INC., a Delaware corporation (“TERP”), TERRAFORM POWER, LLC, a Delaware limited liability company (“TERP LLC”), and TERRAFORM POWER OPERATING, LLC, a Delaware limited liability company (“TERP Operating”).

RECITALS:

A. The Service Recipients directly or indirectly hold interests in the Operating Renewable Assets.

B. TERP, TERP LLC and TERP Operating wish to engage the Service Providers to provide the services set forth in this Agreement to the Service Recipients, subject to the terms and conditions of this Agreement, and the Service Providers wish to accept such engagement.

C. From time to time, members of the TERP Group may engage the Service Providers or Affiliates thereof to provide the Services hereunder directly to an entity within the TERP Group under Entity-Level Service Agreements.

D. TERP, TERP LLC and TERP Operating and certain of their Subsidiaries, and Brookfield and certain Affiliates thereof, concurrently with entry into this Agreement, have entered into Other Sponsorship Agreements pursuant to which various entities in the Brookfield Group agree to provide certain services, a credit line and other support specified therein to the TERP Group, which are related to the purposes of this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and the Other Sponsorship Agreements and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1   Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1“AAA” has the meaning assigned thereto in Section 12.2.1;

1.1.2 “AAA National Roster” means the roster of arbitration professionals maintained by the AAA;

1.1.3 “Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended;

1.1.4 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person (provided that the members of the TERP Group shall not be Affiliates of the Brookfield Group (or vice versa) for purposes of this Agreement);

1.1.5 “Agreement” means this Master Services Agreement, and “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Agreement and include every instrument supplemental or ancillary to this Agreement and, except where the context otherwise requires, not to any particular article or section thereof;

1.1.6 “Arbitration” has the meaning assigned thereto in Section 12.2.1;

1.1.7 “Arbitrator” has the meaning assigned thereto in Section 12.2.3;

1.1.8 “Base Management Fee” means the base management fee, calculated Quarterly in arrears, in an aggregate amount equal to the sum of (i) 25% of the Fee Amount, plus (ii) 0.3125% of the Market Capitalization Value Increase for the preceding Quarter;

C-1-1

1.1.9 “Base Management Fee Adjustment” has the meaning assigned thereto in Section 7.1.2;

1.1.10 “Brookfield” has the meaning assigned thereto in the preamble;

1.1.11 “Brookfield Change of Control” means the consummation of any transaction including, any merger, amalgamation, arrangement or consolidation the result of which is that any person or group of related persons, other than Brookfield, its Subsidiaries, its or such Subsidiaries’ employee benefit plans, or its directors, officers or employees and/or any entity or group of entities controlled by such directors, officers or employees (provided that upon the consummation of a transaction by such directors, officers or employees and/or an entity or group of entities controlled by such directors, officers or employees, its Class A limited voting shares or other shares eligible to vote (“Voting Stock”) into which Brookfield’s Class A limited voting shares are reclassified, consolidated, exchanged or changed continue to be listed and posted for trading on a national securities exchange in the United States, Canada or Europe), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of (i) more than 50% of the voting power of each class of the Brookfield’s Voting Stock or other Voting Stock into which Brookfield’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares or (ii) Voting Stock sufficient to enable it to elect a majority of the members of Brookfield’s board of directors. For the purposes of this section, “person” and “group” have the meanings attributed to them in Sections 13(d) and 14(d) of the Exchange Act;

1.1.12 “Brookfield Group” means Brookfield and its Affiliates, other than any member of the TERP Group;

1.1.13 “Business” means the business carried on from time to time by the TERP Group;

1.1.14 “Business Day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in the Province of Ontario or the State of New York;

1.1.15 “Canadian Service Provider” has the meaning assigned thereto in the preamble;

1.1.16 “Canadian Service Provider II” has the meaning assigned thereto in the preamble;

1.1.17 “Capital Commitment” means, with respect to any Operating Entity, at any time, the amount that a Service Recipient has committed at such time to contribute (either as debt or equity) to such Operating Entity as set forth in the terms of the subscription agreement or other underlying documentation with respect to such Operating Entity at or prior to such time;

1.1.18 “Capital Contribution” means, with respect to any Operating Entity, at any time, the amount of capital that a Service Recipient has contributed (either as debt or equity) to such Operating Entity at or prior to such time;

1.1.19 “Capital Expenditure Plan” means a plan setting out the plan, schedule and budget for Capital Maintenance and Improvements for the Operating Renewable Assets;

1.1.20 “Capital Maintenance and Improvement” means any material change, enhancement, addition or modification to the Operating Renewable Assets, which is intended to maintain or improve the performance of the Operating Renewable Assets, including to increase the production of energy, capacity or ancillary services from the Operating Renewable Assets;

1.1.21 “Claims” has the meaning assigned thereto in Section 10.1.1;

1.1.22 “Confidential Information” has the meaning assigned thereto in Section 6.5;

1.1.23 “Conflicts Committee” means the committee of the board of directors of TERP Inc. designated as the “Conflicts Committee”;

1.1.24 “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of or control over a majority of the voting interests in B; and, for certainty and without limitation, if A owns or has control over shares or other securities to which are

C-1-2

attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose, and the term “Controlled” has the corresponding meaning;

1.1.25 “Creditable Operating Entity Payment” means the proportion of each cash payment made by an Operating Entity to any member of the Brookfield Group, including any payment made in the form of a dividend, distribution or other profit entitlement, which the is comparable to the Base Management Fee that is attributable to the Equity Capital invested in or committed to that Operating Entity, as applicable; provided that the aggregate amount of any Creditable Operating Entity Payments made by such Operating Entity in any Quarter shall not exceed an amount equal to 0.3125% of the amount of Equity Capital invested in such Operating Entity;

1.1.26 “Dispute” has the meaning assigned thereto in Section 12.1;

1.1.27 “Entity-Level Service Agreement” means any agreement or arrangement entered into pursuant to Section 2.4 between any Service Recipient and any member of the Service Provider Group pursuant to which Services are provided;

1.1.28 “Entity-Level Service Agreement Fee” means any cash payment, including any such payment made in the form of a dividend, distribution or other profit entitlement, which is comparable to the Base Management Fee and which is payable by a Service Recipient to a member of the Brookfield Group;

1.1.29 “Equity Capital” means any Capital Commitment and/or (as the context requires) any Capital Contribution;

1.1.30 “Exchange Act” means the U.S. Securities Exchange Act of 1934;

1.1.31 “Expenses” has the meaning assigned thereto in Section 7.4.2;

1.1.32 “Fee Amount” means an amount equal to (i) $10 million for the first four Quarters after the date of this Agreement (with the amount for the Quarter that includes the date of this Agreement to be adjusted by multiplying such amount by a fraction, the numerator of which shall be the days in such Quarter after the date of this Agreement and the denominator which is the total number of day in such Quarter), (ii) $12 million for the four Quarters subsequent thereto and (iii) thereafter, $15 million; provided that each of these amounts shall be adjusted for inflation annually at the Inflation Factor;

1.1.33 “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director;

1.1.34 “Governing Instruments” means (i) the certificate of incorporation, amalgamation or continuance, as applicable, and bylaws in the case of a corporation, (ii) the memorandum and articles of association in the case of a limited company, (iii) the partnership agreement in the case of a partnership, (iv) the articles of formation and operating agreement in the case of a limited liability company, (v) the trust instrument in the case of a trust and (vi) any other similar governing document under which an entity was organized, formed or created and/or operates, including any conflict guidelines or protocols in place from time to time;

1.1.35 “Governmental Authority” means any (i) international, national, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality,

C-1-3

domestic or foreign, including ISO/RTOs, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

1.1.36 “Governmental Charges” has the meaning assigned thereto in Section 7.5;

1.1.37 “IDR Terms” means non-voting membership interest conferring the right to Brookfield to receive certain incentive distribution payments pursuant to the terms set out in the Second Amended and Restated Limited Liability Company Agreement of TERP LLC dated as of the date of this Agreement;

1.1.38 “Incentive Distribution” means any distribution pursuant to the incentive distribution rights held in TERP LLC by Brookfield pursuant to the IDR Terms, for greater certainty, does not include Entity-Level Service Agreement Fees or Creditable Operating Entity Payments;

1.1.39 “Indemnified Party” means a Person making a claim for indemnification pursuant to Article 10;

1.1.40 “Indemnifying Party” means a Person against whom a claim for indemnification is asserted pursuant to Article 10;

1.1.41 “Inflation Factor” means, at any time, the fraction obtained where the numerator is the Consumer Price Index for the United States of America (all items) for the then current year and the denominator is the Consumer Price Index for the United States of America (all items) for the year immediately preceding the then current year, with appropriate mathematical adjustment made to ensure that both the numerator and the denominator have been prepared on the same basis;

1.1.42 “Interest Rate” means, for any day, the rate of interest equal to the overnight U.S. dollar interbank offered rate on such day;

1.1.43 “Investment Advisory Services” means any recommendation to buy, sell, vote or take any similar action with respect to a “Security” (as defined in the Advisers Act);

1.1.44 “ISO/RTO” means an independent electricity system operator, a regional transmission organization, national system operator or any other similar organization overseeing the transmission of electricity in any jurisdiction in which the TERP Group owns assets or operates;

1.1.45 “Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force or law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

1.1.46 “Liabilities” has the meaning assigned thereto in Section 10.1.1;

1.1.47 “Market Capitalization Value Increase” means, for any Quarter, an amount equal to the number of TERP Shares issued and outstanding on the last trading day of the Quarter multiplied by the difference between (i) the Trading Price of a TERP Share for such Quarter and (ii) the Opening TERP Share Price; provided, however, that if the difference between (i) and (ii) in any Quarter is a negative number, the Market Capitalization Value Increase in such Quarter shall be deemed to be nil;

1.1.48 “Marketing Plan” means a generation and marketing plan and related budget for the Operating Renewable Assets;

C-1-4

1.1.49 “Net Base Management Fee” means the Base Management Fee, as adjusted pursuant to Section 7.1.2;

1.1.50 “Opening TERP Share Price” means $9.52;

1.1.51 “Operating Entities” means (i) any Subsidiary of TERP Operating, and (ii) any Person that holds Operating Renewable Assets, directly or indirectly, in which part but not all of the interests are not held by the Service Recipients, including any joint ventures, partnerships and consortium arrangements;

1.1.52 “Operating Plan” means a plan setting out the operating costs and budget for the Operating Renewable Assets and shall include incorporation of the Marketing Plan and scheduled maintenance outages;

1.1.53 “Operating Renewable Assets” means operating solar and/or wind assets;

1.1.54 “Operational and Other Services” means any services (other than the Services) that are provided by any member of the Brookfield Group to the Operating Entities under the terms of an agreement entered into with an Operating Entity, including operations and maintenance, energy marketing, agency, development, operating management and other services;

1.1.55 “Other Sponsorship Agreements” means (a) the Relationship Agreement, (b) the Sponsor Line Agreement and (c) the IDR Terms;

1.1.56 “Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Authority;

1.1.57 “Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or Governmental Authority, authority or entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.58 “Quarter” means a calendar quarter ending on the last day of March, June, September or December;

1.1.59 “Relationship Agreement” means the agreement entered into among Brookfield and TERP, TERP LLC and TERP Operating, dated as of the date of this Agreement;

1.1.60 “Rules” has the meaning assigned thereto in Section 12.2.1;

1.1.61 “SEC” means the U.S. Securities and Exchange Commission;

1.1.62 “Service Provider Group” means the Service Providers and any member of the Brookfield Group that any Service Provider has arranged to provide the Services to any Service Recipient;

1.1.63 “Service Provider Indemnified Party” has the meaning assigned thereto in Section 10.1.1;

1.1.64 “Service Providers” means the Canadian Service Provider, the Canadian Service Provider II and the UK Service Provider;

1.1.65 “Service Recipient” means TERP, TERP LLC, TERP Operating and the Subsidiaries listed on Schedule A hereto, as well as any other direct and indirect Subsidiary of TERP, TERP LLC or TERP Operating, as applicable, acquired or formed after the date hereof;

1.1.66 “Services” has the meaning assigned thereto in Section 3.1;

1.1.67 “Senior TERP Officers” means the chief executive officer, chief financial officer and general counsel of TERP;

1.1.68 “Sponsor Line Agreement” means the Sponsor Line Agreement, dated as of the date of this Agreement between an Affiliate of Brookfield and TERP;

1.1.69 “Sponsorship Agreements” means this Agreement and the Other Sponsorship Agreements;

C-1-5

1.1.70 “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;

1.1.71 “TERP” has the meaning assigned thereto in the preamble;

1.1.72 “TERP Group” means TERP and any direct or indirect Subsidiary of TERP, TERP LLC and TERP Operating;

1.1.73 “TERP Indemnified Party” has the meaning assigned thereto in Section 10.1.2;

1.1.74 “TERP LLC” has the meaning assigned thereto in the preamble;

1.1.75 “TERP Operating” has the meaning assigned thereto in the preamble;

1.1.76 “TERP Share” means each share of the Class A common stock, par value $0.01 per share, of TERP;

1.1.77 “Third Party” means any Person other than a party or an Affiliate of a party (provided that the TERP Group and the Brookfield Group shall be considered Third Parties with respect to each other for purposes of this Agreement);

1.1.78 “Third Party Claim” has the meaning assigned thereto in Section 10.1.3;

1.1.79 “Trading Price” means, in any Quarter, the volume-weighted average trading price of a TERP Share for the trading days in such Quarter on a stock exchange or public quotation system;

1.1.80 “Transaction Fees” means fees paid or payable by the Service Recipients, which are on market terms, with respect to financial advisory services provided by Third Party investment advisors in respect of transactions on which such Third Party investment advisor is mandated by a member of the TERP Group; and

1.1.81 “UK Service Provider” has the meaning assigned thereto in the preamble.

1.2   Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3   Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1 words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2 the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3 references to any Person include such Person’s successors and permitted assigns;

1.3.4 any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5 any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

C-1-6

1.3.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7 except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

1.4   Actions by the Service Providers or the Service Recipients

Unless the context requires otherwise, where the consent of or a determination is required by any Service Provider or Service Recipient hereunder, the parties shall be entitled to conclusively rely upon it having been given or taken, as applicable, if, such Service Provider or Service Recipient, as applicable, has communicated the same in writing.

1.5   Generally Accepted Accounting Principles

In this Agreement, references to “generally accepted accounting principles” mean the generally accepted accounting principles used by TERP in preparing its financial statements from time to time.

1.6   Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.7   Entire Agreement

The Sponsorship Agreements constitute the entire agreement between the parties pertaining to the subject matter therein. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement or the Other Sponsorship Agreements. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement by any party to this Agreement or its respective directors, officers, employees or agents, to any other party to this Agreement or its respective directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of the Sponsorship Agreements, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.8   Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

1.9   Mutual Waiver of Jury Trial

AS A SPECIFICALLY BARGAINED-FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

C-1-7

1.10   Consent to Jurisdiction and Service of Process

EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR ARISING (A) IN CONNECTION WITH INTERPRETATION OR ENFORCEMENT OF THE ARBITRATION PROVISION IN ARTICLE 12 HERETO, (B) ENFORCEMENT, MODIFICATION, CORRECTION, INTERPRETATION OR VACATION OF ANY ARBITRATION DECISION MADE PURSUANT TO ARTICLE 12 HEREOF OR (C) FOR THE PURPOSE OF OBTAINING PRELIMINARY INJUNCTIVE RELIEF IN RELATION TO ANY MATTER UNDER THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THE MATTERS SET FORTH ABOVE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY OR THEREBY FURTHER EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

1.11   Governing Law

This Agreement, including rules of interpretation and defined terms incorporated herein by reference, and all claims, disputes, proceedings or similar matters arising out of this Agreement (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

1.12   Conflicts Committee

The Conflicts Committee, in accordance with the terms of its charter, has a role in certain matters that relate to the relationship between members of the Brookfield Group and members of the TERP Group. The parties to this Agreement acknowledge that actions taken under this Agreement that require the approval of the Conflicts Committee will only be taken after such approval has been provided.

ARTICLE 2
APPOINTMENT OF THE SERVICE PROVIDERS

2.1   Appointment and Acceptance

2.1.1 Subject to and in accordance with the terms, conditions and limitations in this Agreement, the Service Recipients party hereto hereby appoint the Service Providers to provide or arrange for other members of the Service Provider Group to provide the Services (including personnel and support staff, as required by the Service Provider Group to provide the Services) to all of the Service Recipients. This appointment will be subject to each Service Recipient’s Governing Body’s supervision of the Service Providers and obligation of such Governing Body to manage and control the affairs of such Service Recipient.

2.1.2 The Service Providers hereby accept the appointment provided for in Section 2.1.1 and agree to act in such capacity and to provide or arrange for other members of the Service Provider Group to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

C-1-8

2.1.3 Notwithstanding any provision herein to the contrary, all services that constitute investment advice with respect to “securities” (as that term is defined in the Advisers Act) shall be provided by Canadian Service Provider II.

2.2   Other Service Recipients

The parties acknowledge that any Subsidiary of the Service Recipients formed or acquired in the future that is not a Service Recipient on the date hereof will become a Service Recipient under this Agreement. In the event that any such addition results in an amendment of the scope of the Services, such amendment shall be effectuated as provided by Section 1.8 hereof.

2.3   Subcontracting and Other Arrangements

Any Service Provider may subcontract to any other member of the Service Provider Group or any of its other Affiliates, or arrange for the provision of any or all of the Services to be provided by it under this Agreement by any other member of the Service Provider Group or any other of its Affiliates, and the Service Recipients hereby consent to any such subcontracting or arrangement; provided that the Service Providers shall remain responsible to the Service Recipients for any Services provided by such other member of the Service Provider Group or Affiliate. Any such sub-contracting will be subject to the terms of this Agreement and covered by the fees payable under this Agreement.

2.4   Entity-Level Service Agreements

If required from time to time, any Service Provider may provide a Service set forth in Article 3 to any member of the TERP Group under an Entity-Level Service Agreement entered into between the applicable Service Provider and such member of the TERP Group. Any such services will be the subject of the Entity-Level Service Agreement and covered by fees payable under such agreement but such fees will be credited against the fees payable under this Agreement as set forth in Section 7.1.2.

ARTICLE 3
SERVICES AND POWERS OF THE SERVICE PROVIDERS

3.1   Services

The Service Providers will provide or arrange for the provision by other members of the Service Provider Group of, and will have the exclusive power and authority to provide or arrange for the provision by other members of the Service Provider Group of, the following services (the “Services”) to the Service Recipients:

3.1.1 causing or supervising the carrying out of all day to day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

3.1.2 providing overall strategic advice in relation to the Business, including advising with respect to the expansion of the Business;

3.1.3 supervising the establishment and maintenance of books and records;

3.1.4 identifying, evaluating and recommending acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

3.1.5 recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

3.1.6 causing or supervising the preparation and implementation of any Operating Plan and Capital Expenditure Plan;

3.1.7 recommending suitable candidates to serve on the Governing Bodies of the Operating Entities;

3.1.8 making recommendations with respect to the exercise of any voting rights to which applicable members of the TERP Group are entitled in respect of the Operating Entities;

C-1-9

3.1.9 making recommendations with respect to the payment of dividends or any other distributions by the Service Recipients, including distributions by TERP to its stockholders;

3.1.10 monitoring and/or oversight of the applicable Service Recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts and managing litigation in which a Service Recipient is sued or commencing litigation after consulting with, and subject to the approval of, the relevant Governing Body;

3.1.11 attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a Service Recipient, subject to approval by the relevant Governing Body;

3.1.12 supervising the timely calculation and payment of taxes payable, and the filing of all tax returns due, by each Service Recipient;

3.1.13 causing or supervising the preparation of the Service Recipients’ annual consolidated financial statements, quarterly interim financial statements and other public disclosure;

3.1.14 making recommendations in relation to and effecting the entry into insurance of each Service Recipient’s assets, together with other insurances against other risks, including directors and officers insurance, as the relevant member of the Service Provider Group and the relevant Governing Body may from time to time agree;

3.1.15 arranging for individuals to carry out the functions of the Senior TERP Officers, which such senior officers shall be appointed by the Service Providers and shall have as their primary responsibilities the provision of Services to the Service Recipients;

3.1.16 advising the Service Recipients regarding the maintenance of compliance with applicable Laws and other obligations; and

3.1.17 providing all such other services as may from time to time be agreed with the Service Recipients that are reasonably related to the Service Recipient’s day to day operations.

Notwithstanding any provision herein to the contrary, all Investment Advisory Services shall be provided by a Service Provider that is registered with the SEC as an investment adviser (or through such a Service Provider by participating affiliates thereof relying on the SEC’s Uniao de Bancos de Brasileiros S.A. no action letter dated July 28, 1992 and the subsequent letters related thereto).

3.2   Responsibility for Certain Services

Notwithstanding any provision herein to the contrary, the UK Service Provider shall not be responsible for the provision of, nor shall it provide, the Services described in Sections 3.1.1, 3.1.3, 3.1.5, 3.1.9-3.1.13 and 3.1.17.

3.3   Supervision of Service Providers’ Activities

The Service Providers shall, at all times, be subject to the supervision of the relevant Service Recipient’s Governing Body and the relevant Governing Body shall remain responsible for all investment and divestment decisions made by the Service Recipient.

3.4   Restrictions on the Service Providers

3.4.1 The Service Providers shall, and shall cause any other member of the Service Provider Group to, refrain from taking any action that is not in compliance with or would violate any Laws or that otherwise would not be permitted by the Governing Instruments of the Service Recipients. If any Service Provider or any member of the Service Provider Group is instructed to take any action that is not in such compliance by a Service Recipient’s Governing Body, such person will promptly notify such Governing Body of its judgment that such action would not comply with or violate any such Laws or otherwise would not be permitted by such Governing Instrument.

3.4.2 In performing its duties under this Agreement, each member of the Service Provider Group shall be entitled to rely in good faith on qualified experts, professionals and other agents (including on accountants, appraisers, consultants, legal counsel and other, professional advisors) and shall be

C-1-10

permitted to rely in good faith upon the direction of a Service Recipient’s Governing Body to evidence any approvals or authorizations that are required under this Agreement. All references in this Agreement to the Service Recipients or Governing Body for the purposes of instructions, approvals and requests to the Service Providers will refer to the Governing Body.

3.5   Errors and Omissions Insurance

Each of the Service Providers shall, and shall cause any other member of the Service Provider Group to, at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by Persons performing functions that are similar to those performed by the members of the Service Provider Group under this Agreement with reputable insurance companies and in an amount which is comparable to that which is customarily maintained by such other Persons. In each case, the relevant Service Recipients shall be included as additional insured or loss payees under the relevant policies.

ARTICLE 4
RELATIONSHIP BETWEEN THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS

4.1   Other Activities

Subject to the terms of the Relationship Agreement, no member of the Service Provider Group (and no Affiliate, director, officer, member, partner, shareholder or employee of any member of the Service Provider Group) shall be prohibited from engaging in other business activities or sponsoring, or providing services to, Third Parties that compete directly or indirectly with the Service Recipients.

4.2   Exclusivity

Except as expressly provided for herein, the Service Recipients party hereto shall not, and shall cause all of the Service Recipients not to, during the term of this Agreement, engage any other Person to provide any services comparable to the Services without the prior written consent of the Service Providers.

4.3   Independent Contractor, No Partnership or Joint Venture

The parties acknowledge that the Service Providers are providing or arranging for the provision of the Services hereunder as independent contractors and that the Service Recipients and the Service Providers are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided however that nothing herein will be construed so as to prohibit the Service Recipients and the Service Providers from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever.

ARTICLE 5
MANAGEMENT AND EMPLOYEES

5.1   Management and Employees

5.1.1 The Service Providers shall arrange, or shall arrange for another member of the Service Provider Group to arrange, for such qualified personnel and support staff to be available to carry out the Services. Such personnel and support staff shall devote such of their time to the provision of the Services to the Service Recipients as the relevant member of the Service Provider Group, after considering reasonable personnel and staffing requests (if any) made by the Service Recipients, reasonably deems necessary and appropriate in order to fulfill its obligations hereunder. The Senior TERP Officers will be dedicated on a full time basis to the TERP Group and have as their primary responsibility the provision of Services to the TERP Group. Other Service Provider personnel and support staff need not have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services to the Service Recipients.

5.1.2 Each of the Service Recipients shall do all things reasonably necessary on its part as requested by any member of the Service Provider Group consistent with the terms of this Agreement to enable the

C-1-11

members of the Service Provider Group to fulfill their obligations, covenants and responsibilities and to exercise their rights pursuant to this Agreement, including making available to the Service Provider Group, and granting the Service Provider Group access to, the employees and contractors of the Service Recipients as any member of the Service Provider Group may from time to time request.

5.1.3 The Service Providers party hereto covenant and agree to exercise, and to cause any member of the Service Provider Group that provides Services to the Service Recipient to covenant and agree to exercise, the power and discharge the duties conferred under this Agreement honestly and in good faith, and shall, and shall cause any member of the Service Provider Group that provides Services to the Service Recipient, exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, subject to, and after taking into account, the terms of and conditions of the Relationship Agreement.

ARTICLE 6
INFORMATION AND RECORDS

6.1   Books and Records

6.1.1 The Service Providers shall, or shall cause any other member of the Service Provider Group to, as applicable, supervise the establishment and maintenance by the Service Recipients of proper books, records and documents in which complete, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of applicable Laws, will be made.

6.1.2 The Service Recipients shall maintain proper books, records and documents in which complete, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of applicable Laws, will be made.

6.2   Examination of Records by the Service Recipients

6.2.1 The Service Providers party hereto shall and shall cause any member of the Service Provider Group to:

6.2.1.1 upon reasonable prior notice by the Service Recipients to the relevant member of the Service Provider Group, the relevant member of the Service Provider Group will make available to the Service Recipients and their authorized representatives, for examination during normal business hours on any Business Day, any books, records and documents maintained by the Service Provider Group in connection with the books, records and documents required to be maintained by the Service Recipients under Section 6.1.2;

6.2.1.2 make available to the Service Recipients or their authorized representatives such financial and operating data in respect of the performance of the Services under this Agreement as may be in existence and as the Service Recipients or their authorized representatives, will from time to time reasonably request, including for the purposes of conducting any audit in respect of expenses of the Service Recipients or other matters necessary or advisable to be audited in order to conduct an audit of the financial affairs of the Service Recipients; provided that any examination of records will be conducted in a manner which will not unduly interfere with the conduct of the Service Recipients’ activities or of the Service Provider Group’s business in the ordinary course;

6.2.1.3 provide, or cause to be provided, all available documentation and information as may be reasonably requested by the Senior TERP Officers or Conflicts Committee; and

6.2.1.4 promptly notify the Service Recipients of any material facts or information of which the Service Provider is aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any Service Provider before any Governmental Authority, that may affect the performance of the obligations, covenants or responsibilities of the Service Provider Group pursuant to this Agreement, including maintenance of proper financial records by the Service Recipient.

C-1-12

6.3   Access to Information by Service Provider Group

6.3.1 The Service Recipients party hereto shall and shall cause all Service Recipients to:

6.3.1.1 grant, or cause to be granted, to the Service Provider Group full access to all documentation and information, including all of the books, records, and documents required to be maintained under Section 6.1.2, necessary in order for the Service Provider Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof and to enable the Service Provider Group to provide the Services; and

6.3.1.2 provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Service Provider Group, and promptly notify the appropriate member of the Service Provider Group of any material facts or information of which the Service Recipients is aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the TERP Group before any Governmental Authority, that may affect the performance of the obligations, covenants or responsibilities of the Service Provider Group pursuant to this Agreement, including maintenance of proper financial records.

6.4   Additional Information

The parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any member of the Service Provider Group or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the members of the Service Provider Group or any of their respective Affiliates will be liable to account to the Service Recipients with respect to such activities or results; provided, however, that the relevant member of the Service Provider Group will not (and will cause its Affiliates not to), in making any use of such additional information, do so in any manner that the relevant member of the Service Provider Group or its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is (or may become) a party or is (or may become) bound.

6.5   Confidential Information

The confidentiality provisions in Section 7.2 of the Relationship Agreement apply to this Agreement mutatis mutandis as though incorporated herein.

ARTICLE 7
FEES AND EXPENSES

7.1   Net Base Management Fee and Base Management Fee Adjustment

7.1.1 TERP hereby agrees to pay as provided by this Article 7, during the term of this Agreement, the Net Base Management Fee, quarterly in arrears.

7.1.2 The amount of the Net Base Management Fee payable hereunder for any Quarter will be equal to the amount of the Base Management Fee reduced (the “Base Management Fee Adjustment”) by the following amounts, to the extent that such amounts have not previously reduced the amount of the Base Management Fee as a result of the application of the Base Management Fee Adjustment in a previous Quarter:

7.1.2.1 any Entity-Level Service Agreement Fees paid in or payable for that Quarter; and

7.1.2.2 any Creditable Operating Entity Payments paid in or payable for that Quarter.

7.1.3 For greater certainty, the Base Management Fee will not be reduced by operation of this Agreement by the amount of any (a) Incentive Distribution; (ii) fees for Operational and Other Services that are paid or payable by any Operating Entity to any member of the Brookfield Group; or (iii) Transaction Fees.

C-1-13

7.2   Maximum Fees Payable by Service Recipients

In no event shall TERP, or any of the Service Recipients, be obligated under this Agreement and the Entity-Level Service Agreements to pay, in the aggregate in respect of any Quarter, any amount exceeding the Base Management Fee payable for that Quarter, after giving effect to any reductions for Creditable Operating Entity Payments contemplated by Section 7.1.2.

7.3   Computation and Payment of Net Base Management Fee

7.3.1 The Service Providers or another member of the Service Provider Group will compute each installment of the Net Base Management Fee (including computation of the Base Management Fee Adjustment) as soon as practicable following the end of the Quarter with respect to which such installment is payable, but in any event no later than five Business Days following the end of such Quarter. An invoice setting out such fee payable and a copy of the computations and allocations made (such computations and allocations for informational purposes only) will thereafter promptly be delivered to each Service Recipient by the relevant member of the Service Provider Group upon request. Payment of the Net Base Management Fee for any Quarter (whether in cash, TERP Shares or a combination of cash and TERP Shares) shall be due and payable promptly after the 45th day following the date of such invoice by the relevant Service Recipient. For greater certainty, any Dispute relating to the computation of the Net Base Management Fee or any invoicing thereof shall be resolved in accordance with Article 12.

7.3.2 For any Quarter in which the Governing Body of TERP determines, based on applicable law, that the TERP Group has insufficient cash available to pay the Net Base Management Fee as well as the regular distribution on TERP Shares for such period and based on such conditions as are required under applicable law, TERP may elect to pay all or a portion of the Net Base Management Fee payable in such Quarter in TERP Shares, provided that (i) any such election shall be made within 45 days following the end of the applicable Quarter and (ii) no such payment shall be made in TERP Shares without the written consent of Brookfield. If TERP elects to pay all or a portion of the Net Base Management Fee in TERP Shares, TERP shall issue, and the applicable Service Provider nominated by Brookfield hereby agrees to acquire, TERP Shares equal to the portion of the Net Base Management Fee elected to be paid in TERP Shares divided by the volume weighted average trading price of a TERP Share for the 90 trading days ending on the date TERP makes such election, provided that no fractional TERP Shares shall be issued, and such number shall be rounded down to the nearest whole number with the remainder payable to the Service Providers in cash. In such case, TERP is directed to apply such payment against the subscription price for such TERP Shares.

7.3.3 If TERP elects to pay all or any portion of the Net Base Management Fee for any Quarter in TERP Shares, the Service Recipients shall take or cause to be taken all appropriate action to issue such TERP Shares, including any action required to ensure that such TERP Shares are issued in accordance with applicable Laws and listed on any applicable stock exchanges and public quotation systems.

7.4   Expenses

7.4.1 The Service Providers acknowledge and agree that the Service Recipients will not be required to reimburse any member of the Service Provider Group for the salaries and other remuneration of the management, personnel or support staff who provide the Services to such Service Recipients or overhead for such persons.

7.4.2 Each of the Service Recipients shall reimburse the relevant member of the Service Provider Group for all documented out-of-pocket fees, costs and expenses, including those of any Third Party (other than those contemplated by Section 7.4.1) (“Expenses”), incurred by the relevant member of the Service Provider Group in connection with the provision of the Services. Such Expenses are expected to include, among other things:

7.4.2.1 fees, costs and expenses relating to any debt or equity financing of any member of the TERP Group;

7.4.2.2 fees, costs and expenses incurred in connection with the general administration of any Service Recipient;

C-1-14

7.4.2.3 taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of Services;

7.4.2.4 amounts paid by the relevant member of the Service Provider Group under indemnification, contribution or similar arrangements;

7.4.2.5 fees, costs and expenses relating to financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other Persons who provide Services to a Service Recipient;

7.4.2.6 any other fees, costs and expenses incurred by the relevant member of the Service Provider Group that are reasonably necessary for the performance by the relevant member of the Service Provider Group of its duties and functions under this Agreement or any Entity-Level Service Agreement; and

7.4.2.7 fees, expenses and costs incurred in connection with the investigation, acquisition, holding or disposal of any asset or business that is made or that is proposed to be made.

7.5   Governmental Charges

Without limiting Section 7.4, TERP, on behalf of the Service Recipients, shall pay or reimburse the relevant member of the Service Provider Group for all sales taxes, use taxes, value added taxes, goods and services taxes, harmonized sales taxes, withholding taxes or other similar taxes, customs duties or other governmental charges (“Governmental Charges”) that are levied or imposed by any Governmental Authority by reason of this Agreement, any Entity-Level Service Agreement or any other agreement contemplated by this Agreement, or the fees or other amounts payable hereunder or thereunder, except for any income taxes, corporation taxes, capital taxes or other similar taxes payable by any member of the Service Provider Group which are personal to such member of the Service Provider Group. Any failure by the Service Provider Group to collect monies on account of these Governmental Charges shall not constitute a waiver of the right to do so.

7.6   Computation and Payment of Expenses and Governmental Charges

From time to time the Service Providers shall, or shall cause the other members of the Service Provider Group to, prepare statements (each an “Expense Statement”) documenting the Expenses and Governmental Charges to be reimbursed pursuant to this Article 7 and shall deliver such statements to the relevant Service Recipient. All Expenses and Governmental Charges reimbursable pursuant to this Article 7 shall be reimbursed by the relevant Service Recipient no later than the date which is 30 days after receipt of an Expense Statement. The provisions of this Section 7.6 shall survive the termination of this Agreement.

ARTICLE 8
BROOKFIELD’S OBLIGATION

Brookfield’s obligations pursuant to this Agreement shall be to cause the members of the Service Provider Group to provide Services to the Service Recipients in accordance with the terms of this Agreement and to perform each such Service Provider’s obligations hereunder. Brookfield will also be obligated directly pursuant to Sections 1.9, 1.10, 1.11, 1.12 and 5.1 and Articles 12 and 13.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES
OF THE SERVICE PROVIDERS AND THE SERVICE RECIPIENTS

9.1   Representations and Warranties of the Service Providers

Each of the Service Providers hereby represents and warrants to the Service Recipients that:

9.1.1 it is validly organized and existing under the Laws governing its formation and existence;

9.1.2 it, or another member of the Service Provider Group, holds such Permits necessary to perform its obligations hereunder and is not aware of any reason why such Permits might be cancelled;

9.1.3 it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

C-1-15

9.1.4 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

9.1.5 the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not (a) contravene, breach or result in any default under its Governing Instruments, or (b) contravene, breach or result in any default under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound, except, in the case of clause (b), where such contravention, breach or default would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on any Service Provider or the provision of the Services;

9.1.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

9.1.7 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

9.2   Representations and Warranties of the Service Recipients

TERP, TERP LLC and TERP Operating each hereby represents and warrants, on its behalf and on behalf of each of the other Service Recipients, to the Service Providers that:

9.2.1 it (and, if applicable, its managing member) is validly organized and existing under the Laws governing its formation and existence;

9.2.2 it, or the relevant Service Recipient, holds such Permits necessary to own and operate the Operating Renewable Assets that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might be cancelled;

9.2.3 it (or, as applicable, its managing member on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

9.2.4 it (or, as applicable, its managing member) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

9.2.5 the execution and delivery of this Agreement by it (or, as applicable, its managing member on its behalf) and the performance by it of its obligations hereunder do not and will not (a) contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its managing member), or (b) contravene, breach or result in any default under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound, except, in the case of clause (b), where such contravention, breach or default would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on any Service Recipient;

9.2.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its managing member on its behalf) of this Agreement; and

9.2.7 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (b) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

C-1-16

ARTICLE 10
LIABILITY AND INDEMNIFICATION

10.1   Indemnity

10.1.1 The Service Recipients party hereto hereby jointly and severally agree, and agree to cause any other Service Recipients, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless each member of the Service Provider Group, any of its Affiliates (other than any member of the TERP Group) and any directors, officers, agents, subcontractors, delegatees, members, partners, shareholders, employees and other representatives of each of the foregoing (each, a “Service Provider Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a Governmental Authority, in each case, to the extent in connection with the business, investments and activities of the Service Recipients in respect of or arising from this Agreement or the Services provided hereunder (“Claims”), including any Claims arising on account of the Governmental Charges contemplated by Section 7.5; provided that no Service Provider Indemnified Party shall be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Service Provider Indemnified Party, to have resulted from such Service Provider Indemnified Party’s bad faith, fraud, wilful misconduct, gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

10.1.2 The Service Providers hereby jointly and severally agree, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless each of the Service Recipients, any of its Affiliates (other than any member of the Service Provider Group), and any directors, officers, agents, delegatees, members, partners, shareholders, employees and other representatives of each of the foregoing (each, a “TERP Indemnified Party”) from and against any Liabilities incurred by them or threatened in connection with any Claims resulting from any member of the Service Provider Group’s bad faith, fraud, wilful misconduct, gross negligence and, in the case of a criminal matter, conduct undertaken with the knowledge that the conduct was unlawful.

10.1.3 If any action, suit, investigation, proceeding or claim is made or brought by any Third Party with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith will be paid by the Indemnifying Party in such case, as incurred but subject to recoupment by the Indemnifying Party if ultimately it is not liable to pay indemnification hereunder.

10.1.4 The Indemnified Party and the Indemnifying Party agree that, promptly after the receipt of notice of the commencement of any Third Party Claim, the Indemnified Party in such case will notify the Indemnifying Party in writing of the commencement of such Third Party Claim (provided that any accidental failure to provide any such notice will not prejudice the right of any such Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such Indemnified Party will use its best efforts to provide copies of all relevant documentation to such Indemnifying Party and will keep the Indemnifying Party apprised of the progress thereof and will discuss with the Indemnifying Party all significant actions proposed.

10.1.5 The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 10.1 shall be in addition to and not in derogation of any other liability which the Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Indemnified Party may have by statute or otherwise at law.

10.1.6 The indemnity provided in this Section 10.1 shall survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

C-1-17

10.2   Limitation of Liability

10.2.1 The Service Providers assume no responsibility under this Agreement other than to render the Services pursuant to this Agreement in good faith and will not be responsible for any action of a Service Recipient’s Governing Body in following or declining to follow any advice or recommendations of the relevant member of the Service Provider Group, including as set forth in Section 3.3 hereof.

10.2.2 The Service Recipients hereby agree that no Service Provider Indemnified Party will be liable to a Service Recipient, a Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient for any Liabilities that may occur as a result of any acts or omissions by the Service Provider Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the Service Provider Indemnified Party’s bad faith, fraud, wilful misconduct, gross negligence, or in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

10.2.3 The maximum amount of the aggregate liability of the Service Provider Indemnified Parties pursuant to this Agreement will be equal to the aggregate of all amounts paid to any Service Provider in respect of Services pursuant to this Agreement or any agreement or arrangement contemplated by this Agreement in the two most recent calendar years by the Service Recipients pursuant to Article 7.

10.2.4 For the avoidance of doubt, the provisions of this Section 10.2 shall survive the completion of the Services rendered under, or any termination or purported termination of, this Agreement.

10.3   Benefit to all Indemnified Parties

10.3.1 TERP, TERP LLC and TERP Operating on behalf of themselves and the other Service Recipients hereby constitute the Service Providers as trustees for each of the Service Provider Indemnified Parties of the covenants of the Service Recipients under this Article 10 with respect to such Service Provider Indemnified Parties and the Service Providers hereby accept such trust and agree to hold and enforce such covenants on behalf of the Indemnified Parties.

10.3.2 The Service Providers hereby constitute the Service Recipients as trustees for each of the TERP Indemnified Parties of the covenants of the Service Providers under this Article 10 with respect to such TERP Indemnified Parties and the Service Recipients hereby accept such trust and agree to hold and enforce such covenants on behalf of the TERP Indemnified Parties.

10.4   No Waiver

U.S. federal and state securities laws impose liabilities under certain circumstances on Persons who act in good faith; nothing herein shall constitute a waiver or limitation of any rights which the Service Recipients may have, if any, under any applicable U.S. federal and state securities laws.

ARTICLE 11
TERM AND TERMINATION

11.1   Term

This Agreement shall continue in full force and effect, in perpetuity, until terminated in accordance with Section 11.2 or Section 11.3.

11.2   Termination by the Service Recipients

11.2.1 TERP, on behalf of the Service Recipients may, subject to Section 11.2.2, terminate this Agreement effective upon written notice of termination to the Service Providers without payment of any termination fee:

11.2.1.1 if any of the Service Providers defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm

C-1-18

to the Service Recipients and such default continues for a period of 60 days after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 60-day period and if, within such period, the Service Providers provide reasonable evidence to the Service Recipients that they have commenced, and thereafter proceed with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period shall be extended for a reasonable period satisfactory to the Service Recipients, acting reasonably, for the Service Providers to remedy the same;

11.2.1.2 if any Brookfield Group member defaults in the performance or observance of any material term, condition or agreement contained in the Relationship Agreement to which it is a party in a manner that results in material harm to the TERP Group or any member thereof and such default continues for a period of 60 days after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 60-day period and if, within such period, the Brookfield Group member party to such agreement provides reasonable evidence to the TERP Group member party to such agreement that it has commenced, and thereafter proceeds with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period shall be extended for a reasonable period satisfactory to the TERP Group member party to such agreement, acting reasonably, for the Brookfield Group member party to such agreement to remedy the same;

11.2.1.3 if any of the Service Providers engages in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in harm to the Service Recipients;

11.2.1.4 if there is an event of any gross negligence on the part of any of the Service Providers in the performance of its obligations under this Agreement and such gross negligence results in material harm to the Service Recipients;

11.2.1.5 if any of the Service Providers makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency, and the Brookfield Group fails to offer an alternative Service Provider reasonably satisfactory to TERP within 10 Business Days;

11.2.1.6 upon such date that Brookfield and/or its Controlled Affiliates no longer beneficially own capital stock representing more than 25% of the voting power of all the capital stock issued by TERP outstanding on such date; or

11.2.1.7 upon a Brookfield Change of Control.

11.2.2 Each of TERP, TERP LLC and TERP Operating hereby agrees and confirms that this Agreement may not be terminated due solely to the poor performance or underperformance of any of their Subsidiaries or the Business or any investment made by the TERP Group on the recommendation of any member of the Service Provider Group.

11.3   Termination by the Service Providers

11.3.1 The Service Providers may terminate this Agreement effective upon written notice of termination to the Service Recipients without payment of any termination fee if:

11.3.1.1 any Service Recipient defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Service Providers and such default continues for a period of 60 days after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 60-day period and if, within such period, the Service

C-1-19

Recipients provide reasonable evidence to the Service Providers that they have commenced, and thereafter proceed with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period shall be extended for a reasonable period satisfactory to the Service Providers, acting reasonably, for the Service Recipients to remedy the same; or

11.3.1.2 any Service Recipient makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency;

provided, that no term set out in this Section 11.3 shall function to prevent the termination of any Entity-Level Service Agreement according to the terms set out therein.

11.4   Survival Upon Termination

If this Agreement is terminated pursuant to this Article 11, such termination will be without any further liability or obligation of any party hereto, except as provided in Sections 6.2, 6.5, 7.4, 10.1, 10.2, 11.5, 11.6 and 13.2.

11.5   Action Upon Termination

11.5.1 From and after the effective date of the termination of this Agreement, the Service Providers shall not be entitled to receive the Base Management Fee for further Services under this Agreement, but will be paid all compensation accruing to and including the date of termination (including such day).

11.5.2 Upon any termination of this Agreement, the Service Providers shall forthwith:

11.5.2.1 after deducting any accrued compensation and reimbursements for any Expenses to which it is then entitled, pay over to the Service Recipients all money collected and held for the account of the Service Recipients pursuant to this Agreement;

11.5.2.2 deliver to the Service Recipients’ Governing Bodies a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Governing Bodies with respect to the Service Recipients; and

11.5.2.3 deliver to the Service Recipients’ Governing Bodies all property and documents of the Service Recipients then in the custody of the Service Provider Group.

11.6   Release of Money or other Property Upon Written Request

The Service Providers hereby agree that any money or other property of the Service Recipients or their Subsidiaries held by the Service Provider Group under this Agreement shall be held by the relevant member of the Service Provider Group as custodian for such Person, and the relevant member of the Service Provider Group’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by such Person. Upon the receipt by the relevant member of the Service Provider Group of a written request signed by a duly authorized representative of a Service Recipient requesting the relevant member of the Service Provider Group to release to the Service Recipient any money or other property then held by the relevant member of the Service Provider Group for the account of such Service Recipient under this Agreement, the relevant member of the Service Provider Group shall release such money or other property to the Service Recipient within a reasonable period of time, but in no event later than 60 days following such request. The relevant member of the Service Provider Group shall not be liable to any Service Recipient, a Service Recipient’s Governing Body or any other Person for any acts performed or omissions to act by a Service Recipient in connection with the money or other property released to the Service Recipient in accordance with the second sentence of this Section 11.6. Each Service Recipient shall indemnify and hold harmless the relevant member of the Service Provider Group, any of its Affiliates and any directors, officers, agents, subcontractors, delegatees, members, partners, shareholders and employees and other representatives of each of the foregoing from and

C-1-20

against any and all Liabilities which arise in connection with the relevant member of the Service Provider Group’s release of such money or other property to the Service Recipient in accordance with the terms of this Section 11.6. Indemnification pursuant to this provision shall be in addition to any right of such Persons to indemnification under Section 10.1 hereof. For the avoidance of doubt, the provisions of this Section 11.6 shall survive termination of this Agreement. The Service Recipients hereby constitute the Service Providers as trustees for each Person entitled to indemnification pursuant to this Section 11.6 of the covenants of the Service Recipients under this Section 11.6 with respect to such Persons and the Service Providers hereby accept such trust and agree to hold and enforce such covenants on behalf of such Persons.

ARTICLE 12
ARBITRATION

12.1   Dispute

Any dispute or disagreement of any kind or nature between the parties arising out of this Agreement (a “Dispute”) shall be resolved in accordance with this Article 12, to the extent permitted by applicable Laws.

12.2   Arbitration

12.2.1 Any Dispute shall be submitted to arbitration (the “Arbitration”) by three Arbitrators pursuant to the procedure set forth in this Section 12.2 and pursuant to the then current Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). If the provisions of this Section 12.2 are inconsistent with the provisions of the Rules and to the extent of such inconsistency, the provisions of this Section 12.2 shall prevail in any Arbitration.

12.2.2 Any party may make a demand for Arbitration by sending a notice in writing to any other party, setting forth the nature of the Dispute, the amount involved and the name of one arbitrator appointed by such party. The demand for Arbitration shall be made no later than thirty (30) days after the event giving rise to the Dispute.

12.2.3 Within thirty (30) days after any demand for Arbitration under Section 12.2.2, the other party shall send a responding statement, which shall contain the name of one arbitrator appointed by the responding party.

12.2.4 Within thirty (30) days of the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as the chair of the arbitration panel. The third arbitrator shall be appointed from the AAA National Roster (collectively with the two party-appointed arbitrators, the “Arbitrators”).

12.2.5 In connection with any Arbitration, the Arbitrators shall allow reasonable requests for (i) the production of documents relevant to the dispute and (ii) taking of depositions.

12.2.6 The seat of the arbitration will be New York and the language of the arbitration will be English. The Arbitration hearings shall be held in a location in New York specified in the demand for Arbitration and shall commence no later than thirty (30) days after the determination of the Arbitrator under Section 12.2.4.

12.2.7 Any monetary award may include interest but may not include punitive or exemplary damages.

12.2.8 The decision of the Arbitrators shall be made not later than sixty (60) days after its appointment. The decision of the Arbitrators shall be final without appeal and binding on the parties, and may be enforced in any court of competent jurisdiction.

12.2.9 Each party involved in the Dispute shall bear the costs and expenses of all lawyers, consultants, advisors, witnesses and employees retained by it in any Arbitration. The expenses of the Arbitrators shall be paid equally by the parties unless the Arbitrators otherwise provides in its award.

12.2.10 Notwithstanding any conflicting choice of law provisions in this Agreement or any applicable principles of conflicts of law, the arbitration provisions set forth herein, and any Arbitration conducted hereunder, shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

12.2.11 Judgment on the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof.

C-1-21

12.3   Continued Performance

During the conduct of Dispute resolution procedures pursuant to this Article 12, the parties shall continue to perform their respective obligations under this Agreement and no party shall exercise any other remedies to resolve a Dispute.

12.4   Urgent Relief

Nothing in this Article 12 will prejudice the right of a party to seek urgent injunctive or declaratory relief from a court.

ARTICLE 13
GENERAL PROVISIONS

13.1   Assignment

13.1.1 This Agreement shall not be assigned by the Service Providers without the prior written consent of TERP except (i) pursuant to Section 2.3, or (ii) in the case of assignment by any of the Service Providers to an Affiliate, in which case the Affiliate shall be bound under this Agreement and by the terms of the assignment in the same manner as such Service Provider is bound under this Agreement. In addition, provided that the Service Providers provide prior written notice to the Service Recipients for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other collateral assignment of any of the Service Providers’ rights under this Agreement, including any amounts payable to the Service Providers under this Agreement, to a bona fide lender as security (provided that the provisions set forth in the first sentence hereof shall apply upon any foreclosure of such pledge, hypothecation or other transfer or collateral assignment).

13.1.2 Notwithstanding Section 13.2.1, this Agreement will not be assigned (within the meaning of the Advisers Act) by Canadian Service Provider II without the prior written consent of TERP.

13.1.3 This Agreement shall not be assigned by any of the Service Recipients without the prior written consent of the Service Providers, except in the case of assignment by any such Service Recipient to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such Service Recipient is bound under this Agreement.

13.1.4 Any purported assignment of this Agreement in violation of this Article 13 shall be null and void.

13.2   Failure to Pay When Due

Any amount payable by any Service Recipient to any member of the Service Provider Group hereunder which is not remitted when so due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

13.3   Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.4   Third Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except the Indemnified Parties as provided in Section 10.1 and any Service Recipient not party hereto.

13.5   Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first class mail, by e-mail or other means of electronic communication, provided that the e-mail is promptly confirmed by telephone confirmation thereof, or by hand delivery as hereinafter provided.

C-1-22

Any such notice or other communication, if mailed by prepaid first class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post marked date thereof, or if sent by e-mail or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock out or otherwise, notices or other communications will be delivered by hand or sent by e-mail or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

13.5.1 if to Brookfield:

Brookfield Asset Management Inc.
Suite 300, Brookfield Place
181 Bay Street, Box 762
Toronto, Ontario
M5J 2T3
Canada

Attention: [•]
E-mail: [•]

13.5.2 if to the Canadian Service Provider:

BRP Energy Group L.P.
Suite 300, Brookfield Place
181 Bay Street, Box 762
Toronto, Ontario
M5J 2T3

Attention: [•]
E-mail: [•]

13.5.3 if to the Canadian Service Provider II:

Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P.
Suite 300, Brookfield Place
181 Bay Street, Box 762
Toronto, Ontario
M5J 2T3

Attention: [•]
E-mail: [•]

13.5.4 if to the UK Service Provider:

Brookfield Global Renewable Energy Adviser Limited
23 Hanover Square
London, England
W1S 1JB

Attention: [•]
E-mail: [•]

C-1-23

13.5.5 if to the Service Recipients:

TerraForm Power, Inc.
12500 Baltimore Avenue
Beltsville, MD 20705
United States of America

Attention: General Counsel
E-mail: [•]

or to such other addresses or as a party may from time to time notify the other in accordance with this Section 13.5.

13.6   Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

13.7   Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

[NEXT PAGE IS SIGNATURE PAGE]

C-1-24

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

BROOKFIELD ASSET MANAGEMENT INC.

By
Name:
Title:
BRP ENERGY GROUP L.P.

By
Name:
Title:
BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER (CANADA), L.P.

By
Name:
Title:
BROOKFIELD GLOBAL RENEWABLE ENERGY ADVISOR LIMITED

By
Name:
Title:
TERRAFORM POWER, INC.

By
Name:
Title:
TERRAFORM POWER, LLC

By
Name:
Title:
TERRAFORM POWER OPERATING, LLC

By
Name:
Title:

C-1-25

SCHEDULE A

Service Recipients

•	[To be inserted]

C-1-26

Annex C-2

Relationship Agreement

AGREED FORM

BROOKFIELD ASSET MANAGEMENT INC.

TERRAFORM POWER, INC.

TERRAFORM POWER, LLC

- and -

TERRAFORM POWER OPERATING, LLC

RELATIONSHIP AGREEMENT

[•], 2017

Page
ARTICLE 1 INTERPRETATION		C-2-1
1.1.	Definitions	C-2-1
1.2.	Headings and Table of Contents	C-2-3
1.3.	Interpretation	C-2-3
1.4.	Invalidity of Provisions	C-2-4
1.5.	Entire Agreement	C-2-4
1.6.	Waiver, Amendment	C-2-4
1.7.	Mutual Waiver of Jury Trial	C-2-4
1.8.	Consent to Jurisdiction and Service of Process	C-2-4
1.9.	Governing Law	C-2-5
1.10.	Conflicts Committee	C-2-5

ARTICLE 2 RELATIONSHIP		C-2-5
2.1.	Primary Vehicle	C-2-5
2.2.	No Exclusivity and Limitations on Acquisition Opportunities	C-2-5
2.3.	TERP Acknowledgement	C-2-7
2.4.	Reporting	C-2-7

ARTICLE 3 RIGHT OF FIRST OFFER		C-2-7
3.1.	TERP’s Right of First Offer	C-2-7
3.2.	Notice of Transaction Related to ROFO Assets	C-2-7
3.3.	Negotiations with Third Parties	C-2-7
3.4.	Brookfield Group Approvals	C-2-8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		C-2-8
4.1.	Representations and Warranties of Brookfield	C-2-8
4.2.	Representations and Warranties of TERP, TERP LLC and TERP Operating	C-2-8

ARTICLE 5 TERMINATION		C-2-9
5.1.	Term	C-2-9
5.2.	Termination	C-2-9

ARTICLE 6 RESOLUTION OF DISPUTES AND ARBITRATION		C-2-9
6.1.	Dispute	C-2-9
6.2.	Arbitration	C-2-9
6.3.	Confidentiality	C-2-10
6.4.	Continued Performance	C-2-10
6.5.	Urgent Relief	C-2-10

ARTICLE 7 GENERAL PROVISIONS		C-2-10
7.1.	Assignment	C-2-10
7.2.	Confidentiality	C-2-10
7.3.	Enurement	C-2-11
7.4.	Notices	C-2-11
7.5.	Further Assurances	C-2-11
7.6.	Counterparts	C-2-12

C-2-i

RELATIONSHIP AGREEMENT

THIS RELATIONSHIP AGREEMENT is made as of [•], 2017 among BROOKFIELD ASSET MANAGEMENT INC., a corporation existing under the laws of the Province of Ontario (“Brookfield”), TERRAFORM POWER, INC., a Delaware corporation, (“TERP”), TERRAFORM POWER, LLC, a Delaware limited liability company (“TERP LLC”) and TERRAFORM POWER OPERATING, LLC a Delaware limited liability company (“TERP Operating”).

RECITALS:

WHEREAS, members of the TERP Group directly or indirectly hold interests in renewable power generating operations consisting of operating wind and solar assets, and will acquire, from time to time, additional interests in operating wind and solar renewable power generating operations in specified geographies;

WHEREAS, TERP, TERP LLC and TERP Operating and certain of their Subsidiaries, and Brookfield and certain Affiliates thereof, concurrently with entry into this Agreement, have entered into a Master Services Agreement and certain Other Sponsorship Agreements pursuant to which various entities in the Brookfield Group agree to provide certain services, a credit line and other support specified therein to the TERP Group, certain of which would enable the implementation of the purposes of this Agreement; and

AND WHEREAS TERP, TERP LLC and TERP Operating and Brookfield wish to enter into this Agreement to govern certain aspects of the relationship between them and other members of the TERP Group and the Brookfield Group and view this Agreement as a key component of the overall relationship between the TERP Group and the Brookfield Group contemplated by the Sponsorship Agreements and the Brookfield Group’s ownership interests in the TERP Group.

NOW THEREFORE in consideration of the premises, mutual covenants and agreements contained in this Agreement and the Other Sponsorship Agreements and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree, each with the others, as follows:

ARTICLE 1
INTERPRETATION

1.1.   Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1 “AAA” has the meaning ascribed thereto in Section 6.2.1;

1.1.2 “AAA National Roster” means the roster of arbitration professionals maintained by the AAA;

1.1.3 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person (provided that the members of the TERP Group shall not be Affiliates of the Brookfield Group (or vice versa) for purposes of this Agreement);

1.1.4 “Agreement” means this Relationship Agreement, and “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Agreement and include every instrument supplemental or ancillary to this Agreement and, except where the context otherwise requires, not to any particular article or section thereof;

1.1.5 “Arbitration” has the meaning ascribed thereto in Section 6.2.1;

1.1.6 “Arbitrator” has the meaning ascribed thereto in Section 6.2.3;

1.1.7 “Brookfield” has the meaning ascribed thereto in the preamble;

1.1.8 “Brookfield Fund” has the meaning ascribed thereto in Section 2.2.3;

1.1.9 “Brookfield Group” means Brookfield and its Affiliates, other than any member of the TERP Group;

1.1.10 “BEP” means Brookfield Renewable Partners LP;

C-2-1

1.1.11 “Business Day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in the Province of Ontario or the State of New York;

1.1.12 “Confidential Information” has the meaning ascribed thereto in Section 7.2;

1.1.13 “Conflicts Committee” means the committee of the board of directors of TERP Inc. designated as the “Conflicts Committee”;

1.1.14 “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of or control over a majority of the voting interests in B; and, for certainty and without limitation, if A owns or has control over shares or other securities to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose, and the term “Controlled” has the corresponding meaning;

1.1.15 “Dispute” has the meaning ascribed thereto in Section 6.1;

1.1.16 “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director;

1.1.17 “IDR Terms” means non-voting membership interest conferring the right to Brookfield to receive certain incentive distribution payments pursuant to the terms set out in the Second Amended and Restated Limited Liability Company Agreement of TERP LLC dated as of the date of this Agreement;

1.1.18 “Master Services Agreement” means the master services agreement between Brookfield and certain subsidiaries thereof and TERP, TERP LLC and TERP Operating, dated as of the date of this Agreement;

1.1.19 “Operating Renewable Assets” means operating solar and/or wind assets (each such asset individually an “Operating Renewable Asset”);

1.1.20 “Other Sponsorship Agreements” means (a) the Master Services Agreement, (b) the Sponsor Line Agreement and (c) the IDR Terms.

1.1.21 “Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.22 “ROFO Asset” (and collectively the “ROFO Assets”) means (i) the projects listed in Schedule A of this Agreement; and (ii) all future operating solar and wind projects located within the Territory developed by Persons sponsored by or under the control of Brookfield;

1.1.23 “Rules” has the meaning ascribed thereto in Section 6.2.1;

1.1.24 “Sponsor Line Agreement” means the Sponsor Line Agreement, dated as of the date of this Agreement between an Affiliate of Brookfield and TERP;

1.1.25 “Sponsorship Agreements” means this Agreement and the Other Sponsorship Agreements;

C-2-2

1.1.26 “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;

1.1.27 “Term” has the meaning ascribed thereto in Section 5.1;

1.1.28 “TERP” has the meaning ascribed thereto in the preamble;

1.1.29 “TERP Group” means TERP and any direct or indirect Subsidiary of TERP, TERP LLC and/or TERP Operating;

1.1.30 “TERP LLC” has the meaning ascribed thereto in the preamble;

1.1.31 “TERP Operating” has the meaning ascribed thereto in the preamble;

1.1.32 “Territory” means Canada, the United States of America, Mexico, Germany, France, England, Scotland, Wales and Northern Ireland, Ireland, Spain, Portugal, Andorra and Gibraltar, Italy, Denmark, Norway and Sweden;

1.1.33 “Third Party” means any Person other than a party or an Affiliate of a party (provided that the TERP Group and the Brookfield Group shall be considered Third Parties with respect to each other for purposes of this Agreement);

1.1.34 “Transaction Notice” has the meaning ascribed thereto in Section 3.2;

1.1.35 “Transaction Notice Response” has the meaning ascribed thereto in Section 3.2; and

1.1.36 “Transfer” means any direct or indirect sale, offer to sell or disposition; provided, that this definition shall not include any (a) merger with or into, or sale of all or substantially all of Brookfield’s or BEP’s assets to a Third Party, (b) grants of security interests, mortgages, liens, assignments, pledges, hypothecations or encumbrances in favor of a Third Party lender, or (c) direct or indirect sale, offer to sell or disposition involving any ROFO Asset being sold, offered or disposed of to a member of the Brookfield Group other than pursuant to a bona fide sale process; provided further, that the terms of any such transfer described in (c) will not result in TERP being unable to offer to acquire such ROFO Asset from Brookfield in accordance with the terms of this Agreement if and when Brookfield elects to sell, offer to sell or dispose of such ROFO Asset to a Third Party.

1.2.   Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3.   Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1 words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2 the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3 references to any Person include such Person’s successors and permitted assigns;

1.3.4 any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5 any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or

C-2-3

instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7 except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

1.4.   Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.5.   Entire Agreement

The Sponsorship Agreements constitute the entire agreement between the parties pertaining to the subject matter therein. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement or the Other Sponsorship Agreements. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement by any party to this Agreement or its respective directors, officers, employees or agents, to any other party to this Agreement or its respective directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of the Sponsorship Agreements, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.6.   Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

1.7.   Mutual Waiver of Jury Trial

AS A SPECIFICALLY BARGAINED-FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

1.8.   Consent to Jurisdiction and Service of Process

EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR

C-2-4

ARISING (A) IN CONNECTION WITH INTERPRETATION OR ENFORCEMENT OF THE ARBITRATION PROVISION IN ARTICLE 6 HERETO, (B) ENFORCEMENT, MODIFICATION, CORRECTION, INTERPRETATION OR VACATION OF ANY ARBITRATION DECISION MADE PURSUANT TO ARTICLE 6 HEREOF, (C) FOR THE PURPOSE OF OBTAINING PRELIMINARY INJUNCTIVE RELIEF IN RELATION TO ANY MATTER UNDER THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THE MATTERS SET FORTH ABOVE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY OR THEREBY FURTHER EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

1.9.   Governing Law

This Agreement, including rules of interpretation and defined terms incorporated herein by reference, and all claims, disputes, proceedings or similar matters arising out of this Agreement (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

1.10.   Conflicts Committee

The Conflicts Committee, in accordance with the terms of its charter, has a role in certain matters that relate to the relationship between members of the Brookfield Group and members of the TERP Group. The parties to this Agreement acknowledge that actions taken under this Agreement that require the approval of the Conflicts Committee will only be taken after such approval has been provided.

ARTICLE 2
RELATIONSHIP

2.1.   Primary Vehicle

Subject to the other terms in this Article 2, the parties agree that, during the Term, the TERP Group will serve as the primary vehicle through which the Brookfield Group will acquire Operating Renewable Assets within the Territory.

2.2.   No Exclusivity and Limitations on Acquisition Opportunities

2.2.1 Each of TERP, TERP LLC and TERP Operating acknowledge and agree that nothing in this Article 2 shall require the Brookfield Group or any member of the Brookfield Group to allocate any minimum level of dedicated resources for the pursuit of Operating Renewable Asset acquisition opportunities other than as contemplated in the Master Services Agreement, Article 3 of this Agreement or as otherwise agreed in writing by a member of the Brookfield Group and a member of the TERP Group. Members of the Brookfield Group have established or advised, and may continue to establish or advise, other entities that rely on the diligence, skill and business contacts of the Brookfield Group’s professionals and the information and acquisition opportunities they generate during the normal course of their activities;

2.2.2 While the Brookfield Group may offer the acquisition opportunities contained in this Section 2.2.2 to the TERP Group, nothing in this Agreement shall require the Brookfield Group or any member of the Brookfield Group to offer the TERP Group or any member of the TERP Group the opportunity to acquire:

C-2-5

2.2.2.1 an integrated utility even if a significant component of such utility’s operations consist of Operating Renewable Assets in the Territory;

2.2.2.2 a non-renewable power generating operation or development such as a power generating operation that uses coal or natural gas;

2.2.2.3 a renewable power generating operation that is not an Operating Renewable Asset in the Territory, such as hydro operation or development, or any renewable power development whatsoever;

2.2.2.4 a portfolio, if a significant component of such portfolio’s operations consist of non-renewable power generation and/or renewable power generation that is not an Operating Renewable Asset(s) in the Territory and/or is a development; or

2.2.2.5 Operating Renewable Assets that comprise part of a broader enterprise, unless the primary purpose of such acquisition, as determined by Brookfield acting in good faith, is to acquire the underlying Operating Renewable Assets;

and if any assets described in this Section 2.2.2 are acquired by a member of the Brookfield Group and such assets include any Operating Renewable Assets in the Territory, Brookfield will (a) advise TERP’s Governing Body that it has acquired that asset, (b) inform TERP’s Governing Body of Brookfield’s plans with respect to that asset, and (c) consult with TERP about the feasibility of Transferring the component of that asset that is an Operating Renewable Assets in the Territory to a member of the TERP Group.

2.2.3 The members of the Brookfield Group carry on a diverse range of businesses worldwide, including the development, ownership and/or management of power, renewable power, transmission and other infrastructure assets, and investing and advising on investing in any of the foregoing or loans, debt instruments and other securities with underlying infrastructure collateral or exposure including Operating Renewable Assets, both as principal and through other public companies that are Affiliates of Brookfield, such as BEP, or through private investment vehicles and accounts established or managed by Affiliates of Brookfield (each a “Brookfield Fund”). Except as explicitly provided herein, nothing in this Agreement shall in any way limit or restrict members of the Brookfield Group from carrying on their respective business and in particular:

2.2.3.1 nothing shall limit or restrict the ability of the Brookfield Group from making any investment recommendation or taking any other action in connection with its public securities businesses;

2.2.3.2 nothing shall limit or restrict the ability of the Brookfield Group from making any investment recommendation or taking any action in connection with BEP, provided that, subject to the terms and conditions of this Agreement, acquisitions of Operating Renewable Assets in the Territory shall be offered to the TERP Group in lieu of BEP; and

2.2.3.3 nothing herein shall limit or restrict any member of the Brookfield Group from investing in any loans or debt securities outside of its public securities businesses or from taking any action in connection with any loan or debt security notwithstanding that the underlying collateral is comprised of or includes an Operating Renewable Asset provided that the original purpose of the investment was not to acquire a controlling interest in an Operating Renewable Asset.

2.2.4 Brookfield has established and manages a number of Brookfield Funds whose investment objectives include the acquisition of Operating Renewable Assets, including in the Territory, and may in the future establish similar funds. Nothing herein shall limit or restrict Brookfield from establishing or advising a Brookfield Fund or carrying out any investment, provided that, subject to Section 2.3, for any investment carried out by a Brookfield Fund that involves the acquisition of an Operating Renewable Asset in the Territory, the TERP Group, if a committed investor in such Brookfield Fund, will be offered the opportunity to take up Brookfield’s share of such acquisition;

2.2.5 In the event that the TERP Group declines any Operating Renewable Asset acquisition opportunity that Brookfield has made available, the Brookfield Group may pursue such acquisition for its own account, without restriction.

C-2-6

2.2.6 Nothing in this Agreement will restrict the Brookfield Group in connection with its lending, securities management, investment banking services, restructuring businesses or its construction businesses (where such construction is not undertaken with a view to owning the facilities upon completion of the project), including the acquisition or sale of any assets relating to such activities.

2.3.   TERP Acknowledgement

Each of TERP, TERP LLC and TERP Operating acknowledge and agree that Operating Renewable Asset acquisition opportunities that are offered to the TERP Group pursuant to this Agreement may be carried out through joint ventures, partnerships, investment funds or consortium arrangements in which the TERP Group will not be the sole participant. In addition to Third Party participants, one or more Brookfield Group members may also participate in such opportunities if (i) the TERP Group does not have the financial capacity, as determined in good faith by Brookfield, in consultation with the TERP Group, to acquire all or part of the opportunity, or (ii) the purpose of the investment, return characteristics or risk profile are not consistent with the TERP Group’s investment mandate, return characteristics or risk profile, as determined in good faith by Brookfield, in consultation with the TERP Group. In such cases, Brookfield may allocate participation in the investment opportunity available for Brookfield, all or in part, to one or more other members of the Brookfield Group rather than to the TERP Group. Any such allocation or joint participation with one or more member of the Brookfield Group will be made in good faith and after consulting with the TERP Group.

2.4.   Reporting

Subject to confidentiality obligations, Brookfield (or one or more members of the Brookfield Group on Brookfield’s behalf) shall provide a report to the TERP Group on a quarterly basis of all Operating Renewable Assets in the Territory acquired by the Brookfield Group that occurred during the quarter that were not offered to the TERP Group, including details of why such acquisition opportunities were not offered to the TERP Group.

ARTICLE 3
RIGHT OF FIRST OFFER

3.1.   TERP’s Right of First Offer

During the Term, Brookfield grants TERP a right of first offer on any proposed Transfer of any of the ROFO Assets.

3.2.   Notice of Transaction Related to ROFO Assets

When Brookfield determines it is considering the Transfer of any ROFO Asset, it agrees to deliver a written notice to TERP, which shall set forth in reasonable detail information about the proposed Transfer and the ROFO Asset (such notice, a “Transaction Notice”). Within twenty (20) Business Days of receipt of the Transaction Notice TERP must notify Brookfield (i) of a good faith minimum price it would pay to acquire the ROFO Asset that is the subject of the Transaction Notice (and, at its discretion, any material terms and conditions), or (ii) that it declines to exercise its right of first offer in respect of the proposal set out in the Transaction Notice (such notice, a “Transaction Notice Response”). Following Brookfield’s receipt of the Transaction Notice Response (or a failure to provide a Transaction Notice Response within the timeframe required in this Section 3.2), Brookfield may, in its discretion, commence a process to Transfer the ROFO Asset (or agree in writing to undertake such transaction) in accordance with the terms of Section 3.3 to a Third Party within the next one hundred eighty (180) days.

3.3.   Negotiations with Third Parties

Neither Brookfield nor any of its representatives, agents or members of the Brookfield Group shall solicit offers from, negotiate with or enter into any agreement with any Third Party for the Transfer of any ROFO Asset (or any portion thereof) until receipt of the Transaction Notice Response from TERP (or such time as the Transaction Notice Response should have been received in accordance with the timeframe required in Section 3.2). TERP agrees and acknowledges that from and after the time that the Transaction Notice Response is received (or should have been received in accordance with the timeframe required in Section 3.2) by Brookfield, (i) Brookfield and its Affiliates shall have the absolute right to solicit offers from, negotiate with (on an exclusive or non-exclusive basis) or enter into agreements with any Third Party to Transfer such ROFO Asset,

C-2-7

and (ii) Brookfield shall have no obligation to negotiate with TERP regarding, or offer TERP the opportunity to acquire any interest in, such ROFO Asset; provided that the final terms of the Transfer of any ROFO Asset to any Third Party be on pricing terms more favorable to Brookfield than those offered by TERP (if any) in its Transaction Notice Response.

3.4.   Brookfield Group Approvals

TERP acknowledges and agrees that, the Transfer of a ROFO Asset to TERP or any of its Affiliates may require the prior approval of, without limitation and as applicable, the independent directors of BEP, investors in certain Brookfield Funds or other partners of the Brookfield Group.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1.   Representations and Warranties of Brookfield

Brookfield hereby represents and warrants that:

4.1.1 it is validly organized and existing under the relevant laws governing its formation and existence;

4.1.2 it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

4.1.3 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

4.1.4 the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not (a) contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents, or (b) contravene, breach or result in any default under any mortgage, lease, agreement or other legally binding instrument, permit or applicable law to which it is a party or by which it or any of its properties or assets may be bound (including without limitation, that certain Relationship Agreement, dated as of November 28, 2011, by and between Brookfield and certain subsidiaries thereof, BEP and certain members of the BEP Group (as defined therein)), except, in the case of clause (b), where such contravention, breach or default would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on Brookfield or its ability to perform its obligations under this Agreement;

4.1.5 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

4.1.6 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (b) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

4.2.   Representations and Warranties of TERP, TERP LLC and TERP Operating

Each of TERP, TERP LLC and TERP Operating hereby represents and warrants that:

4.2.1 it is validly organized and existing under the relevant laws governing its formation and existence;

4.2.2 it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder on behalf of the TERP Group;

4.2.3 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

4.2.4 the execution and delivery of this Agreement by it (or, as applicable, its managing member on its behalf) and the performance by it of its obligations hereunder do not and will not (a) contravene, breach or result in any default under its organizational documents (or, if applicable, the organizational

C-2-8

documents of its managing member), or (b) contravene, breach or result in any default under any mortgage, lease agreement or other legally binding instrument, permit or applicable law to which it is a party or by which any of its properties or assets may be bound, except, in the case of clause (b), where such contravention, breach or default would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on it;

4.2.5 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its managing member on its behalf) of this Agreement; and

4.2.6 this Agreement constitutes a valid and legally binding obligation of each of TERP, TERP LLC and TERP Operating enforceable against each of them in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 5
TERMINATION

5.1.   Term

The term of this Agreement (the “Term”) will begin on the date hereof and will continue in full force and effect until terminated in accordance with Section 5.2.

5.2.   Termination

The rights and obligations of the parties to this Agreement will terminate and no longer be of any effect concurrently with the termination of the Master Services Agreement in accordance with the terms of the Master Services Agreement.

ARTICLE 6
RESOLUTION OF DISPUTES AND ARBITRATION

6.1.   Dispute

Any dispute or disagreement of any kind or nature between the parties arising out of this Agreement (a “Dispute”) shall be resolved in accordance with this Article 6, to the extent permitted by applicable law.

6.2.   Arbitration

6.2.1 Any Dispute shall be submitted to arbitration (the “Arbitration”) by three Arbitrators pursuant to the procedure set forth in this Section 6.2 and pursuant to the then current Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). If the provisions of this Section 6.2 are inconsistent with the provisions of the Rules and to the extent of such inconsistency, the provisions of this Section 6.2 shall prevail in any Arbitration.

6.2.2 Any party may make a demand for Arbitration by sending a notice in writing to any other party, setting forth the nature of the Dispute, the amount involved and the name of one arbitrator appointed by such party. The demand for Arbitration shall be made no later than thirty (30) days after the event giving rise to the Dispute.

6.2.3 Within thirty (30) days after any demand for Arbitration under Section 6.2.2, the other party shall send a responding statement, which shall contain the name of one arbitrator appointed by the responding party.

6.2.4 Within thirty (30) days of the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as the chair of the arbitration panel. The third arbitrator shall be appointed from the AAA National Roster (collectively with the two party-appointed arbitrators, the “Arbitrators”).

C-2-9

6.2.5 In connection with any Arbitration, the Arbitrators shall allow reasonable requests for (i) the production of documents relevant to the dispute and (ii) taking of depositions.

6.2.6 The seat of the arbitration will be New York and the language of the arbitration will be English. The Arbitration hearings shall be held in a location in New York specified in the demand for Arbitration and shall commence no later than thirty (30) days after the determination of the Arbitrator under Section 6.2.4.

6.2.7 Any monetary award may include interest but may not include punitive or exemplary damages.

6.2.8 The decision of the Arbitrators shall be made not later than sixty (60) days after its appointment. The decision of the Arbitrators shall be final without appeal and binding on the parties, and may be enforced in any court of competent jurisdiction.

6.2.9 Each party involved in the Dispute shall bear the costs and expenses of all lawyers, consultants, advisors, witnesses and employees retained by it in any Arbitration. The expenses of the Arbitrators shall be paid equally by the parties unless the Arbitrators otherwise provides in its award.

6.2.10 Notwithstanding any conflicting choice of law provisions in this Agreement or any applicable principles of conflicts of law, the arbitration provisions set forth herein, and any Arbitration conducted hereunder, shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

6.2.11 Judgment on the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof.

6.3.   Confidentiality

All information disclosed by any party in relation to the resolution of Disputes pursuant to the terms hereof shall be subject to the provisions of Section 7.2 hereof and shall not be used for any purpose other than the resolution of a Dispute pursuant to the terms hereof.

6.4.   Continued Performance

During the conduct of Dispute resolution procedures pursuant to this Article 6, the parties shall continue to perform their respective obligations under this Agreement and no party shall exercise any other remedies to resolve a Dispute.

6.5.   Urgent Relief

Nothing in this Article 6 will prejudice the right of a party to seek urgent injunctive or declaratory relief from a court.

ARTICLE 7
GENERAL PROVISIONS

7.1.   Assignment

7.1.1 None of the rights or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties.

7.1.2 Any purported assignment of this Agreement in violation of this Section 7.1 shall be null and void.

7.2.   Confidentiality

Each of the parties hereby agrees that it will not at any time use, disclose or make available to any party, and will take reasonable steps to prevent such disclosure and restrain further disclosure by any other party, and will take reasonable steps to prevent such disclosure and restrain further disclosure by any other party, any information disclosed pursuant to this Agreement (the “Confidential Information”), except:

7.2.1 such use as may be expressly permitted in or necessary or advisable for the performance of this Agreement or any transaction contemplated herein provided that any Third Party to whom Confidential Information is disclosed in connection therewith shall be under an obligation of confidentiality to the disclosing party;

C-2-10

7.2.2 such disclosure as may be required in order to comply with any applicable law, including disclosure obligations of the TERP Group or the Brookfield Group;

7.2.3 such information as comes into the public domain independently where the person disclosing the same is not under an obligation of confidentiality if in respect to Brookfield’s Confidential Information, to Brookfield and if in respect to TERP’s Confidential Information, to TERP; and

7.2.4 such information as can be demonstrated by the party desiring to disclose such information, to have come into its possession independently of anything done under this Agreement.

7.3.   Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

7.4.   Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by e-mail, provided that the transmission by e-mail is promptly confirmed by telephone confirmation thereof, or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by e-mail or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by e-mail or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

7.4.1 if to Brookfield:

Brookfield Asset Management Inc.
Suite 300, Brookfield Place
181 Bay Street, Box 762
Toronto, Ontario
M5J 2T3
Canada

Attention: [•]
E-mail: [•]

7.4.2 if to TERP, TERP LLC or TERP Operating:

TerraForm Power, LLC
12500 Baltimore Avenue
Beltsville, MD 20705
United States of America

Attention: General Counsel
E-mail: [•]

or to such other addresses or e-mail addresses as a party may from time to time notify the other in accordance with this Section 7.4.

7.5.   Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties hereto may reasonably require from

C-2-11

time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

7.6.   Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

[NEXT PAGE IS SIGNATURE PAGE]

C-2-12

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BROOKFIELD ASSET MANAGEMENT INC.

By
Name:
Title:
TERRAFORM POWER, INC.

By
Name:
Title:
TERRAFORM POWER, LLC

By
Name:
Title:
TERRAFORM POWER OPERATING, LLC

By
Name:
Title:

C-2-13

SCHEDULE A

ROFO Assets

•	To be inserted.

C-2-14

Annex C-3

Second Amended and Restated Certificate of Incorporation
of TerraForm Power, Inc.

AGREED FORM

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TERRAFORM POWER, INC.

(Amended and Restated as of [•], 2017)

TerraForm Power, Inc., a Delaware corporation, hereby certifies as follows:

FIRST. The name of the corporation is TerraForm Power, Inc. (the “Corporation”). The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was January 15, 2014, and the name under which it was originally incorporated was SunEdison Yieldco, Inc.

SECOND. This second amended and restated certificate of incorporation (this “Certificate”) amends, restates and integrates the provisions of the certificate of incorporation of said corporation, and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the favorable vote of the requisite holders of the outstanding stock entitled to vote thereon.

THIRD. The text of the certificate of incorporation is amended and restated to read herein as set forth in full:

ARTICLE ONE

The name of the Corporation is TerraForm Power, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1.   Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 1,300,000,000 shares, consisting of:

(a)   100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

(b)   1,200,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”).

Section 2.   Preferred Stock. The Preferred Stock may be issued from time to time and in one or more series. The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to determine by resolution or resolutions the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of any wholly unissued series of Preferred Stock, to fix the number of shares of any series of Preferred Stock and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors to increase or decrease (but not below the number of shares of any such series of Preferred Stock, then outstanding)

C-3-1

the number of shares of any such series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares of such series shall resume the status of shares of Preferred Stock undesignated as to series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, may differ from those of any other series at any time outstanding and may be made dependent upon facts ascertainable outside the resolutions or resolutions providing for the issue of such Preferred Stock, adopted by the affirmative vote of at least a majority of the total number of directors; provided that the manner in which such facts shall operate upon the powers, preferences and rights of, and the qualifications, limitations and restrictions thereof, if any, is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the affirmative vote of at least a majority of the total number of directors.

Unless otherwise provided in the resolution or resolutions of the Board of Directors establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of this Certificate to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder. Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board of Directors establishing the terms of a series of Preferred Stock, no holder of Class A Common Stock, as such, shall be entitled to vote on any amendment or alteration of this Certificate that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate or pursuant to the DGCL.

Section 3.   Class A Common Stock. (a) Voting Rights. Except as may be provided in this Certificate or any duly authorized certificate of designation for any series of Preferred Stock or required by law, the holders of Class A Common Stock shall have voting rights on all matters presented to stockholders of the Corporation, with each holder of Class A Common Stock being entitled to one vote for each share of Class A Common Stock held of record by such holder on such matters.

(b)   Dividends and Other Distributions.

(i)   The holders of Class A Common Stock shall be entitled to receive all dividends and distributions (whether payable in cash or otherwise) as may from time to time be declared by the Board of Directors in respect of the Class A Common Stock out of the assets or funds of the Corporation legally available for the payment thereof, at such times and in such amounts as the Board of Directors in its discretion shall determine, and shall share equally on a per share basis in all such dividends and distributions.

(ii)   In no event will any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on any shares of Class A Common Stock unless, contemporaneously therewith, all of the shares of Class A Common Stock at the time outstanding are treated in the same proportion and the same manner.

(c)   Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, and after the payment or the provision for payment of the par value of the shares of Class A Common Stock, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 4.   Restrictions on Transfer. (a) Restricted Transfers. (i) Except (A) through a Secondary Market Transaction, (B) pursuant to prior authorization obtained from the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act, and (C) through any purchase or other acquisition by or transfer among members of the Sponsor Group in respect of which no prior authorization from the FERC is required, no Person shall purchase or otherwise acquire (whether through the conversion or exchange of securities convertible into or exchangeable for shares of Class A Common Stock or otherwise), and no stockholder of the Corporation shall transfer to any Person, shares of Class A Common Stock such that, after giving effect to such purchase, acquisition or other transfer, the transferee, together with its FERC Affiliates, would beneficially own, control and/or hold power to vote sufficient Class A Common Stock to exercise Utility

C-3-2

Control without the prior written consent of the Board of Directors, (ii) from and after the Ownership Restriction Effective Date but prior to the Ownership Restriction Termination Date, no Disqualified Person shall directly or indirectly purchase or otherwise acquire (whether through the conversion or exchange of securities convertible into or exchangeable for shares of Capital Stock or otherwise), and no stockholder of the Corporation shall directly or indirectly transfer to any Disqualified Person, shares of Capital Stock such that, after giving effect to such purchase, acquisition or other transfer, (A) such Disqualified Person would beneficially own or constructively own, in each case as determined for the purposes of Section 168(h)(6)(F)(iii) of the Code, shares of Capital Stock equal to or in excess of the Stock Ownership Limit (or, in the case of an Excepted Holder, the Excepted Holder Limit) or, if such Disqualified Person was already a beneficial or constructive owner of shares of Capital Stock equal to or in excess of the Stock Ownership Limit (or, in the case of an Excepted Holder, the Excepted Holder Limit) at the time of such purchase, acquisition or other transfer would increase its beneficial or constructive ownership of shares of Capital Stock and (B) Disqualified Persons beneficially or constructively owning, in each case as determined for purposes of Section 168(h)(6)(F)(iii) of the Code, shares of Capital Stock equal to or in excess of the Stock Ownership Limit would in the aggregate own shares of Capital Stock equal to or in excess of 40% in value of the aggregate of the outstanding shares of Capital Stock (each such purchase, acquisition or other transfer described in clause (i) or (ii) above, a “Restricted Transfer”).

(b)   Purported Transfer in Violation of Restrictions. (i) Unless the written approval of the Board of Directors is obtained with respect to a Restricted Transfer under Section 4(a)(i) of this ARTICLE FOUR, such purported Restricted Transfer shall be null and void ab initio and (ii) if any purchase, acquisition or other transfer of Capital Stock occurs which, if effective, would result in a Restricted Transfer in violation of Section 4(a)(ii) of this ARTICLE FOUR, then the purchase, acquisition or other transfer of that number of shares of Capital Stock that otherwise would result in a violation of Section 4(a)(ii) of this ARTICLE FOUR shall be null and void ab initio and, in the case of clauses (i) and (ii) above, such purported transfer shall not be effective to transfer record, beneficial, legal or other ownership of such shares of Capital Stock, the purported transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to such shares of Capital Stock (including, without limitation, the right to vote or to receive dividends with respect thereto), and all rights as a stockholder of the Corporation with respect to such shares of Capital Stock purported to have been transferred shall remain in the purported transferor.

(c)   Remedies for Breach. If the Board of Directors shall at any time determine that a Restricted Transfer has taken place or that a Person intends to acquire or has attempted to acquire shares of Capital Stock in a Restricted Transfer (whether or not such violation is intended), the Board of Directors shall be entitled to take such action as it deems necessary, appropriate or desirable to refuse to give effect to or to prevent such Restricted Transfer, including causing the Corporation to redeem shares, refusing to give effect to such Restricted Transfer on the books of the Corporation or instituting proceedings to enjoin such Restricted Transfer; provided, however, that any Restricted Transfer or attempted Restricted Transfer shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

(d)   Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire shares of Capital Stock in a Restricted Transfer shall immediately give written notice to the Corporation of such event or, in the case of such an attempted or intended Restricted Transfer, give at least fifteen (15) days’ prior written notice, and shall provide to the Corporation such other information as the Corporation may from time to time request in order to determine the effect, if any, of such transfer on the Corporation’s (or its affiliates’) ability to qualify for certain investment tax credits or other federal income tax credits and to ensure compliance with the Stock Ownership Limit.

(e)   Owners Required to Provide Information. Prior to the Ownership Restriction Termination Date, each Person who is a beneficial owner or constructive owner, in each case as determined for the purposes of Section 168(h)(6)(F)(iii) of the Code, of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a beneficial owner or constructive owner, in each case as determined for the purposes of Section 168(h)(6)(F)(iii) of the Code, shall provide to the Corporation such information or certifications as the Corporation may request, in good faith, in order to determine whether such owner or holder is a Disqualified Person and whether the Corporation (or its affiliate) has the ability to qualify for certain investment tax credits or other federal income tax credits and benefits for renewable energy facilities and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Stock Ownership Limit.

C-3-3

(f)   Purchasers May Request Information. The Corporation, at its election, shall either (i) upon the reasonable request of a bona fide prospective purchaser of Capital Stock that is or may be a Disqualified Person, provide such prospective purchaser with the Corporation’s calculation of the then current percentage of Capital Stock it believes to be held by Disqualified Persons based solely on information that it may have received pursuant to Section 4(e) of this ARTICLE FOUR or (ii) provide such information from time to time in a publicly available manner, including by posting such information on the Corporation’s website. Notwithstanding the foregoing, to the fullest extent permitted by law, the Corporation shall have no liability for providing such information or for the accuracy or completeness of such information, and the provision of such information shall not impair the rights, power or remedies of the Corporation available pursuant to this ARTICLE FOUR or otherwise available by law.

(g)   Remedies Not Limited. Nothing contained in this Section 4 of ARTICLE FOUR shall limit the authority of the Board of Directors to take such other action as it deems necessary, appropriate or desirable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s (or its affiliates’) ability to qualify for certain investment tax credits or other federal income tax credits and benefits for renewable energy facilities.

(h)   Ambiguity. In the case of an ambiguity in the application of any of the provisions of, or any definition contained in, this Section 4 of ARTICLE FOUR, the Board of Directors shall have the power to determine the application of the provisions of, or definitions contained in, this Section 4 of ARTICLE FOUR with respect to any situation based on the facts known to it. In the event this Section 4 of ARTICLE FOUR requires an action by the Board of Directors and this Certificate fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 4 of ARTICLE FOUR.

(i)   Exceptions.

(i)   The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Stock Ownership Limit by establishing or increasing an Excepted Holder Limit (prospectively or retroactively) for such Person if the Corporation obtains such representations, covenants, undertakings or information as the Board of Directors determines are reasonably necessary in order to conclude that granting the exemption or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation (or its affiliates) to fail to qualify for certain investment tax credits or other federal income tax benefits available for renewable energy facilities.

(ii)   The Board of Directors may only reduce the Excepted Holder Limit applicable to any Excepted Holder: (1) with the written consent of such Excepted Holder or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment or increase of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Stock Ownership Limit.

(j)   Increase or Decrease in Stock Ownership Limit. The Board of Directors may from time to time, in its sole discretion, increase or decrease the Stock Ownership Limit; provided, however, that the decreased Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Stock Ownership Limit until such time as such Person’s percentage ownership of Capital Stock equals or falls below the decreased Stock Ownership Limit, but any further acquisition of Capital Stock in excess of such percentage ownership of Capital Stock by such Person will be in violation of the Stock Ownership Limit.

(k)   Legend. Each certificate, if any, or any notice in lieu of any certificate, for shares of Capital Stock issued after the date hereof shall bear a legend summarizing the restrictions on ownership and transfer contained herein. Instead of a legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on ownership and transferability to a stockholder on request and without charge.

(l)   Certain Definitions. For purposes of this Section 4 of ARTICLE FOUR:

      “Capital Stock” means mean all classes or series of stock of the Corporation, including, without limitation, Class A Common Stock and Preferred Stock.

      “Code” means the Internal Revenue Code of 1986, as amended.

C-3-4

      “Disqualified Person” means a Person that is a “tax-exempt entity” as defined in Section 168(h)(2) of the Code (excluding any foreign Person or entity and including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election under Section 168(h)(6)(F)(ii) of the Code for all applicable taxable years).

      “Excepted Holder” means a Person for whom an Excepted Holder Limit is established by the Board of Directors pursuant to Section 4(h) of this ARTICLE FOUR.

      “Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors for such Excepted Holder pursuant to Section 4(h) of this ARTICLE FOUR and subject to adjustment pursuant to Section 4(h) of this ARTICLE FOUR, the percentage limit established by the Board of Directors pursuant to Section 4(h) of this ARTICLE FOUR.

      “FERC Affiliate” means, with respect to any Person, any other Person that would be considered an affiliate of such Person for purposes of Section 203 of the Federal Power Act and the rules, regulations and precedents of the FERC thereunder.

      “Ownership Restriction Effective Date” means the day on which a member of the Sponsor Group has filed public notice with the Securities and Exchange Commission or has provided public notice on the Corporation’s or Sponsor Parent’s website that the Sponsor Group beneficially owns less than 50% of the issued and outstanding Class A Common Stock.

      “Ownership Restriction Termination Date” means the day on which the Board of Directors determines that compliance with any or all of the restrictions and limitations on beneficial ownership, constructive ownership and transfers of shares of Capital Stock set forth in Section 4 of this ARTICLE FOUR is no longer required for the purposes of the Corporation (or its affiliates) qualifying for certain investment tax credits or other federal income tax benefits for renewable energy facilities or otherwise is no longer in the best interests of the Corporation.

      “Secondary Market Transaction” means a purchase or sale of Class A Common Stock by a third-party investor (i) occurring while the Class A Common Stock is publicly traded on a national securities exchange, (ii) to which neither the Corporation nor any of its subsidiaries is a party, (iii) over which neither the Corporation nor any of its subsidiaries has control, and (iv) of which neither the Corporation nor any of its subsidiaries have prior notice. A Secondary Market Transaction does not include, among other things, any purchase or sale of the Class A Common Stock in connection with the initial issuance or offering of Class A Common Stock or any reacquisition of Class A Common Stock by the Corporation.

      “Stock Ownership Limit” means 5% in value of the aggregate of the outstanding shares Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 4(i) of this ARTICLE FOUR.

      “Utility Control” means the power to direct or cause the direction of the management and policies of the Corporation and shall be deemed to exist if a Person and its FERC Affiliates in the aggregate directly and/or indirectly own, control and/or hold with power to vote shares of Class A Common Stock representing 10% or more of the outstanding voting power of the Corporation.

Section 5.   Stock Exchange Transactions. Nothing in this ARTICLE FOUR shall preclude the settlement of any transaction entered into through the facilities of The NASDAQ Stock Market LLC, the New York Stock Exchange or other national stock exchange on which the Corporation’s shares of Capital Stock are listed, or any successor stock exchange thereto, or any other automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this ARTICLE FOUR, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this ARTICLE FOUR.

Section 6.   Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this ARTICLE FOUR.

Section 7.   Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right under this ARTICLE FOUR shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

C-3-5

Section 8.   Severability. If any provision of this ARTICLE FOUR or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1.   Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation (as amended and restated and as may be further amended, restated or supplemented from time to time, the “Bylaws”), the directors are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation.

Section 2.   Initial Size and Composition of Board of Directors. (a) As of the Effective Time and until the date on which the MSA is no longer in effect, the number of directors which constitutes the entire Board of Directors shall be seven (7).

(b)   The Board of Directors in place as of the Effective Time shall be comprised of:

(i)   four (4) individuals designated by Sponsor to the Board of Directors; and

(ii)   three (3) individuals that are Independent designated in accordance with the terms of the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017, between the Corporation, Sponsor and BRE TERP Holdings Inc. (“Merger Sub”), as it may have been amended from time to time.

Section 3.   Board Election and Appointment Following the Effective Time.

(a)    Following the Effective Time and for so long as the MSA is in effect, directors will be recommended by the committee of the Board of Directors designated as the “Corporate Governance and Nominations Committee” (the “Governance Committee”) to the Board of Directors for inclusion in the slate of Board of Directors-recommended nominees for election to the Board of Directors by the holders of Class A Common Stock in connection with each Election Meeting; provided, however, that:

(i)   for so long as the Corporation qualifies for the Controlled Company Exemption:

(A)   three (3) of the seven (7) directors on the Board of Directors shall be Independent and shall be designated to the Board of Directors for inclusion in the slate of Board of Directors-recommended nominees by a majority of the Non-Sponsor Independent Directors then in office after consulting and considering in good faith the views of the entire Board of Directors; and

(B)   subject to Section 3(c) of this ARTICLE SIX, four (4) of the seven (7) directors on the Board of Directors shall be designated by Sponsor to the Governance Committee for inclusion in the slate of Board-recommended nominees; and

(ii)   from and after the date on which the Corporation no longer qualifies for the Controlled Company Exemption:

(A)   three (3) of the directors on the Board of Directors shall be Independent and shall be designated to the Board of Directors for inclusion in the slate of Board of Directors-recommended nominees by a majority of the Non-Sponsor Independent Directors then in office after consulting and considering in good faith the views of the entire Board of Directors; and

(B)   subject to Section 3(c) of this ARTICLE SIX, any directors in addition to the three (3) directors specified in Section 3(a)(ii)(A) of this ARTICLE SIX on the seven (7) member Board of Directors required by the rules and regulations of The NASDAQ Stock Market LLC or, if the shares of Class A Common Stock are listed on another primary securities exchange, of the securities exchange on which shares of Class A Common Stock of the Corporation are listed at such time (the “Stock Exchange Rules”) to be Independent shall be Independent and shall be designated by Sponsor to the Governance Committee for inclusion in the slate of Board-recommended nominees; and

C-3-6

(C)   subject to Section 3(c) of this ARTICLE SIX, the remaining directors shall be designated by Sponsor to the Governance Committee for inclusion in the slate of Board-recommended nominees.

(b)   Following the Effective Time, from and after the date on which the MSA is no longer in effect, directors will be recommended by the Governance Committee to the Board of Directors for inclusion in the slate of Board of Directors-recommended nominees for election to the Board of Directors by the holders of Class A Common Stock in connection with each Election Meeting; provided, however, that, subject to Section 3(c) of this ARTICLE SIX, Sponsor will be entitled to designate the following number of Sponsor Directors for inclusion in the slate of Board of Directors-recommended nominees for election at each such Election Meeting:

(i)   four (4) Sponsor Directors if the Sponsor Group beneficially owns more than 50% of the issued and outstanding Class A Common Stock;

(ii)   three (3) Sponsor Directors if the Sponsor Group beneficially owns at least 38% but less than or equal to 50% of the issued and outstanding Class A Common Stock;

(iii)   two (2) Sponsor Directors if the Sponsor Group beneficially owns at least 26% but less than 38% of the issued and outstanding Class A Common Stock; and

(iv)   one (1) Sponsor Director if the Sponsor Group beneficially owns at least 14% of the issued and outstanding Class A Common Stock;

provided, further, that if the Board of Directors is comprised of more than seven (7) directors, Sponsor shall be entitled to designate for inclusion in the slate of Board of Directors-recommended nominees for election at each Election Meeting the greater of (x) the number of directors Sponsor is otherwise entitled to designate pursuant to Section 3 of this ARTICLE SIX and (y) the number of directors equal to the percentage of shares of Class A Common Stock beneficially owned by the Sponsor Group multiplied by the number of directors constituting the entire Board of Directors, rounded down to the nearest whole number of directors.

(c)   The Governance Committee shall review and consider all proposed Sponsor Directors and Sponsor Independent Directors for recommendation for nomination by the Board of Directors and election to the Board of Directors by the holders of Class A Common Stock. None of the Governance Committee, the Board of Directors or the Corporation shall be under any obligation to nominate and recommend a proposed Sponsor Director or Sponsor Independent Director if, as determined in good faith by the Governance Committee or the Board of Directors, (i) in the case of a Sponsor Independent Director, such nominee would fail to meet the independence standard of the Stock Exchange Rules; (ii) service by such nominee as a director would violate applicable law or applicable Stock Exchange Rules; or (iii) the nomination or recommendation of such nominee would violate the fiduciary duties of the members of the Governance Committee or Board of Directors; provided, in each such case, that the Corporation shall provide Sponsor with a reasonable opportunity to designate a Director Replacement pursuant to Section 3(f) of this ARTICLE SIX.

(d)   Sponsor shall give written notice to the Governance Committee of each designee that is a Sponsor Director and Sponsor Independent Director (i) in the case of the first annual meeting of the Corporation following the Effective Time, no later than February 28, 2018 and (ii) in the case of annual meetings thereafter, no later than the date that is sixty (60) days prior to the date that the Corporation’s annual proxy statement for the prior year was first mailed to the Corporation’s stockholders; provided, however, that if Sponsor fails to give such notice in a timely manner, then Sponsor shall be deemed to have nominated the incumbent Sponsor Directors and Sponsor Independent Directors.

(e)   Subject to Sections 3(c) and 3(f) of this ARTICLE SIX, the Board of Directors, including the Governance Committee, shall include the Sponsor Directors, the Sponsor Independent Directors and the Non-Sponsor Independent Directors, in each case designated in accordance with Sections 3(a) and 3(b) of this ARTICLE SIX, in the slate of Board of Directors-recommended nominees for election as a director at each Election Meeting and recommend that the Corporation’s stockholders vote in favor of the election of each Sponsor Director, Sponsor Independent Director and Non-Sponsor Independent Director.

(f)   If any Sponsor Director or Sponsor Independent Director (i) is unwilling to serve as a nominee for election as a director or to serve as a director, for any reason, (ii) is determined not to be appropriate for such individual to serve as director by the Governance Committee or the Board of Directors pursuant to Section 3(c) of this ARTICLE SIX, (iii) fails to be elected at an Election Meeting solely as a result of such Sponsor Director

C-3-7

or Sponsor Independent Director failing to receive the requisite number of votes or (iv) is to be substituted by Sponsor (with the relevant Sponsor Director’s or Sponsor Independent Director’s consent and resignation) for election at an Election Meeting, Sponsor shall have the right to submit the name of a replacement for each such Sponsor Director or Sponsor Independent Director (each, a “Director Replacement”) to the Governance Committee for its approval and who shall, if so approved, serve as the nominee for election as director or serve as director, upon election, in accordance with the terms of this Section 3. For each proposed Director Replacement that is not approved by the Governance Committee, Sponsor shall have the right to submit another proposed Director Replacement to the Governance Committee for its approval on the same basis as set forth in the immediately preceding sentence. Sponsor shall have the right to continue submitting the name of a proposed Director Replacement to the Governance Committee for its approval until the Governance Committee approves that Director Replacement to serve as a nominee for election as director or to serve as a director upon election.

Section 4.   Changes to Size of Board. As of the date on which the MSA is no longer in effect, and subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any changes to the number of directors constituting the entire Board of Directors shall be such as from time to time shall be determined by, or in the manner provided in, the Bylaws. Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from an increase in the size of the Board of Directors may be filled in the manner provided in the Bylaws. Each director shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 5.   Resignation and Appointment of Sponsor Directors. Following the termination of the MSA, if the number of Directors that Sponsor is entitled to designate pursuant to Section 3(b) of this ARTICLE SIX changes as a result of a change in the level of ownership of Voting Securities by the Sponsor Group and such change results in:

(a)   the number of Directors that Sponsor is entitled to designate pursuant to Section 3(b) of this ARTICLE SIX being less than the number of Sponsor Directors then in office, then, as soon as reasonably practicable upon the request of a majority of the non-Sponsor Directors on the Board of Directors at such time, Sponsor shall cause the appropriate number of Sponsor Directors then in office to tender their resignations to the Board of Directors in order that the number of Sponsor Directors may be adjusted to reflect Sponsor’s entitlement to designate its proportionate share of Directors to the Board of Directors based on the percentage of outstanding Voting Securities owned by the Sponsor Group at such time as set forth in Section 3(b) of this ARTICLE SIX; and

(b)   the number of Directors that Sponsor is entitled to designate pursuant to Section 3(b) of this ARTICLE SIX being more than the number of Sponsor Directors then in office, then, Sponsor may at any time designate the number of individuals that Sponsor is entitled to designate for appointment to the Board of Directors in order that the number of Sponsor Directors may be increased to reflect Sponsor’s entitlement to designate its proportionate share of Directors to the Board of Directors based on the percentage of outstanding Voting Securities owned by the Sponsor Group at such time as set forth in Section 3(b) of this ARTICLE SIX and, subject to Section 3(c) of this ARTICLE SIX, the Board of Directors shall as soon as reasonably practicable take all actions necessary to appoint such designees to the Board of Directors.

Section 6.   Agreement to Vote. With respect to the election and removal of the Non-Sponsor Independent Directors, for so long as the MSA is in effect, (a) all Voting Securities beneficially owned by any member of the Sponsor Group shall be voted (or abstained from voting), in the same proportion as the Voting Securities that are voted (or abstained from voting) by stockholders other than any member of the Sponsor Group or any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes any member of the Sponsor Group and (b) all Voting Securities beneficially owned by any member of the Sponsor Group shall be present at any stockholder meeting.

Section 7.   Certain Definitions. For purposes of this Certificate:

      “beneficially own”, unless otherwise specified herein, has the meaning given such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, and a Person’s beneficial ownership of shares of Class A Common Stock shall be calculated in accordance with the provisions of such rules; provided,

C-3-8

however, that, unless otherwise specified herein, for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities, (ii) no Person shall be deemed beneficially to own any security solely as a result of the Governance Agreement and (iii) Sponsor shall be deemed not to be the beneficial owner of any security solely due to Sponsor’s right to receive shares of Class A Common Stock pursuant to Section 6.17 of the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017 between the Corporation, Sponsor and Merger Sub so long as such shares have not been issued to Sponsor.

      “Conflicts Committee” means the committee of the Board of Directors in existence as of the Effective Time designated as the “Conflicts Committee” which shall comprise three (3) Non-Sponsor Independent Directors.

      “Controlled Affiliate” means, with respect to any Person, any other Person controlled by such Person. For purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

      “Controlled Company Exemption” with respect to the Corporation means that the Corporation qualifies for the “controlled company” exemption under applicable Stock Exchange Rules based on the level of beneficial ownership of Voting Securities by members of the Sponsor Group.

      “Effective Time” means the effective time of the merger of Merger Sub with and into the Corporation pursuant to the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017, between the Corporation, Sponsor and Merger Sub, as amended, supplemented or modified from time to time.

      “Election Meeting” means each annual or special meeting of the stockholders of the Corporation at which directors are to be elected.

      “Independent” means, with respect to any person that serves as a director or is nominated or designated to serve as a director at any time, the satisfaction by such person of the requirements to be “independent” under the applicable rules and regulations of the Securities and Exchange Commission (or any successor agency) and the Stock Exchange Rules.

      “Independent Directors” means the Non-Sponsor Independent Directors and the Sponsor Independent Directors.

      “MSA” means that certain Master Services Agreement, dated as of the date hereof, by and among Brookfield Asset Management Inc., BRP Energy Group L.P., Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., Brookfield Global Renewable Energy Advisor Limited, the Corporation, TerraForm Power, LLC and TerraForm Power Operating, LLC, as amended from time to time.

      “Non-Sponsor Independent Directors” means the directors who are Independent and are (i) designated initially pursuant to Section 2(b)(ii) of this ARTICLE SIX and serve as directors on the Board of Directors as of the Effective Time, (ii) following the Effective Time, designated and recommended by the directors who are Independent (other than any Sponsor Independent Directors) pursuant to Section 3 of this ARTICLE SIX and elected to the Board of Directors or (iii) appointed by the directors described in clause (i) or (ii) of this definition to fill a vacancy on the Board of Directors that such directors are entitled to fill in accordance with Section 3 of ARTICLE NINE hereof.

      “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

      “Sponsor” means, initially, Orion US Holdings 1, L.P., a Delaware limited partnership and, subsequently, any member of the Sponsor Group that is party to the Governance Agreement and is designated as the Sponsor pursuant to the Governance Agreement (as defined below).

      “Sponsor Directors” means directors who are (i) designated initially pursuant to Section 2(b)(i) of this ARTICLE SIX and serve as directors on the Board of Directors as of the Effective Time, (ii) following the Effective Time, designated by Sponsor to the Governance Committee pursuant to Section 3 of this ARTICLE

C-3-9

SIX for its recommendation to the Board of Directors for election by the holders of Class A Common Stock and elected by the holders of Class A Common Stock to serve as directors on the Board of Directors or (iii) appointed by the directors described in clause (i) or (ii) to fill a vacancy on the Board of Directors that such directors are entitled to fill pursuant to Section 3 of ARTICLE NINE hereof.

      “Sponsor Group” means Sponsor Parent and all Controlled Affiliates of Sponsor Parent (other than the Corporation and its Controlled Affiliates).

      “Sponsor Independent Directors” means directors who are Independent and are (i) designated by Sponsor to the Governance Committee for its recommendation to the Board of Directors for election by the holders of Class A Common Stock pursuant to Section 3(a)(ii)(B) of this ARTICLE SIX and elected by the holders of Class A Common Stock to serve as directors on the Board of Directors or (ii) appointed by the Sponsor Directors to fill a vacancy on the Board of Directors that the Sponsor Directors are entitled to fill pursuant to Section 3 of ARTICLE NINE hereof.

      “Sponsor Parent” means Brookfield Asset Management Inc., a corporation existing under the laws of Ontario.

      “Voting Securities” means, at any time, (i) the Class A Common Stock and (ii) shares of any other class of capital stock of the Corporation then entitled to vote generally in the election of directors of the Corporation.

ARTICLE SEVEN

Section 1.   Amendments to Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws by the affirmative vote of a majority of the total number of directors then in office in addition to any other vote otherwise required by law; provided that any such action to make, amend, alter, change, add to or repeal any provision in the Bylaws (i) requiring the approval of the Conflicts Committee, (ii) setting forth the standards for the “independence” that shall be applicable to independent directors on the Board of Directors and the process for nomination to the Board of Directors, and election by the shareholders of the Corporation, of independent directors and (iii) setting out the manner in which the Governance Agreement, dated as of the date hereof (as may be amended from time to time, the “Governance Agreement”), among the Corporation, Orion US Holdings 1, L.P., and any other member of the Sponsor Group that is party thereto from time to time in accordance with its terms, is amended shall, in each case, also require the approval of the Conflicts Committee and, for so long as the Governance Agreement is in effect, Sponsor; provided, further, that any such action to make, amend, alter, change, add to or repeal any provision in the Bylaws relating to the designation, appointment, removal, replacement, powers or duties of the officers of the Corporation shall also, for so long as the Governance Agreement is in effect, require the approval of Sponsor.

Section 2.   Committees. The authority of the Board of Directors to designate committees of the Board of Directors and to delegate to any committee of the Board of Directors any power or authority of the Board of Directors shall be as provided in the Bylaws; provided that any action to make, amend, alter, change, add to or repeal any provision in the charter of the Conflicts Committee or any action to amend, revoke, alter, change, add to, or repeal any power or authority of the Board of Directors delegated to the Conflicts Committee shall, in each case, require the approval of the Conflicts Committee and, for so long as the Governance Agreement is in effect, Sponsor.

ARTICLE EIGHT

Section 1.   Indemnification; Limitation of Liability. (a)    To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, and except as otherwise provided in the Bylaws, (i) no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders; and (ii) the Corporation shall indemnify and advance expenses to its officers and directors.

(b)   Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation in respect of any act, omission or condition existing or event or circumstance occurring prior to the time of such repeal or modification.

C-3-10

ARTICLE NINE

Section 1.   Voting in Election of Directors. Except as provided in this Certificate and any duly authorized certificate of designation for any series of Preferred Stock, each director shall be elected by the affirmative vote of the majority of the votes cast with respect to such director (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any Election Meeting at which a quorum is present; provided that each director shall be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any Election Meeting at which a quorum is present for which the Board of Directors determines that the number of nominees exceeds the number of directors to be elected at such election, and such determination has not been rescinded by the Board of Directors on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders (a “Contested Election”). In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of directors or to “abstain” from such vote (with abstentions and broker non-votes not counted as a vote cast “for” or “against” the election of such candidate), and stockholders shall not have the ability to cast any other vote with respect to such election of directors. In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors.

Section 2.   Removal of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect and remove directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock), one or more or all directors may be removed from office with or without cause by the vote of the holders of shares of Class A Common Stock representing a majority of the issued and outstanding shares of Class A Common Stock; provided that the removal of any director shall take place at an annual meeting of stockholders or at a special meeting of stockholders called for such purpose.

Section 3.   Vacancies in the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to remove directors and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock), and to Sections 3(c) and (f) of ARTICLE SIX, vacancies occurring on the Board of Directors for any reason may be filled by a vote of a majority of the remaining members of the Board of Directors then in office, although less than a quorum; provided, however, that:

(a)   in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Sponsor Director (other than a vacancy created by the retirement, resignation or removal of a Sponsor Director necessary to adjust the number of Sponsor Directors then in office in accordance with Section 5(a) of ARTICLE SIX), a majority vote of the remaining Sponsor Directors then in office shall appoint the director to fill the vacancy created thereby;

(b)   in the event a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Non-Sponsor Independent Director, a majority vote of the remaining Non-Sponsor Independent Directors then in office shall appoint the director to fill the vacancy created thereby; and

(c)   in the event a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Independent Director, a director appointed pursuant to this Section 3 of ARTICLE NINE shall be Independent.

A person so elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Section 4.   Officers. For so long as the Governance Agreement remains in effect, to the extent the Sponsor has, pursuant to its contractual rights under the Governance Agreement, designated any of the chief executive officer, the chief financial officer or the general counsel of the Corporation (each, a “Sponsor Designated Officer”) for appointment by the Board of Directors, Sponsor may remove any such Sponsor Designated Officer at Sponsor’s discretion subject to advising the Conflicts Committee prior to such removal and provision to the Conflicts Committee of the rationale therefor. In addition to the foregoing, while the Governance Agreement

C-3-11

remains in effect, the Board of Directors also may remove a Sponsor Designated Officer for cause after consulting in good faith with Sponsor with respect to such removal. The removal of any Sponsor Designated Officer pursuant to this Section 4 of ARTICLE NINE shall be effective immediately upon written notice of such removal to the Board of Directors.

ARTICLE TEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE ELEVEN

Any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. The foregoing is subject to the rights of holders of any series of Preferred Stock to act by written consent as specified in any duly authorized certificate of designation of any series of Preferred Stock. Except as otherwise required by law, a special meeting of stockholders of the Corporation may be called by (i) the chairperson of the Board of Directors, (ii) the Lead Independent Director (as defined in the Bylaws), if any, (iii) the Board of Directors pursuant to a duly adopted resolution or (iv) the secretary of the Corporation upon the written request, stating the purpose of such meeting, of the holders of a majority of the shares of Class A Common Stock then outstanding.

ARTICLE TWELVE

Section 1.   Corporate Opportunities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Corporate Opportunity presented to Sponsor, any of its Affiliated Companies or any Dual Role Person, to the extent set forth in this ARTICLE TWELVE and subject to any written contractual agreement in effect from time to time between the Corporation or any of its Affiliated Companies, on the one hand, and Sponsor Parent or any of its Affiliated Companies, on the other hand. The Corporation acknowledges that this ARTICLE TWELVE renounces specified business opportunities as contemplated by Section 122(17) of the DGCL. Nothing in this ARTICLE TWELVE shall amend or modify in any respect any written contractual agreement between Sponsor Parent or its Affiliated Companies, on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

(a)   In the event that Sponsor Parent, any of its Affiliated Companies or any Dual Role Person acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, none of the Corporation or any of its Affiliated Companies shall, to the fullest extent permitted by law, have any interest or expectancy in such Corporate Opportunity. None of Sponsor Parent, its Affiliated Companies or any Dual Role Person shall have a duty to communicate or offer to the Corporation or any of its Affiliated Companies, or refrain from engaging directly or indirectly in, any Corporate Opportunity, and may pursue or acquire such Corporate Opportunity for themselves or direct such Corporate Opportunity to another Person.

(b)   No Dual Role Person (i) shall have any duty to communicate or offer to the Corporation or any of its Affiliated Companies any Corporate Opportunity, (ii) shall be prohibited from communicating or offering any Corporate Opportunity to (x) Sponsor Parent, any of its Affiliated Companies of which such Dual Role Person is an employee, agent, representative, officer or director or (y) if not an employee, agent, representative, officer of director of Sponsor Parent or any of its Affiliated Companies, any Power Generation Business of which such Dual Role Person is an employee, agent, representative, officer or director and (iii) to the fullest extent permitted by the DGCL, shall have any liability to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (x) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Corporate Opportunity or (y) the communication or offer to Sponsor Parent, any of its Affiliated Companies of which such Dual Role Person is an employee, agent, representative, officer or director or any Power Generation Business of which such Dual Role Person is an employee, agent, representative, officer or director, as applicable, of any Corporate Opportunity.

Section 2.   Certain Matters Deemed not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE TWELVE, the Corporation renounces any interest or expectancy of the

C-3-12

Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that (i) the Corporation is not financially able or contractually permitted or legally able to undertake, (ii) is not in the Corporation’s line of business, (iii) is of no practical advantage to the Corporation or (iv) in which the Corporation has no interest or reasonable expectancy.

Section 3.   Certain Definitions. For purposes of this ARTICLE TWELVE:

      “Affiliated Company” means (i) with respect to the Corporation, any Person controlled by the Corporation and (ii) with respect to Sponsor Parent, any Person controlled by Sponsor Parent, other than the Corporation and any Person controlled by the Corporation. For purposes of this definition, “controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      “Corporate Opportunity” means any potential transaction, corporate opportunity or other matter within the same or similar business activities or related lines of business as those in which the Corporation or any of its Affiliated Companies may engage, or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliated Companies, directly or indirectly, participates; provided that a Restricted Opportunity shall not be a Corporate Opportunity.

      “Dual Role Person” means (i) any individual who is an officer or director of the Corporation and is also an employee, officer or director of Sponsor Parent or any of its Affiliated Companies or (ii) any individual who is a director of the Corporation and is otherwise an employee, officer or director of a Power Generation Business.

      “Power Generation Business” means any business engaged in designing, developing, providing services to, managing, owning or investing in power generation facilities.

      “Restricted Opportunity” means a Corporate Opportunity offered to a Dual Role Person solely in such Dual Role Person’s capacity as a director, an officer or employee of the Corporation or of any of its Affiliated Companies.

Section 4.   Termination. The provisions of this ARTICLE TWELVE shall have no further force or effect (i) with respect to Sponsor Parent and its Affiliated Companies at such time as Sponsor Parent and its Affiliated Companies are no longer entitled to designate any directors to the Board of Directors pursuant to ARTICLE SIX hereof and (ii) with respect to any Dual Role Person when such Dual Role Person no longer serves as a director or officer of the Corporation ; provided, however, that any such termination shall not affect the effectiveness of any written contractual agreement between the Corporation or any of its Affiliated Companies, on the one hand, and Sponsor Parent or any of its Affiliated Companies, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

Section 5.   Deemed Notice. Any Person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this ARTICLE TWELVE.

Section 6.   Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this ARTICLE TWELVE shall not affect the other provisions or parts hereof, and this ARTICLE TWELVE shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

ARTICLE THIRTEEN

Notwithstanding any other provisions of this Certificate or any provisions of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock), the affirmative vote of the holders of at least 66 2∕3% of the combined voting power of all of the then outstanding shares of the capital stock of the Corporation eligible to be cast in the election of directors generally voting as a single class shall be required to alter, amend or repeal Section 3 of ARTICLE FOUR hereof, ARTICLE EIGHT hereof, Section 2 of ARTICLE NINE hereof or this ARTICLE THIRTEEN or any provision thereof or hereof. Approval of the Conflicts Committee shall be required to alter, amend or repeal ARTICLE SIX hereof, ARTICLE SEVEN hereof, Section 3 of ARTICLE NINE hereof, ARTICLE TWELVE hereof or this ARTICLE THIRTEEN or any provision thereof or hereof.

C-3-13

ARTICLE FOURTEEN

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

ARTICLE FIFTEEN

The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate (as may be amended, altered, changed or repealed) or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this ARTICLE FIFTEEN shall be held to be invalid, illegal or unenforceable as applied to any Person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ARTICLE FIFTEEN (including, without limitation, each portion of any sentence of this ARTICLE FIFTEEN containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons or entities and circumstances shall not in any way be affected or impaired thereby. Any Person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE FIFTEEN.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed and attested by its duly authorized officer on this [•] day of [•], 2017.

By:
Name:
Title:

C-3-14

Annex C-4

Second Amended and Restated Bylaws
of TerraForm Power, Inc.

AGREED FORM

SECOND AMENDED AND RESTATED
BYLAWS
OF TERRAFORM POWER, INC.

A Delaware Corporation

(Amended and Restated as of [•], 2017)

ARTICLE I
OFFICES

Section 1.   Registered Office.   The registered office of TerraForm Power, Inc. (the “Corporation”) in the State of Delaware shall be located at 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address shall be Corporation Service Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the board of directors of the Corporation (the “Board of Directors”).

Section 2.   Other Offices.   The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1.   Annual Meeting.   An annual meeting of the stockholders shall be held at such date and time specified by the Board of Directors for the purpose of electing directors and conducting such other proper business as may come before the annual meeting. At the annual meeting, stockholders shall elect directors and transact such other business as properly may be brought before the annual meeting pursuant to Section 10 of this ARTICLE II.

Section 2.   Special Meetings.   Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of the stockholders may only be called in the manner provided in the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”).

Section 3.   Place of Meetings.   The Board of Directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting. The Board of Directors may, in its sole discretion, determine that any annual meeting or special meeting shall not be held at any place, but may instead be held solely by means of remote communications as provided under the Delaware General Corporation Law (the “DGCL”). If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Corporation. If for any reason any annual meeting shall not be held during any year, the business thereof may be transacted at any special meeting of the stockholders.

Section 4.   Notice.   Whenever stockholders are required or permitted to take action at a meeting, written, printed or electronic notice stating the place, date, time and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote on the record date, determined in accordance with the provisions of Section 3 of ARTICLE VI hereof. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent of the Corporation that the notice required by this Section 4 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Whenever the giving of any notice to stockholders is required by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof, given by the person entitled to said notice, whether before or after the event as to which such notice is

C-4-1

required, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, and thereafter does not vote or otherwise participate in the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any waiver of notice unless so required by applicable law, the Certificate of Incorporation or these Bylaws.

Section 5.   Stockholders List.   The officer having charge of the stock ledger of the Corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, the stockholder’s agent or attorney, at the stockholder’s expense, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list shall be provided with the notice of the meeting or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 6.   Quorum.   The holders of a majority in voting power of the outstanding shares of capital stock entitled to vote at the meeting of stockholders, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by the DGCL or by the Certificate of Incorporation. If a quorum is not present, (i) the holders of a majority in voting power of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place (or to be held by means of remote communications, if applicable) or (ii) the chairperson of the Board of Directors may, on his or her own motion, adjourn the meeting to another time and/or place (or to be held by means of remote communications, if applicable) until a quorum is present, without the approval of any stockholder present. When a specified item of business requires a vote by the holders of a class or series of shares of capital stock (if the Corporation shall then have outstanding shares of more than one class or series) voting as a class or series, the holders of a majority of the shares of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business, except as otherwise provided by the DGCL or by the Certificate of Incorporation.

Section 7.   Adjourned Meetings.   Subject to the last sentence of this Section 7, when a meeting is adjourned to another time and place (or to be held by means of remote communications, if applicable), notice need not be given of the adjourned meeting if the time and place thereof (or the means of remote communications, if applicable, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting) are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8.   Vote Required.   When a quorum is present, the affirmative vote of the majority in voting power of shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless (i) by express provisions of any applicable law, the rules and regulations of any stock exchange applicable to the Corporation, or of the Certificate of Incorporation, a different vote is required, in which case, such express provision shall govern and control the decision of such question, or (ii) the subject matter is the election of directors, in which case, the Certificate of Incorporation shall govern and control the approval of such subject matter.

Section 9.   Proxies.   Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. Any proxy is

C-4-2

suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 10.   Business Brought Before a Meeting of the Stockholders.

(A)      Annual Meetings.

(1)      At an annual meeting of the stockholders, only such nominations of persons for election to the Board of Directors shall be considered and only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations and other business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder who (i) is a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time the notice provided for in paragraph (A) of this Section 10 is delivered to the secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the annual meeting of stockholders, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in paragraphs (A) and (C) of this Section 10. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing and in proper form to the secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days before or delayed more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding anything in this paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this paragraph (A) of this Section 10 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(2)      Notwithstanding anything in these Bylaws to the contrary, only such persons who are nominated in accordance with the procedures set forth in paragraph (A) of this Section 10 shall be eligible to be elected at an annual meeting to serve as directors and no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 10. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not properly made or any business was not properly brought before the meeting, as the case may be, in accordance with the provisions of this Section 10; if he or she should so determine, he or she shall so declare to the meeting and any such nomination not properly made or any business not properly brought before the meeting, as the case may be, shall not be transacted.

C-4-3

(B)      Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (a) is a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time the notice provided for in paragraph (B) of this Section 10 is delivered to the Corporation’s secretary and on the record date for the determination of stockholders entitled to vote at the special meeting, (b) is entitled to vote at the meeting and upon such election, and (c) complies with the notice procedures set forth in the third sentence of paragraph (B) of this Section 10. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (C)(1) of this Section 10 shall be delivered to the Corporation’s secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C)      Stockholder’s Notices.

(1)      A stockholder’s notice providing for the nomination of a person or persons for election as a director or directors of the Corporation shall set forth (a) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (and for purposes of clauses (ii) through (ix) below, including any interests described therein held by any affiliates or associates (each within the meaning of Rule 12b-2 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for purposes of these Bylaws) of such stockholder or beneficial owner or by any member of such stockholder’s or beneficial owner’s immediate family sharing the same household, in each case as of the date of such stockholder’s notice, which information shall be confirmed or updated, if necessary, by such stockholder and beneficial owner (x) not later than ten (10) days after the record date for the notice of the meeting to disclose such ownership as of the record date for the notice of the meeting, and (y) not later than eight (8) business days before the meeting or any adjournment or postponement thereof to disclose such ownership as of the date that is ten (10) business days before the meeting or any adjournment or postponement thereof (or if not practicable to provide such updated information not later than eight (8) business days before any adjournment or postponement, on the first practicable date before any such adjournment or postponement)) (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, beneficially owned (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (provided that a person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future) and owned of record by such stockholder or beneficial owner, (iii) the class or series, if any, and number of options, warrants, puts, calls, convertible securities, stock appreciation rights, or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of the Corporation or with a value derived in whole or in part from the value of any class or series of shares or other securities of the Corporation, whether or not such instrument, right, obligation or commitment shall be subject to in the underlying class or series of shares or other securities of the Corporation (each, a “Derivative Security”), which are, directly or indirectly, beneficially owned by such stockholder or beneficial owner, (iv) any agreement, arrangement, understanding, or relationship, including any

C-4-4

repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder or beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of capital stock or other securities of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder or beneficial owner with respect to any class or series of capital stock or other securities of the Corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of any class or series of capital stock or other securities of the Corporation, (v) a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the Corporation, (vi) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares or other securities of the Corporation, (vii) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or such beneficial owner that are separated or separable from the underlying shares of the Corporation, (viii) any proportionate interest in shares of the Corporation or Derivative Securities held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, if any, (ix) a description of all agreements, arrangements, and understandings between such stockholder or beneficial owner and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of capital stock of the Corporation or Derivative Securities, (x) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (xi) a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to elect such stockholder’s nominees and/or otherwise to solicit proxies from the stockholders in support of such nomination and (xii) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (b) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (iii) a completed and signed questionnaire regarding the background and qualifications of such person to serve as a director, a copy of which may be obtained upon request to the secretary of the Corporation, (iv) all information with respect to such person that would be required to be set forth in a stockholder’s notice pursuant to this Section 10 if such person were a stockholder or beneficial owner, on whose behalf the nomination was made, submitting a notice providing for the nomination of a person or persons for election as a director or directors of the Corporation in accordance with this Section 10, and (v) such additional information that the Corporation may reasonably request to determine the eligibility or qualifications of such person to serve as a director or an Independent director of the Corporation, or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee as a director.

(2)      A stockholder’s notice regarding business proposed to be brought before a meeting of stockholders other than the nomination of persons for election to the Board of Directors shall set forth

C-4-5

(a) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, the information called for by clauses (a)(ii) through (a)(ix) of the immediately preceding paragraph (2) (including any interests described therein held by any affiliates or associates of such stockholder or beneficial owner or by any member of such stockholder’s or beneficial owner’s immediate family sharing the same household, in each case as of the date of such stockholder’s notice, which information shall be confirmed or updated, if necessary, by such stockholder and beneficial owner (x) not later than ten (10) days after the record date for the notice of the meeting to disclose such ownership as of the record date for the notice of the meeting, and (y) not later than eight (8) business days before the meeting or any adjournment or postponement thereof to disclose such ownership as of the date that is ten (10) business before the meeting or any adjournment or postponement thereof (or if not practicable to provide such updated information not later than eight (8) business days before any adjournment or postponement, on the first practicable date before any such adjournment or postponement)), (b) a brief description of (i) the business desired to be brought before such meeting, (ii) the reasons for conducting such business at the meeting and (iii) any material interest of such stockholder or beneficial owner in such business, including a description of all agreements, arrangements and understandings between such stockholder or beneficial owner and any other person(s) (including the name(s) of such other person(s)) in connection with or related to the proposal of such business by the stockholder, (c) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, (i) a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to approve the proposal and/or otherwise to solicit proxies from stockholders in support of such proposal and (ii) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (d) if the matter such stockholder proposes to bring before any meeting of stockholders involves an amendment to the Corporation’s Bylaws, the specific wording of such proposed amendment, (e) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business and (f) such additional information that the Corporation may reasonably request regarding such stockholder or beneficial owner, if any, and/or the business that such stockholder proposes to bring before the meeting. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(D)      General.

(1)      Only such persons who are nominated in accordance with the procedures set forth in this Section 10 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 10. Notwithstanding the foregoing provisions of this Section 10, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(2)      For purposes of this Section 10, “public announcement” shall mean disclosure in a press release reported by GlobeNewswire, Associated Press or a comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)      Notwithstanding the foregoing provisions of this Section 10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 10.

C-4-6

(4)      Nothing in this Section 10 shall be deemed to (a) affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act, (b) confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, (c) affect the rights of the holders of any series of preferred stock or (d) affect the rights of the Sponsor Parties (as defined in the Governance Agreement) under the Certificate of Incorporation and the Governance Agreement, dated as of [•], 2017 (as amended from time to time with the consent of the committee of the Board of Directors designated as the “Conflicts Committee” and comprised solely of Non-Sponsor Independent Directors (as defined in the Certificate of Incorporation) (the “Conflicts Committee”)), among the Corporation, Orion US Holdings 1 L.P. (together with any successor or permitted assign designated as such (“Sponsor”)) and each other person that becomes party thereto from time to time in accordance with its terms (the “Governance Agreement”).

(5)      The person presiding over the meeting of the stockholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this section, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Section 11.   Voting Procedures and Inspectors of Election at Meetings of Stockholders.   The Board of Directors, in advance of any meeting of stockholders, may, and shall if required by applicable law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting may, and shall if required by applicable law, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies or votes, or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

Section 12.   Conduct of Meetings; Organization. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. The chairperson of the Board of Directors shall preside at all meetings of the stockholders. If the chairperson of the Board of Directors is not present at a meeting of the stockholders, the vice chairperson shall preside at such meeting. If neither the chairperson nor the vice chairperson of the Board of Directors is present at a meeting of the stockholders, the chief executive officer or the president (if the president is a director and is not also the chairperson of the Board of Directors) shall preside at such meeting, and, if the chief executive officer or the president is not present at such meeting, a majority of the directors present at such meeting shall elect one of their members to so preside. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding over the

C-4-7

meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding officer at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding officer should so determine, such person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary, or in his or her absence, one of the assistant secretaries, shall act as secretary of the meeting. In case none of the officers above designated to act as the person presiding over the meeting or as secretary of the meeting, respectively, shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board of Directors, and in case the Board of Directors has not so acted, in the case of the designation of a person to act as secretary of the meeting, designated by the person presiding over the meeting.

Section 13.   Order of Business. The order of business at all meetings of stockholders shall be as determined by the person presiding over the meeting.

ARTICLE III
DIRECTORS

Section 1.   General Powers and Qualification. Except as provided in the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to such powers as are herein and in the Certificate of Incorporation expressly conferred upon it, the Board of Directors shall have and may exercise all the powers of the Corporation, subject to the provisions of the laws of Delaware, the Certificate of Incorporation and these Bylaws. Each Director shall, at the time of nomination and at all times thereafter until such individual’s service on the Board of Directors ceases, meet any applicable requirements or qualifications under applicable law and the applicable Stock Exchange Rules.

Section 2.   Number, Election and Term of Office. As of the date of these Bylaws, the number of directors which constitute the entire Board of Directors shall be seven (7) and thereafter shall be fixed from time to time by resolution of the Board of Directors with the approval of the Conflicts Committee. Directors shall be elected and shall hold office only in the manner provided in the Certificate of Incorporation and these Bylaws.

Section 3.   Resignation. Any director may resign at any time upon oral, written or electronic notice to the Corporation. Such resignation shall take effect at the time therein specified, and, unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.   Vacancies. Except as set forth in the Governance Agreement while it remains in effect, vacancies and newly created directorships resulting from any increase in the total number of directors may be filled only in the manner provided in the Certificate of Incorporation.

Section 5.   Director Independence. For purposes of these Bylaws, being Independent (“Independent”) means, with respect to any person that serves as a director or is nominated or designated to serve as a director at any time, the satisfaction by such person of the requirements to be “independent” under the rules and regulations of The NASDAQ Stock Market LLC or, if the shares of Class A Common Stock are listed on another primary security exchange, of the securities exchange on which shares of Class A Common Stock of the Corporation are listed at such time (the “Stock Exchange Rules”) and the applicable rules and regulations of the Securities and Exchange Commission (or any successor agency).

Section 6.   Chairperson of the Board and Vice Chairperson of the Board. Except as provided in the Certificate of Incorporation, the Board of Directors shall elect, by the affirmative vote of a majority of the total number of directors then in office, a chairperson of the Board of Directors and may elect, by the affirmative vote of a majority of the total number of directors then in office, a vice chairperson of the Board of Directors. The chairperson of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these Bylaws. If the chairperson of the Board of Directors is not present at a meeting of the stockholders or the Board of Directors, the vice chairperson, if any, shall preside at such meeting. If neither the chairperson nor the vice chairperson, if any, is present at a meeting of the stockholders or the Board of Directors, the chief executive officer or the president (if the president is a director and is not also the chairperson

C-4-8

of the Board of Directors) shall preside at such meeting, and, if the chief executive officer or the president is not present at such meeting, a majority of the directors present at such meeting shall elect one of their members to so preside. The chairperson shall be permitted to attend all meetings of standing committees of the Board of Directors on an ex officio basis.

Section 7.   Lead Independent Director. The Independent directors will select an Independent director to be appointed as the lead independent director of the Board of Directors (the “Lead Independent Director”). The Lead Independent Director shall have the duties as prescribed in the Certificate of Incorporation and these Bylaws and such other duties as may be prescribed by the Board of Directors from time to time. The Lead Independent Director shall be permitted to attend all meetings of standing committees of the Board of Directors on an ex officio basis.

Section 8.   Annual Meetings. Unless otherwise determined by resolution of the Board of Directors, the annual meeting of the Board of Directors shall be held without other notice than these Bylaws immediately after, and at the same place as, the annual meeting of stockholders. The chairperson of the Board of Directors (or his or her designee) and the Lead Independent Director shall have the right to establish the agenda for the annual meeting of the Board of Directors.

Section 9.   Other Meetings and Notices. Regular meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board of Directors, and special meetings of the Board of Directors may be called by the chairperson of the Board of Directors or the Lead Independent Director in each case on at least 24 hours’ notice to each director (unless such notice is waived by all directors then in office), either personally, by telephone, by mail, by telecopy or by other means of electronic transmission (notice by mail shall be deemed delivered three (3) days after deposit in the U.S. mail), which notice shall specify the business to be transacted and/or the matters to be voted upon at such special meeting. Only those matters set forth in the notice of special meeting may be brought before a special meeting or voted upon at such meeting, except with the consent of all directors then in office.

Section 10.   Quorum, Required Vote and Adjournment. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Unless by express provision of an applicable law, the Certificate of Incorporation or these Bylaws a different vote is required, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The chairperson of the Board of Directors (or his or her designee) shall have the right to adjourn any meeting of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, any directors present thereat may also adjourn the meeting. Notice of any adjourned meeting of the Board of Directors shall be given to each director, whether or not present at the time of the adjournment, pursuant to Section 9 of this ARTICLE III. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 11.   Committees. The Board of Directors shall designate the Conflicts Committee and a committee of the Board of Directors designated as the “Nominating and Corporate Governance Committee” (the “Governance Committee”) and may, by resolution passed by a majority of the total number of directors then in office, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation (including the power and authority to designate other committees of the Board of Directors); provided, however, that no such committee shall have power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending, or repealing the Bylaws of the Corporation. Except as set forth in the Certificate of Incorporation or the Bylaws of the Corporation or, while it remains in effect, in the Governance Agreement, any power and authority specifically delegated by the Board of Directors to a committee shall be solely the responsibility of such committee and shall not require further action by the Board of Directors. The composition and size of the Conflicts Committee and the Governance Committee shall be as set forth in the Governance Agreement, while it remains in effect. Subject to maintaining the required composition of any committee set out in the Certificate of Incorporation or the Bylaws of the Corporation or, while it remains in effect, in the Governance Agreement, the Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined

C-4-9

from time to time by resolution adopted by the Board of Directors. A majority of the total number of directors on a committee will constitute a quorum for the committee. Unless by express provision of any applicable law, the Certificate of Incorporation or these Bylaws a different vote is required, the vote of a majority of directors present at a committee meeting at which a quorum is present shall be the act of the committee. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors upon request. Each committee designated by the Board of Directors shall be formed and function in compliance with applicable law, applicable rules and regulations of the Securities and Exchange Commission (or any successor agency) and the Stock Exchange Rules.

Section 12.   Committee Rules. Subject to applicable law, the rules and regulations of any national securities exchange on which any securities of the Corporation are listed and these Bylaws, each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum.

Section 13.   Committee Member Qualifications. Each member of any committee of the Board of Directors shall be required to satisfy the requirements for members of such committee under applicable law and the Stock Exchange Rules. In all cases, members of the Conflicts Committee shall be required to be Independent.

Section 14.   Communications Equipment. Members of the Board of Directors or any committee thereof may participate in and act at any meeting of the Board of Directors or such committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak with each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 15.   Waiver of Notice. Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened and does not thereafter vote or otherwise participate in the meeting. Whenever the giving of any notice to each director is required by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof, given by a director entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in any waiver of notice unless so required by applicable law, the Certificate of Incorporation or these Bylaws.

Section 16.   Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all of the members of the Board of Directors or the relevant committee thereof, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 17.   Amendments to Governance Agreement. Any amendment, alteration, or repeal of the terms of the Governance Agreement or any waiver or departure from the terms and conditions thereof shall, in each case, be approved by a majority of the Conflicts Committee (without further action being required by the Board of Directors).

ARTICLE IV
OFFICERS

Section 1.   Number. Subject to the provisions contained in the Certificate of Incorporation, the officers of the Corporation shall be elected by the Board of Directors and may consist of a chief executive officer, a president, one or more vice presidents, a secretary, a chief financial officer and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors; provided that, for as long as the Governance Agreement remains in effect, Sponsor shall be entitled to designate to the Board of Directors the individuals to be appointed by the Board of Directors to serve as the chief executive officer, the chief financial officer and the general counsel of the Corporation (each, a “Sponsor Designated Officer” and, together, the “Sponsor Designated Officers”). Any number of offices may be held by the same person, except that neither the chief executive officer nor the president shall also hold the office of secretary. In its discretion, the Board of

C-4-10

Directors may choose not to fill any office for any period as it may deem advisable, except that the offices of chief executive officer and secretary shall be filled as expeditiously as possible.

Section 2.   Term of Office. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.   Removal. Any officer or agent elected by the Board of Directors may be removed by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed; provided that Sponsor Designated Officers shall only be removed as set forth in Section 4 of Article NINE of the Certificate of Incorporation.

Section 4.   Vacancies. Subject to the provisions contained in the Certificate of Incorporation, any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors; provided that for so long as the Governance Agreement remains in effect, Sponsor shall be entitled to designate to the Board of Directors the individuals to be appointed by the Board of Directors to serve in the roles of chief executive officer, chief financial officer and general counsel of the Corporation.

Section 5.   Compensation. Subject to applicable law and the rules and regulations of any national securities exchange on which any securities of the Corporation are listed, the compensation of all executive officers, to the extent paid by the Corporation or a subsidiary of the Corporation, shall be approved by the Board of Directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a Director of the Corporation. The compensation of the executive officers will be subject to disclosure requirements as are required or necessary based on applicable law and the Stock Exchange Rules.

Section 6.   Chief Executive Officer. The chief executive officer shall have the powers of and perform the duties incident to that position. Subject to the powers of the Board of Directors, the chief executive officer shall be in the general and active charge of the entire business and affairs of the Corporation, and shall be its chief policy making officer. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these Bylaws. The chief executive officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Whenever the president is unable to serve, by reason of sickness, absence or otherwise, the chief executive officer shall perform all the duties and responsibilities and exercise all the powers of the president.

Section 7.   The President. The president of the Corporation shall, subject to the powers of the Board of Directors and the chief executive officer, have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees. The president shall see that all orders and resolutions of the Board of Directors are carried into effect. The president is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The president shall have such other powers and perform such other duties as may be prescribed by the chief executive officer, the Board of Directors or as may be provided in these Bylaws.

Section 8.   Vice Presidents. The vice president, or if there shall be more than one, the vice presidents in the order determined by the Board of Directors, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice presidents shall also perform such other duties and have such other powers as the Board of Directors, the chief executive officer, the president or these Bylaws may, from time to time, prescribe. The vice presidents may also be designated as executive vice presidents or senior vice presidents, as the Board of Directors may from time to time prescribe.

Section 9.   The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the Board of Directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose or shall ensure that his or her designee attends each such meeting to act in such capacity. The secretary shall give, or cause to be given, all notices required to be given by these Bylaws or by law; shall have such powers and perform such duties as the Board of Directors, the chief executive officer, the president or these Bylaws may, from time to time, prescribe;

C-4-11

and shall have custody of the corporate seal of the Corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, any of the assistant secretaries, shall in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors, the chief executive officer, the president or the secretary may, from time to time, prescribe.

Section 10.   The Chief Financial Officer. The chief financial officer shall have the custody of the corporate funds and securities; shall keep full and accurate all books and accounts of the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the chief executive officer or the Board of Directors; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Corporation; and shall have such powers and perform such duties as the Board of Directors, the chief executive officer, the president or these Bylaws may, from time to time, prescribe. If required by the Board of Directors, the chief financial officer shall give the Corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of chief financial officer and for the restoration to the Corporation, in case of death, resignation, retirement or removal from office of the chief financial officer, of all books, papers, vouchers, money and other property of whatever kind in the possession or under the control of the chief financial officer belonging to the Corporation.

Section 11.   Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

Section 12.   Absence or Disability of Officers. In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person selected by it.

ARTICLE V
INDEMNIFICATION

Section 1.   Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or a subsidiary of the Corporation or, while a director or officer of the Corporation or a subsidiary of the Corporation, is or was serving at the request of the Corporation or a subsidiary of the Corporation as a director, officer, partner, member, manager, trustee or fiduciary of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan (an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, partner, member, manager, trustee or fiduciary and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this ARTICLE V with respect to proceedings to enforce rights to indemnification or advance of expenses, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee except to the extent such proceeding (or part thereof) was authorized in writing by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 1 of this ARTICLE V shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its

C-4-12

final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 of this ARTICLE V or otherwise.

Section 2.   Procedure for Indemnification. Any indemnification of an indemnitee or advance of expenses under Section 1 of this ARTICLE V shall be made promptly, and in any event within thirty (30) days (or, in the case of an advance of expenses, twenty (20) days), upon the written request of the indemnitee. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days (or, in the case of an advance of expenses, twenty (20) days), the right to indemnification or advances as granted by this ARTICLE V shall be enforceable by the indemnitee in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification or advance of expenses, in whole or in part, in any such action shall also be indemnified by the Corporation.

Section 3.   Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director or officer of the Corporation or a subsidiary of the Corporation or was serving at the request of the Corporation or a subsidiary of the Corporation as a director, officer, partner, member, manager, trustee or fiduciary of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 4.   Amendment or Repeal. Any repeal or modification of the foregoing provisions of this ARTICLE V shall not adversely affect any right or protection hereunder of any indemnitee in respect of any act, omission or condition existing or event or circumstance occurring prior to the time of such repeal or modification.

Section 5.   Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE V and in the Certificate of Incorporation shall not be exclusive of or restrict any other right which any person may have or hereafter acquire hereunder or under any statute, bylaw, agreement (including any indemnification agreement between the Corporation and any director or officer), vote of stockholders or disinterested directors or otherwise.

Section 6.   Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any director or officer who was or is serving at its request as a director or officer of another entity shall be reduced by any amount such director or officer may collect as indemnification or advancement of expenses from such other entity.

Section 7.   Other Indemnification and Prepayment of Expenses. This ARTICLE V shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than directors or officers with the same or lesser scope and effect as provided herein when and as authorized by appropriate corporate action.

Section 8.   Merger or Consolidation. For purposes of this ARTICLE V, references to the “Corporation” shall include, in addition to the corporation resulting from or surviving a consolidation or merger with the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger with the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation or a wholly owned subsidiary of such constituent corporation or, while a director or officer of such constituent corporation or a wholly owned subsidiary of such constituent corporation is or was serving at the request of such constituent corporation or a wholly owned subsidiary of such constituent corporation as a director, officer, partner, member, manager, trustee or fiduciary of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan, shall stand in the same position under this ARTICLE V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

C-4-13

Section 9.   Severability. If any provision of this ARTICLE V shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof.

ARTICLE VI
CERTIFICATES OF STOCK

Section 1.   General. The shares of stock in the Corporation shall not be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be certificated shares. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate, signed by, or in the name of the Corporation by the chief executive officer, president or vice president and the secretary or an assistant secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation. If a certificate is countersigned by a transfer agent or a registrar, the required signatures may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the Corporation. Shares of stock of the Corporation represented by certificates shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates and record the transaction on its books. Each such new certificate will be registered in such name as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, if any, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares shall be made to the stockholder entitled thereto and the transaction shall recorded upon the books and records of the Corporation. The Board of Directors may appoint one or more transfer agents or registrars or both in connection with the transfer of any class or series of securities of the Corporation. The Corporation may not issue stock certificates in bearer form. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 2.   Lost Certificates. The Corporation may issue (i) a new certificate or certificates of stock or (ii) uncertificated shares in place of any certificate or certificates previously issued by the Corporation, as applicable, in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3.   Fixing a Record Date for Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business of the next day preceding the day on which notice is first given. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

C-4-14

Section 4.   Fixing a Record Date for Other Purposes. In order that the Corporation may determine: (i) the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights; or (ii) the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days nor less than ten (10) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.   Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 6.   Subscriptions for Stock. Unless otherwise provided for in any subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the Board of Directors. Any call made by the Board of Directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the Corporation may proceed to collect the amount due in the same manner as any debt due the Corporation.

ARTICLE VII
GENERAL PROVISIONS

Section 1.   Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, in accordance with applicable law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2.   Checks, Drafts or Orders. All checks, drafts or other orders for the payment of money by or to the Corporation and all notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall be determined by resolution of the Board of Directors or a duly authorized committee thereof.

Section 3.   Contracts. In addition to the powers otherwise granted to officers pursuant to ARTICLE IV hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 4.   Loans. Subject to compliance with applicable law (including, if applicable, Section 13(k) of the Exchange Act), the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation and would not violate applicable law. The loan, guaranty or other assistance may be with or without interest, and may be unsecured or secured, in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation, subject to applicable law. Nothing in this Section 4 shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Section 5.   Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 6.   Corporate Seal. The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal,

C-4-15

Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Notwithstanding the foregoing, no seal shall be required by virtue of this Section 6.

Section 7.   Voting Securities Owned By Corporation. Voting securities in any other company held by the Corporation shall be voted by the chief executive officer, the president or a vice president, unless the Board of Directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8.   Inspection of Books and Records. The Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

Section 9.   Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 10.   Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11.   Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL, the Exchange Act or any regulation thereunder, or any other applicable law or regulation, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 12.   Notices. Except as provided in Section 4 of ARTICLE II hereof and Section 8 of ARTICLE III hereof, all notices referred to herein shall be in writing, shall be delivered personally, by first class mail, postage prepaid, or by telecopy or other means of electronic transmission, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder) or, in the case of telecopy, electronic mail or other electronic transmission, when directed to a number or an electronic mail address to which the stockholder has consented to receive notice or as otherwise specified in the DGCL.

Section 13.   Certificate of Incorporation. Unless the context requires otherwise, references in these Bylaws to the Certificate of Incorporation (as it may be amended and restated from time to time) shall also be deemed to include any duly authorized certificate of designation relating to any series of Preferred Stock of the Corporation that may be outstanding from time to time.

ARTICLE VIII
AMENDMENTS

These Bylaws may be made, amended, altered, changed, added to or repealed as set forth in ARTICLE SEVEN of the Certificate of Incorporation.

*      *      *      *      *

C-4-16

Annex C-5

Governance Agreement

AGREED FORM

GOVERNANCE AGREEMENT

among

TERRAFORM POWER, INC.,

ORION US HOLDINGS 1 L.P.

and

EACH MEMBER OF THE SPONSOR GROUP PARTY HERETO

Dated as of [•], 2017

C-5-i

GOVERNANCE AGREEMENT

GOVERNANCE AGREEMENT, dated as of [•], 2017 (this “Agreement”), among TerraForm Power, Inc., a Delaware corporation (the “Company”), Orion US Holdings 1, L.P., a Delaware limited partnership (“Orion”) and each other member of the Sponsor Group that becomes party to this Agreement from time to time pursuant to Section 4.3 of this Agreement (a “Joining BAM Affiliate” and together with Orion, the “Sponsor Parties” and each individually a “Sponsor Party”). Each of the Company and each Sponsor Party is referred to herein as a “Party”, and together as the “Parties”.

RECITALS

WHEREAS, the Company, Sponsor and BRE TERP Holdings Inc., a wholly owned subsidiary of Sponsor (“Merger Sub”), have entered into that certain Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017 (the “Sponsorship Transaction Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) as of the effective time of the Merger (the “Effective Time”);

WHEREAS, in connection with the consummation of the transactions set forth in the Sponsorship Transaction Agreement, the Company, Brookfield Asset Management Inc., a corporation existing under the laws of Ontario (“Brookfield”), and certain Affiliates of Brookfield have entered into certain ancillary agreements, including a Master Services Agreement, dated as of the date hereof (the “MSA”), pursuant to which certain Affiliates of Brookfield will provide certain services to the Company and its subsidiaries commencing at the Effective Time; and

WHEREAS, the Parties desire to establish herein certain rights and obligations with respect to the governance of the Company and the relationship between the Sponsor Group (as defined below) and the Company at and following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Certain Defined Terms.

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by such Person, or is under common control of a third Person.

“Agreement” has the meaning assigned to such term in the preamble.

“Beneficial owner” or “beneficially own” has the meaning given such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, and a Person’s beneficial ownership of Voting Securities shall be calculated in accordance with the provisions of such rules; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities, (ii) no Person shall be deemed beneficially to own any security solely as a result of this Agreement and (iii) Sponsor shall be deemed not to be the beneficial owner of any security solely due to its right to receive shares of Common Stock pursuant to Section 6.17 of the Sponsorship Transaction Agreement so long as such shares of Common Stock have not been issued to Sponsor.

“Board” means the board of directors of the Company.

“Brookfield” has the meaning assigned to such term in the recitals.

“Business Day” means any day that is not a Saturday, a Sunday or a day which is a statutory or civic holiday in the Province of Ontario or the State of New York.

“Bylaws” means the bylaws of the Company, as amended and restated as of the date hereof, and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Charter.

C-5-1

“Charter” means the certificate of incorporation of the Company, as amended and restated as of the date hereof, and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Company” has the meaning assigned to such term in the preamble.

“Conflicts Committee” means the committee of the Board designated as the “Conflicts Committee.”

“Control” or “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Affiliate” means, with respect to any Person, any other Person controlled by such Person. For purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Company Exemption” with respect to the Company means that the Company qualifies for the “controlled company” exemption under applicable Stock Exchange Rules based on the Sponsor Group’s beneficial ownership of Voting Securities.

“Director” means any member of the Board.

“Effective Time” has the meaning assigned to such term in the recitals.

“Election Meeting” means each annual or special meeting of stockholders of the Company at which Directors are to be elected.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Governance Committee” means the committee of the Board designated as the “Corporate Governance and Nominations Committee.”

“Governmental Authority” means any (i) international, national, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, including any independent electricity system operator, a regional transmission organization, national system operator or any other similar organization overseeing the transmission of electricity, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Independent” means, with respect to any person that serves as a Director or is nominated or designated to serve as a Director at any time, the satisfaction by such person of the requirements to be “independent” under the Stock Exchange Rules and any applicable rules and regulations of the Securities and Exchange Commission (or any successor agency).

“Independent Directors” means the Non-Sponsor Independent Directors and the Sponsor Independent Directors.

“Joining BAM Affiliate” has the meaning assigned to such term in the preamble.

“Law” means any (i) law, constitution, treaty, statute, code, ordinance, principle of common and civil law and equity, rule, regulation and municipal bylaw whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgment, order, writ, injunction, decision and award of any Governmental Authority, and (iii) policy, practice and guideline of any Governmental Authority which, although not actually having the force of law, is considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Law and in the context

C-5-2

that refers to one or more Persons, means such Law that applies to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanates from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Merger” has the meaning assigned to such term in the recitals.

“MSA” has the meaning assigned to such term in the recitals.

“Non-Sponsor Independent Directors” means the Directors who are Independent and are (i) designated initially pursuant to Section 2(b)(ii) of Article SIX of the Charter and serve as Directors as of the Effective Time, (ii) following the Effective Time, designated and recommended by the Directors who are Independent (other than any Sponsor Independent Directors) pursuant to Section 3 of Article SIX of the Charter and elected to the Board in accordance with Section 3 of Article SIX of the Charter or (iii) appointed by the Directors described in clause (i) or (ii) of this definition to fill a vacancy on the Board that such Directors are entitled to fill in accordance with Section 3 of Article NINE of the Charter.

“Orion” has the meaning ascribed to such term in the preamble.

“Party” has the meaning assigned to such term in the preamble.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, trust, association or other unincorporated organization or other entity, including any government or any agency or political subdivision thereof.

“Representative” means, with respect to a Person, the officers, directors, managers, employees, agents, accountants, lawyers, advisors, bankers and other representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission (or any successor agency).

“Sponsor” has the meaning set forth in Section 4.3(e).

“Sponsor Directors” means Directors who are (i) designated initially pursuant to Section 2(b)(i) of Article SIX of the Charter and serve as Directors as of the Effective Time, (ii) following the Effective Time, designated by the Sponsor to the Governance Committee pursuant to Section 3 of Article SIX of the Charter for its recommendation to the Board for election by the holders of shares of Common Stock and elected by the holders of shares of Common Stock to serve as Directors or (iii) appointed by the Directors described in clause (i) or (ii) to fill a vacancy on the Board that such Directors are entitled to fill pursuant to Section 3 of Article NINE of the Charter.

“Sponsor Group” means Brookfield and its Controlled Affiliates (other than the Company and its Controlled Affiliates).

“Sponsor Independent Directors” means Directors who are Independent and are (i) designated by the Sponsor to the Governance Committee for its recommendation to the Board for election by the holders of shares of Common Stock or (ii) appointed by Sponsor Directors to fill a vacancy on the Board that the Sponsor Directors are entitled to fill pursuant to Section 3 of Article NINE of the Charter.

“Sponsor Party” has the meaning assigned to such term in the recitals.

“Sponsorship Transaction Agreement” has the meaning assigned to such term in the recitals.

“Stock Exchange Rules” means the rules and regulations of The NASDAQ Stock Market LLC or, if the shares of Common Stock are listed on another primary securities exchange, of the securities exchange on which the shares of Common Stock are listed at such time.

“TERP Group” means the Company and its Controlled Affiliates.

“Voting Securities” means, at any time, (i) the Common Stock and (ii) shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors.

C-5-3

Section 1.2 Other Definitional Provisions.

(a) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) References to a party to this Agreement include its successors and permitted assigns.

ARTICLE II
CORPORATE GOVERNANCE

Section 2.1. Agreement to Vote.

(a) With respect to the election and removal of the Non-Sponsor Independent Directors, the Sponsor Parties shall cause all Voting Securities beneficially owned by any member of the Sponsor Group to be voted (or abstained from voting), in the same proportion as the Voting Securities that are voted (or abstained from voting) by stockholders other than any member of the Sponsor Group or any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes any member of the Sponsor Group.

(b) The Sponsor Parties shall cause all Voting Securities beneficially owned by any member of the Sponsor Group to be present at any stockholder meeting.

Section 2.2. Officers.

(a) For so long as the MSA remains in effect:

(i) The Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company shall be designated by Sponsor for appointment by the Board (the “Sponsor Designated Officers”).

(ii) The Sponsor Designated Officers shall be employees of a member of the Sponsor Group and shall be compensated by a member of the Sponsor Group.

(iii) Unless otherwise provided pursuant to the MSA, all other officers of the Company shall be employed and compensated by the Company and will report, directly or indirectly, to one or more of the Sponsor Designated Officers.

(iv) The Sponsor Designated Officers shall be officers of the Company and shall devote their full professional time to the Company.

(b) Sponsor shall provide to the Board (including the Independent Directors) (i) information regarding the qualifications of Sponsor Designated Officers for their appointed role and (ii) all other information reasonably requested by any member of the Board in connection with the appointment of a Sponsor Designated Officer.

(c) For so long as the MSA remains in effect, Sponsor may remove any Sponsor Designated Officer at Sponsor’s discretion subject to advising the Conflicts Committee prior to such removal and provision to the Conflicts Committee of the rationale therefor. In addition to the foregoing, for so long as the MSA remains in effect, the Board may remove a Sponsor Designated Officer for cause after consulting in good faith with Sponsor with respect to such removal. Further, the Conflicts Committee may make a recommendation to Sponsor to replace any Sponsor Designated Officer at any time, if the Conflicts Committee believes that there may be reason to remove such Sponsor Designated Officer.

(d) The Sponsor Parties hereby acknowledge (and Sponsor agrees to cause the employer of each Sponsor Designated Officer to acknowledge to such Sponsor Designated Officer in writing upon request by the Conflicts Committee) that:

(i) each Sponsor Designated Officer shall be required to act in the best interests of the Company and its Controlled Affiliates and consistent with such Sponsor Designated Officer’s fiduciary duties to the Company and its Controlled Affiliates, notwithstanding any conflicting interests such Sponsor Designated Officer may have as an employee of a member of the Sponsor Group; and

C-5-4

(ii) that the client of the Sponsor Designated Officer acting as the General Counsel of the Company shall be the Company and its Controlled Affiliates, notwithstanding being an employee of any member of the Sponsor Group.

(e) The compensation of the Sponsor Designated Officers shall be determined by Brookfield and Sponsor, and Sponsor will explain the rationale therefor to the Board. The compensation of the Sponsor Designated Officers shall be disclosed to the committee of the Board designated as the “Compensation Committee” (or, if the Company does not have a Compensation Committee at such time, to the Governance Committee) and shall be subject to disclosure requirements under the rules and regulations of the SEC, the Stock Exchange Rules and other applicable law.

(f) Sponsor shall submit to the Board the name of each Sponsor Designated Officer to be designated by Sponsor pursuant to Section 2.2(a)(i), including in respect of the replacement of a Sponsor Designated Officer who has resigned or been removed (upon death or otherwise). If the Board determines that the service by such Sponsor Designated Officer would not violate applicable law or applicable Stock Exchange Rules, such Sponsor Designated Officer shall be appointed unless such appointment would violate the fiduciary duties of the members of the Board. If a proposed Sponsor Designated Officer is not appointed by the Board, Sponsor shall have the right to submit another name of a proposed Sponsor Designated Officer to the Board for appointment in accordance with the immediately preceding sentence, and shall have the right to continue so submitting names until such Sponsor Designated Officer is so appointed.

Section 2.3. Committees.

(a) The Company shall have a Conflicts Committee, and the Conflicts Committee shall comprise three (3) Non-Sponsor Independent Directors. Any amendments to the charter of the Conflicts Committee shall be approved by a majority of the Board and a majority of the Conflicts Committee.

(b) The Company shall have a Governance Committee, and the Governance Committee shall comprise three (3) directors. For so long as the Company qualifies for the Controlled Company Exemption, the Governance Committee will include at least one Sponsor Director and at least one Non-Sponsor Independent Director. After the date on which the Company does not qualify for the Controlled Company Exemption, the Governance Committee will comprise three (3) Independent Directors, at least one of whom will be a Non-Sponsor Independent Director. Any amendments to the charter of the Governance Committee shall be approved by a majority of the Board and a majority of the Governance Committee.

Section 2.4. Notice of Transfer. In connection with any purchase or other acquisition and transfer between or among members of the Sponsor Group pursuant to the exception in clause (C) of ARTICLE FOUR, Section 4(a)(i) of the Charter, Sponsor shall provide prior notice to the Company if such purchase or other acquisition and transfer is reasonably likely to require a prior authorization from the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act. Sponsor shall also provide additional information regarding the nature of such purchase or other acquisition and transfer if reasonably requested by the Company.

Section 2.5. Observer to the Board. At any time during which there are no Sponsor Directors on the Board because holders of shares of Common Stock voted against all the individuals designated by the Sponsor to serve as a Director at an Election Meeting, then, for so long as the MSA is in effect, the Sponsor shall be entitled to designate one individual to attend, at the cost of the Sponsor, Board meetings as a non-voting observer and receive copies of materials provided to Directors with respect to a meeting or a written consent in lieu of a meeting; provided that (i) the Sponsor shall cause such individual to hold in confidence pursuant to, and in accordance with, the MSA all materials so provided and information obtained as a result of attending such meetings (which materials and information the Sponsor Parties agree are subject to the confidentiality provisions in the MSA); and (ii) a majority of Directors may exclude such observer from, or limit the right of such observer to attend, any meeting or portion thereof (or receive any materials related thereto) to the extent such majority determines (a) that such observer’s attendance or participation in a meeting or access to information could jeopardize attorney-client privilege, the work product doctrine or any other similarly protective privilege or doctrine, could result in the breach of confidentiality obligations of the Company or its subsidiaries to third parties, could result in a conflict of interest or could impair the due consideration by the Board of matters as to which the exclusion pertains or (b) that exclusion of such observer is necessary or appropriate in furtherance of discharging the Board’s fiduciary duties to the Company’s stockholders or is otherwise required by applicable law.

C-5-5

ARTICLE III
EFFECTIVENESS AND TERMINATION

Section 3.1. Effectiveness. This Agreement shall take effect immediately upon the Effective Time and shall remain in effect until it is terminated pursuant to Section 3.2 of this Agreement.

Section 3.2. Termination. At such time that the MSA is no longer in effect, all provisions of this Agreement, other than this Article III and Article IV (except for Section 4.1, Section 4.2, Section 4.4, Section 4.6, Section 4.7, Section 4.8 and 4.10), shall terminate and be of no further force and effect.

ARTICLE IV
MISCELLANEOUS

Section 4.1. Amendments and Modifications. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party. The approval by the Company of any such amendment, modification or supplement shall be subject to approval by a majority of the Board and a majority of the Conflicts Committee.

Section 4.2. Waivers, Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement, must be in writing and executed and delivered by a duly authorized officer on behalf of such Party and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law or otherwise afforded to any party, will be deemed cumulative with and not exclusive of any other remedy, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 4.3. Successors, Assigns and Transferees.

(a) This Agreement shall bind and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

(b) Upon any sale, assignment or other transfer (in each case, directly or indirectly, by operation of law or otherwise) by a member of the Sponsor Group that is a Sponsor Party of legal and beneficial ownership of any Voting Securities held by it to a member of the Sponsor Group that is not then a Sponsor Party, the transferor Sponsor Party shall cause the transferee member of the Sponsor Group to become a party to this Agreement by executing and delivering to the Company a joinder to this Agreement substantially in the form of Exhibit A, which execution and delivery shall be a condition to the effectiveness of the transfer of such Voting Securities to the transferee member of the Sponsor Group. Any sale, assignment or other transfer (in each case, directly or indirectly, by operation of law or otherwise) of legal and beneficial ownership of Voting Securities by a Sponsor Party to a member of the Sponsor Group that is not then a Sponsor Party that does not include the execution and delivery to the Company of a joinder to this Agreement substantially in the form of Exhibit A prior to or concurrently with such sale, assignment or transfer shall be void ab initio and the Voting Securities transferred to such Person shall be deemed to be held or returned to the Sponsor Party that last held such Voting Securities.

(c) Upon the acquisition (directly or indirectly, by operation of law or otherwise) by any member of the Sponsor Group that is not then a Sponsor Party of legal and beneficial ownership of Voting Securities, each Sponsor Party shall cause such acquiring member of the Sponsor Group to become a party to this Agreement by executing and delivering to the Company a joinder to this Agreement substantially in the form of Exhibit A within a reasonable period of time following such acquisition (but in no event later than 10 Business Days thereafter).

(d) A Sponsor Party shall cease to be a party to this Agreement and shall automatically be released from all obligations hereunder in the event that such Sponsor Party ceases to (i) be the legal and beneficial owner any

C-5-6

Voting Securities and, in the case it ceases to own all such Voting Securities as a result of a sale, assignment or other transfer of some or all of such Voting Securities to a member of the Sponsor Group, conditioned upon the joinder to this Agreement by the transferee member of the Sponsor Group as set forth in Section 4.3(b) above or (ii) be a Controlled Affiliate of Brookfield.

(e) Except as set forth in clause (b) and (c) above, this Agreement shall not be assigned, by operation of law or otherwise, without the prior written consent of the Parties and any such assignment or attempted assignment without such consent shall be void.

(f) All Sponsor Parties to this Agreement at any time may, by written notice to the Company, designate any individual Sponsor Party among them as their representative for purposes of this Agreement and such representative shall be referred to as the “Sponsor.” The Sponsor designated as of the date of this Agreement is Orion.

Section 4.4. Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid registered or certified mail, by e-mail or other means of electronic communication, provided that the e-mail is promptly confirmed by telephone confirmation thereof, or by hand delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid registered or certified mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received three (3) Business Days after the postmarked date thereof, or if sent by e-mail or other means of electronic communication, will be deemed to have been received when sent, or if delivered by hand will be deemed to have been received upon actual receipt either by the individual designated below or by an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lockout or otherwise, notices or other communications will be delivered by hand or sent by e-mail or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

If to Sponsor:

c/o Brookfield Asset Management Inc.
181 Bay Street, Suite 300
Toronto, Ontario, M5J 2T3, Canada
Attention:	Jennifer Mazin
Telephone:	(416) 363-9491
E-mail:	jennifer.mazin@brookfieldrenewable.com

If to the Company:

TerraForm Power, Inc.
7550 Wisconsin Ave.
Bethesda, MD 20814
Attention:	General Counsel
Telephone:	(240) 762-7700
E-mail:	[•]

If to the Conflicts Committee:

TerraForm Power, Inc.
7550 Wisconsin Ave.
Bethesda, MD 20814
Attention:Members of the Conflicts Committee
Telephone:	(240) 762-7700

C-5-7

with a copy to (which shall not constitute notice):

TerraForm Power, Inc.
7550 Wisconsin Ave.Bethesda, MD 20814
Attention:General Counsel
Telephone:	(240) 762-7700
E-mail:	[•]

or to or to such other addresses or as a party may from time to time notify the other in accordance with this Section 4.4.

Section 4.5. Entire Agreement. This Agreement, the Sponsorship Transaction Agreement (including any exhibits thereto), the Company Disclosure Letter (as defined in the Sponsorship Transaction Agreement), the Ancillary Agreements (as defined in the Sponsorship Transaction Agreement), the Charter and the Bylaws constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, understandings, representations and warranties both written and oral, among the Parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the Parties or their Representatives to the contrary, no Party shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

Section 4.6. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed by and construed in accordance with, the internal laws of the State of Delaware, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 4.7. Submission to Jurisdiction. EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE DELAWARE COURT OF CHANCERY OR, TO THE EXTENT SUCH COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT SUCH COURTS ARE AN INCONVENIENT FORUM, OR THAT THE VENUE OF SUCH COURTS MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE COURT OF CHANCERY OR FEDERAL COURT. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 4.4 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH.

Section 4.8. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED-FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY

C-5-8

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.8.

Section 4.9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 4.10. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 4.11. Enforcement. THE PARTIES ACKNOWLEDGE AND AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED AND THAT MONETARY DAMAGES WOULD NOT BE AN ADEQUATE REMEDY THEREFOR. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OR THREATENED BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF COMPETENT JURISDICTION, IN EACH CASE WITHOUT PROOF OF DAMAGES OR OTHERWISE (AND EACH PARTY HEREBY WAIVES ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY), THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. THE PARTIES AGREE NOT TO ASSERT THAT A REMEDY OF SPECIFIC ENFORCEMENT IS UNENFORCEABLE, INVALID, CONTRARY TO LAW OR INEQUITABLE FOR ANY REASON, NOR TO ASSERT THAT A REMEDY OF MONETARY DAMAGES WOULD PROVIDE AN ADEQUATE REMEDY.

Section 4.12. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 4.13. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto and thereto, to the extent signed and delivered by facsimile or in electronic format (e.g., “pdf” or “tif”) shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[The remainder of this page is intentionally left blank]

C-5-9

IN WITNESS WHEREOF, the parties hereto have executed this Governance Agreement as of the date first written above.

TERRAFORM POWER, INC.

By:
Name:
Title:
ORION US HOLDINGS 1 L.P.

By:
Name:
Title:

C-5-10

EXHIBIT A

Form of Joinder

JOINDER AGREEMENT

This Joinder Agreement, dated as of                , (this “Joinder Agreement”) is a joinder to the Governance Agreement, dated [•], by and among TerraForm Power, Inc. (the “Company”), Orion US Holdings 1 L.P. (“Sponsor”) and the other parties party thereto from time to time (the “Governance Agreement”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Governance Agreement.

1. [Each of] [t]he undersigned, having received and reviewed a copy of the Governance Agreement, hereby agrees to be bound by the terms, conditions and other provisions of the Governance Agreement as though it is a “Sponsor Party” under the Governance Agreement, with all attendant rights, duties and obligations stated therein applicable to the “Sponsor Parties” in the same manner as if the undersigned were party to the Governance Agreement as of the date on which it was originally executed.

2. The undersigned represents and warrants to the Company that it is a Controlled Affiliate of Brookfield.

3. This Joinder Agreement shall be deemed to be made in and in all respects shall be interpreted, governed by and construed in accordance with, the internal laws of the State of Delaware, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

4. This Joinder Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument. This Joinder Agreement and any signed agreement or instrument entered into in connection with this Joinder Agreement, and any amendments or waivers hereto and thereto, to the extent signed and delivered by facsimile or in electronic format (e.g., “pdf” or “tif”) shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[The remainder of this page is intentionally left blank]

C-5-11

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Joinder Agreement as of the date first written above.

[NEW PARTY]

By:
Name:
Title:
[NEW PARTY]

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

TERRAFORM POWER, INC.

By:
Name:
Title:
ORION US HOLDINGS 1 L.P.

By:
Name:
Title:

C-5-12

Annex C-6

Amended and Restated Charter of the Conflicts Committee of the Board of Directors of
TerraForm Power, Inc.

CHARTER OF THE CONFLICTS COMMITTEE OF THE BOARD OF DIRECTORS OF
TERRAFORM POWER, INC.

(Amended and restated on [•], 2017)

1. Members. The Board of Directors (the “Board”) of TerraForm Power, Inc. (the “Company”) shall appoint a Conflicts Committee (the “Conflicts Committee”). The number of directors which constitute the Conflicts Committee shall be determined by the Board from time to time; provided that, for as long as the Governance Agreement, dated as of [•], 2017 (as may be amended from time to time, the “Governance Agreement”), among the Company, Orion US Holdings 1 L.P. (together with any successor or permitted assign designated as such, “Sponsor”) and each other member of the Sponsor Group that becomes party thereto from time to time in accordance with its terms, is in effect, the Conflicts Committee shall be comprised of the three Non-Sponsor Independent Directors serving as directors on the Board. Each of the Conflicts Committee members shall be appointed by the Board in accordance with the Company’s certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”), as in effect from time to time, subject to the terms of the Governance Agreement, and shall serve as such until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal from the Board or the Conflicts Committee.

2. Purpose, Duties and Responsibilities. The purpose of the Conflicts Committee is to provide leadership and guidance to the Board and to the Company regarding transactions or situations involving potential conflicts of interest between the Company and its Controlled Affiliates, on the one hand, and members of the Sponsor Group, on the other hand.

3. The duties and responsibilities of the Conflicts Committee shall be as follows:

(a) Review and approve:

(i) All material transactions, and matters in which a conflict of interest exists, between the Company or any of the Company’s Controlled Affiliates, on the one hand, and any member of the Sponsor Group, on the other hand, including, without limitation, with respect to:

(A) any acquisition of ROFO Assets (as defined in the Relationship Agreement, dated as of [•], 2017, by and among Brookfield Asset Management Inc., the Company, TerraForm Power, LLC and TerraForm Power Operating, LLC (as may be amended from time to time, the “Relationship Agreement”)); and

(B) approval of any draws on the credit line pursuant to the Sponsor Line Agreement, dated as of [•], 2017, between Brookfield Asset Management Inc. or one or more of its Affiliates and the Company (as may be amended from time to time, the “Sponsor Line Agreement”).

(ii) Any voluntary filing for bankruptcy, liquidation or dissolution by the Company, TerraForm Power, LLC or TerraForm Power Operating, LLC;

(iii) Any merger or consolidation involving the Company, TerraForm Power, LLC or TerraForm Power Operating, LLC with or into any other person, or any other transaction that results in a change of control of the Company TerraForm Power, LLC or TerraForm Power Operating, LLC to an unaffiliated third party;

(iv) Any sale of all or substantially all assets of the Company and its subsidiaries, taken as a whole;

(v) Any change of business or entry into a new line of business by the Company and its subsidiaries;

(vi) Any amendments to constitutional documents of the Company or TerraForm Power, LLC that would adversely affect the rights of the holders of shares of the Company’s Class A Common Stock, par value $0.01 per share, (other than any member of the Sponsor Group) in relation to any member of the Sponsor Group; and

C-6-1

(vii) Initiating, pursuing, defending, settling, releasing, waiving or compromising any claim, action, suit, arbitration, proceeding, investigation, audit or inquiry, in each case, whether civil, criminal or administrative, in law or in equity, in which the Company or any of its Affiliates is an adverse party to any member of the Sponsor Group.

(b) Approve any change to the size of the Board and the proportion of directors on the Board who should be Independent.

(c) Consult with Sponsor regarding, and prior to, removal and appointment of any Sponsor Designated Officers.

(d) Review and report to the Board regarding potential conflicts of interest of directors, and review independence and qualifications of directors who are Independent for purposes of making recommendations for election, re-election or removal and with respect to related-party transactions.

(e) Make a recommendation to Sponsor for the replacement of any Sponsor Designated Officer if the Conflicts Committee determines that there may be a reason to remove such officer.

(f) Review and recommend structures and procedures designed to facilitate the Board’s independence from the Service Providers and to avoid potential conflicts of interest.

(g) Supervise any changes in fees paid to the Service Providers.

(h) Approval of this charter of the Conflicts Committee and any amendments, modifications or supplements thereof from time to time; provided that, any amendments, modifications or supplements of this charter of the Conflicts Committee must also be approved by the Board.

(i) Approval of any amendment, modification or supplement of the Governance Agreement from time to time, or any waiver or departure from the terms and conditions thereof.

(j) Perform such other duties and responsibilities as are consistent with the purpose of the Conflicts Committee, as the Board deems appropriate.

4. Meetings and Procedures of the Conflicts Committee. The Conflicts Committee shall meet periodically (but not less frequently than annually) at such times as it determines to be necessary or appropriate. The Board shall designate one member of the Conflicts Committee as its chairperson. The chairperson of the Conflicts Committee or a majority of the members of the Conflicts Committee may call a special meeting of the Conflicts Committee. A majority of the members of the Conflicts Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

Information and materials that are important to the Conflicts Committee’s understanding of the agenda items and other topics to be considered at a Conflicts Committee meeting should, to the extent practicable, be distributed sufficiently in advance of the meeting to permit prior review by the directors. In the event of a pressing need for the Conflicts Committee to meet on short notice or if such materials contain highly confidential or sensitive information, it is recognized that written materials may not be available in advance of the meeting.

The Conflicts Committee may request that any directors or officers of the Company, or other persons whose advice and counsel are sought by the Conflicts Committee, attend any meeting of the Conflicts Committee to provide such pertinent information as the Conflicts Committee requests. As part of its responsibility to foster open communication, the Conflicts Committee should also meet separately on a periodic basis with management, the Company’s General Counsel and the Company’s independent auditors.

The Conflicts Committee shall report regularly to the full Board with respect to its activities. Written minutes of all Conflicts Committee meetings shall be kept and the minutes shall be maintained with the books and records of the Company.

5. Evaluation of the Conflicts Committee. The Conflicts Committee shall, on an annual basis, evaluate its performance under this charter of the Conflicts Committee. In conducting this review, the Conflicts Committee shall evaluate whether this charter of the Conflicts Committee appropriately addresses the matters that are or should be within its scope. The Conflicts Committee shall address all matters that the Conflicts Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality

C-6-2

of the information and recommendations presented by the Conflicts Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Conflicts Committee were adequate for the Conflicts Committee to complete its work in a thorough and thoughtful manner.

The Conflicts Committee shall present to the Board the results setting forth the results of its evaluation, including any recommended amendments to this charter of the Conflicts Committee and any recommended changes to the Company’s or the Board’s policies or procedures.

6. Investigations and Studies, Outside Advisors, Support. The Conflicts Committee may conduct or authorize investigations into or studies of matters within the Conflicts Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other advisers as it deems necessary.

7. General Legal Standard. Nothing contained in this charter of the Conflicts Committee is intended to create, or should be construed as creating, any responsibility or liability of the members of the Conflicts Committee, except to the extent otherwise provided under the applicable laws of Delaware which shall set the legal standard for the conduct of the members of the Conflicts Committee.

8. Definitions. For purposes of this charter of the Conflicts Committee:

(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by such Person, or is under common control of a third Person.

(b) “Controlled Affiliate” has the meaning assigned in the Certificate of Incorporation.

(c) “Governance Committee” means the committee of the Board designated as the “Corporate Governance and Nominations Committee.”

(d) “Independent” has the meaning assigned in the Certificate of Incorporation.

(e) “Non-Sponsor Independent Directors” has the meaning assigned in the Certificate of Incorporation.

(f) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(g) “Service Providers” means the providers from time to time of services to the Company and its Controlled Affiliates pursuant to that certain Master Services Agreement, dated as of [•], 2017, by and among Brookfield Asset Management Inc., BRP Energy Group L.P., Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., Brookfield Global Renewable Energy Advisor Limited, the Company, TerraForm Power, LLC, and TerraForm Power Operating, LLC.

(h) “Sponsor” has the meaning assigned in the Governance Agreement.

(i) “Sponsor Designated Officers” has the meaning assigned in the Certificate of Incorporation.

(j) “Sponsor Group” has the meaning assigned in the Governance Agreement.

C-6-3

Annex C-7

Charter of the Corporate Governance and Nominations Committee of the Board of Directors of
TerraForm Power, Inc.

CHARTER OF THE
CORPORATE GOVERNANCE AND NOMINATIONS COMMITTEE OF
THE BOARD OF DIRECTORS OF TERRAFORM POWER, INC.

(Adopted on [•], 2017)

1. Members. The Board of Directors (the “Board”) of TerraForm Power, Inc. (the “Company”) shall appoint a Corporate Governance and Nominations Committee (the “Governance Committee”). The number of directors which constitute the Governance Committee shall be determined by the Board from time to time; provided that (A) for as long as (i) the Company meets the Controlled Company Exemption and (ii) the Governance Agreement, dated as of [•], 2017 (as may be amended from time to time, the “Governance Agreement”), among the Company, Orion US Holdings 1 L.P. and each other member of the Sponsor Group that becomes party thereto from time to time in accordance with its terms, is in effect, the Governance Committee shall be comprised of three directors and shall include at least one Sponsor Director and at least one Non-Sponsor Independent Director; and (B) once the Company fails to meet the Controlled Company Exemption, the Governance Committee shall be comprised of at least three Independent Directors, at least one of which shall be a member of the Conflicts Committee of the Board. Each member of the Governance Committee shall satisfy the requirements under applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) (or any successor agency) and The NASDAQ Stock Market LLC, or, if the shares of Class A Common Stock are listed on another primary securities exchange, of the securities exchange on which shares of Class A Common Stock of the Company are listed at such time. Each of the Governance Committee members shall be appointed by the Board in accordance with the Company’s certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) and the Governance Agreement, as in effect from time to time, and shall serve as such until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal from the Board or the Governance Committee.

2. Purpose, Duties and Responsibilities. The purpose of the Governance Committee is to provide leadership and guidance to the Board and to the Company regarding matters of corporate governance and the selection and evaluation of members of the Board. The duties and responsibilities of the Governance Committee shall be as follows:

(a) Consider the composition of the Board and its committees, and submit recommendations for the filling of vacancies based on:

(i) Applicable designation rights set forth in the Certificate of Incorporation of the Company;

(ii) Consideration of the business experience and specific areas of expertise of each current director; and

(iii) The need for the Board to have diversity of perspectives.

(b) Develop and maintain a Board succession plan responsive to the Company’s and its security holders’ needs and interests.

(c) Establish, review, and assess qualifications of proposed Board members.

(d) Submit to the Board, consistent with any criteria approved by the Board, proposed new director names and assess whether these candidates would be considered Independent and meet other such qualifying factors as the Governance Committee deems appropriate.

(e) If the Board chairperson is not Independent, review and assess the qualifications of the Independent Directors (other than Non-Sponsor Independent Directors) and recommend to the Board that an Independent Director be appointed as Lead Independent Director of the Board (as defined in the Bylaws).

(f) Review and make recommendations to the Board with respect to the remuneration of the directors of the Company and the members of committees of the Board.

C-7-1

(g) Together with the chairperson of the Board, establish a process for reviewing directors’ performance and oversee the evaluation of the Board.

(h) Review the program of the Board for each year, and the methods and processes to implement the program, including:

(i) Frequency and content of meetings and the special meeting requirement;

(ii) Foreseeable issues to be presented to the Board at its meetings;

(iii) Material to be provided to directors, generally and at meetings of the Board;

(iv) Communication process and quality of relationship between the Board and the Service Providers; and

(v) Required public disclosures on corporate governance.

(i) Report, on an annual basis, the effectiveness of the performance of the Board, including a review of areas in which the Board’s effectiveness may be enhanced.

(j) Review and assess, on an annual basis, the corporate governance guidelines of Company entities, and make recommendations to the Board, where appropriate.

(k) Develop charters for any new committees established by the Board, and annually review the charters of existing committees and recommend amendments thereto to the Board.

(l) Periodically review the position description for the chairperson of the Board and recommend any amendments to such position description to the Board.

(m) Review all proposed material related-party transactions and situations involving potential conflicts of interest that are not required to be reviewed or considered by the Conflicts Committee pursuant to relevant securities laws or rules or the terms of the charter of the Conflicts Committee.

(n) Review and assess policies in respect of anti-bribery and anti-corruption matters and political contributions.

(o) Review and make recommendations to the Board with respect to the Company’s overall approach to corporate governance.

(p) Establish a process for reviewing the performance and overseeing the evaluation of the Service Providers.

(q) Monitor relationships between Service Providers and the Board.

(r) Consult with the Conflicts Committee of the Board regarding any change to the size of the Board.

(s) Review and assess the Company’s procedures, policies and initiatives relating to corporate social responsibility.

(t) Review and assess the Company’s enterprise risk management programs and policies.

(u) For so long as the Company does not have a separate compensation committee, carry out the activities customarily delegated to the compensation committee, including:

(i) Discharge the responsibilities of the Board with respect to the Company’s incentive compensation plans and equity-based plans, including the TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan (the “2014 LTIP”), oversee the activities of the individuals responsible for administering these plans, and discharge any responsibilities imposed on the Committee by any of these plans, including, without limitation, the responsibility of the Committee (as such term is defined in the 2014 LTIP);

(ii) Approve issuances under, or any material amendment of, any tax qualified, non-discriminatory employee benefit plan or parallel nonqualified plan pursuant to which a director, officer, employee or consultant will acquire stock or options;

C-7-2

(iii) Approve issuances under, or any material amendment of, any stock option or other similar plan pursuant to which a person not previously an employee or director of the Company, as an inducement material to the individual’s entering into employment with the Company, will acquire stock or options; and

(iv) If required by applicable SEC rules and regulations, prepare an annual Compensation Committee Report for inclusion in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations.

(v) Approve any amendments, modifications or supplements to this charter of the Governance Committee from time to time; provided that any amendments, modifications or supplements of this charter of the Governance Committee must also be approved by the Board.

3. Meetings and Procedures of the Governance Committee. The Governance Committee shall meet periodically (but not less frequently than annually) at such times as it determines to be necessary or appropriate. The Board shall designate one member of the Governance Committee as its chairperson. The chairperson of the Governance Committee or a majority of the members of the Governance Committee may call a special meeting of the Governance Committee. A majority of the members of the Governance Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

Information and materials that are important to the Governance Committee’s understanding of the agenda items and other topics to be considered at a Governance Committee meeting should, to the extent practicable, be distributed sufficiently in advance of the meeting to permit prior review by the directors. In the event of a pressing need for the Governance Committee to meet on short notice or if such materials contain highly confidential or sensitive information, it is recognized that written materials may not be available in advance of the meeting.

The Governance Committee may request that any directors or officers of the Company, or other persons whose advice and counsel are sought by the Governance Committee, attend any meeting of the Governance Committee to provide such pertinent information as the Governance Committee requests. As part of its responsibility to foster open communication, the Governance Committee will also meet separately on a periodic basis with management, the Company’s General Counsel and the Company’s independent auditors.

The Governance Committee shall report regularly to the full Board with respect to its activities. Written minutes of all Governance Committee meetings shall be kept and the minutes shall be maintained with the books and records of the Company.

4. Evaluation of the Governance Committee. The Governance Committee shall, on an annual basis, evaluate its performance under this charter of the Governance Committee. In conducting this review, the Governance Committee shall evaluate whether this charter of the Governance Committee appropriately addresses the matters that are or should be within its scope. The Governance Committee shall address all matters that the Governance Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Governance Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Governance Committee were adequate for the Governance Committee to complete its work in a thorough and thoughtful manner.

The Governance Committee shall present to the Board the results of its evaluation, including any recommended amendments to this charter of the Governance Committee and any recommended changes to the Company’s or the Board’s policies or procedures.

5. Investigations and Studies, Outside Advisors, Support. The Governance Committee may conduct or authorize investigations into or studies of matters within the Governance Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other advisers as it deems necessary.

6. General Legal Standard. Nothing contained in this charter of the Governance Committee is intended to create, or should be construed as creating, any responsibility or liability of the members of the Governance Committee, except to the extent otherwise provided under the applicable laws of Delaware which shall set the legal standard for the conduct of the members of the Governance Committee.

C-7-3

7. Definitions. For purposes of this charter of the Governance Committee:

(a) “Conflicts Committee” means the committee of the Board designated as the “Conflicts Committee.”

(b) “Controlled Affiliate” means, with respect to any person, any other person controlled by such person. For purposes of this definition, “controlled by” means the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(c) “Controlled Company Exemption” has the meaning assigned in the Certificate of Incorporation.

(d) “Independent” has the meaning assigned in the Certificate of Incorporation.

(e) “Independent Directors” has the meaning assigned in the Certificate of Incorporation.

(f) “Non-Sponsor Independent Directors” has the meaning assigned in the Certificate of Incorporation.

(g) “Service Providers” means the providers from time to time of services to the Company and its Controlled Affiliates pursuant to that certain Master Services Agreement, dated as of [•], 2017, by and among Brookfield Asset Management Inc., BRP Energy Group L.P., Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., Brookfield Global Renewable Energy Advisor Limited, the Company, TerraForm Power, LLC and TerraForm Power Operating, LLC.

(h) “Sponsor Directors” has the meaning assigned in the Certificate of Incorporation.

C-7-4

Annex C-8

Second Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC

AGREED FORM

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

TerraForm Power, LLC

Dated and effective as of

[•], 2017

THE LIMITED LIABILITY COMPANY INTERESTS IN TERRAFORM POWER, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

AGREED FORM

C-8-i

C-8-ii

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TERRAFORM POWER, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TerraForm Power, LLC, a Delaware limited liability company (the “Company”), dated and effective as of [•], 2017 (the “Effective Date”), is made by and among the Members (as defined herein).

WHEREAS, as of February 14, 2014, SunEdison Holdings Corporation (“SunEdison Holdings”), a Delaware corporation and the stockholder of TerraForm Power, Inc., a Delaware corporation (“TERP Inc.”), formed TerraForm Power, LLC under the Act by executing the Limited Liability Company Agreement of TerraForm Power, LLC, which was amended and restated on March 24, 2014 (as so amended and restated, the “Initial Agreement”) and filing a Certificate of Formation with the Office of the Secretary of State of the State of Delaware, at which time SunEdison Holdings was issued one Unit (the “Existing Units”);

WHEREAS, as of July 23, 2014, the Initial Agreement was amended and restated (as so amended and restated and as further amended from time to time prior to the Effective Date, the “Prior Agreement”) in connection with TERP Inc.’s initial public offering and sale of shares of Class A Common Stock to provide for, among other things, the designation of TERP Inc. as the Managing Member of the Company and to create additional classes of limited liability company interests of the Company and reclassify the Existing Units into Class B Units (as defined in the Prior Agreement) representing equity interests in the Company, which were held by SunEdison Holdings and/or its Affiliates;

WHEREAS, concurrently with the execution and delivery of the Merger and Sponsorship Transaction Agreement, dated as of [•], 2017 (the “Sponsor Transaction Agreement”), by and among TERP Inc., Orion US Holdings 1 L.P., a Delaware limited partnership (“Sponsor”), and [Merger Sub], a Delaware corporation and a wholly-owned subsidiary of Sponsor (“Merger Sub”), the Company has entered into a global settlement agreement with SunEdison, Inc. (“SunEdison”) and the other parties named therein (the “Settlement Agreement”);

WHEREAS, pursuant to the terms and conditions of the Settlement Agreement and the Sponsor Transaction Agreement, immediately prior to the Effective Time (as defined in the Sponsor Transaction Agreement) all of the Class B Units representing equity interests in the Company held by SunEdison and its Controlled Affiliates were exchanged for shares of Class A Common Stock and, at the Effective Time, all shares of Class B Common Stock of TERP Inc. (as defined in the Prior Agreement) held by SunEdison and its Controlled Affiliates were automatically redeemed and retired, and there were no Class B-1 Units outstanding;

WHEREAS, pursuant to the Incentive Distribution Rights Transfer Agreement, dated as of [•], 2017, by and between the Company, TERP Inc., SunEdison, SunEdison Holdings Corporation, a Delaware Corporation and SunE ML 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of SunEdison Holdings (collectively, the “SUNE IDR Holders”), Brookfield and BRE Delaware Inc., a Delaware corporation (“Brookfield IDR Holder”), all of the IDRs (as defined herein) held by SUNE IDR Holders, were transferred to Brookfield IDR Holder, effective upon the Effective Time; and

WHEREAS, the Members desire to amend and restate the Prior Agreement, effective immediately following the Effective Time, in connection with the consummation of the transactions set forth in the Sponsor Transaction Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants and provisions hereinafter contained, the Members hereby adopt the following:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms have the following meanings:

“AAA” has the meaning set forth in Section 3.8.

“Act” means the Delaware Limited Liability Company Act, as amended.

C-8-1

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 7.4 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Member in subsequent years under Section 706(d) of the Code and Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of a Unit shall be the amount that such Adjusted Capital Account would be if such Unit were the only interest in the Company held by such Member from and after the date on which such Unit was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 3.3(c)(i) or Section 3.3(c)(ii).

“Affiliate” means, with respect to any Person, any Person directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with such Person.

“Agreed Value” of any Contributed Property means the Fair Market Value of such property or other consideration at the time of contribution as determined by the Managing Member. The Managing Member shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single transaction or series of related transactions among each separate property on a basis proportional to the Fair Market Value of each Contributed Property.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Assignee” means any Transferee to which a Member or another Assignee has Transferred all or a portion of its interest in the Company in accordance with the terms of this Agreement, but that is not admitted to the Company as a Member.

“Bankruptcy” means, with respect to any Person, (a) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (b) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Brookfield” means Brookfield Asset Management Inc.

C-8-2

“Brookfield IDR Holder” has the meaning set forth in the recitals hereof.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3 of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of any cash or cash equivalents or the Fair Market Value of other property contributed or deemed to be contributed to the Company by such Member with respect to any Unit or other Equity Securities issued by the Company (net of liabilities assumed by the Company or to which such property is subject).

“Carrying Value” means (a) with respect to a Contributed Property, subject to the following sentence, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, subject to the following sentence and Section 3.3(b)(iv), the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.3(c)(i) and Section 3.3(c)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

“Certificate” means the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Delaware.

“Chosen Courts” has the meaning set forth in Section 9.2(c).

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of TERP Inc.

“Class A Member” means a holder of Class A Units as relates to the ownership of such Units, executing this Agreement as a Class A Member or hereafter admitted to the Company as a Class A Member as provided in this Agreement, but does not include any Person who has ceased to be a Member.

“Class A Unit” means a Unit representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Class A Units in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Group” means collectively the Company and its Subsidiaries.

“Company Group Member” means a member of the Company Group.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(d).

“Control” (including the correlative terms “Controlled by” and “Controlling”) means, when used with reference to any Person, the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Controlled Affiliate” of any Person means any other Person Controlled by such Person.

“Contributed Property” means any property contributed to the Company by a Member.

“Credit Facilities” means one or more debt facilities (including, without limitation, commercial paper facilities, note purchase agreements, security agreements, mortgages, debentures and indenture) or other forms of indebtedness, in each case, with banks, other institutional lenders or trustees or any other Persons, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit,

C-8-3

notes or other borrowings in each case, as amended, restated, modified, renewed, refunded, restructured, increased, supplemented, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (whether upon or after termination or otherwise).

“Disqualified Person” means (a) any federal, state or local government or any possession of the United States (including any political subdivision, agency or instrumentality thereof), (b) any Indian tribal government described in Section 7701(a)(40) of the Code, (c) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, (d) any entity referred to in Section 54(j)(4) of the Code, (e) any Person described in Section 50(d)(1) of the Code, (f) any Person described in Treasury Regulations Section 1.48-4(a)(1)(v), (g) any “foreign person or entity” as that term is defined in Section 168(h)(2)(C) of the Code (other than a foreign partnership or foreign pass-through entity), unless (with respect to every property owned by the Company and each partnership or pass-through entity in which the Company has a direct or indirect beneficial interest) such Person is a foreign person or entity that is subject to U.S. federal tax on more than fifty percent (50%) of the gross income for each taxable year derived by such Person from the use of such property and thus qualifies for the exception of Section 168(h)(2)(B) of the Code, (h) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election under Section 168(h)(6)(F)(ii) of the Code for all applicable taxable years), or (i) any partnership or pass-through entity, as such terms are used in Section 168(h)(6)(E) of the Code and the Section 1603 Program Guidance (including a disregarded entity or a foreign partnership or a foreign pass-through entity, but excluding a “real estate investment trust” as defined in Section 856(a) of the Code and a cooperative organization described in Section 1381(a) of the Code, neither of which shall constitute a pass-through entity for purposes of this clause (i)), any direct or indirect partner (or other holder of an equity or profits interest) of which is described in any of clauses (a) through (h) above unless such Person owns such direct or indirect interest in the partnership or pass-through entity through a taxable C corporation (as that term is used in the Section 1603 Program Guidance) that either (i) is not a “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code or (ii) is a “tax-exempt controlled entity” that has made an election under Section 168(h)(6)(F)(ii) of the Code for all applicable taxable years.”

“Economic Risk of Loss” has the meaning set forth in Section 5.1(b)(vi).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Equity Securities” means, as applicable, (i) any capital stock, limited liability company or membership interests, partnership interests, or other equity interest, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interests, or other equity interest or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, limited liability company or membership interests, partnership interest, other equity interest or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interest, other equity interests or securities containing any profit participation features, (iv) any equity appreciation rights, phantom equity rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination, recapitalization, merger, consolidation or other reorganization.

“Estimated Incremental Quarterly Tax Amount” has the meaning set forth in Section 4.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as in effect from time to time.

“Existing Units” has the meaning set forth in the recitals of this Agreement.

“Fair Market Value” means, with respect to any assets or securities, the fair market value for such assets or securities as determined in good faith by the Managing Member in its sole discretion.

“First Target Distribution” means $0.93 per share of Class A Common Stock, subject to adjustment in accordance with Section 4.5.

C-8-4

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

“GAAP” means accounting principles generally accepted in the United States of America as in effect as of the applicable date of determination.

“HSR Act” has the meaning set forth in Section 7.2(f).

“IDR” means a non-voting Membership Interest that will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to such IDR and to the holder of such IDR (and no other rights otherwise available to or other obligations of a holder of a Membership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an IDR shall not be entitled to vote such IDR on any matter except as may otherwise be required by law or provided for in this Agreement.

“Income” means individual items of Company income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Incremental Income Taxes” has the meaning set forth in Section 4.6.

“Indemnitees” means (a) any Person who is or was a member, partner, shareholder, director, officer, fiduciary or trustee of the Company, the Managing Member or any other Affiliate of the Company, (b) any Person who is or was serving at the request of the Managing Member as an officer, director, member, partner, fiduciary or trustee of another Person, in each case, acting in such capacity (provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services) and (c) any Person the Managing Member designates as an “Indemnitee” for purposes of this Agreement.

“Independent Conflicts Committee” means the Conflicts Committee of the board of directors of TERP Inc.

“Initial Agreement” has the meaning set forth in the recitals hereof.

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Managing Member” means, initially, TERP Inc. (and any assignee to which the managing member of the Company Transfers all Units held by such managing member of the Company that is admitted to the Company as the managing member of the Company), in its capacity as the managing member of the Company.

“Master Services Agreement” means the Master Services Agreement, dated as of [•], 2017, by and between Brookfield, certain of its Affiliates, and TERP Inc., the Company and TerraForm Power Operating, LLC, as may be modified, amended, supplemented and restated from time to time.

“Member” means each Person listed on the Schedule of Members on the date hereof (including the Managing Member) and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. Any reference in this Agreement to any Member shall include such Member’s Successors in Interest to the extent such Successors in Interest have become Substituted Members in accordance with the provisions of this Agreement.

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deduction” has the meaning set forth for the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

“Membership Interests” means, collectively, the limited liability company interests of the Members in the Company as represented by Units and IDRs.

“Membership Interest Certificate” has the meaning set forth in Section 3.7(b)(i).

C-8-5

“Net Income” means, for any taxable year, the excess, if any, of the Company’s items of income and gain for such taxable year over the Company’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 3.3(b) and shall not include any items specially allocated under Section 5.1(b).

“Net Loss” means, for any taxable year, the excess, if any, of the Company’s items of loss and deduction for such taxable year over the Company’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 3.3 and shall not include any items specially allocated under Section 5.1(b).

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Offer Notice” has the meaning set forth in Section 3.8.

“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 6.2, subject to any resolution of the Managing Member appointing such Person as an officer of the Company or relating to such appointment.

“Percentage Interest” means, with respect to any Member as of any date of determination, the product obtained by multiplying 100% by the quotient obtained by dividing the number of Units held by such Member by the total number of all outstanding Units.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, trust, association or other unincorporated organization or other entity, including any government or any agency or political subdivision thereof.

“Prior Agreement” has the meaning set forth in the recitals hereof.

“Proceeding” has the meaning set forth in Section 6.4(a).

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Required Allocations” has the meaning set forth in Section 5.1(b)(ix)(A).

“ROFR Election Period” has the meaning set forth in Section 3.8.

“Schedule of Members” has the meaning set forth in Section 3.1(b).

“Second Target Distribution” means $1.05 per share of Class A Common Stock, subject to adjustment in accordance with Section 4.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time.

“Settlement Agreement” has the meaning set forth in the recitals hereof.

“Sponsor” has the meaning set forth in the recitals hereof.

“Sponsor Line Agreement” means the senior secured credit line agreement entered into by [•], [•] and [•], dated as of [•].

“Sponsor Transaction Agreement” has the meaning set forth in the recitals hereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof that is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed

C-8-6

to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control the management of any such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 7.4 with all the rights of a Member and who is shown as a Member on the Schedule of Members.

“Successor in Interest” means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (ii) assignee for the benefit of the creditors of, or (iii) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of.

“SunEdison” has the meaning set forth in the recitals hereof.

“SunEdison Holdings” has the meaning set forth in the recitals hereof.

“SUNE IDR Holders” has the meaning set forth in the recitals hereof

“Target Distributions” means the First Target Distribution and the Second Target Distribution.

“Tax Matters Member” has the meaning set forth in Section 8.4(d).

“Transfer” means sell, assign, convey, contribute, distribute, give, or otherwise transfer, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or any act of the foregoing, including any Transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage. The terms “Transferee,” “Transferor,” “Transferred,” “Transferring Member,” “Transferor Member,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transferring Holder” has the meaning set forth in Section 3.8.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units and any other series of limited liability company interests in the Company denominated as “Units” that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date (as determined under Section 3.3(c)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.3(c) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.3(c) as of such date) over (b) the Fair Market Value of such property as of such date (as determined under Section 3.3(c)).

Section 1.2 Other Definitions. Other terms defined herein have the meanings so given them.

Section 1.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, all references to “including” shall be construed as meaning “including without limitation” and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part for all purposes.

C-8-7

ARTICLE II
ORGANIZATIONAL AND OTHER MATTERS

Section 2.1 Formation. The Company was formed as a Delaware limited liability company on February 14, 2014 under the Act by executing the Limited Liability Company Agreement of TerraForm Power, LLC, which was amended and restated on March 24, 2014, amended and restated on July 23, 2014 and further amended from time to time prior to the Effective Date. The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. This Agreement is the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act. To the extent that this Agreement is inconsistent in any respect with the Act, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2 Name. The name of the Company is “TerraForm Power, LLC” and the business of the Company shall be conducted under that name, or under any other name adopted by the Managing Member in accordance with the Act. Subject to the Act, the Managing Member may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

Section 2.3 Limited Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and a Member shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member.

Section 2.4 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law. The registered office of the Company in the United States shall be at the place specified in the Certificate, or such other place(s) as the Managing Member may designate from time to time. The Company may have such other offices as the Managing Member may determine appropriate.

Section 2.5 Purpose; Powers. The Company may carry on any lawful business, purpose or activity permitted by the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Subject to the provisions of this Agreement and except as prohibited by the Act, (i) the Company may, with the approval of the Managing Member, enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

Section 2.6 Existing and Good Standing; Foreign Qualification. The Managing Member may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective capital contributions. Each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

C-8-8

Section 2.7 Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware, and shall continue in existence until it is liquidated or dissolved in accordance with this Agreement and the Act.

Section 2.8 No State Law Partnership.

(a) The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer by virtue of this Agreement, for any purposes other than as is set forth in the following sentence of this Section 2.8(a), and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, as of the date TERP Inc. first becomes a Member, and each Member, Assignee and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action inconsistent with such treatment.

(b) So long as the Company is treated as a partnership for federal income tax purposes, to ensure that Units are not traded on an established securities market within the meaning of Treasury Regulations Section 1.7704- 1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained herein, (i) the Company shall not participate in the establishment of any such market or the inclusion of its Units thereon, and (ii) the Company shall not recognize any Transfer made on any such market by: (A) redeeming the Transferor Member (in the case of a redemption or repurchase by the Company); or (B) admitting the Transferee as a Member or otherwise recognizing any rights of the Transferee, such as a right of the Transferee to receive Company distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company.

Section 2.9 Admission. Brookfield IDR Holder is hereby admitted as a Member of the Company upon its execution of a counterpart signature page to this Agreement and, as of the date hereof, the Members of the Company are TERP Inc. and Brookfield IDR Holder.

ARTICLE III
MEMBERS; CAPITALIZATION

Section 3.1 Members; Units.

(a) Limited Liability Company Interests. Interests in the Company shall be represented by Units, or such other Equity Securities in the Company, or such other Company securities, in each case as the Managing Member may establish in its sole discretion in accordance with the terms hereof. As of the Effective Date, the Units are comprised of one Class: “Class A Units.”

(b) Schedule of Units; Schedule of Members. The Company shall maintain a schedule setting forth (i) the name and address of each Member, (ii) the number of Units (by Class) and/or percentage of IDRs owned of record by such Member, (iii) the aggregate number of outstanding Units by Class (including rights, options or warrants convertible into or exchangeable or exercisable for Units), and (iv) the aggregate amount of cash Capital Contributions that have been made by each of the Members and the Fair Market Value of any property other than cash contributed by each of the Members with respect to such Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which Contributed Property is subject) (such schedule, the “Schedule of Members”). The Schedule of Members shall be the definitive record of ownership of each Unit or other Equity Security in the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units or other Equity Securities in the Company for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units or other Equity Securities in the Company on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

(c) Class A Units. Class A Units shall only be issuable to TERP Inc. The Schedule of Members sets forth the identity of all Class A Members and the number of Class A Units held by each Class A Member.

(d) Disqualified Persons. Each Member hereby represents, warrants and acknowledges to the Company that such Member is not a Disqualified Person. Each Member hereby agrees that such Member shall not become a Disqualified Person and such Member shall deliver to the Company, on the last day of each calendar quarter, a Section 1603 Certification in the form set forth in Exhibit B.

C-8-9

Section 3.2 Authorization and Issuance of Additional Units.

(a) Subject to the limitations on issuing additional Units set forth in this Agreement (including Section 7.4) and any applicable listing exchange requirements, the Managing Member, with the vote or consent of the holders of a majority in interest of the IDRs (other than in the case of an issuance of additional Class A Units), may issue additional Classes of Units, other Equity Securities in the Company or other Company securities from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be different from, including senior to, any then existing or future Classes of Units, other Equity Securities in the Company or other Company securities, as the Managing Member shall determine from time to time, with the vote or consent of the holders of a majority in interest of the IDRs, including (i) the right of such Units, other Equity Securities in the Company or other Company securities to share in Net Income and Net Loss or items thereof, (ii) the right of such Units, other Equity Securities in the Company or other Company securities to share in Company distributions, (iii) the rights of such Units, other Equity Securities or other Company securities upon dissolution and liquidation of the Company, (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units, other Equity Securities in the Company or other Company securities (including sinking fund provisions), (v) whether such Units, other Equity Securities in the Company or other Company securities are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange, (vi) the terms and conditions upon which such Units, other Equity Securities in the Company or other Company securities will be issued, evidenced by certificates or assigned or transferred, (vii) the terms and conditions of the issuance of such Units, other Equity Securities in the Company or other Company securities (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue Units, other Equity Securities in the Company or other Company securities for less than Fair Market Value), and (viii) the right, if any, of the holder of such Units, other Equity Securities in the Company or other Company securities to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units, other Equity Securities in the Company or other Company securities. The Managing Member, with the vote or consent of each holder of an IDR, but subject to Section 3.1(c) and any applicable listing exchange requirements, is authorized (i) to issue any Units, other Equity Securities in the Company or other Company securities of any such newly established Class, and (ii) to amend this Agreement to reflect the creation of any such new series, the issuance of Units, other Equity Securities in the Company or other Company securities of such series, and the admission of any Person as a Member which has received Units or other Equity Securities of any such Class, in accordance with this Section 3.2, Section 7.4 and Section 9.4. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units and any other series of Units that may be established in accordance with this Agreement.

(b) If TERP Inc. issues another class or series of equity securities (other than Class A Common Stock), the Company shall authorize and issue in accordance with Section 3.2(b)(i) of this Agreement, and TERP Inc. will use the net proceeds therefrom to purchase, an equal number of membership interests with designations, preferences and other rights and terms that are substantially the same as those of TERP Inc.’s newly-issued equity securities.

(c) In the event TERP Inc. issues shares of Class A Common Stock that are subject to forfeiture or cancellation (e.g., restricted stock), the corresponding Class A Unit will be issued subject to similar forfeiture or cancellation provisions.

(d) In the event TERP Inc. elects to redeem any shares of its Class A Common Stock or any other class or series of its equity securities for cash, the Company will, immediately prior to such redemption, redeem an equal number of Class A Units or any other Units of the corresponding classes or series, upon the same terms and for the same price as the shares of Class A Common Stock or other equity securities of TERP Inc. so redeemed.

Section 3.3 Capital Account.

(a) The Managing Member shall maintain for each Member owning Units a separate Capital Account with respect to such Units in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Units pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 3.3(b) and allocated

C-8-10

with respect to such Units pursuant to Section 5.1, and decreased by (x) the amount of cash or Fair Market Value of all actual and deemed distributions of cash or property made with respect to such Units pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 3.3(b) and allocated with respect to such Units pursuant to Section 5.1. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts or any adjustments thereto (including, without limitation, adjustments relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Treasury Regulations, the Managing Member, without the consent of any other Person, may make such modification, notwithstanding the terms of this Agreement; provided that it is not likely to have a material effect on the amounts distributed or distributable to any Person pursuant to Article VII hereof upon the dissolution of the Company. The Managing Member, without the consent of any other Person, also shall (i) make any adjustments, notwithstanding the terms of this Agreement, that are necessary or appropriate to maintain equality among the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications, notwithstanding the terms of this Agreement, in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article V and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose); provided, that:

(i) Solely for purposes of this Section 3.3, the Company shall be treated as owning directly its proportionate share (as determined by the Managing Member) of all property owned by any partnership, limited liability company, unincorporated business or other entity or arrangement that is classified as a partnership or disregarded entity for federal income tax purposes, of which the Company is, directly or indirectly, a partner (in the case of a partnership) or owner (in the case of a disregarded entity).

(ii) Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 3.3(c) to the Carrying Value of any Adjusted Property that is subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined in the manner described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(g)(3) and 1.704-3(a)(6)(i) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the Managing Member may adopt.

C-8-11

(c) If a Member Transfers an interest in the Company to a new or existing Member, the Transferee Member shall succeed to that portion of the Transferor’s Capital Account that is attributable to the Transferred interest. Any reference in this Agreement to a Capital Contribution of, or distribution to, a Member that has succeeded any other Member shall include any Capital Contributions or distributions previously made by or to the former Member on account of the interest of such former Member Transferred to such successor Member. In addition, the following shall apply:

(i) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the Managing Member using such method of valuation as it may adopt; provided, however, that the Managing Member, in arriving at such valuation, must take fully into account the Fair Market Value of the Units of all Members at such time. The Managing Member shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a Fair Market Value for individual properties.

(ii) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Unit), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its Fair Market Value, and had been allocated to the Members, at such time, pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Article VII or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 3.3(c) or (B) in the case of a liquidating distribution pursuant to Article VII, be determined and allocated by the Person winding up the Company pursuant to Section 7.2(c) using such method of valuation as it may adopt.

(iii) The Managing Member may make the adjustments described in this Section 3.3(c) in the manner set forth herein if the Managing Member determines that such adjustments are necessary or useful to effectuate the intended economic arrangement among the Members, including Members who received Units in connection with the performance of services to or for the benefit of the Company (provided that any such adjustment that adversely affects a Member may only be made with the express written consent of such Member).

(d) Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Managing Member shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Managing Member may make such modification,(provided that any such modification that adversely affects a Member may only be made with the express written consent of such Member).

Section 3.4 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

C-8-12

Section 3.5 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.6 No Right of Partition. To the fullest extent permitted by law, no Member shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to distributions of specific assets of the Company or any of its Subsidiaries.

Section 3.7 Non-Certification of Units and IDRs; Legend; Units are Securities.

(a) Units shall be issued in non-certificated form; provided that the Managing Member may cause the Company to issue certificates to a Member representing the Units or IDRs held by such Member.

(b) If the Managing Member determines that the Company shall issue certificates representing Units or IDRs to any Member, the following provisions of this Section 3.7 shall apply:

(i) The Company shall issue one or more certificates in the name of such Person in such form as it may approve, subject to Section 3.7(b)(ii) (a “Membership Interest Certificate”), which shall evidence the ownership of the Units or IDRs represented thereby. Each such Membership Interest Certificate shall be denominated in terms of the number of Units or percentage of IDRs evidenced by such Membership Interest Certificate and shall be signed by the Managing Member or an Officer on behalf of the Company.

(ii) Each Membership Interest Certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES [AN][A] [INCENTIVE DISTRIBUTION RIGHT/UNIT] REPRESENTING AN INTEREST IN TERRAFORM POWER, LLC AND SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF, AND SHALL BE GOVERNED BY, (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8- 102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE, AND (II) THE CORRESPONDING PROVISIONS OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995.

THE LIMITED LIABILITY COMPANY INTERESTS IN TERRAFORM POWER, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW); AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THE LIMITED LIABILITY COMPANY AGREEMENT AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME. THE INTERESTS IN TERRAFORM POWER, LLC REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY

C-8-13

COMPANY AGREEMENT OF TERRAFORM POWER, LLC, DATED AS OF [•], 2017, BY AND AMONG EACH OF THE MEMBERS FROM TIME TO TIME PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “LIMITED LIABILITY COMPANY AGREEMENT”).

(iii) Each Unit and IDR shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(iv) The Company shall issue a new Membership Interest Certificate in place of any Membership Interest Certificate previously issued if the holder of the Units or IDRs represented by such Membership Interest Certificate, as reflected on the books and records of the Company:

(A)	makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Membership Interest Certificate has been lost, stolen or destroyed;
(B)	requests the issuance of a new Membership Interest Certificate before the Company has notice that such previously issued Membership Interest Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(C)	if requested by the Company, delivers to the Company such security, in form and substance satisfactory to the Company, as the Managing Member may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Membership Interest Certificate; and
(D)	satisfies any other reasonable requirements imposed by the Company.

(v) Upon a Member’s Transfer in accordance with the provisions of this Agreement of any or all Units represented by a Membership Interest Certificate, the Transferee of such Units shall deliver such Membership Interest Certificate, duly endorsed for Transfer by the Transferee, to the Company for cancellation, and the Company shall thereupon issue a new Membership Interest Certificate to such Transferee for the number of Units or percentage of IDRs being Transferred and, if applicable, cause to be issued to such Transferring Member a new Membership Interest Certificate for the number of Units or percentage of IDRs that were represented by the canceled Membership Interest Certificate and that are not being Transferred.

Section 3.8 Transferability of IDRs. Except for a Transfer to Brookfield or a Controlled Affiliate of Brookfield that is not a Disqualified Person and is not the sole remaining partner of the Company for U.S. tax purposes, at least 30 Business Days prior to making any Transfer of any IDRs, the Transferring holder thereof (the “Transferring Holder”) shall give written notice (an “Offer Notice”) to the Company. The Offer Notice shall disclose in reasonable detail the amount of IDRs to be Transferred, the price of the IDRs being Transferred, the other terms and conditions of the Transfer and the identity, background and ownership (if applicable) of the proposed Transferee(s), and the Offer Notice shall constitute a binding offer to sell such IDRs described therein to the Company on the terms and conditions provided in this Section 3.8. The Company may elect to purchase (directly or through a designee) all (but not less than all) of the IDRs to be Transferred upon the same terms and conditions as those set forth in the Offer Notice by giving written notice of such election to the Transferring Holder within 20 Business Days after the Offer Notice has been given to the Company (the “ROFR Election Period”). If the Company has not elected during the ROFR Election Period to purchase all of the IDRs specified in the Offer Notice, the Transferring Holder may Transfer the IDRs specified in the Offer Notice to the Transferee(s) specified therein at a price and on terms no more favorable to the Transferee(s) thereof than specified in the Offer Notice during the 30-day period immediately following the ROFR Election Period. Any IDRs not Transferred within such 30-day period shall again be subject to the provisions of this Section 3.8 with respect to any subsequent Transfer. If the Company has elected during the ROFR Election Period to purchase IDRs from the Transferring Holder hereunder, the Transfer of such IDRs shall be consummated as soon as practicable after the election notice(s) have been given to the Transferring Holder, but in any event within 30 days after the expiration of the ROFR Election Period. The purchase price specified in any Offer Notice shall be

C-8-14

payable solely in cash at the closing of the transaction. In no event may any IDRs be issued or transferred to a Disqualified Person or to the sole remaining partner of the Company for U.S. tax purposes. Any Transferee to whom IDRs are Transferred in accordance with this Section 3.8 (including Controlled Affiliates of Brookfield) shall be admitted as a Member in accordance with Section 7.4. The provisions of this Section 3.8 shall not prohibit Brookfield (or its Controlled Affiliates) from pledging any IDRs held by any of them to lenders as security under its Credit Facilities, provided that, no lender under such Credit Facilities may exercise its right to foreclose on IDRs pledged pursuant to this Section 3.8, unless the holder(s) of such IDRs first offer to sell the IDRs to the Company at the fair market value (as defined below in this Section 3.8) of such IDRs by giving written notice of such offer to the Company not less than 20 Business Days prior to the proposed date of foreclosure specified in such notice. The Company may elect to purchase (directly or through a designee) all (but not less than all) of the IDRs from the holder(s) thereof at the fair market value of such IDRs by giving written notice of such election to the holder(s) thereof prior to the proposed date of foreclosure specified in such notice. The “fair market value” of the IDRs for purposes of this Section 3.8 shall be (i) as agreed by the Company and the holder(s) of such IDRs not later than the proposed purchase date or (ii) if not so agreed by the proposed purchase date, determined by an independent valuer that is a reputable investment bank, accounting firm or other firm that has expertise in determining the fair market value of securities and that is selected by mutual agreement of the Company and the holder(s) of such IDRs not later than the proposed purchase date; provided that if the Company and the holder(s) of such IDRs do not agree on the selection of a valuer by the proposed purchase date, either party may request the president of the American Arbitration Association (the “AAA”) to select such a valuer on behalf of the parties (which selection shall be binding on the Company and the holder(s) of such IDRs). The determination of the fair market value of the IDRs by a valuer selected pursuant to this Section 3.9 shall be final and binding on the Company and the holder(s) of the IDRs in the absence of manifest error, and the costs incurred in connection with the selection and engagement of such valuer for purposes of such valuation shall be borne by the party (as between the Company and the holder(s) of the IDRs) whose determination of the fair market value of the IDRs deviates more from the fair market value as determined by such valuer pursuant to this Section 3.8. Any purported Transfer of any IDRs in violation of this Section 3.8, whether by sale, contribution, reorganization, domestication or otherwise, shall be null and void ab initio and shall not be effective to Transfer record, beneficial, legal or any other ownership of such IDRs, the purported Transferee shall not be entitled to any rights as a Member with respect to such IDRs purported to be Transferred and all rights as a holder of such IDRs purported to have been Transferred shall remain in the purported Transferor.

Section 3.9 Outside Activities of the Members. Any Member or any of their respective Affiliates shall be entitled to have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company or any of its Subsidiaries or any Person in which the Company or any of its Subsidiaries has an ownership interest. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any other Member.

ARTICLE IV
DISTRIBUTIONS

Section 4.1 Determination of Distributions. Except as provided in Section 4.1(a), distributions shall be made to the Members pro rata in accordance with their Percentage Interests when and in such amounts as determined by the Managing Member in accordance with the terms of this Agreement.

(a) Distributions. Distributions of cash for any Quarter, shall be made in the following manner:

(i) first, to TERP Inc. an amount equal to the amount of TERP Inc.’s outlays and expenses for such Quarter properly incurred;

(ii) second to the Class A Members, until the Company distributes a total amount that, after taking into account any U.S. Federal, state, local or foreign cash income taxes payable by TERP Inc. with respect to any taxable income attributable to such distributions to Class A Members, if distributed to all holders of shares of Class A Common Stock, would result in distributions to such holders of shares of Class A Common Stock of an amount per share of Class A Common Stock equal to the First Target Distribution;

(iii) third, (a) 15.0% to the holders of IDRs pro rata and (b) 85.0% to Class A Members until the Company distributes pursuant to this Section 4.1(a)(iii) to Class A Members, a total amount that, after taking into account any U.S. Federal, state, local or foreign cash income taxes payable by TERP Inc. with respect

C-8-15

to any taxable income attributable to such distributions to Class A Members, if distributed to all holders of shares of Class A Common Stock, would result in distributions to such holders of shares of Class A Common Stock of an amount per share of Class A Common Stock equal to the excess of (a) the Second Target Distribution over (b) the First Target Distribution; and

(iv) thereafter, 75.0% to all Class A Members pro rata and 25.0% to the holders of the IDRs pro rata.

Section 4.2 Successors. For purposes of determining the amount of distributions under Section 4.1, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

Section 4.3 Withholding. Notwithstanding any other provision of this Agreement, the Tax Matters Member is authorized to take any action that may be required to cause the Company to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Tax Matters Member may treat the amount withheld as a distribution of cash pursuant to this Article IV in the amount of such withholding from such Member. Each Member hereby agrees, to the maximum extent permitted by law, to indemnify and hold harmless the Company and the other Members from and against any liability, claim or expense (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to any tax withholdings made or required to be made on behalf of or with respect to such Member. In the event the Company is liquidated and a liability or claim is asserted against, or expense borne by, the Company or any Member for tax withholdings made or required to be made, such person shall have the right to be reimbursed from the Member on whose behalf such tax withholding was made or required to be made

Section 4.4 Limitation. Notwithstanding any other provision of this Agreement, the Company, and the Managing Member on behalf of the Company, shall not be required to make a distribution (a) if such distribution to any Member or Assignee would violate the Act or other applicable law, or (b) in any form other than cash.

Section 4.5 Adjustments. The Target Distributions with respect to Class A Units shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in shares of Class A Common Stock or otherwise) of shares of Class A Common Stock.

Section 4.6 Tax Adjustments. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Company Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Company Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Company Group Member), then the holders of a majority in interest of the IDRs may request the Independent Conflicts Committee to consider the appropriateness of adjusting the Target Distribution, and upon the approval of the Independent Conflicts Committee, the Managing Member may reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the Managing Member, in the manner provided in this Section 4.6. If the Managing Member elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes for such Quarter, the Managing Member shall estimate for such Quarter the Company Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes. To the extent the Estimated Incremental Quarterly Tax Amount for a given Quarter differs from the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter, the Managing Member may, to the extent determined by the Managing Member, take such differences into account in distributions with respect to subsequent Quarters.

ARTICLE V
ALLOCATIONS

Section 5.1 Allocations for Capital Account Purposes.

(a) Except as otherwise provided in this Agreement, Net Income and Net Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in

C-8-16

Section 5.1(b) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 7.2 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Company were distributed to the Members pursuant to this Agreement, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period:

(i) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts determined according to Treasury Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b) with respect to such taxable period (other than an allocation pursuant to Section 5.1(b)(iii) and Section 5.1(b)(vi)). This Section 5.1(b)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts determined according to Treasury Regulations Sections 1.704-2(i)(4), or any successor provisions. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b), other than Section 5.1(b)(i) and other than an allocation pursuant to Sections 5.1(b)(v) and (b)(vi), with respect to such taxable period. This Section 5.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible, unless such deficit balance is otherwise eliminated pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii). This Section 5.1(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(b)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests. If the Tax Matters Member determines

C-8-17

that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Tax Matters Member is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the “Economic Risk of Loss” (as defined in the Treasury Regulations) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Company described in Treasury Regulations Section 1.752-3(a)(3) shall be allocated to the Members in accordance with their respective Percentage Interests.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(A)	The allocations set forth in Section 5.1(b)(i) through 5.1(b)(viii) (the “Required Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.1(b)(ix)(A). Therefore, notwithstanding any other provision of this Article V (other than the Required Allocations), the Tax Matters Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Required Allocations were not part of this Agreement and all Company items were allocated pursuant to the economic agreement among the Members.
(B)	The Tax Matters Member shall, with respect to each taxable period, (1) apply the provisions of Section 5.1(b)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(b)(ix)(A) among the Members in a manner that is likely to minimize such economic distortions.

(x) Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

Section 5.2 Allocations for Tax Purposes.

(a) The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

C-8-18

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution.

(ii) In the case of an Adjusted Property, such items shall (A) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.3(c)(i) or Section 3.3(c)(ii), and (B) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.2(b)(i)).

(iii) In order to eliminate Book-Tax Disparities, the Tax Matters Member shall cause the Company to use the “remedial method” as defined in Treasury Regulations Section 1.704-3(d), unless the Independent Conflicts Committee consents to the use of another method described in Treasury Regulations Section 1.704-3.

(c) For purposes of determining the items of Company income, gain, loss, deduction, or credit allocable to any Member with respect to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Tax Matters Member using any permissible method under Code Section 706 and the Treasury Regulations promulgated thereunder.

(d) Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Tax Matters Member taking into account the principles of Treasury Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1T(b)(4)(xi).

(e) Allocations pursuant to this Section 5.2 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income, Loss, distributions or other Company items pursuant to any provision of this Agreement.

(f) For the proper administration of the Company, the Tax Matters Member shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) correct or amend the provisions of this Agreement as appropriate to reflect Treasury Regulations under Section 704(b) or Section 704(c) of the Code; and (iv) adopt and employ such methods for (A) the maintenance of capital accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Members, (E) the provision of tax information and reports to the Members, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the Transfer of Units and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software, in each case, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law; provided, however, that the Tax Matters Member may adopt such conventions, make such allocations, correct or amend such provisions of this Agreement and adopt or employ such methods as provided in this Section 5.2(f) without the consent of a Member only if such action would not have an adverse effect on such affected Member, and if such allocations are consistent with the principles of Section 704 of the Code.

Section 5.3 Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

Section 5.4 Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company)

C-8-19

incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including expenses that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without suggesting any limitation of any kind, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes; provided that the Company shall not pay or bear any income tax obligations of the Managing Member.

ARTICLE VI
MANAGEMENT

Section 6.1 Managing Member; Delegation of Authority and Duties.

(a) Authority of Managing Member. The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to Officers or to others to act on behalf of the Company. Without limiting the foregoing provisions of this Section 6.1(a), the Managing Member shall have the sole power to manage or cause the management of the Company, including the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

(b) Other Members. No Member who is not also a Managing Member, in his or her or its capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units, other Equity Securities in the Company, or the fact of a Member’s admission as a member of the Company do not confer any rights upon the Members to participate in the management of the affairs of the Company. Except as expressly provided herein, no Member who is not also a Managing Member shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote or consent with respect to under the Act, at law, in equity or otherwise. The conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required by law or expressly provided in Section 6.1(c), Section 6.1(d) or by separate agreement with the Company, no Member who is not also a Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also a Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or her or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member.

(c) Delegation by Managing Member. The Company may employ one or more Members from time to time, and such Members, in their capacity as employees or agents of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member. To the fullest extent permitted by law, the Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including Officers), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

Section 6.2 Officers.

(a) Designation and Appointment. The Managing Member may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business, including employees,

C-8-20

agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company, with such titles as and to the extent authorized by the Managing Member. Any number of offices may be held by the same Person. In its discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Managing Member may from time to time delegate to them. The Managing Member may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member. Designation of an Officer shall not of itself create any employment or, except as provided in Section 6.4, contractual rights.

(b) Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. All employees, agents and Officers shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or Officer of the Company may be suspended by or altered the Managing Member from time to time, in each case in the sole discretion of the Managing Member.

(c) Officers as Agents. The Officers, to the extent of their powers, authority and duties set forth in this Agreement or an employment agreement or otherwise vested in them by the Managing Member, are agents of the Company for the purposes of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 6.3 Liability of Members.

(a) No Personal Liability. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Person’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Except as otherwise required by the Act, each Member shall be liable only to make such Member’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

(b) Return of Distributions. In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) No Duties. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, the parties hereby agree that the Members (including without limitation, the Managing Member), shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) to the Company, the other Members or any other Person who is a party to or otherwise bound by this Agreement; provided, however, that nothing contained in this Section 6.3(c) shall eliminate the implied contractual covenant of good faith and fair dealing. To the extent that, at law or in equity, any Member (including without limitation, the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or otherwise bound by this Agreement, the Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including without limitation, the Managing Member) otherwise existing at law,

C-8-21

in equity or otherwise, are agreed by the parties hereto to replace to that extent such other duties and liabilities of the Members (including without limitation, the Managing Member) relating thereto. The Managing Member may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the other Members, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

Section 6.4 Indemnification by the Company.

(a) To the fullest extent permitted by applicable law (as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment)) but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties (including excise and similar taxes and punitive damages), interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its acting in the capacity that gave rise to its status as an Indemnitee (a “Proceeding”); provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.4, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.4 shall be made only out of the assets of the Company, it being agreed that the Managing Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.4(a) in defending any Proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.4.

(c) The rights provided by this Section 6.4 shall be deemed contract rights and shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of the Membership Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance on behalf of the Company and its Subsidiaries and such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.4, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan;

C-8-22

excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.4(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.4 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.4 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 6.4 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted. It is expressly acknowledged that the indemnification provided in this Section 6.4 could involve indemnification for negligence or under theories of strict liability. Notwithstanding the foregoing, no Indemnitee shall be entitled to any indemnity or advancement of expenses in connection with any Proceeding brought (i) by such Indemnitee against the Company (other than to enforce the rights of such Indemnitee pursuant to this Section 6.4), any Member or any Officer, or (ii) by or in the right of the Company, without the prior written consent of the Managing Member.

Section 6.5 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and nonappealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Managing Member and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 6.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.6 Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

C-8-23

Section 6.7 Indemnity. Each Member hereby agrees, to the fullest extent permitted by applicable laws, to indemnify and hold harmless the Managing Member, each holder of an IDR, the Company and its Subsidiaries and any directors, officers, agents, subcontractors, delegates, members, partners, shareholders, employees and other representatives of each of the foregoing from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a governmental entity or otherwise arising from the failure of the representation, warranty or covenants made by such Member in Section 3.1(d) of this Agreement.

ARTICLE VII
WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS;
ADMISSION OF NEW MEMBERS

Section 7.1 Member Withdrawal. No Member shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a Transfer permitted under this Agreement.

Section 7.2 Dissolution.

(a) Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of (i) the determination of the Managing Member, (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act or (iii) the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by the Act. In the event of a dissolution pursuant to clause (i) of the immediately preceding sentence, the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 7.2(c) below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

(b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member or, in the event of the unavailability of the Managing Member or if the Managing Member shall so determine, such Member or other liquidating trustee as shall be named by the Managing Member.

(c) Priority. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 7.2 to minimize any losses otherwise attendant upon such winding up. Upon dissolution of the Company, the assets of the Company shall be applied in the following manner and order of priority: (i) to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (including all contingent, conditional or unmatured claims), whether by payment or the making of reasonable provision for payment thereof; and (ii) the balance shall be distributed to the holders of Class A Units and any other Membership Interests in accordance with Section 4.1.

(d) Cancellation of Certificate. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

(e) Return of Capital. The liquidators of the Company shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

(f) Hart Scott Rodino. Notwithstanding any other provision in this Agreement, in the event the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is applicable to any Member by

C-8-24

reason of the fact that any assets of the Company will be distributed to such Member in connection with the dissolution of the Company, the distribution of any assets of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

Section 7.3 Transfer by Members. No Member may Transfer all or any portion of its Units or other interests or rights in the Company except as provided in Section 3.8, Section 7.3 and Section 7.4. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.3 shall not prohibit TERP Inc. from pledging any Units to lenders as security under the Sponsor Line Agreement, provided that, no lender under the Sponsor Line Agreement may exercise its right to foreclose on Units pledged pursuant to the Sponsor Line Agreement unless such foreclosure is subject to Section 7.4 below. Any purported Transfer of all or a portion of a Member’s Units or other interests in the Company not complying with this Section 7.3 and Section 7.4 shall be null and void ab initio and shall not be effective to Transfer record, beneficial, legal or any other ownership and shall not create any obligation on the part of the Company or the other Members to recognize that Transfer or to deal with the Person to which the Transfer purportedly was made. Notwithstanding anything to the contrary herein, the Class A Units shall not be Transferable, except to a Transferring Class A Member’s Successor in Interest.

Section 7.4 Admission or Substitution of New Members.

(a) Admission. With the consent of the holder of a majority in interest of the IDRs, the Managing Member shall have the right to admit as a Substituted Member or an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from a Member or from the Company. Concurrently with the admission of a Substituted Member or an Additional Member, the Managing Member shall forthwith (i) amend the Schedule of Members to reflect the name and address of such Substituted Member or Additional Member and to eliminate or modify, as applicable, the name and address of the Transferring Member with regard to the Transferred Units and (ii) cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a Substituted Member in place of the Transferring Member, or the admission of an Additional Member, in each case, at the expense, including payment of any professional and filing fees incurred, of such Substituted Member or Additional Member.

(b) Conditions and Limitations. The admission of any Person as a Substituted Member or an Additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement by execution and delivery of the Adoption Agreement in the form attached hereto as Exhibit A or such other written instrument(s) in form and substance satisfactory to the Managing Member on behalf of the Company.

(c) Prohibited Transfers. Notwithstanding any contrary provision in this Agreement, unless each of the Members agrees otherwise in writing, in no event may any Transfer of a Unit or other interest in the Company be made by any Member or Assignee if:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit or other interest in the Company;

(ii) such Transfer (which solely for purposes of this Section 7.4(c) shall include the issuance of Units upon the exercise of an option or warrant to acquire such Unit) would not be within (or would cause the Company to fail to qualify for) one or more of the safe harbors described in paragraphs (e), (f), (g), (h) or (j) of Treasury Regulations Section 1.7704-1 or otherwise would pose a material risk that the Company could be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder;

(iii) such Transfer would require the registration of such Transferred Unit or other interest in the Company or of any Class of Unit or other interest in the Company pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

C-8-25

(iv) such Transfer would cause any portion of the assets of the Company to become “plan assets” of any “benefit plan investor” within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended from time to time;

(v) to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Managing Member, as determined in the Managing Member’s sole discretion; or

(vi) such Transfer (including any Transfers of the equity interests of a direct or indirect holder of a Membership Interest that is classified as a partnership or disregarded entity for U.S. federal income tax purposes) would cause any Membership Interest to be treated as being owned by a Disqualified Person or cause the Company to cease to have at least two partners for U.S. tax purposes.

In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall determine that interests in the Company do not meet or will not meet the requirements of Treasury Regulation section 1.7704-1(h) or could cause the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code, the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company as the Managing Member may determine to be necessary or advisable so that the Company is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

Any purported Transfer in violation of Section 7.3 or this Section 7.4(c) shall be null and void ab initio and shall not be effective to transfer record, beneficial, legal or any other ownership of such Unit or other interest in the Company, the purported transferee shall not be entitled to any rights as a Member with respect to the Unit or other interest in the Company purported to be purchased, acquired or transferred in the Transfer (including, without limitation, the right to vote or to receive dividends with respect thereto), and all rights as a holder of the Unit or other interest in the Company purported to have been transferred shall remain in the purported transferor.

(d) Effect of Transfer to Substituted Member. Following the Transfer of any Unit or other interest in the Company that is permitted under Sections 7.3 and 7.4, the Transferee of such Unit or other interest in the Company shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Unit or other interest in the Company, shall succeed to the Capital Account balance associated with such Unit or other interest in the Company, shall receive allocations and distributions under Article IV and Article V in respect of such Unit or other interest in the Company and otherwise shall become a Substituted Member entitled to all the rights of a Member with respect to such Unit or other interest in the Company.

Section 7.5 Additional Requirements. Notwithstanding any contrary provision in this Agreement, for the avoidance of doubt, the Managing Member may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any interests in the Company that are outstanding as of the date of this Agreement or are created hereafter, with the written consent of the holder of such interests in the Company. Such requirements, provisions and restrictions need not be uniform among holders of interests in the Company and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the interests in the Company owned by any one or more Members or Assignees at any time and from time to time, and such actions or omissions by the Managing Member shall not constitute the breach of this Agreement or of any duty hereunder or otherwise existing at law, in equity or otherwise.

Section 7.6 Bankruptcy. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

ARTICLE VIII
BOOKS AND RECORDS; FINANCIAL STATEMENTS AND
OTHER INFORMATION; TAX MATTERS

Section 8.1 Books and Records. The Company shall keep at its principal executive office (i) correct and complete books and records of account (which, in the case of financial records, shall be kept in accordance with

C-8-26

GAAP), (ii) minutes of the proceedings of meetings of the Members, (iii) a current list of the directors and officers of the Company and its Subsidiaries and their respective residence addresses, (iv) a record containing the names and addresses of all Members, (v) a record of the total number of Units held by each Member, if any, and the dates when they respectively became the owners of record thereof and (vi) a record of the percentage of IDRs held by each Member, if any, and the dates when they respectively became the holder of record thereof. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time. Except as expressly set forth in this Agreement, notwithstanding the rights set forth in Section 18-305 of the Act, no Member shall have the right to obtain information from the Company.

Section 8.2 Information.

(a) The Members shall be supplied at the Company’s expense with all other Company information reasonably necessary to enable each Member to prepare its federal, state, and local income tax returns on a timely basis.

(b) All determinations, valuations and other matters of judgment required to be made for ordinary course accounting purposes under this Agreement shall be made by the Managing Member and shall be conclusive and binding on all Members, their Successors in Interest and any other Person who is a party to or otherwise bound by this Agreement, and to the fullest extent permitted by law or as otherwise provided in this Agreement, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

Section 8.3 Fiscal Year. The Fiscal Year of the Company shall end on December 31st unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 706 of the Code.

Section 8.4 Certain Tax Matters.

(a) Preparation of Returns. The Tax Matters Member shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. The Tax Matters Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States of America, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Except as specifically provided otherwise in this Agreement, the Tax Matters Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws. As promptly as practicable after the end of each Fiscal Year, the Tax Matters Member shall cause the Company to provide to each Member a Schedule K-1 for such Fiscal Year. Additionally, the Tax Matters Member shall cause the Company to provide on a timely basis to each Member, to the extent commercially reasonable and available to the Company without undue cost, any information reasonably required by the Member to prepare, or in connection with an audit of, such Member’s income tax returns.

(b) Consistent Treatment. Each Member agrees that it shall not, except as otherwise required by applicable law or regulatory requirements, (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Member for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

(c) Duties of the Tax Matters Member. The Tax Matters Member shall be the taxpayer representative for the Company and shall be in charge of attending to all relevant tax matters and shall keep the other Members reasonably informed thereof.

(d) Tax Matters Member. The Company and each Member hereby designate the Managing Member as the “tax matters partner” for purposes of Code Section 6231(a)(7) to the extent applicable for taxable years beginning before December 31, 2017, and the “partnership representative” as defined in Code Section 6223(a) (as amended by the Bipartisan Budget Act of 2015) for any other taxable years (the “Tax Matters Member”).

C-8-27

(e) Certain Filings. Upon the Transfer of an interest in the Company (within the meaning of the Code), a sale of Company assets or a liquidation of the Company, the Members shall provide the Tax Matters Member with information and shall make tax filings as reasonably requested by the Tax Matters Member and required under applicable law.

(f) Section 754 Election. The Tax Matters Member shall cause the Company to make and to maintain and keep in effect at all times, in accordance with Sections 734, 743 and 754 of the Code and applicable Treasury Regulations and comparable state law provisions, an election to adjust basis in the event (i) any Company property is distributed to any Member or (ii) such Tax Matters Member otherwise determines to make such an election.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 9.4, or of any other binding agreement between the Company and any Member, the Managing Member may, or may cause the Company to, without the approval of any other Member or other Person, enter into separate agreements with individual Members with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement or any such separate agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such Member(s) party thereto notwithstanding the provisions of this Agreement. The Managing Member may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 9.2 Governing Law; Disputes.

(a) THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

(b) Any dispute, controversy or claim solely arising out of, relating to or in connection with the rights or obligations of the Class A Member(s) vis-à-vis any other Members shall be finally settled by arbitration. The arbitration shall take place in Wilmington, Delaware and be conducted in accordance with the Commercial Arbitration Rules of the AAA then in effect (except as they may be modified by mutual agreement of the Class A Member(s) and the affected Member(s)). The arbitration shall be conducted by three neutral, impartial and independent arbitrators, who shall be appointed by the AAA, at least one of whom shall be a retired judge or a senior partner at one of the nationally recognized Delaware-based law firms. The arbitration award shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. The costs of the arbitration shall be borne by the Company. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. Notwithstanding the foregoing, the parties hereto may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate and/or seeking temporary or preliminary relief in aid of an arbitration hereunder.

(c) Except as set forth in Section 9.2(b), each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively in the United States District Court for the District of Delaware or any Delaware State court, in each case, sitting in the City of Wilmington, Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 9.5.

C-8-28

(d) EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, DEMAND OR PROCEEDING (INCLUDING COUNTERCLAIMS) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.3 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof), and[, except as provided in Section 6.1(d)(iii)] and except for any rights of Indemnitees under this Agreement, nothing in this Agreement (express or implied) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.4 Amendments and Waivers. This Agreement may be amended, supplemented, waived or modified by the written consent of the Managing Member in its sole discretion; provided that, except as otherwise provided herein (including, without limitation, in Section 3.2), no amendment may (i) modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; (ii) materially and adversely affect the rights of a holder of Class A Units, in its capacity as holders of Class A Units, in relation to other classes of Equity Securities of the Company, without the consent of the holders of a majority of such Classes of Units or (iii) adversely affect the rights of any holder of IDRs, in its capacity as a holder of IDRs, without the consent of such holder; and provided further that so long as the Managing Member is TERP Inc., any such amendment, supplement or waiver must be approved by the Independent Conflicts Committee. Notwithstanding the foregoing, the Managing Member may, without the written consent of any other Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to: (1) reflect any amendment, supplement, waiver or modification that the Managing Member determines to be necessary or appropriate in connection with the creation, authorization or issuance of any Class of Units or other Equity Securities in the Company or other Company securities in accordance with this Agreement; (2) reflect the admission, substitution, withdrawal or removal of Members in accordance with this Agreement; (3) reflect a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (4) reflect a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company, including a change in the dates on which distributions are to be made by the Company; or (5) cure any ambiguity, mistake, defect or inconsistency; provided further that the books and records of the Company (including the Schedule of Members) shall be deemed amended from time to time to reflect the admission of a new Member, the withdrawal or resignation of a Member, the adjustment of the Units or other interests in the Company resulting from any issuance, Transfer or other disposition of Units or other interests in the Company, in each case that is made in accordance with the provisions hereof. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.

No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

C-8-29

Section 9.5 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and will be given by prepaid first class mail, by e-mail or other means of electronic communication, provided that the e-mail is promptly confirmed by telephone confirmation thereof, or by hand delivery, and shall be given to any Member at such Member’s address or e-mail address shown in the Company’s books and records, or, if given to the Company, at the following address:

TerraForm Power, LLC
7550 Wisconsin Ave.
Bethesda, MD 20814
Attention:	General Counsel
Telephone:	[•]
Email:	[•]

With a copy (which shall not constitute notice to the Company) to:

[Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Joseph B. Frumkin; Inosi M. Nyatta
Telephone:	(212) 558-4000
Email:	frumkinj@sullcrom.com; nyattai@sullcrom.com]

Each proper notice shall be effective upon any of the following: (a) personal delivery to the recipient, (b) when sent by e-mail to the recipient (with confirmation of receipt), (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) four Business Days after being deposited in the mails (first class or airmail postage prepaid).

Section 9.6 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 9.7 Power of Attorney. Each Member hereby irrevocably appoints the Managing Member as such Member’s true and lawful representative and attorney in fact, each acting alone, in such Member’s name, place and stead, (a) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or which may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof and (b) to execute, implement and continue the valid and subsisting existence of the Company or to qualify and continue the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the disability, incapacity, bankruptcy or dissolution of such Member. No power of attorney granted in this Agreement shall revoke any previously granted power of attorney.

Section 9.8 Entire Agreement. This Agreement and the other documents and agreements referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the Prior Agreement.

Section 9.9 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law. Any Person having any rights under any provision of

C-8-30

this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

Section 9.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 9.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, distributions, capital or property other than as a secured creditor.

Section 9.12 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 9.13 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 9.14 Delivery . This Agreement and each other agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, may be executed in any number of counterparts and by the parties hereto or thereto on separate counterparts, each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other agreement or instrument.

C-8-31

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Limited Liability Company Agreement.

MANAGING MEMBER

TERRAFORM POWER, INC.

By:
	Name:	[•]
	Title:	[•]

OTHER MEMBERS

BRE DELAWARE INC.

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Second A&R TerraForm Power, LLC Limited Liability Company Agreement]

C-8-32

EXHIBIT A

Adoption Agreement

This Adoption Agreement is executed by the undersigned pursuant to the Second Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC (the “Company”), dated as of [•], 2017, as amended, restated or supplemented from time to time, a copy of which is attached hereto and is incorporated herein by reference (the “Agreement”). By the execution of this Adoption Agreement, the undersigned agrees as follows:

1. Acknowledgment. The undersigned acknowledges that it is not a Disqualified Person and it is acquiring [         ] [Units] of the Company as a [Class [•]] Member, subject to the terms and conditions of the Agreement (including the Exhibits thereto), as amended from time to time. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein.

2. Agreement. The undersigned hereby joins in, and agrees to be bound by, subject to, and enjoy the benefit of the applicable rights set forth in, the Agreement (including the Exhibits thereto), as amended from time to time, with the same force and effect as if it were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.

EXECUTED AND DATED on this           day of          , 20  .

[Name]

Notice Address:

E-mail Address:

C-8-33

EXHIBIT B

SECTION 1603 CERTIFICATE

of [•]

Dated as of [•]

The undersigned, an Authorized Person of [•], a [•] (the “Member”), does hereby certify the following as of the date hereof:

As of the date hereof, the Member is not a Disqualified Person, as such term is defined in the Second Amended and Restated Limited Liability Company Agreement of the TerraForm Power LLC, dated and effective as of [•], 2017.

[signature on next page]

* * *

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the date first above written.

By:
Name:
	Title:	Authorized Person

C-8-34

EXHIBIT C

Schedule of Members

Name	Address and E-Mail Address	Class and Number of Units or Percentage of Incentive Distribution Rights	Certificate No. (if applicable)	Transferee, Address, Number of Units or Percentage of Incentive Distribution Rights, Certificate Nos. (if applicable)

C-8-35

Annex C-9

Brookfield Registration Rights Agreement

AGREED FORM

TERRAFORM POWER, INC.

- and -

[•]1

REGISTRATION RIGHTS AGREEMENT

[•], 2017

1NTD: Brookfield entity holding TERP shares on the closing date.

ARTICLE 1

INTERPRETATION		C-9-1
1.1	Definitions	C-9-1
1.2	Headings and Table of Contents	C-9-3
1.3	Interpretation	C-9-3
1.4	Invalidity of Provisions	C-9-3
1.5	Entire Agreement	C-9-4
1.6	Waiver, Amendment	C-9-4
1.7	Mutual Waiver of Jury Trial	C-9-4
1.8	Consent to Jurisdiction and Service of Process	C-9-4
1.9	Specific Enforcement	C-9-5
1.10	Governing Law	C-9-5

ARTICLE 2

REGISTRATION RIGHTS		C-9-5
2.1	Demand Registration	C-9-5
2.2	Piggyback Registrations	C-9-7
2.3	Short-Form Filings	C-9-8
2.4	Holdback Agreements	C-9-8
2.5	Registration Procedures	C-9-8
2.6	Suspension of Dispositions	C-9-11
2.7	Registration Expenses	C-9-11
2.8	Indemnification	C-9-12
2.9	Transfer of Registration Rights	C-9-14
2.10	Current Public Information	C-9-14
2.11	Preservation of Rights	C-9-14

ARTICLE 3

TERMINATION		C-9-14
3.1	Termination	C-9-14

ARTICLE 4

MISCELLANEOUS		C-9-15
4.1	Enurement	C-9-15
4.2	Notices	C-9-15
4.3	Authority	C-9-15
4.4	Further Assurances	C-9-16
4.5	Counterparts	C-9-16

C-9-i

REGISTRATION RIGHTS AGREEMENT

THIS AGREEMENT made as of the [•] day of [•], 2017

BETWEEN:

TERRAFORM POWER, INC. (“TERP”)

- and -

[•] (“Brookfield”)

RECITALS:

WHEREAS, TERP desires to provide the Holders with the registration rights specified in this Agreement with respect to Registrable Shares on the terms and subject to the conditions set forth herein.

NOW THEREFORE the parties covenant and agree, each with the other, as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

1.1.1   “Adverse Effect” has the meaning assigned to such term in Section 2.1.5;

1.1.2   “Advice” has the meaning assigned to such term in Section 2.6;

1.1.3   “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.4   “Agreement” means this Registration Rights Agreement;

1.1.5   “Brookfield” has the meaning assigned to such term in the preamble;

1.1.6   “Business Day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in the Province of Ontario or the State of New York;

1.1.7   “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of the beneficial ownership of or control over a majority of the voting interests in B; and, for certainty and without limitation, if A owns or has control over shares or other securities to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose, and the term “Controlled” has the corresponding meaning;

1.1.8   “Demand Registration” has the meaning assigned to such term in Section 2.1.1(a);

1.1.9   “Demanding Shareholders” has the meaning assigned to such term in Section 2.1.1(a);

1.1.10   “Demand Request” has the meaning assigned to such term in Section 2.1.1(a);

1.1.11   “Effective” means, in the case of a Registration Statement, the registration statement becoming effective, whether automatically, by a declaration by the SEC that such registration statement is effective or otherwise;

1.1.12   “Effective Date” means the date a Registration Statement becomes Effective;

1.1.13   “Excluded Registration” means a registration of (i) securities pursuant to one or more Demand Registrations pursuant to Section 2.1, (ii) securities registered under the U.S. Securities Act on Form S-8 or

C-9-1

any similar successor form, (iii) securities registered to effect the acquisition of, or combination with, another Person, and (iv) securities issued as part of a mandatory rights offering undertaken under the terms of the Sponsor Line Agreement;

1.1.14   “FINRA” means Financial Industry Regulatory Authority, Inc.;

1.1.15   “Holder” means (i) Brookfield and (ii) any direct or indirect transferee of Brookfield who shall become a party to this Agreement in accordance with Section 2.9 and has agreed in writing to be bound by the terms of this Agreement;

1.1.16   “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of each general partner or managing partner of such partnership, respectively, that serves a similar function (or if any such general partner is itself a partnership, the board, committee or other body of such general or managing partner’s general or managing partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director;

1.1.17   “Inspectors” has the meaning assigned to such term in Section 2.5(m);

1.1.18   “Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability company, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.19   “Piggyback Registration” has the meaning assigned to such term in Section 2.2.1;

1.1.20   “Records” has the meaning assigned to such term in Section 2.5(m);

1.1.21   “register,” “registered” and “registration” refers to a registration effected by preparing and filing a registration statement in compliance with the U.S. Securities Act, and the declaration or ordering of the effectiveness of such registration statement;

1.1.22   “Registration Statement” means a registration statement on Form S-1 or S-3 or any similar or successor to such forms under the U.S. Securities Act (which includes any preliminary prospectus, prospectus, prospectus supplement or free writing prospectus used in connection therewith), including for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any successor rule);

1.1.23   “Registrable Shares” means the Shares owned by Holders, including Shares issuable to Holders on the conversion, exchange or exercise of securities convertible into or exchangeable or exercisable for Shares owned by a Holder, together with any securities owned by Holders issued with respect to such Shares by way of dividend or split or in connection with a combination of Shares, recapitalization, merger, consolidation, amalgamation or other reorganization; provided, however, that Shares that, pursuant to Section 3.1, no longer have registration rights hereunder shall not be considered Registrable Shares;

1.1.24   “Requesting Holders” shall mean any Holder(s) requesting to have its (their) Registrable Shares included in any Demand Registration or Shelf Registration;

1.1.25    “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the U.S. Securities Act;

1.1.26   “Seller Affiliates” has the meaning assigned to such term in Section 2.8.1;

1.1.27   “Shares” means shares of the Class A common stock, par value $0.01 per share, of TERP;

C-9-2

1.1.28   “Shelf Registration” means a registration of the Registrable Shares under a registration statement pursuant to Rule 415 under the U.S. Securities Act (or any successor rule), and any Shelf Registration shall be deemed to be a Demand Registration;

1.1.29   “Sponsor Line Agreement” means the senior secured credit line agreement among [•], [•] and [•], dated as of [•];

1.1.30   “Suspension Notice” has the meaning assigned to such term in Section 2.6;

1.1.31   “TERP” has the meaning assigned to such term in the preamble;

1.1.32   “U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder;

1.1.33   “U.S. Securities Act” means the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations promulgated by the SEC thereunder; and

1.1.34   “U.S. Securities Laws” means, collectively, the securities laws of the United States, including the U.S. Exchange Act, the U.S. Securities Act, state securities or “blue sky” laws within the United States, and all rules, regulations and ordinances promulgated thereunder.

1.2	Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3	Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1   words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2   the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3   references to any Person include such Person’s successors and permitted assigns;

1.3.4   except as otherwise provided in this Agreement, any reference in this Agreement to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all rules and regulations made under such statute, in the case of a statute, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5   any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6   in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7   except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

1.4	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties

C-9-3

waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.5	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.6	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right. This Agreement may not be amended or modified in any respect except by a written agreement signed by TERP, Brookfield (so long as Brookfield owns any Shares) and the Holders of a majority of the then outstanding Registrable Shares.

1.7	Mutual Waiver of Jury Trial

AS A SPECIFICALLY BARGAINED-FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

1.8	Consent to Jurisdiction and Service of Process

EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY OR THEREBY FURTHER EXPRESSLY,

C-9-4

IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

1.9	Specific Enforcement

THE PARTIES ACKNOWLEDGE AND AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OR THREATENED BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF COMPETENT JURISDICTION, IN EACH CASE WITHOUT PROOF OF DAMAGES OR OTHERWISE (AND EACH PARTY HEREBY WAIVES ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY), THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. THE PARTIES AGREE NOT TO ASSERT THAT A REMEDY OF SPECIFIC ENFORCEMENT IS UNENFORCEABLE, INVALID, CONTRARY TO LAW OR INEQUITABLE FOR ANY REASON, NOR TO ASSERT THAT A REMEDY OF MONETARY DAMAGES WOULD PROVIDE AN ADEQUATE REMEDY.

1.10	Governing Law

The internal law of the State of New York shall govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

ARTICLE 2

REGISTRATION RIGHTS

2.1	Demand Registration

2.1.1   Request for Registration

(a)	Commencing on the date hereof, the Holders of at least a majority of the Registrable Shares shall have the right to require TERP to file a Registration Statement for a public offering of all or part of its Registrable Shares (a “Demand Registration”), by delivering to TERP written notice stating that such right is being exercised, naming the Holders whose Registrable Shares are to be included in such registration (collectively, the “Demanding Shareholders”), specifying the number of each such Demanding Shareholder’s Registrable Shares to be included in such registration and, subject to Section 2.1.3 hereof, describing the intended method of distribution thereof (a “Demand Request”).
(b)	Each Demand Request shall specify the aggregate number of Registrable Shares proposed to be sold. Subject to Section 2.1.6, TERP shall use commercially reasonable efforts to file a Registration Statement in respect of a Demand Registration as soon as practicable and, in any event, within ninety (90) days after receiving a Demand Request (in the case of a Form S-1) or within forty-five (45) days after receiving a Demand Request (in the case of a Form S-3) and shall use commercially reasonable efforts to cause the same to become Effective as promptly as practicable after such filing; provided, however, that:
(i)	TERP shall not be obligated to file a Registration Statement in respect of a Demand Registration pursuant to Section 2.1.1(a) within ninety (90) days after the Effective Date of a previous Demand Registration, other than a Shelf Registration pursuant to this Article 2;
(ii)	TERP shall not be obligated to file a Registration Statement in respect of a Demand Registration pursuant to Section 2.1.1(a) unless the Demand Request is for a number of Registrable Shares with a market value that is equal to at least $50,000,000 as of the date of such Demand Request; and

C-9-5

(iii)	TERP shall not be obligated to effect more than two (2) Demand Registrations in any twelve (12) month period.

2.1.2   Shelf Registration. With respect to any Demand Registration, the Holders of at least a majority of the number of Registrable Shares requested to be included in such Demand Registration may request TERP to effect a Shelf Registration.

2.1.3   Selection of Underwriters. At the request of the Holders of at least a majority of the number of Registrable Shares requested to be included in a Demand Registration, the offering of Registrable Shares pursuant to such Demand Registration shall be in the form of a “firm commitment” underwritten offering. The Holders of at least a majority of the number of Registrable Shares requested to be included in such Demand Registration shall select the investment banking firm or firms to manage the underwritten offering; provided that such selection shall be subject to the consent of TERP, which consent shall not be unreasonably withheld or delayed. No Holder may participate in any registration pursuant to Section 2.1.1 unless such Holder (x) agrees to sell such Holder’s Registrable Shares on the basis provided in any underwriting arrangements described above and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of Registrable Shares to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Holder’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with U.S. Securities Laws as may be reasonably requested; provided, further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Shares, and the liability of each such Holder will be in proportion thereto, and provided, further, that such liability will be limited to the net amount received by such Holder from the sale of his or its Registrable Shares pursuant to such registration.

2.1.4   Rights of Nonrequesting Holders. Upon receipt of any Demand Request, TERP shall promptly (but in any event within ten (10) days) give written notice of such proposed Demand Registration to all other Holders, who shall have the right, exercisable by written notice to TERP within twenty (20) days of their receipt of TERP’s notice, to elect to include in such Demand Registration such portion of their Registrable Shares as they may request. All Holders requesting to have their Registrable Shares included in a Demand Registration in accordance with the preceding sentence shall be deemed to be “Requesting Holders” for purposes of this Section 2.1. TERP shall also have the right to issue and sell Shares in such Demand Registration.

2.1.5   Priority on Demand Registrations. No securities to be sold for the account of any Person (including TERP) other than a Requesting Holder shall be included in a Demand Registration unless the managing underwriter or underwriters shall advise the Requesting Holders in writing that the inclusion of such securities will not adversely affect the price, timing or distribution of the offering or otherwise adversely affect its success (an “Adverse Effect”). If a Demand Registration is an underwritten offering, and if the managing underwriter advises TERP that the inclusion of any Shares requested to be included in a Registration Statement or prospectus supplement, as applicable, for the account of any Person (including TERP) other than a Requesting Holder would cause an Adverse Effect, TERP shall only be required to include such number of Shares in such Registration Statement or prospectus supplement, as applicable, as such underwriter advises would not cause an Adverse Effect, with priority given as follows: (i) first, any securities the Requesting Holders propose to sell, (ii) second, any securities TERP proposes to sell and (iii) third, any other securities requested to be included in such registration or prospectus supplement, pro rata among the holders of such other securities. Furthermore, if the managing underwriter or underwriters shall advise the Requesting Holders that, even after exclusion of all securities of other Persons (including TERP) pursuant to the this Section 2.1.5, the amount of Registrable Shares proposed to be included in such Demand Registration by Requesting Holders is sufficiently large to cause an Adverse Effect, the Registrable Shares of the Requesting Holders to be included in such Demand Registration shall equal the number of Shares which the Requesting Holders are so advised can be sold in such offering without an Adverse Effect and such Registrable Shares shall be allocated pro rata among the Requesting Holders on the basis of the number of Registrable Shares requested to be included in such registration by each such Requesting Holder.

C-9-6

2.1.6   Deferral of Filing. TERP may defer the filing (but not the preparation) of a Registration Statement required by Section 2.1 if in the opinion of TERP’s counsel, any registration of Registrable Securities would require disclosure of information not otherwise then required by law to be publicly disclosed and, in the good faith and reasonable judgment of the board of directors of TERP, such disclosure is reasonably expected to materially and adversely affect any material financing, acquisition, corporate reorganization or merger or other material transaction or event involving TERP (a “Valid Business Reason”) until such Valid Business Reason no longer exists. In no event shall TERP avail itself of the right to defer the filing of a Registration Statement relating to a Demand Request for more than ninety (90) days in the aggregate in any period of 365 consecutive days; and TERP shall give notice of its determination to defer the filing of a Registration Statement pursuant to this Section 2.1.6, which notice shall include a general statement of the reason for such deferral (to the extent possible without including material non-public information) and an approximation of the anticipated delay, and of the fact that the Valid Business Reason for such deferral no longer exists, in each case, promptly after the occurrence thereof. Within twenty (20) days of receiving the notice of TERP’s determination to defer the filing of a Registration Statement pursuant to this Section 2.1.6, any Requesting Holder may withdraw its Registrable Shares from such Demand Request by giving notice to TERP, and the Holders of at least a majority of the number of Registrable Shares requested to be included in a Demand Registration may withdraw such Demand Request by giving notice to TERP; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement.

2.2	Piggyback Registrations

2.2.1   Right to Piggyback. Each time TERP proposes to (i) register any of its equity securities (other than pursuant to an Excluded Registration) under U.S. Securities Laws for sale to the public (whether for the account of TERP or the account of any security holder of TERP) or (ii) sell any of its equity securities (other than pursuant to an Excluded Registration) and with respect to which a Shelf Registration and prospectus supplement are expressly being utilized to effect such sale (clause (i) and (ii) are each referred to as a “Piggyback Registration”), TERP shall give prompt written notice to each Holder of Registrable Shares (which notice shall be given not less than twenty (20) days prior to the anticipated filing date of TERP’s Registration Statement or not less than ten (10) days in the case of a “bought deal” or “registered direct” financing), which notice shall offer each such Holder the opportunity to include any or all of its Registrable Shares in such Registration Statement or prospectus supplement, as applicable, subject to the limitations contained in Section 2.2.2 hereof. Each Holder who desires to have its Registrable Shares included in such Registration Statement or prospectus supplement, as applicable, shall so advise TERP in writing (stating the number of Registrable Shares desired to be registered) within ten (10) days after the date of such notice from TERP (or within one (1) Business Day in the case of a “block trade” financing). Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Shares in any Registration Statement or prospectus supplement, as applicable, pursuant to this Section 2.2.1 by giving written notice to TERP of such withdrawal. Subject to Section 2.2.2 below, TERP shall include in such Registration Statement or prospectus supplement, as applicable, all such Registrable Shares so requested to be included therein; provided, however, that TERP may at any time withdraw or cease proceeding with any such registration or sale if it shall at the same time withdraw or cease proceeding with the registration or sale of all other equity securities originally proposed to be registered or sold.

2.2.2   Priority on Piggyback Registrations

(a)	If a Piggyback Registration is an underwritten offering, and if the managing underwriter advises TERP that the inclusion of Registrable Shares requested to be included in a Registration Statement or prospectus supplement, as applicable, would cause an Adverse Effect, TERP shall only be required to include such number of Registrable Shares in such Registration Statement or prospectus supplement, as applicable, as such underwriter advises would not cause an Adverse Effect, with priority given as follows: (i) first, the securities TERP proposes to sell, (ii) second, the Registrable Shares requested to be included in such Registration Statement or prospectus supplement and (iii) third, any other securities requested to be included in such Registration Statement or prospectus supplement, pro rata among the holders of such other securities. If as a result of the provisions of this Section 2.2.2(a) any Holder shall not be entitled to include all Registrable Shares in a registration or prospectus supplement that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Shares in such Registration Statement or prospectus supplement, as applicable.

C-9-7

(b)	No Holder may participate in any Registration Statement or prospectus supplement, as applicable, in respect of a Piggyback Registration hereunder unless such Holder (i) agrees to sell such Holder’s Registrable Shares on the basis provided in any underwriting arrangements approved by TERP and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (x) such Holder’s ownership of Registrable Shares to be sold or transferred free and clear of all liens, claims, and encumbrances, (y) such Holder’s power and authority to effect such transfer, and (z) such matters pertaining to compliance with applicable U.S. Securities Laws as may be reasonably requested; provided, further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Shares, and the liability of each such Holder will be in proportion to, and provided, further, that such liability will be limited to, the net amount received by such Holder from the sale of his or its Registrable Shares pursuant to such registration or prospectus supplement.
2.3	Short-Form Filings

SEC Form S-3. TERP shall use its commercially reasonable efforts to cause Demand Registrations to be registered on Form S-3 (or any successor form), and if TERP is not then eligible under the U.S. Securities Laws to use Form S-3, Demand Registrations shall be registered on the form, if any, for which TERP then qualifies. TERP shall use its commercially reasonable efforts to become eligible to use Form S-3 and, after becoming eligible to use Form S-3, shall use its commercially reasonable efforts to remain so eligible.

2.4	Holdback Agreements
(a)	To the extent requested by the underwriters managing the applicable public offering, TERP shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during the ninety (90) day period beginning on the Effective Date of a Demand Registration (other than a Shelf Registration) or a Piggyback Registration, except pursuant to registrations on Form S-8 or any successor form or registrations to effect the acquisition of, or combination with, another Person.
(b)	To the extent requested by the underwriters managing the applicable public offering, if any Holders of Registrable Shares notify TERP in writing that they intend to effect an underwritten sale of Shares on a specified date registered pursuant to a Shelf Registration pursuant to Article 2 hereof, TERP shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for its equity securities, during the seven (7) days prior to and during the ninety (90) day period beginning on the date specified in such notice, except pursuant to registrations on Form S-8 or any successor form or registrations to effect the acquisition of, or combination with, another Person.
(c)	Provided TERP has complied with Section 2.2, each Holder agrees, in the event of an underwritten offering by TERP (whether for the account of TERP or otherwise), not to offer, sell, contract to sell or otherwise dispose of any Registrable Shares, or any securities convertible into or exchangeable or exercisable for such securities, including any sale pursuant to Rule 144 under the U.S. Securities Act (except as part of such underwritten offering), during the seven (7) days prior to, and during the ninety (90)-day period (or such lesser period as the lead or managing underwriters may require) beginning on, the Effective Date for such underwritten offering (or, in the case of an offering pursuant to an effective Shelf Registration the pricing date for such underwritten offering).
2.5	Registration Procedures

Whenever any Holder has requested that any Registrable Shares be registered pursuant to this Agreement, TERP will use its commercially reasonable efforts to effect the registration and the sale of such Registrable Shares in accordance with the intended method of disposition thereof as promptly as is practicable, and pursuant thereto TERP will as expeditiously as possible:

(a)	prepare and file, pursuant to Section 2.1.1(b) with respect to any Demand Registration, subject to Section 2.3, a Registration Statement with respect to such Registrable Shares and use its commercially

C-9-8

reasonable efforts to cause such Registration Statement to become Effective; provided that as far in advance as practicable before filing such Registration Statement or any amendment or supplement thereto, TERP will furnish to the selling Holders copies of reasonably complete drafts of all such documents prepared to be filed (including exhibits), and any such Holder shall have the opportunity to object to any information contained therein and TERP will give reasonable consideration to and discuss with such Holder in good faith any corrections reasonably requested by such Holder with respect to such information prior to filing any such Registration Statement or any amendment or supplement thereto;

(b)	except in the case of a Shelf Registration, prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of not less than one hundred-twenty (120) days (or such lesser period as is necessary for the underwriters in an underwritten offering to sell unsold allotments) and comply with the provisions of the applicable U.S. Securities Laws with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;
(c)	in the case of a Shelf Registration, prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the applicable U.S. Securities Laws with respect to the disposition of all Registrable Shares subject thereto for a period ending on the earlier of (i) twenty four (24) months after the Effective Date and (ii) the date on which all the Registrable Shares subject thereto have been sold pursuant to such Registration Statement;
(d)	furnish to each seller of Registrable Shares and the underwriters of the securities being registered such number of copies of such Registration Statement, each amendment and supplement thereto, any documents incorporated by reference therein and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section 2.6 and the requirements of the applicable U.S. Securities Laws, TERP consents to the use of the Registration Statement and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the Registrable Shares covered by the Registration Statement);
(e)	use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the managing underwriter reasonably requests (or, in the event the Registration Statement does not relate to an underwritten offering, as the holders of a majority of such Registrable Shares may reasonably request); use its commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such Registration Statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the Registrable Shares owned by such seller in such jurisdictions (provided, however, that TERP will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);
(f)	promptly notify each seller and each underwriter and (if requested by any such Person) confirm such notice in writing (i) when any supplement or amendment to the Registration Statement has been filed following the Effective Date, and when the same has become effective, (ii) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Shares under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, and (iii) of the happening of any event which makes untrue any statement of a material fact in the Registration Statement or which requires the making of any changes in such Registration Statement or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such Registration Statement so that, as thereafter

C-9-9

deliverable to the purchasers of such Registrable Shares, such Registration Statement will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g)	permit any selling Holder, which in such Holder’s sole and exclusive judgment, might reasonably be deemed to be an underwriter or a controlling person of TERP, to participate in the preparation of such registration or comparable statement and to give reasonable consideration to and discuss with such Holder in good faith the insertion therein of material, furnished to TERP in writing, which in the reasonable judgment of such Holder and its counsel should be included in such registration or comparable statement;
(h)	use its commercially reasonable efforts to make available members of management, as selected by the Holders of a majority of the Registrable Shares included in such registration, for such assistance in the selling effort relating to the Registrable Shares covered by such registration as may be reasonably requested by such Holders, including, but not limited to, the participation of such members of TERP’s management in road show presentations;
(i)	otherwise use its commercially reasonable efforts to comply with all applicable U.S. Securities Laws, and make generally available to TERP’s security holders an earnings statement satisfying the provisions of Section 11(a) of the U.S. Securities Act as soon as reasonably practicable, but in no event later than sixty (60) days after the end of the twelve (12) month period, beginning with the first day of TERP’s first fiscal quarter commencing after the Effective Date, which earnings statement shall cover said twelve (12) month period, and which requirement will be deemed to be satisfied if TERP timely files complete and accurate information on Forms 10-K and 8-K under the U.S. Exchange Act which otherwise complies with Rule 158 under the U.S. Securities Act;
(j)	if requested by the managing underwriter or any seller promptly consider and discuss with such Holder in good faith incorporating in a prospectus supplement or post-effective amendment such information as the managing underwriter or any seller reasonably requests to be included therein, including, without limitation, with respect to the Registrable Shares being sold by such seller, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Shares to be sold in such offering, and promptly make all required filings of any such prospectus supplement or post-effective amendment so incorporated;
(k)	as promptly as practicable after filing of any document which is incorporated by reference into the Registration Statement (in the form in which it was incorporated), deliver a copy of each such document to each seller;
(l)	if any securities are to be evidenced by certificates, cooperate with the sellers and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to TERP’s transfer agent prior to the Effective Date a supply of such certificates;
(m)	subject to the receipt, if reasonably requested by TERP, of confidentiality agreements in customary form and subject to customary exceptions, promptly make available for inspection by any seller, any underwriter participating in any disposition pursuant to any Registration Statement and any attorney, accountant or other agent or representative retained by any such seller or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of TERP (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause TERP’s officers, directors and employees to supply all information requested by any such Inspector in connection with such Registration Statement; provided, however, that, (i) unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Registration Statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, TERP shall not be required to provide any information under this subparagraph (m) if TERP believes, after consultation with counsel for TERP, that to do so would cause TERP to forfeit an attorney-client privilege that was applicable to such

C-9-10

information and (ii) each Holder of Registrable Shares agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to TERP and allow TERP, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(n)	use commercially reasonable efforts to have counsel to TERP or TERP’s independent auditor, as applicable, furnish to each seller and underwriter a signed counterpart of (i) an opinion or opinions of counsel to TERP and (ii) a comfort letter or comfort letters from TERP’s independent auditors, addressed to the underwriters, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter reasonably requests;
(o)	use commercially reasonable efforts to cause the Registrable Shares included in any Registration Statement to be listed on The NASDAQ Stock Market LLC or such other primary securities exchange on which the Shares (or, if the Registrable Shares are not Shares, such other securities that form the Registrable Shares) may be primarily listed;
(p)	provide a transfer agent and registrar for all Registrable Shares registered hereunder;
(q)	cooperate with each seller and each underwriter participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with FINRA;
(r)	during the period when a prospectus is required to be delivered under the applicable U.S. Securities Laws, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act;
(s)	notify each seller of Registrable Shares promptly of any request by the SEC for the amending or supplementing of such Registration Statement or for additional information;
(t)	enter into such agreements (including underwriting agreements in the managing underwriter’s customary form) as are customary in connection with an underwritten registration; and
(u)	advise each seller of such Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order or ruling by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest practicable moment if such stop order should be issued.
2.6	Suspension of Dispositions

Each Holder agrees by acquisition of any Registrable Shares that, upon receipt of any notice (a “Suspension Notice”) from TERP of the happening of any event of the kind described in Section 2.5(f)(iii) such Holder will forthwith discontinue disposition of Registrable Shares until such Holder’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by TERP that the use of the Registration Statement may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Registration Statement and, if so directed by TERP, such Holder will deliver to TERP all copies, other than permanent file copies then in such Holder’s possession, of the Registration Statement covering such Registrable Shares current at the time of receipt of such notice. In the event TERP shall give any such notice, the time period regarding the effectiveness of Registration Statements set forth in Sections 2.5(b) and 2.5(c) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Shares covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus or the Advice. TERP shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

2.7	Registration Expenses

All fees and expenses incident to any registration including, without limitation, TERP’s performance of or compliance with this Article 2, all registration and filing fees, all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the reasonable fees and expenses of any “qualified independent underwriter” as such term is defined in Schedule E of the By-Laws of FINRA, and of its counsel),

C-9-11

as may be required by the rules and regulations of FINRA, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Shares), rating agency fees, printing expenses (including expenses of printing certificates for the Registrable Shares and of printing prospectuses), messenger and delivery expenses, the fees and expenses incurred in connection with any listing or quotation of the Registrable Shares, fees and expenses of counsel for TERP and its independent auditors (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), the fees and expenses of any special experts retained by TERP in connection with such registration, and the fees and expenses of other persons retained by TERP, will be borne by TERP (unless paid by a security holder that is not a Holder for whose account the registration is being effected) whether or not any Registration Statement becomes Effective; provided, however, that any underwriting discounts, commissions, or fees attributable to the sale of the Registrable Shares will be borne by the Holders pro rata on the basis of the number of Shares so registered and the fees and expenses of any counsel, accountants, or other persons retained or employed by any Holder will be borne by such Holder.

2.8	Indemnification

2.8.1   TERP agrees to indemnify and reimburse, to the fullest extent permitted by law, each seller of Registrable Shares and their Affiliates, and each of their employees, advisors, agents, representatives, partners, officers, and directors and each Person who Controls such seller or Affiliate and any agent or investment advisor thereof or thereto (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.8.3) resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or any amendment thereof or supplement thereto (or any documents incorporated therein by reference) or contained in any “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) against any violation or alleged violation by TERP of the U.S. Securities Act, the U.S. Exchange Act, any state securities law or any rule or regulation promulgated under the U.S. Securities Act, the U.S. Exchange Act or any U.S. Securities Law and relating to action or inaction required of TERP in connection with registration or qualification thereunder or compliance therewith, (iii) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (iv) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or violation of the U.S. Securities Laws, to the extent that any such expense or cost is not paid under subparagraph (i), (ii) or (iii) above; except insofar as any such statements are made in reliance upon and in conformity with information furnished in writing to TERP by such seller or any Seller Affiliate for use therein or arise from such seller’s or any Seller Affiliate’s failure to deliver a copy of the Registration Statement or any amendments or supplements thereto after TERP has furnished such seller or Seller Affiliate with a sufficient number of copies of the same.

2.8.2   In connection with any Registration Statement in which a seller of Registrable Shares is participating, each such seller shall furnish to TERP in writing such information as TERP reasonably requests for use in connection with any such Registration Statement and, to the fullest extent permitted by law, will indemnify and reimburse TERP and its Affiliates and each of their employees, advisors, agents, representatives, partners, officers and directors and each Person who Controls TERP (excluding such Seller or any Seller Affiliate) and any agent or investment advisor thereof or thereto against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.8.3) resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or supplement thereto (or any documents incorporated therein by reference) or contained in any “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the

C-9-12

statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information furnished in writing by such seller or any of its Seller Affiliates expressly for use in such Registration Statement or any amendment thereof or supplement thereto; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Shares, and the liability of each such seller of Registrable Shares will be in proportion to, and will be limited to, the net amount received by such seller from the sale of Registrable Shares pursuant to such Registration Statement; provided, however, that such seller of Registrable Shares shall not be liable in any such case to the extent that prior to the filing of any such Registration Statement or amendment thereof or supplement thereto, such seller has furnished in writing to TERP information which corrected or made not misleading information previously furnished to TERP.

2.8.3   Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (x) the indemnifying party has agreed to pay such fees or expenses, (y) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person, or (z) such counsel has been retained due to a conflict as described below. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (1) such settlement or compromise contains a full and unconditional release of the indemnified party without any admission of liability on the part of such indemnified party or (2) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (together with appropriate local counsel), unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

2.8.4   Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.8.1 or Section 2.8.2 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.8.4 were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.8.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.8.3, defending any such action or claim. Notwithstanding the provisions of this Section 2.8.4, no Holder shall be required to contribute an amount

C-9-13

greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Shares exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement, or any amendment thereof or supplement thereto related to such sale of Registrable Shares. No person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.8.4 to contribute shall be several in proportion to the amount of Registrable Shares registered by them and not joint.

2.8.5   If indemnification is available under this Section 2.8, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.8.1 and Section 2.8.2 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in Section 2.8.4 subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.8.2.

2.8.6   The indemnification and contribution provided for under this Agreement will (i) remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and (ii) will survive the transfer of securities and the termination of this Agreement.

2.9	Transfer of Registration Rights

The rights of each Holder under this Agreement may, in the Holder’s discretion, be assigned, in whole or in part, to any direct or indirect transferee of all or any portion of such Holder’s Registrable Shares who agrees in writing to be subject to and bound by all the terms and conditions of this Agreement. For clarity, in the case of a transfer of less than all of such Holder’s Registrable Shares, no such assignment will limit or otherwise impair the transferor’s rights under this Agreement. The Holder shall provide TERP with written notice promptly after such assignment stating the name and address of the assignee and identifying the Shares as to which the rights under this Agreement are being assigned; provided that failure to provide such written notice shall not affect the validity of such assignment.

2.10	Current Public Information

TERP will use commercially reasonable efforts to file the reports required to be filed by it under applicable U.S. Securities Laws (or, if TERP is not required to file such reports, will, upon the request of the Holders, make publicly available other information) and will take such further action as any of the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Shares without registration under, and subject to the limitations of, applicable U.S. Securities Laws. Upon the reasonable request of any Holder, TERP will deliver to such parties a written statement as to whether it has complied with such requirements and will, at its expense, forthwith upon the request of any such Holder, deliver to such Holder a certificate, signed by an officer, stating (i) TERP’s name, address and telephone number (including area code), (ii) TERP’s Internal Revenue Service identification number, (iii) TERP’s SEC file number, (iv) the number of Shares outstanding as shown by the most recent report or statement published by TERP, and (v) whether TERP has filed the reports required to be filed under the U.S. Exchange Act for a period or at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

2.11	Preservation of Rights

TERP will not directly or indirectly (i) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates, conflicts with or subordinates the rights expressly granted to the Holders in this Agreement.

ARTICLE 3

TERMINATION

3.1	Termination

The Holders may exercise the registration rights granted hereunder in such manner and proportions as they shall agree among themselves. The registration rights hereunder shall cease to apply to any particular Registrable

C-9-14

Share when: (i) a Registration Statement with respect to the sale of such Shares (or other securities) shall have become Effective and such Shares shall have been disposed of in accordance with such Registration Statement; (ii) such Shares (or other securities) shall have been sold to the public pursuant to an exemption under applicable U.S. Securities Laws; (iii) such Shares (or other securities) shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer, if applicable, shall have been delivered by TERP, and subsequent public distribution of them shall not require registration under applicable U.S. Securities Laws; (iv) such Shares (or other securities) shall have ceased to be outstanding, (v) such Registrable Shares are eligible for sale pursuant to Rule 144(b)(1) (without the requirement for TERP to be in compliance with the current public information required under Rule 144) under the U.S. Securities Act (or any successor provision) or (vi) such Shares (or other securities) shall have been transferred in a transaction in which rights under this Agreement are not assigned in accordance with Section 2.9. TERP shall promptly upon the request of any Holder furnish to such Holder evidence of the number of Registrable Shares then outstanding.

ARTICLE 4

MISCELLANEOUS

4.1	Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4.2	Notices

Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight courier or email:

if to Brookfield:

[Address]

Attention:	[•]
Facsimile:	[•]
E-mail:	[•]

if to TERP:

[TerraForm Power, Inc.
7550 Wisconsin Ave.
Bethesda, MD 20814

Attention:	General Counsel
[•]
Fax number: +1 240 264 8100]
E-mail:	[•]

or to such other persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; on the next business day after deposit with an overnight courier, if sent by an overnight courier; when sent by email if sent by email.

4.3	Authority

Each of the parties hereto represents to the other that (i) it has the corporate or partnership power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or partnership action and no such further

C-9-15

action is required, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

4.4	Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use commercially reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

4.5	Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

C-9-16

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

TERRAFORM POWER, INC.

By:
Name:
Title:

[BROOKFIELD]

By:
Name:
Title:

C-9-17

Annex D

[Centerview Partners LLC Letterhead]

Centerview Partners LLC 31 West 52nd Street New York, NY 10019

March 6, 2017

The Board of Directors
The Corporate Governance and Conflicts Committee
of the Board of Directors
TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, MD 20814

The Board of Directors and the Corporate Governance and Conflicts Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Class A common stock, par value $0.01 per share (the “Class A Shares”) (other than Excluded Shares, as defined below), of TerraForm Power, Inc., a Delaware corporation (the “Company”), of the Consideration (as defined below) proposed to be paid to such holders pursuant to the Merger and Sponsorship Transaction Agreement proposed to be entered into (the “Merger Agreement”) by and among the Company, Orion US Holdings 1 L.P., a Delaware limited partnership (“Sponsor”) and BRE TERP Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Sponsor (“Merger Sub”). The Merger Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transaction”), as a result of which the Company will be the surviving corporation in the Merger (the “Surviving Corporation”) and a majority owned publicly traded subsidiary of Sponsor. Pursuant to the Merger Agreement, among other things:

(i)	the Company will declare the payment of a dividend in the amount of $1.94 per share (the “Per Share Special Dividend”) in respect of each Class A Share issued and outstanding immediately prior to the effective time of the Merger, restricted stock awards and restricted stock units vesting upon the Merger; and
(ii)	each issued and outstanding Class A Share immediately prior to the effective time of the Merger (other than (1) Class A Shares owned by Sponsor, Merger Sub or any other direct or indirect wholly-owned subsidiary of Sponsor, Class A Shares owned by the Company, Company Restricted Shares (as defined in the Merger Agreement) and Hook Shares (as defined in the Merger Agreement), and in each case not held on behalf of third parties, (2) Class A Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (the shares referred to in clauses (1) and (2), together with any other Class A Shares held by any affiliate of the Company (including, without limitation, SunEdison, Inc. (“SunEdison”)) or Brookfield Asset Management Inc. (“Sponsor Parent”), “Excluded Shares”) will, at the election of the holder thereof made in accordance with the procedures set forth in the Merger Agreement, have a right to (1) receive $9.52 per Class A Share, in cash, without interest (the “Per Share Cash Consideration”) or (2) remain outstanding as one share of class A common stock, par value $0.01 per share (the “Continuing Class A Shares”), of the Surviving Corporation (the “Per Share Stock Consideration”), in each case subject to certain proration and adjustment procedures as set forth in the Merger Agreement, as to which we express no view or opinion. Holders of restricted stock awards and restricted stock units also will have the right to elect to receive the Per Share Cash Consideration or Per Share Stock Consideration (in the case of restricted stock units in respect of the Class A Shares subject to such restricted stock units).

The Board of Directors
The Corporate Governance and Conflicts Committee
of the Board of Directors
TerraForm Power, Inc.
March 6, 2017

The aggregate Per Share Special Dividend, Per Share Cash Consideration and Per Share Stock Consideration to be paid to the holders of the Class A Shares (other than Excluded Shares) in the Merger, taken together (and not separately), is referred to as the “Consideration”. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and the Ancillary Agreements (as defined below).

We have acted as financial advisor to the Board of Directors of the Company and the Corporate Governance and Conflicts Committee of the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which has been paid prior to the date of this opinion, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have been engaged to provide certain financial advisory services to the Company and the Corporate Governance and Conflicts Committee of the Board of Directors of the Company from time to time, including with respect to the Company’s renegotiation of its agreement to acquire the Vivint Solar portfolio of installed residential rooftop solar systems in connection with the merger of Vivint Solar, Inc. with a subsidiary of SunEdison, Inc. in 2015 (which was subsequently terminated), liability management and general financial advisory services, and we have received and may in the future receive compensation from the Company for such services. In the past two years, we have not been engaged to provide financial advisory or other services to Sponsor, Sponsor Parent or SunEdison, and we have not received any compensation from Sponsor, Sponsor Parent, Merger Sub or SunEdison during such period. In addition, in the past two years, we have been engaged to provide financial advisory or other services to the Board of Directors of TerraForm Global, an affiliate of the Company, and we have received, and may in the future receive, compensation from TerraForm Global for such services. We may provide financial advisory and other services to or with respect to the Company, Sponsor, Sponsor Parent, SunEdison, TerraForm Global or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Sponsor, Sponsor Parent, SunEdison, TerraForm Global or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Merger and Sponsorship Transaction Agreement dated March 6, 2017 (the “Draft Merger Agreement”); (ii) a draft of the Settlement Agreement dated March 4, 2017, proposed to be entered into by and between the Company and SunEdison; (iii) a draft of the Voting and Support Agreement dated March 5, 2017, proposed to be entered into by and among SunEdison, the Company and Sponsor; (iv) a draft of the Master Services Agreement dated March 3, 2017, proposed to be entered into by and among the Company, TerraForm Power LLC (“TERP LLC”), TerraForm Power Operating LLC (“TERP Operating LLC”), Sponsor Parent and certain affiliates of Sponsor Parent; (v) a draft of the Relationship Agreement dated March 2, 2017, proposed to be entered into by and among the Company, TERP LLC, TERP Operating LLC and Sponsor Parent; (vi) a draft of the Registration Rights Agreement dated March 2, 2017, proposed to be entered into by and between the Company and Sponsor; (vii) a draft of the Incentive Distribution Rights Transfer Agreement dated March 5, 2017, proposed to be entered into by and among TERP LLC, Sponsor and BRE Delaware Inc.; (viii) a draft of the Amended and Restated TERP LLC Operating Agreement dated March 4, 2017, proposed to be entered into by and among the members of TERP LLC (the agreements described in the foregoing clauses (ii) through (viii), are referred to as the “Ancillary Agreements,” such drafts thereof are referred to as the “Draft Ancillary Agreements” and the Draft Ancillary Agreements, together with the Draft Merger Agreement, are referred to as the “Draft Agreements”); (ix) Annual Reports on Form 10-K of the Company for the years ended 2015 and 2014; (x) the Registration

The Board of Directors
The Corporate Governance and Conflicts Committee
of the Board of Directors
TerraForm Power, Inc.
March 6, 2017

Statement on Form S-1 of the Company, as amended; (xi) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (xii) certain other communications from the Company to its stockholders; (xiii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company on a stand-alone basis prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Company Forecasts”) (collectively, the “Internal Data”); (xiv) certain financial forecasts, analyses and projections relating to the Surviving Corporation after giving effect to the Transaction prepared by management of the Company in consultation with Sponsor Parent and furnished to us by the Company for purposes of our analysis (the “Surviving Corporation Forecasts”). We have also participated in discussions with members of the senior management and representatives of the Company and Sponsor Parent regarding their assessment of the Company Internal Data (including, without limitation, the Company Forecasts) and the Surviving Corporation Forecasts, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data (including, without limitation, the Company Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and, that the Surviving Corporation Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Sponsor as to the matters covered thereby, and we have relied, at your direction, on the Company Internal Data (including, without limitation, the Company Forecasts) and the Surviving Corporation Forecasts for purposes of our analysis and this opinion. We express no view or opinion as to the Company Internal Data (including, without limitation, the Company Forecasts), the Sponsor Forecasts or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or any other person, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or any other person. We have assumed, at your direction, that the final executed Merger Agreement and Ancillary Agreements will not differ in any respect material to our analysis or this opinion from the Draft Agreements reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and the Ancillary Agreements and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, Sponsor, or any other person, or the ability of the Company or any other person to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting

The Board of Directors
The Corporate Governance and Conflicts Committee
of the Board of Directors
TerraForm Power, Inc.
March 6, 2017

matters. For purposes of our analysis and this opinion and at your direction, we assumed that the terms in the Draft Merger Agreement providing for equity issuance to Sponsor of its proportionate share of losses arising out of specific litigation against the Company will not result in the issuance of any additional Class A Shares to Sponsor or any of its Affiliates.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Class A Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Merger Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, (i) the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company (including, for the avoidance of doubt, the holders of Excluded Shares) or any other party, whether relative to the Consideration to be paid to the holders of the Class A Shares (other than Excluded Shares) pursuant to the Merger Agreement or otherwise, (ii) the allocation of the Consideration among holders of Class A Shares who elect to receive the Per Share Cash Consideration or to retain the Per Share Stock Consideration or (iii) the relative fairness of the Per Share Cash Consideration and the Per Share Stock Consideration. Furthermore, we express no view or opinion as to the fairness (financial or otherwise) of the transactions contemplated by the Settlement Agreement, including the exchange of the Class B Units of TerraForm Power LLC pursuant thereto and the redemption and retirement of all shares of Class B common stock of the Company. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction (including the consideration payable to holders of Excluded Shares), whether relative to the Consideration to be paid to the holders of the Class A Shares (other than Excluded Shares) pursuant to the Merger Agreement or otherwise. Our opinion, as expressed herein, relates in part to the relative values of the Company prior to giving effect to the Transaction and the Surviving Corporation after giving effect to the Transaction. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Continuing Class A Shares actually will be when issued pursuant to the Transaction or the prices at which the Class A Shares or Continuing Class A Shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter including, without limitation, whether such stockholder should elect to receive the Per Share Cash Consideration or the Per Share Stock Consideration in the Transaction.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors and Corporate Governance and Conflicts Committee of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

The Board of Directors
The Corporate Governance and Conflicts Committee
of the Board of Directors
TerraForm Power, Inc.
March 6, 2017

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Class A Shares (other than Excluded Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CENTERVIEW PARTNERS LLC

Annex E

[Morgan Stanley & Co. LLC Letterhead]

EXECUTION VERSION

March 6, 2017

Corporate Governance and Conflicts Committee of the
Board of Directors and the
Board of Directors
TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland, 20814

Members of the Corporate Governance and Conflicts Committee of the
Board and the Board:

We understand that TerraForm Power, Inc. (the “Company”), Orion US Holdings 1 L.P. (“Parent”) and BRE TERP Holdings Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into a Merger and Sponsorship Transaction Agreement, substantially in the form of the draft dated March 6, 2017 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”). Pursuant to the Merger, each share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Shares”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than (i) Class A Shares held by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, (ii) Class A Shares held by the Company, (iii) Company Restricted Shares (as defined in the Merger Agreement, and which shall be treated in accordance with the terms of the Merger Agreement), (iv) Class A Shares held immediately prior to the Effective Time by any direct or indirect wholly-owned subsidiary of the Company that is taxable as a corporation and (v) Class A Shares as to which dissenters’ rights have been perfected and not withdrawn (collectively, “Excluded Shares”), will, at the election of the holder thereof, (A) be converted into the right to receive $9.52 per Class A Share, in cash, without interest (the “Per Share Cash Consideration”) or (B) remain outstanding as one share of class A common stock, par value $0.01 per share (the “Continuing Class A Shares”), of the Surviving Corporation (the “Per Share Stock Consideration” and, together with the Per Share Cash Consideration, the “Per Share Merger Consideration”). The Per Share Cash Consideration and Per Share Stock Consideration are subject to adjustment and proration in the manner described in the Merger Agreement. Pursuant to the Merger Agreement, the Company will also pay a dividend in the amount of $1.94 per share (the “Per Share Special Dividend” and, together with the Per Share Merger Consideration, the “Per Share Consideration”) in respect of each Class A Share issued and outstanding immediately prior to the Effective Time. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

We understand that pursuant to the Merger Agreement, as a result of the Merger, the Company will become a non-wholly-owned subsidiary of Parent, and Parent and its wholly-owned subsidiaries will (a) hold 51% of the issued and outstanding Continuing Class A Shares immediately after the Effective Time and (b) in the event of final resolution of certain specified litigation against the Company, receive additional Class A Shares of the Surviving Corporation (the “Litigation Equity Adjustment”). We understand that in connection with the transactions contemplated by the Merger Agreement, TerraForm Power, LLC (“TERP LLC”), the Company, BRE Delaware Inc., a Delaware corporation indirectly wholly-owned by Parent’s ultimate parent entity (the “Parent IDR Holder”), and SunEdison, Inc. (“SunE”) and certain of SunE’s affiliates will enter into an Incentive Distribution Rights Transfer Agreement (the “IDR Transfer Agreement”) concurrently with the Merger Agreement, pursuant to which, immediately following the Effective Time, SunE will transfer to Parent IDR Holder all of the outstanding incentive distribution rights of TERP LLC held by SunE and certain of its affiliates (the “IDR Transaction”).

We understand that in connection with the transactions contemplated by the Merger Agreement, (a) the Company will also enter into a Settlement Agreement with SunE substantially in the form of the draft dated March 6, 2017 (the “Settlement Agreement”), pursuant to which immediately prior to the Effective Time (i) SunE will exchange (the “Exchange”) all of its and its controlled affiliates’ Class B Units (as defined in the Amended and Restated Limited Liability Company Agreement of TERP LLC, dated and effective as of July 23, 2014, as amended) for

Class A Shares and, as a result of such Exchange, all Class B Shares (as defined in the Merger Agreement) shall be automatically redeemed and retired and (ii) the Company will issue to SunE additional Class A Shares (the “Issuance”) such that immediately prior to the Effective Time, SunE shall hold an aggregate number of Class A Shares equal to 36.9% of the Fully Diluted Share Number (as defined in the Merger Agreement), and (b) SunE, certain affiliates of SunE, Parent, Merger Sub and the Company will enter into a voting and support agreement substantially in the form of the draft dated March 6, 2017 (the “Voting Agreement”), pursuant to which, among other things, SunE agreed to take certain actions to support the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

You have asked for our opinion as to whether the Per Share Consideration to be received by the holders of Class A Shares pursuant to the Merger Agreement is fair from a financial point of view to the holders of Class A Shares (other than the holders of Excluded Shares or SunE and its affiliates).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)	Reviewed certain financial projections prepared by the management of the Company;
4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company;
5)	Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;
6)	Discussed information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Parent and its affiliates;
7)	Reviewed the pro forma impact of the Merger on the Company’s funds available for distribution, cash flow, consolidated capitalization and certain financial ratios;
8)	Reviewed the reported prices and trading activity for the Class A Shares;
9)	Compared the financial performance of the Company and the prices and trading activity of the Class A Shares with that of certain other publicly-traded companies comparable with the Company, and their securities;
10)	Participated in certain discussions and negotiations among representatives of the Company and Parent and certain other parties and their financial and legal advisors;
11)	Reviewed the Merger Agreement, the Voting Agreement and certain related documents (the “Transaction Documents”); and
12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. At the Company’s direction, our analysis relating to the business and financial prospects of the Company for purposes of this opinion has been made on the bases of the financial projections of the Company’s management. We have been advised by the Company, and have assumed, with the Company’s consent, that the projections of the Company’s management are reasonable bases upon which to evaluate the business and financial prospects of the Company. In addition, we have assumed that the Merger and the other transactions contemplated by the Merger Agreement and the other Transaction Documents (including the Per Share Special Dividend) will be consummated in accordance with the terms set forth in the Merger Agreement and the other Transaction Documents without any waiver, amendment or delay of any terms or conditions that are material to our analysis, including, among other things, that Parent and the Company will obtain all financing necessary to consummate the Merger and the other transactions contemplated by the Transaction Documents and that the definitive Merger Agreement and the other Transaction Documents will not differ in any material respect from the drafts thereof furnished to us. We have assumed that in connection with the receipt of all the necessary governmental, regulatory, court or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or the other Transaction Documents or proceed with any other transaction contemplated by the Merger Agreement or the other Transaction Documents. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Per Share Consideration to be received by the holders of Class A Shares in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuations or appraisals. This letter is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or any other entity. As you know, we are not legal experts, and for purposes of our analysis we have not made any assessment of the status of any litigation involving the Company, or the settlement thereof. At your direction, we have not taken into account the effects of any litigation in our analysis and have not deducted from our analysis any amounts relating to the Litigation Equity Adjustment; provided that, at your direction, we have included in our analysis the restricted stock awards issued by the Company in connection with certain litigation involving former members of the management of the Company. We express no opinion as to the terms of issuance of the Litigation Equity Adjustment or as to whether any issuance with respect to the Litigation Equity Adjustment will actually take place. In addition, we express no opinion in respect of the Exchange, the Issuance or the IDR Transaction. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Corporate Governance and Conflicts Committee of the Board of Directors of the Company and to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In addition, we receive a monthly advisory fee from the Company for our services. In the two years prior to the date hereof, we have provided investment banking and other financial advisory and financing services for Parent and its affiliates, the Company and its affiliates and SunE and its affiliates and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent, the Company and SunE and their respective affiliates in the future and would expect to receive fees for the rendering of these services. As a full-service investment bank, Morgan Stanley is from time to time mandated on financial advisory assignments and financing assignments for Parent and certain of its affiliates (including several current financing and refinancing assignments), in each case which are unrelated to the transactions contemplated by the Transaction Documents and for which we would expect to receive customary fees if such transactions are completed.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent and its affiliates, the Company and its affiliates, SunE and its affiliates or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers may have committed and may commit in the future to invest in, investment funds managed by affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in private equity funds managed by Parent or its affiliates.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Corporate Governance and Conflicts Committee of the Board of Directors of the Company and the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Continuing Class A Shares will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Per Share Consideration to be received by the holders of Class A Shares pursuant to the Merger Agreement is fair from a financial point of view to the holders of Class A Shares (other than the holders of Excluded Shares or SunE and its affiliates).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ R. Todd Giardinelli
	Name:	R. Todd Giardinelli
	Title:	Managing Director

Annex F

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the

Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex G

SunEdison Registration Rights Agreement

AGREED FORM

TERRAFORM POWER, INC.,

SUNEDISON, INC.,

SUNEDISON HOLDINGS CORPORATION

- and –

SUNE ML1, LLC

REGISTRATION RIGHTS AGREEMENT

[•], 2017

G-i

REGISTRATION RIGHTS AGREEMENT

THIS AGREEMENT made as of the [•] day of [•], 2017

BETWEEN:

TERRAFORM POWER, INC. (“TERP”)

SUNEDISON, INC., (“SunEdison”)

SUNEDISON HOLDINGS CORPORATION (“SHC”)

- and –

SUNE ML1, LLC (“SML1”)

RECITALS:

WHEREAS, TERP desires to provide the Holders with the registration rights specified in this Agreement with respect to Registrable Shares on the terms and subject to the conditions set forth herein.

NOW THEREFORE the parties covenant and agree, each with the other, as follows:

ARTICLE 1

INTERPRETATION

1.1   Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

1.1.1 “Advice” has the meaning assigned to such term in Section 2.5;

1.1.2 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.3 “Agreement” means this Registration Rights Agreement;

1.1.4 “Beneficial owner” or “beneficially own” has the meaning given such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, and a Person’s beneficial ownership of Shares shall be calculated in accordance with the provisions of such rules; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.

1.1.5 “Business Day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in the Province of Ontario or the State of New York;

1.1.6 “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of the beneficial ownership of or control over a majority of the voting interests in B; and, for certainty and without limitation, if A owns or has control over shares or other securities to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose, and the term “Controlled” has the corresponding meaning;

1.1.7 “Effective” means, in the case of a Registration Statement, the registration statement becoming effective, whether automatically, by a declaration by the SEC that such registration statement is effective or otherwise;

1.1.8 “Effective Date” means the date a Registration Statement becomes Effective;

1.1.9 “FINRA” means Financial Industry Regulatory Authority, Inc.;

1.1.10 “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of each general partner or managing partner of such partnership, respectively, that serves a similar function (or if any such general partner is itself a partnership, the board, committee or other body of such general or managing partner’s general or managing partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director;

1.1.11 “Holder” means (i) the SunEdison Holders and (ii) any direct transferee of any SunEdison Holder who has become a party to this Agreement in accordance with Section 2.8 and has agreed in writing to be bound by the terms of this Agreement, in each case only to the extent such Person holds Registrable Shares;

1.1.12 “Inspectors” has the meaning assigned to such term in Section 2.4(j);

1.1.13 “Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability company, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.14 “Records” has the meaning assigned to such term in Section 2.4(j);

1.1.15 “register,” “registered” and “registration” refers to a registration effected by preparing and filing a registration statement in compliance with the U.S. Securities Act, and the declaration or ordering of the effectiveness of such registration statement;

1.1.16 “Registrable Shares” means the Shares owned by the SunEdison Holders as of the date of this Agreement, together with any securities (including the Shares) distributed by the SunEdison Holders to any other Holders by way of plan of reorganization, purchase (whether through a rights offering or otherwise), dividend, recapitalization, merger, consolidation, amalgamation or otherwise; provided, however, that Shares that, pursuant to Section 3.1, no longer have registration rights hereunder shall not be considered Registrable Shares;

1.1.17 “Registration Statement” means a registration statement on Form S-1 or S-3 or any similar or successor to such forms under the U.S. Securities Act (which includes any preliminary prospectus, prospectus, prospectus supplement or free writing prospectus used in connection therewith and any pre- and post-effective amendments and supplements to such registration statement or prospectus).

1.1.18 “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the U.S. Securities Act;

1.1.19 “Seller Affiliates” has the meaning assigned to such term in Section 2.7.1;

1.1.20 “Shares” means shares of the Class A common stock, par value $0.01 per share, of TERP;

1.1.21 “SHC” has the meaning assigned to such term in the preamble;

1.1.22 “Shelf Registration” has the meaning assigned to such term in Section 2.1.1(a).

1.1.23 “Shelf Registration Statement” means a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the U.S. Securities Act (or any successor rule);

1.1.24 “SML1” has the meaning assigned to such term in the preamble;

1.1.25 “SunEdison” has the meaning assigned to such term in the preamble;

1.1.26 “SunEdison Holders” means SunEdison, SHC and SML1;

1.1.27 “Suspension Notice” has the meaning assigned to such term in Section 2.5;

1.1.28 “Suspension Reason” means, an event or occurrence that, in the opinion of TERP’s counsel, would require disclosure of information in a Shelf Registration Statement not otherwise then publicly disclosed so that such Shelf Registration Statement (including any supplement or amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

1.1.29 “TERP” has the meaning assigned to such term in the preamble;

1.1.30 “U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder;

1.1.31 “U.S. Securities Act” means the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations promulgated by the SEC thereunder; and

1.1.32 “U.S. Securities Laws” means, collectively, the securities laws of the United States, including the U.S. Exchange Act, the U.S. Securities Act, state securities or “blue sky” laws within the United States, and all rules, regulations and ordinances promulgated thereunder.

1.1.33 “Valid Business Reason” has the meaning assigned to such term in Section 2.1.2.

1.2   Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3   Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1 words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2 the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3 references to any Person include such Person’s successors and permitted assigns;

1.3.4 except as otherwise provided in this Agreement, any reference in this Agreement to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all rules and regulations made under such statute, in the case of a statute, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5 any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7 except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

1.4   Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.5   Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.6   Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right. This Agreement may not be amended or modified in any respect except by a written agreement signed by TERP and the Holders of a majority of the then outstanding Registrable Shares.

1.7   Mutual Waiver of Jury Trial

AS A SPECIFICALLY BARGAINED-FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

1.8   Consent to Jurisdiction and Service of Process

EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY OR THEREBY FURTHER EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

1.9   Specific Enforcement

THE PARTIES ACKNOWLEDGE AND AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OR THREATENED BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF COMPETENT JURISDICTION, IN EACH CASE WITHOUT PROOF OF DAMAGES OR OTHERWISE (AND EACH PARTY HEREBY WAIVES ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY), THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. THE PARTIES AGREE NOT TO ASSERT THAT A REMEDY OF SPECIFIC ENFORCEMENT IS UNENFORCEABLE, INVALID, CONTRARY TO LAW OR INEQUITABLE FOR ANY REASON, NOR TO ASSERT THAT A REMEDY OF MONETARY DAMAGES WOULD PROVIDE AN ADEQUATE REMEDY.

1.10   Governing Law

The internal law of the State of New York shall govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

ARTICLE 2

REGISTRATION RIGHTS

2.1   Registration

2.1.1 Shelf Registration.

(a)	Subject to Section 2.1.2, TERP shall file a Shelf Registration Statement for a public offering of all Registrable Shares (the “Shelf Registration”), as set forth in this Section 2.1.1, on or prior to the later of (i) thirty (30) days following the date on which TERP has made all then-required filings on Forms 10-K and 10-Q under the U.S. Exchange Act and (ii) thirty (30) days following the date of this Agreement. For the avoidance of doubt, nothing in this Agreement shall require TERP to provide for an underwritten offering or “piggyback” registration rights.
(b)	If the Registrable Shares are held by the SunEdison Holders at the time TERP files the Shelf Registration Statement in accordance with Section 2.1.1(a), such Shelf Registration Statement shall identify the SunEdison Holders as the selling stockholders and shall provide only for the sale of the Registrable Shares thereunder (i) to creditors or shareholders of SunEdison in accordance with SunEdison’s then-current plan of reorganization, if the distribution of such Registrable Shares to the creditors or shareholders of SunEdison qualifies for registration under the U.S. Securities Act, or (ii) from time to time in the market or through other distribution methods, other than through an intermediary acting as an underwriter.
(c)	If, at any time during which there are Registrable Shares outstanding (including after the date on which TERP files the Shelf Registration Statement in accordance with Section 2.1.1(a)) the SunEdison Holders shall have distributed any Registrable Shares to creditors or shareholders of SunEdison in a private unregistered offering, and such creditors or shareholders have become Holders pursuant to Section 2.8, TERP shall file an amendment or supplement to such Shelf Registration Statement as promptly as reasonably practicable to identify such Holders as the selling stockholders and to provide only for the sale of the Registrable Shares thereby from time to time in the market or through other distribution methods, other than through an intermediary acting as an underwriter.

2.1.2   Deferral of Filing. TERP may defer the filing (but not the preparation) of any supplement or amendment to such Shelf Registration Statement required to be filed pursuant to Section 2.4(e) if in the opinion of TERP’s counsel, the filing of such supplement or amendment would require disclosure of information not otherwise then required by law to be publicly disclosed and, in the good faith and reasonable judgment of the board of directors of TERP, such disclosure is reasonably expected to materially and adversely affect any material financing, acquisition, corporate reorganization or merger or other material transaction or event involving TERP (a “Valid Business Reason”) until such Valid Business Reason no longer exists. In no event shall TERP avail itself of the right to defer the filing of any supplement or amendment to such Shelf Registration Statement for more than ninety (90) days (in aggregate during the term of this Agreement); and TERP shall give notice to the Holders of its determination to defer the filing of any supplement or amendment to such Shelf Registration Statement pursuant to Section 2.4(e), and of the fact that the Valid Business Reason for such deferral no longer exists, in each case, promptly after the occurrence thereof.

2.2   Short-Form Filings

TERP shall use its commercially reasonable efforts to cause the Shelf Registration to be registered on Form S-3 (or any successor form), and if TERP is not then eligible under the U.S. Securities Laws to use Form S-3, the Shelf Registration shall be registered on the form, if any, for which TERP then qualifies. TERP shall use its commercially reasonable efforts to become eligible to use Form S-3 and, after becoming eligible to use Form S-3, shall use its commercially reasonable efforts to remain so eligible. After becoming eligible to use Form S-3, TERP may convert the Shelf Registration on such other form into a Shelf Registration on Form S-3 by filing a post-effective amendment.

2.3   Holdback Agreements

Each Holder agrees, to the extent such Holder together with any Person with whom such Holder has formed (and not terminated) a “group” (as defined in the Exchange Act), beneficially owns 10% or more of the outstanding Shares, not to offer, sell, contract to sell or otherwise dispose of any Registrable Shares, or any securities convertible into or exchangeable or exercisable for such securities, including any sale pursuant to Rule 144 under the U.S. Securities Act (except as part of such underwritten offering), during the seven (7) days prior to, and during the ninety (90)-day period (or such lesser period as the lead or managing underwriters may require) beginning on, the Effective Date for an underwritten offering by TERP (or, in the case of an offering pursuant to an Effective Shelf Registration Statement, the pricing date for such underwritten offering).

2.4   Registration Procedures

TERP will use its commercially reasonable efforts to effect the registration of the Registrable Shares in accordance with the applicable methods of disposition set forth in Section 2.1.1(b) or (c), as promptly as is practicable, and pursuant thereto TERP will:

(a)	prepare and file, pursuant to Section 2.1.1, a Shelf Registration Statement with respect to the Registrable Shares and use its reasonable best efforts to cause such Shelf Registration Statement to become Effective as soon as reasonably practicable following the filing thereof; provided that as far in advance as practicable before filing such Shelf Registration Statement or any amendment or supplement thereto, TERP will furnish to the Holders copies of reasonably complete drafts of such Shelf Registration Statement prepared to be filed (including exhibits), and any Holder shall have the opportunity to object to any information contained therein and TERP will give reasonable consideration to and discuss with such Holder in good faith any corrections reasonably requested by such Holder with respect to such information prior to filing any such Shelf Registration Statement or any amendment or supplement thereto;
(b)	prepare and file with the SEC such amendments and supplements to such Shelf Registration Statement as may be necessary to keep such Shelf Registration Statement Effective and to comply with the provisions of the applicable U.S. Securities Laws with respect to the disposition of all Registrable Shares subject thereto for a period ending on the earlier of (i) one (1) year after the date of this Agreement and (ii) the date on which all Registrable Shares shall have been disposed of in accordance with such Shelf Registration Statement or are freely tradable, without volume or manner of sale restrictions, under the U.S. Securities Act;
(c)	furnish to each Holder such number of copies of such Shelf Registration Statement, each amendment and supplement thereto, any documents incorporated by reference therein and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such Holder (it being understood that, subject to Section 2.5 and the requirements of the applicable U.S. Securities Laws, TERP consents to the use of such Shelf Registration Statement and any amendment or supplement thereto by each seller in connection with the offering and sale of the Registrable Shares covered by such Shelf Registration Statement);

(d)	use its commercially reasonable efforts to register or qualify the Registrable Shares under such other securities or blue sky laws of such jurisdictions as the holders of a majority of the Registrable Shares may reasonably request; use its commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such Shelf Registration Statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each Holder to consummate the disposition of the Registrable Shares owned by such Holder in such jurisdictions (provided, however, that TERP will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);
(e)	promptly notify each Holder and (if requested by any such Holder) confirm such notice in writing (i) when any supplement or amendment to such Shelf Registration Statement has been filed following the Effective Date, and when the same has become Effective, (ii) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Shares under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, and (iii) at any time when a prospectus relating to such Holder’s disposition of Registrable Shares is required to be delivered under the applicable U.S. Securities Laws, of the happening of any event which makes untrue any statement of a material fact in such Shelf Registration Statement or which requires the making of any changes in such Shelf Registration Statement so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, subject to a deferral for a Valid Business Reason pursuant to Section 2.1.2, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such Shelf Registration Statement so that, as thereafter deliverable to the purchasers of such Registrable Shares, such Shelf Registration Statement will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(f)	permit any selling Holder, which in such Holder’s reasonable judgment, might be deemed to be an underwriter or a controlling person of TERP, to participate in the preparation of such Shelf Registration Statement and to give reasonable consideration to and discuss with such Holder in good faith the insertion therein of material, furnished to TERP in writing, which in the reasonable judgment of such Holder and its counsel should be included in such Shelf Registration Statement;
(g)	use its commercially reasonable efforts to comply with all applicable U.S. Securities Laws, and make generally available to TERP’s security holders an earnings statement satisfying the provisions of Section 11(a) of the U.S. Securities Act as soon as reasonably practicable, but in no event later than sixty (60) days after the end of the calendar year, beginning with the first day of TERP’s first fiscal quarter of such calendar year commencing after the Effective Date, which earnings statement shall cover said calendar year, and which requirement will be deemed to be satisfied if TERP timely files complete and accurate information on Forms 10-K and 8-K under the U.S. Exchange Act which otherwise complies with Rule 158 under the U.S. Securities Act;
(h)	if requested by any Holder, promptly consider and discuss with such Holder in good faith incorporating in a prospectus supplement or post-effective amendment such information as such Holder reasonably requests to be included therein, including, without limitation, with respect to the Registrable Shares being sold by such Holder, and promptly make all required filings of any such prospectus supplement or post-effective amendment so incorporated; provided, that TERP shall not be required to consider or discuss the inclusion in such Shelf Registration Statement of any selling stockholder or any method of disposition other than as set forth in Section 2.1.1(b) or (c), as applicable.

(i)	if any securities are to be evidenced by certificates, cooperate with the applicable selling Holder to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under such Shelf Registration Statement and enable such securities to be in such denominations and registered in such names as such Holder may request and keep available and make available to TERP’s transfer agent prior to the Effective Date a supply of such certificates;
(j)	to the extent that any selling Holder, in such Holder’s reasonable judgment, might be deemed to be an underwriter, and subject to the receipt, if reasonably requested by TERP, of confidentiality agreements in customary form and subject to customary exceptions, promptly make available for inspection by such Holder and any attorney, accountant or other agent or representative retained by any such Holder (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of TERP (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause TERP’s officers, directors and employees to supply all information requested by any such Inspector in connection with such Shelf Registration Statement; provided, however, that, (i) unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Shelf Registration Statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, TERP shall not be required to provide any information under this subparagraph (m) if TERP believes, after consultation with counsel for TERP, that to do so would cause TERP to forfeit an attorney-client privilege that was applicable to such information and (ii) each Holder of Registrable Shares agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to TERP and allow TERP, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;
(k)	use commercially reasonable efforts to cause the Registrable Shares included in such Shelf Registration Statement to be listed on The NASDAQ Stock Market LLC or such other primary securities exchange on which the Shares (or, if the Registrable Shares are not Shares, such other securities that form the Registrable Shares) may be primarily listed;
(l)	provide a transfer agent and registrar for all Registrable Shares registered hereunder;
(m)	cooperate with each Holder participating in the disposition of such Registrable Shares and its counsel in connection with any filings required to be made with FINRA;
(n)	during the period when a prospectus is required to be delivered under the applicable U.S. Securities Laws, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act;
(o)	notify each Holder of Registrable Shares promptly of any request by the SEC for the amending or supplementing of such Shelf Registration Statement or for additional information; and
(p)	advise each Holder of Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order or ruling by the SEC suspending the effectiveness of such Shelf Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest practicable moment if such stop order should be issued.

2.5   Suspension of Dispositions

Each Holder agrees by acquisition of any Registrable Shares that, upon receipt of any notice (a “Suspension Notice”) from TERP of the happening of any event or occurrence that constitutes a Suspension Reason, such Holder will forthwith discontinue disposition of Registrable Shares pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by TERP that the use of the Shelf Registration Statement may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Shelf Registration Statement and, if so directed by TERP, such Holder will deliver to TERP all copies, other than permanent file copies then in such Holder’s possession, of the Shelf Registration Statement covering such Registrable Shares current at the time of receipt of such notice. TERP shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable. A

Suspension Notice shall only disclose the fact that a Suspension Reason has occurred and that such notice constitutes a Suspension Notice pursuant to this Section 2.5.

2.6   Registration Expenses

All fees and expenses of TERP incident to TERP’s performance of its obligations under this Article 2, including all registration and filing fees, all fees and expenses associated with filings required to be made with FINRA, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Shares), printing expenses (including expenses of printing certificates for the Registrable Shares and of printing prospectuses), messenger and delivery expenses, the fees and expenses incurred in connection with any listing or quotation of the Registrable Shares, fees and expenses of counsel for TERP and its independent auditors, the fees and expenses of any special experts retained by TERP in connection with such registration, and the fees and expenses of other persons retained by TERP, will be borne by TERP whether or not the Shelf Registration Statement required to be filed pursuant to Section 2.1.1(a) becomes Effective; provided, however, that the fees and expenses of any counsel, accountants, or other persons retained or employed by any Holder will be borne by such Holder.

2.7   Indemnification

2.7.1 TERP agrees to indemnify and reimburse, to the fullest extent permitted by law, each Holder of Registrable Shares and their Affiliates, and each of their employees, advisors, agents, representatives, partners, officers, and directors and each Person who Controls such Holder or Affiliate and any agent or investment advisor thereof or thereto (other than, in each case, any underwriter participating in an offering of Shares or other securities of TERP) (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.7.3) resulting from any untrue or alleged untrue statement of a material fact contained in the Shelf Registration Statement required to be filed pursuant to Section 2.1.1(a) or any amendment thereof or supplement thereto (or any documents incorporated therein by reference) or contained in any “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) against any violation or alleged violation by TERP of the U.S. Securities Act, the U.S. Exchange Act, any state securities law or any rule or regulation promulgated under the U.S. Securities Act, the U.S. Exchange Act or any U.S. Securities Law and relating to action or inaction required of TERP in connection with registration or qualification thereunder or compliance therewith, (iii) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (iv) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or violation of the U.S. Securities Laws, to the extent that any such expense or cost is not paid under subparagraph (i), (ii) or (iii) above; except insofar as any such statements are made in reliance upon and in conformity with information furnished in writing to TERP by such seller or any Seller Affiliate for use therein or arise from such Holder’s or any Seller Affiliate’s failure to deliver a copy of such Shelf Registration Statement or any amendments or supplements thereto after TERP has furnished such Holder or Seller Affiliate with a sufficient number of copies of the same.

2.7.2 Each Holder shall furnish to TERP in writing such information as TERP reasonably requests for use in connection with the Shelf Registration Statement required to be filed pursuant to Section 2.1.1(a) and, to the fullest extent permitted by law, will indemnify and reimburse TERP and its Affiliates and each of their employees, advisors, agents, representatives, partners, officers and directors and each Person who Controls TERP (excluding such Seller or any Seller Affiliate) and any agent or investment advisor thereof or thereto against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.7.3) resulting from any untrue statement or alleged untrue statement of a material fact contained in such Shelf Registration Statement or any amendment thereof or supplement thereto (or any documents incorporated therein by reference) or contained in any “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information furnished in writing by such Holder or any of its Seller Affiliates expressly for use in such Shelf Registration Statement or any amendment thereof or supplement thereto; provided that the obligation to indemnify will be several, not joint and several, among such Holders of Registrable Shares, and the liability of each such Holder of Registrable Shares will be in proportion to, and will be limited to, the net amount received by such Holder from the sale of Registrable Shares pursuant to such Shelf Registration Statement; provided, however, that such Holder of Registrable Shares shall not be liable in any such case to the extent that prior to the filing of such Shelf Registration Statement or amendment thereof or supplement thereto, such Holder has furnished in writing to TERP information which corrected or made not misleading information previously furnished to TERP.

2.7.3 Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (x) the indemnifying party has agreed to pay such fees or expenses, (y) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person, or (z) such counsel has been retained due to a conflict as described below. If such defense is not assumed by an indemnifying party who is not entitled to, or elects not to, assume such defense, such indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (1) such settlement or compromise contains a full and unconditional release of the indemnified party without any admission of liability on the part of such indemnified party or (2) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (together with appropriate local counsel), unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

2.7.4 Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.7.1 or Section 2.7.2 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7.4 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.7.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.7.3, defending any such action or claim. Notwithstanding the provisions of this Section 2.7.4, no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Shares exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in the Shelf Registration Statement, or any amendment thereof or supplement thereto related to such sale of Registrable Shares. No person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.7.4 to contribute shall be several in proportion to the amount of Registrable Shares registered by them and not joint.

2.7.5 If indemnification is available under this Section 2.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.7.1 and Section 2.7.2 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in Section 2.7.4 subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.7.2.

2.7.6 The indemnification and contribution provided for under this Agreement will (i) remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and (ii) will survive the transfer of securities and the termination of this Agreement.

2.8   Transfer of Registration Rights

The rights of each SunEdison Holder under this Agreement may, in such SunEdison Holder’s discretion, be assigned, in whole or in part, to any shareholder or creditor of SunEdison who is the direct transferee of all or any portion of such SunEdison Holder’s Registrable Shares and who agrees in writing to be subject to and bound by all the terms and conditions of this Agreement. For clarity, in the case of a transfer of less than all of such SunEdison Holder’s Registrable Shares, no such assignment will limit or otherwise impair such SunEdison Holder’s rights under this Agreement. The SunEdison Holder shall provide TERP with written notice promptly after such assignment, stating the name and address of the assignee and identifying the Shares as to which the rights under this Agreement are being assigned.

2.9   Preservation of Rights

TERP will not directly or indirectly enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates, conflicts with or subordinates the rights expressly granted to the Holders in this Agreement.

ARTICLE 3

TERMINATION

3.1   Termination

The Holders may exercise the registration rights granted hereunder in such manner and proportions as they shall agree among themselves. The registration rights hereunder shall cease to apply to any particular Registrable Share upon the earliest of (i) one (1) year after the date of this Agreement, (ii) the date on which a Registration Statement with respect to the sale of such Share (or other security) shall have become Effective and such Share (or other security) shall have been disposed of in accordance with such Registration Statement, (iii) the date on which such Share (or other security) is freely tradable, without volume or manner of sale restrictions, under the U.S. Securities Act and (iv) the date on which such Share (or other security) shall have been transferred in a transaction in which rights under this Agreement are not assigned in accordance with Section 2.8.

ARTICLE 4

MISCELLANEOUS

4.1   Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4.2   Notices

Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight courier or email:

if to a SunEdison Holder:

[Address]

Attention:	[•]
Facsimile:	[•]
E-mail:	[•]

if to TERP:

TerraForm Power, Inc. 7550 Wisconsin Ave. Bethesda, MD 20814

Attention:	General Counsel
[•]
Fax number:	+1 240 264 8100]
E-mail:	[•]

or to such other persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; on the next Business Day after deposit with an overnight courier, if sent by an overnight courier; when sent by email if sent by email.

4.3   Authority

Each of the parties hereto represents to the other that (i) it has the corporate or partnership power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or partnership action and no such further action is required, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

4.4   Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use commercially reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

4.5   Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

TERRAFORM POWER, INC.

By:
Name:
Title:
SUNEDISON, INC.

By:
Name:
Title:
SUNEDISON HOLDINGS CORPORATION

By:
Name:
Title:
SE ML1, LLC

By:
Name:
Title:

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the Special Meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Special Meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31390-P95768 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TERRAFORM POWER, INC.

The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4.

NOTE: Such other business as may properly come before the Special Meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this Special Meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Broadridge Corporate Issuer Solutions

ELECTION FORM AND LETTER OF TRANSMITTAL

(855) 793-5068 (toll free)
www.shareholder.broadridge.com

WHERE TO FORWARD YOUR TRANSMITTAL

The method of delivery of certificate(s) and all other required documents is at the election and risk of the owner. If you elect to send them by mail, it is recommended that you send them by certified or registered mail with return receipt requested. If delivering instructions within a week of the election deadline, which is 5:00 p.m., New York City time, on the day that is two business days prior to the anticipated closing date of the merger (which date will be publicly announced by TerraForm Power, Inc. at least four business days prior to the anticipated closing date), it is recommended to submit via an overnight courier (excluding USPS overnight) to guarantee receipt of instructions prior to the election deadline. Delivery will be deemed effective only when received by Broadridge.

If using UPS, Fedex or Courier: Broadridge, Inc., Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717

If using a USPS Service: Broadridge, Inc., Attn: BCIS Re-Organization Dept., P.O. Box 1317, Brentwood, NY 11717-0693

COMPANY NAME: TERRAFORM POWER, INC.

PLEASE CONSULT YOUR TAX ADVISOR BEFORE MAKING AN ELECTION.

CERTIFICATE INFORMATION:

The second, third and fourth columns of this Box 1 should only be filled out if a shareholder wishes to specify particular blocks of stock for exchange.

❶

Shares	Certificate No. (if any)	Date of Acquisition	Consideration Election (indicate cash or stock)

❷

Certificated shares:	
Book-Entry shares:	
Company restricted stock awards:	
Shares into which Company RSUs are exchangeable:	
Total shares:	

E31166-TBD

❸ **ELECTION OPTIONS** (MARK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED OR NO BOX IS CHECKED, YOUR SHARES WILL BE CONSIDERED AS IF YOU HAVE MARKED THE NO ELECTION BOX.)

☐ ALL STOCK ELECTION — Elect for each of your shares of TerraForm Power, Inc. common stock to remain outstanding as one share of class A common stock, par value $0.01 per share, of the surviving corporation in the merger, which will be TerraForm Power, Inc. ("Stock Election")

☐ ALL CASH ELECTION — Elect to convert each of your shares of TerraForm Power, Inc. common stock into the right to receive $9.52 per share, in cash, without interest ("Cash Election")

☐ COMBINATION ELECTION — Elect to convert ___________% of your shares of TerraForm Power, Inc. common stock into the right to receive $9.52 per share, in cash, without interest, and have each of your remaining shares of TerraForm Power, Inc. common stock remain outstanding as one share of class A common stock, par value $0.01 per share, of the surviving corporation in the merger, which will be TerraForm Power, Inc. ("Combination Election"). If the percentage above produces a non-whole number of shares, such number will be rounded to the nearest whole number.

☐ NO ELECTION — Make no Stock Election, Cash Election or Combination Election with respect to any of your shares of TerraForm Power, Inc. common stock

Important: If you do not select an option or select more than one, it will be assumed that you have no preference as to these shares and the shares shall be designated no election shares. In addition, your election is subject to certain proration procedures set forth in the transaction agreement.

After an election form has been validly transmitted, any subsequent transfer of the TerraForm Power, Inc. shares covered by the election(s) made in such election form will automatically revoke the election(s) with respect to the transferred shares.

COMPLETING AND RETURNING THIS ELECTION FORM AND LETTER OF TRANSMITTAL DOES NOT HAVE THE EFFECT OF CASTING A VOTE WITH RESPECT TO THE ADOPTION AND APPROVAL OF THE TRANSACTION AGREEMENT OR ANY OF THE OTHER MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING. TO VOTE ON SUCH MATTERS AT THE SPECIAL MEETING, PLEASE CONSULT THE PROXY STATEMENT THAT HAS BEEN MAILED TO YOU AND IS ACCESSIBLE THROUGH TERRAFORM POWER, INC.'S WEBSITE (http://www.terraformpower.com/).

CONSIDERATION ELECTION

INSTRUCTIONS FOR COMPLETING THE ELECTION FORM AND LETTER OF TRANSMITTAL

IF YOU NOW RESIDE AT A DIFFERENT ADDRESS FROM THE ADDRESS TO WHICH THIS DOCUMENT WAS MAILED, PLEASE FILL OUT BOX 7, AND CHECK OFF THE BOX INDICATING A PERMANENT ADDRESS CHANGE. NO MEDALLION GUARANTEE WILL BE REQUIRED.

❶ PLEASE INDICATE IN THIS SECTION THE CERTIFICATE NUMBERS AND RESPECTIVE AMOUNT OF SHARES THAT ARE IN YOUR POSSESSION. IF YOU ARE NOT IN POSSESSION OF SOME OR ALL OF YOUR STOCK CERTIFICATES, YOU MUST WRITE BROADRIDGE AT THE ADDRESS ON THE LETTER OF TRANSMITTAL. YOU WILL BE REQUIRED TO SUBMIT THE NECESSARY FORMS AND CHECK FOR THE POSTING OF A SURETY BOND, THE DETAILS OF WHICH WILL BE PROVIDED BY BROADRIDGE. PLEASE NOTE THAT THIS FORM STILL MUST BE COMPLETED AND TRANSMITTED ALONG WITH YOUR REPLACEMENT FORMS, BOND FEE AND ANY ADDITIONAL CERTIFICATES THAT MAY BE IN YOUR POSSESSION.

❷ PLEASE INDICATE IN THIS SECTION THE TOTAL AMOUNT OF SHARES, COMPANY RESTRICTED STOCK AWARDS AND SHARES INTO WHICH COMPANY RSUS ARE EXCHANGEABLE HELD BY YOU.

❸ IN THE BOX MARKED "ELECTION OPTIONS" INDICATE WHETHER YOU WOULD LIKE TO (1) HAVE ALL OF YOUR SHARES OF TERRAFORM POWER, INC. COMMON STOCK REMAIN OUTSTANDING AS SHARES OF CLASS A COMMON STOCK OF THE SURVIVING CORPORATION, (2) CONVERT ALL OF YOUR SHARES INTO THE RIGHT TO RECEIVE CASH, (3) ELECT FOR SOME OF YOUR SHARES TO REMAIN OUTSTANDING AS SHARES OF CLASS A COMMON STOCK OF THE SURVIVING CORPORATION AND YOUR REMAINING SHARES TO CONVERT INTO THE RIGHT TO RECEIVE CASH OR (4) MAKE NO ELECTION WITH RESPECT TO ANY OF YOUR SHARES. MARK ONLY ONE SELECTION IN THIS BOX.

❹ CERTIFICATION OF YOUR TAX ID NUMBER IS REQUIRED IN ORDER TO PREVENT WITHHOLDING FROM YOUR ENTITLEMENT PROCEEDS. **YOU MUST FILL OUT, SIGN AND DATE THIS FORM W-9 (OR SUBMIT A FORM W-8, AS APPLICABLE), OTHERWISE YOUR TRANSMITTAL AND ACCOMPANYING DOCUMENTS WILL BE RETURNED TO YOU FOR COMPLETION. PLEASE NOTE THAT AN INCOMPLETE W-9 WILL NOT BE RETURNED, AND WILL BE PROCESSED ACCORDINGLY.**

❺ **THIS SECTION MUST BE SIGNED AND DATED BY ALL REGISTERED OWNERS, OTHERWISE YOUR TRANSMITTAL AND ACCOMPANYING DOCUMENTS WILL BE RETURNED TO YOU FOR COMPLETION.**

❻ THIS SECTION SHOULD BE COMPLETED AND SIGNED IF YOU WANT YOUR MERGER CONSIDERATION TO BE PAID, IF APPLICABLE, IN ANOTHER NAME. **A MEDALLION SIGNATURE GUARANTEE WILL BE REQUIRED** (I.E., SIGNATURE IS GUARANTEED BY A BANK, BROKER OR OTHER FINANCIAL INSTITUTION THAT IS A MEMBER OF A SECURITIES TRANSFER ASSOCIATION-APPROVED MEDALLION PROGRAM, SUCH AS STAMP, SEMP OR MSP).

❼ THIS SECTION SHOULD BE COMPLETED OR SIGNED IF YOU WANT YOUR MERGER CONSIDERATION TO BE MAILED, IF APPLICABLE, TO AN ALTERNATIVE ADDRESS THAT IS DIFFERENT THAN YOUR ADDRESS IN THE ACCOUNT REGISTRATION SECTION. **A MEDALLION SIGNATURE WILL BE REQUIRED** (I.E., SIGNATURE IS GUARANTEED BY A BANK, BROKER OR OTHER FINANCIAL INSTITUTION THAT IS A MEMBER OF A SECURITIES TRANSFER ASSOCIATION-APPROVED MEDALLION PROGRAM, SUCH AS STAMP, SEMP OR MSP).

You must submit your original certificates with this Letter of Transmittal. If you are not in possession of your certificates, please see Instruction #4 of the accompanying Election Instructions for completing the Letter of Transmittal. You do not need to sign the back of the certificates. Shares held in book-entry form, Company restricted stock awards held and shares of TerraForm Power, Inc. common stock into which Company RSUs are exchangeable are uncertificated and need not be submitted (although this Letter of Transmittal must still be completed).

❹ SUBSTITUTE FORM W-9
REQUEST FOR TAXPAYER IDENTIFICATION NUMBER AND CERTIFICATION

THIS SUBSTITUTE FORM W-9 MUST BE FILLED OUT AND SIGNED
PRINT YOUR TAXPAYER ID OR SOCIAL SECURITY NUMBER HERE

____ ____ ____ ____ ____ ____ ____ ____ ____

Under penalties of perjury, I certify that: (1) The number shown on this form is my correct Taxpayer Identification Number; (2) I am not subject to backup withholding either because I am exempt from backup withholding, I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of failure to report all interest or dividends, or the IRS has notified me that I am not subject to backup withholding; and (3) I am a U.S. Person (or a U.S. resident alien).

Certification Instructions - You must cross out Item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out Item (2).

Signature: ______________________ **Date:** ______________

NOTE: Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Paying Agent that a foreign individual qualifies as an exempt recipient, such stockholder(s) must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status, on the appropriate and properly completed Form W-8, or successor form. Such statements can be obtained from the Paying Agent.

IF YOU ARE AWAITING A TAXPAYER IDENTIFICATION NUMBER, WRITE "APPLIED FOR" IN THE SUBSTITUTE FORM W-9 ABOVE, AND COMPLETE AND SIGN BOTH THIS CERTIFICATION AND THE SUBSTITUTE FORM W-9.

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, a percentage (currently 28 percent) of all reportable cash payments made to me will be withheld until I provide a number and such retained amounts will be remitted to the Internal Revenue Service as backup withholding.

Signature: ______________________ **Date:** ______________

❺ THIS LETTER OF TRANSMITTAL MUST BE SIGNED BY ALL REGISTERED OWNERS

Each registered owner must sign here exactly as the name(s) appear(s) in the account registration. If all registered owners have signed this Letter of Transmittal, no endorsements of certificates or separate stock powers are required.

If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, it must be so indicated and proper evidence of authority, satisfactory to Broadridge, must be submitted.

THE UNDERSIGNED REPRESENTS THAT I (WE) HAVE FULL AUTHORITY TO SURRENDER WITHOUT RESTRICTION THE CERTIFICATE(S) ENCLOSED HEREIN.

Signature: ______________________

Signature: ______________________

Date: ______________________

Telephone No. (Required): ______________________

E-mail Address: ______________________

Place Medallion Stamp Here

❻ SPECIAL PAYMENT INSTRUCTIONS

To be completed ONLY if payment, if any, is to be made in a name other than that shown in the Account Registration section on the reverse side of this form. **Please note: an appropriate Form W-9 or Form W-8, as applicable, must also be completed for the person receiving the payment, if any.** You may obtain such forms by contacting the agent at the number listed on the reverse side.

If you have completed this section, your signature on the face of this Letter of Transmittal must be guaranteed by a bank, broker or other financial institution that is a member of a Securities Transfer Association-approved medallion program, such as STAMP, SEMP or MSP.

PAY TO:

NAME: ______________________

ADDRESS: ______________________

____

____

SOCIAL SECURITY OR TAXPAYER ID NUMBER OF RECIPIENT:

❼ SPECIAL DELIVERY INSTRUCTIONS

To be completed ONLY if delivery, if any, is to be made to someone other than the registered owner(s), or to such registered owner(s) at an address other than that shown on the reverse side.

If you have completed this section, your signature on the face this Letter of Transmittal must be guaranteed by a bank, broker or other financial institution that is a member of a Securities Transfer Association-approved medallion program, such as STAMP, SEMP or MSP.

MAIL TO:

NAME: ______________________

ADDRESS: ______________________

____

____

PLEASE CHECK THIS BOX IF THIS IS A PERMANENT CHANGE OF ADDRESS ☐

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by Broadridge and such determination shall be final and binding. Broadridge reserves the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

If your certificates are registered in different names, a separate Letter of Transmittal must be submitted for each registration. Additional Letters of Transmittal can be obtained by accessing or by contacting Broadridge at the number listed on the reverse side.

If payment for securities is to be made to any person other than the registered owner(s), or if surrendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, any stock transfer taxes payable as a result of the transfer to such person (whether imposed on the registered owner(s) or such person) shall be paid prior to the submission of this Letter of Transmittal. Broadridge reserves the right to deduct the amount of such taxes from the payment, if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted.

If the Letter of Transmittal is signed by a person other than the registered owner (e.g., where the shares have been assigned), the Letter of Transmittal must be accompanied by a stock power guaranteed by a bank, broker or other financial institution that is a member of a Securities Transfer Association-approved medallion program, such as STAMP, SEMP or MSP.

E31167-TBD